                                                                      Exhibit 10

CLOSING DOCUMENTS
--------------------------------------------------------------------------------
                        $61,500,000.00 CREDIT FACILITIES

                                 BY AND AMONG

                                CHATTEM, INC.,
                                 AS BORROWER

                                     AND

                   THE DOMESTIC SUBSIDIARIES OF THE BORROWER,
                                AS GUARANTORS

                                     AND

                              NATIONSBANK, N.A.,
                                   AS AGENT

                                     AND

                                 THE LENDERS

                                APRIL 29, 1996
--------------------------------------------------------------------------------
VOLUME 1 OF 2                                            MOORE & VAN ALLEN, PLLC

                           Index - Closing Documents

                        $61,500,000.00 Credit Facilities

                    dated as of April 29, 1996 by and among

                           Chattem, Inc., Borrower

                                     and

              The Domestic Subsidiaries of the Borrower, Guarantors

                                     and

                         NationsBank, N.A., Agent

                                     and

                                 the Lenders
--------------------------------------------------------------------------------
LOAN DOCUMENTS                                                               TAB

Credit Agreement.............................................................  1

Working Capital Credit Agreement.............................................  2

Revolving Loan Notes.........................................................  3
     -     NationsBank, N.A.
     -     The First National Bank of Chicago
     -     Creditanstalt Bankverein
     -     First American National Bank

Tranche A Term Loan Notes....................................................  4
     -     NationsBank, N.A.
     -     The First National Bank of Chicago
     -     Creditanstalt Bankverein
     -     First American National Bank

Tranche B Term Loan Notes....................................................  5
     -     NationsBank, N.A.
     -     Creditanstalt Bankverein
     -     Prime Income Trust/Dean Witter
     -     Van Kampen American Capital Prime Rate Income Trust

Revolving Loan Notes - Working Capital Facility..............................  6
     -     NationsBank, N.A.
     -     The First National Bank of Chicago
     -     Creditanstalt Bankverein
     -     First American National Bank

COLLATERAL DOCUMENTS - PERSONAL PROPERTY

Security Agreement...........................................................  7

Aircraft Mortgage and Security Agreement.....................................  8

Assignment of Cash Collateral and Security Agreement.........................  9

Pledge Agreement............................................................. 10

Stock Certificates and Stock Powers.......................................... 11
     -     Signal Investment & Management Co.
     -     Chattem (Canada) Inc.
     -     Chattem (U.K.) Limited
     -     Elcat, Inc.

UCC-1 Financing Statements................................................... 12
     A.    CHATTEM, INC.
     -     Tennessee Secretary of State
            (File copy not available at time of binding)
     -     California Secretary of State
     -     New Jersey Secretary of State
     -     Hawaii Bureau of Conveyances
     -     Rhode Island Secretary of State
     -     New York Secretary of State
     -     Orange County, New York
     -     Cortland County, New York
     -     North Carolina Secretary of State
     -     Iredell County, North Carolina
     -     Wisconsin Secretary of State
     -     Illinois Secretary of State
     -     Walker County, Georgia
     -     Rockdale County, Georgia
     -     Fulton County, Georgia
     -     Ohio Secretary of State
     -     Montgomery County, Ohio
     -     Butler County, Ohio
     -     Michigan Secretary of State

     -     Virginia State Corporation Commission
     -     Henrico County, Virginia
     -     Richmond City, Virginia
     -     Mississippi Secretary of State
            (File copy not available at time of binding)
     -     Desoto County, Mississippi

     B.    SIGNAL INVESTMENT & MANAGEMENT CO.
     -     Delaware Secretary of State
     -     Tennessee Secretary of State
            (File copy not available at time of binding)

Notice of Security Interest in Patents and Trademarks (Domestic)............. 13
     -     Chattem, Inc.
     -     Signal Investment & Management Co.

Notice of Security Interest in Trademarks (Canadian)......................... 14
     -     Chattem, Inc.
     -     Signal Investment & Management Co.

COLLATERAL DOCUMENTS - REAL PROPERTY

Fee Property - Chattanooga, Tennessee........................................ 15
     -     Deed of Trust and Security Agreement
     -     Title Insurance Policy
     -     UCC Fixture Filing
     -     Zoning Letter
     -     Survey/Flood Certification

Landlord/Bailee Waivers...................................................... 16
     -     Tennessee  (Landlord/Phase I, Phase II-A and Phase II-B,
                      South Broad Street Center, and 3110 South Broad
                      Street, Chattanooga)
     -     Tennessee  (Bailee/520 West 38th Street, Chattanooga)
     -     California (Bailee/1651 South Carlos Avenue, Ontario)

CORPORATE DOCUMENTS

Secretary's Certificate including Incumbency Certificate
     of Chattem, Inc......................................................... 17
           -     Articles of Incorporation
           -     Bylaws
           -     Resolutions
           -     Good Standing Certificate

Secretary's Certificate including Incumbency Certificate
     of Signal Investment & Management Co. .................................. 18
           -     Articles of Incorporation
           -     Bylaws
           -     Resolutions
           -     Good Standing Certificate

Officer's Certificate of Borrower............................................ 19

OTHER

First Chicago Termination Letter............................................. 20

Miller & Martin Legal Opinion................................................ 21

Lytle, Soule & Curlee Legal Opinion.......................................... 22

Hart-Scott-Rodino Letter..................................................... 23

Solvency Opinion............................................................. 24

Certified Copy of Subordinated Debt Documents................................ 25

Third Party Consents......................................................... 26
      (a) Consent of Martin Himmel, Inc. and Jeffrey S. Himmel to collateral assignment of Purchase Agreement
      (b) Consent of Pharma Tech Industries, Inc. to collateral assignment of Manufacturing Agreement
      (c) Consent of The Woolfoam Corporation to collateral assignment of the Asset Sale and Purchase Agreement and of the Inventory Purchase and Sale and Manufacturing Agreement

POST-CLOSING ASSIGNMENT

Assignment Agreement between NationsBank, N.A. and Ceres Finance Ltd......... 27

Tranche B Term Loan Note..................................................... 28
     -     Ceres Finance Ltd.

                                CREDIT AGREEMENT

                                      among

                                 CHATTEM, INC.,

                                  as Borrower,

                       DOMESTIC SUBSIDIARIES OF BORROWER,

                                 as Guarantors,

                         THE LENDERS IDENTIFIED HEREIN,

                                       AND

                               NATIONSBANK, N.A.,

                                    as Agent

                           DATED AS OF APRIL 29, 1996

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1         Definitions . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2         Computation of Time Periods and Other Definitional
                 Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .25
     1.3         Accounting Terms. . . . . . . . . . . . . . . . . . . . . . .26

SECTION 2

CREDIT FACILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     2.1         Revolving Loans.. . . . . . . . . . . . . . . . . . . . . . .26
     2.2         Term Loans. . . . . . . . . . . . . . . . . . . . . . . . . .28
     2.3         Continuations and Conversions.. . . . . . . . . . . . . . . .29
     2.4         Minimum Amounts . . . . . . . . . . . . . . . . . . . . . . .30
     2.5         Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

SECTION 3

GENERAL PROVISIONS APPLICABLE TO LOANS . . . . . . . . . . . . . . . . . . . .31
     3.1         Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .31
     3.2         Place and Manner of Payments. . . . . . . . . . . . . . . . .31
     3.3         Prepayments . . . . . . . . . . . . . . . . . . . . . . . . .32
     3.4         Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     3.5         Payment in Full at Maturity . . . . . . . . . . . . . . . . .35
     3.6         Computations of Interest and Fees . . . . . . . . . . . . . .35
     3.7         Pro Rata Treatment. . . . . . . . . . . . . . . . . . . . . .36
     3.8         Allocation of Payments After Event of Default . . . . . . . .36
     3.9         Sharing of Payments . . . . . . . . . . . . . . . . . . . . .37
     3.10        Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . .38
     3.11        Inability To Determine Interest Rate. . . . . . . . . . . . .39
     3.12        Illegality. . . . . . . . . . . . . . . . . . . . . . . . . .39
     3.13        Requirements of Law.. . . . . . . . . . . . . . . . . . . . .39
     3.14        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
     3.15        Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . .43
     3.16        Replacement of Lenders. . . . . . . . . . . . . . . . . . . .44

SECTION 4

GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     4.1         Guaranty of Payment . . . . . . . . . . . . . . . . . . . . .44
     4.2         Obligations Unconditional . . . . . . . . . . . . . . . . . .44
     4.3         Modifications . . . . . . . . . . . . . . . . . . . . . . . .45
     4.4         Waiver of Rights. . . . . . . . . . . . . . . . . . . . . . .46
     4.5         Reinstatement . . . . . . . . . . . . . . . . . . . . . . . .46
     4.6         Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .46
     4.7         Limitation of Guaranty. . . . . . . . . . . . . . . . . . . .47
     4.8         Rights of Contribution. . . . . . . . . . . . . . . . . . . .47

SECTION 5

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     5.1         Closing Conditions. . . . . . . . . . . . . . . . . . . . . .48
     5.2         Conditions to All Extensions of Credit. . . . . . . . . . . .55

SECTION 6

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . .56
     6.1         Financial Condition . . . . . . . . . . . . . . . . . . . . .56
     6.2         No Material Change. . . . . . . . . . . . . . . . . . . . . .56
     6.3         Organization and Good Standing. . . . . . . . . . . . . . . .56
     6.4         Due Authorization . . . . . . . . . . . . . . . . . . . . . .56
     6.5         No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . .57
     6.6         Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .57
     6.7         Enforceable Obligations . . . . . . . . . . . . . . . . . . .57
     6.8         No Default. . . . . . . . . . . . . . . . . . . . . . . . . .57
     6.9         Ownership . . . . . . . . . . . . . . . . . . . . . . . . . .57
     6.10        Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .57
     6.11        Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .58
     6.12        Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     6.13        Compliance with Law . . . . . . . . . . . . . . . . . . . . .58
     6.14        ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     6.15        Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .59
     6.16        Use of Proceeds; Margin Stock . . . . . . . . . . . . . . . .60
     6.17        Government Regulation . . . . . . . . . . . . . . . . . . . .60
     6.18        Environmental Matters . . . . . . . . . . . . . . . . . . . .60
     6.19        Intellectual Property . . . . . . . . . . . . . . . . . . . .62
     6.20        Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . .62
     6.21        Investments . . . . . . . . . . . . . . . . . . . . . . . . .62
     6.22        No Financing of Corporate Takeovers . . . . . . . . . . . . .62
     6.23        Location of Collateral. . . . . . . . . . . . . . . . . . . .62
     6.24        Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .62
     6.25        Licenses, etc.  . . . . . . . . . . . . . . . . . . . . . . .63
     6.26        No Burdensome Restrictions. . . . . . . . . . . . . . . . . .63
     6.27        Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . .63
     6.28        Labor Matters . . . . . . . . . . . . . . . . . . . . . . . .63
     6.29        Collateral Documents. . . . . . . . . . . . . . . . . . . . .63
     6.30        Related Transactions. . . . . . . . . . . . . . . . . . . . .63
     6.31        Representations and Warranties Incorporated from Purchase
                 Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .63
     6.32        Senior Debt . . . . . . . . . . . . . . . . . . . . . . . . .64

SECTION 7

AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .64
     7.1         Information Covenants . . . . . . . . . . . . . . . . . . . .64
     7.2         Preservation of Existence and Franchises. . . . . . . . . . .68
     7.3         Books and Records . . . . . . . . . . . . . . . . . . . . . .68
     7.4         Compliance with Law . . . . . . . . . . . . . . . . . . . . .68
     7.5         Payment of Taxes and Other Indebtedness . . . . . . . . . . .68
     7.6         Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .69
     7.7         Maintenance of Property . . . . . . . . . . . . . . . . . . .70
     7.8         Performance of Obligations. . . . . . . . . . . . . . . . . .70
     7.9         Collateral. . . . . . . . . . . . . . . . . . . . . . . . . .70
     7.10        Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .70

     7.11        Audits/Inspections. . . . . . . . . . . . . . . . . . . . . .71
     7.12        Financial Covenants . . . . . . . . . . . . . . . . . . . . .71
     7.13        Additional Credit Parties . . . . . . . . . . . . . . . . . .72
     7.14        Interest Rate Protection Agreements . . . . . . . . . . . . .73
     7.15        Ownership of Subsidiaries . . . . . . . . . . . . . . . . . .73
     7.16        Appraisal Reports . . . . . . . . . . . . . . . . . . . . . .73

SECTION 8

NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .73
     8.1         Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .74
     8.2         Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .74
     8.3         Nature of Business. . . . . . . . . . . . . . . . . . . . . .74
     8.4         Consolidation and Merger. . . . . . . . . . . . . . . . . . .75
     8.5         Sale or Lease of Assets . . . . . . . . . . . . . . . . . . .75
     8.6         Advances, Investments and Loans . . . . . . . . . . . . . . .75
     8.7         Dividends . . . . . . . . . . . . . . . . . . . . . . . . . .75
     8.8         Transactions with Affiliates. . . . . . . . . . . . . . . . .76
     8.9         Fiscal Year; Organizational Documents . . . . . . . . . . . .76
     8.10        Prepayments of Indebtedness . . . . . . . . . . . . . . . . .76
     8.11        Subordinated Debt . . . . . . . . . . . . . . . . . . . . . .76
     8.12        Limitations . . . . . . . . . . . . . . . . . . . . . . . . .76
     8.13        Sale Leasebacks . . . . . . . . . . . . . . . . . . . . . . .77
     8.14        Negative Pledges. . . . . . . . . . . . . . . . . . . . . . .77
     8.15        Capital Expenditures. . . . . . . . . . . . . . . . . . . . .77
     8.16        Operating Leases. . . . . . . . . . . . . . . . . . . . . . .77
     8.17        Payment Blockage Notice . . . . . . . . . . . . . . . . . . .77

SECTION 9

EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
     9.1         Events of Default . . . . . . . . . . . . . . . . . . . . . .77
     9.2         Acceleration; Remedies. . . . . . . . . . . . . . . . . . . .81

SECTION 10

AGENCY PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .82
     10.1        Appointment . . . . . . . . . . . . . . . . . . . . . . . . .82
     10.2        Delegation of Duties. . . . . . . . . . . . . . . . . . . . .82
     10.3        Exculpatory Provisions. . . . . . . . . . . . . . . . . . . .82
     10.4        Reliance on Communications. . . . . . . . . . . . . . . . . .83
     10.5        Notice of Default . . . . . . . . . . . . . . . . . . . . . .83
     10.6        Non-Reliance on Agent and Other Lenders . . . . . . . . . . .84
     10.7        Indemnification . . . . . . . . . . . . . . . . . . . . . . .84
     10.8        Agent in Its Individual Capacity. . . . . . . . . . . . . . .85
     10.9        Successor Agent . . . . . . . . . . . . . . . . . . . . . . .85

SECTION 11

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .85
     11.1        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .85
     11.2        Right of Set-Off. . . . . . . . . . . . . . . . . . . . . . .86
     11.3        Benefit of Agreement. . . . . . . . . . . . . . . . . . . . .86
     11.4        No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . .89
     11.5        Payment of Expenses; Indemnification. . . . . . . . . . . . .89

     11.6        Amendments, Waivers and Consents. . . . . . . . . . . . . . .90
     11.7        Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .91
     11.8        Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .91
     11.9        Defaulting Lender . . . . . . . . . . . . . . . . . . . . . .92
     11.10       Survival of Indemnification and Representations and
                 Warranties. . . . . . . . . . . . . . . . . . . . . . . . . .92
     11.11       Governing Law; Venue. . . . . . . . . . . . . . . . . . . . .92
     11.12       Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . .93
     11.13       Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
     11.14       Severability. . . . . . . . . . . . . . . . . . . . . . . . .93
     11.15       Entirety. . . . . . . . . . . . . . . . . . . . . . . . . . .93
     11.16       Binding Effect. . . . . . . . . . . . . . . . . . . . . . . .93



SCHEDULES

Schedule 1.1(a)     Commitment Percentages
Schedule 1.1(b)     Existing Permitted Investments
Schedule 5.1(h)     Mortgaged Properties and Leasehold Properties
Schedule 6.10       Indebtedness
Schedule 6.11       Litigation
Schedule 6.15       Subsidiaries
Schedule 6.18       Environmental Matters
Schedule 6.19       Intellectual Property
Schedule 6.23(a)    Real Property Locations
Schedule 6.23(b)    Personal Property Locations
Schedule 6.23(c)    Chief Executive Offices
Schedule 7.6        Insurance
Schedule 8.2        Liens
Schedule 8.8        Affiliate Transactions
Schedule 11.1       Notices


EXHIBITS

Exhibit 2.1         Form of Notice of Borrowing
Exhibit 2.4         Form of Notice of Continuation/Conversion
Exhibit 2.5(a)      Form of Revolving Loan Note
Exhibit 2.5(b)      Form of Tranche A Term Loan Note
Exhibit 2.5(c)      Form of Tranche B Term Loan Note
Exhibit 7.1(e)      Form of Officer's Certificate
Exhibit 7.1(g)      Form of Borrowing Base Certificate
Exhibit 7.13        Form of Joinder Agreement
Exhibit 11.3        Form of Assignment Agreement

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT (this "CREDIT AGREEMENT"), is entered into as of April 29, 1996 among CHATTEM, INC., a Tennessee corporation (the "BORROWER"), each of the Borrower's Domestic Subsidiaries, individually a "GUARANTOR" and collectively the "GUARANTORS"), the Lenders (as defined herein), and NATIONSBANK, N.A., as agent for the Lenders (in such capacity, the "AGENT").

                                    RECITALS

     WHEREAS, the Borrower and the Guarantors have requested that the Lenders provide a $55,000,000 credit facility to the Borrower to replace and refinance certain credit facilities provided by The First National Bank of Chicago, as agent and certain other lenders under the credit agreements dated as of June 17, 1994, making this Credit Agreement the New Credit Agreement under the Indenture (as hereinafter defined); and

     WHEREAS, the Lenders have agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    SECTION 1

                         DEFINITIONS AND ACCOUNTING TERMS

     1.1  DEFINITIONS.   As used herein, the following terms shall have the
meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

          "ACQUIRED ASSETS" means, collectively, those assets acquired under and pursuant to the Purchase Agreement.

          "ADDITIONAL CREDIT PARTY" means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.13.

          "ADJUSTED BASE RATE" means the Base Rate plus the Applicable
     Percentage.

          "ADJUSTED EURODOLLAR RATE" means the Eurodollar Rate plus the Applicable Percentage.

          "AGENT" means NationsBank, N.A. or any successor administrative agent appointed pursuant to Section 10.9.

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or
     (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, First Union Capital Partners, Inc. shall not be deemed an Affiliate of the Borrower.

          "AGENCY SERVICES ADDRESS" means NationsBank, N.A., NC1-001-15-04, 101 South Tryon Street, Charlotte, North Carolina 28255, Attn: Agency Services, or such other address as may be identified by written notice from the Agent to the Borrower.

          "APPLICABLE PERCENTAGE" means:

          (a) For Tranche B Term Loans which are (i) Eurodollar Loans, 3.25% and (ii) Base Rate Loans, 2.25%.

          (b) For Revolving Loans and Tranche A Term Loans, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as shown below:

                                         Applicable         Applicable
                                       Percentage For      Percentage For
   Pricing         Leverage              Eurodollar          Base Rate
    Level           Ratio                   Loans              Loans
    -----           -----                   -----              -----

       I         <  4.0 to 1.0               2.25%              1.25%

      II         >= 4.0 to 1.0 but           2.50%              1.50%
                 <  4.5 to 1.0

     III         >= 4.5 to 1.0 but           2.75%              1.75%
                 <  5.0 to 1.0

      IV         >= 5.0 to 1.0               3.00%              2.00%

          The Applicable Percentage for Revolving Loans and Tranche A Term Loans shall, in each case, be determined and adjusted quarterly on the date (each a "CALCULATION DATE") five Business Days after the date by which the Borrower is required to provide the officer's certificate in accordance with the provisions of Section 7.1(e); provided, however that (i) the initial Applicable Percentage for Revolving Loans and Tranche A Term Loans shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the first Calculation Date subsequent to the Closing Date and, thereafter, the Pricing Level shall be determined by the then current Leverage Ratio, and (ii) if the Borrower fails to provide the officer's certificate required by Section 7.1(e) on or before the most recent Calculation Date or fails to deliver a copy of such officer's certificate to the Agency Services Address as required by Section 7.1(e), the Applicable Percentage for Revolving Loans and Tranche A Term Loans from such Calculation Date shall be based on Pricing Level IV until such time that an appropriate officer's certificate is provided whereupon the Pricing Level shall be determined by the then current Leverage Ratio. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans as well as any new Loans made or issued.

          "ASSET DISPOSITION" means the disposition of any or all of the assets of the Borrower, or any of its Subsidiaries, whether by sale, lease, transfer or otherwise unless such disposition is permitted by the terms of
     Section 8.5(a), (b) or (c) hereof.

          "ASSIGNMENT OF CASH COLLATERAL ACCOUNT" means the assignment of cash collateral account and security agreement by and between the Borrower and the Agent dated as of the date hereof.

          "BANKRUPTCY CODE" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          "BASE RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day PLUS 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

          "BASE RATE LOAN" means any Loan bearing interest at a rate determined by reference to the Base Rate.

          "BLIS-TO-SOL/SOLTICE SALE" means that certain sale pursuant to the Blis-To-Sol/Soltice Sale Agreement.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Borrower, Signal and The Woolfoam Corporation, dated as of April 24, 1996.

          "BORROWER" means the Person identified as such in the heading hereof, together with any successors and permitted assigns.

          "BORROWING BASE" means, as of any day, the sum, calculated in Dollars, of (a) 80% of Eligible Receivables PLUS (b) 50% of Eligible Inventory in each case as set forth in the most recent Borrowing Base Certificate delivered to the Agent and the Lenders in accordance with the terms of
     Section 7.1(g) PLUS (c) 100% of the balance in the Cash Collateral Account PLUS (d) $3 million until August 31, 1996.

          "BORROWING BASE CERTIFICATE" means a Borrowing Base Certificate substantially in the form of EXHIBIT 7.1(g).

          "BUSINESS DAY" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

          "CALCULATION DATE" has the meaning set forth in the definition of Applicable Percentage.

          "CAPITAL EXPENDITURES" means all expenditures of the Credit Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

          "CAPITAL LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "CASH COLLATERAL ACCOUNT" means that certain deposit account no. 2006266718 of the Borrower established with the Agent and assigned to the Agent pursuant to the Assignment of Cash Collateral Account.

          "CASH EQUIVALENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or with respect to Foreign Subsidiaries, U.S. dollar denominated and non U.S. dollar denominated) time deposits and certificates of deposit of (i) any Lender and SunTrust Bank, Chattanooga, N.A., (ii) any domestic (or with respect to Foreign Subsidiaries, any domestic or nondomestic) commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "APPROVED BANK"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition,
     (d) repurchase agreements with a bank or trust company (including any of the Lenders and SunTrust Bank, Chattanooga, N.A.) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by SunTrust Bank, Chattanooga, N.A. or reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

          "CHANGE OF CONTROL" means any of the following events: either (i) a "person" or a "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 35% of the then outstanding voting stock of the Borrower or (ii) a majority of the Board of Directors of the Borrower shall consist of individuals who are not Continuing Directors; "CONTINUING DIRECTOR" means, as of any date of determination, (A) an individual who on the date two years prior to such determination date was a member of the Borrower's Board of Directors or (B) any new Director whose nomination for election by the Borrower's shareholders was approved by a vote of at least 75% of the Directors then still in office who either were Directors on the date two years prior to such determination date or whose nomination for election was previously so approved.

          "CLOSING DATE" means the date hereof.

          "CODE" means the Internal Revenue Code of 1986, as amended, modified, succeeded or replaced from time to time.

          "COLLATERAL" means all collateral referred to in and covered by the Collateral Documents.

          "COLLATERAL DOCUMENTS" means the Security Agreements, the Pledge Agreements, the Mortgage Documents, the Assignment of Cash Collateral Account and such other documents executed and delivered in connection with the attachment and perfection of the Lenders' security interests in the assets of the Credit Parties, including, without limitation, UCC financing statements and patent and trademark filings.

          "COMMITMENT FEES" means the fees payable to the Lenders pursuant to
     Section 3.4(a).

          "COMMITMENTS" means the Revolving Committed Amount, the Tranche A Term Loan Committed Amount and the Tranche B Term Loan Committed Amount.

          "CREDIT DOCUMENTS" means this Credit Agreement, the Notes, any Joinder Agreement, the Collateral Documents, the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "CREDIT PARTIES" means the Borrower and the Guarantors and "CREDIT PARTY" means any one of them.

          "CREDIT PARTY OBLIGATIONS" means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents to which the Borrower or any other Credit Party is a party and (b) all liabilities and obligations owing from a Credit Party to any Lender, or any Affiliate of a Lender, arising under interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements (collectively, the "HEDGING AGREEMENTS").

          "DEBT ISSUANCE" means the issuance of any Indebtedness by a Credit Party or any of its Subsidiaries, other than Indebtedness permitted by
     Section 8.1.

          "DEFAULT" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "DEFAULTING LENDER" means, at any time, any Lender that, at such time
     (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement or Working Capital Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or Working Capital Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

          "DOMESTIC SUBSIDIARIES" means all Subsidiaries of the Borrower that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia.

          "DOLLARS" and "$" means dollars in lawful currency of the United States of America.

          "EBIT" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains or losses outside of the ordinary course of business) PLUS (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period and (ii) total Federal, state, foreign or other income taxes for such period, all as determined in accordance with GAAP.

          "EBITDA" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains or losses outside of the ordinary course of business) plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income taxes for such period and (iii) all depreciation, amortization and other non-cash charges for such period, all as determined in accordance with GAAP.

          "EFFECTIVE DATE" means the date on which the conditions set forth in
     Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders) and on which the initial Loans shall have been made.

          "ELIGIBLE ASSIGNEE" means (a) any Lender or Affiliate or subsidiary of a Lender and (b) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Agent and the Borrower.

          "ELIGIBLE INVENTORY" means, as of any date of determination and without duplication, the lower of (a) the aggregate book value (based on a FIFO or a moving average cost valuation, consistently applied) or (b) fair market value of all raw materials and finished goods inventory owned by the Borrower, in either case, less appropriate reserves determined in accordance with GAAP, but excluding in any event (i) inventory subject to any Lien, other than Liens securing Credit Party Obligations (ii) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (iii) inventory which is not useable or saleable at prices approximating their cost in the ordinary course of the Borrower's business (including without duplication the amount of any reserves for obsolescence, unsalability or decline in value), (iv) inventory located outside of the United States, (v) inventory located at a location not owned or leased by the Borrower, (vi) inventory located at a location leased by the Borrower or in a public warehouse facility with respect to which the Agent shall not have received a landlord, bailee and/or warehousemen's access and lien waiver satisfactory to the Agent,
     (vii) inventory which is leased or on consignment, (viii) inventory consisting of packaging materials and supplies, (ix) inventory which consists of goods in transit, (x) inventory with respect to which the Agent does not have a valid and perfected first-priority security interest and (xi) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Agent in its reasonable discretion.

          "ELIGIBLE RECEIVABLES" means, at any time, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (collectively, the "RECEIVABLES"), owned by or owing to the Borrower, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with the Borrower's internal policies and in any event in accordance with GAAP, but excluding in any event Receivables subject to any Lien, other than Liens securing Credit Party Obligations Receivables which are more than 60 days past due (net of reserves for bad debts in connection with any such Receivables), Receivables not otherwise excluded by clause (ii) above but owing from an account debtor having twenty percent (20%) of the balance owing by such account debtor to the Borrower (calculated without taking into account any credit balances of such account debtor) more than sixty (60) days past due,
      Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Agent, Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, Receivables owing by an account debtor located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to the Agent), Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense, Receivables for which any direct or indirect Subsidiary of the Borrower or any Affiliate of the Borrower is the account debtor, Receivables representing a sale to the government of the United States of America or any subdivision thereof unless the Borrower has complied (to the satisfaction of the Agent), with respect to the granting of a security interest in such Receivable, with the Federal Assignment of Claims Act or other similar applicable law, (x) Receivables from any single account debtor and its Affiliates which otherwise constitute Eligible Receivables comprising more than twenty five percent (25%) of all Eligible Receivables and (xi) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Agent in its reasonable discretion.

          "ENVIRONMENTAL CLAIM" means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

          "ENVIRONMENTAL LAWS" means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to air, land, surface water, and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 ET SEQ., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 ET SEQ., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 ET SEQ., Clean Air Act of 1966, as amended, 42 USC 7401 ET SEQ., Toxic Substances Control Act of 1976, 15 USC 2601 ET SEQ., Hazardous Materials Transportation Act, 49 USC App. 1801 ET SEQ., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 ET SEQ., Oil Pollution Act of 1990, 33 USC 2701 ET SEQ., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 ET SEQ., National Environmental Policy Act of 1969, 42 USC 4321 ET SEQ., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) ET SEQ., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

          "EQUITY ISSUANCE" means any issuance by the Borrower to any Person of
     (a) shares of its capital stock or other equity interests, (b) any shares of its capital stock or other equity interests pursuant to the exercise of options (other than stock issued to employees and directors pursuant to employees or directors stock option plans) or warrants or (c) any shares of its capital stock or other equity interests pursuant to the conversion of any debt securities to equity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect form time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          "ERISA AFFILIATE" means an entity, whether or not incorporated, which is under common control with any Credit Party or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

          "EURODOLLAR LOAN" means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

          "EURODOLLAR RATE" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

          Eurodollar Rate =       London Interbank Offered Rate
                              -----------------------------------
                              1 - Eurodollar Reserve Percentage

          "EURODOLLAR RESERVE PERCENTAGE" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          "EVENT OF DEFAULT" has the meaning specified in Section 9.1.

          "EXCESS CASH FLOW" means, with respect to any fiscal year period of the Borrower and its Subsidiaries, on a consolidated basis, an amount equal to (a) EBITDA for such period minus (b) Capital Expenditures for such period minus (c) cash Interest Expense for such period minus (d) Federal, state and other income taxes actually paid during such period minus (e) Principal Amortization Payments made during such period minus (f) voluntary prepayments made with respect to the Term Loans during such period minus
     (g) increases in Working Capital for such period plus (h) decreases in Working Capital for such period, minus (i) any cash gain from an Asset Disposition (to the extent included in EBITDA and paid to the Lenders as a mandatory prepayment pursuant to Section 3.3(b)(iii)).

          "EXTENSION OF CREDIT" means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender).

          "FEDERAL FUNDS RATE" means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

          "FEE LETTER" means that certain letter agreement, dated as of April 10, 1996, between the Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

          "FIXED CHARGE COVERAGE RATIO" means, as of the end of each fiscal quarter of the Borrower, for the twelve month period ending on such date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for the applicable period minus Capital Expenditures for the applicable period to (b) the sum of (i) cash Interest Expense for the applicable period plus (ii) Federal, state and other income taxes paid in cash for the applicable period plus (iii) Scheduled Funded Debt Payments for the applicable period.

          "FOREIGN SUBSIDIARIES" means all Subsidiaries of the Borrower that are not Domestic Subsidiaries.

          "FUNDED DEBT" means, without duplication, the sum of (a) all Indebtedness of the Borrower and its Subsidiaries for borrowed money (provided, however, for purposes of calculating Indebtedness outstanding under this Credit Agreement and the Working Capital Credit Agreement, the amount of such Indebtedness shall be deemed reduced by the balance (if any) held in the Cash Collateral Account at the time of such calculation), (b) all purchase money Indebtedness of the Borrower and its Subsidiaries, (c) the principal portion of all obligations of the Borrower and its Subsidiaries under Capital Leases, (d) commercial letters of credit and the maximum amount of all performance and standby letters of credit issued or bankers' acceptance facilities created for the account of the Borrower or any of its Subsidiaries, including, without duplication, all unreimbursed draws thereunder, (e) all Guaranty Obligations of the Borrower and its Subsidiaries with respect to Funded Debt of another person, (f) all Funded Debt of another entity secured by a Lien on any property of the Borrower or any of its Subsidiaries whether or not such Funded Debt has been assumed by a Borrower or any of its Subsidiaries, (g) all Funded Debt of any partnership or unincorporated joint venture to the extent the Borrower or one of its Subsidiaries is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture and (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product pursuant to which a Borrower or any of its Subsidiaries is the obligor where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

          "GOVERNMENTAL AUTHORITY" means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "GUARANTOR" means each of the Domestic Subsidiaries of the Borrower and each Additional Credit Party which has executed a Joinder Agreement, together with their successors and assigns.

          "GUARANTY OBLIGATIONS" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

          "HAZARDOUS MATERIALS" means any substance, material or waste defined or regulated in or under any Environmental Laws.

          "HEDGING AGREEMENTS" has the meaning set forth in the definition of Credit Party Obligations.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, including without limitation, intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP (collectively, "TROLS"), (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (i) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

          "INDENTURE" means that certain Indenture dated as of August 3, 1994 among the Borrower as issuer, Signal Investment & Management Co. as guarantor and SouthTrust Bank of Alabama, National Association, as trustee, as the same may be modified, supplemented or amended from time to time.

          "INTEREST COVERAGE RATIO" means, as of the end of each fiscal quarter of the Borrower, for the twelve month period ending on such date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBIT for the applicable period to (b) cash Interest Expense for the applicable period.

          "INTEREST EXPENSE" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, all interest expense, including the interest component under Capital Leases, as determined in accordance with GAAP.

          "INTEREST PAYMENT DATE" means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and on the Revolving Loan Maturity Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable, and (b) as to Eurodollar Loans, on the last day of each applicable Interest Period and on the Revolving Loan Maturity Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable.

          "INTEREST PERIOD" means as to Eurodollar Loans, a period of one, two or three months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Revolving Loan Maturity Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable, (c) with regard to the Term Loans, no Interest Period shall extend beyond any Principal Amortization Payment Date unless the portion of Tranche A Term Loans or the Tranche B Term Loans comprised of Base Rate Loans together with the portion of Tranche A Term Loans or the Tranche B Term Loans comprised of Eurodollar Loans with Interest Periods expiring prior to the date such Principal Amortization Payment is due, is at least equal to the amount of such Principal Amortization Payment due on such date and (d) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

          "INVESTMENT" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such person.

          "JOINDER AGREEMENT" means a Joinder Agreement substantially in the form of EXHIBIT 7.13.

          "LEASEHOLD PROPERTIES" has the meaning set forth in Section 5.1(h).

          "LENDER" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

          "LEVERAGE RATIO" means, as of the end of each fiscal quarter of the Borrower, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Funded Debt on such date to (b) EBITDA for the twelve month period ending on such date.

          "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

          "LOAN" or "LOANS" means the Revolving Loans, the Tranche A Term Loans and/or the Tranche B Term Loans (or a portion of any Revolving Loan, the Tranche A Term Loans or the Tranche B Term Loans), individually or collectively, as appropriate.

          "LONDON INTERBANK OFFERED RATE" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "LONDON INTERBANK OFFERED RATE" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect, after taking into account applicable insurance (to the extent the provider thereof has the financial ability to support its obligations with respect thereto and is not disputing same), on (a) the operations, financial condition, business or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of a Credit Party to perform its respective obligations under this Credit Agreement, or any of the other Credit Documents, the Working Capital Credit Agreement or any of the other Working Capital Credit Documents, (c) the validity or enforceability of this Credit Agreement, or any of the other Credit Documents, the Working Capital Credit Agreement or any of the other Working Capital Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole, or (d) the Acquired Assets.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "MORTGAGE DOCUMENTS" means the Mortgages, the Mortgage Policies and such other documents and agreements executed or delivered in connection with the Real Properties.

          "MORTGAGE POLICIES" has the meaning set forth in Section 5.1(h).

          "MORTGAGES" has the meaning set forth in Section 5.1(h).

          "MORTGAGED PROPERTIES" has the meaning set forth in Section 5.1(h).

          "MULTIEMPLOYER PLAN" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

          "MULTIPLE EMPLOYER PLAN" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which any Credit Party or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than a Credit Party or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

          "NET CASH PROCEEDS" means the gross cash proceeds (including cash actually received by way of deferred payment pursuant to a promissory note, receivable, or otherwise) received from an Asset Disposition, an Equity Issuance, a Debt Issuance or Recovery Event net of (a) transaction costs payable to third parties or (b) a good faith estimate of the taxes payable with respect to such proceeds (including, without duplication, withholding taxes).

          "NET INCOME" means, for any period, the net income after taxes for such period of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

          "NET WORTH" means, as of any date, shareholders' equity or net worth of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

          "NON-EXCLUDED TAXES" has the meaning set forth in Section 3.14.

          "NOTE" or "NOTES" means the Revolving Loan Notes, the Tranche A Term Loan Notes and/or the Tranche B Term Loan Notes, individually or collectively, as appropriate.

          "NOTICE OF BORROWING" means a request by the Borrower for a Revolving Loan, in the form of EXHIBIT 2.1.

          "NOTICE OF CONTINUATION/CONVERSION" means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of EXHIBIT 2.5.

          "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

          "PARTICIPATION INTEREST" means the Extension of Credit by a Lender by way of the issuance of or a purchase of a participation in any Loans as provided in Section 3.9.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

          "PERMITTED ACQUISITION" means the acquisition of all of the capital stock of another Person, all or substantially all of the assets of another Person or a brand or product line of another Person, provided that each of the following conditions are satisfied: (v) prior to such acquisition, the Borrower shall deliver to the Agent and Lenders evidence reasonably satisfactory to the Agent and Required Lenders demonstrating that after giving effect to such acquisition on a pro forma basis, as if such acquisition had occurred on the first day of the twelve month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Credit Parties and their Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.12, (w) simultaneously with any such acquisition, the Borrower shall have taken all action required under applicable law, or reasonably requested by the Agent, to grant to the Agent, for the benefit of the Lenders, a valid and perfected first-priority security interest in all the assets acquired pursuant to such acquisition, (x) the acquisition is consummated pursuant to a negotiated acquisition agreement and involves the purchase of a consumer product or product line similar to those manufactured, distributed or sold by the Borrower as of the date hereof, or of a business that manufactures, distributes or sells one or more consumer products or product lines, similar to those manufactured, distributed or sold by the Borrower as of the date hereof, (y) after giving effect to the acquisition, the representations and warranties set forth in Section 6 hereof shall be true and correct in all material respects on and as of the date of such acquisition with the same effect as though made on and as of such date, and
     (z) no Default or Event of Default exists and is continuing or would result from such acquisition.

          "PERMITTED INVESTMENTS" means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) Investments in a Domestic Subsidiary of a Credit Party, (d) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business for reasonable business expenses, not to exceed in the aggregate $500,000.00 at any one time, (e) Investments subsequent to the Closing Date in (i) Chattem (Canada) Inc. not to exceed $500,000.00 in the aggregate, (ii) Chattem (U.K.) Limited not to exceed $500,000.00 in the aggregate, and (iii) HBA Insurance, Ltd. not to exceed $500,000.00 in the aggregate, (f) Investments in Permitted Acquisitions, including any contingency payments associated therewith, not to exceed $3,000,000 in the aggregate during the term of this Credit Agreement and (g) all those existing Investments of the Borrower identified on Schedule 1.1(b) attached hereto.

          "PERMITTED REBORROWING CONDITIONS" means that each of the following conditions is satisfied: (i) the sum of (A) the outstanding principal balance of the Term Loans plus (B) the Revolving Committed Amount, is less than $50,000,000, (ii) the Working Capital Committed Amount has been terminated in its entirety and the Working Capital Credit Agreement has been terminated, and (iii) neither Section 4.09 nor Section 10.02 of the Indenture has been amended to reduce the $50,000,000 threshold amount referred to therein.

          "PERMITTED LIENS" means (a) Liens securing Credit Party Obligations,
     (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens in connection with Indebtedness allowed under Section 8.1(c), (j) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution and (k) Liens existing on the date hereof and identified on
     SCHEDULE 8.2; provided that no such Lien shall extend to any property other than the property subject thereto on the Closing Date.

          "PERSON" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

          "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

          "PLEDGE AGREEMENTS" means the Pledge Agreements, executed and delivered by each of the applicable Credit Parties in favor of the Agent, for the benefit of the Lenders, to secure their obligations under the Credit Documents, as amended, modified, extended, renewed or replaced from time to time.

          "PRIME RATE" means the per annum rate of interest established from time to time by the Agent as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

          "PRINCIPAL AMORTIZATION PAYMENT" means a principal payment on the Term Loans as set forth in Section 2.2(d).

          "PRINCIPAL AMORTIZATION PAYMENT DATE" means the date a Principal Amortization Payment is due.

          "PURCHASE AGREEMENT" means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Borrower, Signal, Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "REAL PROPERTIES" means the Mortgaged Properties.

          "RECOVERY EVENT" means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceed, condemnation award payable or indemnification payments from other third parties by reasons of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

          "REGULATION D, G, U, OR X" means Regulation D, G, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "REPORTABLE EVENT" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

          "REQUIRED LENDERS" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes at least 67% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean
     (a) at any time prior to the termination of the Commitments, the sum of (i) the Revolving Loan Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, plus (ii) the Working Capital Revolving Loan Commitment Percentage of such Lender multiplied by the Working Capital Committed Amount plus (iii) the Tranche A Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche A Term Loans outstanding at such time, plus (iv) the Tranche B Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche B Term Loans outstanding at such time and (b) at any time after the termination of the Commitments and the Working Capital Committed Amount, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) the principal balance of the outstanding Working Capital Revolving Loans of such Lender.

          "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

          "REVOLVING LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Revolving Loan Commitment Percentage on
     SCHEDULE 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

          "REVOLVING COMMITTED AMOUNT" means SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000) or such lesser amount as the Revolving Committed Amount may be reduced pursuant to Section 2.1(d) or Section 3.3.

          "REVOLVING LOANS" means the Revolving Loans made to the Borrower pursuant to Section 2.1.

          "REVOLVING NOTE" or "REVOLVING NOTES" means the promissory notes of the Borrower in favor of each of the

     Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of EXHIBIT 2.5(a).

          "REVOLVING LOAN MATURITY DATE" means the earlier of (i) April 29, 2001 and (ii) the date on which the Tranche A Term Loans are repaid in full.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

          "SCHEDULED FUNDED DEBT PAYMENTS" means, as of the date of determination, for the Borrower and its Subsidiaries, on a consolidated basis, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination); it being understood that Scheduled Funded Debt Payments shall not include voluntary prepayments or the mandatory prepayments required pursuant to Section 3.3.

          "SECURITY AGREEMENTS" means the Security Agreements, including without limitation, a separate Security Agreement for aircraft, executed and delivered by each of the Credit Parties in favor of the Agent for the benefit of the Lenders to secure their obligations under the Credit Documents, as such may be amended, modified, extended, renewed, restated or replaced from time to time.

          "SENIOR LEVERAGE RATIO" means as of the end of each fiscal quarter of the Borrower, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Funded Debt minus Subordinated Debt on such date to (b) EBITDA for the twelve month period ending on such date.

          "SIGNAL" means Signal Investment & Management Co., a Delaware corporation, which is a wholly-owned subsidiary of the Borrower.

          "SINGLE EMPLOYER PLAN" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "SOLVENT" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SUBORDINATED DEBT" means the Indebtedness evidenced by the Indenture or by the guarantees thereof.

          "SUBSIDIARY" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

          "TERM LOANS" means the Tranche A Term Loans and the Tranche B Term Loans.

          "TERMINATION EVENT" means (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the complete or partial withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

          "TRANCHE A TERM LOANS" means the Term Loans made to the Borrower pursuant to Section 2.2(a).

          "TRANCHE A TERM LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Tranche A Term Loan Commitment Percentage on SCHEDULE 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

          "TRANCHE A TERM LOAN COMMITTED AMOUNT" means TWENTY MILLION DOLLARS ($20,000,000.00).

          "TRANCHE A TERM LOAN MATURITY DATE" means April 29, 2001.

          "TRANCHE A TERM LOAN NOTE" or "TRANCHE A TERM LOAN NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Tranche A Term Loans provided pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time as evidenced in the form of EXHIBIT 2.5(b).

          "TRANCHE B TERM LOAN" means the Term Loans made to the Borrower pursuant to Section 2.2(b).

          "TRANCHE B TERM LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Tranche B Term Loan Commitment Percentage on SCHEDULE 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

          "TRANCHE B TERM LOAN COMMITTED AMOUNT" means SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000.00).

          "TRANCHE B TERM LOAN MATURITY DATE" means October 29, 2003.

          "TRANCHE B TERM LOAN NOTE" or "TRANCHE B TERM LOAN NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Tranche B Term Loans provided pursuant to Section 2.2(b), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time as evidenced in the form of EXHIBIT 2.5(c).

          "TROLS" has the meaning set forth in the definition of Indebtedness.

          "UNUSED COMMITMENT" means, for any period, the amount by which (a) the then applicable aggregate Revolving Committed Amount exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Revolving Loans.

          "WORKING CAPITAL" means, at any time, with respect to the Borrower and its Subsidiaries on a consolidated basis, the excess of current assets (excluding cash and Cash Equivalents) over current liabilities (excluding the current portion of Funded Debt), as determined in accordance with GAAP.

          "WORKING CAPITAL COMMITTED AMOUNT" means SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000) or such lesser amount as the Working Capital Committed Amount may be reduced pursuant to Section 2.1(d) or Section 3.3 of the Working Capital Credit Agreement.

          "WORKING CAPITAL CREDIT AGREEMENT" means that certain Working Capital Credit Agreement dated as of the date hereof among the Borrower, the Guarantors, NationsBank, N.A., as agent, and certain other lenders named therein, providing for a $6.5 million working capital credit facility in favor of the Borrower.

          "WORKING CAPITAL CREDIT DOCUMENTS" means the Working Capital Credit Agreement, the Working Capital Revolving Notes, the Collateral Documents, the Fee Letter and all other related agreements and documents issued or delivered thereunder or pursuant thereto.

          "WORKING CAPITAL REVOLVING LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Working Capital Revolving Loan Commitment Percentage on SCHEDULE 1.1(a) of the Working Capital Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 of the Working Capital Credit Agreement.

          "WORKING CAPITAL REVOLVING LOANS" means the revolving loans made to the Borrower pursuant to Section 2.1 of the Working Capital Credit Agreement.

          "WORKING CAPITAL REVOLVING NOTE" or "WORKING CAPITAL REVOLVING NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Working Capital Revolving Loans provided pursuant to Section
     2.1 of the Working Capital Credit Agreement, individually, or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

     1.2  COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS.
     For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

     1.3  ACCOUNTING TERMS.   Except as otherwise expressly provided herein, all
accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Lenders or if GAAP has changed describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(c)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) either Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.


                                   SECTION 2

                              CREDIT FACILITIES

     2.1  REVOLVING LOANS.

          (a)  REVOLVING LOAN COMMITMENT.   Subject to the terms and conditions
     set forth herein, each Lender that has a Revolving Loan Commitment Percentage severally agrees to make revolving loans (each a "REVOLVING LOAN" and collectively the "REVOLVING LOANS") to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Effective Date to but not including the Revolving Loan Maturity Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein); PROVIDED, HOWEVER, that (i) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of Working Capital Revolving Loans outstanding shall not exceed the lesser of (x) the sum of the Revolving Committed Amount plus the Working Capital Committed Amount and (y) the Borrowing Base, and (ii) with respect to each individual Lender, such Lender's outstanding Revolving Loans plus such Lender's outstanding Working Capital Revolving Loans shall not exceed the sum of (x) such Lender's Revolving Loan Commitment Percentage of the Revolving Committed Amount and (II) such Lender's Working

     Capital Revolving Loan Commitment Percentage of the Working Capital Committed Amount.

          (b) METHOD OF BORROWING FOR REVOLVING LOANS. By no later than 11:00 a.m. (i) one Business Day prior to the date of the requested borrowing of Revolving Loans that will be Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of EXHIBIT 2.1 to the Agent setting forth (A) the amount requested, (B) whether such Revolving Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (C) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (D) evidence that the Borrower has complied in all respects with Section 5.2.

          (c) FUNDING OF REVOLVING LOANS. Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the applicable Lenders as to the terms thereof. Each such Lender shall make its Revolving Loan Commitment Percentage of the requested Revolving Loans available to the Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the offices of the Agent at its principal office in Charlotte, North Carolina or at such other address as the Agent may designate in writing. The amount of the requested Revolving Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Revolving Loans are made available to the Agent.

          No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Revolving Loan that such Lender does not intend to make available to the Agent its portion of the Revolving Loans to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Revolving Loans, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving Loan pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

          (d) REDUCTIONS OF REVOLVING COMMITTED AMOUNT. Upon at least three Business Days' notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $500,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of outstanding Revolving Loans. In addition, any repayment of Revolving Loans previously extended hereunder shall result in an automatic reduction of the Revolving Committed Amount as provided in Section 3.3(a) and Section 3.3(e) hereof; provided, however, the automatic reduction requirement contained in this sentence shall terminate upon satisfaction of the Permitted Reborrowing Conditions. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated.

     2.2  TERM LOANS.

          (a) TRANCHE A TERM LOAN. Subject to the terms and conditions set forth herein, each Lender that has a Tranche A Term Loan Commitment Percentage severally agrees, on the Effective Date, to make a term loan (collectively, the "TRANCHE A TERM LOANS") to the Borrower, in Dollars, in an amount equal to such Lender's Tranche A Term Loan Commitment Percentage of the Tranche A Term Loan Committed Amount; provided that the aggregate amount of such Tranche A Term Loans made on the Effective Date shall not exceed the Tranche A Term Loan Committed Amount. Once repaid, Tranche A Term Loans cannot be reborrowed.

          (b) TRANCHE B TERM LOAN. Subject to the terms and conditions set forth herein, each Lender that has a Tranche B Term Loan Commitment Percentage severally agrees, on the Effective Date, to make a term loan (collectively, the "TRANCHE B TERM LOANS") to the Borrower, in Dollars, in an amount equal to such Lender's Tranche B Term Loan Commitment Percentage of the Tranche B Term Loans Committed Amount; provided that the aggregate amount of such Tranche B Term Loans made on the Effective Date shall not exceed the Tranche B Term Loan Committed Amount. Once repaid, Tranche B Term Loans cannot be reborrowed.

          (c) FUNDING OF TERM LOANS. On the Effective Date, each applicable Lender will make its Tranche A Term Loan Commitment Percentage of the Tranche A Term Loan Committed Amount and its Tranche B Term Loan Commitment Percentage of the Tranche B

     Term Loan Committed Amount available to the Agent by deposit, in Dollars and in immediately available funds, at the offices of the Agent at its principal office in Charlotte, North Carolina or at such other address as the Agent may designate in writing. The amount of the Term Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Term Loans are made available to the Agent. All Term Loans on the Effective Date shall be Base Rate Loans. Thereafter, all or any portion of the Term Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.3.

          (d) AMORTIZATION. The principal amount of the Term Loans shall be repaid in quarterly payments in the amounts and on the dates set forth below:

                                   Tranche A             Tranche B Term Loan
Principal Amortization        Term Loan Principal     Principal Amortization
    Payment Dates             Amortization Payment            Payment
----------------------        --------------------    ----------------------
August 31, 1996                           $625,000                   $43,750
November 30, 1996                         $625,000                   $43,750
February 28, 1997                         $625,000                   $43,750
May 31, 1997                              $625,000                   $43,750
August 31, 1997                           $875,000                   $43,750
November 30, 1997                         $875,000                   $43,750
February 28, 1998                         $875,000                   $43,750
May 31, 1998                              $875,000                   $43,750
August 31, 1998                         $1,000,000                   $43,750
November 30, 1998                       $1,000,000                   $43,750
February 28, 1999                       $1,000,000                   $43,750
May 31, 1999                            $1,000,000                   $43,750
August 31, 1999                         $1,250,000                   $43,750
November 30, 1999                       $1,250,000                   $43,750
February 28, 2000                       $1,250,000                   $43,750
May 31, 2000                            $1,250,000                   $43,750
August 31, 2000                         $1,250,000                   $43,750
November 30, 2000                       $1,250,000                   $43,750
February 28, 2001                       $1,250,000                   $43,750
May 31, 2001                            $1,250,000                   $43,750
August 31, 2001                                                   $1,662,500
November 30, 2001                                                 $1,662,500
February 28, 2002                                                 $1,662,500
May 31, 2002                                                      $1,662,500
August 31, 2002                                                   $1,662,500
November 30, 2002                                                 $1,662,500
February 28, 2003                                                 $1,662,500
May 31, 2003                                                      $1,662,500
August 31, 2003                                                   $1,662,500
October 29, 2003                                                  $1,662,500

Total                                  $20,000,000               $17,500,000

     2.3  CONTINUATIONS AND CONVERSIONS.  Subject to the terms of Section
5.2, the Borrower shall have the option, on any Business Day, to continue in existence Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of EXHIBIT 2.3, in compliance with the terms set forth below, (b) except as provided in Section 3.12, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a request for a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) one Business Day prior to the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested extension of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent which shall set forth (A) whether the Loans to be continued or converted are Revolving Loans, Tranche A Term Loans or Tranche B Term Loans, (B) whether the Borrower wishes to continue or convert such Loans and (C) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

     2.4 MINIMUM AMOUNTS. Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and integral multiples of $500,000 in excess thereof) or the remaining amount available under the Revolving Committed Amount, the Tranche A Term Loan Committed Amount or the Tranche B Term Loan Committed Amount, as applicable and (c) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurodollar Loans.

     2.5  NOTES.

          (a) REVOLVING LOAN NOTES. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Lender in the face amount of its Revolving Loan Commitment Percentage of the Revolving Committed Amount in substantially the form of
     EXHIBIT 2.5(a).

          (b) TRANCHE A TERM LOAN NOTES. The Tranche A Term Loan made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Lender in the face amount of its Tranche A Term Loan Commitment Percentage of the Tranche A Term Loan Committed Amount in substantially the form of EXHIBIT 2.5(b).

          (c) TRANCHE B TERM LOAN NOTES. The Tranche B Term Loan made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Lender in the face amount of its Tranche B Term Loan Commitment Percentage of the Tranche B Term Loan Committed Amount in substantially the form of EXHIBIT 2.5(c).


                                   SECTION 3

                      GENERAL PROVISIONS APPLICABLE TO LOANS

     3.1  INTEREST.

          (a) INTEREST RATE. All Base Rate Loans shall accrue interest at the Adjusted Base Rate and all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

          (b) DEFAULT RATE OF INTEREST. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Revolving Loans that are Base Rate Loans plus two percent (2%) per annum).

          (c) INTEREST PAYMENTS. Interest on Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day (subject to accrual of interest for the period of such extension), except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

     3.2 PLACE AND MANNER OF PAYMENTS. All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds, by the Agent at its offices at NationsBank Corporate Center, Charlotte, North Carolina. Payments received after such time shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payment under this Agreement, specify to the Agent, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Agent may deem appropriate). The Agent will distribute such payments to the applicable Lenders on the date received if any such payment is received prior to 2:00 p.m.; otherwise the Agent will distribute such payment to the applicable Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

     3.3  PREPAYMENTS.

          (a) VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section 3.15; each such partial prepayment of Term Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof;
      voluntary prepayments with respect to the Term Loans shall be applied pro rata between the outstanding Tranche A Term Loans and Tranche B Term Loans (pro rata among the remaining Principal Amortization Payments in inverse order of maturity thereof); no prepayment of Term Loans shall be made within six (6) months of the Closing Date; any prepayment of Term Loans made after six months of the Closing Date and on or before two years after the Closing Date shall be subject to the prepayment penalty provisions of
     Section 3.3(d) hereof; and once repaid, Loans may not be reborrowed and any repayment of any Revolving Loan shall result in an automatic permanent reduction of the Revolving Committed Amount equal to the amount of such repayment; provided, however, the terms of this subclause (vi) shall not apply if and so long as the Permitted Reborrowing Conditions are satisfied.

          (b)  MANDATORY PREPAYMENTS.

                 (i) REVOLVING COMMITTED AMOUNT. If at any time the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of Working Capital Revolving Loans outstanding exceeds the lesser of (x) the sum of the Revolving Committed Amount plus the Working Capital Committed Amount and (y) the Borrowing Base, the Borrower shall immediately make a principal payment to the Agent in the manner and in an amount necessary to be in compliance with Section 2.1.

                (ii) EXCESS CASH FLOW. Within 10 days after the date the audited financial statements are required to be delivered pursuant to
          Section 7.1(a) (commencing with the fiscal year ending November 30, 1996), the Borrower shall make a prepayment of the Loans in an amount equal to 75% of the Excess Cash Flow earned during such prior fiscal year (to be applied as set forth in Section 3.3(c) below).

               (iii) ASSET DISPOSITIONS. Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Asset Disposition, the Borrower shall forward 100% of the Net Cash Proceeds of such Asset Disposition to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

                (iv) ISSUANCES OF EQUITY. Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Equity Issuance (other than the issuance of shares of capital stock of the Borrower in the amount of $6.5 million in connection with the Borrower's purchase of the Acquired Assets), the Borrower shall forward 50% of the Net Cash Proceeds of such Equity Issuance to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

                 (v)     RECOVERY EVENT.  Subject to the terms and conditions of
          Section 7.6 hereof, immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Recovery Event, the Borrower shall forward 100% of the Net Cash Proceeds from such Recovery Event to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

          (c) APPLICATION OF PREPAYMENTS. All amounts required to be paid pursuant to Section 3.3(b)(i) shall be applied first to Working Capital Revolving Loans and second to Revolving Loans. All amounts required to be paid pursuant to Section 3.3(b)(ii), (iii), (iv) and (v) above shall be applied, first pro rata between the outstanding Tranche A Term Loans and the Tranche B Term Loans (which amounts shall then be applied to the remaining Principal Amortization Payments due with respect to the Tranche A Term Loans and the Tranche B Term Loans in inverse order of maturity thereof), second to the Working Capital Revolving Loans (with a corresponding reduction in the Working Capital Committed Amount) and third to Revolving Loans (with a corresponding reduction in the Revolving Committed Amount). One or more holders of the Tranche B Term Loans may decline to accept a mandatory prepayment under Sections 3.3(b)(ii), (iii),
     (iv) or (v) (to the extent there is sufficient Tranche A Term Loans outstanding to be paid with such prepayment) in which case such declined prepayments shall be allocated pro rata among the Tranche A Term Loans and Tranche B Term Loans held by Lenders accepting such prepayments. Within the parameters of the application set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments hereunder shall be subject to Section 3.15.

          (d) PREPAYMENT PENALTY. In the event the Borrower voluntarily elects to prepay any Term Loan after six months following the Closing Date as permitted by Section 3.3(a) hereof and such prepayment is made with the proceeds of any other Indebtedness and occurs on or before two years after the Closing Date, the Borrower shall be obligated to pay a prepayment fee equal to (i) one percent (1%) of the principal amount prepaid if the prepayment occurs on or before one year after the Closing Date, and (ii) one-half percent (1/2%) of the principal amount prepaid if the prepayment occurs after one year following the Closing Date but on or before two years after the Closing Date; provided, however, the prepayment fees referred to in this Section 3.3(d) shall not apply to any voluntary prepayment made with any part of the fifty percent (50%) portion of proceeds from an Equity Issuance that the Borrower is permitted to retain pursuant to Section 3.3(b)(iv) hereof. After two years from the Closing Date, the Borrower may prepay any Term Loan without a prepayment penalty or fee.

          (e) REBORROWING. Once repaid, Loans cannot be reborrowed, any repayment of Revolving Loans shall result in an automatic reduction of Revolving Committed Amount, and any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated; provided, however, the terms of this Section 3.3(e) shall not apply if and so long as the Permitted Reborrowing Conditions are satisfied.

     3.4  FEES.

          (a) COMMITMENT FEES. In consideration of the Revolving Committed Amount being made available by the Lenders hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each applicable Lender (based on each Lender's Revolving Loan Commitment Percentage of the Revolving Committed Amount), a fee equal to one-half of one percent (.5%) per annum on the Unused Commitment (the "COMMITMENT FEES"). The accrued Commitment Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Revolving Loan Maturity Date and on any date that the Revolving Committed Amount is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

          (b) ADMINISTRATIVE FEES. The Borrower agrees to pay to the Agent, for its own account, an annual fee as agreed to between the Borrower and the Agent in the Fee Letter.

     3.5  PAYMENT IN FULL AT MATURITY.

          (a) On the Revolving Loan Maturity Date, the entire outstanding principal balance of all Revolving Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.

          (b) On the Tranche A Term Loan Maturity Date, the entire outstanding principal balance of all Tranche A Term Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.

          (c) On the Tranche B Term Loan Maturity Date, the entire outstanding principal balance of all Tranche B Term Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.

     3.6  COMPUTATIONS OF INTEREST AND FEES.

          (a) Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

          (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

     3.7 PRO RATA TREATMENT. Except to the extent otherwise provided herein, each Loan borrowing, each Working Capital Revolving Loan borrowing, each payment or prepayment of principal of any Loan or the Working Capital Revolving Loan, each payment of fees (other than the Administrative Fees retained by the Agent for its own account), each reduction of the Revolving Committed Amount, each reduction of the Working Capital Committed Amount, and each conversion or continuation of any Loan or the Working Capital Revolving Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Loan Commitment Percentages, Working Capital Revolving Loan Commitment Percentages, Tranche A Term Loan Commitment Percentages and Tranche B Term Loan Commitment Percentages, as applicable, of such Lenders (or, if the Commitments or Working Capital Committed Amount of such Lenders have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans, Working Capital Revolving Loans and Participation Interests of such Lenders); PROVIDED that, if any Lender shall have failed to pay its applicable pro rata share of any Loan or Working Capital Revolving Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section shall instead be payable to the Agent; PROVIDED FURTHER, that in the event any amount paid to any Lender pursuant to this Section is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate PLUS two percent (2%) per annum.

     3.8 ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT. Notwithstanding any other provisions of this Credit Agreement or the Working Capital Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by an Agent or any Lender on account of amounts outstanding under any of the Credit Documents or any of the Working Capital Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents and Working Capital Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

          SECOND, to payment of any fees owed to an Agent in its capacity as Agent;

          THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents and Working Capital Credit Documents;

          FOURTH, to the payment of all accrued fees and interest payable to the Lenders hereunder and under the Working Capital Credit Agreement;

          FIFTH, to the payment of the outstanding principal amount of the Loans and Working Capital Revolving Loans, and to any principal amounts outstanding under Hedging Agreements, pro rata, as set forth below;

          SIXTH, to all other obligations which shall have become due and payable under the Credit Documents and Working Capital Credit Documents, pro rata, and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

          SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, outstanding Working Capital Revolving Loans and obligations under Hedging Agreements held by such Lender bears to the aggregate then outstanding Loans, Working Capital Revolving Loans and obligations under Hedging Agreements) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH," "FIFTH," and "SIXTH" above.

     3.9 SHARING OF PAYMENTS. The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or Working Capital Revolving Loan, or any other obligation owing to such Lender under this Credit Agreement or the Working Capital

Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders for cash an interest in such Loans or Working Capital Revolving Loans, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of the interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such an interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such interest as fully as if such Lender were a holder of such Loan or Working Capital Revolving Loan or other obligation in the amount of such interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.9 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.9 to share in the benefits of any recovery on such secured claim.


     3.10 CAPITAL ADEQUACY. If, after the date hereof, any Lender has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

     3.11 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall promptly give telecopy or telephonic notice thereof to the Borrower and the Lenders. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

     3.12 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days or the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.15.

     3.13 REQUIREMENTS OF LAW. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

          (a) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section
     3.14 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.14(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

          (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, PROVIDED that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.15. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.13, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (x) that one of the events described in this Section 3.13 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 3.13 submitted by such Lender, through the Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.14 TAXES.

          (a) Except as provided below in this Section 3.14, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to an Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to an Agent or such Lender shall be increased to the extent necessary to yield to an Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, PROVIDED, HOWEVER, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 3.14 whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to such Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by an Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

               (i)(A) on or before the date of any payment by the Borrower under this Credit Agreement or Notes to such Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

               (B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

               (C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

               (ii) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(a) of the Internal Revenue Code, (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 881(c)(3)(a) of the Internal Revenue Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes.

     Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection
     (b); PROVIDED that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

     3.15 INDEMNITY. The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.16 REPLACEMENT OF LENDERS. If any Lender delivers a notice to the Borrower pursuant to Sections 3.10, 3.13 or 3.14, then the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the "REPLACED LENDER") with one or more additional banks or financial institutions (collectively, the "REPLACEMENT LENDER"), PROVIDED that (A) at the time of any replacement pursuant to this Section 3.16, the Replacement Lender shall enter into one or more assignment agreements substantially in the form of
EXHIBIT 11.3 pursuant to, and in accordance with the terms of, Section 11.3(b) (and with all fees payable pursuant to said Section 11.3(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (b) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 3.4, and (B) all obligations of the Borrower owing to the Replaced Lender (including all obligations, if any, owing pursuant to Section 3.10, 3.13 or 3.14, but excluding those obligations specifically described in clause (A) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.


                                   SECTION 4

                                   GUARANTY

     4.1 GUARANTY OF PAYMENT. Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender, each Affiliate of Lender that enters into a Hedging Agreement and the Agent the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). The Guarantors additionally, jointly and severally, unconditionally guarantee to each Lender the timely performance of all other obligations under the Credit Documents and Hedging Agreements. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

     4.2 OBLIGATIONS UNCONDITIONAL. The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or the Hedging Agreements, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes or any of the other Credit Documents or any of the Hedging Agreements or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that its Guarantor's obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance by the Agent or any Lender upon this Guarantee or acceptance of this Guarantee. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

     4.3 MODIFICATIONS. Each Guarantor agrees that (a) all or any part of the security now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the

Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

     4.4 WAIVER OF RIGHTS. Each Guarantor expressly waives: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders' subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices to which the Guarantor might otherwise be entitled; and (f) demand for payment under this Guaranty.

     4.5  REINSTATEMENT.  The obligations of the Guarantors under this
Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by an Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     4.6 REMEDIES. The Guarantors agree that, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Credit
Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreements and the other Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with their terms.

     4.7 LIMITATION OF GUARANTY. Notwithstanding any provision to the contrary contained herein or in any of the Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

     4.8 RIGHTS OF CONTRIBUTION. The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence hereof), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 4.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 4, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "EXCESS FUNDING GUARANTOR" shall mean, in respect of any obligations arising under the other provisions of this Section 4 (hereafter, the "GUARANTEED OBLIGATIONS"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guaranteed Obligations; (ii) "EXCESS PAYMENT" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations; and
(iii) "PRO RATA SHARE", for the purposes of this Section 4.8, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the

Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 4.8 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).


                                   SECTION 5

                              CONDITIONS PRECEDENT

     5.1 CLOSING CONDITIONS. The obligation of the Lenders to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders in their sole discretion):

          (a) EXECUTED CREDIT DOCUMENTS. Receipt by the Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes; (iii) the Collateral Documents and (iv) all other Credit Documents.

          (b)  CORPORATE DOCUMENTS.  Receipt by the Agent of the following:

                 (i) CHARTER DOCUMENTS. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                (ii) BYLAWS. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

               (iii) RESOLUTIONS. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Effective Date.

                (iv) GOOD STANDING. Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of a Credit Party in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

                 (v) INCUMBENCY. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Effective Date.

          (c) FINANCIAL STATEMENTS. Receipt by the Agent and the Lenders of the consolidated financial statements of Martin Himmel Inc. ("Martin Himmel") for each of the three years ending December 31, 1993, 1994 and 1995, including balance sheets and income and cash flow statements, in each case audited by Ernst & Young and containing an unqualified opinion of such firm that such statements present fairly, in all material respects, the consolidated financial position and results of operations of Martin Himmel, and are prepared in conformity with GAAP, the consolidated financial statements of the Borrower for each of the three years ending November 30, 1993, 1994 and 1995, including balance sheets and income and cash flow statements, in each case audited by Arthur Andersen and containing an unqualified opinion of such firm that such statements present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower, and are prepared in conformity with GAAP, a satisfactory proforma consolidated balance sheet of the Borrower as of the Closing Date giving effect to the acquisition of the Acquired Assets and the transactions contemplated by the Purchase Agreement and reflecting estimated purchase price accounting adjustments, prepared by the Borrower, satisfactory projections (the "PROJECTIONS") for each twelve month period through the twelve month period ending November 30, 1996 and such other information relating to the Acquired Assets as the Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

          (d) OPINION OF COUNSEL. Receipt by the Lenders of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of liens), satisfactory to the Agent, addressed to the Agent on behalf of the Lenders and dated as of the Effective Date, from legal counsel to the Credit Parties.

          (e) AUDIT. Receipt by the Agent of a field examination, in form and substance satisfactory to the Agent, of the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries (including the Acquired Assets).

          (f) APPRAISAL REPORT. Receipt by the Lenders of asset appraisal reports with respect to trademarks and patents indicating a fair market value for such assets of at least $150,000,000, and otherwise in form and substance satisfactory to the Agent.

          (g) PERSONAL PROPERTY COLLATERAL. The Agent shall have received, in form and substance satisfactory to the Agent:

                 (i) searches of Uniform Commercial Code ("UCC") filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders' security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                (ii) duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent's sole discretion, to perfect the Lenders' security interest in the Collateral;

               (iii) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Agent in order to perfect the Agent's security interest in the Collateral;

                (iv) all stock certificates evidencing the stock pledged to the Agent pursuant to the Pledge Agreements, together with duly executed in blank undated stock powers attached thereto; and

                 (v) all instruments and chattel paper in the possession of a Credit Party together with allonges or assignments as may be necessary or appropriate to perfect the Lenders' security interest in the Collateral; and

                (vi) all material contracts or agreements to which a Credit Party is a party including, without limitation, the Purchase Agreement and the Blis-To-Sol/Soltice Sale Agreement, together with assignments and third party consents as may be necessary or appropriate to perfect the Lenders' security interest in the Collateral.

          (h) REAL PROPERTY COLLATERAL. The Agent shall have received, in form and substance satisfactory to the Agent:

                 (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each a "MORTGAGE" and collectively the "MORTGAGES") encumbering the fee interest of the Credit Parties in each real property asset owned by a Credit Party set forth on SCHEDULE 5.1(h) (each a "MORTGAGED PROPERTY" and collectively the

          "MORTGAGED PROPERTIES"), together with such UCC-1 financing statements as the Agent shall deem appropriate with respect to each such Mortgaged Property;

                (ii) an opinion of counsel (which counsel shall be satisfactory to the Agent) in the state in which each Mortgaged Property is located with respect to the enforceability of the form of Mortgage and sufficiency of the form of UCC-1 financing statements to be recorded or filed in such state and such other matters as the Agent may request, in form and substance satisfactory to the Agent;

               (iii) in the case of each leasehold estate of the Credit Parties set forth on SCHEDULE 5.1(h) (each a "LEASEHOLD PROPERTY" and collectively the "LEASEHOLD PROPERTIES"), such estoppel letters, consents and waivers from the landlords of such real property as may be reasonably required by the Agent, which estoppel letters shall be in form and substance reasonably satisfactory to the Agent;

                (iv) ALTA mortgagee title insurance policies (the "MORTGAGE POLICIES") issued by title insurers satisfactory to the Agent (the "TITLE INSURANCE COMPANY"), in amounts satisfactory to the Agent with respect to all Real Properties, assuring the Agent that the applicable Mortgages, as applicable, create valid and enforceable first priority mortgage liens on the respective Real Properties, free and clear of all defects and encumbrances except Permitted Liens which Mortgage Policies shall be in form and substance satisfactory to the Agent and containing such endorsements as shall be satisfactory to the Agent and for any other matters that the Agent may request, and shall provide for affirmative insurance and such reinsurance as the Agent may request, all of the foregoing in form and substance satisfactory to the Agent;

                 (v) certification from a registered engineer or land surveyor in a form reasonably satisfactory to the Agent or other evidence acceptable to the Agent that none of the improvements on the Real Properties are located within any area designated by the Director of the Federal Emergency Management Agency as a "special flood hazard" area or if any improvements on the Mortgaged Properties are located within a "special flood hazard" area, evidence of a flood insurance policy from a company and in an amount satisfactory to the Agent for the applicable portion of the premises, naming the Agent for the benefit of the Lenders, as mortgagee;

                (vi) evidence satisfactory to the Agent that each of the Real Properties, and the uses of the Real Properties, are in compliance with all applicable laws, regulations and ordinances including without limitation health and environmental protection laws, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for each of the Real Properties, the permitted uses of each such Real Properties under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990.

          (i) AVAILABILITY. After giving effect to the initial Loans and initial Working Capital Revolving Loans made on the Effective Date, the lesser of (x) the sum of the Revolving Committed Amount and Working Capital Committed Amount or (y) the Borrowing Base shall be at least $3,000,000 in excess of the sum of the aggregate amount of the Revolving Loans outstanding plus Working Capital Revolving Loans outstanding.

          (j) EVIDENCE OF INSURANCE. Receipt by the Agent of copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Agent as sole loss payee on behalf of the Lenders.

          (k) CORPORATE STRUCTURE. The corporate capital and ownership structure of the Borrower and its Subsidiaries (after giving effect to the purchase of the Acquired Assets) shall be satisfactory in form and substance to the Agent.

          (l) EQUITY INVESTMENT. Receipt by the Agent of evidence that a cash equity investment of at least $6.5 million shall have been made in the Borrower on the Closing Date in exchange for common stock of the Borrower on terms that are satisfactory to the Agent, and subscription agreements shall have been executed among the providers of such cash equity in a form satisfactory to the Agent in its reasonable discretion.

          (m) CERTAIN CONSENTS. Receipt by the Agent of evidence that all governmental, shareholder and material third party consents (including, without limitation, Hart-Scott-Rodino clearance, (ii) written consent of all manufacturers party to manufacturing contracts with Martin Himmel Inc. being acquired by Borrower or Signal pursuant to the Purchase Agreement or other evidence satisfactory to the Agent that the consent of any manufacturers is not required and (iii) written consent, if necessary in the sole discretion of the Agent, of any existing lenders or bondholders) and approvals necessary or desirable in connection with the acquisition of the Acquired Assets and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could reasonably be likely to restrain, prevent or impose any material adverse conditions on the acquisition of the Acquired Assets or such other transactions or that could reasonably be likely to seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could reasonably be likely to have such effect.

          (n) MATERIAL ADVERSE EFFECT. There shall not have occurred a change since November 30, 1995 that has had or could reasonably be expected to have a Material Adverse Effect, including specifically without limitation any such change resulting from any matter not disclosed in the Purchase Agreement or resulting from a change in status of any matter disclosed in the Purchase Agreement (including matters related to litigation, tax, accounting, labor, insurance and pension liabilities).

          (o) LITIGATION. There shall not exist any (i) order, decree, judgment, ruling or injunction which restrains the consummation of the acquisition of the Acquired Assets in the manner contemplated by the Purchase Agreement or (ii) any pending or threatened action, suit, investigation or proceeding which if adversely determined against the Borrower or any of its Subsidiaries would have or would reasonably be expected to have a Material Adverse Effect.

          (p) OTHER INDEBTEDNESS. Receipt by the Agent of evidence that after the acquisition of the Acquired Assets, the Borrower and its Subsidiaries
     (A) shall have no borrowed money Indebtedness other than the Indebtedness under the Credit Documents and Working Capital Credit Documents, the Subordinated Debt and (iii) other indebtedness disclosed on SCHEDULE 6.10 attached hereto.

          (q) SOLVENCY OPINION. Receipt by the Lenders of an opinion from an independent auditor or appraiser acceptable to the Agent in usual and customary form as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, in each case after giving effect to the acquisition of the Acquired Assets and the initial borrowings under the Credit Documents.

          (r) PURCHASE AGREEMENT. There shall not have been any material modification, amendment, supplement or waiver to the Purchase Agreement without the prior written consent of the Lenders, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the acquisition of the Acquired Assets and the contents of all disclosure schedules and exhibits, and the acquisition of the Acquired Assets shall have been consummated in accordance with the terms of the Purchase Agreement and the aggregate amount paid in connection with such acquisition shall not exceed $39 million. Receipt by the Agent of the final Purchase Agreement, together with all exhibits and schedules thereto, certified by an officer of the Borrower.

          (s) BLIS-TO-SOL/SOLTICE SALE AGREEMENT. Receipt by the Agent of the Blis-To-Sol/Soltice Sale Agreement, together with all exhibits and schedules thereto, certified by an officer of the Borrower.

          (t) CHANGE IN MARKET. The absence of any material adverse change in the market for syndicated bank credit facilities similar in nature to the transactions described herein or a material disruption of, or a material adverse change in, financial, banking or capital market conditions.

          (u) OFFICER'S CERTIFICATE. The Agent shall have received a certificate or certificates executed by the chief financial officer of the Borrower as of the Effective Date stating that (A) the Borrower and each of the Borrower's Subsidiaries are in compliance with all existing financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to effect the Borrower, any of the Borrower's Subsidiaries or any transaction contemplated by the Credit Documents, or could have or might be reasonably expected to have a Material Adverse Effect, (D) the transactions contemplated by the Purchase Agreement have been consummated in accordance with the terms thereof, (E) the Projections (as defined in Section 5.1(c)) were prepared in good faith and using reasonable assumptions and (F) immediately after giving effect to this Credit Agreement, the Working Capital Credit Agreement, the other Credit Documents and all the transactions contemplated herein or therein to occur on such date, (1) the Borrower and each of the Borrower's Subsidiaries is Solvent, (2) no Default or Event of Default exists, (3) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (4) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.12.

          (v) FEES AND EXPENSES. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

          (w) ACCOUNTANT CERTIFICATE. Receipt from Arthur Andersen of a calculation satisfactory to the Agent calculating the Fixed Charge Coverage Ratio (as defined in the Indenture) after giving effect to the acquisition of the Acquired Assets.

          (x) PAYOFF LETTER. Receipt by the Agent or its counsel of a payoff letter acceptable to the Agent in connection with the replacement of The First National Bank of Chicago credit facilities.

          (y) OTHER. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to (after giving effect to the purchase of the Acquired Assets), information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Borrower and its Subsidiaries.

     5.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make, continue or convert Loans unless:

          (a) NOTICE. The Borrower shall have delivered (i) in the case of any new Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1 and (ii) in the case of any continuation or conversion of a Loan, a duly executed and completed Notice of Continuation/Conversion by the time specified in Section 2.2;

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date;

          (c) NO DEFAULT. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto;

          (d) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any Material Adverse Effect;

          (e) AVAILABILITY. Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof), the sum of the Revolving Loans outstanding shall not exceed the Revolving Commitment Amount;

          (f) SECTION 4.09 OF INDENTURE. The Borrower is entitled to obtain such Loan or convert or continue such Loan, as the case may be, in accordance with Section 4.09 of the Indenture, and in connection with any new Revolving Loan the Agent is furnished with a calculation satisfactory to the Agent from a nationally recognized accounting firm reasonably satisfactory to the Agent computing the Fixed Charge Coverage Ratio (as defined in the Indenture).

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b),
(c), (d), (e) and (f) above.


                                   SECTION 6

                         REPRESENTATIONS AND WARRANTIES

     The Credit Parties hereby represent to the Agent and each Lender that:

     6.1 FINANCIAL CONDITION. The financial statements delivered to the Lenders pursuant to Section 5.1(c)(ii), (a) have been prepared in accordance with GAAP and (b) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Credit Parties and their Subsidiaries as of such date and for such periods. Since November 30, 1995, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower or any of its Subsidiaries except pursuant to the Blis-To-Sol/Soltice Agreement, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto.

     6.2 NO MATERIAL CHANGE. Since November 30, 1995, (a) there has been no development or event relating to or affecting Borrower or any of its Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the capital stock or other equity interest in Borrower or any of its Subsidiaries nor, except as otherwise permitted under this Credit Agreement, has any of the capital stock or other equity interest in a Credit Party been redeemed, retired, purchased or otherwise acquired for value.

     6.3 ORGANIZATION AND GOOD STANDING. The Borrower and each of its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State (or other jurisdiction) of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to be so qualified would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

     6.4 DUE AUTHORIZATION. Each Credit Party (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

     6.5 NO CONFLICTS. Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have or might be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

     6.6 CONSENTS. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of a Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by a Credit Party, or if required, such consent, approval and authorization has been obtained.

     6.7 ENFORCEABLE OBLIGATIONS. This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

     6.8 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed to the Lenders.

     6.9 OWNERSHIP. The Borrower and each of its Subsidiaries is the owner of and has good and marketable title to all of its assets and none of such assets are subject to any Lien other than Permitted Liens.

     6.10 INDEBTEDNESS. The Borrower and its Subsidiaries have no Indebtedness except (a) as disclosed in the financial statements referenced in Section 6.1, (b) as set forth on SCHEDULE 6.10 and (c) as otherwise permitted by this Credit Agreement.

     6.11 LITIGATION. Except as disclosed in SCHEDULE 6.11, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect.

     6.12 TAXES. Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware of any proposed tax assessments against it, any of its Subsidiaries or any other Credit Party.

     6.13 COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental
Laws) applicable to it, or to its properties, unless such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect. No Requirement of Law would be reasonably expected to cause a Material Adverse Effect.

     6.14 ERISA.  Except as would not result in a Material Adverse Effect:

          (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

          (b) The actuarial present value of all "benefit liabilities" under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.

          (c) Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, are reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of
     Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

          (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

          (e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and its Subsidiaries and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FAS 106.

          (f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

     6.15 SUBSIDIARIES. Set forth on SCHEDULE 6.15 is a complete and accurate list of all Subsidiaries of each Credit Party. Information on SCHEDULE 6.15 includes jurisdiction of incorporation, the number of shares of each class of capital stock or other equity interests outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Credit Party, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in SCHEDULE 6.15, neither any Credit Party nor any Subsidiary thereof has outstanding any securities convertible into or exchangeable for its capital stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its capital stock.

     6.16 USE OF PROCEEDS; MARGIN STOCK. The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.10. None of the proceeds of the Loans will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or any "margin security" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X, Regulation G or Regulation T. None of the Credit Parties owns any "margin stock".

     6.17 GOVERNMENT REGULATION. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No director, executive officer or principal shareholder of the Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

     6.18 ENVIRONMENTAL MATTERS.  (a)  Except as set forth on SCHEDULE 6.18.

                 (i) each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Borrower or any of its Subsidiaries (the "BUSINESSES"), and there are no conditions relating to the Businesses, Real Properties that could give rise to liability under any applicable Environmental Laws.

                (ii) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

               (iii) Neither the Borrower nor any of its Subsidiaries has received any written or oral notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties, Leasehold Properties or the Businesses, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice is being threatened.

                (iv) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, the Borrower or any of its Subsidiaries in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law.

                 (v) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, the Real Properties or the Businesses.

                (vi) There has been no release or threat of release of Hazardous Materials at or from the Real Properties or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses.

               (vii) Neither the Borrower nor any of its Subsidiaries has assumed any liability of any Person (other than another Credit Party) under any Environmental Law.

          (b) The Borrower has adopted procedures that are designed to (i) ensure that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their

     Subsidiaries remains in compliance with applicable Environmental Laws and
     (ii) minimize any liabilities or potential liabilities that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their Subsidiaries may have under applicable Environmental Laws.

     6.19 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the "INTELLECTUAL PROPERTY") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use would not have or be reasonably expected to have a Material Adverse Effect. Set forth on SCHEDULE 6.19 is a list of all Intellectual Property owned by the Borrower and its Subsidiaries or that the Borrower or one of its Subsidiaries has the right to use (which list shall identify the Person that owns or has the right to use each such item of Intellectual Property). Except as provided on SCHEDULE 6.19, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect.

     6.20 SOLVENCY. Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

     6.21 INVESTMENTS. All Investments of the Borrower and each of its Subsidiaries are either Permitted Investments or otherwise permitted by the terms of this Credit Agreement.

     6.22 NO FINANCING OF CORPORATE TAKEOVERS. No proceeds of the Loans hereunder have been or will be used to acquire, directly or indirectly, any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended (including, without limitation, Sections 13(d) and 14(d) thereof) or to refinance any Indebtedness used to acquire any such securities.

     6.23 LOCATION OF COLLATERAL. Set forth on SCHEDULE 6.23(a) is a list of all Real Properties and Leasehold Properties with street address, county and state where located. Set forth on SCHEDULE 6.23(b) is a list of all locations where any personal property of a Credit Party is located, including county and state where located. Set forth on SCHEDULE 6.23(c) is the chief executive office and principal place of business of each Credit Party.

     6.24 DISCLOSURE. Neither this Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

     6.25 LICENSES, ETC. The Borrower and each of its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted.

     6.26 NO BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary of the Borrower is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or be reasonably expected to have a Material Adverse Effect.

     6.27 BROKERS' FEES. No Credit Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

     6.28 LABOR MATTERS. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary of the Borrower and none of such Persons has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

     6.29 COLLATERAL DOCUMENTS. The Collateral Documents create valid security interests in, and first Liens on, the Collateral purported to be covered thereby, which security interests and Liens are and will remain perfected security interests and Liens, prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by the Borrower and its Subsidiaries in the Collateral Documents is true and correct.

     6.30 RELATED TRANSACTIONS. The closing of the acquisition of the Acquired Assets will occur simultaneously with the making of the initial Loans hereunder and no party has waived, without the consent of the Required Lenders, any condition precedent to their obligations to close as set forth in the Purchase Agreement. True and complete copies of the Purchase Agreement have been delivered to each of the Lenders, together with a true and complete copy of each document to be delivered at the closing of the acquisition of the Acquired Assets.

     6.31 REPRESENTATIONS AND WARRANTIES INCORPORATED FROM PURCHASE AGREEMENT. As of the Closing Date, each of the representations and warranties made in the Purchase Agreement by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

     6.32 SENIOR DEBT. The Loans are Senior Debt under Article 10.02 of the Indenture, meaning the Agent, for the benefit of the Lenders, shall have all of the rights and privileges of a holder of Senior Debt under the Indenture, including but not limited to, the rights set forth in Article 10 of the Indenture.


                                   SECTION 7

                             AFFIRMATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

     7.1 INFORMATION COVENANTS. The Borrower will furnish, or cause to be furnished, to the Agent:

          (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

          (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter, in which case 90 days after the end thereof) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

          (c) MONTHLY FINANCIAL STATEMENTS. As soon as available and in any event within 20 days after the end of each month of the Borrower (other than the last month of the first three fiscal quarters in which case 45 days after the end thereof), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as at the end of such month together with (i) related consolidated statements of operations and retained earnings for such month in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and (ii) a separate income statement for each Foreign Subsidiary (and such other financial information as reasonably requested by the Agent or the Required Lenders), all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such monthly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

          (d)  [INTENTIONALLY DELETED]

          (e) OFFICER'S CERTIFICATE. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower substantially in the form of
     EXHIBIT 7.1(e), (i) demonstrating compliance with the financial covenants contained in Section 7.12 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. The Borrower shall also deliver a copy of such certificate to the Agency Services Address.

          (f) ANNUAL BUSINESS PLAN AND BUDGETS. At least 60 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending November 30, 1996, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for the next fiscal year.

          (g) BORROWING BASE CERTIFICATE. Within 15 days after the end of each calendar month, a Borrowing Base Certificate as of the end of the immediately preceding month, substantially in the form of EXHIBIT 7.1(g) and certified by the chief financial officer of the Borrower to be true and correct as of such date.

          (h) COMPLIANCE WITH CERTAIN PROVISIONS OF THE CREDIT AGREEMENT. Within 90 days after the end of each fiscal year of the Borrower, the Borrower shall deliver a certificate, containing information regarding (i) the calculation of Excess Cash Flow and (ii) the amount of any Asset Dispositions, Debt Issuances, Equity Issuances and Recovery Events that were made during the prior fiscal year.

          (i) ACCOUNTANT'S CERTIFICATE. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

          (j) AUDITOR'S REPORTS. Promptly upon receipt thereof, a copy of any "management letter" submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of the Borrower or any of its Subsidiaries.

          (k) REPORTS. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to its shareholders generally or to a holder of any Indebtedness owed by the Borrower or any of its Subsidiaries in its capacity as such a holder and (b) upon the written request of an Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

          (l) NOTICES. Upon a Credit Party obtaining knowledge thereof, such Credit Party will give written notice to the Agent immediately of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (b) the occurrence of any of the following with respect to a the Borrower or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or any of its Subsidiaries which if adversely determined would have or would be reasonably expected to have a Material Adverse Effect, or (ii) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would have or would be reasonably expected to have a Material Adverse Effect.

          (m) ERISA. Upon any of the Credit Parties or any ERISA Affiliate obtaining knowledge thereof, Borrower will give written notice to the Agent and each of the Lenders promptly (and in any event within five Business
     Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Borrower shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

          (n)  ENVIRONMENTAL.

               (i) Upon the reasonable written request of an Agent, the Borrower will furnish or cause to be furnished to the Agent, at the Borrower's expense, an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Agent as to the nature and extent of the presence of any Hazardous Materials on any property owned, leased or operated by the Borrower or any of its Subsidiaries and as to the compliance by the Borrower and each of its Subsidiaries with Environmental Laws. If the Borrower fails to deliver such an environmental report within seventy-five (75) days after receipt of such


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

          written request then the Agent may arrange for same, and the Borrower hereby grants to the Agent and their representatives access to the Real Properties and a license to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Agent pursuant to this provision will be payable by the Borrower on demand and added to the obligations secured by the Collateral Documents.

               (ii) The Borrower and each of its Subsidiaries will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any real property owned or leased by the Borrower or its Subsidiaries to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure would have or be reasonably expected to have a Material Adverse Effect.

          (o) OTHER INFORMATION. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower and its Subsidiaries as the Agent or the Required Lenders may reasonably request.

     7.2  PRESERVATION OF EXISTENCE AND FRANCHISES.    Each of the Credit
Parties will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

     7.3 BOOKS AND RECORDS. Each of the Credit Parties will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

     7.4  COMPLIANCE WITH LAW.     Each of the Credit Parties will, and will
cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental
Laws) if noncompliance with any such law, rule, regulation, order or restriction would have or reasonably be expected to have a Material Adverse Effect.

     7.5  PAYMENT OF TAXES AND OTHER INDEBTEDNESS.     Each of the Credit
Parties will, and will cause its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all


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

lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Credit Party or its Subsidiary shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would have a Material Adverse Effect.

     7.6 INSURANCE. Each of the Credit Parties will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. All liability policies shall have each Lender as an additional insured and all casualty policies shall have the Agent, on behalf of the Lenders, as loss payee.

In the event there occurs any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Agent generally describing the nature and extent of such damage or destruction. Subsequent to any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party's cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed; provided, however, that such Credit Party shall not be obligated to repair or replace any Collateral so lost, damaged or destroyed to the extent the failure to make such repair or replacement (a) is desirable to the proper conduct of the business of such Credit Party in the ordinary course and otherwise is in the best interest of such Credit Party and (b) would not materially impair the rights and benefits of the Agents or the Lenders under this Credit Agreement or any other Credit Document. In the event a Credit Party shall receive any insurance proceeds, as a result of any loss, damage or destruction, in a net amount in excess of $100,000, such Credit Party will immediately pay over such proceeds to the Agent as cash collateral for the Credit Party Obligations. The Agent agrees to release such insurance proceeds to such Credit Party for replacement or restoration of the portion of the Collateral of such Credit Party lost, damaged or destroyed if, (A) within 120 days from the date the Agent receives such insurance proceeds, the Agent has received written application for such release from such Credit Party together with evidence reasonably satisfactory to it that the Collateral lost, damaged or destroyed has been or will be replaced or restored to its condition (or by Collateral having a value at least equal to the condition of the asset subject to the loss, damage or destruction) immediately prior to the loss, destruction or other event giving rise to the payment of such insurance proceeds and (B) on the date of such release no Default or Event of Default exists. If the conditions in the preceding sentence are not met, the Agent shall, on the first Business Day subsequent to the date 120 days after it received such insurance proceeds, apply such insurance proceeds as a mandatory prepayment of the Credit Party Obligations for application in accordance with the terms of Section 3.3(b)(v) and Section 3.3(c). All insurance proceeds shall be subject to the security interest of the Lenders under the Collateral Documents.

The present insurance coverage of the Borrower and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on SCHEDULE 7.6, as SCHEDULE 7.6 may be amended from time to time by written notice to the Agent.

     7.7 MAINTENANCE OF PROPERTY. Each of the Credit Parties will, and will cause its Subsidiaries to, maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

     7.8 PERFORMANCE OF OBLIGATIONS. Each of the Credit Parties will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

     7.9 COLLATERAL. If, subsequent to the Closing Date, a Credit Party shall (a) acquire or lease any real property or (b) acquire any intellectual property, securities instruments, chattel paper or other personal property required to be delivered to the Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall immediately notify the Agent of same. Each Credit Party shall take such action (including, but not limited to, the actions set forth in Sections 5.1(g) and (h)), as requested by the Agent and at its own expense, to ensure that the Lenders have a first priority perfected Lien in all owned real property (and in such leased real property as requested by the Agent or the Required Lenders) and all personal property of the Credit Parties (whether now owned or hereafter acquired), subject only to Permitted Liens. Each Credit Party shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreements.

     7.10 USE OF PROCEEDS. The Credit Parties will use proceeds of the Loans solely (a) to refinance on the Closing Date the outstanding principal balance of up to $23.0 million in existing Indebtedness of the Borrower, (b) to pay on the Closing Date up to $38 million of the cash portion of the purchase price for the Acquired Assets pursuant to the Purchase Agreement, (c) to pay


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

related fees and expenses in connection with the foregoing, (d) to provide working capital and (e) for general corporate purposes.

     7.11 AUDITS/INSPECTIONS. Upon reasonable notice and during normal business hours, each Credit Party will, and will cause its Subsidiaries to, permit representatives appointed by the Agent or any Lender, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party's (or its Subsidiary's) property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Credit Parties and their Subsidiaries. The Credit Parties agree that the Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Borrower.

     7.12 FINANCIAL COVENANTS.

          (a) INTEREST COVERAGE RATIO. The Interest Coverage Ratio, as of the end of each fiscal quarter, shall be greater than or equal to:

            (i)     From the Effective Date to and including February 27, 1997,
                    1.30 to 1.0;

           (ii)     From February 28, 1997 to and including February 27, 1999,
                    1.5 to 1.0; and

          (iii)     From February 28, 1999 and thereafter, 2.0 to 1.0.

          (b) FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio, as of the end of each fiscal quarter, shall be greater than or equal to:

            (i)     From the Effective Date to and including February 27, 1997,
                    1.1 to 1.0; and

           (ii)     From February 28, 1997 and thereafter, 1.2 to 1.0.

          (c) LEVERAGE RATIO. The Leverage Ratio, as of the end of each fiscal quarter, shall be less than or equal to:

            (i)     From the Effective Date to and including August 30, 1996,
                    7.0 to 1.0;

           (ii)     From August 31, 1996 to and including November 29, 1996,
                    6.75 to 1.0;

          (iii)     From November 30, 1996 to and including May 30, 1997, 6.0 to
                    1.0;

           (iv)     From May 31, 1997 to and including February 27, 1998, 4.5 to
                    1.0;

            (v)     From February 28, 1998 to and including February 27, 1999,
                    4.0 to 1.0.

           (vi)     From February 28, 1999 and thereafter, 3.5 to 1.0.

          (d) SENIOR LEVERAGE RATIO. The Senior Leverage Ratio, as of the end of each fiscal quarter, shall be less than or equal to:

            (i)     From the Effective Date to and including November 29, 1996,
                    3.5 to 1.0;

           (ii)     From November 30, 1996 to and including May 30, 1997, 3.0 to
                    1.0;

          (iii)     From May 31, 1997 to and including February 27, 1999, 2.0 to
                    1.0;

           (iv)     From February 28, 1999 and thereafter, 1.5 to 1.0.

          (e) NET WORTH. At all times Net Worth shall be no less than negative Eleven Million Five Hundred Thousand ($11,500,000) increased on a cumulative basis by an amount equal to, (i) as of the last day of each fiscal quarter, 50% of Net Income for the fiscal quarter then ended (without deductions for any losses) plus (ii) 100% of the Net Cash Proceeds from any Equity Issuance subsequent to the Closing Date (other than the issuance of shares of capital stock of the Borrower in the amount of $6.5 million in connection with the Borrower's purchase of the Acquired Assets).

     7.13 ADDITIONAL CREDIT PARTIES. At the time any Person becomes a Subsidiary of a Credit Party, the Borrower shall so notify the Agent and promptly thereafter (but in any event within 30 days after the date thereof) shall cause such Person to if it is a Domestic Subsidiary, execute a Joinder Agreement in substantially the same form as EXHIBIT 7.13, (b) cause all of the capital stock of such Person (if such Person is a Domestic Subsidiary) or 65% of the capital stock of such Person (if such Person is a Foreign Subsidiary) to be delivered to the Agent (together with undated stock powers signed in blank) and pledged to the Agent pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreements and otherwise in a form acceptable to the Agent, (c) if such Person is a Domestic Subsidiary, pledge all of its assets to the Lenders pursuant to a security agreement in substantially the form of the Security Agreements and otherwise in a form acceptable to the Agent, (d) if such Person has any Subsidiaries, (i) deliver all of the capital stock of such Domestic Subsidiaries and 65% of the capital stock of such Foreign Subsidiaries (together with undated stock powers signed in blank) to the Agent and (ii) execute a pledge agreement in substantially the form of the Pledge Agreements and otherwise in a form acceptable to the Agent, (e) if such Person owns or leases any real property in the United States of America, execute any and all necessary mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, collateral assignments of leaseholds or other appropriate real estate collateral documentation in a form acceptable to the Agent and (f) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, landlord waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent.

     7.14 INTEREST RATE PROTECTION AGREEMENTS. The Borrower shall, within 30 days of the Closing Date, enter into interest rate protection agreements, in form and substance acceptable to the Agent, protecting against fluctuations in interest rates which agreements shall provide coverage for a period of three (3) years, and in a notional amount of at least $15 million of the Term Loans.

     7.15 OWNERSHIP OF SUBSIDIARIES. The Borrower shall at all times own 100% of the capital stock of its Subsidiaries (other than to the extent necessary for Chattem (U.K.) Limited and HBA Insurance Limited to qualify for incorporation in their respective countries of incorporation, any nominal qualifying shares owned by any necessary governmental authorities) and may not sell, transfer or otherwise dispose of any shares of capital stock of any of its Subsidiaries.

     7.16 APPRAISAL REPORTS. The Borrower and its Subsidiaries shall provide the Agent, upon the request of the Agent, with asset appraisal reports with respect to the real and personal property of the Borrower and its Subsidiaries including, without limitation, appraisals of brand values (provided, however, the Agent shall not require more than one appraisal of brand values per year).


                                   SECTION 8

                              NEGATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

     8.1 INDEBTEDNESS. No Credit Party will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness arising under this Credit Agreement, the other Credit Documents and the Working Capital Credit Documents;

          (b)  the Subordinated Debt;

          (c)  Indebtedness existing as of the Closing Date as referenced in
     Section 6.10 (and renewals, refinancings or extensions thereof on terms and conditions no more favorable, in the aggregate, to such Person than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

          (d)  Indebtedness owing by one Credit Party to another Credit Party;

          (e) purchase money Indebtedness (including Capital Leases) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets; PROVIDED that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $1,000,000.00 at any one time outstanding (including any such Indebtedness referred to in subsection (c) above); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

          (f) obligations of the Credit Parties evidenced by the interest rate protection agreements referred to in Section 7.14; and

          (g) Indebtedness incurred by Foreign Subsidiaries not to exceed $500,000.00, in the aggregate, at any one time outstanding (including any such Indebtedness referred to in subsection (c) above).

     8.2 LIENS. No Credit Party will, nor will it permit its Subsidiaries to contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

     8.3 NATURE OF BUSINESS. No Credit Party will, nor will it permit its Subsidiaries to, alter the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date.

     8.4 CONSOLIDATION AND MERGER. No Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this
Section 8.4, the following actions may be taken if (a) the Agent is given prior written notice of such action, and the Credit Parties execute and deliver such documents, instruments and certificates as the Agent may request in order to maintain the perfection and priority of the Liens on the assets of the Credit Parties and (b) after giving effect thereto no Default or Event of Default exists:

          (i) any Credit Party may be merged or consolidated with or into the Borrower or any Credit Party (other than the Borrower) may be merged or consolidated with or into any other Credit Party; provided that if such transaction shall be between the Borrower and another Credit Party, the Borrower shall be the continuing or surviving corporation; and

          (ii) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary.

     8.5 SALE OR LEASE OF ASSETS. No Credit Party will, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, real property, leasehold interests, equipment and securities other than (a) any inventory or other assets sold, leased or disposed of (or simultaneously replaced with like goods) in the ordinary course of business, (b) obsolete, idle or worn-out assets no longer used or useful in its business, (c) the sale, lease or transfer or other disposal by a Credit Party other than the Borrower of any or all of its assets to the Borrower or to any other Credit Party, or (d) sales of product lines (or the right to produce a consumer product or products) provided that the dispositions permitted under this subparagraph
(d) during the term of this Credit Agreement shall be limited to product lines (or the right to produce a consumer product or products) having sales for the twelve-month period ending on the fiscal quarter ending immediately preceding the sale in an aggregate amount of $3,000,000 or less.

     8.6 ADVANCES, INVESTMENTS AND LOANS. No Credit Party will, nor will it permit any of its Subsidiaries to, make any Investments except for Permitted Investments.

     8.7 DIVIDENDS. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, declare or pay any dividends (whether cash or otherwise) or make any other distribution upon any shares of its capital stock of any class or purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of its capital stock of any class or any warrants or options to purchase any such shares other than a Permitted Investment;

provided that Subsidiaries of the Borrower may pay dividends to the Borrower.

     8.8 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 8.8, no Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

     8.9 FISCAL YEAR; ORGANIZATIONAL DOCUMENTS. No Credit Party will, nor will it permit any of its Subsidiaries to, change its fiscal year or materially change its articles or certificate of incorporation or its bylaws without the prior written consent of the Required Lenders.

     8.10 PREPAYMENTS OF INDEBTEDNESS. No Credit Party will, nor will it permit any of its Subsidiaries to, (a) amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the Lenders, including but not limited to, shortening final maturity or average life to maturity of such Indebtedness or requiring any payment to be made sooner than originally scheduled or increasing the interest rate applicable thereto or change any subordination provision thereof, (b) during the existence of a Default or Event of Default, or if a Default or Event of Default would be caused as a result thereof make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness.

     8.11 SUBORDINATED DEBT. No Credit Party will (a) make or offer to make any principal payments with respect to the Subordinated Debt, (b) redeem or offer to redeem any of the Subordinated Debt, or (c) deposit any funds intended to discharge or defease any or all of the Subordinated Debt. The Subordinated Debt may not be amended or modified in any material manner without the prior written consent of the Required Lenders, it being specifically understood and agreed that no amendment to Article 4 or Article 10 of the Indenture shall be made without the prior written consent of the Required Lenders.

     8.12 LIMITATIONS. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's capital stock,
(b) pay any Indebtedness owed to the Borrower or any other Credit Party,

(c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) this Credit Agreement and the other Credit Documents and (iii) the Indenture.

     8.13 SALE LEASEBACKS. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party or Subsidiary has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party or Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party or Subsidiary to any Person in connection with such lease.

     8.14 NEGATIVE PLEDGES. Other than as set forth in Section 4.12 of the Indenture, none of the Credit Parties will, nor will it permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.

     8.15 CAPITAL EXPENDITURES. The Credit Parties and their Subsidiaries will not make Capital Expenditures, in any fiscal year, that would exceed $3,500,000.00 in the aggregate.

     8.16 OPERATING LEASES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist obligations under Operating Leases which require aggregate annual payments in excess of $1,500,000.00.

     8.17 PAYMENT BLOCKAGE NOTICE. The Borrower (i) covenants and agrees that it will not give the Payment Blockage Notice (as defined in the Indenture) without the consent of the Required Lenders and (ii) hereby designates and appoints the Agent, as attorney-in-fact of the Borrower, irrevocably and with full power of substitution, to deliver any Payment Blockage Notice that the Borrower has the right to deliver pursuant to the terms of the Indenture.

                                   SECTION 9

                               EVENTS OF DEFAULT

     9.1 EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "EVENT OF DEFAULT"):

          (a)  PAYMENT.  Any Credit Party shall:

               (i) default in the payment when due of any principal of any of the Loans; or

               (ii) default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

          (b) REPRESENTATIONS. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

          (c)  COVENANTS.  Any Credit Party shall:

               (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.4, 7.5, 7.6, 7.9, 7.10, 7.12, 7.13, 7.14, 7.15, 7.16 or 8.1 through 8.17 inclusive; or

               (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five Business Days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent; or

              (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent.

          (d) OTHER CREDIT DOCUMENTS. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by an Agent, or (ii) any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

          (e) GUARANTIES. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any provision thereof shall cease to be in full force and effect, or any guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty.

          (f) BANKRUPTCY, ETC. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any of the Borrower or any of its Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or
     (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

          (g) DEFAULTS UNDER OTHER AGREEMENTS. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of the Borrower or any of its Subsidiaries in a principal amount in excess of $500,000.00, including, without limitation, the Subordinated Debt and any indebtedness under the Working Capital Credit Agreement (i) a Credit Party shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

          (h) JUDGMENTS. One or more judgments, orders, or decrees shall be entered against any one or more of the Borrower or any of its Subsidiaries involving a liability of $500,000.00 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable or (ii) 30 days.

          (i) ERISA. Any of the following events or conditions: (A) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any of their Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA;
     (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any of its Subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or
     (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

          (j)  OWNERSHIP.  There shall occur a Change of Control.

          (k) SUBORDINATED DEBT. (i) Any holder of the Subordinated Debt alleges (or any Governmental Authority with applicable jurisdiction determines) that the Lenders are not holders of Senior Debt (as defined in the Indenture) or (ii) the subordination provisions in the Indenture shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Debt.

          (l) BUSINESS. The Borrower commences to engage in a line of business or activity other than the business of manufacturing and marketing of brand name over-the-counter pharmaceuticals and functional toiletries and cosmetics.

          (m) INDENTURE/CHANGE OF CONTROL. There shall occur a Change of Control Triggering Event (as defined in the Indenture) under the Indenture.

     9.2 ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions:

          (a) TERMINATION OF COMMITMENTS. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

          (b) ACCELERATION OF LOANS. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

          (c) ENFORCEMENT OF RIGHTS. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of setoff.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

                                    SECTION 10

                                 AGENCY PROVISIONS

     10.1 APPOINTMENT. Each Lender hereby designates and appoints NationsBank, N.A. as Agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent, as the agents for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

     10.2 DELEGATION OF DUTIES. The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     10.3 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Credit Parties to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties. The Agent is not a trustee for the Lenders and owe no fiduciary duty to the Lenders.

     10.4 RELIANCE ON COMMUNICATIONS. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Credit Parties, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b). The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

     10.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

     10.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     10.7 INDEMNIFICATION. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective percentage of the Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interest of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Credit Party Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Credit Party Obligations and all other amounts payable hereunder and under the other Credit Documents.

     10.8 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Credit Party as though the Agent were not the Agent hereunder. With respect to the Loans made and all obligations owing to it, the Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

     10.9 SUCCESSOR AGENT. The Agent may, at any time, resign upon 20 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 45 days after the notice of resignation, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Credit Agreement.


                                   SECTION 11

                                  MISCELLANEOUS

     11.1 NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on SCHEDULE 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

     11.2 RIGHT OF SET-OFF.   In addition to any rights now or hereafter granted
under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 11.3(c) or 3.9 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

     11.3 BENEFIT OF AGREEMENT.

          (a) GENERALLY. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED that none of the Credit Parties may assign and transfer any of its interests without the prior written consent of the Lenders; and PROVIDED FURTHER that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.3. Notwithstanding the above, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or participation in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any Affiliate of such Lender or to any existing Lender or Affiliate thereof.

          (b) ASSIGNMENTS. Each Lender may, with the prior written consent of the Borrower and the Agent (provided that no consent of the Borrower shall be required during the existence and continuation of an Event of Default), which consent shall not be unreasonably withheld or delayed, assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of EXHIBIT 11.3 to one or more Eligible Assignees; PROVIDED that any such assignment shall be in a minimum aggregate amount of $5,000,000 of the Loans or Commitments and in integral multiples of $1,000,000 above such amount (or the remaining amount of Loans or Commitments held by such Lender), each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender's rights and obligations under the Loans or Commitment being assigned and (iii) if such Lender is a working Capital Lender, such Lender shall simultaneously assign an identical percentage of the Working Capital Revolving Committed Amount of such Lender to such Eligible Assignee(s). Any assignment hereunder shall be effective upon satisfaction of the conditions set forth above and delivery to the Agent of a duly executed assignment agreement together with a transfer fee of $3,500 payable to the Agent for its own account. Upon the effectiveness of any such assignment, the assignee shall become a "Lender" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note or Notes (but with notation thereon that it is given in substitution for and replacement of the original Note or Notes or any replacement notes thereof).

     By executing and delivering an assignment agreement in accordance with this
     Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

          (c) PARTICIPATIONS. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; PROVIDED that (i) such selling Lender shall remain a "Lender" for all purposes under this Credit Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Termination Date or the date of any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the collateral or guaranties (except as expressly provided in the Credit Documents) supporting any of the Loans or Commitments in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be prohibited, (iv) any such participations shall be in a minimum aggregate amount of $5,000,000 of the Loans or Commitments and in integral multiples of $1,000,000 in excess thereof and (v) if such selling Lender is a Working Capital Lender, such selling Lender simultaneously grants or assigns a participation, in like percentage, of the Working Capital Committed Amount of such Lender to such participant.
     In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; PROVIDED, however, that such participant shall be entitled to receive additional amounts under Section 3.15 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

          (d) REGISTRATION. The Agent, acting for this purpose solely on behalf of the Borrower, shall maintain a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder for all purposes of this Credit Agreement and the other Credit Documents, notwithstanding notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     11.4 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

     11.5 PAYMENT OF EXPENSES; INDEMNIFICATION.  The Credit Parties agree to:
(a) pay all reasonable out-of-pocket costs and expenses of (i) the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Agent and the fees and expenses of counsel for the Agent in connection with collateral or foreign issues), and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (ii) the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders) and

(b) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to (i) the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified), (ii) any Environmental Claim and (iii) any claims for Non-Excluded Taxes.

     11.6 AMENDMENTS, WAIVERS AND CONSENTS. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Credit Parties; PROVIDED that no such amendment, change, waiver, discharge or termination shall

          (a)  without the consent of each Lender affected thereby,

                    (i) extend the final maturity of any Loan or the Working Capital Revolving Loan, or extend or waive any Principal Amortization Payment of any Loan, or any portion thereof,

                    (ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder,

                   (iii) reduce or waive the principal amount of any Loan or the Working Capital Revolving Loan,

                    (iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

                    (v) release all or substantially all of the Collateral securing the Credit Party Obligations hereunder (provided that the Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Credit Party in conformance with Section 8.5) or release any cash collateral in the Cash

          Collateral Account in accordance with the terms of the Assignment of Cash Collateral Account,

                    (vi) release the Borrower or substantially all of the other Credit Parties from its obligations under the Credit Documents,

                    (vii) amend, modify or waive any provision of this Section or Section 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 9.1(a), 11.2,
          11.3 or 11.5,

                   (viii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or

                    (ix) consent to the assignment or transfer by the Borrower (or another Credit Party) of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; and

          (b) without the consent of Lenders holding in the aggregate more than 50% of the outstanding Tranche A Term Loans and more than 50% of the outstanding Tranche B Term Loans, extend the time for or the amount or the manner of application of proceeds of any mandatory prepayment required by
     Section 3.3(b)(ii), (iii), (iv) or (v) hereof. No provision of Section 10 may be amended without the consent of the Agent.

          (c) Notwithstanding the above, the right to deliver a Payment Blockage Notice (as defined in the Indenture) shall reside solely with the Agent and the Agent shall deliver such Payment Blockage Notice only upon the direction of the Required Lenders.

          (d) Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

     11.7 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

     11.8 HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

     11.9 DEFAULTING LENDER. Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

     11.10 SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

     11.11 GOVERNING LAW; VENUE.

               (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to
     Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction.

               (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     11.12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT
HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.13 TIME. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

     11.14 SEVERABILITY. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     11.15 ENTIRETY. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

     11.16 BINDING EFFECT. This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and each Lender and their respective successors and assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

                                   CHATTEM, INC.,
                                   a Tennessee corporation


                                   By:  /s/ Robert E. Bosworth
                                      ------------------------------------
                                   Name:  Robert E. Bosworth
                                        ----------------------------------
                                   Title: Executive Vice President
                                         ---------------------------------



GUARANTORS:                        SIGNAL INVESTMENT & MANAGEMENT CO.,
                                   a Delaware corporation

                                   By:  /s/ Robert E. Bosworth
                                      ------------------------------------
                                   Name:  Robert E. Bosworth
                                        ----------------------------------
                                   Title: President
                                         ---------------------------------



LENDERS:

                                   NATIONSBANK, N.A.,
                                   individually in its capacity as a
                                   Lender and in its capacity as Agent

                                   By:  /s/ Nancy B. Chastain
                                      ------------------------------------
                                   Name:  Nancy B. Chastain
                                        ----------------------------------
                                   Title: Senior Vice President
                                         ---------------------------------

Signature page to Credit Agreement dated April 29, 1996 among Chattem, Inc., as Borrower, each of the Borrower's Domestic Subsidiaries, as Guarantors, the Lenders, and NationsBank, N.A., as agent for the Lenders


                                   THE FIRST NATIONAL BANK OF CHICAGO

                                   By:  /s/ Michael P. Civehta
                                      ------------------------------------
                                   Name:  Michael P. Civehta
                                        ----------------------------------
                                   Title: Vice President
                                         ---------------------------------


                                   CREDITANSTALT BANKVEREIN

By:   /s/ W. Craig Stamm           By:  /s/ Robert M. Biringer
    ---------------------             ------------------------------------
Name:  W. Craig Stamm              Name: Robert M. Biringer
      -------------------               ----------------------------------
Title: Senior Associate            Title: Senior Vice President
      -------------------                ---------------------------------


                                   FIRST AMERICAN NATIONAL BANK

                                   By:  /s/ Mary E. Buckner
                                      ------------------------------------
                                   Name:  Mary E. Buckner
                                        ----------------------------------
                                   Title: Vice President
                                         ---------------------------------


                                   PRIME INCOME TRUST

                                   By:  /s/ Rafael Soolari
                                      ------------------------------------
                                   Name:  Rafael Soolari
                                        ----------------------------------
                                   Title: Vice President/Portfolio Manager
                                         ---------------------------------


                                   VAN KAMPEN AMERICAN CAPITAL PRIME
                                   RATE INCOME TRUST

                                   By:  /s/ Jeffrey W. Maillet
                                      ------------------------------------
                                   Name:  Jeffrey W. Maillet
                                        ----------------------------------
                                   Title: Sr. Vice Pres.-Portfolio Mgr.
                                         ---------------------------------

                                                     SCHEDULE 1.1(a)
                                           LENDERS AND COMMITMENT PERCENTAGES

                                                                Revolving     Tranche A    Tranche A    Tranche B   Tranche B
                                                    Revolving   Loan          Term Loan    Term Loan    Term Loan   Term Loan
                                                    Committed   Commitment    Committed    Committed    Committed   Committed
Operations Contact        Credit Contact            Amount      Percentage    Amount       Percentage   Amount      Percentage
------------------        --------------            ---------   ----------    ---------    ----------   ---------   ----------
NationsBank, N.A.         NationsBank, N.A.         $5,965,909  34.09090857%  $6,818,182   34.09091%    $5,000,000  28.571428571%
One Independence Center   633 Chestnut Street
15th Floor                Chattanooga,
Charlotte,                  Tennessee 37450
  North Carolina          Attn: Nancy Chastain
Attn: Dana Weir           Tel: (423) 755-0662
Tel: (704) 388-3917       Fax: (423) 755-0689
Fax: (704) 386-9923

The First National Bank   The First National Bank   $4,772,727  27.27272571%  $5,454,545   27.272725%
  of Chicago                of Chicago
One First National        One First National
  Plaza, Suite 0086         Plaza
Chicago, Illinois 60670   Chicago, Illinois 60670
Attn: Ed Sheridan         Attn: John Runger
Tel: (312) 732-8918       Tel: (312) 732-6166
Fax: (312) 732-2715       Fax: (312) 732-1117

Creditanstalt Bankverein  Creditanstalt Bankverein  $3,778,409  21.59090857%   $4,318,182  21.59091%    $2,500,000  14.285714286%
Creditanstalt Corporate   Creditanstalt Corporate
  Finance, Inc.             Finance, Inc.
Two Ravinia Drive,        Two Ravinia Drive,
  Suite 1680                Suite 1680
Atlanta, Georgia 30346    Atlanta, Georgia 30346
Attn: Lisa Herman         Attn: Bob Beringer
Tel: (770) 390-1850       Tel: (770) 390-1850
Fax: (770) 390-1851       Fax: (770) 390-1851

First American National   First American National   $2,982,955  17.04545714%   $3,409,091  17.045455%
  Bank                      Bank
4th and Union             725 Broad Street
Nashville, Tennessee      Chattanooga, Tennessee
  37237=0001                37401
Attn: Frenisa Joy         Attn: Mary Buckner
Tel: (615) 736-6747       Tel: (423) 755-6022
Fax: (615) 748-6098       Fax: (423) 755-6014

Van Kampen American       Van Kampen American                                                           $5,000,000  28.571428571%
  Capital                   Capital
c/o State Street Bank     One Parkview Plaza
  & Trust                 Oakbrook Terrace,
Corporate Trust             Illinois 60181
  Department              Attn: Jeffrey Maillet
P.O. Box 778              Tel: (708) 684-6438
Boston, Massachusetts     Fax: (708) 684-6740
  02102
Attn: Laura Magazu
Tel: (617) 664-5481
Fax: (617) 664-5366, 5367

                                                                   Revolving    Tranche A   Tranche A    Tranche B   Tranche B
                                                       Revolving   Loan         Term Loan   Term Loan    Term Loan   Term Loan
                                                       Committed   Commitment   Committed   Committed    Committed   Committed
Operations Contact           Credit Contact            Amount      Percentage   Amount      Percentage   Amount      Percentage
------------------           --------------            ---------   ----------   ---------   ----------   ---------   ----------
Prime Income Trust           Prime Income Trust                                                          $ 5,000,000 28.571428571%
Two World Trade Center       Two World Trade Center
72nd Floor                   New York, New York 10048
New York, New York 10048     Attn: Louis Pistecchia
Attn: April Chrysostomas     Tel: (212) 392-5845
Tel: (212) 392-5709          Fax: (212) 392-5345
Fax: (212) 392-5345

                             Total                     $17,500,000 100%         $20,000,000   100%         $17,500,000 100%

                              SCHEDULE 1.1(B)

                           EXISTING INVESTMENTS

1. 40,000 shares of 13.125% Cumulative, Convertible Preferred Stock, par value $125 per share, of Elcat, Inc.

2. Investments in foreign subsidiaries of Chattem, Inc., as follows (in U.S. dollars, subject to exchange rate fluctuations):

    Chattem (Canada) Inc.               $5,880,948

    Chattem (U.K.) Limited              $6,504,890

    HBA Insurance Ltd.                  $  120,000

                            SCHEDULE 5.1(h)

             MORTGAGED PROPERTIES AND LEASEHOLD PROPERTIES

Mortgage Property:

1. Real Property located at 1715 West 38th Street, Chattanooga, Tennessee consisting of approximately 5.56 acres.

2. Real Property located on Wauchitchie Pike, Chattanooga, Tennessee consisting of approximately .02 acres.

3. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately .13 acres.

4.  Real Property located at 1810 W. 37th Street, Chattanooga, Tennessee.*

5.  Real Property located at 1808 W. 37th Street, Chattanooga, Tennessee.*

6.  Real Property located at 1801 W. 38th Street, Chattanooga, Tennessee.*

7.  Real Property located on W. 38th Street, Chattanooga, Tennessee.*

8. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately .16 acres.

9. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately 2.4 acres.

    *4, 5, 6 & 7 together consist of approximately 1.89 acres.

Leasehold Properties:

1. Commercial Lease by and between Tammy Development Company as "Landlord" and Chattem, Inc. as "Tenant" dated August 1, 1995 for 100,000 square feet known as Phase II-A and Phase II-B, South Broad Street Center, Chattanooga, Tennessee.

2. Commercial Lease by and between Tammy Development Company as "Landlord" and Chattem, Inc. as "Tenant" dated August 1, 1995 for 9,600 square feet known as Phase I, South Broad Street Center, Chattanooga, Tennessee.

3. Sublease Agreement by and between Provident Life and Accident Insurance Company as "Sublessor" and Chattem, Inc. as "Sublessee" dated March 22, 1996 for 25,600 square feet located at 3110 South Broad Street, Chattanooga, Tennessee.

                                SCHEDULE 6.10

                                INDEBTEDNESS


                                          AMOUNT AT NOVEMBER 30, 1995
                                ----------------------------------------------
   (Loans on CSV of life
   insurance policies for          Face         CSV          Loans   Remaining
   directors)                     Amount     Outstanding  Outstanding   CSV
   ----------------------         ------     -----------  -----------   ---

1.  Northwestern Mutual Life     $2,055,943  $  449,988   $  435,499  $ 14,499

2.  National Life of Vermont      2,198,978   1,117,152    1,008,611   108,542
                                -----------  ----------   ----------  --------

                                 $4,254,921  $1,567,150   $1,444,110  $123,040

                               SCHEDULE 6.11

                                LITIGATION


                                   None

                               SCHEDULE 6.15

                               SUBSIDIARIES


CHATTEM (CANADA) INC.
Jurisdiction of Incorporation:                Canada
Owner of Capital Stock:                       Chattem, Inc.
Shares of Capital Stock Issued
   and Outstanding:                           1,000 shares of
                                              Common Stock

                                              5,587,600 shares of
                                              Preferred Stock

Options, Warrants, Rights, etc.:              None


CHATTEM (U.K.) LTD.
Jurisdiction of Incorporation:                United Kingdom
Owner of Capital Stock:                       Chattem, Inc.
Shares of Capital Stock Issued
   and Outstanding:                           20,000 shares of
                                              Common Stock

                                              2,953,094 shares of
                                              Preferred Stock

Options, Warrants, Rights, etc.:              None


SIGNAL INVESTMENT & MANAGEMENT CO.
Jurisdiction of Incorporation:                State of Delaware (USA)
Owner of Capital Stock:                       Chattem, Inc.
Shares of Capital Stock Issued
   and Outstanding:                           250

Options, Warrants, Rights, etc.:              None


HBA INSURANCE, LTD.
Jurisdiction of Incorporation:                Bermuda
Owner of Capital Stock:                       Chattem, Inc.
Shares of Capital Stock Issued
   and Outstanding:                           120,000

Options, Warrants, Rights, etc.:              None

                                 SCHEDULE 6.18

                              ENVIRONMENTAL MATTERS


1. Those matters disclosed in Request for Information from the U.S. EPA to Chattem concerning the EPA's investigation of Chattanooga Creek (received by Chattem on July 12, 1990), and Chattem's Response to the Request for Information dated July 25, 1990.

2.   Those matters disclosed in Level I Environmental Assessment by Philip
     A. Lutin dated October 2, 1991.

3. Those matters disclosed in June 7, 1993 letter by Philip A. Lutin to Charles N. Jolly and attachments thereto.

4. Those matters disclosed in Consent Agreement and Order Assessing Administrative Penalty [Assessment] Docket CWA-IV 93-513 dated January 7, 1994.

5. Those matters disclosed in March 9, 1994 memorandum from Brian E. Humphrey to Robert E. Bosworth and others with attachments thereto.

6. Those matters disclosed in March 11, 1994 letter by Philip A. Lutin to Brian E. Humphrey.

7.   Those matters disclosed in April 8, 1994 letter by Ray Smith to Rick
     Tate.

8. Those matters disclosed in April 13, 1994 letter by Guy M. Moose to Ray Smith and response letter dated April 22, 1994 by Philip A. Lutin to Guy M. Moose.

9. Those matters disclosed in October 20, 1994 letter from Sims Crownover to Ray Smith, and response letter dated November 1, 1994 from Ray Smith to Sims Crownover.

10. Those matters disclosed in March 10, 1995 letter from John K. Mason to Ray Smith and response letter dated April 25, 1995 by Philip A. Lutin to John K. Mason with attachments thereto.

11. Those matters disclosed in April 4, 1995 letter with attachments from Philip L. Stewart to Ray Smith, and response letter with attachments dated May 9, 1995 from Ray Smith to Phillip L. Stewart.

12.  Those matters disclosed in May 22, 1995 letter from Ray Smith to Rick
     Tate.

13. Pursuant to that certain Agreement of Purchase and Sale By and Among Chattem Chemicals, Inc., as Buyer, Elcat, Inc., as Parent, and Chattem, Inc., as Seller, dated April 11, 1995, Chattem, Inc. represented that it was in compliance with environmental laws and knew of no conditions or events that would lead to any claims being made for environmental matters except for such matters disclosed in the Agreement. Chattem, Inc., agreed to indemnify, defend and hold harmless the Buyer and Parent and their respective officers, directors, shareholders, subsidiaries, affiliated companies, successors and assigns from and against all losses arising out of or resulting from any breach of warranty or misrepresentation by Chattem, Inc.

                                 SCHEDULE 6.19
                         INTELLECTUAL PROPERTY RIGHTS

                        PATENTS OWNED BY CHATTEM, INC.

       TITLE                                 COUNTRY            REG. NO.
------------------------------------------------------------------------

Cosmetic Facial Powder Containing         United States        4,279,890
Walnut Shell Flour

Process and Composition for Reducing      United States        4,251,507
Dental Plaque

Rose Plant Patent                         United States        PP4,564

External Analgesic Compositions           United States        4,892,890


                       PATENTS LICENSED BY ELJENN INTERNATIONAL
                                  TO CHATTEM, INC.

       TITLE                                 COUNTRY            REG. NO.
------------------------------------------------------------------------

Method of Removal of Chlorine             United States        4,295,985
Retained by Human Skin and Hair


                          TRADEMARKS OWNED BY CHATTEM, INC.

                                                                  RENEWAL
       MARK                 COUNTRY             REG. NO.           DATE
----------------------------------------------------------------------------

Amphibious Formula         California           67887             11/12/2002
Amphibious Formula         Canada               332,073           09/18/2002
Amphibious Formula         Florida              928164            11/05/2002
Amphibious Formula         Hawaii               149564            12/09/2002
Amphibious Formula         Texas                40988             11/08/2002
Bronz Silk                 United Kingdom       --                --
Bullfrog                   California           67888             11/12/2002
Bullfrog                   Canada               332,935           10/09/2002

                                                                  RENEWAL
       MARK                 COUNTRY             REG. NO.           DATE
----------------------------------------------------------------------------

Bullfrog                   Florida              928165            11/05/2002
Bullfrog                   Hawaii               149562            12/09/2002
Bullfrog                   Mexico               422988            12/30/2001
Bullfrog                   Peru                 102006            03/05/2003
Bullfrog                   Texas                40989             11/08/2002
Bullfrog (design only)     United States        1,763,958         04/13/2003
Cardui (Calendars)         United States        1,738,319         12/08/2007
Chattem                    Uruguay              267255            07/03/2005
Chattem, Inc.              Hong Kong            831 of 1979       12/14/1999
CORN SILK                  Australia            A208,545          06/03/2002
CORN SILK                  Benelux              011,672           03/05/2005
CORN SILK                  Brunei               19394             12/21/2000
CORN SILK                  Canada               144,355           03/11/1996
CORN SILK                  Chile                374.978           09/23/2001
CORN SILK                  China                753821            07/06/2005
CORN SILK                  Costa Rica           36,183 R:6856     10/11/2002
CORN SILK                  El Salvador          241               05/24/2002
CORN SILK                  Great Britain        1,160,480         08/29/2002
CORN SILK                  Guatemala            18,987            11/14/1997
CORN SILK                  Honduras             40,059            06/15/2002
CORN SILK                  Indonesia            --                --
CORN SILK                  Ireland              99,464            08/24/2002
CORN SILK                  Italy                433,426           08/23/2004
CORN SILK                  Japan                1,571,445         03/28/2003
CORN SILK                  Malaysia             93/08798          11/09/2000
CORN SILK                  Mexico               --                --
CORN SILK                  New Zealand          B78,955           06/30/2001

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

CORN SILK             Nicaragua               22,811           06/04/2000
CORN SILK             Panama                  25.020           07/01/2000
CORN SILK             Philippines             25,031           10/07/1997
CORN SILK             Singapore                 --                --
CORN SILK             South Africa            65/2799          07/14/2005
CORN SILK             South Africa            7014734          10/22/2000
CORN SILK             Spain                   1797781             --
CORN SILK             Venezuela               53,774           12/05/1997
CORN SILK & DESIGN    Puerto Rico             24,727           05/20/2003
CORN SILK (Words)     Puerto Rico             24,726           05/20/2003
EXELLE                United States           1,229,147        03/08/2003
FLEXALL               Austria                 127,693          10/13/1999
FLEXALL ICE           Canada                  806,665           Pending
FLEX ALL 454 &        Switzerland             374890           7/21/2009
Design
FLEX-ALL              Benelux                 515044           07/17/1999
FLEX-ALL              Benelux                 464430           07/10/2002
FLEX-ALL              Canada                  374,278          10/12/2005
FLEX-ALL              Denmark                 0534/1991        01/25/2001
FLEX-ALL              Finland                 116,143          01/20/1992
FLEX-ALL              France                  1,542,430        07/20/1999
FLEX-ALL              Greece                  1995 610         09/14/1999
FLEX-ALL              Ireland                 136135           07/21/1996
FLEX-ALL              Italy                   570,574          7/20/1999
FLEX-ALL              Japan                     --                --
FLEX-ALL              Mexico                  471468           12/30/2001
FLEX-ALL              Norway                  146157           07/25/2001
FLEX-ALL              Portugal                257,341          12/10/2002

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

FLEX-ALL              Sweden                  225,489          08/20/2001
FLEX-ALL              Switzerland               --                --
FLEX-ALL              United Kingdom            --             00/00/1996
FLEX-ALL 454          Germany                 39504534         07/26/2005
FLEX-ALL 454          Spain                   1,513,722        12/05/1999
FLEX-ALL 454          Spain                   1,535,531        12/05/1999
GO ZONE               New Zealand             Z17068           03/23/1999
GO-ZONE               Australia               Pending             --
MUDD                  Argentina                 --                --
MUDD                  Australia                 --                --
MUDD                  Bahamas                 11,119           11/24/1997
MUDD                  Barbados                81/2822 (new)    11/29/2000
MUDD                  Benelux                 352,798          06/05/1998
MUDD                  Canada                  319,044             --
MUDD                  Chile                   374,979          09/23/2001
MUDD                  Costa Rica              59,614           10/16/1991
MUDD                  Denmark                 807/1979         03/23/1999
MUDD                  Dominican Republic      37,144           06/30/2004
MUDD                  Ecuador                 5442-90          12/20/2000
MUDD                  Finland                 77,509           05/05/2001
MUDD                  France                  1457621          03/25/1998
MUDD                  France                  1,052,859        03/25/1998
MUDD                  Guatemala               41,967           09/30/2001
MUDD                  Haiti                   478/62           01/23/2001
MUDD                  Honduras                29,800           08/03/2001
MUDD                  Italy                   946171           08/23/2004
MUDD                  Jamaica                 19,636           03/05/2002
MUDD                  Japan                   2,348,136        10/30/2001

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

MUDD                  Mexico                  422,990          12/30/2001
MUDD                  New Zealand             B123,667         06/06/1999
MUDD                  Nicaragua               12.301C.C.       01/29/2001
MUDD                  Panama                  027001           09/01/2001
MUDD SCRUB            Peru                    4365             12/24/2003
MUDD                  Puerto Rico             23,176           11/07/2000
MUDD                  Scandinavia               --                --
MUDD                  South Africa            B78/2675         06/06/1998
MUDD                  Spain                   922,501          10/20/2000
MUDD                  Sweden                  168,193          06/21/1999
MUDD                  Trinidad/Tobago         11,892           03/16/2008
MUDD                  United Kingdom          1274157          08/09/2007
MUDD                  Uruguay                 267256           07/03/2005
MUDD                  Venezuela               96,629           01/09/1996
MUDD & Design         Great Britain           B1,096,797       06/08/1999
MUDD (Katakana        Japan                   1,597,970        03/30/1993
Characters)
MUDD                  State of Tennessee        --             04/06/2000
NORDIC LOOK           Benelux                 480,589          04/05/2000
NORDIC LOOK           France                  831290
NORDIC LOOK           Germany                 1,191,126        03/29/2000
NORDIC LOOK           Italy                   583,576          04/06/2000
NORWICH               Canada                  UCA017,241       08/27/2002
PAMPRIN               Argentina               1,206,098        08/05/1996
PAMPRIN               Australia               A314,192         12/21/1998
PAMPRIN               Bahamas                 11,118           11/24/1997
PAMPRIN               Barbados                8,298            11/29/1991
PAMPRIN               Benelux                 350,181          12/29/1997

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

PAMPRIN               Colombia                94033538             --
PAMPRIN               Costa Rica              21618            05/17/1998
PAMPRIN               Denmark                 2186/1978        06/23/1998
PAMPRIN               Dominican Republic      27745            07/28/1998
PAMPRIN               Ecuador                 5441-90          12/20/1995
PAMPRIN               El Salvador             100              07/21/2001
PAMPRIN               Finland                 76987            03/20/2001
PAMPRIN               France                  1,433,022        10/30/1997
PAMPRIN               Great Britain           1,088,745        12/28/1998
PAMPRIN               Guatemala               35,443           09/28/1988
PAMPRIN               Haiti                   476/62           01/23/1991
PAMPRIN               Honduras                25,094           09/05/1998
PAMPRIN               Ireland                 92259            12/22/1998
PAMPRIN               Italy                   357789           01/18/1998
PAMPRIN               Mexico                  254,691              --
PAMPRIN               Netherland Antilles       --                 --
PAMPRIN               New Zealand             122,127          12/22/1998
PAMPRIN               Nicaragua               8968C.C.         09/09/1998
PAMPRIN               Norway                  102,879          08/28/1999
PAMPRIN               Panama                  22,932           01/05/1999
PAMPRIN               Peru                    102005           03/05/2003
PAMPRIN               Puerto Rico             21,511           07/21/1998
PAMPRIN               Singapore               446/93           06/14/2003
PAMPRIN               South Africa            77/5755          12/20/1997
PAMPRIN               Sweden                  167,905          06/01/1999
PAMPRIN               Switzerland             314910               --
PAMPRIN               Trinidad                14,470           12/07/1997
PAMPRIN               Venezuela               94,884           06/20/1995

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

PAMPRIN               West Germany            993,141          01/02/1998
PAMPRIN (Block        Canada                  234,475          07/20/2009
Letters)
PAMPRIN (Block        Honduras                25,094           09/05/1998
Letters)
PREMESYN PMS          France                  1,253,522        12/08/2003
(Stress mark over
"E")
PREMESYN PMS          Italy                   94 6167          08/23/2004
(Stress mark over
"E")
PREMESYN PMS          United Kingdom          1,327,285        11/18/2004
(Stress mark over
"E")
SHY (Applicator)      Canada                  N.S.177/45151    11/27/1997
SHY (Liquid Douche)   Canada                  TMA192,381       06/29/2003
SOLTICE               Hong Kong                    --              --
SOLTICE               Taiwan                       --              --
SOMETHING PERSONAL    Canada                  259,143          05/22/1996
SPRAY BLOND           Benelux                 431,162          04/29/1997
SPRAY BLOND           Denmark                 2330/1989        05/12/1999
SPRAY BLOND           France                  1,385,650        07/29/1996
SPRAY BLOND           France (International   IR,548,336
                      Mark for Madrid
                      Convention
                      Registrations)
SPRAY BLOND           Italy                   94 6170          08/23/2004
SPRAY BLOND           Switzerland             374349               --
SUMBRELLA             Australia                 --                 --
SUMBRELLA             New Zealand               --                 --
SUMMER HIGHLIGHTS     United States           1784718          07/27/2003
SUN IN                Australia               A235,497         01/06/2005

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

SUN IN                Bahamas                 11,120           11/24/1997
SUN IN                Benelux                 365,077          03/20/1990
SUN IN                Bophuthatswana          69/6154          12/22/1999
SUN IN                Canada                  171,191          09/11/1985
SUN IN                Great Britain           B1,123,580       11/06/2000
SUN IN                Ireland                 102,340          03/14/2001
SUN IN                New Zealand             B96253           02/24/2006
SUN IN                Puerto Rico               --                 --
SUN IN                South Africa            69/6154          12/22/1999
SUN IN                State of Tennessee        --             04/06/2002
SUN IN                Transkei                69/6154          12/22/1999
SUN-IN                Bophuthsatswana         69/6154          12/22/1999
SUN-IN                New Zealand             B96,253          02/24/2006
SUN-IN                Peru                    421              06/23/2003
SUN-IN                Puerto Rico             32,056           11/16/2002
SUN-IN                Venda                   69/6154          12/22/1999
THERA CARE            Canada                  TMA239,954       02/15/2010
THERA CARE & Design   Canada                  TMA269,249       05/21/1997
THERACARE (One        Great Britain           1,083,159        09/03/1998
Word)
THERACARE (One        Great Britain           1,083,160        09/03/1998
Word)
ULTRASWIM             Italy                   M193C002313          --
ULTRASWIM (Swimmer    United States           1760924          03/30/2003
Design)

                TRADEMARKS LICENSED BY ELJENN TO CHATTEM, INC.

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

ULTRASWIM             Argentina               1,126,019        02/04/1995
ULTRASWIM             Australia               A38,027          09/14/2003
ULTRASWIM             Bahamas                 11,284           05/09/1998
ULTRASWIM             Barbados                81/2968          05/17/2001
ULTRASWIM             Benelux                 397,277          03/01/2004
ULTRASWIM             Bermuda                 10,234           05/23/2005
ULTRASWIM             Canada                  280,281          06/10/1998
ULTRASWIM             Denmark                 1694-1986        07/25/1996
ULTRASWIM             Finland                 96011            09/05/1996
ULTRASWIM             France                  1,212,873        09/14/2002
ULTRASWIM             Germany                 1,054,979        09/17/2002
ULTRASWIM             Italy                   M193C002313      03/30/2003
ULTRASWIM             Japan                   137833/87        05/31/2000
ULTRASWIM             Malaysia                85/00685         02/12/2006
ULTRASWIM             Mexico                                   12/30/2001
ULTRASWIM             Norway                  124,666          04/03/1996
ULTRASWIM             Panama                  037265           09/23/1995
ULTRASWIM             Singapore               2664/84          05/17/2001
ULTRASWIM             South Africa/Clsk       84/3387          04/13/1994
ULTRASWIM             Sweden                  200155           03/07/1996
ULTRASWIM             Thailand                KOR12235         06/04/2004
ULTRASWIM             United Kingdom          1,181,836TM      09/16/2003
ULTRASWIM (Block      United States           1,197,606        06/15/2006
Ltrs Soap &
Shampoo)
ULTRASWIM             United States           1,681,731        04/07/2002
(Conditional & Body
Lotion)

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

ULTRASWIM (Shampoo    Puerto Rico             26,209           07/03/1995
& Conditioner)
ULTRASWIM (With       United States           1,417,131        01/05/2008
Dolphin Design)

                  OWNED BY SIGNAL MANAGEMENT & INVESTMENT CO.

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

454                   United States           75/005550          Pending
AMPHIBIOUS FORMULA    United States           1,279,505        05/29/2004
APPLE-HYDROXY         United States             --                --
BENZODENT             Algeria                 041014              --
BENZODENT             Argentina               1.213.551         11/11/1996
BENZODENT             Australia               123157              --
BENZODENT             Austria                 64286               --
BENZODENT             Benelux                 073989            11/05/2005
BENZODENT             Bophuthatswana          68/5776             --
BENZODENT             Canada                  UCA49940          04/24/1999
BENZODENT             Cuba                    92753             04/05/2005
BENZODENT             Denmark                 8454/1995         12/15/2005
BENZODENT             Denmark                 VR01.19391955     11/05/1995
BENZODENT             Finland                 79829             12/21/2001
BENZODENT             France                  1,517,062            --
BENZODENT             Germany                 670,221           04/30/2004
BENZODENT             Greece                  52099             01/29/2004
BENZODENT             Hong Kong               A1202/69             --
BENZODENT             Iceland                 458/1989             --
BENZODENT             Ireland                 57722                --
BENZODENT             Italy                   303,156              --
BENZODENT             Jordan                  10491                --
BENZODENT             Lebanon                 45293                --
BENZODENT             Monaco                  R-83.956613          --
BENZODENT             New Zealand             56682                --

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

BENZODENT             Norway                  106535               --
BENZODENT             Portugal                152583               --
BENZODENT             South Africa            68/5776-A            --
BENZODENT             Sweden                  174246           11/07/2000
BENZODENT             Switzerland             270209               --
BENZODENT             Transkei                Tr68/5776            --
BENZODENT             United Kingdom          BR742143             --
BENZODENT             United States           595,101          09/14/2004
BENZODENT             Venda                   68/5776              --
BENZOGEL              United States           1767890          04/27/2003
BENZOGEL              United States           74/650485         Pending
BULLFROG              United States           74/654831            --
BULLFROG              United States           1,279,506        05/29/2004
CAPSALOE              United States           74/715332         Pending
CORN SILK             United States           799,233          11/23/2005
CHILL STICK           United States           74/630796         Pending
CHILL STICK           Canada                     --                --
CORN SILK             United States           799,233           11/23/2005
CORN SILK & DESIGN    United States           1,457,919         09/22/2007
CORN SILK (Block      United States           1,193,832         04/20/2002
Letters & Bckgrnd)
DAY ONE               United States           1,608,789         08/07/2000
FLEX ALL              United States           75/005548          Pending
FLEX-ALL 454 (Block   United States           1,569,189         12/05/1999
Letters
FLEX-ALL 454          United States           1,481,352         03/22/2008
(Stylized)
FLEX-ALL OF           United States           COMMONLAW            --
COLORADO

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

FLEX-ALL-SOUTHWEST    United States           COMMONLAW            --
FOR THE PERIOD        United States           1,674,764        02/11/2002
BEFORE YOUR PERIOD
GOLD BOND             Benelux                 525,883          01/22/2003
GOLD BOND             Bulgaria                23234            03/26/2003
GOLD BOND             Canada                  TMA368196        04/27/2005
GOLD BOND             Czech Republic          187,034          03/30/2003
GOLD BOND             Indonesia               310,981          02/27/2003
GOLD BOND             Israel                  86,125           01/21/2000
GOLD BOND             Mexico                  448,844          02/19/2003
GOLD BOND             Morocco                 50,654           02/19/2013
GOLD BOND             Slovak Republic         172,163          03/25/2003
GOLD BOND             United Kingdom          1,422,292        04/18/1997
GOLD BOND             United States           1,209,453        09/21/2002
GOLD BOND             Ghana                      --             Pending
GOLD BOND             India                   590,366           Pending
GOLD BOND             Malaysia                93/00761          Pending
GOLD BOND             Singapore               S/1856/93         Pending
GOLD BOND             Spain                   1,745,203         Pending
GOLD BOND             United Arab Emirates    8,458             Pending
GOLD BOND             Venezuela               1233-95           Pending
HALF-AS-MUCH          United States           1,060,586         03/08/1997
HERBALAX              United States           74/650559             --
HI-THERM              United States           708,677           12/20/2000
ICY HOT               Bophuthatswana          77/2159           05/24/1997
ICY HOT               Canada                  TMA409,013        03/05/2008
ICY HOT               Mexico                  384016            10/03/2004
ICY HOT               Panama                  69596             09/29/2005

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

ICY HOT               Singapore                  --             06/14/2000
ICY HOT               South Africa            77/2159           05/24/1997
ICY HOT               Taiwan                  161832            10/31/2001
ICY HOT               Venda                   77/2159           05/24/1997
ICY-HOT               Argentina               1376579           03/30/2000
ICY-HOT               Australia               A310924           09/05/1998
ICY-HOT               Barbados                6708              07/31/1999
ICY-HOT               Benelux                 345750            05/17/1997
ICY-HOT               Bolivia                 36996-A           09/19/1997
ICY-HOT               Brazil                  770139868         02/07/2004
ICY-HOT               Colombia                Pending               --
ICY-HOT               Costa Rica              55381             04/06/1999
ICY-HOT               Costa Rica              87581             07/20/2004
ICY-HOT               Denmark                 VR00.611 1978     02/17/1998
ICY-HOT               Dominican Republic      26636             07/26/1997
ICY-HOT               Dutch Antilles          10476             11/22/2007
ICY-HOT               Ecuador                 409-88            1122/1992
ICY-HOT               El Salvador             170/84            09/02/2000
ICY-HOT               France                  1,409,746         06/08/1997
ICY-HOT               Greece                  60897             04/05/1998
ICY-HOT               Guatemala               34605/226/84      05/21/1998
ICY-HOT               Haiti                   74/80             10/28/1997
ICY-HOT               Honduras                24388             01/17/1998
ICY-HOT               Indonesia               247,234           03/04/1999
ICY-HOT               Italy                   344450            05/23/1997
ICY-HOT               Jamaica                 B18633            06/09/1998
ICY-HOT               Malaysia                M/B75961 (new)    08/11/1998
ICY-HOT               Nicaragua               7766-CC           12/19/1997

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

ICY-HOT               Paraguay                126,430          10/19/1997
ICY-HOT               Peru                    82345            12/15/2004
ICY-HOT               Philippines             36,541           01/21/2007
ICY-HOT               Spain                   868743           07/17/1998
ICY-HOT               Trinidad                B10689           05/21/2006
ICY-HOT               United States           970,575          10/16/1993
ICY-HOT               Uruguay                 218786           10/10/2000
ICY-HOT               Venezuela               99.844-F         07/06/1997
ICYHOT                United Kingdom          B1078443         05/13/1996
ICYHOT                Ireland                 B92568           05/17/1998
ICYHOT                Malaysia                M/B75961         08/11/1998
ICYHOT                Sarawak                 B17,092          08/15/1998
META CINE             United States           372,963          11/21/1999
MICRON                United States           1,499,169        08/09/2008
MUDD                  United States           1,011,938        05/27/2005
MUDD FACIAL           United States           74/571539          Pending
TREATMENT
MUDD                  United States           1,290,647        08/21/2004
MUDD SPA TREATMENT    United States           74/537103          Pending
N & Design            United States           1,765,513        04/20/2003
NORWICH               Puerto Rico             6172             08/08/1996
NORWICH               United States           1732425          11/17/2002
PAMPRIN               Panama                  22,932           01/05/1999
PAMPRIN               Philippines               --                --
PAMPRIN               United States           709,866          01/17/2001
PAMPRIN IB            United States           1,499,182        08/09/2008
PAMPRIN               United States           74/702071          Pending

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

PREMSYN PMS (stress   United States           1,471,156        01/05/2008
mark over "E")
QUIK GEL              United States           1,951,563        01/23/2006
QUIK GEL              United States           74/654830          Pending
SILKENOL              United States           1,604,279        07/03/2000
SUNCLYME              United States           343,858          03/09/1997
SUN IN (without       United States           908,769          02/03/2001
hyphen)
SUN-IN (Block         United States           1,456,006        09/08/2007
Letters)
SUN-IN (design)       United States           1,059,766        02/22/1997
SUN IN STREAKER       United Kingdom          1197101          06/03/2004
TADPOLE               United States           1,339,919        06/11/2005
THE ONCE A DAY, ALL   United States             --                --
DAY SUNSCREEN
THE ULTIMATE          United States           74/597971          Pending
WATERPROOF SUNBLOCK
THERA CARE            United States           1,092,610        06/06/1998
TRAINER'S CHOICE      United States           74/609,150         Pending
VERALAX               United States           74/650560          Pending
VFW                   United States           75/026992          Pending


                        TRADEMARKS LICENSED BY VALMONT TO
                        SIGNAL MANAGEMENT & INVESTMENT CO.

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

PHISO                 Canada                  157674           07/12/1998
PHISOAC               Canada                  118977           07/29/2005

    MARK                 COUNTRY              REG. NO.         RENEWAL DATE
------------------------------------------------------------------------------

PHISOAC (Stylized)    United States           699720           06/21/2000
PHISOCARE             Canada                  196899           01/18/2004
PHISODAN              Canada                  132672           09/13/2008
PHISODAN              Puerto Rico             13379            06/01/1995
PHISODAN (Stylized)   United States           764556           02/11/2004
PHISODERM             Canada                  78/20300         03/15/2003
PHISODERM             Puerto Rico             19097            09/18/1994
PHISODERM             United States           408558           08/15/2004
PHISOFOAM             Canada                  157673           07/12/1998
PHISOLAN              Canada                  240802           03/07/1995
PHISOPUFF (Block)     United States           1294345          09/11/2004

                                SCHEDULE 6.23(a)

                            REAL PROPERTY LOCATIONS


1.   1715 38th Street, Chattanooga, Hamilton County, Tennessee, 37409 (owned).

2. Phase I, Phase II-A and Phase II-B, South Broad Street Center, Chattanooga, Hamilton County, Tennessee, 37408 (leased).

3.   3110 South Broad Street, Chattanooga, Tennessee, 37408 (subleased).

4. Real Property located on Wauchitchie Pike, Chattanooga, Tennessee consisting of approximately .02 acres (owned).

5. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately .13 acres (owned).

6.   Real Property located at 1810 W. 37th Street, Chattanooga, Tennessee
     (owned). *

7.   Real Property located at 1808 W. 37th Street, Chattanooga, Tennessee
     (owned). *

8.   Real Property located at 1801 W. 38th Street, Chattanooga, Tennessee
     (owned). *

9.   Real Property located on W. 38th Street, Chattanooga, Tennessee (owned). *

10. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately .16 acres (owned).

11. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately 2.4 acres (owned).

     * 4, 5, 6 & 7 together consist of approximately 1.89 acres.

                                SCHEDULE 6.23(b)

                          PERSONAL PROPERTY LOCATIONS


1.   1715 West 38th Street, Chattanooga, Hamilton County, Tennessee, 37409.

2. Signal Investment & Management Co., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19890.

3. Phase I, Phase II-A and Phase II-B, South Broad Street Center, Chattanooga, Hamilton County, Tennessee, 37408.

4.   3110 South Broad Street, Chattanooga, Tennessee, 37408.

5.   Morgan and Sampson
     P.O. Box 2646
     6433 Gayhart Street
     Los Angeles, Los Angeles County, California

6.   Island Sales
     P.O. Box 729
     497-563 Kam Highway
     Kaneohe, Honolulu County, Hawaii

7.   Fluid Packaging
     800 Airport Road
     Lakewood, Ocean County, New Jersey

8.   Bradford Soap Works
     CS 1007
     West Warwick, Kent County, Rhode Island

9.   Kolmar
     Skyline Division
     Port Jervis, Orange County, New York

10.  Niemond Industries
     2500 Taylorsville Road
     Statesville, Iredell County, North Carolina

11.  Prent Corporation
     2225 Kennedy Road
     Janesville, Rock County, Wisconsin

12.  Marietta Corporation
     P.O. Box 5250
     Cortland, Cortland County, New York

13.  Vee Pac
     5321 Danshu Road

    Countryside, Cook County, Illinois

14. Walker Co. Work Center
    Euclid Avenue
    Route 2, Box 700
    Chickamauga, Walker County, Georgia

15. Hewitt Packaging
    333 Lindon Avenue
    Dayton, Mongomery County, Ohio

16. Walco Packaging
    805 Commerce Drive
    Conyers, Rockdale County, Georgia

17. 3102 Williams St.
    Chattanooga, Hamilton County, Tennessee

18. Light Manufacturing, Inc.
    1615 Sholar Avenue
    Chattanooga, Hamilton County, Tennessee

19. Cherokee Warehouses, Inc.
    520 West 31st Street
    Chattanooga, Hamilton County, Tennessee

20. Morgan and Sampson, Inc.
    1651 South Carlos Avenue
    Ontario, San Bernadino County, California

21. J B Labs
    130 Central Avenue
    Holland, Ottawa County, Michigan

22. Mikart, Inc.
    2909 Marietta Blvd., NW
    Atlanta, Fulton County, Georgia

23. PCI of Virginia
    5300 Klockner Drive
    Richmond, Henrico County, Virginia

24. Taylor Whse. Cold Storage
    449 Howard Avenue
    Holland, Ottawa County, Michigan

25. Winn Packaging
    c/o Package Supply
    931 LeSaint Drive
    Fairfield, Butler County, Ohio

26. Menasha

    10333 High Point Road
    Olive Branch, De Soto County, Mississippi

27. Ivers Lee
    174 Clinton Road
    West Caldwell, Essex County, New Jersey

                               SCHEDULE 6.23 (c)
                               -----------------

                            CHIEF EXECUTIVE OFFICES
                            -----------------------

    Chattem, Inc.
    1715 West 38th Street
    Chattanooga, Tennessee 37409

    Signal Investment & Management Co.
    1105 North Market Street, Suite 1300
    Wilmington, Delaware 19890

                                 SCHEDULE 7.6
                                 ------------
                                  INSURANCE
                                  ---------

ACORD.        INSURANCE BINDER                           ISSUE DATE (MM/DD/YY)

                                                               04/01/96
-------------------------------------------------------------------------------
    THIS BINDER IS A TEMPORARY INSURANCE CONTRACT, SUBJECT TO THE CONDITIONS SHOWN ON THE REVERSE SIDE OF THIS FORM.
-------------------------------------------------------------------------------
COMPANY                                COMPANY                     BINDER NO.

ASSOCIATED GENERAL AGENCY, INC.       KEMPER NATIONAL             1768
620 Lindsay Street                    -----------------------------------------
P.O. Box 11248                        Effective              Expiration
Chattanooga       TN 37401            Date     Time          Date     Time
                                      -----------------------------------------
                                     04/01/96  12:01 X AM   01/01/96 12:01 X AM
                                                       PM                  noon
                                      -----------------------------------------
                                      THIS BINDER IS ISSUED TO EXTEND COVERAGE
CODE              SUBCODE             IN THE ABOVE NAMED COMPANY PER EXPIRING
                                      POLICY NO.:
-------------------------------------------------------------------------------
INSURED                               DESCRIPTION OF OPERATIONS/VEHICLES/
                                      PROPERTY (Including Location)
                                      #1-1715 WEST 38TH ST., BLDG. #31, BLDG.
                                      #16 CHURCH ST., CHATTANOOGA, TN /
                                      #2-3100 WILLIAMS STREET, CHATTANOOGA, TN
CHATTEM, INC.                         #3-3110 S. BROAD STREET, CHATTANOOGA, TN
ETAL                                  / #4-RING WAY CENTER, EDISON ROAD,
1715 West 38th Street                 BASINGSTOKE, UK / #5-1651 S. CARLOS AVE.
Chattanooga, TN 37408-0000            ONTARIO, CA / #6-520 W. 31ST STREET,
                                      CHATTANOOGA, TN / #7-UNNAMED LOCATIONS /
                                      #8-2220 ARGENTIA ROAD, MISSISSAUGA, ON
-------------------------------------------------------------------------------
COVERAGES                                                    RATES
-------------------------------------------------------------------------------
TYPE OF INSURANCE            COVERAGE FORMS          AMOUNT DEDUCTIBLE COINSUR.
-------------------------------------------------------------------------------
PROPERTY CAUSES OF LOSS  POLICY AMOUNT - BLANKET     112,335,648/50,000
                         LIMIT FOR LOC #1 & #8
_ BASIC  _ BROAD         FOR REAL PROP, PERSONAL
         X SPEC.         PROPERTY, BUS. INCOME BALANCE
----------------         OF LOC'S SUBLIMITED
-------------------------------------------------------------------------------
GENERAL LIABILITY                                     GENERAL AGGREGATE  $
_ COM. SPECIAL GENERAL LIABILITY                      PRODUCTS-COMP AGL  $
  _ CLAIMS MADE  _ OCCUR                          PERSONAL & ADM. INJURY $
_ OWNERS & CONTRACTORS PROT.                             EACH OCCURRENCE $
----------------------     RETRO DATE FOR     FIRE DAMAGE (Any one fire) $
                           CLAIMS MADE:    MED. EXPENSE (Any one person) $
-------------------------------------------------------------------------------
AUTOMOBILE LIABILITY                               COMBINED SINGLE LIMIT $
_ ANY AUTO                                    BODILY INJURY (Per person) $
_ ALL OWNED AUTOS                           BODILY INJURY (Per accident) $
_ SCHEDULED AUTOS                                        PROPERTY DAMAGE $
_ HIRED AUTOS                                           MEDICAL PAYMENTS $
_ NON OWNED AUTOS                                  PERSONAL INJURY PROT. $
_ LIM. OF LIABILITY                                   UNINSURED MOTORIST $
_                                                                        $
-------------------------------------------------------------------------------
AUTO MEDICAL DAMAGE        _ ALL VEHICLES              ACTUAL CASH VALUE $
_ DEDUCTIBLE               _ SCHEDULED VEHICLES            STATED AMOUNT $
_ COL. NON: _______                                                OTHER $
_ OTHER THAN COL.
-------------------------------------------------------------------------------
EXCESS LIABILITY                                         EACH OCCURRENCE $
_ UMBRELLA FORM                                                AGGREGATE $
_ OTHER THAN             RETRO DATE FOR                     SELF-INSURED
  UMBRELLA FORM          CLAIMS MADE:                          RETENTION $
-------------------------------------------------------------------------------
WORKERS'                                                STATUTORY LIMITS
COMPENSATION                                               EACH ACCIDENT $
AND EMPLOYERS                                      DECREASE-POLICY LIMIT $
LIABILITY                                         DECREASE-EACH EMPLOYEE $
-------------------------------------------------------------------------------
SPECIAL CONDITIONS/OTHER COVERAGES
    CONDITIONS AND COVERAGE EXTENSIONS AS PRESENTED ON OUR PROPOSAL DATED
    APRIL 1, 1996 APPLY, AGREED AMOUNT ENDORSEMENT INCLUDED FOR 60 DAYS.
-------------------------------------------------------------------------------
NAME & ADDRESS
-------------------------------------------------------------------------------
                                          _ MORTGAGEE     _ ADDITIONAL INSURED
NATIONSBANK - TENNESSEE                   X LOSS PAYEE
633 CHESTNUT STREET                       LOAN #
CHATTANOOGA    TN 37402                   -------------------------------------
                                          AUTHORIZED REPRESENTATIVE

                                          Mark Chesnutt
                                          --------------------
                                          /s/ Mark A. Chesnutt
-------------------------------------------------------------------------------
ACORD (7/90)                                                ACORD CORPORATION
-------------------------------------------------------------------------------
                                                                           SMR

[LOGO]

                                CHATTEM, INC.
                               Chattanooga, TN


                            HPR PROPERTY PROPOSAL
                     KEMPER (AMERICAN PROTECTION INS. CO.)
                                    (Cont'd)

COVERAGE

Insures against all risks, except as excluded under Kemper National's policy form, of direct physical loss or damage to property insured and for the coverage designated in the schedule of locations attached.

LIMITS OF LIABILITY

Property Damage - blanket coverage for                            Included in
Loc. #1 which includes 1715 W. 38th St.,                        Policy Amount
Bldg. #16 Church St., Bldg. #31 and Loc. #6                   of $112,335,646
520 W. 31st St. Separate sublimits for all other locations per schedule.

Business Interruption - included for Loc. #1                      Included in
and #6 on blanket basis.  Separate sublimits for                Policy Amount
all other locations per schedule.                             of $112,335,646
Ordinary payroll is included.

Extra Expense - sublimit per location                              $1,000,000
Does not apply to Unnamed locations.

Miscellaneous Unnamed Locations                                    1,000,000

Contingent Business Income - need underwriting                   NOT INCLUDED
information in order to provide quote

Earthquake - per occurrence/annual aggregate                       50,000,000
excluding coverage for California

Flood - per occurrence/annual aggregate                            50,000,000

Accounts Receivable - sublimit of liability                         1,000,000

     Value Papers - sublimit of liability                        1,000,000

     Newly Acquired Property for a period of 90 days             1,000,000

     Transit Coverage - per occurrence                             500,000

     Pollution sublimit                                             25,000

     Demolition/increased cost of construction sublimit         10,000,000

     Debris Removal                                       25% or 5,000,000

     Off Premises Power - including transmission                 1,000,000
     facilities (property damage and time element)
     Does not include telecommunications or sewer.

     Errors & Omissions Coverage                                 1,000,000

     Trade Shows, Exhibitions                                      100,000

     Electronic Data Processing                  Included in Policy Amount

     Boiler & Machinery Coverage:


         Limits of Liability: Per limits as shown on the schedule attached
         Property Damage:     Expediting Expense Limitation        100,000
                              Ammonia Contamination Limitation     100,000
                              Water Damage Limitation              100,000

DEDUCTIBLES:

A $50,000 combined deductible applies except for the following:

     Flood                            $50,000          Straight Deductible
     Earth Movement                    50,000          Straight Deductible
     Transit                           10,000          Straight Deductible
     Data Processing                    5,000          Straight Deductible
     Boiler and Machinery (PD/TE)      50,000          Straight Deductible
     Trade Shows, Exhibitions           5,000          Straight Deductible

A 24 hour waiting period (in addition to the applicable deductible) applies to Off Premises Power (time element).

LOCATION SCHEDULE:

1. Consumer Products            Real & Personal Property                     --
   Includes Bldg. #16&#31       Business Interruption                        --
   1715 W. 38th Street          Extra Expense                         1,000,000
   Chattanooga, TN              Accounts Receivable                   1,000,000
   37409-1248                   Valuable Papers                       1,000,000
                                Flood                                50,000,000
                                Earth Movement                       50,000,000
                                Off Premises Power-Property Damage    1,000,000
                                Off Premises Power-Time Element     Incl. w/OPP
                                Demolition-Increased Cost of Constr. 10,000,000

2. Williams St. Warehouse       Personal Property                    14,215,235
   3100 Williams Street         Business Interruption                   500,000
   Chattanooga, TN              Extra Expense                         1,000,000
   37410-1031                   Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                17,715,235
                                Earth Movement                       17,715,235

3. 3110 Broad Street            Personal Property                       336,250
   Chattanooga, TN              Business Interruption                   500,000
   37408-3057                   Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 3,836,250
                                Earth Movement                        3,836,250

4. Ring Way Center              Real & Personal Property              3,681,864
   Edison Road                  Business Interruption                   500,000
   Basingstoke                  Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 7,181,864
                                Earth Movement                        7,181,864
                                Demolition-Increased Cost of Constr.  7,181,864

5. 1651 S. Carlos Avenue        Personal Property                     1,651,250
   Ontario, CA 91761-7649       Business Interruption                   500,000
                                Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 5,151,250

6. 520 W. 31st Street           Personal Property                            --
   Chattanooga, TN              Business Interruption                   500,000
   37410-1115                   Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 3,607,000
                                Earth Movement                        3,607,000

7.  Unnamed Locations      Real Property, Personal Property               ***
                              and Extra Expense
                           Combined Sublimits of Liability          1,000,000

8.  2220 Argentia Road     Real & Personal Property                 2,056,250
    Mississauga, ON        Business Interruption                      500,000
                           Extra Expense                            1,000,000
                           Accounts Receivable                      1,000,000
                           Valuable Papers                          1,000,000
                           Flood                                    5,556,250
                           Earth Movement                           5,556,250
                           Demolition - Increase Cost of Constr.    5,556,250

    Transit Coverage                                                  500,000


***Must have a complete listing of all properties covered under this provision at time of binding.



NOTE: REFERENCE LOCATION #2, #3, #4, #5, #8: Values used are 125% of values listed on latest statement of values.

NOTE: REFERENCE LOCATION #2 (WILLIAMS STREET): Values on latest "statement of values" were $18,668,000. Kemper obtained revised values from Chattem, Inc. in the amount of $11,372,188. The value listed on policy for this location reflects 125% of $11,372,188.

CHATTEM, INC.
DETERMINATION OF VALUES


THE FOLLOWING IS A LISTING OF LOCATIONS WITH VALUES BY LOCATION.

LOCATION #1     - 1715 W. 38TH STREET, INCL.
                  BLDG #16 AND #31
                  REAL & PERSONAL PROPERTY             $25,314,047.
                  BUSINESS INTERRUPTION                $63,530,000.

LOCATION #2     - WILLIAMS STREET WAREHOUSE
                  REAL & PERSONAL PROPERTY             $14,215,235.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #3     - 3110 BROAD STREET
                  REAL & PERSONAL PROPERTY                $336,250.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #4     - RING MAY CENTER, EDISON RD.,
                  BASINGSTOKE, UK
                  REAL & PERSONAL PROPERTY              $3,681,864.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #5     - 1651 S. CARLOS AVE.,
                  ONTARIO, CA
                  REAL & PERSONAL PROPERTY              $1,651,250.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #6     - 520 W. 31ST STREET
                  PERSONAL PROPERTY                       $107,000.

LOCATION #7     - UNNAMED LOCATIONS                     $1,000,000.

LOCATION #8     - 2220 ARGENTIA ROAD,
                  MISSISSAUGA, ONTARIO
                  REAL & PERSONAL PROPERTY              $2,056,250.
                  BUSINESS INTERRUPTION                   $500,000.
                  (THIS LOCATION WILL BE
                  INCLUDED ON SEPARATE
                  POLICY.)

                        INSURANCE AUDIT AND INSPECTION COMPANY






                               EXECUTIVE SUMMARIES 1995

                                         FOR


                                    CHATTEM, INC.
                                CHATTANOOGA, TENNESSEE

                          INSURANCE AUDIT & INSPECTION COMPANY        I-A (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004

                                                          DATE: December 4, 1995

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Property and Time Element
PERILS INSURED: All Risks


INCEPTION: June 30, 1995      EXPIRATION: May 31, 1996       POLICY #: 6059041
INSURER: Commerce and Industry                                PREMIUM: $79,768
AGENT/BROKER: Associated General Agencies            TELEPHONE: (423) 756-4452

NAMED INSURED: Chattem, Inc.

COVERAGES AND LIMITS:
    Policy Limit:                                                  $125,994,100

LOC.
NO.      DESCRIPTION                                              SUBLIMIT
---      -----------                                              --------
1-1      West 38th St., Chattanooga, Tennessee
                      Real and Personal Property, Gross Earnings   $93,501,000
                      Extra Expense                                  1,000,000

2-1      Church St., Chattanooga, Tennessee
                      Real and Personal Property, Gross Earnings       231,000
                      Extra Expense                                    100,000

3-1      Office Building #13, Chattanooga, Tennessee
                      Real and Personal Property, Gross Earnings     3,147,000
                      Extra Expense                                  1,000,000

4-1      3801-11 St. Elmo Ave., Chattanooga, Tennessee
                      Real and Personal Property, Gross Earnings     3,705,000
                      Extra Expense                                  1,000,000

5-1      3102 Williams St., Chattanooga, Tennessee
                      Real and Personal Property, Gross Earnings    19,668,000
                      Extra Expense                                  1,000,000

6-1      3110 Broad Street, Chattanooga, Tennessee
                      Real and Personal Property, Gross Earnings       369,000
                      Extra Expense                                    100,000

7-1      Edison Road, Basingstoke, United Kingdom
                      Real and Personal Property, Gross Earnings     2,000,000
                      Extra Expense                                    100,000

8-1      1651 South Carlos Ave., Ontario, California
                      Real and Personal Property, Gross Earnings     1,421,000
                      Extra Expense                                    100,000

                          INSURANCE AUDIT & INSPECTION COMPANY        I-A (p. 2)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004

                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Property and Time Element
PERILS INSURED: All Risks


9-1      520 W. 31st St., Chattanooga, Tennessee
                      Real and Personal Property, Gross Earnings       207,000
                      Extra Expense                                    100,000


OTHER SUBLIMITS:

    Demolition & Increased Cost of Construction, Property
        Damage & Time Element                                        1,000,000
    Off-Premises Power, Property Damage                              1,000,000
    Off-Premises Power, Time Element                                 1,000,000
    Newly-Acquired Locations, 120 Days                               1,000,000
    Valuable Papers and Records                                        500,000
    Earthquake, Annual Aggregate                                    50,000,000
    Flood, Annual Aggregate             All Locations Except 8-1    50,000,000
                                        Location 8-1                       Nil
    Accounts Receivable                                               $500,000
    Electronic Data Processing Media                                 1,000,000
    Electronic Data Processing Equipment                            10,000,000
    Electronic Data Processing Extra Expense                           100,000
    Personal Property at Miscellaneous Unscheduled Locations         1,000,000
    Transit                                      Each Conveyance       500,000
                                                 Each Occurrence     1,000,000
    Boiler and Machinery                                            50,000,000
        Expediting Expenses                                            100,000
        Hazardous Substance Clean-up                                   100,000
        Water Damage                                                   100,000
    Errors and Omissions in Values   Lesser of $100,000 or 5% of Value Insured
    Pollutant Clean-up and Removal, Annual Aggregate                   $25,000

DEDUCTIBLES:
    Transit                                                            $10,000
    Boiler and Machinery Time Element                                 24 hours
    Boiler and Machinery Service Interruption                         24 hours
    All Other                                                           50,000

COVERED PERILS: All Risks Including Flood, Earthquake, and Boiler and Machinery

COINSURANCE:
    Property Damage                                                       100%
    Time Element                                                          100%

GROSS EARNINGS ORDINARY PAYROLL COVERAGE:                             Excluded

VALUATION:                                                   Actual Cash Value

                          INSURANCE AUDIT & INSPECTION COMPANY        I-A (p. 3)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Property and Time Element
PERILS INSURED: All Risks


FORMS AND ENDORSEMENTS:
    40345 (11/92)     Declarations
    40346 (4/84)      Location Schedule
    40351 (4/84)      Property Damage Coverage Agreement
    40353 (3/90)      Gross Earnings Coverage Agreement
    40354 (4/84)      Extra Expense Coverage Agreement
    40348 (9/90)      Covered Perils
    40357 (4/84)      Transportation Coverage Agreement
    40358 (4/84)      Accounts Receivable Coverage Agreement
    B&M               Boiler and Machinery Coverage Agreement
    40350 (1/89)      Conditions
    40352 (4/84)      Time Element Conditions
    CT1               Data Processing Limits, Deductible, and Coinsurance
    40010             Data Processing Equipment Coverage Agreement
    40012             Data Processing Data and Media Coverage Agreement
    40014             Data Processing Extra Expense Coverage Agreement
    E&01              Errors and Omissions Coverage Provisions
    0124              Land and Water Exclusion, Debris Removal Clause,
                           Pollutant Clean-up Provisions and Exclusion
    40360             Boiler and Machinery Coverage Provisions
 1. 40363 (4/84)      Gross Earnings Ordinary Payroll Exclusion
 2. 40367 (4/84)      Delete Replacement Cost Coverage Provisions
 3. 40366 (4/84)      Coinsurance Provisions
 4. 40361 (4/84)      Flood Coverage Provisions
 5. 40362 (4/84)      Earthquake Coverage Provisions
 6. 40369 (4/84)      Valuable Papers and Records Coverage Provisions
 7. 40370 (4/84)      Selling Price Valuation for Non-Manufactured Stock
 8. 40372 (1/87)      Demolition and Increased Cost of Construction
                           Provisions--Property Damage
 9. 40371 (1/87)      Demolition and Increased Cost of Construction
                           Provisions--Time Element
10. 40379 (4/84)      Off-Premises Power Provisions--Property Damage
11. 40364 (4/84)      Data Processing Media Valuation Includes Cost of
                           Gathering Information
12. MULL              Miscellaneous Unnamed Locations Coverage Provisions
13.                   90-Day Notice Requirement in Event of Cancellation
                           or Non-Renewal
14. 52169 (5/92)      Tennessee Cancellation and Non-Renewal Provisions--60-Day
                           Notice Requirement
15. 52133 (3/94)      California Cancellation and Non-Renewal Provisions--30-Day
                           Cancellation and 60-Day Non-Renewal Notice
                           Requirement

                          INSURANCE AUDIT & INSPECTION COMPANY    II-A-1 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4892
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995

CLIENT NAME:    Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:    Workers' Compensation - Tennessee
PERILS INSURED: Occupational Injury & Disease

INCEPTION: January 1, 1995        EXPIRATION: When cancelled      POLICY #: 0116
INSURER: Tennessee Association of Business                            PREMIUM: $
         Select Self Insured Trust
AGENT/BROKER:                                          TELEPHONE: (615) 256-2219

NAMED INSURED:  Chattem, Inc.

COVERAGES AND LIMITS:
    Workers' Compensation                                    Tennessee Statutory

FORMS AND ENDORSEMENTS:
    Certificate
    Indemnity Agreement

                          INSURANCE AUDIT & INSPECTION COMPANY     II-A-2 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4892
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Workers' Compensation & Employers' Liability - AL, AZ, CA, CO, CT, FL, GA, IL, IN, LA, MD, MA, MI, MN, MO, NY, NC, OK, PA, TX, VT, WI
PERILS INSURED: Occupational Injury & Disease

INCEPTION: May 31, 1995       EXPIRATION: May 31, 1996   POLICY #: 3BG 053367-00
INSURER: American Motorists                                     PREMIUM: $18,447
AGENT/BROKER: Associated General Agency                TELEPHONE: (423) 756-4452

NAMED INSURED: Chattem, Inc.

COVERAGES AND LIMITS:
    Workers' Compensation                                             Statutory
    Employers' Liability Each Accident                               $1,000,000
                         Aggregate, Injury by Disease                 1,000,000
    Other States, except ME, NV, ND, OH, TN, WA, WV, WY               Statutory

EXPERIENCE MODIFIER HISTORY:
1986-87     .95         1990-91      .93         1995-96      .87
1987-88     .81         1991-92      .84
1987-88     .81         1992-93      .75
1988-89     .94         1993-94      .81
1989-90     .80         1994-95      .79


FORMS AND ENDORSEMENTS:
       WC 00 00 0A           Information Page and Classification Schedules
       WC 00 00 00 (4/84)    Coverage Agreement
       WC 00 04 14 (7/90)    Notification of Change in Ownership Requirements
       WC 00 04 06 (4/84)    Premium Discount Provisions--AL, AZ, CA, CO, FL,
                                GA, FL, IN, LA, MD, MI, MA, TX, MN, MO, NY, PA, NC, VA, WI
       WC 04 03 01 (1/91)    California Changes
       WC 04 04 02 (1/95)    California Mandatory Rate Change Provisions
       WC 99 04 47A (1/95)   California Notice
       WC 04 03 60 (8/86)    California Employers' Liability Changes
       WC 05 04 02 (11/90)   Colorado Classification Provisions
       WC 99 06 17 (1/92)    Colorado Disclosure Notice
       WC 06 03 03A (1/91)   Connecticut Coverage Extends to Fund Assessments
       WC 06 03 01 (4/84)    Connecticut Application of Policy
       WC 20 03 02 (5/86)    Massachusetts Assessments
       WC 20 03 03 (4/90)    Massachusetts Notice: Rates/Premiums and
                                Reserves/Settlements
       WC 20 03 01 (4/84)    Massachusetts Unlimited Employers' Liability
                                Coverage
       WC 17 03 02 (9/90)    Louisiana Punitive Damages Exclusion
       WC 17 03 01 (7/84)    Louisiana Changes--Other States Coverage
                                Provisions
       WC 21 06 01 (4/84)    Michigan Conformity to State Law Provisions
       WC 7502a (1/83)       Michigan Notice

                          INSURANCE AUDIT & INSPECTION COMPANY     II-A-2 (p. 2)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4892
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Workers' Compensation & Employers' Liability - AL, AZ, CA, CO, CT, FL, GA, IL, LA, MD, MA, MI, MN, MO, NY, NC, OK, PA, TX, VT, WI
PERILS INSURED: Occupational Injury & Disease


       WC 24 03 01 (4/84)    Missouri Unlimited Employers' Liability Coverage
       WC 20 03 01 (4/84)    New Jersey Unlimited Employers' Liability Coverage
       WC 99 04 46B (10/94)  New York Rate Revision Provisions
       WC 31 03 08 (4/84)    New York Unlimited Employers' Liability Coverage
       IL 79 81 (9/93)       Oklahoma Fraud and Deceit Warning
       WC 37 06 01 (4/84)    Pennsylvania Inspection of Manuals
       WC 37 06 02 (4/84)    Pennsylvania Insurance Consultation Services Act
                                Exemption
       WC 42 03 06 (10/92)   Texas Maintenance Tax Surcharge Recoupment
                                Provisions
       WC 44 06 01 (4/84)    Vermont Conformity to State Law Provisions
       WC 488 06 01B (4/94)  Wisconsin Conformity to State Law Provisions
       WC 02 06 01 (5/86)    Arizona Cancellation Provisions--30-Day Notice
                                Requirement
       WC 04 06 01A (12/93)  California Cancellation Provisions--30-Day Notice
                                Requirement
       WC 10 06 01 A (4/93)  Georgia Cancellation, Change, and Non-Renewal
                                Provisions--60-Day Cancellation and
                                Non-Renewal, 45-Day Change Notice Requirements
       WC 12 06 01B (6/89)   Illinois Changes--60-Day Cancellation and
                                Non-Renewal Notice Requirements
       WC 17 06 01 (11/92)   Louisiana Cancellation Provisions--20-Day Notice
                                Requirement
       WC 19 06 01 (10/84)   Maryland Cancellation Provisions--30-Day Notice
                                Requirement
       WC 20 06 01 (6/92)    Massachusetts Cancellation Provisions--10-Day
                                Notice Requirement
       WC 22 06 01A (10/92)  Minnesota Cancellation and Non-Renewal
                                Provisions--30-Day Cancellation and 60-Day
                                Non-Renewal Notice Requirement
       WC 24 06 01A (4/91)   Missouri Cancellation and Non-Renewal
                                Provisions--30-Day Notice Requirement
       WC 32 03 01A (10/93)  North Carolina Cancellation Provisions--30-Day
                                Notice Requirement
       WC 35 06 01A (10/90)  Oklahoma Cancellation, Non-Renewal, and Change
                                Provisions--45-Day Non-Renewal and Change
                                Notice Requirements
       WC 37 06 03 (12/87)   Pennsylvania Cancellation Provisions--60-Day
                                Notice Requirement
       WC 42 03 01C (1/91)   Texas Changes--30-Day Cancellation and Non-Renewal
                                Notice Requirement
       WC 44 06 02A (9/91)   Vermont Cancellation and Non-Renewal
                                Provisions--45-Day Notice Requirement
       WC 45 06 02 (7/93)    Virginia Cancellation and Non-Renewal
                                Provisions--30-Day Notice Requirement

                          INSURANCE AUDIT & INSPECTION COMPANY     II-B (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4892
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: General Liability--CLAIMS MADE
PERILS INSURED: Bodily Injury, Property Damage, Personal Injury, Advertising Injury Liability



INCEPTION: June 1, 1995     EXPIRATION: June 1, 1996         POLICY #: 95-CHTT-9
INSURER: HBA Insurance Ltd.                                             PREMIUM:
AGENT/BROKER:                                                         TELEPHONE:

NAME INSURED: Chattem, Inc.; Chattem (U.K.) Ltd.; Chattem (Canada) Inc.

COVERAGES AND LIMITS:
      Each Occurrence and Aggregate, Including Defense Costs          $5,000,000

SUB-LIMITS:
      Fire Damage Liability, Each Occurrence                             300,000
      Medical Expenses, Each Person                                       10,000

DEDUCTIBLES:
      Each Occurrence                                                        500
      Aggregate                                                            2,500

RETROACTIVE DATE:                                                   June 1, 1986

FORMS AND ENDORSEMENTS:
       Declarations and Coverage Agreements
 1.    Additional Insured--Vendors: All Vendors of Covered Products
 2.    Fire Damage Coverage Agreement
 3.    Medical Expense Coverage Agreement
 4.    Other Insurance--Policy is Excess over Any Other Insurance

                          INSURANCE AUDIT & INSPECTION COMPANY     II-C-1 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004




                                                          DATE: December 4, 1995

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Business Auto Policy, Most States
PERILS INSURED: Liability, "No-Fault," Medical Payments, Uninsured Motorists, Physical Damage


INCEPTION: May 31, 1995     EXPIRATION: May 31, 1996    POLICY #: F3Y 019 769-22
INSURER: American Manufacturers Mutual                          PREMIUM: $39,865
AGENT/BROKER: Associated General Agency                TELEPHONE: (423) 756-4452

NAMED INSURED: Chattem, Inc.

COVERAGES AND LIMITS:
    Liability, Each Accident                     1 - Any Auto                                      $1,000,000
    Personal Injury Protection                   5 - Owned Autos Subject to No-Fault                Statutory
    Medical Payments, Each Person                3 - Private Passenger Autos Only                       5,000
    Uninsured Motorists, Each Accident           2 - Owned Autos                                    1,000,000
    Underinsured Motorists, Each Accident        2 - Owned Autos                                    1,000,000
    Comprehensive                                7 - Scheduled Vehicles Only                Actual Cash Value
    Collision                                    7 - Scheduled Vehicles Only                Actual Cash Value

DEDUCTIBLES:

FORMS AND ENDORSEMENTS:
    IL 79 01 (9/86)        Declarations
    CA 72 00 (12/93)       Automobile Declarations
    CA 79 89 (8/87)        Extension Schedule - Composite Rating
    CA 00 01 (12/93)       Business Auto Liability & Physical Damage Coverage
                              Agreement
    IL 7900 (7/87)         Conditions, Mutual Policy Provisions, Nuclear Energy
                              Liability Exclusion
    IL 01 46 (11/88)       Conditions
    CA 79 03 (3/95)        Statutory Changes: CA, MN, NJ, NY, PA
    CA 79 20 (3/92)        Additional Interest: First National Bank of Chicago
    CA 20 01 (12/93)       Additional Insured--Lessor: Automotive Rentals, Inc.
    CA 02 02 (3/93)        Arizona Cancellation & Non-Renewal
                              Provisions--10-Day Non-Renewal Notice
                              Requirement
    IL 70 25 (2/94)        California Cancellation & Non-Renewal
                              Provisions--60-Day Notice Requirement
    IL 70 09 (10/89)       Colorado Cancellation and Non-Renewal
                              Provisions--45-Day Notice Requirement
    IL 70 13 (12/93)       Connecticut Cancellation & Non-Renewal
                              Provisions--60-Day Notice Requirement
    CA 02 67 (10/94)       Florida Cancellation & Non-Renewal
                              Provisions--45-Day Non-Renewal Notice
                              Requirement
    IL 70 30 (9/94)        Georgia Cancellation & Non-Renewal
                              Provisions--45-Day Notice Requirement
    CA 02 70 (8/94)        Illinois Cancellation & Non-Renewal
                              Provisions--45-Day Notice Requirement
    IL 02 72 (6/89)        Indiana Cancellation & Non-Renewal
                              Provisions--45-Day Notice

                          INSURANCE AUDIT & INSPECTION COMPANY     II-C-1 (p. 2)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Business Auto Policy, Most States
PERILS INSURED: Liability, "No-Fault," Medical Payments, Uninsured Motorists, Physical Damage


                              Requirement
    CA 02 15 (5/94)        Maryland Cancellation & Non-Renewal
                              Provisions--45-Day Notice Requirement
    IL 70 50 (12/90)       Michigan Cancellation & Non-Renewal
                              Provisions--30-Day Notice Requirement
    CA 02 17 (3/94)        Michigan Cancellation & Non-Renewal
                              Provisions--30-Day Notice Requirement
    CA 02 19 (3/94)        Missouri Cancellation & Non-Renewal
                              Provisions--30-Day Cancellation and 60-Day Non-Renewal Notice Requirement
    IL 70 16 (6/89)        Ohio Cancellation and Non-Renewal
                              Provisions--30-Day Notice Requirement
    IL 70 20 (1/95)        Pennsylvania Cancellation & Non-Renewal
                              Provisions--60-Day Notice Requirements
    IL 70 23 (2/89)        Tennessee Cancellation & Non-Renewal
                              Provisions--60-Day Non-Renewal Notice
                              Requirement
    IL 70 51 (5/95)        Wisconsin Cancellation & Non-Renewal
                              Provisions--75-Day Non-Renewal Notice
                              Requirement
    CA 01 43 (1/87)        California Changes
    IL 01 69 (2/93)        Colorado Concealment, Fraud, Misrepresentation
                              Exclusion
    CA 01 07 (12/94)       Connecticut Changes
    CA 01 28 (5/94)        Florida Changes--Mediation and Physical Damage
                              Appraisals
    CA 01 20 (8/94)        Illinois Changes--Liability Coverage Applies to
                              Illinois Mandatory Limits First
    IL 01 58 (6/89)        Notice to Indiana Agent is Notice to Insurer
    IL 01 56 (7/89)        Indiana Concealment, Fraud, Misrepresentation
                              Exclusion
    CA 01 19 (3/94)        Indiana Application of Two Policies
    CA 73 21 (7/89)        Maryland Waiver of "No-Fault" Option
    CA 01 70 (5/94)        Maryland Changes--Liability Fellow-Employee
                              Exclusion Does Not Apply to Minimum Statutory
                              Limits
    CA 73 10 (7/89)        Maryland Uninsured Motorists Limits Options
    CA 73 20 (7/89)        Maryland "No-Fault" Waiver Explanation
    CA 01 10 (3/94)        Michigan Changes
    CA 01 65 (3/94)        Missouri Changes
    CA 01 88 (3/92)        New Jersey Changes--Pollution Exclusion Not
                              Applicable Up to Minimum Statutory Limits
    CA 01 26 (10/94)       North Carolina Changes
    CA 01 80 (3/95)        Pennsylvania Changes--Constitutionality Clause
    IL 09 10 (1/81)        Pennsylvania Inspection/Survey Notice
    CA 01 46 (3/94)        Tennessee Changes--Application of Two Policies
    CA 01 35 (9/94)        Washington Changes
    CA 01 17 (3/94)        Wisconsin Changes
    IL 79 68 (2/93)        Wisconsin Complaint Address Notice

                          INSURANCE AUDIT & INSPECTION COMPANY     II-C-2 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Business Auto Policy - Massachusetts
PERILS INSURED: Liability, Personal Injury Protection, Uninsured Motorists, Physical Damage

INCEPTION: May 31, 1995     EXPIRATION: May 31, 1995      POLICY #: X3P082937-00
INSURER: Arbella Mutual                                          PREMIUM: $4,382
AGENT/BROKER: Associated General Agency                TELEPHONE: (423) 756-4452

NAMED INSURED: Chattem, Inc.

COVERAGES AND LIMITS:
   Liability, Each Accident             7 - Schedule Autos            $1,000,000
   Personal Injury Protection           7 - Schedule Autos                 8,000
   Medical Payments, Each Person        7 - Scheduled Autos                5,000
   Uninsured Motorists, Each Accident   7 - Scheduled Autos            1,000,000
   Comprehensive                        7 - Scheduled Autos    Actual Cash Value

DEDUCTIBLE:
   Comprehensive                                                            $300

FORMS AND ENDORSEMENTS:
       MM 00 97 (9/91)     Declarations and Covered Auto Schedule
       CA 00 01 (12/90)    Business Auto Coverage Agreement
       IL 00 17 (11/85)    Conditions
       16 AR 1077 (3/93)   Mutual Policy Provisions
       MM 99 13 (7/94)     Massachusetts Auto Medical Payments Coverage
                               Agreement
       MM 99 54 (7/94)     Massachusetts Underinsured Motorists Coverage
                               Agreement
       MM 99 11 (7/94)     Massachusetts Changes, Personal Injury Protection
                               Coverage Agreement, Uninsured Motorists Coverage Agreement
       MM 99 43 (9/91)     Massachusetts Racing Exclusion
       MM 99 23 (9/91)     Massachusetts Rate Modification Provisions
       IL 00 21 (11/85)    Nuclear Energy Liability Exclusion
       MM 20 26 (9/91)     Additional Insured--Lessor:  First National Bank

                          INSURANCE AUDIT & INSPECTION COMPANY     II-C-3 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Business Auto Policy - Texas
PERILS INSURED: Liability, No-Fault, Medical Payments, Uninsured Motorists


INCEPTION: May 31, 1995     EXPIRATION: May 31, 1996    POLICY #: F3Y 019 772-00
INSURER: American Manufacturers Mutual                           PREMIUM: $1,923
AGENT/BROKER: Associated General Agency                TELEPHONE: (423) 756-4452


NAME INSURED:    Chattem, Inc.; Chattem (Canada), Inc.; Chattem Consumer
                 Products Division; Chattem Overseas, Inc.; Chattem UK limited;
                 Chattem Chemicals Division; Chattem Acquisitions, Inc.;
                 Chattem Drug & Chemical Company, Inc.; Signal Investment &
                 Management Company; Hamico, Inc.

COVERAGES AND LIMITS:
   Liability, Each Accident                            1 - Any Auto                       $1,000,000
   Personal Injury Protection, Each Person             5 - Autos Subject to "No-Fault"         2,500
   Medical Payments, Each Person                       3 - Private Passenger Autos             5,000
   Uninsured/Underinsured Motorists, Each Accident     2 - Owned Autos                     1,000,000

FORMS AND ENDORSEMENTS:
      TE 72 00 (3/92)       Declarations and Schedules
      TE 00 01 (3/92)       Business Auto Coverage Agreements
      IL 7900 (7/87)        Mutual Policy Provisions, Conditions, Nuclear Energy
                              Liability Exclusion
      TE 04 01C (3/92)      Personal Injury Protection Coverage Agreement
      TE 99 03A (3/92)      Medical Payments Coverage Agreement
      TE 04 09D (5/94)      Uninsured/Underinsured Motorists Coverage Agreement
      TE 99 60A (3/92)      Supplementary Death Benefit
      TE 00 30C (3/92)      Texas Changes
      TE 00 31C (3/92)      Texas Changes--Application of Liability Limits
      TE 00 32A (3/92)      Texas Cancellation and Non-Renewal
                              Provisions--60-Day Non-Renewal Notice
                              Requirement
      TE 00 33A (3/92)      Revised Definition of "Insured Contract"
      TE 00 39B (12/92)     Texas Changes--Claim Handling and Loss Settlements
      TE 99 26B (3/92)      Combined Single Limit Provisions
      TE 00 37A (3/92)      Texas Changes--Physical Damage Coverage for Sound
                              Equipment
      IL 79 36 (4/87)       Simplified Policy Language Notice
      IL 79 63 (9/93)       Texas Consumer Notice
T-001 TE 99 04A (3/92)      Add TE 20 02A--Additional
                               Insured--Lessor
      TE 20 02A (3/92)      Additional Insured--Lessor (Limited Form):
                              Automotive Rentals, Inc.
      TE 99 77A (3/92)      Add Veh. #3

                          INSURANCE AUDIT & INSPECTION COMPANY     I-C-4 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Business Auto Policy - Minnesota
PERILS INSURED: Liability, "No-Fault," Uninsured Motorists

INCEPTION: May 31, 1995    EXPIRATION: May 31, 1996     POLICY #: F3Y 0019770-00
INSURER: American Manufacturers Mutual                             PREMIUM: $388
AGENT/BROKER: Associated General Agency                TELEPHONE: (423) 756-4452



NAMED INSURED:  Chattem, Inc.


COVERAGES AND LIMITS:
   Liability, Each Accident           1 - Any Auto                   $1,000,000
   Personal Injury Protection         5 - Autos Subject to "No-Fault" Statutory
   Uninsured Motorists, Each Accident 2 - Owned Autos                 1,000,000


FORMS AND ENDORSEMENTS:
   IL 79 01 (9/86)      Declarations
   CA 72 00 (12/90)     Automobile Declarations
   CA 72 01 (1/87)      Owned Auto Schedule
   CA 00 01 (12/93)     Business Auto Coverage Agreements
   IL 7900 (7/87)       Mutual Policy Provisions, Conditions, Nuclear Energy
                            Liability Exclusion
   CA 22 25 (6/91)      Minnesota Personal Injury Protection Coverage Agreement
   CA 21 24 (7/92)      Minnesota Uninsured/Underinsured Motorists Coverage
                            Agreement
   CA 01 38 (3/93)      Minnesota Changes
   CA 02 18 (1/92)      Minnesota Cancellation and Non-Renewal
                            Provisions - 30-Day Cancellation and 60-Day Non-Renewal Notice Requirement

                          INSURANCE AUDIT & INSPECTION COMPANY     II-D-1 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Aircraft
PERILS INSURED: Liability, Medical Expenses, Hull Physical Damage, Voluntary Settlements


INCEPTION: May 31, 1995    EXPIRATION: May 31, 1996       POLICY #: 360AC-259574
INSURER: USAIG                                                  PREMIUM: $12,453
AGENT/BROKER: Insurance, Inc.                          TELEPHONE: (615) 472-5051


NAMED INSURED: Chattem, Inc.

COVERAGES AND LIMITS:
   Bodily Injury and Property Damage Liability, Each Occurrence     $50,000,000
   Medical Expenses, Each Person                                          5,000
   Voluntary Settlements, Including Crew    Each Person                 250,000
                                            Each Accident             2,500,000
   Personal Injury Liability, Aggregate                              25,000,000
   Passenger Baggage Property Damage Liability, Each Person               5,000
   Hangar Damage Liability, Aggregate                                   500,000
   Emergency Expense Reimbursement, Each Occurrence                       5,000
   Search and Rescue, Each Occurrence                                    25,000
   Physical Damage to Spare Engines and Parts, Each Occurrence          100,000
   Extra Expense, Temporary Aircraft, 60 Days    Each Day                 3,300
                                                 Each Occurrence        100,000
   Extra Expense, Temporary Replacement Parts, 10 Days, Each Occurrence  25,000

AIRCRAFT:                                   1982 Mitsubishi MU-300 Diamond N306P

DEDUCTIBLES:
   Physical Damage:                                                         Nil
   Extra Expense:                                                        7 Days

FORMS AND ENDORSEMENTS:
                        Declarations
                        Coverage Agreements
    428-AC (1/95)       Syndicate Schedule
    367-AC              Mexican Operations Warning
1.  396-AC              Voluntary Settlements Coverage Provisions
2.  372-AC (6/89)       Non-Owned Aircraft Liability Coverage Provisions
3.                      Medical Payments & Liability for Mobile Equipment
                            Coverage Provisions
4.                      Pilot Qualifications
5.  396-AC (10/79)      Lienholder's/Lessor's Interest Provisions: First
                            National Bank of Chicago
6.  385A-AC (6/93)      Broad Expansion Provisions
                            Liability for Damage to Airport Premises
                            Liability for Physical Damage to Non-Owned Aircraft Liability for Damage to Passenger Personal Effects
                             and Hangars

                          INSURANCE AUDIT & INSPECTION COMPANY     II-D-1 (p. 2)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Aircraft
PERILS INSURED: Liability, Medical Expenses, Hull Physical Damage, Voluntary Settlements

   >
                            Contractual Liability
                            Liability Arising out of Sale of Owned Aircraft
                            Reimbursement of Emergency Expenses
                            Transportation Expenses after Emergency Landing
                            Automatic Coverage for Increased Values
                            Physical Damage to Spare Engines and Parts
                            Extra Expense Coverage Provisions, Temporary Aircraft
                            Extra Expense Coverage Provisions, Temporary Replacement Parts
7.   375-AC             Additional Insured and Waiver of Subrogation Rights: Flightsafety
                            International
8.   533-AC (6/89) Non-Owned Aircraft Liability Passenger Seat Restriction--60 Seats
9.   532-AC (1/93) Personal Injury Coverage Agreement
10.                     Revised Definitions of "Total Loss" and "Constructive Total Loss"
11.  373-AC (10/92)     Wear and Tear Exclusion
12.  448-AC (7/93) Bodily Injury Liability Employment Practices Exclusion
13.  530-AC (1/86) Pollution/Environmental Disturbance Exclusion
14.  449-AC (4/93) Definition of "Mental Anguish"
15.  531-AC (2/86) War and Hijacking Exclusion
16.  386A-AC (9/92)     Limited War and Hijacking Coverage
17.                     Additional Pilot Provisions

                          INSURANCE AUDIT & INSPECTION COMPANY     II-D-2 (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1995

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Aircraft Liability - Mexico
PERILS INSURED: Bodily Injury and Property Damage Liability


INCEPTION: MAY 31, 1995  EXPIRATION: May 31, 1996  POLICY #: RCG-19604/LAT 01627
INSURER: Seguros Comercial America                                      PREMIUM:
AGENT/BROKER: USAIG

NAMED INSURED: Chattem, Inc.


COVERAGES AND LIMITS:
A.  Property Damage Liability                         Each Accident    $100,000
B.  Bodily Injury (excluding passengers and crew)     Each Person       100,000
                                                      Each Accident     300,000

FORMS AND ENDORSEMENTS:
    RP-15     Coverage Certificate

                          INSURANCE AUDIT & INSPECTION COMPANY     II-E (p. 1)
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004



                                                          DATE: December 4, 1995

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Umbrella Liability
PERILS INSURED: Personal Injury, Property Damage, Advertising Injury

INCEPTION: May 31, 1995    EXPIRATION: May 31, 1996            POLICY #: 5109607
INSURER: Lexington                                             PREMIUM: $143,208
AGENT/BROKER: Swett and Crawford/Associated            TELEPHONE: (423) 756-4452
General Agency

NAMED INSURED:     Chattem, Inc., Chattem Canada, Inc., Chattem Overseas, Inc.,
                   Chattem, UK Limited, Chattem Acquisitions, Inc.,
                   Chattem Drug and Chemical Company, Inc., Signal Investment and Management Company of Delalware, HBA Insurance Ltd.
                   (Bermuda)

COVERAGES AND LIMITS:
    Each Occurrence                                                 $20,000,000
    Annual Aggregate, Separately to Products and All Other,
         Except Auto                                                 20,000,000

SELF-INSURED RETENTION:                                                 $50,000
FORMS AND ENDORSEMENTS:
                             Declarations
       LX0295                Form Schedule
       LX0327 (6/89)         Schedule of Underlying Insurance
       LEXOCCUMB2T (7/94)    Umbrella Coverage Agreements
001.   LEXCME005 (3/86)      Accutane Exclusion
002.   LEXCME037 (3/86)      DES, Contraceptive Device, and Swime Flu Exclusion
003.   LEXCME121 (3/86)      HTLV Exclusion
004.   LEXCME126 (3/86)      Non-F.D.A. Approved Product Exclusion
005.   LEXOCC207 (4/90)      L-Tryptophan Exclusion
006.   LEXOCC262 (6/91)      Securities and Financial Interest Exclusion
007.   LEXOCC271 (3/92)      Employment-Related Practices Exclusion
008.   LEXOCC181 (4/90)      Clinial Testing Exclusion
009.                         Non-Concurrency Provisions
010.                         Self-Insured Retention Provisions
011.                         Amended Insuring Agreement I
012.                         Pollution Exclusion with Named Perils Exceptions
013.                         Premises, Operations, Products, Completed
                                 Operations Hazards on CLAIMS-MADE BASIS
014.                         Additional Insureds: First National Bank of
                                 Chicago, Sterling-Winthrop, Inc.
015.                         Named Insured
016.                         90-Day Cancellation Notice Requirement

                          INSURANCE AUDIT & INSPECTION COMPANY     II-F (p. 1)5
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1996


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion


INCEPTION: May 31, 1995    EXPIRATION: May 31, 1996      POLICY #: 8133-94-04-B
INSURER: Federal Insurance Company                                      PREMIUM:
AGENT/BROKER: Associated General Agency               TELEPHONE: (423) 756-4452

NAMED INSURED: Chattem, Inc.

                                  GENERAL PROVISIONS

FORMS AND ENDORSEMENTS:
    14-02-0941 (1/92)    Declarations and Conditions Applicable to All
                             Coverage Sections
    14-02-1252 (12/92)   Endorsement Schedule

                          INSURANCE AUDIT & INSPECTION COMPANY     II-F (p. 2)5
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1996

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion


         EXECUTIVE LIABILITY AND INDEMNIFICATION COVERAGE SECTION - CLAIMS -
                                         MADE


COVERAGES AND LIMITS:
    Each Wrongful Act and Annual Aggregate                          $25,000,000

DEDUCTIBLE:
    Indemnification Coverage Agreement                                1,000,000

PENDING OR PRIOR LITIGATION EXCLUSION DATE:                    October 27, 1986

CONTINUITY DATE:                                               October 27, 1986

COVERED PERSONS:               Any past, present, or future director or officer

FORMS AND ENDORSEMENTS:
    14-02-0943 (1/92)   Executive Liability Declarations and Coverage
                            Provisions
1.  14-02-1161 (1/92)   Punitive Damages Covered if Insurable Under Law
2.  14-02 0961 (1/92)   Add Hamico, Inc. & HBA Insurance Limited to Insured
                            Organization
3.  14-02-0961 (1/92)   Extend Coverage to Employees who are Co-Defendants with
                            Directors
4.  14-02-1047 (4/92)   Revised Bodily and Personal Injury Exclusion
5.  14-02-1103 (4/92)   Advertising Injury Exclusion
6.  14-02-1166 (6/92)   Spousal Coverage Extension

                          INSURANCE AUDIT & INSPECTION COMPANY     II-F (p. 3)5
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1996

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion


                  FIDUCIARY LIABILITY COVERAGE SECTION--CLAIMS MADE

COVERAGES AND LIMITS:
    Each Wrongful Act and Annual Aggregate                           $5,000,000

DEDUCTIBLE:
    Indemnifiable Loss:                                                  10,000
PENDING OR PRIOR LITIGATION EXCLUSION DATE:                    October 27, 1986

CONTINUITY DATE:                                               October 27, 1986

COVERED PLANS:                          Any Benefit Plan Sponsored, Maintained,
                                               or Administered by Chattem, Inc.

FORMS AND ENDORSEMENTS:
    14-02-0945 (1/92)   Declarations and Coverage Provisions
1.  14-02-1423 (1/94)   Revised "Claim" Definition

                          INSURANCE AUDIT & INSPECTION COMPANY     II-F (p. 4)5
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1996

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion


                                CRIME COVERAGE SECTION

COVERAGES AND LIMITS:
    Employee Theft                                                   $2,000,000
    Premises                                                          2,000,000
    Transit                                                           2,000,000
    Depositors' Forgery                                               2,000,000
    Computer Theft/Funds Transfer                                     2,000,000
    Money Orders and Counterfeit Currency                             2,000,000

DEDUCTIBLE:
    Benefit Plan Losses                                                     Nil
    All Other Losses                                                     10,000

FORMS AND ENDORSEMENTS:

    14-02-0947 (1/92)   Declarations and Coverage Provisions
1.  14-02-0998 (4/92)   Money Orders and Counterfeit Coverage Provisions

                          INSURANCE AUDIT & INSPECTION COMPANY     II-F (p. 5)5
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1996

CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion


                 OUTSIDE DIRECTORSHIP COVERAGE SECTION - CLAIMS MADE


COVERAGES AND LIMITS:
    Each Wrongful Act and Annual Aggregate                           $5,000,000

DEDUCTIBLE:
    Indemnification Coverage                                            100,000

PENDING OR PRIOR LITIGATION DATE:                                  May 31, 1990

CONTINUITY DATE:                                                   May 31, 1990

FORMS AND ENDORSEMENTS:
    14-02-0951 (1/92)   Outside Directorship Liability Declarations and
                            Coverage Provisions

                          INSURANCE AUDIT & INSPECTION COMPANY     II-F (p. 6)5
                              6314 RUCKER ROAD, SUITE G
                          INDIANAPOLIS, INDIANA  46220-4928
                              TELEPHONE: (317) 259-1013
                                 FAX: (317) 465-1004


                                                          DATE: December 4, 1996


CLIENT NAME: Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE: Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion


                     KIDNAP/RANSOM AND EXTORTION COVERAGE SECTION


COVERAGES AND LIMITS:
    Kidnap/Ransom and Extortion                                     $10,000,000
    Delivery                                                         10,000,000
    Expense                                                          10,000,000
    Legal Liability                                                  10,000,000
    Political Threat                                                 10,000,000

DEDUCTIBLE:                                                                 Nil


FORMS AND ENDORSEMENTS:
    14-02-0949 (1/92)   Declarations and Coverage Provisions

                                SCHEDULE 8.2

                                    LIENS


DEBTOR          SECURED PARTY             UCC   FIX   FED   ST   JUDGE   FILE #

Chattem, Inc.   EMC Corp.                 X                             92125089
                171 South St.                                           9/29/92
                Hopkintown, MA  01748
Assigned To:
                Romax Finance Corp.                                     92135033
                33 Boston Post Road West                                10/30/92
                Suite 270
                Marlboro, MA  01752
Assigned To:
                First American National                                 92135034
                Bank Equipment Finance                                  10/30/92
TN Sec of St.   Division
                First American Center
                Nashville, TN  37237

Chattem, Inc.   Lookout Leasing Co., Inc.  X                           95413203
                410 Spring Street                                       3/27/95
                Chattanooga, TN  37405
Assigned To:
                AmSouth of Tennessee
TN Sec of St    602 Market Center
                Chattanooga, TN  37402


This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Codes
                                                                                           3 Maturity date (if any):
-----------------------------------------------------------------------------------------------------------------------------------
1 Debtor (Last Name First) and address(es)      2 Secured Party(ies) and address(es)       For Filing Officer (Date, Time, Number
                                                                                           Filing Office)
  Chattem, Inc.                                   EMC Corporation                          92 135033 11/02/92A01
  1715 West 38th Street                           171 South Street                                       3:40 PM
  Chattanooga, TN 37409                           Hopkinton, MA 01748
-----------------------------------------------------------------------------------------------------------------------------------
This statement refers to original Financing Statement No. 92-125089 Dated September 08-TN                 $93.00
-----------------------------------------------------------------------------------------------------------------------------------
A. Continuation      / /      B. Partial Release      / /      C. Assignment          /X/      D. ??????? $10.00
               ------                           ------                      ----------

The original financing        From the collateral described    The Secured Party certifies
statement between the         in the financing statement       that the Secured Party has
foregoing Debtor and          bearing the file number shown    assigned to the Assignee whose
Secured Party, bearing the    above, the Secured Party         name and address is shown below,
file number shown above,      releases the following:          Secured Party's rights under the
is still effective.                                            financing statement bearing the
                                                               file number shown above in the
                                                               following property:
              (Fee $10.00)                    (Fee $10.00)                            (Fee $10.00)
-----------------------------------------------------------------------------------------------------------------------------------
Assignee:  Romax Finance Corporation                                                              135033
           33 Boston Post Road, West                                                              10-30-92
           Suite 270                                                                              9:54 AM
           Marlboro, MA 01752
(1) SYMMETRIX, 4816-E Disk Storage Device, 20 GB Disk Storage / 384 MB Cache Memory; Including but not limited to all replacements, parts, repairs, and attachments, incorporated therein or affixed thereto, now owned or hereafter acquired.

                                                  (Debtor)        EMC Corporation
--------------------------------------------------
        (Signature of Debtor, if required)
                                                               ----------------------------------------------------------

Dated:                                        , 19             By:  /s/ Timothy B. Cassidy
      ----------------------------------------     -------        -------------------------------------------------------
                                                                               Signature(s) of Secured Party(ies)

(1) FILING OFFICER COPY-- ALPHABETICAL

----------------------------------------------------------------------------------------------------------------------------------
1 Debtor (Last Name First) and address(es)    2. Secured Party(ies) and address(es)    For Filing Officer (Date, Time, Number, and
                                                                                       Filing Office
  Chattem, Inc.                               Romax Finance Corporation
  1715 West 38th Street                       33 Boston Post Road, West
  Chattanooga, TN  37409                         Suite 270
                                              Marlboro, MA  01752                                   135034 11/02/92A01
                                                                                                               3:40 PM
----------------------------------------------------------------------------------------------------------------------------------
    This statement refers to original Financing Statement No.      92-125089     Dated     September 29                 $10.00
----------------------------------------------------------------------------------------------------------------------------------
A. Continuation      / /           B. Partial Release      / /        C. Assignment      / /              D.            $10.00 / /
               ------                                ------                        -----

The original financing statement   From the collateral described in   The Secured Party certifies that
between the foregoing Debtor and   the financing statement bearing    the Secured Party has assigned to
Secured Party, bearing the file    the file number shown above, the   the Assignee whose name and address
number shown above, is still ef-   Secured Party releases the follow- is shown below, Secured Party's
fective.                           ing:                               rights under the financing statement
                                                                      bearing the file number shown above
                                                                      in the following property:
                     (Fee $5.00)                          (Fee $5.00)                         (Fee $5.00)
----------------------------------------------------------------------------------------------------------------------------------

         Assignee:  First American National Bank
                    First American Center
                    Equipment Finance Division
                    Nashville, TN  37237-4507

   1 (One) Symmetrix 4816-E Disk Storage Device, 20GB Disk Storage/384 MB Cache Memory; Including but not limited to all replacements, parts, repairs, and attachments, incorporated therein or affixed thereto, now owned or hereafter acquired.

                                              (Debtor)         ROMAX FINANCIAL CORPORATION
---------------------------------------------
    (Signature of Debtor, if required)


   Dated:                            , 19                     By: /s/                     Vice President
         ----------------------------    ----                    -----------------------------------------
                                                                      Signature(s) of Secured Party(ies)

(1) FILING OFFICER COPY - ALPHABETICAL


This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:
                                                                                           3 Maturity date (if any):
----------------------------------------------------------------------------------------------------------------------------------
 1  (Last Name First) and address(es)      2 Secured Party(ies) and address(es)      For filing Officer (Date, Time, Number and
                                                                                     Filing Office)

    Lessee: Chattem, Inc.                     Lessor: Lockout Leasing Co., Inc.      95              413203 03/27/95AO
            1715 W. 38th St.                          410 Spring St.                                            2:52 PM
            Chattanooga, TN 37409                     Chattanooga, TN 37405                          FS-TN       $10.00
                                                                                                     AG-TN       $10.00
                                                                                                     SEC/ST      $20.00


------------------------------------------------------------------------------------------------------------------------------------
 4  This financing statement covers the following types (or items) of property:

           See attached "Schedule of Leased Equipment"

    This financing statement covers a true lease of the above equipment as evidenced by an equipment lease dated 02/28/95 by and between Chattem Inc., Lessee, and Robert A. Morrsion Jr., d/b/a Lookout Leasing Company, Lessor.

        ASSIGNEE OF SECURED PARTY                                                    413203
    AMSOUTH OF TENNESSEE                                                             3-27-95
    601 MARKET CENTER                                                                10:21 AM
    CHATTANOOGA, TN 37402


Check /X/ if covered:  / / Proceeds of collateral are also covered   / / Products of Collateral are also covered   No. of additional
                                                                                                                   sheets presented:
------------------------------------------------------------------------------------------------------------------------------------
  Filed with:
------------------------------------------------------------------------------------------------------------------------------------

                Chattem, Inc.                                                    Lookout Leasing Co., Inc.
------------------------------------------------------     -------------------------------------------------------------------------

By:/s/ Robert E. Bosworth                                        By:/s/ Bill Morrison
   ---------------------------------------------------        ----------------------------------------------------------------------
                    Signature(s) of Lessee                                      Signature(s) of Lessor


  (1) FILING OFFICER COPY-ALPHABETICAL

                                  SCHEDULE 8.8

                            AFFILIATE TRANSACTIONS


1. A director, Louis H. Barnett, is a consultant to Chattem, Inc. and received $33,000 for such services in 1995.

2. In connection with the acquisition of Gold Bond from Martin Himmel Inc. and the financing under the Credit Documents, Chattem, Inc. has issued $5.5 million of its common stock to certain affiliates and other investors. Chattem, Inc. received a fairness opinion from an independent investment banking firm in connection with the transaction.

                                  SCHEDULE 11.1

                                     NOTICES

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
Attn: Robert E. Bosworth, Executive Vice President
Fax: 423-821-0395

Signal Investment & Management Co.
1105 North Market Street
Suite 1300
Wilmington, DE 19890
Attn: Robert E. Bosworth, President

                                                               Exhibit 2.1
                                                                    to
                                                              Credit Agreement

                            FORM OF NOTICE OF BORROWING

TO:    NATIONSBANK, N.A., as Agent
       NATIONSBANK CORPORATE CENTER
       CHARLOTTE, NORTH CAROLINA 28255

RE: Credit Agreement dated as of April __, 1996 among Chattem, Inc. (the "Borrower") the
       Domestic Subsidiaries of the Borrower,
       NationsBank, N.A., as Agent and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE:                   , 199
       -----------------     -

-------------------------------------------------------------------------------
1. This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2. Please be advised that the Borrower is requesting Revolving Loans in the amount of $__________ to be funded on __________, 199_ at the interest rate option set forth in paragraph 3 below. Subsequent to the funding of the requested Revolving Loans, the aggregate amount of outstanding Revolving Loans will be $__________, which together with the aggregate amount of Working Capital Revolving Loans outstanding is less than or equal to the lesser of (x) the sum of the Revolving Committee Amount plus the Working Capital Committed Amount and (y) the Borrowing Base.

3. The interest rate option applicable to the requested Revolving Loans shall be:

    a.  __________ the Adjusted Base Rate

    b.  __________ the Adjusted Eurodollar Rate for an Interest Period of:

                   __________ one month
                   __________ two months
                   __________ three months

4. The representations and warranties made by the Credit Parties in the Credit Documents are true and correct in all material respects at and as if made on the date hereof.

5. As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by this Notice of Borrowing.

6.  No Material Adverse Effect has occurred since the Closing Date.

                                        CHATTEM, INC.


                                        By:
                                           -------------------------
                                        Name:
                                             -----------------------
                                        Title:
                                             -----------------------

                                                                 Exhibit 2.4
                                                                       to
                                                                Credit Agreement

                FORM OF NOTICE OF CONTINUATION/CONVERSION

TO:       NATIONSBANK, N.A., as Agent
          NATIONSBANK CORPORATE CENTER
          CHARLOTTE, NORTH CAROLINA 28255

RE: Credit Agreement dated as of April ____, 1996 among Chattem, Inc. (the "Borrower") the
          Domestic Subsidiaries of the Borrower,
          NationsBank, N.A., as Agent, and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE:                 , 199
     -----------------     --

-------------------------------------------------------------------------------

1. This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.  Please be advised that:

    _______ (a) the Borrower is requesting that a portion of the current outstanding Revolving Loans in the amount of $____ currently accruing interest at _______ be extended or converted as of _______ at the interest rate option set forth in paragraph 3 below.

    _______ (b) the Borrower is requesting that a portion of the outstanding
                Tranche A Term Loans in the amount of $_____ currently accruing interest at _______ be extended or converted as of _______ at the interest rate option set forth in paragraph 3 below.

    _______ (c) the Borrower is requesting that a portion of the outstanding
                Tranche B Term Loans in the amount of $______ currently accruing interest at _______ be extended or converted as of _________ at the interest rate option set forth in paragraph 3 below.

3. The interest rate option applicable to the extension or conversion of all or part of the existing Revolving Loans, the Tranche A Term Loans or the Tranche B Term Loans (as set forth above) shall be:

     a.  _____ the Adjusted Base Rate

     b.  _____ the Adjusted Eurodollar Rate for an Interest Period of:

               _______ one month
               _______ two months
               _______ three months

4. The representations and warranties made by the Credit Parties in the Credit Documents are true and correct in all material respects at and as if made on the date hereof.

5. As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by this Notice of Continuation/Conversion.

6.  No Material Adverse Effect has occurred since the Closing Date.

                                                CHATTEM, INC.

                                                By:
                                                   -------------------------
                                                Name:
                                                     -----------------------
                                                Title:
                                                      ----------------------

                                                          Exhibit 2.5 (a)
                                                               to
                                                          Credit Agreement

                                FORM OF
                             REVOLVING NOTE


$                                                            ,1996
 --------------                             -----------------

     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of _____________
(the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of ____________ , 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $__________ (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and one the dates provided in the Credit Agreement.

     This Note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Notes and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Notes upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Revolving Note in respect of the Revolving Loans to be evidenced by this Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the borrower as provided in
Section 11.3 (d) of the Credit Agreement.

     THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.

                                     CHATTEM, INC.


                                     By:
                                        ----------------------------
                                        Name:
                                             -----------------------
                                        Title:
                                              ----------------------

                                    FORM OF
                              TRANCHE A TERM NOTE

$                                                                   , 1996
 --------------                                    -----------------


     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of ___________ (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "ADMINISTRATIVE AGENT") as set forth in that certain Credit Agreement dated as of April ___, 1996 among the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent, (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $ ______ (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche A Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche A Term Loan until such Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche A Term Loan Notes referred to in the Credit Agreement and evidences the Tranche A Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche A Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche A Term Loan evidenced by this Tranche A Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche A Term Loan upon the terms and conditions specified therein. In the event this Tranche A Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche A Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche A Term Loan Note in respect of the Tranche A Term Loan to be evidenced by this Tranche A Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche A Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.3 (d) of the Credit Agreement.

     THIS TRANCHE A TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche A Term Loan Note to be executed as of the date first above written.

                                       CHATTEM, INC.


                                       By:
                                          --------------------------
                                          Name:
                                               ---------------------
                                          Title:
                                               ---------------------

                                                             Exhibit 2.5 (c)
                                                                  to
                                                             Credit Agreement


                                  FORM OF
                            TRANCHE B TERM NOTE



$                                                                   , 1996
 ---------------------                                  ------------


    FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of ____________ (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April ___, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $ ________ (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche B Term Loan until such Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche B Term Loan Notes referred to in the Credit Agreement and evidences the Tranche B Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche B Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agrement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche B Term Loan evidenced by this Tranche B Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche B Term Loan upon the terms and conditions specified therein. In the event this Tranche B Term Loan Notes is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche B Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche B Term Loan Note in respect of the Tranche B Term Loan to be evidenced by this Tranche B Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche B Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE BE TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche B Term Loan Note to be executed as of the date first above written.


                                   CHATTEM, INC.


                                   By:
                                      -------------------------------------
                                      Name:
                                           --------------------------------
                                      Title:
                                            -------------------------------

                                                              Exhibit 7.1 (e)
                                                                    to
                                                             Credit Agreement

                        FORM OF OFFICER'S CERTIFICATE


     For the fiscal quarter ended ____________, 19__.

     I, _____________________, chief financial officer of Chattem, Inc. (the "BORROWER") hereby certify that, with respect to that certain Credit Agreement dated as of April __, 1996 (as it may be amended, modified, extended or restated from time to time, the "CREDIT AGREEMENT"; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and NationsBank, N.A., as Agent:

          a. Attached hereto as SCHEDULE 1 are calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Section 7.12 of the Credit Agreement as of the end of the fiscal period referred to above.

          b. No Default or Event of Default has occurred under the Credit Agreement(1).

          c. The Borrower - prepared quarterly financial statements which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.

          d. As of the end of fiscal period referred to above, the Borrower and its Subsidiaries have made outstanding loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business for reasonable business expenses in an amount of $________ in the aggregate.

          e. Subsequent to the Closing Date, the Borrower and its Subsidiaries have made Investments in Chattem (Canada) Inc. in an aggregate amount equal to $_________.

          f. Subsequent to the Closing Date, the Borrower and its Subsidiaries have made Investments in Chattem (U.K.) Limited in an aggregate amount equal to $________.


--------------
1   If a Default or Event of Default shall have occurred an explanation of such Default or Event of Default shall be provided on a separate page together with an explanation of the action taken or proposed to be taken by the Credit Parties with respect thereto.

                                                              Exhibit 7.1 (e)
                                                                  to
                                                              Credit Agreement


          g. Subsequent to the Closing Date, the Borrower and its Subsidiaries have made Investments in Permitted Acquisitions, including any contingency payments associated therewith, in an aggregate amount equal to $________.

          h. As of the end of the fiscal period referred to above, purchase money Indebtedness incurred by the Borrower and its Subsidiaries to finance the purchase of fixed assets equals an aggregate principal amount of $____.

          i. As of the end of the fiscal period referred to above, Indebtedness owing by Foreign Subsidiaries equals an aggregate amount equal to $_______.

          j. The Credit Parties and their Subsidiaries have made Capital Expenditures in the current fiscal year in an aggregate amount equal to $________.

          k. The aggregate annual payments of the Borrower and its Subsidiaries under Operating Leases for the current fiscal year equals $________.

     This ______ day of ______________, 19___.

                                                 CHATTEM, INC.


                                                 ----------------------------
                                                 Chief Financial Officer

                                                             Exhibit 7.1(e)
                                                                   to
                                                            Credit Agreement


                                   Schedule 1


1.  Interest Coverage Ratio

    (a)  EBIT                                                $
                                                              --------------

    (b)  Cash Interest Expenses                              $
                                                              --------------

    (c)  EBIT to cash
         Interest Expense Ratio
         [(a) / (b)]                                                     1:0
                                                              --------------

2.  Fixed Charge Coverage Ratio

    (a)  EBITDA                                              $
                                                              --------------

    (b)  Capital Expenditures                                $
                                                              --------------

    (c)  EBITDA minus
         Capital Expenditures
         [(a) - (b)]                                         $
                                                              --------------

    (d)  Cash Interest Expense                               $
                                                              --------------

    (e)  Taxes                                               $
                                                              --------------

    (f)  Scheduled Funded Debt Payments                      $
                                                              --------------

    (g)  [(d) + (e) + (f)]                                   $
                                                              --------------

    (h)  Fixed Charge Coverage
         Ratio [(c) / (g)]                                              :1.0
                                                              --------------

3.  Leverage Ratio

    (a)  Funded Debt                                         $
                                                              --------------

    (b)  EBITDA                                              $
                                                              --------------

    (c)  Funded Debt to
         EBITDA Ratio
         [(a) / (b)]                                                    :1.0
                                                              --------------

4.  Senior Leverage Ratio

    (a)  Funded Debt                                         $
                                                              --------------

    (b)  Subordinated Debt                                   $
                                                              --------------

                                                             Exhibit 7.1(e)
                                                                   to
                                                            Credit Agreement


    (c)  [(a) - (b)]                                         $
                                                              --------------


    (d)  EBITDA                                              $
                                                              --------------

    (e)  Senior Leverage Ratio
         [(c) / (d)]                                                    :1.0
                                                              --------------


5.  Net Worth

    (a)  Actual Net Worth as of the end
         of fiscal period referred to above                  $
                                                              --------------


    (b)  Net Worth on Closing Date                           $
                                                              --------------


    (c)  .50 x cumulative Net Income
         (without deductions for any losses)
         subsequent to Closing Date                          $
                                                              --------------


    (d)  Net Cash Proceeds from
         Equity Issuance subsequent to
         Closing Date                                        $
                                                              --------------


    (e)  Net worth required by Section
         7.12(e) [(b) + (c) + (d)]                           $
                                                              --------------

                                                               Exhibit 7.1 (g)
                                                                     to
                                                              Credit Agreement

                                    Form of
                            Borrowing Base Certificate

     For the calendar month ended ______________, 19____.

I, the undersigned, the chief financial officer of Chattem, Inc. (the "BORROWER") hereby certify that as of the date hereof, with respect to that
certain Credit Agreement dated as of April    , 1996 (as it may be amended,
modified, extended or restated from time to time, the "CREDIT AGREEMENT";
all capitalized terms used herein shall have the meanings given to such terms in the Credit Agreement) among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and NationsBank, N.A., as Agent:

                             RECEIVABLES
                             -----------

1.  Gross Amount or Receivables                           $
                                                           ------------------

2.  Less:  Receivables subject to any Lien,
    other than Liens securing Credit
    Party Obligations                            ($         )
                                                   ---------

3.  Less:  Receivables which are more than
    60 days past due                             ($         )
                                                   ---------

4.  Less:  Receivables owing from an
    account debtor with 20% of balance
    owing by such account debtor 60
    days past due                                ($         )
                                                   ---------

5.  Less:  Receivables evidenced by notes,
    or other instruments not in possession
    of Agent                                     ($         )
                                                   ---------

6.  Less:  Receivables owing by insolvent
    account debtor or account debtor subject
    to bankruptcy or insolvency proceedings      ($         )
                                                   ---------

7.  Less:  Foreign Receivables                   ($         )
                                                   ---------

8.  Less:  Contingent Receivables or
    Receivables subject to offset, counter-
    claim, etc.                                  ($         )
                                                   ---------

9.  Less:  Receivables for which Affiliate
    or Subsidiary is account debtor              ($         )
                                                   ---------

10.  Less:  Non-Complying Governmental
     Receivables                                 ($         )
                                                   ---------

11.  Less:  Receivables in excess of 25%
     concentration limit                         ($         )
                                                   ---------

12.  Less:  Other Ineligible Receivables         ($         )
                                                   ---------

13.  Total of Ineligible Receivables                          ($         )
                                                                ---------

14.  Eligible Receivables (as defined in
     Section 1.1 of the Credit Agreement)
     (Line 1 minus Line 13)                                    $
                                                                ---------

15.  Available Eligible Receivables (80%
     of Eligible Receivables)                                  $
                                                                ---------

                             INVENTORY

16.  Gross Amount of Inventory                                 $
                                                                ---------

17.  Less:  Inventory subject to any Lien,
     other than Liens securing Credit Party
     Obligations                                 ($         )
                                                   ---------

18.  Less:  Inventory in poor condition or
     Inventory which fails to adhere standards
     of governmental authorities                 ($         )
                                                   ---------

19.  Less:  Obsolete and not useable or
     saleable Inventory                          ($         )
                                                   ---------

20.  Less:  Foreign Inventory                    ($         )
                                                   ---------

21.  Less:  Inventory at locations not
     owned or leased by the Borrower             ($         )
                                                   ---------

22.  Less:  Inventory at leased premises
     or in a public warehouse facility w/o
     landlord or other necessary third party
     consent                                     ($         )
                                                   ---------

23.  Less:  Inventory which is leased or
     on consignment                              ($         )
                                                   ---------

24.  Less:  Packaging Materials and Supplies     ($         )
                                                   ---------

25.  Less:  Goods in transit                     ($         )
                                                   ---------

26.  Less:  Inventory in which Agent does not
     have first priority security interest       ($         )
                                                   ---------

27.  Less:  Other Ineligible Inventory           ($         )
                                                   ---------

                                                       Exhibit 7.1 (g)
                                                             to
                                                       Credit Agreement


28.  Total Ineligible Inventory                                ($          )
                                                                 ---------
29.  Eligible Inventory (as defined in
     Section 1.1 of the Credit Agreement)
     (Line 16 minus Line 28)                                    $
                                                                 ---------

30.  Available Eligible Inventory
     (50% of Eligible Inventory)                                $
                                                                 ---------

                               CASH COLLATERAL

31.  Dollar amount in Cash Collateral Account        $
                                                      ---------

                               BORROWING BASE

32.  Total Borrowing Base availability
     (Line 15 plus Line 30 plus Line 31 plus
     $3 million until August 31, 1996)               $
                                                      ---------

33.  Aggregate Outstanding (i) Revolving
     Loans under the Credit Agreement and (ii)
     Working Capital Revolving Loans under the
     Working Capital Credit Agreement                $
                                                      ---------

34.  a. _________  If the Borrower is
                   requesting a Revolving
                   Loan or Working Capital Revolving
                   Loan and if Line #32 is greater than
                   Line #33, then the difference ($______)
                   is available for extensions of credit
                   under the Credit Agreement and Working
                   Capital Credit Agreement.

     b. __________ If the Borrower intends to withdraw
                   dollars from the Cash Collateral Account and if Line #32 is greater than Line #33, then the difference ($_____) is available to be withdrawn from the Cash Collateral Account.

35. If Line #33 is greater than Line #32, then the Borrower shall (i) prepay or otherwise reduce so much of the outstanding Revolving Loans and Working Capital Revolving Loans as shall be necessary to eliminate such excess or
     (ii) deposit additional funds in the Cash Collateral Account as shall be necessary to eliminate such access.

With reference to this Borrowing Base Certificate, I hereby certify on behalf of the Borrower that the above statements are true and correct.



IN WITNESS WHEREOF, I have hereunto set my hand and seal this ___ day of __________________, 19___.


                                                    CHATTEM, INC.

[CORPORATE SEAL]

                                                    By
                                                      -----------------------
                                                      Chief Financial Officer

                                                                 Exhibit 7.13
                                                                      to
                                                                Credit Agreement

                               FORM OF JOINDER AGREEMENT

     THIS JOINDER AGREEMENT (this "Agreement"), dated as of __________, 199_, is entered into between __________, a __________ (the "New Subsidiary") and NATIONSBANK, N.A., in its capacity as Agent (the "Agent") under that certain Credit Agreement, dated as of April __, 1996 among Chattem, Inc. (the "Borrower"), the domestic Subsidiaries of the Borrower, the Lenders party thereto and the Agent (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement"). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

     The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Credit Party under the Credit Agreement and a "Guarantor" for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement, (b) all of the affirmative and negative covenants set forth in Sections 7 and 8 of the Credit Agreement and (c) all of the guaranty obligations set forth in Section 4 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 4.7 of the Credit Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Agent and the Lenders, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Credit Party Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     2. The New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agent in accordance with
Section 7.13 of the Credit Agreement.

     3. The address of the New Subsidiary for purposes of Section 11.1 of the Credit Agreement is as follows:


                             -------------------------
                             -------------------------
                             -------------------------
                             -------------------------

     4. The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary under the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

     5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

     6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

                                            [NEW SUBSIDIARY]

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            Acknowledged and accepted:

                                            NATIONSBANK, N.A., as Agent

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                                                 Exhibit 11.3
                                                                      to
                                                                Credit Agreement

                                    FORM OF
                              ASSIGNMENT AGREEMENT

     Reference is made to that certain Credit Agreement dated as of April __, 1996 (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement") among Chattem, Inc. (the "Borrower"), the Domestic Subsidiaries of the Borrower, the Lenders identified therein and NationsBank, N.A., as Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

     1. The Assignor (as defined below) hereby sells and assigns, without recourse, to the Assignee (as defined below), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of effective date of the assignment as designated below (the "Effective Date"), the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, (a) the interests set forth below in the Commitment Percentages of the Assignor on the Effective Date and (b) the Loans owing to the Assignor in connection with the Assigned Interest which are outstanding on the Effective Date. The purchase of the Assigned Interest shall be at par and periodic payments made with respect to the Assigned Interest which (i) accrued prior to the Effective Date shall be remitted to the Assignor and
(ii) accrue from and after the Effective Date shall be remitted to the Assignee. From and after the Effective Date, the Assignee, if it is not already a Lender under the Credit Agreement, shall become a "Lender" for all purposes of the Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations under the Credit Agreement.

     2. The Assignor represents and warrants to the Assignee that it is the holder of the Assigned Interest, and the Loans and Participation Interests related thereto, and it has not previously transferred or encumbered such Assigned Interest, Loans or Participation Interests.

     3. The Assignee represents and warrants to the Assignor that it is an Eligible Assignee.

     4. This Assignment shall be effective only upon (a) the consent of the Borrower and the Agent to the extent required under Section 11.3(a) of the Credit Agreement and (b) delivery to the Agent of this Assignment Agreement together with the transfer fees, if applicable, set forth in Section 11.3(b) of the Credit Agreement.

     5. This Assignment shall be governed by and construed in accordance with the laws of the State of North Carolina.

     6.  Terms of Assignment

         (a)  Date of Assignment
                                                           -------------------

         (b)  Legal Name of Assignor
                                                           -------------------

         (c)  Legal Name of Assignee
                                                           -------------------

         (d)  Effective Date of Assignment
                                                           -------------------

         (e)  Revolving Loan Commitment
              Percentage assigned                                             %
                                                           -------------------

         (f)  Total Revolving Loans
              Outstanding as of Effective Date              $
                                                             -------------------

         (g)  Principal Amount of Revolving
              Loans assigned on Effective
              Date (the amount set forth
              in (f) multiplied by the
              percentage set forth in (e))                  $
                                                             -------------------

         (h)  Revolving Committed Amount                    $
                                                             -------------------

         (i)  Principal Amount of Revolving
              Committed Amount Assigned on
              the Effective Date (the amount
              set forth in (h) multiplied by
              the percentage set forth in (e))              $
                                                             -------------------

         (j)  Tranche A Term Loan Commitment
              Percentage assigned                                              %
                                                             ------------------

         (k)  Total Tranche A Term Loans
              outstanding as of Effective Date              $
                                                             -------------------

         (l)  Principal Amount of Tranche A Term
              Loans assigned on Effective
              Date (the amount set forth
              in (k) multiplied by the
              percentage set forth in (j))                  $
                                                             -------------------

         (m)  Total Tranche B Term Loan
              Percentage Assigned                                              %
                                                             ------------------

         (n)  Total Tranche B Term Loans
              outstanding as of Effective Date              $
                                                             -------------------

         (o)  Principal Amount of Tranche B Term
              Loans assigned on Effective
              Date (the amount set forth
              in (n) multiplied by the
          percentage set forth in (m))                      $
                                                             ------------------
                                     - 3 -

                                CREDIT AGREEMENT
                      (SECONDARY WORKING CAPITAL FACILITY)

                                      among

                                 CHATTEM, INC.,

                                  as Borrower,

                       DOMESTIC SUBSIDIARIES OF BORROWER,

                                 as Guarantors,

                 THE WORKING CAPITAL LENDERS IDENTIFIED HEREIN,

                                       AND

                               NATIONSBANK, N.A.,

                                    as Agent

                           DATED AS OF APRIL 29, 1996

                                TABLE OF CONTENTS


SECTION 1      DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . . .  2
     1.1       Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2       Computation of Time Periods and Other Definitional
               Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .  7
     1.3       Accounting Terms. . . . . . . . . . . . . . . . . . . . . . .  7

SECTION 2      CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . .  7
     2.1       Working Capital Revolving Loans.. . . . . . . . . . . . . . .  7
     2.2       Continuations and Conversions . . . . . . . . . . . . . . . .  9
     2.3       Minimum Amounts . . . . . . . . . . . . . . . . . . . . . . . 10
     2.4       Working Capital Revolving Loan Notes. . . . . . . . . . . . . 10

SECTION 3      GENERAL PROVISIONS APPLICABLE TO LOANS. . . . . . . . . . . . 10
     3.1       Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.2       Place and Manner of Payments. . . . . . . . . . . . . . . . . 11
     3.3       Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.4       Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.5       Payment in Full at Maturity . . . . . . . . . . . . . . . . . 14
     3.6       Computations of Interest and Fees . . . . . . . . . . . . . . 14
     3.7       Pro Rata Treatment. . . . . . . . . . . . . . . . . . . . . . 15
     3.8       Allocation of Payments After Event of Default . . . . . . . . 15
     3.9       Sharing of Payments . . . . . . . . . . . . . . . . . . . . . 16
     3.10      Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . . 17
     3.11      Inability To Determine Interest Rate. . . . . . . . . . . . . 17
     3.12      Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.13      Requirements of Law . . . . . . . . . . . . . . . . . . . . . 18
     3.14      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.15      Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.16      Replacement of Lenders. . . . . . . . . . . . . . . . . . . . 23

SECTION 4      GUARANTY. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.1       Guaranty of Payment . . . . . . . . . . . . . . . . . . . . . 23
     4.2       Obligations Unconditional . . . . . . . . . . . . . . . . . . 24
     4.3       Modifications . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.4       Waiver of Rights. . . . . . . . . . . . . . . . . . . . . . . 25
     4.5       Reinstatement . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.6       Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.7       Limitation of Guaranty. . . . . . . . . . . . . . . . . . . . 26
     4.8       Rights of Contribution. . . . . . . . . . . . . . . . . . . . 26

SECTION 5      CONDITIONS TO EXTENSIONS OF CREDIT. . . . . . . . . . . . . . 27
     5.1       Conditions to All Extensions of Credit. . . . . . . . . . . . 27

SECTION 6      REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . 28
     6.1       Financial Condition . . . . . . . . . . . . . . . . . . . . . 28
     6.2       No Material Change. . . . . . . . . . . . . . . . . . . . . . 28
     6.3       Organization and Good Standing. . . . . . . . . . . . . . . . 29
     6.4       Due Authorization . . . . . . . . . . . . . . . . . . . . . . 29
     6.5       No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.6       Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.7       Enforceable Obligations . . . . . . . . . . . . . . . . . . . 30

     6.8       No Default. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.9       Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.10      Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.11      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.12      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.13      Compliance with Law . . . . . . . . . . . . . . . . . . . . . 30
     6.14      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.15      Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . 32
     6.16      Use of Proceeds; Margin Stock . . . . . . . . . . . . . . . . 32
     6.17      Government Regulation . . . . . . . . . . . . . . . . . . . . 32
     6.18      Environmental Matters . . . . . . . . . . . . . . . . . . . . 33
     6.19      Intellectual Property . . . . . . . . . . . . . . . . . . . . 34
     6.20      Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.21      Investments . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.22      No Financing of Corporate Takeovers . . . . . . . . . . . . . 35
     6.23      Location of Collateral. . . . . . . . . . . . . . . . . . . . 35
     6.24      Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.25      Licenses, etc.. . . . . . . . . . . . . . . . . . . . . . . . 35
     6.26      No Burdensome Restrictions. . . . . . . . . . . . . . . . . . 35
     6.27      Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.28      Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.29      Collateral Documents. . . . . . . . . . . . . . . . . . . . . 36
     6.30      Related Transactions. . . . . . . . . . . . . . . . . . . . . 36
     6.31      Representations and Warranties Incorporated from Purchase
               Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.32      Senior Debt . . . . . . . . . . . . . . . . . . . . . . . . . 36

SECTION 7      AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . 36
     7.1       Information Covenants.. . . . . . . . . . . . . . . . . . . . 36
     7.2       Preservation of Existence and Franchises. . . . . . . . . . . 41
     7.3       Books and Records . . . . . . . . . . . . . . . . . . . . . . 41
     7.4       Compliance with Law . . . . . . . . . . . . . . . . . . . . . 41
     7.5       Payment of Taxes and Other Indebtedness . . . . . . . . . . . 41
     7.6       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.7       Maintenance of Property . . . . . . . . . . . . . . . . . . . 42
     7.8       Performance of Obligations. . . . . . . . . . . . . . . . . . 43
     7.9       Collateral. . . . . . . . . . . . . . . . . . . . . . . . . . 43
     7.10      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . 43
     7.11      Audits/Inspections. . . . . . . . . . . . . . . . . . . . . . 43
     7.12      Financial Covenants . . . . . . . . . . . . . . . . . . . . . 43
     7.13      Additional Credit Parties . . . . . . . . . . . . . . . . . . 45
     7.14      Ownership of Subsidiaries . . . . . . . . . . . . . . . . . . 45
     7.15      Appraisal Reports.. . . . . . . . . . . . . . . . . . . . . . 45

SECTION 8      NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . 46
     8.1       Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . 46
     8.2       Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     8.3       Nature of Business. . . . . . . . . . . . . . . . . . . . . . 47
     8.4       Consolidation and Merger. . . . . . . . . . . . . . . . . . . 47
     8.5       Sale or Lease of Assets . . . . . . . . . . . . . . . . . . . 47
     8.6       Advances, Investments and Loans . . . . . . . . . . . . . . . 48
     8.7       Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     8.8       Transactions with Affiliates. . . . . . . . . . . . . . . . . 48
     8.9       Fiscal Year; Organizational Documents.. . . . . . . . . . . . 48
     8.10      Prepayments of Indebtedness . . . . . . . . . . . . . . . . . 48

     8.11      Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . 48
     8.12      Limitations . . . . . . . . . . . . . . . . . . . . . . . . . 49
     8.13      Sale Leasebacks . . . . . . . . . . . . . . . . . . . . . . . 49
     8.14      Negative Pledges. . . . . . . . . . . . . . . . . . . . . . . 49
     8.15      Capital Expenditures. . . . . . . . . . . . . . . . . . . . . 49
     8.16      Operating Leases. . . . . . . . . . . . . . . . . . . . . . . 49

SECTION 9      EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . 50
     9.1       Events of Default . . . . . . . . . . . . . . . . . . . . . . 50
     9.2       Acceleration; Remedies. . . . . . . . . . . . . . . . . . . . 53

SECTION 10     AGENCY PROVISIONS . . . . . . . . . . . . . . . . . . . . . . 54
     10.1      Appointment . . . . . . . . . . . . . . . . . . . . . . . . . 54
     10.2      Delegation of Duties. . . . . . . . . . . . . . . . . . . . . 54
     10.3      Exculpatory Provisions. . . . . . . . . . . . . . . . . . . . 54
     10.4      Reliance on Communications. . . . . . . . . . . . . . . . . . 55
     10.5      Notice of Default . . . . . . . . . . . . . . . . . . . . . . 56
     10.6      Non-Reliance on Agent and Other Lenders . . . . . . . . . . . 56
     10.7      Indemnification . . . . . . . . . . . . . . . . . . . . . . . 56
     10.8      Agent in Its Individual Capacity. . . . . . . . . . . . . . . 57
     10.9      Successor Agent . . . . . . . . . . . . . . . . . . . . . . . 57

SECTION 11     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.1      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.2      Right of Set-Off. . . . . . . . . . . . . . . . . . . . . . . 58
     11.3      Benefit of Agreement. . . . . . . . . . . . . . . . . . . . . 59
     11.4      No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . . 62
     11.5      Payment of Expenses; Indemnification. . . . . . . . . . . . . 62
     11.6      Amendments, Waivers and Consents. . . . . . . . . . . . . . . 63
     11.7      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 64
     11.8      Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     11.9      Defaulting Lender . . . . . . . . . . . . . . . . . . . . . . 64
     11.10     Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     11.11     Governing Law; Venue. . . . . . . . . . . . . . . . . . . . . 65
     11.12     Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . 65
     11.13     Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     11.14     Severability. . . . . . . . . . . . . . . . . . . . . . . . . 66
     11.15     Entirety. . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     11.16     Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . 66

SCHEDULES
---------
Schedule 1.1(a)     Working Capital Commitment Percentages
Schedule 1.1(b)     Existing Permitted Investments
Schedule 6.10       Indebtedness
Schedule 6.11       Litigation
Schedule 6.15       Subsidiaries
Schedule 6.18       Environmental Matters
Schedule 6.19       Intellectual Property
Schedule 6.23(a)    Real Property Locations
Schedule 6.23(b)    Personal Property Locations
Schedule 6.23(c)    Chief Executive Offices
Schedule 7.6        Insurance
Schedule 8.2        Liens
Schedule 8.8        Affiliate Transactions
Schedule 11.1       Notices

EXHIBITS
--------

Exhibit 2.1         Form of Notice of Borrowing
Exhibit 2.2         Form of Notice of Continuation/Conversion
Exhibit 2.4         Form of Working Capital Revolving Loan Note
Exhibit 7.1(e)      Form of Officer's Certificate
Exhibit 7.1(g)      Form of Borrowing Base Certificate
Exhibit 7.13        Form of Joinder Agreement
Exhibit 11.3        Form of Assignment Agreement

                                CREDIT AGREEMENT
                      (SECONDARY WORKING CAPITAL FACILITY)


     THIS CREDIT AGREEMENT (this "CREDIT AGREEMENT"), is entered into as of April 29, 1996 among CHATTEM, INC., a Tennessee corporation (the "BORROWER"), each of the Borrower's Domestic Subsidiaries, individually a "GUARANTOR" and collectively the "GUARANTORS"), the Working Capital Lenders (as defined herein), and NATIONSBANK, N.A., as agent for the Working Capital Lenders (in such capacity, the "AGENT").

                                    RECITALS

     WHEREAS, the Borrower and the Guarantors are party to a Credit Agreement (the "NEW CREDIT AGREEMENT") dated as of the date hereof pursuant to which NationsBank, N.A., as agent, and certain other lenders named therein (including the Working Capital Lenders) have agreed to provide a $55 million credit facility to the Borrower to replace and refinance certain credit facilities provided by The First National Bank of Chicago, as agent and certain other lenders under credit agreements dated as of June 17, 1994;

     WHEREAS, that certain Indenture dated as of August 3, 1994 among the Borrower, as issuer, Signal Investment & Management Co., as guarantor and Southtrust Bank of Alabama, National Association, as trustee (as the same may be modified, supplemented or amended from time to time, the "INDENTURE") permits the Borrower to incur additional indebtedness that will be considered Senior Debt (as defined in the Indenture) upon the satisfaction of a financial test set forth in the Indenture;

     WHEREAS, the Borrower and the Guarantors have requested that the Working Capital Lenders provide a $6.5 million working capital credit facility to the Borrower (the "SECONDARY WORKING CAPITAL FACILITY") in addition to the credit facilities provided under the New Credit Agreement and in accordance with the terms of the Indenture;

     WHEREAS, the Borrower shall be permitted to obtain advances under the Secondary Working Capital Facility only when the Borrower is allowed to incur additional Senior Debt pursuant to the terms of the Indenture; and

     WHEREAS, the Working Capital Lenders have agreed to make the requested Secondary Working Capital Facility available to the Borrower on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                        DEFINITIONS AND ACCOUNTING TERMS

     1.1 DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the New Credit Agreement. In addition, the following terms shall have the following meanings:

          "ADDITIONAL CREDIT PARTY" means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.13.

          "AGENT" means NationsBank, N.A. or any successor administrative agent appointed pursuant to Section 10.9.

          "APPLICABLE PERCENTAGE" means, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as shown below:


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                               Applicable      Applicable
                                             Percentage For  Percentage For
     Pricing         Leverage                  Eurodollar       Base Rate
     LevelI           Ratio                      Loans            Loans
     -------         --------                --------------  --------------
        I        < = 4.0 to 1.0                    2.25%           1.25%

       II        > = 4.0 to 1.0 but
                 < = 4.5 to 1.0                    2.50%           1.50%

      III        < = 4.5 to 1.0 but                2.75%           1.75%
                 > = 5.0 to 1.0

       IV        > = 5.0 to 1.0                    3.00%           2.00%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

          The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "CALCULATION DATE") five Business Days after the date by which the Borrower is required to provide the officer's certificate in accordance with the provisions of Section 7.1(e); provided, however, that
     (i) the initial Applicable Percentage shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the first Calculation Date subsequent to the Closing Date and, thereafter, the Pricing Level shall be determined by the then current Leverage Ratio, and
     (ii) if the Borrower fails to provide the officer's certificate required by Section 7.1(e) on or before the most recent Calculation Date or fails to deliver a copy of such officer's certificate to the Agency Services Address, the Applicable Percentage from such Calculation Date shall be based on Pricing Level IV until such time that an appropriate officer's certificate is provided whereupon the Pricing Level shall be determined by the then current Leverage Ratio. Each Applicable Percentage shall be effective from one Calculation

     Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Working Capital Loans as well as any new Working Capital Loans made or issued.

          "BORROWER" means the Person identified as such in the heading hereof, together with any successors and permitted assigns.

          "BORROWING BASE CERTIFICATE" means a Borrowing Base Certificate substantially in the form of EXHIBIT 7.1(g).

          "CALCULATION DATE" has the meaning set forth in the definition of Applicable Percentage.

          "CLOSING DATE" means the date hereof.

          "COMMITMENT FEES" means the fees payable to the Working Capital Lenders pursuant to Section 3.4(a).

          "COMMITMENTS" means the New Credit Agreement Revolving Committed Amount, the Working Capital Revolving Committed Amount, the Tranche A Term Loan Committed Amount and the Tranche B Term Loan Committed Amount.

          "CREDIT DOCUMENTS" means collectively, the Working Capital Credit Documents and the New Credit Agreement Documents.

          "CREDIT PARTY OBLIGATIONS" means, without duplication, (a) all of the obligations of the Credit Parties to the Working Capital Lenders and the Agent, whenever arising, under this Credit Agreement, the Working Capital Revolving Notes, the Collateral Documents or any of the other Working Capital Credit Documents to which the Borrower or any other Credit Party is a party and (b) all liabilities and obligations owing from a Credit Party to any Working Capital Lender, or any Affiliate of a Working Capital Lender, arising under interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements (collectively, the "HEDGING AGREEMENTS").

          "DEFAULT" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "DEFAULTING LENDER" means, at any time, any Lender that, at such time
     (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement or the New Credit Agreement
     (b) has failed to pay to the Agent or any Lender an amount owned by such Lender pursuant to the terms of this Credit Agreement or the New Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver or similar official.

          "EFFECTIVE DATE" means the date on which the initial Working Capital Revolving Loans shall have been made.

          "EVENT OF DEFAULT" has the meaning specified in Section 9.1.

          "EXTENSION OF CREDIT" means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender).

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

          "GUARANTOR" means each of the Domestic Subsidiaries of the Borrower and each Additional Credit Party which has executed a Joinder Agreement, together with their successors and assigns.

          "HEDGING AGREEMENTS" has the meaning set forth in the definition of Credit Party Obligations.

          "JOINDER AGREEMENT" means a Joinder Agreement substantially in the form of EXHIBIT 7.13.

          "LENDER" means collectively, the Working Capital Lender and the New Credit Agreement Lender.

          "LOAN" or "LOANS" means the Working Capital Revolving Loans, the New Credit Agreement Revolving Loans, the Tranche A Term Loans and/or the Tranche B Term Loans (or a portion of any Working Capital Revolving Loan, New Credit Agreement Revolving Loan, the Tranche A Term Loans or the Tranche B Term Loans), individually or collectively, as appropriate.

          "NEW CREDIT AGREEMENT DOCUMENTS" means the New Credit Agreement, the Notes (other than the Working Capital Revolving Notes), the Collateral Documents, the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "NEW CREDIT AGREEMENT LENDER" means any of the Persons identified as a "Lender" on the signature pages to the New Credit Agreement, and any Person which may become a New Credit Agreement Lender by way of assignment in accordance with the terms of the New Credit Agreement, together with their successors and permitted assigns.

          "NEW CREDIT AGREEMENT REVOLVING LOANS" means the revolving loans made to the Borrower pursuant to Section 2.1 of the New Credit Agreement.

          "NEW CREDIT AGREEMENT REVOLVING LOAN COMMITMENT PERCENTAGE" means, for each New Credit Agreement Lender, the percentage identified as its New Credit Agreement Revolving Loan Commitment Percentage on Schedule 1.1(a) of the New Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 of the New Credit Agreement.

          "NEW CREDIT AGREEMENT REVOLVING COMMITTED AMOUNT" means SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000) or such lessor amount as the New Credit Agreement Revolving Committed Amount may be reduced pursuant to Section 2.1(d) or Section 3.3 of the New Credit Agreement.

          "NON-EXCLUDED TAXES" has the meaning set forth in Section 3.14.

          "NOTE" or "NOTES" means the Working Capital Revolving Loan Notes, the New Credit Agreement Revolving Loan Notes, the Tranche A Term Loan Notes and/or the Tranche B Term Loan Notes, individually or collectively, as appropriate.

          "NOTICE OF BORROWING" means a request by the Borrower for a Working Capital Revolving Loan, in the form of EXHIBIT 2.1.

          "NOTICE OF CONTINUATION/CONVERSION" means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of EXHIBIT 2.2.

          "PARTICIPATION INTEREST" means the Extension of Credit by a Lender by way of the purchase of a participation in any Loans as provided in Section 3.9.

          "REQUIRED LENDERS" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes at least 67% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean
     (a) at any time prior to the termination of the Commitments, the sum of (i) the Working Capital Revolving Loan Commitment Percentage of such Lender multiplied by the Working Capital Revolving Committed Amount, plus (ii) the New Credit Agreement Revolving Loan Commitment Percentage of such Lender multiplied by the New Credit Agreement Revolving Committed Amount, plus
     (iii) the Tranche A Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche A Term Loans outstanding at such time, plus (iv) the Tranche B Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche B Term Loans outstanding at such time and (b) at any time after the termination of the Commitments, the sum of the principal balance of the outstanding Loans of such Lender.

          "REVOLVING LOANS" means, collectively, the Working Capital Revolving Loans and the New Credit Agreement Revolving Loans.

          "REVOLVING LOAN MATURITY DATE" means the earlier of (i) April 29, 2001 and (ii) the date on which the Tranche A Term Loans are repaid in full.

          "UNUSED COMMITMENT" means, for any period, the amount by which (a) the then applicable aggregate Working Capital Revolving Committed Amount exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Working Capital Revolving Loans.

          "WORKING CAPITAL CREDIT DOCUMENTS" means this Credit Agreement, the Working Capital Revolving Notes, any Joinder Agreement, the Collateral Documents, the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "WORKING CAPITAL LENDER" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Working Capital Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

          "WORKING CAPITAL REVOLVING COMMITTED AMOUNT" means SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000) or such lesser amount as the Working Capital Revolving Committed Amount may be reduced pursuant to Section 2.1(d) or Section 3.3.

          "WORKING CAPITAL REVOLVING LOANS" means the Working Capital Revolving Loans made to the Borrower pursuant to Section 2.1.

          "WORKING CAPITAL REVOLVING LOAN COMMITMENT PERCENTAGE" means, for each Working Capital Lender, the percentage identified as its Working Capital Revolving Loan Commitment Percentage on SCHEDULE 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

          "WORKING CAPITAL REVOLVING NOTE" or "WORKING CAPITAL REVOLVING NOTES" means the promissory notes of the Borrower in favor of each of the Working Capital Lenders evidencing the Working Capital Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of
     EXHIBIT 2.6(a).

     1.2 COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

     1.3 ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Working Capital Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Working Capital Lenders hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Working Capital Lenders or if GAAP has changed describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in
Section 5.1(c)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) either Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Working Capital Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Working Capital Lenders as to which no such objection shall have been made.


                                    SECTION 2

                                CREDIT FACILITIES

     2.1  WORKING CAPITAL REVOLVING LOANS.

          (a)  WORKING CAPITAL REVOLVING LOAN COMMITMENT.   Subject to the terms
     and conditions set forth herein, each Working Capital Lender severally agrees to make revolving loans (each a "WORKING CAPITAL REVOLVING LOAN" and collectively the "WORKING CAPITAL REVOLVING LOANS") to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Effective Date to but not including the Revolving Loan Maturity Date (or such earlier date if the Working Capital Revolving Committed Amount has been terminated as provided herein); PROVIDED, HOWEVER, that (i) the sum of the aggregate amount of Working Capital Revolving Loans outstanding plus the aggregate amount of New Credit Agreement Revolving Loans outstanding shall not exceed the lesser of (x) the sum of the New Credit Agreement Revolving Committed Amount plus the Working Capital Revolving Committed Amount and (y) the Borrowing Base, and (ii) with respect to each individual Lender, such Lender's outstanding Working Capital Revolving Loans plus such Lender's outstanding New Credit Agreement Revolving Loans shall not exceed the sum of (x) such Lender's New Credit Agreement Revolving Loan Commitment Percentage of the New Credit Agreement Revolving Committed Amount and
     (y) such Lender's Working Capital Revolving Loan Commitment Percentage of the Working Capital Revolving Committed Amount.

          (b) METHOD OF BORROWING FOR REVOLVING LOANS. By no later than 11:00 a.m. (i) one Business Day prior to the date of the requested borrowing of Working Capital Revolving Loans that will be Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Working Capital Revolving Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of EXHIBIT 2.1 to the Agent setting forth (A) the amount requested, (B) whether such Working Capital Revolving Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (C) with respect to Working Capital Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (D) evidence that the Borrower has complied in all respects with
     Section 5.1;

          (c) FUNDING OF WORKING CAPITAL REVOLVING LOANS. Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the applicable Working Capital Lenders as to the terms thereof. Each such Working Capital Lender shall make its Working Capital Revolving Loan Commitment Percentage of the requested Working Capital Revolving Loans available to the Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the offices of the Agent at its principal office in Charlotte, North Carolina or at such other address as the Agent may designate in writing. The amount of the requested Working Capital Revolving Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Working Capital Revolving Loans are made available to the Agent.

          No Working Capital Lender shall be responsible for the failure or delay by any other Working Capital Lender in its obligation to make Working Capital Revolving Loans hereunder; provided, however, that the failure of any Working Capital Lender to fulfill its obligations hereunder shall not relieve any other Working Capital Lender of its obligations hereunder. Unless the Agent shall have been notified by any Working

     Capital Lender prior to the date of any such Working Capital Revolving Loan that such Working Capital Lender does not intend to make available to the Agent its portion of the Working Capital Revolving Loans to be made on such date, the Agent may assume that such Working Capital Lender has made such amount available to the Agent on the date of such Working Capital Revolving Loans, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Working Capital Lender. If such Working Capital Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Working Capital Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Working Capital Revolving Loan pursuant to the Notice of Borrowing and (ii) from a Working Capital Lender at the Federal Funds Rate.

          (d) REDUCTIONS OF WORKING CAPITAL REVOLVING COMMITTED AMOUNT. Upon at least three Business Days' notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Working Capital Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $500,000 above such amount and (ii) no reduction shall be made which would reduce the Working Capital Revolving Committed Amount to an amount less than the aggregate amount of outstanding Working Capital Revolving Loans. In addition, any repayment of Working Capital Revolving Loans previously extended hereunder shall result in an automatic reduction of the Working Capital Revolving Committed Amount as provided in Section 3.3(a) and Section 3.3(d) hereof. Any reduction in (or termination of) the Working Capital Revolving Committed Amount shall be permanent and may not be reinstated.

     2.2 CONTINUATIONS AND CONVERSIONS. Subject to the terms of Section 5.1, the Borrower shall have the option, on any Business Day, to continue in existence Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of EXHIBIT 2.2, in compliance with the terms set forth below, (b) except as provided in Section 3.12, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto,

(c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a request for a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) one Business Day prior to the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested extension of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent which shall set forth
(A) whether the Borrower wishes to continue or convert such Working Capital Revolving Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

     2.3 MINIMUM AMOUNTS. Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and integral multiples of $500,000 in excess thereof) or the remaining amount available under the Working Capital Revolving Committed Amount and (c) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurodollar Loans.

     2.4 WORKING CAPITAL REVOLVING LOAN NOTES. The Working Capital Revolving Loans made by each Working Capital Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Working Capital Lender in the face amount of its Working Capital Revolving Loan Commitment Percentage of the Working Capital Revolving Committed Amount in substantially the form of EXHIBIT 2.4.


                                    SECTION 3

                     GENERAL PROVISIONS APPLICABLE TO LOANS

     3.1  INTEREST.

          (a) INTEREST RATE. All Base Rate Loans shall accrue interest at the Adjusted Base Rate and all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

          (b) DEFAULT RATE OF INTEREST. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Working Capital Loans and any other amounts owing hereunder or under the other Working Capital Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Working Capital Revolving Loans that are Base Rate Loans plus two percent (2%) per annum).

          (c) INTEREST PAYMENTS. Interest on Working Capital Revolving Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day (subject to accrual of interest for the period of such extension), except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

     3.2 PLACE AND MANNER OF PAYMENTS. All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds, by the Agent at its offices at NationsBank Corporate Center, Charlotte, North Carolina. Payments received after such time shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent, the Working Capital Revolving Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall, subject to Section 3.7, distribute such payment to the Working Capital Lenders in such manner as the Agent may deem appropriate). The Agent will distribute such payments to the applicable Working Capital Lenders on the date received if any such payment is received prior to 2:00 p.m.; otherwise the Agent will distribute such payment to the applicable Working Capital Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

     3.3  PREPAYMENTS.

          (a) VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Working Capital Revolving Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section
     3.15 and (ii) once repaid Working Capital Revolving Loans may not be reborrowed and any repayment of any Working Capital Revolving Loan shall result in an automatic permanent reduction of the Working Capital Revolving Committed Amount equal to the amount of such repayment.

          (b)  MANDATORY PREPAYMENTS.

                 (i) REVOLVING COMMITTED AMOUNT. If at any time the sum of the aggregate amount of Working Capital Revolving Loans outstanding plus New Credit Agreement Revolving Loans outstanding exceeds the lesser of (x) the sum of the New Credit Agreement Revolving Committed Amount plus the Working Capital Revolving Committed Amount and (y) the Borrowing Base, the Borrower shall immediately make a principal payment to the Agent in the manner and in an amount necessary to be in compliance with Section 2.1.

                (ii) EXCESS CASH FLOW. Within 10 days after the date the audited financial statements are required to be delivered pursuant to
          Section 7.1(a) (commencing with the fiscal year ending November 30, 1996), the Borrower shall make a prepayment of the Loans in an amount equal to 75% of the Excess Cash Flow earned during such prior fiscal year (to be applied as set forth in Section 3.3(c) below).

               (iii) ASSET DISPOSITIONS. Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Asset Disposition, the Borrower shall forward 100% of the Net Cash Proceeds of such Asset Disposition to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

                (iv) ISSUANCES OF EQUITY. Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Equity Issuance (other than the issuance of capital stock of the Borrower in the amount of $6.5 million in connection with the Borrower's purchase of the Acquired Assets), the Borrower shall forward 50% of the Net Cash Proceeds of such Equity Issuance to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

                 (v)     RECOVERY EVENT.  Subject to the terms and conditions of
          Section 7.6 hereof, immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Recovery Event, the Borrower shall forward 100% of the Net Cash Proceeds from such Recovery Event to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

          (c) APPLICATION OF PREPAYMENTS. All amounts required to be paid pursuant to Section 3.3(b)(i) shall be applied first to Working Capital Revolving Loans and second to New Credit

     Agreement Revolving Loans.  All amounts required to be paid pursuant to
     Section 3.3(b)(ii), (iii), (iv) and (v) above shall be applied, first pro rata between the outstanding Tranche A Term Loans and the Tranche B Term Loans (which amounts shall then be applied to the remaining Principal Amortization Payments due with respect to the Tranche A Term Loans and the Tranche B Term Loans in inverse order of maturity thereof), second to the Working Capital Revolving Loans (with a corresponding reduction in the Working Capital Revolving Committed Amount), third to the New Credit Agreement Revolving Loans (with corresponding reduction in the New Credit Agreement Revolving Committed Amount). One or more holders of the Tranche B Term Loans may decline to accept a mandatory prepayment under Sections 3.3(b)(ii), (iii), (iv) or (v) (to the extent there is sufficient Tranche A Term Loans outstanding to be paid with such prepayment) in which case such declined prepayments shall be allocated pro rata among the Tranche A Term Loans and Tranche B Term Loans held by New Credit Agreement Lenders accepting such prepayments. Within the parameters of the application set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments hereunder shall be subject to Section 3.15.

          (d) REBORROWING. Once repaid, Working Capital Revolving Loans cannot be reborrowed, any repayment of Working Capital Revolving Loans shall result in an automatic reduction of the Working Capital Revolving Committed Amount and any reduction in (or termination of) the Working Capital Revolving Committed Amount shall be permanent and may not be reinstated.

     3.4  FEES.

          (a) COMMITMENT FEES. In consideration of the Working Capital Revolving Committed Amount being made available by the Working Capital Lenders hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each applicable Working Capital Lender (based on each Working Capital Lender's Working Capital Revolving Loan Commitment Percentage of the Working Capital Revolving Committed Amount), a fee equal to one-half of one percent (.5%) per annum on the Unused Commitment (the "COMMITMENT FEES"). The accrued Commitment Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Revolving Loan Maturity Date and on any date that the Working Capital Revolving Committed Amount is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

          (b) ADMINISTRATIVE FEES. The Borrower agrees to pay to the Agent, for its own account, an annual fee as agreed to between the Borrower and the Agent in the Fee Letter.

     3.5 PAYMENT IN FULL AT MATURITY. On the Revolving Loan Maturity Date, the entire outstanding principal balance of all Working Capital Revolving Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to
Section 9.

     3.6  COMPUTATIONS OF INTEREST AND FEES.

          (a) Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

          (b) It is the intent of the Working Capital Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Working Capital Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Working Capital Revolving Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.
     If, from any possible construction of any of the Working Capital Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Working Capital Lender shall ever receive anything of value which is characterized as interest on the Working Capital Revolving Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Working Capital Revolving Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Working Capital Revolving Loans. The right to demand payment of the Working Capital Revolving Loans or any other indebtedness evidenced by any of the Working Capital Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Working Capital Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Working Capital Lenders with respect to the Working Capital Revolving Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Working Capital Revolving Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

     3.7 PRO RATA TREATMENT. Except to the extent otherwise provided herein, each Loan borrowing, each payment or prepayment of principal of any Loan, each payment of fees and the Administrative Fees retained by the Agent for its own account), each reduction of the Working Capital Revolving Committed Amount, each reduction of the New Credit Agreement Revolving Committed Amount, and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Working Capital Revolving Loan Commitment Percentages, New Credit Agreement Revolving Loan Commitment Percentages, Tranche A Term Loan Commitment Percentages and Tranche B Term Loan Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans and Participation Interests of such Lenders); PROVIDED that, if any Lender shall have failed to pay its applicable pro rata share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section shall instead be payable to the Agent; PROVIDED FURTHER, that in the event any amount paid to any Lender pursuant to this Section is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate PLUS two percent (2%) per annum; and

     3.8 ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT. Notwithstanding any other provisions of this Credit Agreement or the New Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

          SECOND, to payment of any fees owed to the Agent in its capacity as an Agent;

          THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

          FOURTH, to the payment of all accrued fees and interest payable to the Lenders hereunder and under the New Credit Agreement;

          FIFTH, to the payment of the outstanding principal amount of the Loans, and to any principal amounts outstanding under Hedging Agreements, pro rata, as set forth below;

          SIXTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

          SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, and obligations under Hedging Agreements held by such Lender bears to the aggregate then outstanding Loans, and obligations under Hedging Agreements) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH," "FIFTH," and "SIXTH" above.

     3.9 SHARING OF PAYMENTS. The Working Capital Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement or the New Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement and the New Credit Agreement, such Lender shall promptly purchase from the other Lenders for cash an interest in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement and the New Credit Agreement. The Working Capital Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of the interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such an interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such interest as fully as if such Lender were a holder of such Loan or other obligation in the amount of such interest. Except as otherwise expressly provided in this Credit Agreement or the New Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement or the New Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.9 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.9 to share in the benefits of any recovery on such secured claim.

     3.10 CAPITAL ADEQUACY. If, after the date hereof, any Working Capital Lender has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Working Capital Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Working Capital Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Working Capital Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Working Capital Lender's policies with respect to capital adequacy), then, upon notice from such Working Capital Lender to the Borrower, the Borrower shall be obligated to pay to such Working Capital Lender such additional amount or amounts as will compensate such Working Capital Lender for such reduction. Each determination by any such Working Capital Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

     3.11 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall promptly give telecopy or telephonic notice thereof to the Borrower and the Working Capital Lenders. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Working Capital Revolving Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

     3.12 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Working Capital Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Working Capital Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Working Capital Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Working Capital Lender to make or maintain Eurodollar Loans, such Working Capital Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Working Capital Lender's Working Capital Revolving Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days or the then current Interest Periods with respect to such Working Capital Revolving Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Working Capital Lender such amounts, if any, as may be required pursuant to Section 3.15.

     3.13 REQUIREMENTS OF LAW. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Working Capital Lender, or compliance by any Working Capital Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Working Capital Lender becomes a Working Capital Lender):

          (a) shall subject such Working Capital Lender to any tax of any kind whatsoever with respect to any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Working Capital Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.14 (including Non-Excluded Taxes imposed solely by reason of any failure of such Working

     Capital Lender to comply with its obligations under Section 3.14(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Working Capital Lender or its applicable lending office, branch, or any affiliate thereof);

          (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Working Capital Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (c) shall impose on such Working Capital Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Working Capital Lender, by an amount which such Working Capital Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Working Capital Lender, through the Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Working Capital Lender, upon its demand, any additional amounts necessary to compensate such Working Capital Lender for such increased cost or reduced amount receivable, PROVIDED that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Working Capital Lender hereunder to Base Rate Loans by giving the Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Working Capital Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.15. If any Working Capital Lender becomes entitled to claim any additional amounts pursuant to this Section 3.13, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (x) that one of the events described in this Section 3.13 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Working Capital Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 3.13 submitted by such Working Capital Lender, through the Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Working Capital Revolving Loans and all other amounts payable hereunder.

     3.14 TAXES.

          (a) Except as provided below in this Section 3.14, all payments made by the Borrower under this Credit Agreement and any Working Capital Revolving Loan Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of any Working Capital Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Working Capital Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Working Capital Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Working Capital Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Working Capital Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Working Capital Revolving Loan Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Agent or any Working Capital Lender hereunder or under any Working Capital Revolving Loan Notes, (A) the amounts so payable to the Agent or such Working Capital Lender shall be increased to the extent necessary to yield to the Agent or such Working Capital Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Working Capital Revolving Loan Notes, PROVIDED, HOWEVER, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Working Capital Lender that is not organized under the laws of the United States of America or a state thereof if such Working Capital Lender fails to comply with the requirements of paragraph (b) of this
     Section 3.14 whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Working Capital Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Working Capital Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Working Capital Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Working Capital Revolving Loans and all other amounts payable hereunder.

          (b) Each Working Capital Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

               (i)(A) on or before the date of any payment by the Borrower under this Credit Agreement or Working Capital Revolving Notes to such Working Capital Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Working Capital Revolving Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

               (B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

               (C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

               (ii) in the case of any such Working Capital Lender that is not a "bank" within the meaning of Section 881(c)(3)(a) of the Internal Revenue Code, (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of
          Section 881(c)(3)(a) of the Internal Revenue Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Working Capital Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Working Capital Revolving Notes (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Working Capital Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Working Capital Revolving Notes.

     Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Working Capital Lender hereunder which renders all such forms inapplicable or which would prevent such Working Capital Lender from duly completing and delivering any such form with respect to it and such Working Capital Lender so advises the Borrower and the Agent then such Working Capital Lender shall be exempt from such requirements. Each Person that shall become a Working Capital Lender or a participant of a Working Capital Lender pursuant to Section
     11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); PROVIDED that in the case of a participant of a Working Capital Lender, the obligations of such participant of a Working Capital Lender pursuant to this subsection (b) shall be determined as if the participant of a Working Capital Lender were a Working Capital Lender except that such participant of a Working Capital Lender shall furnish all such required forms, certifications and statements to the Working Capital Lender from which the related participation shall have been purchased.

     3.15 INDEMNITY. The Borrower promises to indemnify each Working Capital Lender and to hold each Working Capital Lender harmless from any loss or expense which such Working Capital Lender may sustain or incur (other than through such Working Capital Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement,
(b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.
Such indemnification may include an amount equal to (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Working Capital Lender) which would have accrued to such Working Capital Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Working Capital Revolving Loans and all other amounts payable hereunder.

     3.16 REPLACEMENT OF LENDERS. If any Working Capital Lender delivers a notice to the Borrower pursuant to Sections 3.10, 3.13 or 3.14, then the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Working Capital Lender (the "REPLACED LENDER") with one or more additional banks or financial institutions (collectively, the "REPLACEMENT LENDER"), PROVIDED that (A) at the time of any replacement pursuant to this
Section 3.16, the Replacement Lender shall enter into one or more assignment agreements substantially in the form of EXHIBIT 11.3 pursuant to, and in accordance with the terms of, Section 11.3(b) (and with all fees payable pursuant to said Section 11.3(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (b) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 3.4, and (B) all obligations of the Borrower owing to the Replaced Lender (including all obligations, if any, owing pursuant to Section 3.10, 3.13 or 3.14, but excluding those obligations specifically described in clause (A) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.


                                    SECTION 4

                                    GUARANTY

     4.1 GUARANTY OF PAYMENT. Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Working Capital Lender, each Affiliate of Working Capital Lender that enters into a Hedging Agreement and the Agent the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). The Guarantors additionally, jointly and severally, unconditionally guarantee to each Working Capital Lender the timely performance of all other obligations under the Working Capital Credit Documents and Hedging Agreements. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

     4.2 OBLIGATIONS UNCONDITIONAL. The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Working Capital Credit Documents or the Hedging Agreements, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Working Capital Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Working Capital Revolving Notes or any other of the Working Capital Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Working Capital Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Working Capital Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Working Capital Lenders (and any Affiliates of Working Capital Lenders entering into Hedging Agreements) have been paid in full, Working Capital Revolving Committed Amount under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Working Capital Lenders in connection with monies received under the Working Capital Credit Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Working Capital Lenders from suing on the Working Capital Revolving Notes or any of the other Working Capital Credit Documents or any of the Hedging Agreements or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Working Capital Revolving Notes, any other of the Working Capital Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that its Guarantor's obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance by the Agent or any Working Capital Lender upon this Guarantee or acceptance of this Guarantee. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Agent and the Working Capital Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

     4.3 MODIFICATIONS. Each Guarantor agrees that (a) all or any part of the security now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Working Capital Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Working Capital Credit Documents may be granted indulgences generally; (e) any of the provisions of the Working Capital Revolving Notes or any of the other Working Capital Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

     4.4 WAIVER OF RIGHTS. Each Guarantor expressly waives: (a) notice of acceptance of this Guaranty by the Working Capital Lenders and of all extensions of credit to the Borrower by the Working Capital Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Working Capital Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Working Capital Lenders' subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any;
(e) all other notices to which the Guarantor might otherwise be entitled; and
(f) demand for payment under this Guaranty.

     4.5 REINSTATEMENT. The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by an Agent or such Working Capital Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     4.6 REMEDIES. The Guarantors agree that, as between the Guarantors, on the one hand, and the Agent and the Working Capital Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreements and the other Collateral Documents and that the Working Capital Lenders may exercise their remedies thereunder in accordance with their terms.

     4.7 LIMITATION OF GUARANTY. Notwithstanding any provision to the contrary contained herein or in any of the Working Capital Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

     4.8 RIGHTS OF CONTRIBUTION. The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence hereof), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 4.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 4, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "EXCESS FUNDING GUARANTOR" shall mean, in respect of any obligations arising under the other provisions of this Section 4 (hereafter, the "GUARANTEED OBLIGATIONS"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guaranteed Obligations; (ii) "EXCESS PAYMENT" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations; and (iii) "PRO RATA SHARE", for the purposes of this
Section 4.8, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this
Section 4.8 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).


                                    SECTION 5

                       CONDITIONS TO EXTENSIONS OF CREDIT

     5.1 CONDITIONS TO ALL EXTENSIONS OF CREDIT. The Working Capital Lenders shall not be obligated to make, continue or convert Working Capital Revolving Loans unless:

          (a) NOTICE. The Borrower shall have delivered (i) in the case of any new Working Capital Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1 and (ii) in the case of any continuation or conversion of a Working Capital Revolving Loan, a duly executed and completed Notice of Continuation/Conversion by the time specified in Section 2.5;

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Credit Parties in any Working Capital Credit Document are true and correct in all material respects at and as if made as of such date;

          (c) NO DEFAULT. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto;

          (d) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any Material Adverse Effect;

          (e) AVAILABILITY. Immediately after giving effect to the making of such Working Capital Revolving Loan (and the application of the proceeds thereof) the sum of the Working Capital Revolving Loans outstanding plus the New Credit Agreement Revolving Loans outstanding shall not exceed the sum of the New Credit Agreement Revolving Commitment Amount plus the Working Capital Revolving Commitment Amount;

          (f) SECTION 4.09 OF INDENTURE. The Borrower (i) is entitled to obtain such Working Capital Revolving Loan or convert or continue such Working Capital Revolving Loan, as the case may be, in accordance with
     Section 4.09 of the Indenture and (ii) in connection with any new Working Capital Revolving Loan the Agent is furnished with a calculation satisfactory to the Agent from a nationally recognized accounting firm reasonably satisfactory to the Agent computing the Fixed Charge Coverage Ratio (as defined in the Indenture).

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d), (e) and (f) above.


                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

     The Credit Parties hereby represent to the Agent and each Working Capital Lender that:

     6.1 FINANCIAL CONDITION. The financial statements delivered to the Lenders pursuant to Section 5.1(c)(ii) of the New Credit Agreement, (a) have been prepared in accordance with GAAP and (b) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating (as applicable) financial condition, results of operations and cash flows of the Credit Parties and their Subsidiaries as of such date and for such periods. Since November 30, 1995, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower or any of its Subsidiaries, except pursuant to the Blis-To-Sol/Soltice Agreement and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto.

     6.2 NO MATERIAL CHANGE. Since November 30, 1995, (a) there has been no development or event relating to or affecting Borrower or any of its Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the capital stock or other equity interest in Borrower or any of its Subsidiaries nor, except as otherwise permitted under this Credit Agreement, has any of the capital stock or other equity interest in a Credit Party been redeemed, retired, purchased or otherwise acquired for value.

     6.3 ORGANIZATION AND GOOD STANDING. The Borrower and each of its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State (or other jurisdiction) of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to be so qualified would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

     6.4 DUE AUTHORIZATION. Each Credit Party (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Working Capital Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Working Capital Credit Documents to which it is a party.

     6.5 NO CONFLICTS. Neither the execution and delivery of the Working Capital Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have or might be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Working Capital Credit Documents) upon or with respect to its properties.

     6.6 CONSENTS. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of a Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Working Capital Credit Documents by a Credit Party, or if required, such consent, approval and authorization has been obtained.

     6.7 ENFORCEABLE OBLIGATIONS. This Credit Agreement and the other Working Capital Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

     6.8 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed to the Working Capital Lenders.

     6.9 OWNERSHIP. The Borrower and each of its Subsidiaries is the owner of and has good and marketable title to all of its assets and none of such assets are subject to any Lien other than Permitted Liens.

     6.10 INDEBTEDNESS. The Borrower and its Subsidiaries have no Indebtedness except (a) as disclosed in the financial statements referenced in Section 6.1,
(b) as set forth on SCHEDULE 6.10 and (c) as otherwise permitted by this Credit Agreement.

     6.11 LITIGATION. Except as disclosed in SCHEDULE 6.11, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect.

     6.12 TAXES. Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware of any proposed tax assessments against it, any of its Subsidiaries or any other Credit Party.

     6.13 COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect. No Requirement of Law would be reasonably expected to cause a Material Adverse Effect.

     6.14 ERISA.  Except as would not result in a Material Adverse Effect:

          (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

          (b) The actuarial present value of all "benefit liabilities" under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.

          (c) Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, are reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of
     Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

          (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

          (e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and its Subsidiaries and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FAS 106.

          (f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

     6.15 SUBSIDIARIES. Set forth on SCHEDULE 6.15 is a complete and accurate list of all Subsidiaries of each Credit Party. Information on SCHEDULE 6.15 includes jurisdiction of incorporation, the number of shares of each class of capital stock or other equity interests outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Credit Party, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Working Capital Credit Documents). Other than as set forth in SCHEDULE 6.15, neither any Credit Party nor any Subsidiary thereof has outstanding any securities convertible into or exchangeable for its capital stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its capital stock.

     6.16 USE OF PROCEEDS; MARGIN STOCK. The proceeds of the Working Capital Revolving Loans hereunder will be used solely for the purposes specified in
Section 7.10. None of the proceeds of the Working Capital Revolving Loans will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or any "margin security" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X, Regulation G or Regulation T. None of the Credit Parties owns any "margin stock".

     6.17 GOVERNMENT REGULATION. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is (a) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or (b) a "holding company," or a

"Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No director, executive officer or principal shareholder of the Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

     6.18 ENVIRONMENTAL MATTERS.  (a)  Except as set forth on SCHEDULE 6.18.

               (i) each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Borrower or any of its Subsidiaries (the "BUSINESSES"), and there are no conditions relating to the Businesses or Real Properties that could give rise to liability under any applicable Environmental Laws.

               (ii) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

               (iii) Neither the Borrower nor any of its Subsidiaries has received any written or oral notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties, Leasehold Properties or the Businesses, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice is being threatened.

               (iv) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, the Borrower or any of its Subsidiaries in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law.

               (v) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, the Real Properties or the Businesses.

               (vi) There has been no release or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses.

               (vii) Neither the Borrower nor any of its Subsidiaries has assumed any liability of any Person (other than another Credit Party) under any Environmental Law.

          (b) The Borrower has adopted procedures that are designed to (i) ensure that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their Subsidiaries remains in compliance with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their Subsidiaries may have under applicable Environmental Laws.

     6.19 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the "INTELLECTUAL PROPERTY") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use would not have or be reasonably expected to have a Material Adverse Effect. Set forth on SCHEDULE 6.19 is a list of all Intellectual Property owned by the Borrower and its Subsidiaries or that the Borrower or one of its Subsidiaries has the right to use (which list shall identify the Person that owns or has the right to use each such item of Intellectual Property). Except as provided on SCHEDULE 6.19, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect.

     6.20 SOLVENCY. Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

     6.21 INVESTMENTS. All Investments of the Borrower and each of its Subsidiaries are either Permitted Investments or otherwise permitted by the terms of this Credit Agreement.

     6.22 NO FINANCING OF CORPORATE TAKEOVERS. No proceeds of the Working Capital Revolving Loans hereunder have been or will be used to acquire, directly or indirectly, any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended (including, without limitation, Sections 13(d) and 14(d) thereof) or to refinance any Indebtedness used to acquire any such securities.

     6.23 LOCATION OF COLLATERAL. Set forth on SCHEDULE 6.23(a) is a list of all Real Properties and Leasehold Properties with street address, county and state where located. Set forth on SCHEDULE 6.23(b) is a list of all locations where any personal property of a Credit Party is located, including county and state where located. Set forth on SCHEDULE 6.23(c) is the chief executive office and principal place of business of each Credit Party.

     6.24 DISCLOSURE. Neither this Credit Agreement nor any financial statements delivered to the Working Capital Lenders nor any other document, certificate or statement furnished to the Working Capital Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

     6.25 LICENSES, ETC. The Borrower and each of its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted.

     6.26 NO BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary of the Borrower is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or be reasonably expected to have a Material Adverse Effect.

     6.27 BROKERS' FEES. No Credit Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Working Capital Credit Documents.

     6.28 LABOR MATTERS. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary of the Borrower and none of such Persons has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

     6.29 COLLATERAL DOCUMENTS. The Collateral Documents create valid security interests in, and first Liens on, the Collateral purported to be covered thereby, which security interests and Liens are and will remain perfected security interests and Liens, prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by the Borrower and its Subsidiaries in the Collateral Documents is true and correct.

     6.30 RELATED TRANSACTIONS. The closing of the acquisition of the Acquired Assets occurred simultaneously with the making of the initial Loans under the New Credit Agreement, and no party waived, without the consent of the Required Lenders, any condition precedent to their obligations to close as set forth in the Purchase Agreement. True and complete copies of the Purchase Agreement have been delivered to each of the Working Capital Lenders, together with a true and complete copy of each document to be delivered at the closing of the acquisition of the Acquired Assets.

     6.31 REPRESENTATIONS AND WARRANTIES INCORPORATED FROM PURCHASE AGREEMENT. As of the Closing Date, each of the representations and warranties made in the Purchase Agreement by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

     6.32 SENIOR DEBT. The Working Capital Revolving Loans are Senior Debt under Article 10.02 of the Indenture, meaning the Agent, for the benefit of the Working Capital Lenders, shall have all of the rights and privileges of a holder of Senior Debt under the Indenture, including, but not limited to, the rights set forth in Article 10 of the Indenture.


                                    SECTION 7

                              AFFIRMATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Working Capital Revolving Loans, together with interest, fees and other obligations hereunder have been paid in full and the Working Capital Revolving Committed Amount hereunder shall have terminated:

     7.1 INFORMATION COVENANTS. The Borrower will furnish, or cause to be furnished, to the Agent:

          (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its

     Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

          (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter, in which case 90 days after the end thereof) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated and statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

          (c) MONTHLY FINANCIAL STATEMENTS. As soon as available and in any event within 20 days after the end of each month of the Borrower (other than the last month of the first three fiscal quarters in which case 45 days after the end thereof), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as at the end of such month together with (i) related consolidated statements of operations and retained earnings for such month in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and (ii) a separate income statement for each Foreign Subsidiary (and such other financial information as reasonably requested by the Agent or the Required Lenders), all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such monthly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

          (d)  [Intentionally deleted]

          (e) OFFICER'S CERTIFICATE. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower substantially in the form of
     EXHIBIT 7.1(e), (i) demonstrating compliance with the financial covenants contained in Section 7.12 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. The Borrower shall also deliver a copy of such certificate to the Agency Services Address.

          (f) ANNUAL BUSINESS PLAN AND BUDGETS. At least 60 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending November 30, 1996, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for the next fiscal year.

          (g) BORROWING BASE CERTIFICATE. Within 15 days after the end of each calendar month, a Borrowing Base Certificate as of the end of the immediately preceding month, substantially in the form of EXHIBIT 7.1(g) and certified by the chief financial officer of the Borrower to be true and correct as of such date.

          (h) COMPLIANCE WITH CERTAIN PROVISIONS OF THE CREDIT AGREEMENT. Within 90 days after the end of each fiscal year of the Borrower, the Borrower shall deliver a certificate, containing information regarding (i) the calculation of Excess Cash Flow and (ii) the amount of any Asset Dispositions, Debt Issuances, Equity Issuances and Recovery Events that were made during the prior fiscal year.

          (i) ACCOUNTANT'S CERTIFICATE. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

          (j) AUDITOR'S REPORTS. Promptly upon receipt thereof, a copy of any "management letter" submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of the Borrower or any of its Subsidiaries.

          (k) REPORTS. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to its shareholders generally or to a holder of any Indebtedness owed by the Borrower or any of its Subsidiaries in its capacity as such a holder and (b) upon the written request of the Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

          (l) NOTICES. Upon a Credit Party obtaining knowledge thereof, such Credit Party will give written notice to the Agent immediately of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (b) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or any of its Subsidiaries which if adversely determined would have or would be reasonably expected to have a Material Adverse Effect, or (ii) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would have or would be reasonably expected to have a Material Adverse Effect.

          (m) ERISA. Upon any of the Credit Parties or any ERISA Affiliate obtaining knowledge thereof, Borrower will give written notice to the Agent and each of the Working Capital Lenders promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Borrower shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

          (n)  ENVIRONMENTAL.

               (i) Upon the reasonable written request of the Agent, the Borrower will furnish or cause to be furnished to the Agent, at the Borrower's expense, an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Agent as to the nature and extent of the presence of any Hazardous Materials on any property owned, leased or operated by the Borrower or any of its Subsidiaries and as to the compliance by the Borrower and each of its Subsidiaries with Environmental Laws. If the Borrower fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Agent may arrange for same, and the Borrower hereby grants to the Agent and their representatives access to the Real Properties and a license to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Agent pursuant to this provision will be payable by the Borrower on demand and added to the obligations secured by the Collateral Documents.

               (ii) The Borrower and each of its Subsidiaries will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any real property owned or leased by the Borrower or its Subsidiaries to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure would have or be reasonably expected to have a Material Adverse Effect.

          (o) OTHER INFORMATION. With reasonable promptness upon any such request, such other information regarding the

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

     business, properties or financial condition of the Borrower and its Subsidiaries as the Agent or the Required Lenders may reasonably request.

     7.2 PRESERVATION OF EXISTENCE AND FRANCHISES. Each of the Credit Parties will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

     7.3 BOOKS AND RECORDS. Each of the Credit Parties will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

     7.4 COMPLIANCE WITH LAW. Each of the Credit Parties will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental
Laws) if noncompliance with any such law, rule, regulation, order or restriction would have or reasonably be expected to have a Material Adverse Effect.

     7.5 PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Each of the Credit Parties will, and will cause its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Credit Party or its Subsidiary shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment
(i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would have a Material Adverse Effect.

     7.6 INSURANCE. Each of the Credit Parties will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. All liability policies shall have each Working Capital Lender as an additional insured and all casualty policies shall have the Agent, on behalf of the Working Capital Lenders, as loss payee.

In the event there occurs any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Agent generally describing the nature and extent of such damage or destruction. Subsequent to any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party's cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed; provided, however, that such Credit Party shall not be obligated to repair or replace any Collateral so lost, damaged or destroyed to the extent the failure to make such repair or replacement (a) is desirable to the proper conduct of the business of such Credit Party in the ordinary course and otherwise is in the best interest of such Credit Party and (b) would not materially impair the rights and benefits of the Agent or the Working Capital Lenders under this Credit Agreement or any other Working Capital Credit Document. In the event a Credit Party shall receive any insurance proceeds, as a result of any loss, damage or destruction, in a net amount in excess of $100,000, such Credit Party will immediately pay over such proceeds to the Agent as cash collateral for the Credit Party Obligations. The Agent agrees to release such insurance proceeds to such Credit Party for replacement or restoration of the portion of the Collateral of such Credit Party lost, damaged or destroyed if, (A) within 120 days from the date the Agent receives such insurance proceeds, the Agent has received written application for such release from such Credit Party together with evidence reasonably satisfactory to it that the Collateral lost, damaged or destroyed has been or will be replaced or restored to its condition (or by Collateral having a value at least equal to the condition of the asset subject to the loss, damage or destruction) immediately prior to the loss, destruction or other event giving rise to the payment of such insurance proceeds and (B) on the date of such release no Default or Event of Default exists. If the conditions in the preceding sentence are not met, the Agent shall, on the first Business Day subsequent to the date 120 days after it received such insurance proceeds, apply such insurance proceeds as a mandatory prepayment of the Credit Party Obligations for application in accordance with the terms of Section 3.3(b)(v) and Section 3.3(c). All insurance proceeds shall be subject to the security interest of the Working Capital Lenders under the Collateral Documents.

The present insurance coverage of the Borrower and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on SCHEDULE 7.6, as SCHEDULE 7.6 may be amended from time to time by written notice to the Agent.

     7.7 MAINTENANCE OF PROPERTY. Each of the Credit Parties will, and will cause its Subsidiaries to, maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

     7.8 PERFORMANCE OF OBLIGATIONS. Each of the Credit Parties will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

     7.9  COLLATERAL.  If, subsequent to the Closing Date, a Credit Party shall
(a) acquire or lease any real property or (b) acquire any intellectual property, securities instruments, chattel paper or other personal property required to be delivered to the Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall immediately notify the Agent of same. Each Credit Party shall take such action (including, but not limited to, the actions set forth in Sections 5.1(g) and (h) of the New Credit Agreement), as requested by the Agent and at its own expense, to ensure that the Lenders have a first priority perfected Lien in all owned real property (and in such leased real property as requested by the Agent or the Required Lenders) and all personal property of the Credit Parties (whether now owned or hereafter acquired), subject only to Permitted Liens. Each Credit Party shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreements.

     7.10 USE OF PROCEEDS. The Credit Parties will use proceeds of the Working Capital Revolving Loans solely (a) to provide working capital and (b) for general corporate purposes.

     7.11 AUDITS/INSPECTIONS. Upon reasonable notice and during normal business hours, each Credit Party will, and will cause its Subsidiaries to, permit representatives appointed by the Agent or any Lender, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party's (or its Subsidiary's) property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Credit Parties and their Subsidiaries. The Credit Parties agree that the Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Borrower.

     7.12  FINANCIAL COVENANTS.

          (a) INTEREST COVERAGE RATIO. The Interest Coverage Ratio, as of the end of each fiscal quarter, shall be greater than or equal to:

            (i)     From the Effective Date to and including February 27, 1997,
                    1.30 to 1.0;

           (ii)     From February 28, 1997 to and including February 27, 1999,
                    1.5 to 1.0; and

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

          (iii)     From February 28, 1999 and thereafter, 2.0 to 1.0.

          (b) FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio, as of the end of each fiscal quarter, shall be greater than or equal to:

            (i)     From the Effective Date to and including February 27, 1997,
                    1.1 to 1.0; and

           (ii)     From February 28, 1997 and thereafter, 1.2 to 1.0.

          (c) LEVERAGE RATIO. The Leverage Ratio, as of the end of each fiscal quarter, shall be less than or equal to:

            (i)     From the Effective Date to and including August 30, 1996,
                    7.0 to 1.0;

           (ii)     From August 31, 1996 to and including November 29, 1996,
                    6.75 to 1.0;

          (iii)     From November 30, 1996 to and including May 30, 1997, 6.0 to
                    1.0;

           (iv)     From May 31, 1997 to and including February 27, 1998, 4.5 to
                    1.0;

            (v)     From February 28, 1998 to and including February 27, 1999,
                    4.0 to 1.0.

           (vi)     From February 28, 1999 and thereafter, 3.5 to 1.0.

          (d) SENIOR LEVERAGE RATIO. The Senior Leverage Ratio, as of the end of each fiscal quarter, shall be less than or equal to:

            (i)     From the Effective Date to and including November 29, 1996,
                    3.5 to 1.0;

           (ii)     From November 30, 1996 to and including May 30, 1997, 3.0 to
                    1.0;

          (iii)     From May 31, 1997 to and including February 27, 1999, 2.0 to
                    1.0;

           (iv)     From February 28, 1999 and thereafter, 1.5 to 1.0.

          (e) NET WORTH. At all times Net Worth shall be no less than negative Eleven Million Five Hundred Thousand ($11,500,000) increased on a cumulative basis by an amount equal to, (i) as of the last day of each fiscal quarter, 50% of Net Income for the fiscal quarter then ended (without deductions for any losses) plus (ii) 100% of the Net Cash Proceeds from any Equity Issuance subsequent to the Closing Date (other than the issuance of shares of capital stock of the Borrower in the amount of $6.5 million in connection with the Borrower's purchase of the Acquired Assets).

     7.13 ADDITIONAL CREDIT PARTIES. At the time any Person becomes a Subsidiary of a Credit Party, the Borrower shall so notify the Agent and promptly thereafter (but in any event within 30 days after the date thereof) shall cause such Person to (a) if it is a Domestic Subsidiary, execute a Joinder Agreement in substantially the same form as EXHIBIT 7.13, (b) cause all of the capital stock of such Person (if such Person is a Domestic Subsidiary) or 65% of the capital stock of such Person (if such Person is a Foreign Subsidiary) to be delivered to the Agent (together with undated stock powers signed in blank) and pledged to the Agent pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreements and otherwise in a form acceptable to the Agent (c) if such Person is a Domestic Subsidiary, pledge all of its assets to the Lenders pursuant to a security agreement in substantially the form of the Security Agreements and otherwise in a form acceptable to the Agent (d) if such Person has any Subsidiaries, (i) deliver all of the capital stock of such Domestic Subsidiaries and 65% of the capital stock of such Foreign Subsidiaries (together with undated stock powers signed in blank) to the Agent and (ii) execute a pledge agreement in substantially the form of the Pledge Agreements and otherwise in a form acceptable to the Agent (e) if such Person owns or leases any real property in the United States of America, execute any and all necessary mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, collateral assignments of leaseholds or other appropriate real estate collateral documentation in a form acceptable to the Agent and (f) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, landlord waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent.

     7.14 OWNERSHIP OF SUBSIDIARIES. The Borrower shall at all times own 100% of the capital stock of its Subsidiaries (other than to the extent necessary for Chattem (U.K.) Limited and HBA Insurance Limited to qualify for incorporation in their respective countries of incorporation, any nominal qualifying shares owned by any necessary governmental authorities) and may not sell, transfer or otherwise dispose of any shares of capital stock of any of its Subsidiaries.

     7.15 APPRAISAL REPORTS. The Borrower and its Subsidiaries shall provide the Agent, upon the request of the Agent, with asset appraisal reports with respect to the real and personal property of the Borrower and its Subsidiaries including, without limitation, appraisals of brand values (provided, however, the Agent shall not require more than one appraisal of brand values per year).


                                    SECTION 8

                               NEGATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Working Capital Revolving Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Working Capital Revolving Committed Amount hereunder shall have terminated:

     8.1 INDEBTEDNESS. No Credit Party will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness arising under this Credit Agreement, the New Credit Agreement and the other Credit Documents;

          (b)  the Subordinated Debt;

          (c)  Indebtedness existing as of the Closing Date as referenced in
     Section 6.10 (and renewals, refinancings or extensions thereof on terms and conditions no more favorable, in the aggregate, to such Person than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

          (d)  Indebtedness owing by one Credit Party to another Credit Party;

          (e) purchase money Indebtedness (including Capital Leases) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets; PROVIDED that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $1,000,000.00 at any one time outstanding (including any such Indebtedness referred to in subsection (c) above); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

          (f) obligations of the Credit Parties evidenced by the interest rate protection agreements referred to in Section 7.14; and

          (g) Indebtedness incurred by Foreign Subsidiaries not to exceed $500,000.00, in the aggregate, at any one time outstanding (including any such Indebtedness referred to in subsection (c) above).

     8.2 LIENS. No Credit Party will, nor will it permit its Subsidiaries to contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

     8.3 NATURE OF BUSINESS. No Credit Party will, nor will it permit its Subsidiaries to, alter the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date.

     8.4 CONSOLIDATION AND MERGER. No Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this
Section 8.4, the following actions may be taken if (a) the Agent is given prior written notice of such action, and the Credit Parties execute and deliver such documents, instruments and certificates as the Agent may request in order to maintain the perfection and priority of the Liens on the assets of the Credit Parties and (b) after giving effect thereto no Default or Event of Default exists:

          (i) any Credit Party may be merged or consolidated with or into the Borrower or any Credit Party (other than the Borrower) may be merged or consolidated with or into any other Credit Party; provided that if such transaction shall be between the Borrower and another Credit Party, the Borrower shall be the continuing or surviving corporation; and

          (ii) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary.

     8.5 SALE OR LEASE OF ASSETS. No Credit Party will, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, leasehold interests, equipment and securities other than (a) any inventory or other assets sold, leased or disposed of (or simultaneously replaced with like goods) in the ordinary course of business, (b) obsolete, idle or worn-out assets no longer used or useful in its business, (c) the sale, lease or transfer or other disposal by a Credit Party other than the Borrower of any or all of its assets to the Borrower or to any other Credit Party, or (d) sales of product lines (or the right to produce a consumer product or products) provided that the dispositions permitted under this subparagraph (d) during the term of this Credit Agreement shall be limited to product lines (or the right to produce a consumer product or products) having sales for the twelve-month period ending on the fiscal quarter ending immediately preceding the sale in an aggregate amount of $3,000,000 or less.

     8.6 ADVANCES, INVESTMENTS AND LOANS. No Credit Party will, nor will it permit any of its Subsidiaries to, make any Investments except for Permitted Investments.

     8.7 DIVIDENDS. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividends (whether cash or otherwise) or make any other distribution upon any shares of its capital stock of any class or (b) purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of its capital stock of any class or any warrants or options to purchase any such shares other than a Permitted Investment; provided that Subsidiaries of the Borrower may pay dividends to the Borrower.

     8.8 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 8.8, no Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

     8.9 FISCAL YEAR; ORGANIZATIONAL DOCUMENTS. No Credit Party will, nor will it permit any of its Subsidiaries to, change its fiscal year or materially change its articles or certificate of incorporation or its bylaws without the prior written consent of the Required Lenders.

     8.10 PREPAYMENTS OF INDEBTEDNESS. No Credit Party will, nor will it permit any of its Subsidiaries to, (a) amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the Working Capital Lenders, including but not limited to, shortening final maturity or average life to maturity of such Indebtedness or requiring any payment to be made sooner than originally scheduled or increasing the interest rate applicable thereto or change any subordination provision thereof, (b) during the existence of a Default or Event of Default, or if a Default or Event of Default would be caused as a result thereof make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness.

     8.11 SUBORDINATED DEBT.   No Credit Party will (a) make or offer to make
any principal payments with respect to the Subordinated Debt, (b) redeem or offer to redeem any of the

Subordinated Debt, or (c) deposit any funds intended to discharge or defease any or all of the Subordinated Debt. The Subordinated Debt may not be amended or modified in any material manner without the prior written consent of the Required Lenders, it being specifically understood and agreed that no amendment to Article 4 or Article 10 of the Indenture shall be made without the prior written consent of the Required Lenders.

     8.12 LIMITATIONS. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's capital stock,
(b) pay any Indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) this Credit Agreement, the New Credit Agreement and the other Credit Documents and (iii) the Indenture.

     8.13 SALE LEASEBACKS. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party or Subsidiary has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party or Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party or Subsidiary to any Person in connection with such lease.

     8.14 NEGATIVE PLEDGES. Other than as set forth in Section 4.12 of the Indenture, none of the Credit Parties will, nor will it permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.

     8.15 CAPITAL EXPENDITURES. The Credit Parties and their Subsidiaries will not make Capital Expenditures, in any fiscal year, that would exceed $3,500,000.00 in the aggregate.

     8.16 OPERATING LEASES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist obligations under Operating Leases which require aggregate annual payments in excess of $1,500,000.00.

                                    SECTION 9

                                EVENTS OF DEFAULT

     9.1 EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "EVENT OF DEFAULT"):

          (a)  PAYMENT.  Any Credit Party shall:

               (i) default in the payment when due of any principal of any of the Working Capital Revolving Loans; or

               (ii) default, and such default shall continue for three or more days, in the payment when due of any interest on the Working Capital Revolving Loans, or of any fees or other amounts owing hereunder, under any of the other Working Capital Credit Documents or in connection herewith.

          (b) REPRESENTATIONS. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Working Capital Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

          (c)  COVENANTS.  Any Credit Party shall:

                (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.4, 7.5, 7.6, 7.9, 7.10, 7.12, 7.13, 7.14, 7.15 or 8.1 through 8.16 inclusive; or

               (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five Business Days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent; or

               (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent.

          (d) OTHER CREDIT DOCUMENTS. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Working Capital

     Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent, or (ii) any Working Capital Credit Document shall fail to be in full force and effect or to give the Agent and/or the Working Capital Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

          (e) GUARANTIES. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any provision thereof shall cease to be in full force and effect, or any guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty.

          (f) BANKRUPTCY, ETC. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any of the Borrower or any of its Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or
     (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

          (g) DEFAULTS UNDER OTHER AGREEMENTS. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of the Borrower or any of its Subsidiaries in a principal amount in excess of $500,000.00, including, without limitation, the Subordinated Debt and any indebtedness under the New Credit Agreement (i) a Credit Party shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

          (h) JUDGMENTS. One or more judgments, orders, or decrees shall be entered against any one or more of the Borrower or any of its Subsidiaries involving a liability of $500,000.00 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable or (ii) 30 days.

          (i) ERISA. Any of the following events or conditions: (A) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any of their Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA;
     (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any of its Subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or
     (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability;

          (j)  OWNERSHIP.  There shall occur a Change of Control;

          (k) SUBORDINATED DEBT. (i) Any holder of the Subordinated Debt alleges (or any Governmental Authority with applicable jurisdiction determines) that the Working Capital Lenders are not holders of Senior Debt (as defined in the Indenture) or (ii) the subordination provisions in the Indenture shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Debt;

          (l) BUSINESS. The Borrower commences to engage in a line of business or activity other than the business of manufacturing and marketing of brand name over-the-counter pharmaceuticals and functional toiletries and cosmetics; or

          (m) INDENTURE/CHANGE OF CONTROL. There shall occur a Change of Control Triggering Event (as defined in the Indenture) under the Indenture.

     9.2 ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions:

          (a) TERMINATION OF COMMITMENTS. Declare the Working Capital Revolving Committed Amount terminated whereupon the Working Capital Revolving Committed Amount shall be immediately terminated.

          (b) ACCELERATION OF LOANS. Declare the unpaid principal of and any accrued interest in respect of all Working Capital Revolving Loans, and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Working Capital Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

          (c) ENFORCEMENT OF RIGHTS. Enforce any and all rights and interests created and existing under the Working Capital Credit Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Working Capital Revolving Committed Amount shall automatically terminate and all Working Capital Revolving Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Working Capital Lenders hereunder shall immediately become due and payable without the giving of any notice or other

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

action by the Agent or the Working Capital Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Working Capital Lender has a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.


                                   SECTION 10

                                AGENCY PROVISIONS

     10.1 APPOINTMENT. Each Working Capital Lender hereby designates and appoints NationsBank, N.A. as Agent of such Working Capital Lender to act as specified herein and the other Working Capital Credit Documents, and each such Working Capital Lender hereby authorizes the Agent, as the agent for such Working Capital Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Working Capital Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Working Capital Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Working Capital Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Working Capital Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Working Capital Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Working Capital Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Working Capital Credit Documents, the Agent shall act solely as the agent of the Working Capital Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

     10.2 DELEGATION OF DUTIES. The Agent may execute any of its duties hereunder or under the other Working Capital Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     10.3 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Working Capital

Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Working Capital Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Working Capital Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Working Capital Credit Documents, or enforceability or sufficiency therefor of any of the other Working Capital Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Working Capital Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Working Capital Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Working Capital Lenders or by or on behalf of the Credit Parties to the Agent or any Working Capital Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Working Capital Revolving Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties. The Agent is not a trustee for the Working Capital Lenders and owe no fiduciary duty to the Working Capital Lenders.

     10.4 RELIANCE ON COMMUNICATIONS. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Credit Parties, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Working Capital Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b). The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Working Capital Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Working Capital Credit

Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

     10.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Working Capital Lender or a Credit Party referring to the Working Capital Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

     10.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Working Capital Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Working Capital Lender. Each Working Capital Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Working Capital Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its Working Capital Revolving Loans hereunder and enter into this Credit Agreement. Each Working Capital Lender also represents that it will, independently and without reliance upon the Agent or any other Working Capital Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Working Capital Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Working Capital Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     10.7 INDEMNIFICATION. The Working Capital Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of

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

the Borrower to do so), ratably according to their respective percentage of the Working Capital Revolving Loan Committed Amount (or if the Working Capital Revolving Loan Committed Amount has expired or been terminated, in accordance with the respective principal amounts of outstanding Working Capital Revolving Loans and Participation Interest of the Working Capital Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Credit Party Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Working Capital Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Working Capital Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Credit Party Obligations and all other amounts payable hereunder and under the other Working Capital Credit Documents.

     10.8 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Credit Party as though the Agent were not the Agent hereunder. With respect to the Working Capital Revolving Loans made and all obligations owing to it, the Agent shall have the same rights and powers under this Credit Agreement as any Working Capital Lender and may exercise the same as though it were not the Agent, and the terms "Lender", "Lenders", "Working Capital Lender" and "Working Capital Lenders" shall include the Agent in its individual capacity.

     10.9 SUCCESSOR AGENT. The Agent may, at any time, resign upon 20 days written notice to the Working Capital Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 45 days after the notice of resignation, then the retiring Agent shall select a successor Agent provided such successor is a Working Capital Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers,

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

privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Credit Agreement and the other Working Capital Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Credit Agreement.


                                   SECTION 11

                                  MISCELLANEOUS

     11.1 NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on SCHEDULE 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

     11.2 RIGHT OF SET-OFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Working Capital Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Working Capital Lender (including, without limitation branches, agencies or Affiliates of such Working Capital Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Working Capital Lenders hereunder, under the Working Capital Revolving Notes, the other Working Capital Credit Documents or otherwise, irrespective of whether the Agent or the Working Capital Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Working Capital Revolving Loans and Working Capital Revolving Loan Committed Amount hereunder pursuant to Section 11.3(c) or 3.9 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Working Capital Lender hereunder.

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

     11.3 BENEFIT OF AGREEMENT.

          (a) GENERALLY. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED that none of the Credit Parties may assign and transfer any of its interests without the prior written consent of the Lenders; and PROVIDED FURTHER that the rights of each Working Capital Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section
     11.3. Notwithstanding the above, nothing herein shall restrict, prevent or prohibit any Working Capital Lender from (i) pledging its Working Capital Revolving Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Working Capital Lender from such Federal Reserve Bank, or (ii) granting assignments or participation in such Working Capital Lender's Working Capital Revolving Loans and/or Working Capital Revolving Committed Amount hereunder to its parent company and/or to any Affiliate of such Working Capital Lender or to any existing Lender or Affiliate thereof.

          (b) ASSIGNMENTS. Each Working Capital Lender may, with the prior written consent of the Borrower and the Agent (provided that no consent of the Borrower shall be required during the existence and continuation of an Event of Default), which consent shall not be unreasonably withheld or delayed, assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of EXHIBIT
     11.3 to one or more Eligible Assignees; PROVIDED that (i) any such assignment shall be in a minimum aggregate amount of $1,000,000 of the Working Capital Revolving Committed Amount and in integral multiples of $50,000 above such amount (or the remaining amount of Working Capital Revolving Committed Amount held by such Working Capital Lender), (ii) each such assignment shall be of a constant, not varying, percentage of all of the assigning Working Capital Lender's rights and obligations under the Working Capital Revolving Committed Amount being assigned and (iii) such Working Capital Lender shall simultaneously assign an identical percentage of the New Credit Agreement Revolving Committed Amount of such Working Capital Lender to such Eligible Assignee or Assignees. Any assignment hereunder shall be effective upon satisfaction of the conditions set forth above and delivery to the Agent of a duly executed assignment agreement together with a transfer fee of $3,500 payable to the Agent for its own account. Upon the effectiveness of any such assignment, the assignee shall become a "Working Capital Lender" for all purposes of this Credit Agreement and the other Working Capital Credit Documents and, to the extent of such assignment, the assigning Working Capital Lender shall be relieved of its obligations hereunder to the extent of the Working Capital Revolving Loans and Working Capital Revolving Committed Amount components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Working Capital Revolving Note or Working Capital Revolving Notes, it will promptly provide to the assigning Working Capital Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Working Capital Revolving Note or Working Capital Revolving Notes (but with notation thereon that it is given in substitution for and replacement of the original Working Capital Revolving Note or Working Capital Revolving Notes or any replacement notes thereof).

     By executing and delivering an assignment agreement in accordance with this
     Section 11.3(b), the assigning Working Capital Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Working Capital Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Working Capital Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Working Capital Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Working Capital Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Working Capital Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Working Capital Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Agent, such assigning Working Capital Lender or any other Working Capital Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Working Capital Credit Documents; (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Working Capital Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit

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     Agreement and the other Working Capital Credit Documents are required to be performed by it as a Working Capital Lender.

          (c) PARTICIPATIONS. Each Working Capital Lender may sell, transfer, grant or assign participations in all or any part of such Working Capital Lender's interests and obligations hereunder; PROVIDED that (i) such selling Working Capital Lender shall remain a "Working Capital Lender" for all purposes under this Credit Agreement (such selling Working Capital Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Working Capital Lender hereunder,
     (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement, or the other Working Capital Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Working Capital Revolving Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Revolving Loan Maturity Date or the date of any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the collateral or guaranties (except as expressly provided in the Working Capital Credit Documents) supporting any of the Working Capital Revolving Loans or Working Capital Revolving Committed Amount in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be prohibited, (iv) any such participations shall be in a minimum aggregate amount of $1,000,000 of the Working Capital Revolving Committed Amount and in integral multiples of $50,000 in excess thereof and
     (v) such selling Working Capital Lender simultaneously grants or assigns a participation, in like percentage, of the New Credit Agreement Revolving Committed Amount of such Working Capital Lender to such participant. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Working Capital Credit Documents (the participant's rights against the selling Working Capital Lender in respect of such participation to be those set forth in the participation agreement with such Working Capital Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Working Capital Lender had not sold such participation; PROVIDED, however, that such participant shall be entitled to receive additional amounts under Section 3.15 to the same extent that the Working Capital Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

          (d) REGISTRATION. The Agent, acting for this purpose solely on behalf of the Borrower, shall maintain a register (the "Register") for the recordation of the names and addresses of the Working Capital Lenders and the principal amount of the Working Capital Revolving Loans owing to each Working Capital Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Working Capital Lenders shall treat each Person whose name is recorded in the Register as the owner of a Working Capital Revolving Loan or other obligation hereunder for all purposes of this Credit Agreement and the other Working Capital Credit Documents Credit Documents, notwithstanding notice to the contrary. Any assignment of any Working Capital Revolving Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Working Capital Lender at any reasonable time and from time to time upon reasonable prior notice.

     11.4 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any Working Capital Lender in exercising any right, power or privilege hereunder or under any other Working Capital Credit Document and no course of dealing between the Borrower or any Credit Party and the Agent or any Working Capital Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Working Capital Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Working Capital Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Working Capital Lenders to any other or further action in any circumstances without notice or demand.

     11.5 PAYMENT OF EXPENSES; INDEMNIFICATION.  The Credit Parties agree to:
(a) pay all reasonable out-of-pocket costs and expenses of (i) the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Working Capital Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Agent and the fees and expenses of counsel for the Agent in connection with collateral or foreign issues), and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (ii) the Agent and the Working Capital Lenders in connection with enforcement of the Working Capital Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Working Capital Lenders) and (b) indemnify each Working Capital Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Working Capital Lender is a party thereto) related to (i) the entering into and/or performance of any Working Capital Credit Document or the use of proceeds of any Working Capital Revolving Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Working Capital Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified), (ii) any Environmental Claim and (iii) any claims for Non-Excluded Taxes.

     11.6 AMENDMENTS, WAIVERS AND CONSENTS. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Credit Parties; PROVIDED that no such amendment, change, waiver, discharge or termination shall

          (a)  without the consent of each Lender affected thereby,

                 (i) extend the final maturity of any Loan, or any portion thereof,

                (ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder,

               (iii)     reduce or waive the principal amount of any Loan,

                (iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

                 (v) release all or substantially all of the Collateral securing the Credit Party Obligations hereunder (provided that the Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Credit Party in conformance with Section 8.5 or release any cash collateral in the Cash Collateral Account in accordance with the terms of the Assignment of Cash Collateral Account),

                (vi) release the Borrower or substantially all of the other Credit Parties from its obligations under the Credit Documents,

               (vii)     amend, modify or waive any provision of this Section or
          Section 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 9.1(a), 11.2,
          11.3 or 11.5,

              (viii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or

                (ix) consent to the assignment or transfer by the Borrower (or another Credit Party) of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; and

          (b) without the consent of Lenders holding in the aggregate more than 50% of the outstanding Tranche A Term Loans and more than 50% of the outstanding Tranche B Term Loans, extend the time for or the amount or the manner of application of proceeds of any mandatory prepayment required by
     Section 3.3(b)(ii), (iii), (iv) or (v) hereof. No provision of Section 10 may be amended without the consent of the Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and
(y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

     11.7 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

     11.8 HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

     11.9 DEFAULTING LENDER. Each Working Capital Lender understands and agrees that if such Working Capital Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Working Capital Credit Documents shall apply to such Defaulting Lender.

     11.10 SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Working Capital Revolving Loans, the repayment of the Working Capital Revolving Loans, and other obligations and the termination of the Working Capital Revolving Committed Amount hereunder.

     11.11  GOVERNING LAW; VENUE.

          (a) THIS CREDIT AGREEMENT AND THE OTHER WORKING CAPITAL CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction.

          (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Working Capital Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER WORKING CAPITAL CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.13 TIME. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

     11.14 SEVERABILITY. If any provision of any of the Working Capital Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     11.15 ENTIRETY. This Credit Agreement together with the other Working Capital Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Working Capital Credit Documents or the transactions contemplated herein and therein.

     11.16 BINDING EFFECT. This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 of the New Credit Agreement have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Working Capital Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and each Working Capital Lender and their respective successors and assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:
                         CHATTEM, INC.,
                         a Tennessee corporation


                         By:  /s/ Robert E. Bosworth
                              ---------------------------------
                         Name: Robert E. Bosworth
                               --------------------------------
                         Title Executive Vice President
                               --------------------------------



GUARANTORS:              SIGNAL INVESTMENT & MANAGEMENT CO.,
                         a Delaware corporation


                         By:  /s/ Robert E. Bosworth
                              ---------------------------------
                         Name: Robert E. Bosworth
                               --------------------------------
                         Title President
                               --------------------------------


LENDERS:
                         NATIONSBANK, N.A.,
                         individually in its capacity as a
                         Lender and in its capacity as Agent

                         By:  /s/ Nancy B. Chastain
                              ---------------------------------
                         Name: Nancy B. Chastain
                               --------------------------------
                         Title Senior Vice President
                               --------------------------------

Signature page to Credit Agreement dated April 29, 1996 among Chattem, Inc., as Borrower, each of the Borrower's Domestic Subsidiaries, as Guarantors, the Working Capital Lenders, and NationsBank, N.A., as agent for the Working Capital Lenders


                         THE FIRST NATIONAL BANK OF CHICAGO

                         By:  /s/ Michael P. Civehta
                              ---------------------------------
                         Name: Michael P. Civehta
                               --------------------------------
                         Title: Vice President
                               --------------------------------



                              CREDITANSTALT BANKVEREIN

By: /s/ W. Craig Stamm        By:  /s/ Robert M. Biringer
    ---------------------          ------------------------------------
Name: W. Craig Stamm          Name: Robert M. Biringer
      -------------------           -----------------------------------
Title: Senior Associate       Title: Senior Vice President
      -------------------           -----------------------------------


                              FIRST AMERICAN NATIONAL BANK

                              By:  /s/ Mary E. Buckner
                                   ------------------------------------
                              Name: Mary E. Buckner
                                    -----------------------------------
                              Title: Vice President
                                    -----------------------------------

                                                         SCHEDULE 1.1(a)
                                              LENDERS AND COMMITMENT PERCENTAGES

                                                                                                            Working Capital
                                                                                 Working Capital             Revolving Loan
                                                                                    Revolving                  Commitment
Operations Contact                           Credit Contact                      Committed Amount              Percentage
-----------------------                      --------------                      ----------------           ---------------
NationsBank, N.A.                            NationsBank, N.A.                      $2,215,909                 34.090907692%
One Independence Center                      633 Chestnut Street
15th Floor                                   Chattanooga, Tennessee 37450
Charlotte, North Carolina                    Attn: Nancy Chastain
Attn: Dana Weir                              Tel: (423) 755-0662
Tel: (704) 388-3917                          Fax: (423) 755-0689
Fax: (704) 386-9923

The First National Bank of Chicago           The First National Bank of Chicago     $1,772,727                 27.272723077%
One First National Plaza, Suite 0086         One First National Plaza
Chicago, Illinois 60670                      Chicago, Illinois 60670
Attn: Ed Sheridan                            Attn: John Runger
Tel: (312) 732-8918                          Tel: (312) 732-6166
Fax: (312) 732-2715                          Fax: (312) 732-1117

Creditanstalt Bankverein                     Creditanstalt Bankverein               $1,403,409                 21,590907692%
Creditanstalt Corporate Finance, Inc.        Creditanstalt Corporate Finance, Inc.
Two Ravinia Drive, Suite 1680                Two Ravinia Drive, Suite 1680
Atlanta, Georgia 30346                       Atlanta, Georgia 30346
Attn: Lisa Herman                            Attn: Bob Beringer
Tel: (770) 390-1850                          Tel: (770) 390-1850
Fax: (770) 390-1851                          Fax: (770) 390-1851

First American National Bank                 First American National Bank           $1,107,955                 17,045461538%
4th and Union                                725 Broad Street
Nashville, Tennessee 37237-0001              Chattanooga, Tennessee 37401
Attn: Frenisa Joy                            Attn: Mary Buckner
Tel: (615) 736-6747                          Tel: (423) 755-6022
Fax: (615) 748-6098                          Tel: (423) 755-6014

                                             Total                                  $6,500,000                          100%



                                   SCHEDULE 1.1(B)

                                 EXISTING INVESTMENTS

1. 40,000 shares of 13.125% Cumulative, Convertible Preferred Stock, par value $125 per share, of Elcat, Inc.

2. Investments in foreign subsidiaries of Chattem, Inc., as follows (in U.S. dollars, subject to exchange rate fluctuations):

     Chattem (Canada) Inc.         $5,880,948

     Chattem (U.K.) Limited        $6,504,890

     HBA Insurance Ltd.            $  120,000

                                    SCHEDULE 6.10

                                     INDEBTEDNESS

                                               AMOUNT AT NOVEMBER 30, 1995
                                   --------------------------------------------------
(Loans on CSV of life insurance       Face         CSV          Loans       Remaining
   policies for directors)           Amount     Outstanding   Outstanding      CSV
   -----------------------           ------     -----------   -----------      ---
1. Northwestern Mutual Life        $2,055,943    $  449,988   $ 435,499     $14,499

2. National Life of Vermont         2,198,978     1,117,152   1,008,611     108,542
                                   ----------    ----------   ----------    -------



                                   $4,254,921    $1,567,150  $1,444,110    $123,040

                                    SCHEDULE 6.11

                                      LITIGATION

                                         None

                                    SCHEDULE 6.15

                                     SUBSIDIARIES

CHATTEM (CANADA) INC.
Jurisdiction of Incorporation:                    Canada
Owner of Capital Stock:                           Chattem, Inc.
Shares of Capital Stock Issued
     and Outstanding:                             1,000 shares of
                                                  Common Stock

                                                  5,587,600 shares of
                                                  Preferred Stock

Options, Warrants, Rights, etc.:                  None


CHATTEM (U.K.) LTD.
Jurisdiction of Incorporation:                    United Kingdom
Owner of Capital Stock:                           Chattem, Inc.
Shares of Capital Stock Issued
     and Outstanding:                             20,000 shares of
                                                  Common Stock

                                                  2,953,094 shares of
                                                  Preferred Stock

Options, Warrants, Rights, etc.:                  None


SIGNAL INVESTMENT & MANAGEMENT CO.
Jurisdiction of Incorporation:                    State of Delaware (USA)
Owner of Capital Stock:                           Chattem, Inc.
Shares of Capital Stock Issued
     and Outstanding                              250

Options, Warrants, Rights, etc.:                  None

HBA INSURANCE, LTD.
Jurisdiction of Incorporation:                    Bermuda
Owner of Capital Stock:                           Chattem, Inc.
Shares of Capital Stock Issued
     and Outstanding:                             120,000

Options, Warrants, Rights, etc.:                  None

                                    SCHEDULE 6.18

                                ENVIRONMENTAL MATTERS

1. Those matters disclosed in Request for Information from the U.S. EPA to Chattem concerning the EPA's investigation of Chattanooga Creek (received by Chattem on July 12, 1990), and Chattem's Response to the Request for Information dated July 25, 1990.

2. Those matters disclosed in Level I Environmental Assessment by Philip A. Lutin dated October 2, 1991.

3. Those matters disclosed in June 7, 1993 letter by Philip A. Lutin to Charles N. Jolly and attachments thereto.

4. Those matters disclosed in Consent Agreement and Order Assessing Administrative Penalty [Assessment] Docket CWA-IV 93-513 dated January 7, 1994.

5. Those matters disclosed in March 9, 1994 memorandum from Brian E. Humphrey to Robert E. Bosworth and others with attachments thereto.

6. Those matters disclosed in March 11, 1994 letter by Philip A. Lutin to Brian E. Humphrey.

7.  Those matters disclosed in April 8, 1994 letter by Ray Smith to Rick Tate.

8. Those matters disclosed in April 13, 1994 letter by Guy M. Moose to Ray Smith and response letter dated April 22, 1994 by Philip A. Lutin to Guy M. Moose.

9. Those matters disclosed in October 20, 1994 letter from Sims Crownover to Ray Smith, and response letter dated November 1, 1994 from Ray Smith to Sims Crownover.

10. Those matters disclosed in March 10, 1995 letter from John K. Mason to Ray Smith and response letter dated April 25, 1995 by Philip A. Lutin to John
    K. Mason with attachments thereto.

11. Those matters disclosed in April 4, 1995 letter with attachments from Philip L. Stewart to Ray Smith, and response letter with attachments dated May 9, 1995 from Ray Smith to Phillip L. Stewart.

12. Those matters disclosed in May 22, 1995 letter from Ray Smith to Rick Tate.

13. Pursuant to that certain Agreement of Purchase and Sale By and Among
    Chattem Chemicals, Inc., as Buyer, Elcat, Inc., as Parent, and Chattem, Inc., as Seller, dated April 11, 1995, Chattem, Inc. represented that it was in compliance with environmental laws and knew of no conditions or events that would lead to any claims being made for environmental matters except for such matters disclosed in the Agreements. Chattem, Inc., agreed to indemnify, defend and hold harmless the Buyer and Parent and their respective officers, directors, shareholders, subsidiaries, affiliated companies, successors and assigns from and against all losses arising out of or resulting from any breach of warranty or misrepresentation by Chattem, Inc.

                                    SCHEDULE 6.19
                             INTELLECTUAL PROPERTY RIGHTS

                            PATENTS OWNED BY CHATTEM, INC.

--------------------------------------------------------------------------------
          TITLE                              COUNTRY             REG. NO.
--------------------------------------------------------------------------------
Cosmetic Facial Powder Containing       United States            4,279,890
Walnut Shell Flour
Process and Composition for Reducing    United States            4,251,507
Dental Plaque
Rose Plant Patent                       United States            PP4,564
External Analgesic Compositions         United States            4,892,890


                       PATENTS LICENSED BY ELJENN INTERNATIONAL
                                   TO CHATTEM, INC.


--------------------------------------------------------------------------------
          TITLE                              COUNTRY             REG. NO.
--------------------------------------------------------------------------------
Method of Removal of Chlorine           United States            4,295,985
Retained by Human Skin and Hair


                          TRADEMARKS OWNED BY CHATTEM, INC.


                                                                      RENEWAL
     MARK                COUNTRY             REG. NO.                   DATE
--------------------------------------------------------------------------------
Amphibious Formula       California          67887                    11/12/2002
Amphibious Formula       Canada              332,073                  09/18/2002
Amphibious Formula       Florida             928164                   11/05/2002
Amphibious Formula       Hawaii              149564                   12/09/2002
Amphibious Formula       Texas               40988                    11/08/2002
Bronz Silk               United Kingdom      --                            --
Bullfrog                 California          67888                    11/12/2002
Bullfrog                 Canada              332,935                  10/09/2002

                                                                      RENEWAL
     MARK                COUNTRY             REG. NO.                   DATE
--------------------------------------------------------------------------------
Bullfrog                 Florida             928165                   11/05/2002
Bullfrog                 Hawaii              149562                   12/09/2002
Bullfrog                 Mexico              422988                   12/30/2001
Bullfrog                 Peru                102006                   03/05/2003
Bullfrog                 Texas               40989                    11/08/2002
Bullfrog (design         United States       1,763,958                04/13/2003
only)
Cardui (Calendars)       United States       1,738,319                12/08/2007
Chattem                  Uruguay             267255                   07/03/2005
Chattem, Inc.            Hong Kong           831 of 1979              12/14/1999
CORN SILK                Australia           A208,545                 06/03/2002
CORN SILK                Benelux             011,672                  03/05/2005
CORN SILK                Brunei              19394                    12/21/2000
CORN SILK                Canada              144,355                  03/11/1996
CORN SILK                Chile               374.978                  09/23/2001
CORN SILK                China               753821                   07/06/2005
CORN SILK                Costa Rica          36,183 R:6856            10/11/2002
CORN SILK                El Salvador         241                      05/24/2002
CORN SILK                Great Britain       1,160,480                08/29/2002
CORN SILK                Guatemala           18,987                   11/14/1997
CORN SILK                Honduras            40,059                   06/15/2002
CORN SILK                Indonesia           --                            --
CORN SILK                Ireland             99,464                   08/24/2002
CORN SILK                Italy               433,426                  08/23/2004
CORN SILK                Japan               1,571,445                03/28/2003
CORN SILK                Malaysia            93/08798                 11/09/2000
CORN SILK                Mexico              --                            --
CORN SILK                New Zealand         B78,955                  06/30/2001

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
CORN SILK                Nicaragua           22,811                   06/02/2000
CORN SILK                Panama              25.020                   07/01/2000
CORN SILK                Philippines         25,031                   10/07/1997
CORN SILK                Singapore           --                            --
CORN SILK                South Africa        65/2799                  07/14/2005
CORN SILK                South Africa        7014734                  10/22/2000
CORN SILK                Spain               1797781                       --
CORN SILK                Venezuela           53,774                   12/05/1997
CORN SILK & DESIGN       Puerto Rico         24,727                   05/20/2003
CORN SILK (Words)        Puerto Rico         24,726                   05/20/2003
EXELLE                   United States       1,229,147                03/08/2003
FLEXALL                  Austria             127,693                  10/13/1999
FLEXALL ICE              Canada              806,665                    Pending
FLEX ALL 454 &           Switzerland         374890                   7/21/2009
Design
FLEX-ALL                 Benelux             515044                   07/17/1999
FLEX-ALL                 Benelux             464430                   07/10/2002
FLEX-ALL                 Canada              374,278                  10/12/2005
FLEX-ALL                 Denmark             0534/1991                01/25/2001
FLEX-ALL                 Finland             116,143                  01/20/1992
FLEX-ALL                 France              1,542,430                07/20/1999
FLEX-ALL                 Greece              1995 610                 09/14/1999
FLEX-ALL                 Ireland             136135                   07/21/1996
FLEX-ALL                 Italy               570,574                  7/20/1999
FLEX-ALL                 Japan               --                            --
FLEX-ALL                 Mexico              471468                   12/30/2001
FLEX-ALL                 Norway              146157                   07/25/2001
FLEX-ALL                 Portugal            257,341                  12/10/2002

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
FLEX-ALL                 Sweden              225,489                  08/02/2001
FLEX-ALL                 Switzerland         --                            --
FLEX-ALL                 United Kingdom      --                       00/00/1996
FLEX-ALL 454             Germany             39504534                 07/26/2005
FLEX-ALL 454             Spain               1,513,722                12/05/1999
FLEX-ALL 454             Spain               1,535,531                12/05/1999
GO ZONE                  New Zealand         Z17068                   03/23/1999
GO-ZONE                  Australia           Pending                       --
MUDD                     Argentina           --                            --
MUDD                     Australia           --                            --
MUDD                     Bahamas             11,119                   11/24/1997
MUDD                     Barbados            81/2822 (new)            11/29/2000
MUDD                     Benelux             352,798                  06/05/1998
MUDD                     Canada              319,044                       --
MUDD                     Chile               374,979                  09/23/2001
MUDD                     Costa Rica          59,614                   10/16/1991
MUDD                     Denmark             807/1979                 03/23/1999
MUDD                     Dominican Republic  37,144                   06/30/2004
MUDD                     Ecuador             5442-90                  12/20/2000
MUDD                     Finland             77,509                   05/05/2001
MUDD                     France              1457621                  03/25/1998
MUDD                     France              1,052,859                03/25/1998
MUDD                     Guatemala           41,967                   09/30/2001
MUDD                     Haiti               478/62                   01/23/2001
MUDD                     Honduras            29,800                   08/03/2001
MUDD                     Italy               946171                   08/23/2004
MUDD                     Jamaica             19,636                   03/05/2002
MUDD                     Japan               2,348,136                10/30/2001

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
MUDD                     Mexico              422,990                  12/30/2001
MUDD                     New Zealand         B123,667                 06/06/1999
MUDD                     Nicaragua           12.301C.C.               01/29/2001
MUDD                     Panama              027001                   09/01/2001
MUDD SCRUB               Peru                4365                     12/24/2003
MUDD                     Puerto Rico         23,176                   11/07/2000
MUDD                     Scandinavia         --                            --
MUDD                     South Africa        B78/2675                 06/06/1998
MUDD                     Spain               922,501                  10/20/2000
MUDD                     Sweden              168,193                  06/21/1999
MUDD                     Trinidad/Tobago     11,892                   03/16/2008
MUDD                     United Kingdom      1274157                  08/09/2007
MUDD                     Uruguay             267256                   07/03/2005
MUDD                     Venezuela           96,629                   01/09/1996
MUDD & Design            Great Britain       B1,096,797               06/08/1999
MUDD (Katakana           Japan               1,597,970                03/30/1993
Characters)
MUDD                     State of Tennessee  --                       04/06/2000
NORDIC LOOK              Benelux             480,589                  04/05/2000
NORDIC LOOK              France              831290
NORDIC LOOK              Germany             1,191,126                03/29/2000
NORDIC LOOK              Italy               583,576                  04/06/2000
NORWICH                  Canada              UCA017,241               08/27/2002
PAMPRIN                  Argentina           1,206,098                08/05/1996
PAMPRIN                  Australia           A314,192                 12/21/1998
PAMPRIN                  Bahamas             11,118                   11/24/1997
PAMPRIN                  Barbados            8,298                    11/29/1991
PAMPRIN                  Benelux             350,181                  12/29/1997

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
PAMPRIN                  Colombia            94033538                      --
PAMPRIN                  Costa Rica          21618                    05/17/1998
PAMPRIN                  Denmark             2186/1978                06/23/1998
PAMPRIN                  Dominican Republic  27745                    07/28/1998
PAMPRIN                  Ecuador             5441-90                  12/20/1995
PAMPRIN                  El Salvador         100                      07/21/2001
PAMPRIN                  Finland             76987                    03/20/2001
PAMPRIN                  France              1,433,022                10/30/1997
PAMPRIN                  Great Britain       1,088,745                12/28/1988
PAMPRIN                  Guatemala           35,443                   09/28/1988
PAMPRIN                  Haiti               476/62                   01/23/1991
PAMPRIN                  Honduras            25,094                   09/05/1998
PAMPRIN                  Ireland             92259                    12/22/1998
PAMPRIN                  Italy               357790                   01/18/1998
PAMPRIN                  Mexico              254,691                       --
PAMPRIN                  Netherland Antilles --                            --
PAMPRIN                  New Zealand         122,127                  12/22/1998
PAMPRIN                  Nicaragua           8968C.C.                 09/09/1998
PAMPRIN                  Norway              102,879                  08/28/1999
PAMPRIN                  Panama              22,932                   01/05/1999
PAMPRIN                  Peru                102005                   03/05/2003
PAMPRIN                  Puerto Rico         21,511                   07/21/1998
PAMPRIN                  Singapore           446/93                   06/14/2003
PAMPRIN                  South Africa        77/5755                  12/20/1997
PAMPRIN                  Sweden              167,905                  06/01/1999
PAMPRIN                  Switzerland         314910                        --
PAMPRIN                  Trinidad            14,470                   12/07/1997
PAMPRIN                  Venezuela           94,884                   06/20/1995

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
PAMPRIN                  West Germany        993,141                  01/02/1998
PAMPRIN (Block           Canada              234,475                  07/20/2009
Letters)
PAMPRIN Block            Honduras            25,094                   09/05/1998
Letters)
PREMESYN PMS             France              1,253,522                12/08/2003
(Stress mark over
"E")
PREMESYN PMS             Italy               94 6167                  08/23/2004
(Stress mark over
"E")
PREMESYN PMS             United Kingdom      1,327,285                11/18/2004
(Stress mark over
"E")
SHY (Applicator)         Canada              N.S.177/45151            11/27/1997
SHY (Liquid Douche)      Canada              TMA192,381               06/29/2003
SOLTICE                  Hong Kong           --                            --
SOLTICE                  Taiwan              --                            --
SOMETHING PERSONAL       Canada              259,143                  05/22/1996
SPRAY BLOND              Benelux             431,162                  04/29/1997
SPRAY BLOND              Denmark             2330/1989                05/12/1999
SPRAY BLOND              France              1,385,650                07/29/1996
SPRAY BLOND              France              IR,548,336
                         (International
                         Mark for Madrid
                         Convention
                         Registrations)
SPRAY BLOND              Italy               94 6170                  08/23/2004
SPRAY BLOND              Switzerland         374349                        --
SUMBRELLA                Australia           --                            --
SUMBRELLA                New Zealand         --                            --
SUMMER HIGHLIGHTS        United States       1784718                  07/27/2003
SUN IN                   Australia           A235,497                 01/06/2005

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
SUN IN                   Bahamas             11,120                   11/24/1997
SUN IN                   Benelux             365,077                  03/20/1990
SUN IN                   Bophuthatswana      69/6154                  12/22/1999
SUN IN                   Canada              171,191                  09/11/1985
SUN IN                   Great Britain       B1,123,580               11/06/2000
SUN IN                   Ireland             102,340                  03/14/2001
SUN IN                   New Zealand         B96253                   02/24/2006
SUN IN                   Puerto Rico         --                            --
SUN IN                   South Africa        69/6154                  12/22/1999
SUN IN                   State of Tennessee  --                       04/06/2002
SUN IN                   Transkei            69/6154                  12/22/1999
SUN-IN                   Bophuthsatswana     69/6154                  12/22/1999
SUN-IN                   New Zealand         B96,253                  02/24/2006
SUN-IN                   Peru                421                      06/23/2003
SUN-IN                   Puerto Rico         32,056                   11/16/2002
SUN-IN                   Venda               69/6154                  12/22/1999
THERA CARE               Canada              TMA239,954               02/15/2010
THERA CARE & Design      Canada              TMA269,249               05/21/1997
THERACARE (One           Great Britain       1,083,159                09/03/1998
Word)
THERACARE (One           Great Britain       1,083,160                09/03/1998
Word)
ULTRASWIM                Italy               M193C002313                   --
ULTRASWIM (Swimmer       United States       1760924                  03/30/2003
Design)

                    TRADEMARKS LICENSED BY ELJENN TO CHATTEM, INC.

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
ULTRASWIM                Argentina           1,126,019                02/04/1995
ULTRASWIM                Australia           A38,027                  09/14/2003
ULTRASWIM                Bahamas             11,284                   05/09/1998
ULTRASWIM                Barbados            81/2968                  05/17/2001
ULTRASWIM                Benelux             397,277                  03/01/2004
ULTRASWIM                Bermuda             10,234                   05/23/2005
ULTRASWIM                Canada              280,281                  06/10/1998
ULTRASWIM                Denmark             1694-1986                07/25/1996
ULTRASWIM                Finland             96011                    09/05/1996
ULTRASWIM                France              1,212,873                09/14/2002
ULTRASWIM                Germany             1,054,979                09/17/2002
ULTRASWIM                Italy               M193C002313              03/30/2003
ULTRASWIM                Japan               137833/87                05/31/2000
ULTRASWIM                Malaysia            85/00685                 02/12/2006
ULTRASWIM                Mexico                                       12/30/2001
ULTRASWIM                Norway              124,666                  04/03/1996
ULTRASWIM                Panama              037265                   09/23/1995
ULTRASWIM                Singapore           2664/84                  05/17/2001
ULTRASWIM                South Africa/Clsk   84/3387                  04/13/1994
ULTRASWIM                Sweden              200155                   03/07/1996
ULTRASWIM                Thailand            KOR12235                 06/04/2004
ULTRASWIM                United Kingdom      1,181,836TM              09/16/2003
ULTRASWIM (Block         United States       1,197,606                06/15/2006
Ltrs Soap &
Shampoo)
ULTRASWIM                United States       1,681,731                04/07/2002
(Conditional & Body
Lotion)

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
ULTRASWIM (Shampoo       Puerto Rico         26,209                   07/03/1995
& Conditioner)
ULTRASWIM (With          United States       1,417,131                01/05/2008
Dolphin Design)

                     OWNED BY SIGNAL MANAGEMENT & INVESTMENT CO.

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
454                      United States       75/005550                Pending
AMPHIBIOUS FORMULA       United States       1,279,505                05/29/2004
APPLE-HYDROXY            United States       --                            --
BENZODENT                Algeria             041014                        --
BENZODENT                Argentina           1.213.551                11/11/1996
BENZODENT                Australia           123157                        --
BENZODENT                Austria             64286                         --
BENZODENT                Benelux             073989                   11/05/2005
BENZODENT                Bophuthatswana      68/5776                       --
BENZODENT                Canada              UCA49940                 04/24/1999
BENZODENT                Cuba                92753                    04/05/2005
BENZODENT                Denmark             8454/1995                12/15/2005
BENZODENT                Denmark             VR01.19391955            11/05/1995
BENZODENT                Finland             79829                    12/21/2001
BENZODENT                France              1,517,062                     --
BENZODENT                Germany             670,221                  04/30/2004
BENZODENT                Greece              52099                    01/29/2004
BENZODENT                Hong Kong           A1202/69                      --
BENZODENT                Iceland             458/1989                      --
BENZODENT                Ireland             57722                         --
BENZODENT                Italy               303,156                       --
BENZODENT                Jordan              10491                         --
BENZODENT                Lebanon             45293                         --
BENZODENT                Monaco              R-83.956613                   --
BENZODENT                New Zealand         56682                         --

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
BENZODENT                Norway              106535                        --
BENZODENT                Portugal            152583                        --
BENZODENT                South Africa        68/5776-A                     --
BENZODENT                Sweden              174246                   11/07/2000
BENZODENT                Switzerland         270209                        --
BENZODENT                Transkei            Tr68/5776                     --
BENZODENT                United Kingdom      BR742143                      --
BENZODENT                United States       595,101                  09/14/2004
BENZODENT                Venda               68/5776                       --
BENZOGEL                 United States       1767890                  04/27/2003
BENZOGEL                 United States       74/650485                Pending
BULLFROG                 United States       74/654831                     --
BULLFROG                 United States       1,279,506                05/29/2004
CAPSALOE                 United States       74/715332                Pending
CORN SILK                United States       799,233                  11/23/2005
CHILL STICK              United States       74/630796                Pending
CHILL STICK              Canada              --                            --
CORN SILK                United States       799,233                  11/23/2005
CORN SILK & DESIGN       United States       1,457,919                09/22/2007
CORN SILK (Block         United States       1,193,832                04/20/2002
Letters & Bckgrnd)
DAY ONE                  United States       1,608,789                08/07/2000
FLEX ALL                 United States       75/005548                Pending
FLEX-ALL 454 (Block      United States       1,569,189                12/05/1999
Letters
FLEX-ALL 454             United States       1,481,352                03/22/2008
(Stylized)
FLEX-ALL OF              United States       COMMONLAW                     --
COLORADO

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
FLEX-ALL-SOUTHWEST       United States       COMMONLAW                     --
FOR THE PERIOD           United States       1,674,764                02/11/2002
BEFORE YOUR PERIOD
GOLD BOND                Benelux             525,883                  01/22/2003
GOLD BOND                Bulgaria            23234                    03/26/2003
GOLD BOND                Canada              TMA368196                04/27/2005
GOLD BOND                Czech Republic      187,034                  03/30/2003
GOLD BOND                Indonesia           310,981                  02/27/2003
GOLD BOND                Israel              86,125                   01/21/2000
GOLD BOND                Mexico              448,844                  02/19/2003
GOLD BOND                Morocco             50,654                   02/19/2013
GOLD BOND                Slovak Republic     172,163                  03/25/2003
GOLD BOND                United Kingdom      1,422,292                04/18/1997
GOLD BOND                United States       1,209,453                09/21/2002
GOLD BOND                Ghana               --                       Pending
GOLD BOND                India               590,366                  Pending
GOLD BOND                Malaysia            93/00761                 Pending
GOLD BOND                Singapore           S/1856/93                Pending
GOLD BOND                Spain               1,745,203                Pending
GOLD BOND                United Arab         8,458                    Pending
                         Emirates
GOLD BOND                Venezuela           1233-95                  Pending
HALF-AS-MUCH             United States       1,060,586                03/08/1997
HERBALAX                 United States       74/650559                     --
HI-THERM                 United States       708,677                  12/20/2000
ICY HOT                  Bophuthatswana      77/2159                  05/24/1997
ICY HOT                  Canada              TMA409,013               03/05/2008
ICY HOT                  Mexico              384016                   10/03/2004
ICY HOT                  Panama              69596                    09/29/2005

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
ICY HOT                  Singapore           --                       06/14/2000
ICY HOT                  South Africa        77/2159                  05/24/1997
ICY HOT                  Taiwan              161832                   10/31/2001
ICY HOT                  Venda               77/2159                  05/24/1997
ICY-HOT                  Argentina           1376579                  03/30/2000
ICY-HOT                  Australia           A310924                  09/05/1998
ICY-HOT                  Barbados            6708                     07/31/1999
ICY-HOT                  Benelux             345750                   05/17/1997
ICY-HOT                  Bolivia             36996-A                  09/19/1997
ICY-HOT                  Brazil              770139868                02/07/2004
ICY-HOT                  Colombia            Pending                       --
ICY-HOT                  Costa Rica          55381                    04/06/1999
ICY-HOT                  Costa Rica          87581                    07/20/2004
ICY-HOT                  Denmark             VR00.611 1978            02/17/1998
ICY-HOT                  Dominican Republic  26636                    07/26/1997
ICY-HOT                  Dutch Antilles      10476                    11/22/2007
ICY-HOT                  Ecuador             409-88                   1122/1992
ICY-HOT                  El Salvador         170/84                   09/02/2000
ICY-HOT                  France              1,409,746                06/08/1997
ICY-HOT                  Greece              60897                    04/05/1998
ICY-HOT                  Guatemala           34605/226/84             05/21/1998
ICY-HOT                  Haiti               74/80                    10/28/1997
ICY-HOT                  Honduras            24388                    01/17/1998
ICY-HOT                  Indonesia           247,234                  03/04/1999
ICY-HOT                  Italy               344450                   05/23/1997
ICY-HOT                  Jamaica             B18633                   06/09/1998
ICY-HOT                  Malaysia            M/B75961 (new)           08/11/1998
ICY-HOT                  Nicaragua           7766-CC                  12/19/1997

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
ICY-HOT                  Paraguay            126,430                  10/19/1997
ICY-HOT                  Peru                82345                    12/15/2004
ICY-HOT                  Philippines         36,541                   01/21/2007
ICY-HOT                  Spain               868743                   07/17/1998
ICY-HOT                  Trinidad            B10689                   05/21/2006
ICY-HOT                  United States       970,575                  10/16/1993
ICY-HOT                  Uruguay             218786                   10/10/2000
ICY-HOT                  Venezuela           99.844-F                 07/06/1997
ICYHOT                   United Kingdom      B1078443                 05/13/1996
ICYHOT                   Ireland             B92568                   05/17/1998
ICYHOT                   Malaysia            M/B75961                 08/11/1998
ICYHOT                   Sarawak             B17,092                  08/15/1998
META CINE                United States       372,963                  11/21/1999
MICRON                   United States       1,499,169                08/09/2008
MUDD                     United States       1,011,938                05/27/2005
MUDD FACIAL              United States       74/571539                Pending
TREATMENT
MUDD                     United States       1,290,647                08/21/2004
MUDD SPA TREATMENT       United States       74/537103                Pending
N & Design               United States       1,765,513                04/20/2003
NORWICH                  Puerto Rico         6172                     08/08/1996
NORWICH                  United States       1732425                  11/17/2002
PAMPRIN                  Panama              22,932                   01/05/1999
PAMPRIN                  Philippines         --                            --
PAMPRIN                  United States       709,866                  01/17/2001
PAMPRIN IB               United States       1,499,182                08/09/2008
PAMPRIN                  United States       74/702071                Pending

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
PREMSYN PMS (stress      United States       1,471,156                01/23/2006
mark over "E")
QUIK GEL                 United States       1,951,563                01/05/2008
QUIK GEL                 United States       74/654830                Pending
SILKENOL                 United States       1,604,279                07/03/2000
SUNCLYME                 United States       343,858                  03/09/1997
SUN IN (without          United States       908,769                  02/03/2001
hyphen)
SUN-IN (Block            United States       1,456,006                09/08/2007
Letters)
SUN-IN (design)          United States       1,059,766                02/22/1997
SUN IN STREAKER          United Kingdom      1197101                  06/03/2004
TADPOLE                  United States       1,339,919                06/11/2005
THE ONCE A DAY, ALL      United States       --                            --
DAY SUNSCREEN
THE ULTIMATE             United States       74/597971                Pending
WATERPROOF SUNBLOCK
THERA CARE               United States       1,092,610                06/06/1998
TRAINER'S CHOICE         United States       74/609,150               Pending
VERALAX                  United States       74/650560                Pending
VFW                      United States       75/026992                Pending


                          TRADEMARKS LICENSED BY VALMONT TO
                          SIGNAL MANAGEMENT & INVESTMENT CO.

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
PHISO                    Canada              157674                   07/12/1998
PHISOAC                  Canada              118977                   07/29/2005

                                                                      RENEWAL
        MARK                    COUNTRY         REG. NO.                DATE
--------------------------------------------------------------------------------
PHISOAC (Stylized)       United States       699720                   06/21/2000
PHISOCARE                Canada              196899                   01/18/2004
PHISODAN                 Canada              132672                   09/13/2008
PHISODAN                 Puerto Rico         13379                    06/01/1995
PHISODAN (Stylized)      United States       764556                   02/11/2004
PHISODERM                Canada              78/20300                 03/15/2003
PHISODERM                Puerto Rico         19097                    09/18/1994
PHISODERM                United States       408558                   08/15/2004
PHISOFOAM                Canada              157673                   07/12/1998
PHISOLAN                 Canada              240802                   03/07/1995
PHISOPUFF (Block)        United States       1294345                  09/11/2004

                                SCHEDULE 6.23 (a)

                             REAL PROPERTY LOCATIONS

1.  1715 38th Street, Chattanooga, Hamilton County, Tennessee, 37409 (owned).

2. Phase I, Phase II-A and Phase II-B, South Broad Street Center, Chattanooga, Hamilton County, Tennessee, 37408 (leased).

3.  3110 South Broad Street, Chattanooga, Tennessee, 37408 (subleased).

4. Real Property located on Wauchitchie Pike, Chattanooga, Tennessee consisting of approximately .02 acres (owned).

5. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately .13 acres (owned).

6.  Real Property located at 1810 W. 37th Street, Chattanooga, Tennessee
    (owned). *

7.  Real Property located at 1808 W. 37th Street, Chattanooga, Tennessee
    (owned). *

8.  Real Property located at 1801 W. 38th Street, Chattanooga, Tennessee
    (owned). *

9.  Real Property located on W. 38th Street, Chattanooga, Tennessee (owned). *

10. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately .16 acres (owned).

11. Real Property located on Church Street, Chattanooga, Tennessee consisting of approximately 2.4 acres (owned).

    * 4, 5, 6 & 7 together consist of approximately 1.89 acres.

                                SCHEDULE 6.23 (b)

                          PERSONAL PROPERTY LOCATIONS

1.  1715 West 38th Street, Chattanooga, Hamilton County, Tennessee, 37409.

2. Signal Investment & Management Co., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19890.

3. Phase I, Phase II-A and Phase II-B, South Broad Street Center, Chattanooga, Hamilton County, Tennessee, 37408.

4.  3110 South Broad Street, Chattanooga, Tennessee, 37408.

5.  Morgan and Sampson
    P.O. Box 2646
    6433 Gayhart Street
    Los Angeles, Los Angeles County, California

6.  Island Sales
    P.O. Box 729
    497-563 Kam Highway
    Kaneohe, Honolulu County, Hawaii

7.  Fluid Packaging
    800 Airport Road
    Lakewood, Ocean County, New Jersey

8.  Bradford Soap Works
    CS 1007
    West Warwick, Kent County, Rhode Island

9.  Kolmar
    Skyline Division
    Port Jervis, Orange County, New York

10. Niemond Industries
    2500 Taylorsville Road
    Statesville, Iredell County, North Carolina

11. Prent Corporation
    2225 Kennedy Road
    Janesville, Rock County, Wisconsin

12. Marietta Corporation
    P.O. Box 5250
    Cortland, Cortland County, New York

13. Vee Pac
    5321 Danshu Road

     10333 High Point Road
     Olive Branch, De Soto County, Mississippi

27.  Ivers Lee
     174 Clinton Road
     West Caldwell, Essex County, New Jersey

                                      SCHEDULE 6.23(c)

                                   CHIEF EXECUTIVE OFFICES


Chattem, Inc.
1715 West 38th Street
Chattanooga, Tennessee 37409

Signal Investment & Management Co.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19890

                                     SCHEDULE 7.6

                                      INSURANCE

ACORD.        INSURANCE BINDER                          ISSUE DATE (MM/DD/YY)

                                                             04/01/96
-------------------------------------------------------------------------------
    THIS BINDER IS A TEMPORARY INSURANCE CONTRACT, SUBJECT TO THE CONDITIONS SHOWN ON THE REVERSE SIDE OF THIS FORM.
-------------------------------------------------------------------------------
COMPANY                                COMPANY                     BINDER NO.

ASSOCIATED GENERAL AGENCY, INC.       KEMPER NATIONAL             1768
620 Lindsay Street                    -----------------------------------------
P.O. Box 11248                          Effective              Expiration
Chattanooga       TN 37401            Date     Time          Date     Time
                                      ------------------------------------------
                                      04/01/96  12:01 X AM   01/01/96 12:01 X AM
                                                        PM                  noon

                                      THIS BINDER IS ISSUED TO EXTEND COVERAGE
CODE              SUBCODE             IN THE ABOVE NAMED COMPANY PER EXPIRING
                                      POLICY NO.:
-------------------------------------------------------------------------------
INSURED                               DESCRIPTION OF OPERATIONS/VEHICLES/
                                      PROPERTY (Including Location)
                                      #1-1715 WEST 38TH ST., BLDG. #31, BLDG.
                                      #16 CHURCH ST., CHATTANOOGA, TN /
                                      #2-3100 WILLIAMS STREET, CHATTANOOGA, TN
CHATTEM, INC.                         #3-3110 S. BROAD STREET, CHATTANOOGA, TN
ETAL                                  / #4-RING WAY CENTER, EDISON ROAD,
1715 West 38th Street                 BASINGSTOKE, UK / #5-1651 S. CARLOS AVE.
Chattanooga, TN 37408-0000            ONTARIO, CA / #6-520 W. 31ST STREET,
                                      CHATTANOOGA, TN / #7-UNNAMED LOCATIONS /
                                      #8-2220 ARGENTIA ROAD, MISSISSAUGA, ON
-------------------------------------------------------------------------------
COVERAGES                                                    RATES
-------------------------------------------------------------------------------
TYPE OF INSURANCE            COVERAGE FORMS          AMOUNT DEDUCTIBLE COINSUR.
-------------------------------------------------------------------------------
PROPERTY CAUSES OF LOSS  POLICY AMOUNT - BLANKET     112,335,648/50,000
                         LIMIT FOR LOC #1 & #8
_ BASIC  _ BROAD         FOR REAL PROP, PERSONAL
         X SPEC.         PROPERTY, BUS. INCOME BALANCE
----------------         OF LOC'S SUBLIMITED
-------------------------------------------------------------------------------
GENERAL LIABILITY                                     GENERAL AGGREGATE  $
_ COM. SPECIAL GENERAL LIABILITY                      PRODUCTS-COMP AGL  $
  _ CLAIMS MADE  _ OCCUR                          PERSONAL & ADM. INJURY $
_ OWNERS & CONTRACTORS PROT.                             EACH OCCURRENCE $
----------------------     RETRO DATE FOR     FIRE DAMAGE (Any one fire) $
                           CLAIMS MADE:    MED. EXPENSE (Any one person) $
-------------------------------------------------------------------------------
AUTOMOBILE LIABILITY                               COMBINED SINGLE LIMIT $
_ ANY AUTO                                    BODILY INJURY (Per person) $
_ ALL OWNED AUTOS                           BODILY INJURY (Per accident) $
_ SCHEDULED AUTOS                                        PROPERTY DAMAGE $
_ HIRED AUTOS                                           MEDICAL PAYMENTS $
_ NON OWNED AUTOS                                  PERSONAL INJURY PROT. $
_ LIM. OF LIABILITY                                   UNINSURED MOTORIST $
_                                                                        $
-------------------------------------------------------------------------------
AUTO MEDICAL DAMAGE        _ ALL VEHICLES              ACTUAL CASH VALUE $
_ DEDUCTIBLE               _ SCHEDULED VEHICLES            STATED AMOUNT $
_ COL. NON: _______                                                OTHER $
_ OTHER THAN COL.
-------------------------------------------------------------------------------
EXCESS LIABILITY                                         EACH OCCURRENCE $
_ UMBRELLA FORM                                                AGGREGATE $
_ OTHER THAN             RETRO DATE FOR                     SELF-INSURED
  UMBRELLA FORM          CLAIMS MADE:                          RETENTION $
-------------------------------------------------------------------------------
WORKERS'                                                STATUTORY LIMITS
COMPENSATION                                               EACH ACCIDENT $
AND EMPLOYERS                                      DECREASE-POLICY LIMIT $
LIABILITY                                         DECREASE-EACH EMPLOYEE $
-------------------------------------------------------------------------------
SPECIAL CONDITIONS/OTHER COVERAGES
    CONDITIONS AND COVERAGE EXTENSIONS AS PRESENTED ON OUR PROPOSAL DATED
    APRIL 1, 1996 APPLY, AGREED AMOUNT ENDORSEMENT INCLUDED FOR 60 DAYS.
-------------------------------------------------------------------------------
NAME & ADDRESS
-------------------------------------------------------------------------------
                                          _ MORTGAGEE     _ ADDITIONAL INSURED
NATIONSBANK - TENNESSEE                   X LOSS PAYEE
633 CHESTNUT STREET                       LOAN #
CHATTANOOGA    TN 37402                   -------------------------------------
                                          AUTHORIZED REPRESENTATIVE

                                          Mark Chesnutt
                                          --------------------
                                          /s/ Mark A. Chesnutt
-------------------------------------------------------------------------------
ACORD (7/90)                                                ACORD CORPORATION
-------------------------------------------------------------------------------
                                                                           SMR

[LOGO]
                                  CHATTEM, INC.
                                 CHATTANOOGA, TN


                              HPR PROPERTY PROPOSAL
                              ---------------------
                      KEMPER (AMERICAN PROTECTION INS. CO.)
                                   (Cont'd)
COVERAGE
-------------------------------------------------------------------------------

Insures against all risks, except as excluded under Kemper National's policy form, of direct physical loss or damage to property insured and for the coverage designated in the schedule of locations attached.

LIMITS OF LIABILITY
-------------------------------------------------------------------------------

PROPERTY DAMAGE - blanket coverage for                    Included in
Loc. #1 which includes 1715 W. 38th St.,                Policy Amount
Bldg. #16 Church St., Bldg. #31 and Loc. #6           of $112,335,646
520 W. 31st St. Separate sublimits for all other locations per schedule.

BUSINESS INTERRUPTION - included for Loc. #1              Included in
and #6 on blanket basis. Separate sublimits for         Policy Amount
all other locations per schedule.                     of $112,335,646
Ordinary payroll is included.

EXTRA EXPENSE - sublimit per location                      $1,000,000
Does not apply to Unnamed locations.

MISCELLANEOUS UNNAMED LOCATIONS                             1,000,000

CONTINGENT BUSINESS INCOME - need underwriting           NOT INCLUDED
information in order to provide quote

EARTHQUAKE - per occurrence/annual aggregate               50,000,000
excluding coverage of California

FLOOD - per occurrence/annual aggregate                    50,000,000

ACCOUNTS RECEIVABLE - sublimit of liability                 1,000,000

[LOGO]



     Valuable Papers - sublimit of liability                     1,000,000

     Newly Acquired Property for a period of 90 days             1,000,000

     Transit Coverage - per occurrence                             500,000

     Pollution sublimit                                             25,000

     Demolition/increased cost of construction sublimit         10,000,000

     Debris Removal                                       25% or 5,000,000

     Off Premises Power - including transmission                 1,000,000
     facilities (property damage and time element)
     Does not include telecommunications or sewer.

     Errors & Omissions Coverage                                 1,000,000

     Trade Shows, Exhibitions                                      100,000

     Electronic Data Processing                  Included in Policy Amount

     Boiler & Machinery Coverage:


         Limits of Liability: Per limits as shown on the schedule attached
         Property Damage:     Expediting Expense Limitation        100,000
                              Ammonia Contamination Limitation     100,000
                              Water Damage Limitation              100,000

DEDUCTIBLES:
-------------------------------------------------------------------------------

A $50,000 combined deductible applies except for the following:

     Flood                            $50,000          Straight Deductible
     Earth Movement                    50,000          Straight Deductible
     Transit                           10,000          Straight Deductible
     Data Processing                    5,000          Straight Deductible
     Boiler and Machinery (PD/TE)      50,000          Straight Deductible
     Trade Shows, Exhibitions           5,000          Straight Deductible

A 24 hour waiting period (in addition to the applicable deductible) applies to Off Premises Power (time element).

[LOGO]
LOCATION SCHEDULE
-------------------------------------------------------------------------------

1. Consumer Products            Real & Personal Property                     --
   Includes Bldg. #16&#31       Business Interruption                        --
   1715 W. 38th Street          Extra Expense                         1,000,000
   Chattanooga, TN              Accounts Receivable                   1,000,000
   37409-1248                   Valuable Papers                       1,000,000
                                Flood                                50,000,000
                                Earth Movement                       50,000,000
                                Off Premises Power-Property Damage    1,000,000
                                Off Premises Power-Time Element     Incl. w/OPP
                                Demolition-Increased Cost of Constr. 10,000,000

2. Williams St. Warehouse       Personal Property                    14,215,235
   3100 Williams Street         Business Interruption                   500,000
   Chattanooga, TN              Extra Expense                         1,000,000
   37410-1031                   Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                17,715,235
                                Earth Movement                       17,715,235

3. 3110 Broad Street            Personal Property                       336,250
   Chattanooga, TN              Business Interruption                   500,000
   37408-3057                   Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 3,836,250
                                Earth Movement                        3,836,250

4. Ring Way Center              Real & Personal Property              3,681,864
   Edison Road                  Business Interruption                   500,000
   Basingstoke                  Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 7,181,864
                                Earth Movement                        7,181,864
                                Demolition-Increased Cost of Constr.  7,181,864

5. 1651 S. Carlos Avenue        Personal Property                     1,651,250
   Ontario, CA 91761-7649       Business Interruption                   500,000
                                Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 5,151,250

6. 520 W. 31st Street           Personal Property                            --
   Chattanooga, TN              Business Interruption                   500,000
   37410-1115                   Extra Expense                         1,000,000
                                Accounts Receivable                   1,000,000
                                Valuable Papers                       1,000,000
                                Flood                                 3,607,000
                                Earth Movement                        3,607,000

[LOGO]

7.  Unnamed Locations         Real Property, Personal Property               ***
                                and Extra Expense
                              Combined Sublimit of Liability           1,000,000

8.  2220 Argentia Road        Real & Personal Property                 2,056,250
    Mississauga, ON           Business Interruption                      500,000
                              Extra Expense                            1,000,000
                              Accounts Receivable                      1,000,000
                              Valuable Papers                          1,000,000
                              Flood                                    5,556,250
                              Earth Movement                           5,556,250
                              Demolition - Increase Cost of Constr.    5,556,250

    Transit Coverage                                                     500,000

***Must have a complete listing of all properties covered under this provision at time of binding.


NOTE: REFERENCE LOCATION #2, #3, #4, #5, #8: Values used are 125% of values listed on latest statement of values.


NOTE: REFERENCE LOCATION #2 (WILLIAMS STREET): Values on latest "statement of values" were $18,668,000. Kemper obtained revised values from Chattem, Inc. in the amount of $11,372,188. The value listed on policy for this location reflects 125% of $11,372,188.

CHATTEM, INC.
DETERMINATION OF VALUES


THE FOLLOWING IS A LISTING OF LOCATIONS WITH VALUES BY LOCATION.

LOCATION #1     - 1715 W. 38TH STREET, INCL.
                  BLDG #16 AND #31
                  REAL & PERSONAL PROPERTY             $25,314,047.
                  BUSINESS INTERRUPTION                $63,530,000.

LOCATION #2     - WILLIAMS STREET WAREHOUSE
                  REAL & PERSONAL PROPERTY             $14,215,235.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #3     - 3110 BROAD STREET
                  REAL & PERSONAL PROPERTY                $336,250.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #4     - RING MAY CENTER, EDISON RD.,
                  BASINGSTOKE, UK
                  REAL & PERSONAL PROPERTY              $3,681,864.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #5     - 1651 S. CARLOS AVE.,
                  ONTARIO, CA
                  REAL & PERSONAL PROPERTY              $1,651,250.
                  BUSINESS INTERRUPTION                   $500,000.

LOCATION #6     - 520 W. 31ST STREET
                  PERSONAL PROPERTY                       $107,000.

LOCATION #7     - UNNAMED LOCATIONS                     $1,000,000.

LOCATION #8     - 2220 ARGENTIA ROAD,
                  MISSISSAUGA, ONTARIO
                  REAL & PERSONAL PROPERTY              $2,056,250.
                  BUSINESS INTERRUPTION                   $500,000.
                  (THIS LOCATION WILL BE
                  INCLUDED ON SEPARATE
                  POLICY.)

                     INSURANCE AUDIT AND INSPECTION COMPANY





                            EXECUTIVE SUMMARIES 1995

                                      FOR

                                 CHATTEM, INC.
                            CHATTANOOGA, TENNESSEE

                 INSURANCE AUDIT & INSPECTION COMPANY          I-A (p. 1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Property and Time Element
PERILS INSURED:  All Risks


INCEPTION: June 30, 1995       EXPIRATION: May 31, 1996       POLICY #: 6059041
INSURER:   Commerce and Industry                                PREMIUM:$79,768
AGENT/BROKER:  Associated General Agencies           TELEPHONE:  (423) 756-4552

NAMED INSURED:  Chattem, Inc.

COVERAGES AND LIMITATIONS:
---------------------------
  Policy Limit:                                                   $125,994,100

LOC.
NO.   DESCRIPTION                                                  SUBLIMIT
----  -----------                                                  -----------
1-1   West 38th St., Chattanooga, Tennessee
        Real and Personal Property, Gross Earnings                 $93,501,000
        Extra Expense                                                1,000,000

2-2   Church St., Chattanooga, Tennessee
        Real and Personal Property, Gross Earnings                     231,000
        Extra Expense                                                  100,000

3-1   Office Building #13, Chattanooga, Tennessee
        Real and Personal Property, Gross Earnings                   3,147,000
        Extra Expense                                                1,000,000

4-1   3801-11 St. Elmo Ave., Chattanooga, Tennessee
        Real and Personal Property, Gross Earnings                   3,705,000
        Extra Expense                                                1,000,000

5-1   3102 Williams St., Chattanooga, Tennessee
        Real and Personal Property, Gross Earnings                  19,668,000
        Extra Expense                                                1,000,000

6-1   3110 Broad Street, Chattanooga, Tennessee
        Real and Personal Property, Gross Earnings                     369,000
        Extra Expense                                                  100,000

7-1   Edison Road, Basingstoke, United Kingdom
        Real and Personal Property, Gross Earnings                   2,000,000
        Extra Expense                                                  100,000

8-1   1651 South Carlos Ave., Ontario, California
        Real and Personal Property, Gross Earnings                   1,421,000
        Extra Expense                                                  100,000

                 INSURANCE AUDIT & INSPECTION COMPANY          I-A (p.2)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Property and Time Element
PERILS INSURED:  All Risks

9-1      520 W. 31st St, Chattanooga, Tennessee
                           Real and Personal Property, Gross Earnings  207,000
                           Extra Expense                               100,000

OTHER SUBLIMITS:
  Demolition & Increased Cost of Construction, Property Damage &
    Time Element                                                     1,000,000
  Off-Premises Power, Property Damage                                1,000,000
  Off-Premises Power, Time Element                                   1,000,000
  Newly-Acquired Locations, 120 days                                 1,000,000
  Valuable Papers and Records                                          500,000
  Earthquake, Annual Aggregate                                      50,000,000
  Flood, Annual Aggregate     All Locations Except 8-1              50,000,000
                              Location 8-1                                 Nil
  Accounts Receivable                                                 $500,000
  Electronic Data Processing Media                                   1,000,000
  Electronic Data Processing Equipment                              10,000,000
  Electronic Data Processing Extra Expense                             100,000
  Personal Property at Miscellaneous Unscheduled Locations           1,000,000
  Transit                                     Each Conveyance          500,000
                                              Each Occurrence        1,000,000
  Boiler and Machinery                                              50,000,000
    Expediting Expenses                                                100,000
    Hazardous Substance Clean-up                                       100,000
    Water Damage                                                       100,000
  Errors and Omissions in Values     Lesser of $100,000 or 5% of Value Insured
  Pollutant Clean-up and Removal, Annual Aggregate                     $25,000

DEDUCTIBLES:
  Transit                                                              $10,000
  Boiler and Machinery Time Element                                   24 hours
  Boiler and Machinery Service Interruption                           24 hours
  All Other                                                             50,000

COVERED PERILS: All Risks Including Flood, Earthquake, and Boiler and Machinery

COINSURANCE:
  Property Damage                                                         100%
  Time Element                                                            100%

GROSS EARNINGS ORDINARY PAYROLL COVERAGE:                             Excluded

VALUATION:                                                   Actual Cash Value

                 INSURANCE AUDIT & INSPECTION COMPANY          1-A (p. 3)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Property and Time Element
PERILS INSURED:  All Risks

FORMS AND ENDORSEMENTS:

      40345 (11/92)  Declarations
      40346 (4/84)   Location Schedule
      40351 (4/84)   Property Damage Coverage Agreement
      40353 (3/90)   Gross Earnings Coverage Agreement
      40354 (4/84)   Extra Expense Coverage Agreement
      40348 (9/90)   Covered Perils
      40357 (4/84)   Transportation Coverage Agreement
      40358 (4/84)   Accounts Receivable Coverage Agreement
      B&M            Boiler and Machinery Coverage Agreement
      40350 (1/89)   Conditions
      40352 (4/84)   Time Element Conditions
      CT1            Data Processing Limits, Deductible, and Coinsurance
      40010          Data Processing Equipment Coverage Agreement
      40012          Data Processing Data and Media Coverage Agreement
      40014          Data Processing Extra Expense Coverage Agreement
      E&O1           Errors and Omissions Coverage Provisions
      01224          Land and Water Exclusion, Debris Removal Clause,
                       Pollutant Clean-up Provisions and Exclusions
      40360          Boiler and Machinery Coverage Provisions
  1.  40363 (4/84)   Gross Earnings Ordinary Payroll Exclusion
  2.  40367 (4/84)   Delete Replacement Cost Coverage Provisions
  3.  40366 (4/84)   Coinsurance Provisions
  4.  40361 (4/84)   Flood Coverage Provisions
  5.  40362 (4/84)   Earthquake Coverage Provisions
  6.  40369 (4/84)   Valuable Papers and Records Coverage Provisions
  7.  40370 (4/84)   Selling Price Valuation for Non-Manufactured Stock
  8.  40372 (1/87)   Demolition and Increased Cost of Construction Provisions-
                       Property Damage
  9.  40371 (1/87)   Demolition and Increased Cost of Construction Provisions-
                       Time Element
 10.  40379 (4/84)   Off-Premises Power Provisions-Property Damage
 11.  40364 (4/84)   Data Processing Media Valuation Includes Cost of Gathering
                       Information
 12.  MUL            Miscellaneous Unnamed Locations Coverage Provisions
 13.                 90-Day Notice Requirement in Event of Cancellation or
                       Non-Renewal
 14.  52169 (5/92)   Tennessee Cancellation and Non-Renewal Provisions-60-Day
                       Notice Requirement
 15.  52133 (3/94)   California Cancellation and Non-Renewal Provisions-30-Day
                       Cancellation and 60-Day Non-Renewal Notice Requirement

                 INSURANCE AUDIT & INSPECTION COMPANY          II-A-1 (p.1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4892
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Workers' Compensation - Tennessee
PERILS INSURED:  Occupational Injury & Disease

INCEPTION: January 1, 1995      EXPIRATION: When cancelled      POLICY #: 0116
INSURER: Tennessee Association of Business Select Self            PREMIUM: $
         Insured Trust
AGENT/BROKER:                                        TELEPHONE: (615) 256-2219

NAMED INSURED: Chattem, Inc.

COVERAGES AND LIMITS:

 Workers' Compensation                                    Tennessee Statutory

FORMS AND ENDORSEMENTS:

 Certificate
 Indemnity Agreement

                 INSURANCE AUDIT & INSPECTION COMPANY          II-B (p.1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4892
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     General Liability--CLAIMS MADE
PERILS INSURED:  Bodily Injury, Property Damage, Personal Injury, Advertising
                 Injury Liability

INCEPTION: June 1, 1995      EXPIRATION: June 1, 1996     POLICY #: 95-CHTT-9
INSURER: HBA Insurance Ltd.                                         PREMIUM:
AGENT/BROKER:                                                     TELEPHONE:

NAMED INSURED: Chattem, Inc.; Chattem (U.K.) Ltd.; Chattem (Canada) Inc.

COVERAGES AND LIMITS:

 Each Occurrence and Aggregate, Including Defense Costs            $5,000,000

SUB-LIMITS:
 Fire Damage Liability, Each Occurrence                               300,000
 Medical Expenses, Each Person                                         10,000

DEDUCTIBLES:
 Each Occurrence                                                          500
 Aggregate                                                              2,500

RETROACTIVE DATE:                                                June 1, 1986

FORMS AND ENDORSEMENTS:

      Declarations and Coverage Agreements
 1.   Additional Insured--Vendors: All Vendors of Covered Products
 2.   Fire Damage Coverage Agreement
 3.   Medical Expense Coverage Agreement
 4.   Other Insurance--Policy is Excess over Any Other Insurance

                 INSURANCE AUDIT & INSPECTION COMPANY          II-A-2 (p.1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4892
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Workers' Compensation & Employers' Liability--AL, AZ, CA, CO,
                   CT, FL, GA, IL, IN, LA, MD, MA, MI, MN, MO, NY, NC, OK, PA, TX, VT, WI
PERILS INSURED:  Occupational Injury & Disease


INCEPTION:  May 31, 1995   EXPIRATION:  May 31, 1996    POLICY #: 3BG 053367-00
INSURER:    American Motorists                                 PREMIUM: $18,447
AGENT/BROKER:  Associated General Agency               TELEPHONE: (423)756-4452

NAMED INSURED:  Chattem, Inc.

COVERAGES AND LIMITATIONS:

  Workers' Compensation                                              Statutory
  Employers' Liability  Each Accident                               $1,000,000
                        Aggregate, Injury by Disease                 1,000,000
  Other States, except ME, NV, ND, OH, TN, WA, WV, WY                 Statutory

EXPERIENCE MODIFIER HISTORY:
1986-87   .95     1990-91   .93     1995-96   .87
1987-88   .81     1991-92   .84
1987-88   .81     1992-93   .75
1988-89   .94     1993-94   .81
1989-90   .80     1994-95   .79

FORMS AND ENDORSEMENTS:

  WC 00 00 0A          Information Page and Classification Schedules
  WC 00 00 00 (4/84)   Coverage Agreement
  WC 00 04 14 (7/90)   Notification of Change in Ownership Requirements
  WC 00 04 06 (4/84)   Premium Discount Provisions-- AL, AZ, CA, CO, FL, GA,
                         FL, IN, LA, MD, MI, MA, TX, MN, MO, NY, PA, NC, VA,
                         WI
  WC 04 03 01 (1/91)   California Changes
  WC 04 04 02 (1/95)   California Mandatory Rate Change Provisions
  WC 99 04 47A (1/95)  California Notice
  WC 04 03 60 (8/86)   California Employers' Liability Changes
  WC 05 04 02 (11/90)  Colorado Classification Provisions
  WC 99 06 17 (1/92)   Colorado Disclosure Notice
  WC 06 03 03A (1/91)  Connecticut Coverage Extends to Fund Assessments
  WC 06 03 01 (4/84)   Connecticut Application of Policy
  WC 20 03 02 (5/89)   Massachusetts Assessments
  WC 20 03 03 (4/90)   Massachusetts Notice:  Rates/Premiums and
                          Reserves/Settlements
  WC 20 03 01 (4/84)   Massachusetts Unlimited Employers' Liability Coverage
  WC 17 03 02 (9/90)   Louisiana Punitive Damages Exclusion
  WC 17 03 01 (7/84)   Louisiana Changes--Other States Coverage Provisions
  WC 21 06 01 (4/84)   Michigan Conformity to State Law Provisions
  WC 7502a (1/83)      Michigan Notice

                 INSURANCE AUDIT & INSPECTION COMPANY          11-A-2 (p.2)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4892
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                       DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Workers' Compensation & Employers' Liability - AL, AZ, CA,
CO, CT, FL, GA, IL, IN, LA, MD, MA, MI, MN, MO, NY, NC, OK, PA, TX, VT, WI PERILS INSURED: Occupational Injury & disease

       WC 24 03 01 (4/84)    Missouri Unlimited Employers' Liability Coverage
       WC 20 03 01 (4/84)    New Jersey Unlimited Employers' Liability
                              Coverage
       WC 99 04 46B (10/94)  New York Rate Revision Provisions
       WC 31 03 08 (4/84)    New York Unlimited Employers' Liability Coverage
       IL 79 81 (9/93)       Oklahoma Fraud and Deceit Warning
       WC 37 06 01 (4/84)    Pennsylvania Inspection of Manuals
       WC 37 06 02 (4/84)    Pennsylvania Insurance Consultation Services Act
                              Exemption
       WC 42 03 06 (10/92)   Texas Maintenance Tax Surcharge Recoupment
                              Provisions
       WC 44 06 01 (4/84)    Vermont Conformity to State Law Provisions
       WC 488 06 01B (4/94)  Wisconsin Conformity to State Law Provisions
       WC 02 06 01 (5/86)    Arizona Cancellation Provisions--30-Day Notice
                              Requirement
       WC 04 06 01A (12/93)  California Cancellation Provisions--30-Day Notice
                              Requirement
       WC 10 06 01 A (4/93)  Georgia Cancellation, Change, and Non-Renewal
                              Provisions--60-Day Cancellation and Non-Renewal, 45-Day Change Notice Requirements
       WC 12 06 01B (6/89)   Illinois Changes--60-Day Cancellation and
                              Non-Renewal Notice Requirements
       WC 17 06 01 (11/92)   Louisiana Cancellation Provisions--20-Day Notice
                              Requirement
       WC 19 06 01 (10/84)   Maryland Cancellation Provisions--30-Day Notice
                              Requirement
       WC 20 06 01 (6/92)    Massachusetts Cancellation Provisions--10-Day
                              Notice Requirement
       WC 22 06 01A (10/92)  Minnesota Cancellation and Non-Renewal
                              Provisions--30-Day Cancellation and 60-Day
                              Non-Renewal Notice Requirement
       WC 24 06 01A (4/91)   Missouri Cancellation and Non-Renewal
                              Provisions--30-Day Notice Requirement
       WC 32 03 01A (10/93)  North Carolina Cancellation Provisions--30-Day
                              Notice Requirement
       WC 35 06 01A (10/90)  Oklahoma Cancellation, Non-Renewal, and Change
                              Provisions--45-Day Non-Renewal and Change Notice Requirements
       WC 37 06 03 (12/87)   Pennsylvania Cancellation Provisions--60-Day
                              Notice Requirement
       WC 42 03 01C (1/91)   Texas Changes--30-Day Cancellation and Non-Renewal
                              Notice Requirement
       WC 44 06 02A (9/91)   Vermont Cancellation and Non-Renewal Provisions--
                              45-Day Notice Requirement
       WC 45 06 02 (7/93)    Virginia Cancellation and Non-Renewal
                              Provisions--30-Day Notice Requirement

                 INSURANCE AUDIT & INSPECTION COMPANY          II-B (p.1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4892
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     General Liability--CLAIMS MADE
PERILS INSURED:  Bodily Injury, Property Damage, Personal Injury, Advertising
                 Injury Liability

INCEPTION: June 1, 1995      EXPIRATION: June 1, 1996      POLICY #: 95-CHTT-9
INSURER: HBA Insurance Ltd.                                          PREMIUM:
AGENT/BROKER                                                       TELEPHONE:

NAMED INSURED: Chattem, Inc.; Chattem (U.K.) Ltd.; Chattem (Canada) Inc.

COVERAGES AND LIMITS:

 Each Occurrence and Aggregate, including Defense Costs             $5,000,000

Sub-limits:
 Fire Damage Liability, Each Occurence                                 300,000
 Medical Expenses, Each Person                                          10,000

Deductibles:
 Each Occurence                                                            500
 Aggregate                                                               2,500

Retroactive Date:                                                 June 1, 1986

FORMS AND ENDORSEMENTS:

      Declarations and Coverage Agreements
 1.   Additional Insured--Vendors: All Vendors of Covered Products
 2.   Fire Damage Coverage Agreement
 3.   Medical Expense Coverage Agreement
 4.   Other Insurance--Policy is Excess over Any Other Insurance

                 INSURANCE AUDIT & INSPECTION COMPANY          II-C-1 (P. 1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE:

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Business Auto Policy, Most States
PERILS INSURED:  Liability, "No-Fault," Medical Payments, Uninsured Motorists,
                  Physical Damage

INCEPTION: May 31, 1995   EXPIRATION: May 31, 1996   POLICY #: F3Y 019 769-22
INSURER: American Manufacturers Mutual                       PREMIUM: $39,865
AGENT/BROKER: Associated General Agency             TELEPHONE: (423) 756-4452

NAMED INSURED:  Chattem, Inc.

COVERAGES AND LIMITATIONS:

   Liability, Each Accident                         1 - Any Auto                                   $1,000,000
   Personal Injury Protection                       5 - Owned Autos Subject to "No-Fault"           Statutory
   Medical Payments, Each Person                    3 - Private Passenger Autos Only                    5,000
   Uninsured Motorists, Each Accident               2 - Owned Autos                                 1,000,000
   Underinsured Motorists, Each Accident            2 - Owned Autos                                 1,000,000
   Comprehensive                                    7 - Scheduled Vehicles Only             Actual Cash Value
   Collision                                        7 - Scheduled Vehicles Only             Actual Cash Value

DEDUCTIBLES:

FORMS AND ENDORSEMENTS:

         IL 79 01 (9/86)   Declarations
         CA 72 00 (12/93)  Automobile Declarations
         CA 79 89 (8/87)   Extension Schedule - Composite Rating
         CA 00 01 (12/93)  Business Auto Liability & Physical Damage Coverage
                             Agreement
         IL 7900 (7/87)    Conditions, Mutual Policy Provisions, Nuclear
                             Energy Liability Exclusion
         IL 01 46 (11/88)  Conditions
         CA 79 03 (3/95)   Statutory Changes: CA, MN, NJ, NY, PA
         CA 79 20 (3/92)   Additional Interest: First National Bank of Chicago
         CA 20 01 (12/93)  Additional Insured-Lessor: Automotive Rentals, Inc.
         CA 02 02 (3/93)   Arizona Cancellation & Non-Renewal Provisions-10-Day
                             Non-Renewal Notice Requirement
         IL 70 25 (2/94)   California Cancellation & Non-Renewal Provisions-
                             60-Day Notice Requirement
         IL 70 09 (10/89)  Colorado Cancellation and Non-Renewal Provisions-
                             45-Day Notice Requirement
         IL 70 13 (12/93)  Connecticut Cancellation & Non-Renewal Provisions-
                             60-Day Notice Requirement
         CA 02 67 (10/94)  Florida Cancellation & Non-Renewal Provisions-
                             45-Day Non-Renewal Notice Requirement
         IL 70 30 (9/94)   Georgia Cancellation & Non-Renewal Provisions-
                             45-Day Notice Requirement
         CA 02 70 (8/94)   Illinois Cancellation & Non-Renewal Provisions-
                             60-Day Notice Requirement
         IL 02 72 (6/89)   Indiana Cancellation & Non-Renewal Provisions-
                             45-Day Notice

                 INSURANCE AUDIT & INSPECTION COMPANY         II-C-1 (P.2)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Business Auto Policy, Most States
PERILS INSURED:  Liability, "No-Fault," Medical Payments, Uninsured
                   Motorists, Physical Damage Requirement

CA 02 15 (5/94)    Maryland Cancellation & Non-Renewal Provisions--45-Day
                     Notice Requirement
IL 70 50 (12/90  Michigan Cancellation & Non-Renewal Provisions--30-Day
                   Notice Requirement
CA 02 17 (3/94)  Michigan Cancellation & Non-Renewal Provisions--30-Day
                   Notice Requirement
CA 02 19 (3/94)  Missouri Cancellation & Non-Renewal Provisions--30-Day
                   Cancellation and 60-Day Non-Renewal Notice Requirement
IL 70 16 (6/89)  Ohio Cancellation & Non-Renewal Provisions--30-Day
                   Notice Requirement
IL 70 20 (1/95)  Pennsylvania Cancellation & Non-Renewal Provisions--60-Day
                   Notice Requirements
IL 70 23 (2/89)  Tennessee Cancellation & Non-Renewal Provisions--60-Day
                   Non-Renewal Notice Requirement
IL 70 51 (5/95)  Wisconsin Cancellation & Non-Renewal Provisions--75-Day
                   Non-Renewal Notice Requirement
CA 01 43 (1/87)  California Changes
IL 01 69 (2/93) Colorado Concealment, Fraud, Misrepresentation Exclusion CA 01 07 (12/94) Connecticut Changes
CA 01 28 (5/94) Florida Changes--Mediation and Physical Damage Appraisals CA 01 20 (8/94) Illinois Changes--Liability Coverage Applies to Illinois
                   Mandatory Limits First
IL 01 58 (6/89)  Notice to Indiana Agent is Notice to Insurer
IL 01 56 (7/89)  Indiana Concealment, Fraud, Misrepresentation Exclusion
CA 01 19 (3/94)  Indiana Application of Two Policies

CA 73 21 (7/89)  Maryland Waiver of "No-Fault" Option
CA 01 70 (5/94)  Maryland Changes--Liability Fellow-Employee Exclusion Does
                   Not Apply to Minimum Statutory Limits
CA 73 10 (7/89)  Maryland Uninsured Motorists Limits Options
CA 73 20 (7/89)  Maryland "No-Fault" Waiver Explanation
CA 01 10 (3/94)  Michigan Changes
CA 01 65 (3/94)  Missouri Changes
CA 01 88 (3/92)  New Jersey Changes--Pollution Exclusion Not Applicable Up to
                   Minimum Statutory Limits
CA 01 26 (10/94) North Carolina Changes
CA 01 80 (3/95)  Pennsylvania Changes--Constitutionality Clause
IL 09 10 (1/81)  Pennsylvania Inspection/Survey Notice
CA 01 46 (3/94)  Tennessee Changes--Application of Two Policies
CA 01 35 (9/94)  Washington Changes
CA 01 17 (3/94)  Wisconsin Changes
IL 79 68 (2/93)  Wisconsin Complaint Address Notice

                 INSURANCE AUDIT & INSPECTION COMPANY          II-C-2 (P. 1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                       DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Business Auto Policy - Massachusetts
PERILS INSURED:  Liability, Personal Injury Protection, Uninsured Motorists,
                 Physical Damage

INCEPTION: May 31, 1995   EXPIRATION: May 31, 1996    POLICY #:  X3P082937-00
INSURER: Arbella Mutual                                       PREMIUM: $4,382
AGENT/BROKER: Associated General Agency             TELEPHONE: (423) 756-4452

NAMED INSURED:  Chattem, Inc.


COVERAGES AND LIMITATIONS:

  Liability, Each Accident              7 - Scheduled Autos          $1,000,000
  Personal Injury Protection            7 - Scheduled Autos               8,000
  Medical Payments, Each Person         7 - Scheduled Autos               5,000
  Uninsured Motorists, Each Accident    7 - Scheduled Autos           1,000,000
  Comprehensive                         7 - Scheduled Autos   Actual Cash Value

DEDUCTIBLE:
  Comprehensive                                                            $300

FORMS AND ENDORSEMENTS:

      MM 00 97 (9/91)   Declarations and Covered Auto Schedule
      CA 00 01 (12/90)  Business Auto Coverage Agreement
      IL 00 17 (11/85)  Conditions
      16 AR 1077 (3/93) Mutual Policy Provisions
      MM 99 13 (7/94)   Massachusetts Auto Medical Payments Coverage Agreement
      MM 99 54 (7/94)   Massachusetts Underinsured Motorists Coverage Agreement
      MM 99 11 (7/94)   Massachusetts Changes, Personal Injury Protection
                          Coverage Agreement, Uninsured Motorists Coverage Agreement
     MM 99 43 (9/91)    Massachusetts Racing Exclusion
     MM 99 23 (9/91)    Massachusetts Rate Modification Provisions
     IL 00 21 (11/85)   Nuclear Energy Liability Exclusion
     MM 20 26 (9/91)    Additional Insured-Lessor: First National Bank

                 INSURANCE AUDIT & INSPECTION COMPANY          II-C-3 (P. 1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4892
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Business Auto Policy - Texas
PERILS INSURED:  Liability, No-Fault, Medical Payments, Uninsured Motorists

INCEPTION: May 31, 1995   EXPIRATION: May 31, 1996   POLICY #: F3Y 019 772-00
INSURER: American Manufacturers Mutual                        PREMIUM: $1,923
AGENT/BROKER: Associated General Agency             TELEPHONE: (423) 756-4452

NAMED INSURED:  Chattem, Inc.; Chattem (Canada), Inc.; Chattem Consumer
                Products Division; Chattem Overseas, Inc.; Chattem UK limited; Chattem Chemicals Division; Chattem Aquisitions, Inc., Chattem Drug & Chemical Company, Inc.; Signal Investment & Management Company; Hamlco, Inc.

COVERAGES AND LIMITATIONS:

   Liability, Each Accident                         1 - Any Auto                       $1,000,000
   Personal Injury Protection, Each Person          5 - Autos Subject to "No-Fault"         2,500
   Medical Payments, Each Person                    3 - Private Passenger Autos             5,000
   Uninsured/Underinsured Motorists, Each Accident  2 - Owned Autos                     1,000,000

FORMS AND ENDORSEMENTS:

         TE 72 00 (3/92)   Declarations and Schedules
         TE 00 01 (3/92)   Business Auto Coverage Agreements
         IL 7900 (7/87)    Mutual Policy Provisions, Conditions, Nuclear
                             Energy Liability Exclusion
         TE 04 01C (3/92)  Personal Injury Protection Coverage Agreement
         TE 99 03A (3/92)  Medical Payments Coverage Agreement
         TE 04 09D (5/94) Uninsured/Underinsured Motorists Coverage Agreement TE 99 60A (3/92) Supplementary Death Benefit
         TE 00 30C (3/92)  Taxes Changes
         TE 00 31C (3/92)  Texas Changes-Application of Liability Limits
         TE 00 32A (3/92)  Texas Cancellation and Non-Renewal Provisions-
                             60-Day Non-Renewal Notice Requirement
         TE 00 33A (3/92)  Revised Definition of "Insured Contract"
         TE 00 39B (12/92) Taxes Changes-Claim Handling and Loss Settlements
         TE 99 26B (3/92)  Combined Single Limit Provisions
         TE 00 37A (3/92)  Texas Changes-Physical Damage Coverage for Sound
                             Equipment
         IL 79 36 (4/87)   Simplified Policy Language Notice
         IL 79 63 (9/93)   Texas Consumer Notice
  T-001  TE 99 04A (3/92)  Add TE 20 02A-Additional insured-Lessor
         TE 20 02A (3/92)  Additional Insured-Lessor (Limited Form): Automotive
                             Rentals, Inc.
         TE 99 77A (3/92)  Add Veh. #3

                 INSURANCE AUDIT & INSPECTION COMPANY          I-C-4 (P. 1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4892
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Business Auto Policy - Minnesota
PERILS INSURED:  Liability, "No Fault," Uninsured Motorists

INCEPTION: May 31, 1995   EXPIRATION: May 31, 1996    POLICY #: F3Y 0019770-00
INSURER: American Manufacturers Mutual                          PREMIUM: $388
AGENT/BROKER: Associated General Agency             TELEPHONE: (423) 756-4452

NAMED INSURED:  Chattem, Inc.

COVERAGES AND LIMITATIONS:

   Liability, Each Accident                         1 - Any Auto                             $1,000,000
   Personal Injury Protection                       5 - Autos Subject to "No-Fault"           Statutory
   Uninsured Motorists, Each Accident               2 - Owned Autos                           1,000,000

FORMS AND ENDORSEMENTS:

         IL 79 01 (9/86)   Declarations
         CA 72 00 (12/90)  Automobile Declarations
         CA 72 01 (1/87)   Owned Auto Schedule
         IL 7900 (7/87)    Mutual Policy Provisions, Conditions, Nuclear
                             Energy Liability Exclusion
         CA 22 25 (6/91)   Minnesota Personal Injury Protection Coverage
                             Agreement
         CA 21 24 (7/92)   Minnesota Uninsured/Underinsured Motorists Coverage
                             Agreement
         CA 01 38 (3/93)   Minnesota Changes
         CA 02 18 (1/92)   Minnesota Cancellation and Non-Renewal Provisions-
                             30-Day Cancellation and 60-Day Non-Renewal Notice Requirement

                 INSURANCE AUDIT & INSPECTION COMPANY          II-D-1 (p.1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Aircraft
PERILS INSURED: Liability, Medical Expenses, Hull Physical Damage, Voluntary Settlements

INCEPTION: May 31, 1995    EXPIRATION: May 31, 1996    POLICY #: 360AC-259574
INSURER: USAIG                                               PREMIUM: $12,453
AGENT/BROKER: Insurance, Inc.                       TELEPHONE: (615) 472-5051

NAMED INSURED: Chattem, Inc.

COVERAGES AND LIMITATIONS:

 Bodily Injury and Property Damage Liability, Each Occurance       $50,000,000
 Medical Expenses, Each Person                                           5,000
 Voluntary Settlements, Including Crew   Each Person                   250,000
                                         Each Accident               2,500,000
 Personal Injury Liability, Aggregate                               25,000,000
 Passenger Baggage Property Damage Liability, Each Person                5,000
 Hangar Damage Liability, Aggregate                                    500,000
 Emergency Expense Reimbursement, Each Occurance                         5,000
 Search and Rescue, Each Occurance                                      25,000
 Physical Damage to Spare Engines and Parts, Each Occurance            100,000
 Extra Expense, Temporary Aircraft, 60 Days   Each Day                   3,300
                                               Each Occurance          100,000
 Extra Expense, Temporary Replacement Parts, 10 days,
                                              Each Occurance            25,000

AIRCRAFT:                                 1982 Mitsubishi MU-300 Diamond N306P

DEDUCTIBLES:
 Physical Damage:                                                          Nil
 Extra Expense:                                                         7 Days


FORMS AND ENDORSEMENTS:

                         Declarations
                         Coverage Agreements
     428-AC (1/95)       Syndicate Schedule
     367-AC              Mexican Operations Warning
 1.  396-AC              Voluntary Settlements Coverage Provisions
 2.  372-AC (6/89)       Non-Owned Aircraft Liability Coverage Provisions
 3.                      Medical Payments & Liability for Mobile Equipment
                          Coverage Provisions
 4.                      Pilot Qualifications
 5.  396-AC (10/79)      Lienholder's/Lessor's Interest Provisions: First
                          National Bank of Chicago
 6.  385A-AC (6/93)      Broad Expansion Provisions
                          Liability for Damage to Airport Premises
                          Liability for Physical Damage to Non-Owned Aircraft Liability for Damage to Passenger Personal Effects
                           and Hangars

                 INSURANCE AUDIT & INSPECTION COMPANY          II-D-1 (p.2)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Aircraft
PERILS INSURED:  Liability, Medical Expenses, Hull Physical Damage, Voluntary
                  Settlements


                         Contractual Liability
                         Liability Arising out of Sale of Owned Aircraft Reimbursement of Emergency Expenses
                         Transportation Expenses after Emergency Landing Automatic Coverage for Increased Values
                         Physical Damage to Spare Engines and Parts
                         Extra Expense Coverage Provisions, Temporary Aircraft Extra Expense Coverage Provisions, Temporary
                          Replacement Parts
 7.  375-AC             Additional Insured and Waiver of Subrogation Rights:
                         Flightsafety International
 8.  533-AC (6/89) Non-Owned Aircraft Liability Passenger Seat Restriction--
                    60 Seats
 9.  532-AC (1/93) Personal Injury Coverage Agreement
10.                     Revised Definitions of "Total Loss" and "Constructive
                         Total Loss"
11.  373-AC (10/92)     Wear and Tear Exclusion
12.  448-AC (7/93) Bodily Injury Liability Employment Practices Exclusion
13.  530-AC (1/86) Pollution/Environmental Disturbance Exclusion
14.  449-AC (4/93) Definition of "Mental Anguish"
15.  531-AC (2/86) War and Hijacking Exclusion
16.  386A-AC (9/92)     Limited War and Hijacking Coverage
17.                     Additional Pilot Provisions

                 INSURANCE AUDIT & INSPECTION COMPANY          II-D-1 (p.1)
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Aircraft Liability--Mexico
PERILS INSURED:  Bodily Injury and Property Damage Liability

INCEPTION: May 31, 1995 EXPIRATION: May 31, 1996 POLICY #: RCG-19604/LAT 01627
INSURER:   Seguros Comercial America                                  PREMIUM:
AGENT/BROKER:  USAIG

NAMED INSURED:  Chattem, Inc.

COVERAGES AND LIMITATIONS:

A.  Property Damage Liability                         Each Accident  $100,000
B.  Bodily Injury (excluding passengers and crew)     Each Person     100,000
                                                      Each Accident   300,000
FORMS AND ENDORSEMENTS:

    RP-15   Coverage Certificate

                 INSURANCE AUDIT & INSPECTION COMPANY          II-E (p.1)
                      6314 Rucker Road, Suite G
                   Indianapolis, Indiana 46220-4892
                      Telephone: (317) 259-1013
                         Fax: (317) 465-1004
                                                        Date: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Umbrella Liability
PERILS INSURED:  Personal Injury, Property Damage, Advertising Injury

INCEPTION:  May 31, 1995     EXPIRATION:  May 31, 1996    POLICY #:   5109607
INSURER:    Lexington                                     PREMIUM: $143,208
AGENT/BROKER:  Swett and Crawford/Associated           TELEPHONE: (423)756-4452
                 General Agency

NAMES INSURED:  Chattem, Inc., Chattem Canada, Inc., Chattem Overseas, Inc.
                Chattem, UK Limited, Chattem Acquisitions, Inc., Chattem Drug and Chemical Company, Inc., Signal Investment and Management Company of Delaware, HBA Insurance Ltd. (Bermuda)

COVERAGES AND LIMITS:

   Each Occurrence                                                 $20,000,000
   Annual Aggregate, Separately to Products and All Other,
     Except Auto                                                    20,000,000

SELF-INSURED RETENTION:                                                $50,000

FORMS AND ENDORSEMENTS:

                          Declarations
     LX0295               Form Schedule
     LX0327 (6/89)        Schedule of Underlying Insurance
     LEXOCCUMB2T (7/94)   Umbrella Coverage Agreements
001. LEXCME005 (3/86)     Accutane Exclusion
002. LEXCME037 (3/86)     DES, Contraceptive Device, and Swine Flu Exclusion
003. LEXCME121 (3/86)     HTLV Exclusion
004. LEXCME126 (3/86)     Non-F.D.A. Approved Product Exclusion
005. LEXOCC207 (4/90)     L-Tryptophan Exclusion
006. LEXOCC262 (6/91)     Securities and Financial Interest Exclusion
007. LEXOCC271 (3/92)     Employment-Related Practices Exclusion
008. LEXOCC181 (4/90)     Clinical Testing Exclusion
009.                      Non-Concurrency Provisions
010.                      Self-Insured Retention Provisions
011.                      Amended Insuring Agreement I
012.                      Pollution Exclusion with Named Perils Exceptions
013.                      Premises, Operations, Products, Completed
                            Operations Hazards on Claims-Made Basis
014.                      Additional Insureds:  First National Bank of
                            Chicago, Sterling-Winthrop, Inc.
015.                      Named Insured
016.                      90-Day Cancellation Notice Requirement

                 INSURANCE AUDIT & INSPECTION COMPANY          II-F (p.1)5
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1996

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion

INCEPTION: May 31, 1995     EXPIRATION: May 31, 1996    POLICY #: 8133-94-04-B
INSURER: Federal Insurance Company                                 PREMIUM:
AGENT/BROKER: Associated General Agency              TELEPHONE: (423) 756-4452

NAMED INSURED: Chattem, Inc.

                              GENERAL PROVISIONS

FORMS AND ENDORSEMENTS:

 14-02-0941 (1/92)       Declarations and Conditions Applicable to All
                          Coverage Sections
 14-02-1252 (12/92)      Endoresement Schedule

                 INSURANCE AUDIT & INSPECTION COMPANY          II-F (p. 2)5
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1995

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                   Fiduciary Liability, Crime, Kidnap/Ransom and Extortion

         EXECUTIVE LIABILITY AND INDEMNIFICATION COVERAGE SECTION--CLAIMS MADE

COVERAGES AND LIMITATIONS:

  Each Wrongful Act and Annual Aggregate                           $25,000,000

DEDUCTIBLE:
  Indemnification Coverage Agreement                                 1,000,000

PENDING OR PRIOR LITIGATION EXCLUSION DATE:                   October 27, 1986

CONTINUITY DATE                                               October 27, 1986

COVERED PERSONS:              Any past, present, or future director or officer

FORMS AND ENDORSEMENTS:

     14-02-0943 (1/92)  Executive Liability Declarations and Coverage
                          Provisions
1.   14-02-1161 (1/92)  Punitive Damages Covered If Insurable Under Law
2.   14-02 0961 (1/92)  Add Hamico, Inc. & HBA Insurance Limited to Insured
                          Organization
3.   14-02-0961 (1/92)  Extend Coverage to Employees who are Co-Defendants with
                          Directors
4.   14-02-1047 (4/92)  Revised Bodily and Personal Injury Exclusion
5.   14-02-1103 (4/92)  Advertising Injury Exclusion
6.   14-02-1166 (6/92)  Spousal Coverage Extension

                 INSURANCE AUDIT & INSPECTION COMPANY          II-F (p.3)5
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1996

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                   Fiduciary Liability, Crime, Kidnap/Ransom and Extortion


                    FIDUCIARY LIABILITY COVERAGE SECTION--CLAIMS MADE

COVERAGES AND LIMITATIONS:

  Each Wrongful Act and Annual Aggregate                            $5,000,000

DEDUCTIBLE:
  Indemnifiable Loss:                                                   10,000
PENDING OR PRIOR LITIGATION EXCLUSION DATE:                   October 27, 1986

CONTINUITY DATE                                               October 27, 1986

COVERED PLANS:  Any Benefit Plan Sponsored, Maintained, or Administered by
                  Chattem, Inc.

FORMS AND ENDORSEMENTS:

     14-02-0945 (1/92)  Declarations and Coverage Provisions
1.   14-02-1423 (1/94)  Revised "Claim" Definition

                 INSURANCE AUDIT & INSPECTION COMPANY          II-F (p.4)5
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1996

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Executive Protection
PERILS INSURED:  Executive Liability & indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion

                            CRIME COVERAGE SECTION


COVERAGES AND LIMITS:

 Employee Theft                                                    $2,000,000
 Premises                                                           2,000,000
 Transit                                                            2,000,000
 Depositors' Forgery                                                2,000,000
 Computer Theft/Funds Transfer                                      2,000,000
 Money Orders and Counterfeit Currency                              2,000,000

DEDUCTIBLE:
 Benefit Plan Losses                                                      Nil
 All Other Losses                                                      10,000


FORMS AND ENDORSEMENTS:

     14-02-0947 (1/92)    Declarations and Coverage Provisions
 1.  14-02-0998 (4/92)    Money Orders and Counterfeit Currency Coverage
                           Provisions

                 INSURANCE AUDIT & INSPECTION COMPANY          II-F (p.6)5
                      6314 RUCKER ROAD, SUITE G
                   INDIANAPOLIS, INDIANA 46220-4928
                      TELEPHONE: (317) 259-1013
                         FAX: (317) 465-1004
                                                        DATE: December 4, 1996

CLIENT NAME:     Chattem, Inc., Chattanooga, Tennessee
POLICY TYPE:     Executive Protection
PERILS INSURED:  Executive Liability & Indemnification, Outside Directorship,
                 Fiduciary Liability, Crime, Kidnap/Ransom and Extortion

                 KIDNAP/RANSOM AND EXTORTION COVERAGE SECTION

COVERAGES AND LIMITATIONS:

 Kidnap/Ransom and Extortion                                     $10,000,000
 Delivery                                                         10,000,000
 Expense                                                          10,000,000
 Legal Liability                                                  10,000,000
 Political Threat                                                 10,000,000

DEDUCTIBLE:                                                              Nil

FORMS AND ENDORSEMENTS:

 14-02-0949 (1/92)          Declarations and Coverage Provisions

                                  SCHEDULE 8.2

                                      LIENS

DEBTOR          SECURED PARTY              UCC  FIX  FED  ST  JUDGE  FILE #

Chattem, Inc.   EMC Corp.                  X                         92125089
                171 South St.                                        9/29/92
                Hopkintown, MA 01748
Assigned To:
                Romax Finance Corp.                                  92135033
                33 Boston Post Road West                             10/30/92
                Suite 270
                Marlboro, MA 01752
Assigned To:
                First American National                              92135034
                Bank Equipment Finance                               10/30/92
TN Sec of St.   Division
                First American Center
                Nashville, TN 37237

Chattem, Inc.   Lookout Leasing Co., Inc.  X                         95413203
                410 Spring Street                                    3/27/95
                Chattanooga, Tn 37405
Assigned To:
                AmSouth of Tennessee
TN Sec of St    601 Market Center
                Chattanooga, TN 37402


This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:
                                                                                           3 Maturity date (if any):
-----------------------------------------------------------------------------------------------------------------------------------
1 Debtor (Last Name First) and address(es)      2 Secured Party(ies) and address(es)       For Filing Officer (Date, Time, Number,
                                                                                           and Filing Office)
  Chattem, Inc.                                   EMC Corporation                          92 135033 11/02/92A01
  1715 West 38th Street                           171 South Street                                       3:40 PM
  Chattanooga, TN 37409                           Hopkinton, MA 01748                         AG-TN       $10.00
                                                                                              SEC/ST      $10.00
-----------------------------------------------------------------------------------------------------------------------------------
This statement refers to original Financing Statement No. 92-125089 Dated September 29, 1992
-----------------------------------------------------------------------------------------------------------------------------------
A. Continuation______/ /      B. Partial Release______/ /      C. Assignment__________/X/      D. Define_____/ /

The original financing        From the collateral described    The Secured Party certifies
statement between the         in the financing statement       that the Secured Party has
foregoing Debtor and          bearing the file number shown    assigned to the Assignee whose
Secured Party, bearing the    above, the Secured Party         name and address is shown below,
file number shown above,      releases the following:          Secured Party's rights under the
is still effective.                                            financing statement bearing the
                                                               file number shown above in the
                                                               following property:
              (Fee $10.00)                    (Fee $10.00)                            (Fee $10.00)
-----------------------------------------------------------------------------------------------------------------------------------
Assignee:  Romax Finance Corporation                                                              135033
           33 Boston Post Road, West                                                              10-30-92
           Suite 270                                                                              9:54 AM
           Marlboro, MA 01752
(1) SYMMETRIX, 4816-E Disk Storage Device, 20 GB Disk Storage / 384 MB Cache Memory; Including but not limited to all replacements, parts, repairs, and attachments, incorporated therein or affixed thereto, now owned or hereafter acquired.

                                                  (Debtor)        EMC Corporation
--------------------------------------------------
        (Signature of Debtor, if required)
                                                               ----------------------------------------------------------
Dated:                                        , 19             By:  /s/ Timothy B. Cassidy
      ----------------------------------------     -------        -------------------------------------------------------

                                                                               Signature(s) of Secured Party(ies)

(1) FILING OFFICER COPY--ALPHABETICAL


This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:
                                                                                           3 Maturity date (if any):
----------------------------------------------------------------------------------------------------------------------------------
1 Debtor (Last Name First) and address(es)    2. Secured Party(ies) and address(es)    For Filing Officer (Date, Time, Number, and
                                                                                       Filing Office)
  Chattem, Inc.                               Romax Finance Corporation                92 135034 11/02/92A01
  1715 West 38th Street                       33 Boston Post Road, West                              3:40 PM
  Chattanooga, TN  37409                         Suite 270                                FS-TN       $10.00
                                              Marlboro, MA  01752                         SEC/ST      $10.00

----------------------------------------------------------------------------------------------------------------------------------
    This statement refers to original Financing Statement No.      92-125089     Dated     September 29       1992
----------------------------------------------------------------------------------------------------------------------------------
A. Continuation_____ / /           B. Partial Release_____ / /        C. Assignment_____ /X/              D. Define______/ /

The original financing statement   From the collateral described in   The Secured Party certifies that
between the foregoing Debtor and   the financing statement bearing    the Secured Party has assigned to
Secured Party, bearing the file    the file number shown above, the   the Assignee whose name and address
number shown above, is still ef-   Secured Party releases the follow- is shown below, Secured Party's
fective.                           ing:                               rights under the financing statement
                                                                      bearing the file number shown above
                                                                      in the following property:
                     (Fee $5.00)                          (Fee $5.00)                         (Fee $5.00)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         135034
         Assignee:  First American National Bank                                                         10-30-92
                    First American Center                                                                9:54 AM
                    Equipment Finance Division
                    Nashville, TN  37237-4507

   1 (One) Symmetrix 4816-E Disk Storage Device, 20GB Disk Storage/384 MB Cache Memory; Including but not limited to all replacements, parts, repairs, and attachments, incorporated therein or affixed thereto, now owned or hereafter acquired.

                                             (Debtor)         ROMAX FINANCIAL CORPORATION
---------------------------------------------
    (Signature of Debtor, if required)

   Dated:                            , 19                     By: /s/[illegible]          Vice President
         ----------------------------    ----                     -----------------------------------------
                                                                      Signature(s) of Secured Party(ies)

(1) FILING OFFICER COPY - ALPHABETICAL



This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:
                                                                                           3 Maturity date (if any):
----------------------------------------------------------------------------------------------------------------------------------
 1  (Last Name First) and address(es)      2  ??? and address(es)                    For filing Officer (Date, Time, Number and
                                                                                     Filing Office)
    Lessee: Chattem, Inc.                     Lessor: Lockout Leasing Co., Inc.      95              413203 03/27/95AO
            1715 W. 38th St.                          410 Spring St.                                            2:52 PM
            Chattanooga, TN 37409                     Chattanooga, TN 37405                          FS-TN       $10.00
                                                                                                     AG-TN       $10.00
                                                                                                     SEC/ST      $20.00


------------------------------------------------------------------------------------------------------------------------------------
 4  This financing statement covers the following types (or items) of property:

           See attached "Schedule of Leased Equipment"

    This financing statement covers a true lease of the above equipment as evidenced by an equipment lease dated 02/28/95 by and between Chattem Inc., Lessee, and Robert A. Morrsion Jr., d/b/a Lookout Leasing Company, Lessor.

        ASSIGNEE OF SECURED PARTY                                                    413203
    AMSOUTH OF TENNESSEE                                                             3-27-95
    601 MARKET CENTER                                                                10:21 AM
    CHATTANOOGA, TN 37402


Check /X/ if covered:  / / Proceeds of collateral are also covered   / / Products of Collateral are also covered   No. of additional
                                                                                                                   sheets presented:
------------------------------------------------------------------------------------------------------------------------------------
  Filed with:
------------------------------------------------------------------------------------------------------------------------------------

                Chattem, Inc.                                                    Lookout Leasing Co., Inc.
------------------------------------------------------     -------------------------------------------------------------------------

By:/s/ Robert Eb Illegible                                 By:/s/ Bill Morrison
   ---------------------------------------------------        ----------------------------------------------------------------------
                    Signature(s) of Lessee                                      Signature(s) of Lessor



  (1) FILING OFFICER COPY-ALPHABETICAL


                                   SCHEDULE 8.8

                              AFFILIATE TRANSACTIONS


1. A director, Louis H. Barnett, is a consultant to Chattem, Inc. and received $33,000 for such services in 1995.

2. In connection with the acquisition of Gold Bond from Martin Himmel
   Inc. and the financing under the Credit Documents, Chattem, Inc. has issued $5.5 million of its common stock to certain affiliates and other investors. Chattem, Inc. received a fairness opinion from an independent investment banking firm in connection with the transaction.

                                SCHEDULE 11.1

                                   NOTICES


Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
Attn: Robert E. Bosworth, Executive Vice President
Fax: 423-821-0395


Signal Investment & Management Co.
1105 North Market Street
Suite 1300
Wilmington, DE 19890
Attn: Robert E. Bosworth, President

                                                               Exhibit 2.1
                                                                    to
                                                              Credit Agreement

                            FORM OF NOTICE OF BORROWING

TO:    NATIONSBANK, N.A., as Agent
       NATIONSBANK CORPORATE CENTER
       CHARLOTTE, NORTH CAROLINA 28255

RE: Credit Agreement dated as of April __, 1996 among Chattem, Inc. (the "Borrower") the
       Domestic Subsidiaries of the Borrower,
       NationsBank, N.A., as Agent and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE:                   , 199
       -----------------     -
--------------------------------------------------------------------------------
1. This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2. Please be advised that the Borrower is requesting Working Capital Revolving Loans in the amount of $__________ to be funded on __________, 199_ at the interest rate option set forth in paragraph 3 below. Subsequent to the funding of the requested Working Capital Revolving Loans, the aggregate amount of outstanding Working Capital Revolving Loans will be $__________, which together with the aggregate amount of New Credit Agreement Revolving Loans outstanding is less than or equal to the lesser of (x) the sum of the New Credit Agreement Revolving Committed Amount plus the Working Capital Revolving Committed Amount and (y) the Borrowing Base.

3. The interest rate option applicable to the requested Revolving Loans shall be:

    a.  __________ the Adjusted Base Rate

    b.  __________ the Adjusted Eurodollar Rate for an Interest Period of:

                   __________ one month
                   __________ two months
                   __________ three months

4. The representations and warranties made by the Credit Parties in the Credit Documents are true and correct in all material respects at and as if made on the date hereof.

5. As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by this Notice of Borrowing.

6.  No Material Adverse Effect has occurred since the Closing Date.

                                        CHATTEM, INC.


                                        By:
                                           -------------------------
                                        Name:
                                             -----------------------
                                        Title:
                                             -----------------------

                                                                 Exhibit 2.2
                                                                       to
                                                               Credit Agreement

                FORM OF NOTICE OF CONTINUATION/CONVERSION


TO:       NATIONSBANK, N.A., as Agent
          NATIONSBANK CORPORATE CENTER
          CHARLOTTE, NORTH CAROLINA 28255

RE:       Credit Agreement dated as of April     , 1996
          among Chattem, Inc. (the "Borrower") the
          Domestic Subsidiaries of the Borrower,
          NationsBank, N.A., as Agent, and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE:                       , 199
     ----------------------      --
-------------------------------------------------------------------------------

1. This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2. Please be advised that the Borrower is requesting that a portion of the current outstanding Working Capital Revolving Loans in the amount of $
    currently accruing interest at         be extended or converted as of
                     at the interest rate option set forth in paragraph 3 below.

3. The interest rate option applicable to the extension or conversion of all or part of the existing Working Capital Revolving Loans (as set forth above) shall be:

    a.  _____ the Adjusted Base Rate

    b.  _____ the Adjusted Eurodollar Rate for an Interest Period of:

               _______ one month
               _______ two months
               _______ three months

4. The representations and warranties made by the Credit Parties in the Working Capital Credit Documents are true and correct in all material respects at and as if made on the date hereof.

5. As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by this Notice of Continuation/Conversion.

6.  No Material Adverse Effect has occurred since the Closing Date.

                                                CHATTEM, INC.

                                                By:
                                                   -------------------------
                                                Name:
                                                     -----------------------
                                                Title:
                                                      ----------------------

                                                                  Exhibit 2.4
                                                                       to
                                                               Credit Agreement

                              FORM OF WORKING
                           CAPITAL REVOLVING NOTE

$____________                                                ____________, 1996

   FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of ____________ (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of ____________, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $____________ (or such lesser amount as shall equal the aggregate unpaid principal amount of the Working Capital Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Working Capital
Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Working Capital Revolving Loan until such Working Capital Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

   This Note is one of the Working Capital Revolving Notes referred to in the Credit Agreement and evidences Working Capital Revolving Loans made by the Lender thereunder. Capitalized terms used in this Working Capital Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

   The Credit Agreement provides for the acceleration of the maturity of the Working Capital Revolving Loans evidenced by this Working Capital Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Working Capital Revolving Loans upon the terms and conditions specified therein. In the event the Working Capital Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

   The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Working Capital Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Working Capital Revolving Note in respect of the Working Capital Revolving Loans to be evidenced by this Working Capital Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

   This Note and the Working Capital Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.3(d) of the Credit Agreement.

   THIS WORKING CAPITAL REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

   IN WITNESS WHEREOF, the Borrower has caused this Working Capital Revolving Note to be executed as of the date first above written.

                                       CHATTEM, INC.

                                                By:
                                                   -------------------------
                                                Name:
                                                     -----------------------
                                                Title:
                                                      ----------------------

                                                              Exhibit 7.1(e)
                                                                    to
                                                             Credit Agreement

                        FORM OF OFFICER'S CERTIFICATE

     For the fiscal quarter ended ________________________, 19__.

     I, ______________________, chief financial officer of Chattem, Inc. (the "BORROWER") hereby certify that, with respect to that certain Credit Agreement dated as of April __, 1996 (as it may be amended, modified, extended or restated from time to time, the "CREDIT AGREEMENT"; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and NationsBank, N.A., as Agent:

          a. Attached hereto as Schedule 1 are calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Section 7.12 of the Credit Agreement as of the end of the fiscal period referred to above.

          b. No Default or Event of Default has occurred under the Credit Agreement (1).

          c. The Borrower - prepared quarterly financial statements which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.

          d. As of the end of fiscal period referred above, the Borrower and its Subsidiaries have made outstanding loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business for reasonable business expenses in an amount of $__________ in the aggregate.

          e. Subsequent to the Closing Date, the Borrower and its Subsidiaries have made Investments in Chattem (Canada) Inc. in an aggregate amount equal to $________.

          f. Subsequent to the Closing Date, the Borrower and its Subsidiaries have made Investments in Chattem (U.K.) Limited in an aggregate amount equal to $________.


--------------------
1 If a Default or Event of Default shall have occurred an explanation of such Default or Event of Default shall be provided on a separate page together with an explanation of the action taken or proposed to be taken by the Credit Parties with respect thereto.

                                                              Exhibit 7.1(e)
                                                                    to
                                                             Credit Agreement

          g. Subsequent to the Closing Date, the Borrower and its Subsidiaries have made Investments in Permitted Acquisitions, including any contingency payments associated therewith, in an aggregate amount equal to $__________.

          h. As of the end of the fiscal period referred to above, purchase money Indebtedness incurred by the Borrower and its Subsidiaries to finance the purchase of fixed assets equals an aggregate principal amount of $_________.

          i. As of the end of the fiscal period referred to above, Indebtedness owing by Foreign Subsidiaries equals an aggregate amount equal to $__________.

          j. The Credit Parties and their Subsidiaries have made Capital Expenditures in the current fiscal year in an aggregate amount equal to $_________.

          k. The aggregate annual payments of the Borrower and its Subsidiaries under Operating Leases for the current fiscal year equals $_________.

     This _____ day of __________, 19__.

                                       CHATTEM, INC.


                                       ------------------------------
                                       Chief Financial Officer

                                                               Exhibit 7.1(e)
                                                                    to
                                                              Credit Agreement

                                  SCHEDULE 1

 1.  Interest Coverage Ratio

     (a) EBIT                                                   $
                                                                 -------------

     (b) Cash Interest Expense                                  $
                                                                 -------------

     (c) EBIT to cash
         Interest Expense Ratio
         [(a)  /  (b)]                                                     1:0
                                                                --------------

 2.  Fixed Charge Coverage Ratio

     (a) EBITDA                                                 $
                                                                 -------------

     (b) Capital Expenditures                                   $
                                                                 -------------

     (c) EBITDA minus
         Capital Expenditures
         [(a) - (b)]                                            $
                                                                 -------------

     (d) Cash Interest Expense                                  $
                                                                 -------------

     (e) Taxes                                                  $
                                                                 -------------

     (f) Scheduled Funded Debt Payments                         $
                                                                 -------------

     (g) [(d) + (e) + (f)]                                      $
                                                                 -------------

     (h) Fixed Charge Coverage
         Ratio [(c) / (g)]                                                :1.0
                                                                 -------------

 3.  Leverage Ratio

     (a) Funded Debt                                            $
                                                                 -------------

     (b) EBITDA                                                 $
                                                                 -------------

     (c) Funded Debt to
         EBITDA Ratio
         [(a) / (b)]                                                      :1.0
                                                                 -------------

 4.  Senior Leverage Ratio

     (a) Funded Debt                                            $
                                                                 -------------

     (b) Subordinated Debt                                      $
                                                                 -------------

                                                               Exhibit 7.1(e)
                                                                    to
                                                              Credit Agreement

     (c) [(a) - (b)]                                            $
                                                                 -------------

     (d) EBITDA                                                 $
                                                                 -------------

     (e) Senior Leverage Ratio
         [(c) / (d)]                                                      :1.0
                                                                 -------------

 5.  Net Worth

     (a) Actual Net Worth as of the end of fiscal
         period referred to above                               $
                                                                 -------------

     (b) Net Worth on Closing Date                              $
                                                                 -------------

     (c) .50 x cumulative Net Income
         (without deductions for any losses)
         subsequent to Closing Date                             $
                                                                 -------------

     (d) Net Cash Proceeds from Equity Issuance
         subsequent to Closing Date                             $
                                                                 -------------

     (e) Net Worth required by Section 7.12(e)
         [(b) + (c) + (d)]                                      $
                                                                 -------------

                                                           Exhibit 7.1(g)
                                                                 to
                                                          Credit Agreement

                                    Form of
                            Borrowing Base Certificate

         For the calendar month ended ______________________, 19___.

I, the undersigned, the chief financial officer of Chattem, Inc. (the "Borrower") hereby certify that as of the date hereof, with respect to that certain Credit Agreement dated as of April __ , 1996 (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"; all capitalized terms used herein shall have the meanings given to such terms in the Credit Agreement) among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and NationsBank, N.A., as Agent:

                                 RECEIVABLES

1. Gross Amount of Receivables                                                $
                                                                               -----------

2. Less: Receivables subject to any Lien, other than Liens
   securing Credit Party Obligations                                  ($           )
                                                                        -----------

3. Less: Receivables which are more than 60 days past due             ($           )
                                                                        -----------

4. Less: Receivables owing from an account debtor with 20% of
   balance owing by such account debtor 60 days past due              ($           )
                                                                        -----------

5. Less: Receivables evidenced by notes, or other instruments
   not in possession of Agent                                         ($           )
                                                                        -----------

6. Less: Receivables owing by insolvent account debtor or
   account debtor subject to bankruptcy or insolvency proceedings     ($           )
                                                                        -----------

7. Less: Foreign Receivables                                          ($           )
                                                                        -----------

8. Less Contingent Receivables or Receivables subject to offset,
   counterclaim, etc.                                                 ($           )
                                                                        -----------

9. Less: Receivables for which Affiliate or Subsidiary is
   account debtor                                                     ($           )
                                                                        -----------


10. Less: Non-Complying Governmental Receivables                      ($           )
                                                                        -----------

11. Less: Receivables in excess of 25% concentration limit            ($           )
                                                                        -----------

12. Less: Other Ineligible Receivables                                ($           )
                                                                        -----------

13. Total of Ineligible Receivables                                          ($           )
                                                                               -----------

14. Eligible Receivables (as defined in Section 1.1 of the
    Credit Agreement) (Line 1 minus Line 13)                                 $
                                                                              -----------

15. Available Eligible Receivables (80% of Eligible
    Receivables)                                                             $
                                                                              -----------

                                 INVENTORY

16. Gross Amount of Inventory                                                 $
                                                                               -----------

17. Less: Inventory subject to any Lien, other than Liens
    securing Credit Party Obligations                                 ($           )
                                                                        -----------

18. Less: Inventory in poor condition or Inventory which fails
    to adhere standards of governmental authorities                   ($           )
                                                                        -----------

19. Less: Obsolete and not useable or saleable Inventory              ($           )
                                                                        -----------

20. Less: Foreign Inventory                                           ($           )
                                                                        -----------

21. Less: Inventory located at locations not owned or leased
    by the Borrower                                                   ($           )
                                                                        -----------

22. Less: Inventory at leased premises or in a public
    warehouse facility w/o landlord or other necessary third
    party consent                                                     ($           )
                                                                        -----------

23. Less: Inventory which is leased or on consignment                 ($           )
                                                                        -----------

24. Less: Packaging Materials and Supplies                            ($           )
                                                                        -----------

25. Less: Goods in transit                                            ($           )
                                                                        -----------

26. Less: Inventory in which the Agent does not have first
    priority security interest                                        ($           )
                                                                        -----------

27. Less: Other Ineligible Inventory                                  ($           )
                                                                        -----------


                                                              Exhibit 7.1(g)
                                                                   to
                                                             Credit Agreement

28. Total Ineligible Inventory                                               ($           )
                                                                               -----------

29. Eligible Inventory (as defined in Section 1.1 of the
    Credit Agreement) (Line 16 minus Line 28)                                 $
                                                                               -----------

30. Available Eligible Inventory (50% of Eligible Inventory)                  $
                                                                               -----------

                                CASH COLLATERAL


31. Dollar amount in Cash Collateral Account                                  $
                                                                               -----------

                                 BORROWING BASE

32. Total Borrowing Base availability (line 15 plus Line 30
    plus Line 31 plus $3 million until August 31, 1996)                       $
                                                                               -----------

33. Aggregate Outstanding (i) New Credit Agreement Revolving
    Loans under the New Credit Agreement and (ii) Working Capital
    Revolving Loans under the Credit Agreement                                $
                                                                               -----------

34. a. ___________  If the Borrower is requesting a New Credit
                    Agreement Revolving Loan or a Working Capital
                    Revolving Loan and if Line # 32 is greater than Line #33, then the difference ($_________) is available for extensions of credit under the New
                    Credit Agreement and Working Capital Credit
                    Agreement.

    b. ___________  If the Borrower intends to withdraw dollars from the Cash Collateral Account and if
                    Line #32 is greater than Line #33 then the difference ($__________) is available to be drawn from the Cash Collateral Account.

35. If Line #33 is greater than Line #32, then the Borrower shall (i) prepay or otherwise reduce so much of the outstanding New Credit Agreement Revolving Loans and Working Capital Revolving Loans as shall be necessary to eliminate such excess or (ii) deposit additional funds in the Cash Collateral Account as shall be necessary to eliminate such excess.

With reference to this Borrowing Base Certificate, I hereby certify on behalf of the Borrower that the above statements are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this ____ day of _____________________, 19___.

                                   CHATTEM, INC.

[CORPORATE SEAL]

                                   By
                                      ------------------------
                                      Chief Financial Officer

                                                               Exhibit 7.13
                                                                    to
                                                              Credit Agreement

                          FORM OF JOINDER AGREEMENT

     THIS JOINDER AGREEMENT (this "Agreement"), dated as of __________, 199_, is entered into between ______________________________, a _________________
(the "New Subsidiary") and NATIONSBANK, N.A., in its capacity as Agent (the "Agent") under that certain Credit Agreement, dated as of April __, 1996 among Chattem, Inc. (the "Borrower"), the Domestic Subsidiaries of the Borrower, the Lenders party thereto and the Agent (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement"). All capitalized terms used herein and not otherwide defined shall have the meanings set forth in the Credit Agreement.

     The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Credit Party under the Credit Agreement and a "Guarantor" for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement, (b) all of the affirmative and negative covenants set forth in Sections 7 and 8 of the Credit Agreement and (c) all of the guaranty obligations set forth in Section 4 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 4.7 of the Credit Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Agent and the Lenders, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Credit Party Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     2. The New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agent in accordance with
Section 7.13 of the Credit Agreement.

     3. The address of the New Subsidiary for purposes of Section 11.1 of the Credit Agreement is as follows:


               ------------------------------------------------
               ------------------------------------------------
               ------------------------------------------------
               ------------------------------------------------

     4. The New Subsidiary herby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary under the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

     5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

     6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the New Subsidiary has caused this agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first written above.


                                       [NEW SUBSIDIARY]


                                       By:
                                          -------------------------------
                                       Name:
                                            -----------------------------
                                       Title:
                                             ----------------------------

                                       Acknowledged and accepted:

                                       NATIONSBANK,N.A., as Agent

                                       By:
                                          -------------------------------
                                       Name:
                                            -----------------------------
                                       Title:
                                             ----------------------------

                                                                Exhibit 11.3
                                                                     to
                                                              Credit Agreement

                                    FORM OF
                             ASSIGNMENT AGREEMENT

   Reference is made to that certain Credit Agreement dated as of April __, 1996 (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement") among Chattem, Inc. (the "Borrower"), the Domestic subsidiaries of the Borrower, the Lenders identified therein and NationsBank, N.A., as Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

   1. The Assignor (as defined below) hereby sells and assigns, without recourse, to the Assignee (as defined below), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of effective date of the assignment as designated below (the "Effective Date"), the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, (a) the interests set forth below in the Working Capital
Revolving Loan Commitment Percentages of the Assignor on the Effective Date and (b) the Working Capital Revolving Loans owing to the Assignor in connection with the Assigned Interest which are outstanding on the Effective Date. The Purchase of the Assigned Interest shall be at par and periodic payments made with respect to the Assigned Interest which (i) accrued prior to the Effective Date shall be remitted to the Assignor and (ii) accrue from and after the Effective Date shall be remitted to the Assignee. From and after the Effective Date,the Assignee, if it is not already a Working Capital
Lender under the Credit Agreement, shall become a "Working Capital Lender" for all purposes of the Credit Agreement and the other Working Capital Credit Documents and, to the extent of such assignment, the assigning Working
Capital Lender shall be relieved of its obligations under the Credit Agreement.

   2. The Assignor represents and warrants to the Assignee that is is the holder of the Assigned Interest, and the Loans and Participation Interests related thereto, and it has not previously transferred or encumbered such Assigned Interest, Working Capital Revolving Loans or Participation Interest.

   3. The Assignee represents and warrants to the Assignor that it is an Eligible Assignee.

   4. This Assignment shall be effective only upon (a) the consent of the Borrower and the Agent to the extent required under Section 11.3(a) of the Credit Agreement and (b) delivery to the Agent of this Assignment Agreement together with the transfer fees, if applicable, set forth in Section 11.3(b) of the Credit Agreement.

   5. This Assignment shall be governed by and construed in accordance with the laws of the State of North Carolina.

   6. Terms of Assignment

      (a)  Date of Assignment
                                                       -----------------------

      (b)  Legal Name of Assignor
                                                        -----------------------

      (c)  Legal Name of Assignee
                                                       -----------------------

      (d)  Effective Date of Assignment
                                                       -----------------------

      (e)  Working Capital
           Revolving Loan Commitment
           Percentage assigned                                               %
                                                       ----------------------

      (f)  Total Working Capital
           Revolving Loans
           outstanding as of Effective Date              $
                                                          --------------------

      (g)  Principal Amount of Working
           Capital Revolving Loans
           assigned on Effective
           Date (the amount set forth
           in (f) multiplied by the
           percentage set forth in (e))                  $
                                                          --------------------

      (h)  Working Capital
           Revolving Committed Amount                    $
                                                          --------------------

      (i)  Principal Amount of Working
           Capital Revolving Committed
           Amount Assigned on
           the Effective Date (the amount
           set forth in (h) multiplied by
           the percentage set forth in (e))              $
                                                          --------------------

The terms set forth above
are hereby agreed to:

                          , as Assignor
--------------------------

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------


                          , as Assignor
--------------------------

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

                                       CONSENTED TO (if applicable):

                                       CHATTEM, INC.

                                       By:
                                          -------------------------------
                                       Name:
                                            -----------------------------
                                       Title:
                                             ----------------------------

                                       NATIONSBANK, N.A., as Agent

                                       By:
                                          -------------------------------
                                       Name:
                                            -----------------------------
                                       Title:
                                             ----------------------------

                                 REVOLVING NOTE


$5,965,909.00                                                     April 29, 1996


     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of NationsBank, N.A. (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $5,965,909.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Revolving
Note in respect of the Revolving Loans to be evidenced by this Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   ----------------------------------------
                                 Name:  Robert E. Bosworth
                                        -----------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        -----------------------------------

                                 REVOLVING NOTE


$4,772,727.00                                                     April 29, 1996


     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of The First National Bank of Chicago (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $4,772,727.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Revolving
Note in respect of the Revolving Loans to be evidenced by this Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   ----------------------------------------
                                 Name:  Robert E. Bosworth
                                        -----------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        -----------------------------------

                                 REVOLVING NOTE


$3,778,409.00                                                     April 29, 1996


     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of Creditanstalt Bankverein (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $3,778,409.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Revolving
Note in respect of the Revolving Loans to be evidenced by this Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   ----------------------------------------
                                 Name:  Robert E. Bosworth
                                        -----------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        -----------------------------------

                                 REVOLVING NOTE


$2,982,955.00                                                     April 29, 1996


     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of First American National Bank (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $2,982,955.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Revolving
Note in respect of the Revolving Loans to be evidenced by this Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   ----------------------------------------
                                 Name:  Robert E. Bosworth
                                        -----------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        -----------------------------------

                               TRANCHE A TERM NOTE


$6,818,182.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of NationsBank, N.A. (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 among the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent, (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $6,818,182.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche A Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche A Term Loan until such Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche A Term Loan Notes referred to in the Credit Agreement and evidences the Tranche A Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche A Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche A Term Loan evidenced by this Tranche A Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche A Term Loan upon the terms and conditions specified therein. In the event this Tranche A Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche A Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche A Term Loan Note in respect of the Tranche A Term Loan to be evidenced by this Tranche A Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche A Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE A TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche A Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                               TRANCHE A TERM NOTE


$5,454,545.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of The First National Bank of Chicago (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 among the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent, (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $5,454,545.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche A Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche A Term Loan until such Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche A Term Loan Notes referred to in the Credit Agreement and evidences the Tranche A Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche A Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche A Term Loan evidenced by this Tranche A Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche A Term Loan upon the terms and conditions specified therein. In the event this Tranche A Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche A Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche A Term Loan Note in respect of the Tranche A Term Loan to be evidenced by this Tranche A Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche A Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE A TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche A Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                               TRANCHE A TERM NOTE


$4,318,182.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of Creditanstalt Bankverein (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 among the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent, (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $4,318,182.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche A Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche A Term Loan until such Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche A Term Loan Notes referred to in the Credit Agreement and evidences the Tranche A Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche A Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche A Term Loan evidenced by this Tranche A Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche A Term Loan upon the terms and conditions specified therein. In the event this Tranche A Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche A Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche A Term Loan Note in respect of the Tranche A Term Loan to be evidenced by this Tranche A Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche A Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE A TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche A Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                               TRANCHE A TERM NOTE


$3,409,091.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of First American National Bank (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 among the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent, (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $3,409,091.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche A Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche A Term Loan until such Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche A Term Loan Notes referred to in the Credit Agreement and evidences the Tranche A Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche A Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche A Term Loan evidenced by this Tranche A Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche A Term Loan upon the terms and conditions specified therein. In the event this Tranche A Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche A Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche A Term Loan Note in respect of the Tranche A Term Loan to be evidenced by this Tranche A Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche A Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE A TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche A Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                               TRANCHE B TERM NOTE


$5,000,000.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of NationsBank, N.A. (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $5,000,000.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche B Term Loan until such Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche B Term Loan Notes referred to in the Credit Agreement and evidences the Tranche B Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche B Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche B Term Loan evidenced by this Tranche B Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche B Term Loan upon the terms and conditions specified therein. In the event this Tranche B Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche B Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche B Term Loan Note in respect of the Tranche B Term Loan to be evidenced by this Tranche B Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche B Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE B TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche B Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                               TRANCHE B TERM NOTE


$2,500,000.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of Creditanstalt Bankverein (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $2,500,000.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche B Term Loan until such Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche B Term Loan Notes referred to in the Credit Agreement and evidences the Tranche B Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche B Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche B Term Loan evidenced by this Tranche B Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche B Term Loan upon the terms and conditions specified therein. In the event this Tranche B Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche B Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche B Term Loan Note in respect of the Tranche B Term Loan to be evidenced by this Tranche B Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche B Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE B TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche B Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                               TRANCHE B TERM NOTE


$5,000,000.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of Prime Income Trust (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $5,000,000.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche B Term Loan until such Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche B Term Loan Notes referred to in the Credit Agreement and evidences the Tranche B Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche B Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche B Term Loan evidenced by this Tranche B Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche B Term Loan upon the terms and conditions specified therein. In the event this Tranche B Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche B Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche B Term Loan Note in respect of the Tranche B Term Loan to be evidenced by this Tranche B Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche B Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE B TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche B Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                               TRANCHE B TERM NOTE


$5,000,000.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of Van Kampen American Capital Prime Rate Income Trust (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $5,000,000.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche B Term Loan until such Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Tranche B Term Loan Notes referred to in the Credit Agreement and evidences the Tranche B Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche B Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Tranche B Term Loan evidenced by this Tranche B Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche B Term Loan upon the terms and conditions specified therein. In the event this Tranche B Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche B Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche B Term Loan Note in respect of the Tranche B Term Loan to be evidenced by this Tranche B Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Tranche B Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

     THIS TRANCHE B TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche B Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.

                              By:  /s/ Robert E. Bosworth
                                   --------------------------------
                                 Name: Robert E. Bosworth
                                       ----------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ---------------------------

                         WORKING CAPITAL REVOLVING NOTE


$2,215,909.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of NationsBank, N.A. (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $2,215,909.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Working Capital Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Working Capital Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Working Capital Revolving Loan until such Working Capital Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Working Capital Revolving Notes referred to in the Credit Agreement and evidences Working Capital Revolving Loans made by the Lender thereunder. Capitalized terms used in this Working Capital Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Working Capital Revolving Loans evidenced by this Working Capital Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Working Capital Revolving Loans upon the terms and conditions specified therein. In the event this Working Capital Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Working Capital Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Working Capital Revolving Note in respect of the Working Capital Revolving Loans to be evidenced by this Working Capital Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Working Capital Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.3(d) of the Credit Agreement.

     THIS WORKING CAPITAL REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Working Capital Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   -----------------------------------
                                 Name: Robert E. Bosworth
                                       -------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ------------------------------

                         WORKING CAPITAL REVOLVING NOTE


$1,772,727.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of The First National Bank of Chicago (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $1,772,727.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Working Capital Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Working Capital Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Working Capital Revolving Loan until such Working Capital Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Working Capital Revolving Notes referred to in the Credit Agreement and evidences Working Capital Revolving Loans made by the Lender thereunder. Capitalized terms used in this Working Capital Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Working Capital Revolving Loans evidenced by this Working Capital Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Working Capital Revolving Loans upon the terms and conditions specified therein. In the event this Working Capital Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Working Capital Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Working Capital Revolving Note in respect of the Working Capital Revolving Loans to be evidenced by this Working Capital Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Working Capital Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.3(d) of the Credit Agreement.

     THIS WORKING CAPITAL REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Working Capital Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   -----------------------------------
                                 Name: Robert E. Bosworth
                                       -------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ------------------------------

                         WORKING CAPITAL REVOLVING NOTE


$1,403,409.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of Creditanstalt Bankverein (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $1,403,409.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Working Capital Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Working Capital Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Working Capital Revolving Loan until such Working Capital Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Working Capital Revolving Notes referred to in the Credit Agreement and evidences Working Capital Revolving Loans made by the Lender thereunder. Capitalized terms used in this Working Capital Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Working Capital Revolving Loans evidenced by this Working Capital Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Working Capital Revolving Loans upon the terms and conditions specified therein. In the event this Working Capital Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Working Capital Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Working Capital Revolving Note in respect of the Working Capital Revolving Loans to be evidenced by this Working Capital Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Working Capital Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.3(d) of the Credit Agreement.

     THIS WORKING CAPITAL REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Working Capital Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   -----------------------------------
                                 Name: Robert E. Bosworth
                                       -------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ------------------------------

                         WORKING CAPITAL REVOLVING NOTE


$1,107,955.00                                                     April 29, 1996



     FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the "BORROWER"), hereby promises to pay to the order of First American National Bank (the "LENDER"), at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $1,107,955.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Working Capital Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Working Capital Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Working Capital Revolving Loan until such Working Capital Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     This Note is one of the Working Capital Revolving Notes referred to in the Credit Agreement and evidences Working Capital Revolving Loans made by the Lender thereunder. Capitalized terms used in this Working Capital Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

     The Credit Agreement provides for the acceleration of the maturity of the Working Capital Revolving Loans evidenced by this Working Capital Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Working Capital Revolving Loans upon the terms and conditions specified therein. In the event this Working Capital Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Working Capital Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Working Capital Revolving Note in respect of the Working Capital Revolving Loans to be evidenced by this Working Capital Revolving Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

     This Note and the Working Capital Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.3(d) of the Credit Agreement.

     THIS WORKING CAPITAL REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Working Capital Revolving Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By:  /s/ Robert E. Bosworth
                                   -----------------------------------
                                 Name: Robert E. Bosworth
                                       -------------------------------
                                 Title: EXECUTIVE VICE PRESIDENT
                                        ------------------------------

                               SECURITY AGREEMENT


     THIS SECURITY AGREEMENT (this "SECURITY AGREEMENT") is entered into as of April 29, 1996 among Chattem, Inc., a Tennessee corporation (the "BORROWER"), Signal Investment & Management Co., a Delaware corporation ("SIGNAL") (Signal, together with each of the Borrower's Domestic Subsidiaries, individually a "GUARANTOR" and collectively the "GUARANTORS"; the Borrower's Domestic Subsidiaries, together with the Borrower and Signal, individually a "CREDIT PARTY", and collectively the "CREDIT PARTIES") and NationsBank, N.A., in its capacity as agent (in such capacity, the "AGENT") for the new credit agreement lenders (the "New Credit Agreement Lenders") from time to time party to the New Credit Agreement described below and the working capital lenders (the "Working Capital Lenders") from time to time party to the Working Capital Credit Agreement described below (the New Credit Agreement Lenders, the Working Capital Lenders and any Affiliates of such New Credit Agreement Lenders or Working Capital Lenders that enter into Hedging Agreements with a Credit Party may be referred to collectively herein as the "LENDERS").

                                    RECITALS

     WHEREAS, pursuant to (i) that certain Credit Agreement, dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "NEW CREDIT AGREEMENT"), among the Borrower, the Guarantors, the New Credit Agreement Lenders and the Agent, the New Credit Agreement Lenders under the New Credit Agreement have agreed to provide the Borrower with a $55,000,000 credit facility and (ii) pursuant to that certain Working Capital Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "WORKING CAPITAL CREDIT AGREEMENT"), among the Borrower, the Guarantors, the Working Capital Lenders and the Agent, the Working Capital Lenders under the Working Capital Credit Agreement have agreed to provide the Borrower with an additional $6,500,000 credit facility; and

     WHEREAS, the Lenders have required, as a condition precedent to making Extensions of Credit pursuant to the terms of the New Credit Agreement and Working Capital Credit Agreement, that the Credit Parties secure their respective obligations under the New Credit Agreement, the Working Capital Credit Agreement, the other Credit Documents, the other Working Capital Credit Documents and all other Credit Party Obligations in accordance with the terms of this Security Agreement.

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   DEFINITIONS.

     (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the New

Credit Agreement and Working Capital Credit Agreement. All terms used in this Security Agreement that are defined in the Uniform Commercial Code in effect in the State of North Carolina (the "UCC") and which are not otherwise defined herein shall have the meanings set forth therein.

     (b)  In addition, the following terms shall have the following meanings:

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to a Credit Party of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Credit Parties, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Credit Parties in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Credit Parties shall not be considered Material Contracts.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to a Credit Party of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement.

          "PATENTS": (i) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in SCHEDULE
     6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 of the Working Capital Credit Agreement.

          "TRADEMARK LICENSE": any agreement, written or oral, now existing or hereafter arising, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement.

          "TRADEMARKS": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 6.19 to the New Credit Agreement and
     SCHEDULE 6.19 to the Working Capital Credit Agreement.

          "WORK": any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

     2. GRANT OF SECURITY INTEREST IN THE COLLATERAL. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Secured Obligations (as defined in Section 3 hereof), each Credit Party hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Credit Party in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the "COLLATERAL"):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by a Credit Party for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by a Credit Party, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of a Credit Party to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of a Credit Party to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of a Credit Party for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of a Credit Party to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e)  All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of each Credit Party, all rights in litigation of each Credit Party presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of each Credit Party now or hereafter arising therefrom;

          (h) All books, records, files, computer software and other similar writings or evidence of each Credit Party's business;

          (i) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of a Credit Party concerning any of the foregoing;

          (j) All other personal property of any kind or type whatsoever owned by a Credit Party;

          (k) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (l) All proceeds and products of the foregoing and all insurance relating to the foregoing Collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

     3. SECURITY FOR OBLIGATIONS. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following, whether now existing or hereafter incurred (the "Secured Obligations"):

          (a) In the case of the Borrower, the prompt performance and observance by the Borrower of all obligations of the Borrower under the New Credit Agreement, the Working Capital Credit Agreement, the Notes, this Security Agreement and the other Credit Documents and Working Capital Credit Documents to which the Borrower is a party;

          (b) Subject to clause (c) of Section 27 hereof, in the case of the Guarantors, the prompt performance and observance by such Guarantor of all obligations of such Guarantor under the New Credit Agreement, the Working Capital Credit Agreement, this Security Agreement and the other Credit Documents and Working Capital Credit Documents to which such Guarantor is a party, including, without limitation, its guaranty obligations arising under SECTION 4 of the New Credit Agreement and SECTION 4 of the Working Capital Credit Agreement; and

          (c) Subject to clause (c) of Section 27 hereof, all other indebtedness, liabilities, obligations and expenses of any kind or nature owing from any Credit Party to any Lender or the Agent in connection with
     (i) this Security Agreement or any other Credit Document or Working Capital Credit Document, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, together with any and all modifications, extensions, renewals and/or substitutions of any of the foregoing, (ii) collecting and enforcing the Credit Party Obligations and (iii) all liabilities and obligations owing from such Credit Party to any Lender arising under any Hedging Agreements.

     4. CREDIT PARTIES REMAIN LIABLE. Anything herein to the contrary notwithstanding, (a) each Credit Party shall remain liable under the contracts and agreements of such Credit Party included in the Collateral to the extent set forth therein and to perform all of the duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release a Credit Party from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) neither the Agent nor any of the Lenders shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall the Agent or any of the Lenders be obligated to perform any of the obligations or duties of the Credit Parties thereunder or to take any action to collect or enforce any claim for payment assigned thereunder.

     5. REPRESENTATIONS AND WARRANTIES. Each Credit Party hereby represents and warrants to the Agent, for the benefit of the Lenders, that so long as any of the Secured Obligations remain outstanding or any Credit Document or Working Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments shall have been terminated:

          (a) CONTRACTS AND AGREEMENTS. The Material Contracts, true and complete copies of which have been furnished to the Agent, have been duly authorized, executed and delivered by all parties thereto, have not been amended or otherwise modified except as permitted by Section 6(k) hereof, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their respective terms. Except for the collateral assignment of the Assigned Agreements indentified on
     Schedule 5(f) attached hereto without the necessary third party consents (which consents shall be obtained as provided in Section 6(K) (iv) hereof), there exists no defaults under any Assigned Agreement by any party thereto.

          (b) LOCATION OF COLLATERAL. The location of all tangible property included in the Collateral owned by each Credit Party is as shown on
     SCHEDULE 6.23(b) to the New Credit Agreement and SCHEDULE 6.23(b) to the Working Capital Credit Agreement.

          (c) CHIEF EXECUTIVE OFFICE; BOOKS & RECORDS. Each Credit Party's chief executive office and chief place of business is (and for the prior four months have been) located at the locations set forth on SCHEDULE 6.23(c) to the New Credit Agreement and SCHEDULE 6.23 to Working Capital Credit Agreement, and each Credit Party keeps its books and records and the original copies of the Assigned Agreements at such locations.

          (d) OWNERSHIP. Each Credit Party is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same. Each Credit Party's legal name is as shown in this Security Agreement and no Credit Party has in the past five years changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in SCHEDULE 5(d) attached hereto.

          (e) SECURITY INTEREST/PRIORITY. This Security Agreement creates a valid security interest in favor of the Agent, for the benefit of the Lenders, in the Collateral of each Credit Party and, when properly perfected by filing or registration, shall constitute a valid perfected security interest in such Collateral, to the extent such security can be perfected by filing under the UCC, federal law or other applicable personal property security legislation, free and clear of all Liens except for Permitted Liens.

          (f) CONTRACTS; AGREEMENTS. Except as set forth on Schedule 5(f) attached hereto, the Credit Parties have no Material Contracts which are non-assignable by their terms or which prevent the granting of a security interest therein.

          (g) RECEIVABLES. (i) Each receivable of the Credit Parties and the papers and documents relating thereto are genuine and in all material respects what they purport to be, (ii) in the case of each receivable which is an account receivable, each receivable arises out of (A) a bona fide sale of goods sold and delivered by such Credit Party (or is in the process of being delivered) or (B) services theretofore actually rendered by such Credit Party to, the account debtor named therein, (iii) no receivable of such Credit Party is evidenced by any instrument or chattel paper, unless such instrument or chattel paper has been theretofore endorsed over and delivered to the Agent and (vi) no surety bond was required or given in connection with any receivables of a Credit Party or the contracts or purchase orders out of which they arose.

          (h) INVENTORY. No inventory is held by a Credit Party pursuant to consignment, sale or return, sale on approval or similar arrangement.

          (i)  COPYRIGHTS, PATENTS AND TRADEMARKS.

                 (i)     SCHEDULE 6.19 to the New Credit Agreement and
          SCHEDULE 6.19 to the Working Capital Credit Agreement include all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses owned by the Credit Parties in their names as of the date hereof.

                (ii) Except as set forth in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working Capital Credit Agreement, each Copyright, Patent and Trademark of such Credit Party is valid, subsisting, unexpired, enforceable and has not been abandoned.

               (iii) Except as set forth in SCHEDULE 6.19 to the New Credit Agreement and SCHEDULE 6.19 to the Working

          Capital Credit Agreement, none of such Copyrights, Patents and Trademarks is the subject of any licensing or franchise agreement.

                (iv) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Copyright, Patent or Trademark.

                 (v) No action or proceeding is pending seeking to limit, cancel or question the validity of any Copyright, Patent or Trademark, or which, if adversely determined, would have a Material Adverse Effect on the value of any Copyright, Patent or Trademark.

                (vi) All applications pertaining to the Copyrights, Patents and Trademarks of each Credit Party have been duly and properly filed, and all registrations or letters pertaining to such Copyrights, Patents and Trademarks have been duly and properly filed and issued, and all such Copyrights, Patents and Trademarks are valid and enforceable.

               (vii) Except as permitted under the New Credit Agreement and Working Capital Credit Agreement, no Credit Party has made any assignment or agreement in conflict with the security interest in the Copyrights, Patents or Trademarks of each Credit Party hereunder.

          (j) CONDITIONS PRECEDENT. There are no conditions precedent to the effectiveness of this Security Agreement that have not been satisfied or waived.

     6. COVENANTS. Each Credit Party covenants that, so long as any of the Secured Obligations remain outstanding or any Credit Document or Working Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments shall have been terminated, such Credit Party shall:

          (a) OTHER LIENS. Defend the Collateral against the claims and demands of all other parties claiming an interest therein, keep the Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of the Collateral or any interest therein, except as permitted under the New Credit Agreement and Working Capital Credit Agreement.

          (b) PRESERVATION OF COLLATERAL. Keep the Collateral in good order, condition and repair in all material respects, ordinary wear and tear excepted, and not use the Collateral in violation of the provisions of this Security Agreement or any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, bylaw, rule, regulation or ordinance.

          (c) INSTRUMENTS/CHATTEL PAPER. Deliver to the Agent all instruments and chattel paper representing or relating to the Collateral.

          (d) CHANGE IN LOCATION OR NAME. (i) Keep such Credit Party's chief executive office and chief place of business (as well as its books and records) at the locations set forth on SCHEDULE 6.23(c) to the New Credit Agreement and SCHEDULE 6.23(c) to the Working Capital Credit Agreement,
     (ii) keep the Collateral of such Credit Party at the locations set forth for such Credit Party on SCHEDULE 6.23(b) to the New Credit Agreement and
     SCHEDULE 6.23(b) to the Working Capital Credit Agreement, and (iii) not change its legal name or begin using a new tradename.

          (e) INSPECTION. At all times allow the Agent or its representatives to visit and inspect the Collateral to the extent set forth in SECTION 7.11 of the New Credit Agreement and SECTION 7.11 of the Working Capital Credit Agreement.

          (f) PERFECTION OF SECURITY INTEREST. Execute and deliver to the Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Agent may reasonably request) and do all such other things as the Agent may reasonably deem necessary or appropriate (i) to assure to the Agent the effectiveness and priority of its security interests hereunder, including, but not limited to, (A) such financing statements (including renewal statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC and any other personal property security legislation in the appropriate state(s) or province(s),
     (B) with regard to Copyrights, a Notice of Grant of Security Interest in Copyrights for filing with the United States Copyright Office in the form of EXHIBIT 6(f)-1 attached hereto, and (C) with regard to Patents and Trademarks, a Notice of Grant of Security Interest in Patents and Trademarks for filing with the United States Patent and Trademark Office in the form of EXHIBIT 6(f)-2 attached hereto, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Agent of its rights and interests hereunder. To that end, each Credit Party agrees that the Agent may file one or more financing statements disclosing the Agent's security interest in any or all of the Collateral of such Credit Party without, to the extent permitted by law, such Credit Party's signature thereon, and further each Credit Party also hereby irrevocably makes, constitutes and appoints the Agent, its nominee or any other Person whom the Agent may designate, as such Credit Party's attorney in fact with full power and for the limited purpose to sign in the name of such Credit Party any such financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents which in the Agent's reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as the New Credit Agreement or Working Capital Credit Agreement is in effect or any amounts payable thereunder or under any other Credit Document or Working Capital Credit Document or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments thereunder shall have terminated. Each Credit Party hereby agrees that a carbon, photographic or other reproduction of this Security Agreement or any such financing statement is sufficient for filing as a financing statement by the Agent without notice thereof to such Credit Party wherever the Agent may in its sole discretion desire to file the same. In the event for any reason the law of any jurisdiction other than North Carolina becomes or is applicable to the Collateral of any Credit Party or any part thereof, or to any of the Secured Obligations, such Credit Party agrees to execute and deliver all such instruments and to do all such other things as the Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Agent under the law of such other jurisdiction (and, if a Credit Party shall fail to do so promptly upon the request of the Agent, then the Agent may execute any and all such requested documents on behalf of such Credit Party pursuant to the power of attorney granted hereinabove). If any Collateral is in the possession or control of a Credit Party's agents and the Agent so requests, such Credit Party agrees to notify such agents in writing of the Agent's security interest therein and, upon the Agent's request, instruct them to hold all such Collateral for the Lenders' account and subject to the Agent's instructions. Each Credit Party agrees to mark its books and records to reflect the security interest of the Agent in the Collateral.

          (g) TREATMENT OF RECEIVABLES. Not grant or extend the time for payment of any receivable, or compromise or settle any receivable for less than the full amount thereof, or release any Person or property, in whole or in part, from payment thereof, or allow any credit or discount thereon, other than as normal and customary in the ordinary course of a Credit Party's business.

          (h) COVENANTS RELATING TO COPYRIGHTS. Except as otherwise permitted by the New Credit Agreement or Working Capital Credit Agreement,

                 (i) Employ the Copyright for each Work with such notice of copyright as may be required by law to secure copyright protection.

                (ii) (A) Not do any act or knowingly omit to do any act whereby any Copyright may become invalidated; (B) not do any act, or knowingly omit to do any act, whereby any Copyright may become injected into the public domain; (C) notify the Agent promptly if it knows, or has reason to know, that any material Copyright may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country), regarding a Credit Party's ownership of any such Copyright or its validity; (D) take all necessary steps as it shall deem appropriate under the circumstances to maintain and pursue each application (and to use its best efforts to obtain the relevant registration) and to maintain each registration of each Copyright owned by a Credit Party including, without limitation, filing of applications for renewal where necessary; and (E) promptly notify the Agent of any material infringement of any material Copyright of a Credit Party of which it becomes aware and take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement.

               (iii) Not make any assignment or agreement in conflict with the security interest in the Copyrights of each Credit Party hereunder.

          (i)  COVENANTS RELATING TO PATENTS AND TRADEMARKS.

                 (i) (A) Continue to use each Trademark in such a manner as to maintain such Trademark in full force free from any claim of abandonment for non-use (except in countries where sales under the Trademark fail to obtain $100,000 on an annual basis),
          (B) maintain as in the past the quality of products and services offered under such Trademark, (C) employ such Trademark with the appropriate notice of registration or notice of trademark or service mark, as applicable, sufficient to protect such Trademark, (D) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Security Agreement, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may be lost.

                (ii) Not do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated.

               (iii) Notify the Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Patent or material Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country), regarding a Credit Party's ownership of any Patent or Trademark or its right to register the same or to keep and maintain the same.

                (iv) Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability (except registrations in any country where sales under the Trademark fail to obtain $100,000 on an annual basis).

                 (v) Promptly notify the Agent after it learns that any material Patent or Trademark is infringed, misappropriated or diluted in any material manner by a third party, and take such actions as it shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark, including, where appropriate, the bringing of suit for infringement, misappropriation or dilution, seeking injunctive relief where appropriate and seeking to recover any and all damages for such infringement, misappropriation or dilution.

                (vi) Not make any assignment or agreement in conflict with the security interest in the Patents or Trademarks of each Credit Party hereunder.

          (j) NEW PATENTS, COPYRIGHTS AND TRADEMARKS. Whenever a Credit Party, either by itself or through an agent, employee, licensee or designee, shall file an application for the registration of any Copyright, with the United States

     Copyright Office or any similar office or agency in any other country or any political subdivision thereof, or any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, a Credit Party promptly shall report such filing to the Agent and provide a copy of such application for registration to the Agent within ten (10) Business Days of such reporting. Upon request of the Agent, a Credit Party shall promptly provide the Agent with (i) a listing of all such applications (together with a listing of the issuance of registrations or letters on present applications), which new applications and issued registrations or letters shall be subject to the terms and conditions hereunder, and (ii) (A) with respect to Copyrights, a duly executed amendment or modification to the Notice of Security Interest in Copyrights, (B) with respect to Patents and Trademarks, a duly executed amendment or modification to the Notice of Security Interest in Patents and Trademarks, or (C) such other duly executed documents as the Agent may request in a form acceptable to counsel for the Agent and suitable for recording to evidence the first priority perfected security interest in the Copyright, Patent or Trademark which is the subject of such new application to the Agent as provided in Section 2 hereof, and subject to all the terms hereof.

          (k)  COVENANTS RELATING TO THE ASSIGNED AGREEMENTS.

               (i) Each Credit Party shall at its expense (i) perform and observe all the terms and provisions of the Assigned Agreements to be performed or observed by such Credit Party, maintain the Assigned Agreements of such Credit Party in full force and effect, enforce the Assigned Agreements of such Credit Party in accordance with their respective terms, and take all such action to such end as may be from time to time reasonably requested by the Agent.

               (ii) (A) Furnish to the Agent copies of all notices, requests and other documents received by such Credit Party under or pursuant to the Material Contracts, and such other information and reports regarding the Material Contracts and (B) make to any other party to any Material Contracts such demands and requests for information and reports or for action as a Credit Party is entitled to make thereunder.

               (iii) Each Credit Party shall not (A) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral, except for the assignment and security interest under this Security Agreement,
          (B) cancel or terminate any Assigned Agreement of such Credit Party or consent to or accept any cancellation or termination thereof; (C) amend or otherwise modify any Assigned Agreement of such Credit Party or give any consent, waiver or approval thereunder; (D) waive any default under or breach of any Assigned Agreement of such Credit Party; or (E) take any other action in connection with any Assigned Agreement of such Credit Party which would impair the value of the interest or rights of such Credit Party thereunder or which would impair the interests or rights of the Agent.

               (iv) Obtain the written consent of (A) Valmont Inc. to the collateral assignment of the Valmont License Agreement relative to pHisoDerm (as hereinafter defined) by Signal within ninety (90) days of the date hereof and (B) The Proctor & Gamble Company to the collateral assignment of the Norwich Contract (as hereinafter defined) by the Borrower within forty-five (45) days of the date hereof in form and substance reasonably satisfactory to the Agent.

          (l) NEW AGREEMENTS. Whenever a Credit Party shall enter into an Assigned Assignment, such Credit Party shall, as soon as available and in any event within 45 days after the close of the next succeeding fiscal quarter, provide the Agent with a true and complete copy of such Assigned Agreement and such other related documents as the Agent may request in a form reasonably acceptable to the Agent. Upon request of the Agent, a Credit Party will do any act (including, but not limited to, the actions set forth in SECTION 7.9 of the New Credit Agreement and SECTION 7.9 of the Working Capital Credit Agreement), or execute any additional documents required by the Agent (subject to the limitations set forth in SECTION 7.9 of the New Credit Agreement and SECTION 7.9 of the Working Capital Credit Agreement) to ensure to the Agent the effectiveness and first priority of its security interest in such Assigned Agreement.

          (m) OTHER ADDITIONAL COLLATERAL. If, subsequent to the Closing Date, a Credit Party shall acquire any securities instruments, chattel paper or other personal property required to be delivered to the Agent as Collateral hereunder, the Credit Party shall immediately notify the Agent of same and take such action (including, but not limited to, the actions set forth in SECTION 7.9 of the New Credit Agreement and SECTION 7.9 of the Working Capital Credit Agreement) as requested by the Agent and at its own expense (subject to the limitations set forth in SECTION 7.9 of the New Credit Agreement and SECTION 7.9 of the Working Capital Credit Agreement) to ensure that the Agent has a first priority perfected Lien in all personal property of the Credit Parties whether now owned or hereafter acquired, subject only to Permitted Liens.

     7. ADVANCES BY LENDERS. On failure of any Credit Party to perform any of the covenants and agreements contained herein, the Agent or the Lenders may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Agent or the Lenders may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent or the Lenders may make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Credit Parties on a joint and several basis (subject to Section 27 hereof) promptly upon notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the default rate provided in SECTION 3.1(b) of the New Credit Agreement for Revolving Loans that are Base Rate Loans. No such performance of any covenant or agreement by the Agent or the Lenders on behalf of any Credit Party, and no such advance or expenditure therefor, shall relieve the Credit Parties of any default under the terms of this Security Agreement or the other Credit Documents or Working Capital Credit Documents. The Agent or the Lenders may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent the Agent or the Lenders are aware that such payment is being contested in good faith by a Credit Party in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

     8.   EVENTS OF DEFAULT.

     The occurrence of an event which under the New Credit Agreement or Working Capital Credit Agreement would constitute an Event of Default shall be an Event of Default hereunder (an "EVENT OF DEFAULT").

     9.   REMEDIES.

          (a) GENERAL REMEDIES. Upon the occurrence of an Event of Default and during continuation thereof, the Agent and the Lenders shall have, in addition to the rights and remedies provided herein, in the Credit Documents, Working Capital Credit Documents or by law (including, but not limited to, the rights and remedies set forth in the UCC or equivalent legislation of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC to the extent permitted by law (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Agent may, with or without judicial process or the aid and assistance of others, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Credit Parties, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Credit Parties to assemble and make available to the Agent at the expense of the Credit Parties any Collateral at any place and time designated by the Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which each of the Credit Parties hereby waives to the fullest extent permitted by law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each of the Credit Parties acknowledges that any private sale referenced above may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner. In addition to all other sums due the Agent and the Lenders with respect to the Secured Obligations, the Credit Parties shall pay the Agent and each of the Lenders all reasonable costs and expenses incurred by the Agent or any such Lender, including, but not limited to, reasonable attorneys' fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Secured Obligations, or in the prosecution or defense of any action or proceeding by or against the Agent or the Lenders or the Credit Parties concerning any matter arising out of or connected with this Security Agreement, any Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case concerning a Credit Party under the Bankruptcy Code. To the extent the rights of notice cannot be legally waived hereunder, each Credit Party agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of SECTION 11.1 of the New Credit Agreement at least 10 days before the time of sale or other event giving rise to the requirement of such notice. The Agent and the Lenders shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by law, any Lender may be a purchaser at any such sale. To the extent permitted by applicable law, each of the Credit Parties hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable law, the Agent and the Lenders may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed, or the Agent and the Lenders may further postpone such sale by announcement made at such time and place.

          (b) REMEDIES RELATING TO RECEIVABLES. Upon the occurrence of an Event of Default and during the continuation thereof, whether or not the Agent has exercised any or all of its rights and remedies hereunder, (i) each Credit Party will promptly upon request of the Agent instruct all account debtors to remit all payments in respect of the receivables to a mailing location selected by the Agent and (ii) the Agent or its designee
     (A) may notify any Credit Party's customers and account debtors that the receivables of such Credit Party have been assigned to the Agent or of the Agent's security interest therein, and (B) may (either in its own name or in the name of a Credit Party or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on receivables, and, in the Agent's discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the Agent and the Lenders in the receivables. Each Credit Party acknowledges and agrees that the proceeds of its receivables remitted to or on behalf of the Agent in accordance with the provisions hereof shall be solely for the Agent's own convenience and that such Credit Party shall not have any right, title or interest in such accounts or in any such other amounts except as expressly provided herein. The Agent and the Lenders shall have no liability or responsibility to any Credit Party for acceptance of a check, draft or other order for payment of money bearing the legend "payment in full" or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. Each Credit Party hereby agrees to indemnify the Agent and the Lenders from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and reasonable attorneys' fees suffered or incurred by the Agent or the Lenders because of the maintenance of the foregoing arrangements except as relating to or arising out of the gross negligence or willful misconduct of the Agent or a Lender or its officers, employees or agents. The foregoing indemnity shall survive the repayment of the Secured Obligations and the termination of the Commitments.

          (c) REMEDIES RELATING TO ASSIGNED AGREEMENTS. Upon the occurrence of an Event of Default and during the continuation thereof, (i) the Agent, in addition to the rights and remedies provided herein, may exercise any and all rights and remedies of the Credit Parties under or in connection with the Assigned Agreements, including, without limitation, any and all rights of the Credit Parties to demand or otherwise require payment of any amount under, or performance of any provision of the Assigned Agreements, and (ii) all payments received by the

     Credit Parties under or in connection with any Assigned Agreement shall be received in trust for the benefit of the Agent, shall be segregated from other funds of any Credit Party and shall be forth with paid over to the Agent in the same form as so received (with any necessary indorsement).

          (d) ACCESS. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuance thereof, the Agent shall have the right to enter and remain upon the various premises of the Credit Parties without cost or charge to the Agent, and use the same, together with materials, supplies, books and records of the Credit Parties for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, the Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

          (e) NONEXCLUSIVE NATURE OF REMEDIES. Failure by the Agent or the Lenders to exercise any right, remedy or option under this Security Agreement or any other Credit Document or Working Capital Credit Document or as provided by law, or any delay by the Agent or the Lenders in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Agent or the Lenders shall only be granted as provided herein. To the extent permitted by law, neither the Agent, the Lenders nor any party acting as attorney for the Agent or the Lenders shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Agent and the Lenders under this Security Agreement shall be cumulative and not exclusive of any other right or remedy which the Agent or the Lenders may have under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Agent or the Lenders may have.

          (f) RETENTION OF COLLATERAL. The Agent may, after providing the notices required by Section 9-505(2) of the UCC and otherwise complying with the requirements of applicable law of the relevant jurisdiction, to the extent the Agent is in possession of any of the Collateral, retain the Collateral in satisfaction of the Secured Obligations. Unless and until the Agent or the Lenders shall have provided such notices, however, the Agent or the Lenders shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

          (g) DEFICIENCY. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Lenders are legally entitled, (subject to Section 27 hereof) the Credit Parties shall be jointly and severally liable for the deficiency, together with interest thereon at the default rate specified in SECTION 3.1(b) of the New Credit Agreement for Revolving Loans that are Base Rate Loans, together with the costs of collection and the reasonable fees of any attorneys employed by the Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Credit Parties or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

     10.  RIGHTS OF THE AGENT.

          (a) POWER OF ATTORNEY. In addition to other powers of attorney contained herein, each Credit Party hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents, as attorney-in-fact of such Credit Party, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

                 (i) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Collateral of such Credit Party, all as the Agent may reasonably determine;

                (ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral of such Credit Party and enforcing any other right in respect thereof;

               (iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

                (iv) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral of such Credit Party;

                 (v) to direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct;

                (vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral of such Credit Party;

               (vii) to sign and endorse any drafts, assignments, verifications, notices and other documents relating to the Collateral of such Credit Party;

              (viii) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem reasonably appropriate;

                (ix) receive, open and dispose of mail addressed to a Credit Party and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Credit Party on behalf of and in the name of such Credit Party, or securing, or relating to such Collateral;

                 (x) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Agent were the absolute owner thereof for all purposes;

                (xi) adjust and settle claims under any insurance policy relating thereto;

               (xii) execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Security Agreement and in order to fully consummate all of the transactions contemplated therein;

              (xiii) institute any foreclosure proceedings that the Agent may deem appropriate; and

               (xiv) do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

     This power of attorney is a power coupled with an interest and shall be irrevocable (A) for so long as any of the Secured Obligations remain outstanding, any Credit Document or Working

     Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding and (B) until all of the Commitments shall have been terminated. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in the Collateral.

          (b) PERFORMANCE BY THE AGENT OF OBLIGATIONS. If any Credit Party fails to perform any agreement or obligation contained herein, the Agent itself may perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Credit Parties on a joint and several basis pursuant to
     Section 13 hereof.

          (c) ASSIGNMENT BY THE AGENT. The Agent may from time to time assign the Collateral and any portion thereof to a successor Agent, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Security Agreement in relation thereto.

          (d) THE AGENT'S DUTY OF CARE. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Credit Parties shall be responsible for preservation of all rights in the Collateral, and the Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Credit Parties. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment equal to that which the Agent accords its own property, it being understood that the Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.

     11. RIGHTS OF REQUIRED LENDERS. All rights of the Agent hereunder, if not exercised by the Agent, may be exercised by the Required Lenders.

     12. APPLICATION OF PROCEEDS. Upon the occurrence and during the continuance of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in SECTION 3.8 of the New Credit Agreement, and each Credit Party irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent's sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

     13. COSTS OF COUNSEL. At all times hereafter, the Credit Parties agree to promptly pay upon demand any and all reasonable costs and expenses of (a) the Agent or the Lenders, as required under SECTION 11.5 of the New Credit Agreement and SECTION 11.5 of the Working Capital Credit Agreement and (b) of the Agent as necessary to protect the Collateral or to exercise any rights or remedies under this Security Agreement or with respect to any Collateral. All of the foregoing costs and expenses shall constitute Secured Obligations hereunder.

     14.  CONTINUING AGREEMENT.

          (a) This Security Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as the New Credit Agreement or Working Capital Credit Agreement is in effect or any amounts payable thereunder or under any other Credit Document or Working Capital Credit Document or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments thereunder shall have terminated (other than any obligations with respect to the indemnities and the representations and warranties set forth in the Credit Documents).
     Upon such payment and termination, this Security Agreement shall be automatically terminated and the Agent for the benefit of the Lenders shall, upon the request and at the expense of the Credit Parties, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Credit Parties evidencing such termination. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Security Agreement.

          (b) This Security Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

     15. AMENDMENTS; WAIVERS; MODIFICATIONS. This Security Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in SECTION 11.6 of the New Credit Agreement or
SECTION 11.6 of the Working Capital Credit Agreement.

     16. SUCCESSORS IN INTEREST. This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Credit Party, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their successors and assigns; PROVIDED, HOWEVER, that none of the Credit Parties may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the New Credit Agreement or Working Capital Credit Agreement.

     17.  NO LIABILITY TO THE AGENT OR LENDERS.   To the fullest extent
permitted by law, each Credit Party hereby releases the Agent in its individual capacity or its capacity as attorney-in-fact, each Lender in its individual capacity or its capacity as attorney-in-fact, their respective successors and assigns and any party acting as attorney for the Agent or the Lenders, from any liability for any act or omission or for any error of judgment or mistake of fact or law relating to this Security Agreement or the Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent, or such Lender, or its officers, employees or agents.

     18. NOTICES. All notices required or permitted to be given under this Security Agreement shall be in conformance with SECTION 11.1 of the New Credit Agreement.

     19. COUNTERPARTS. This Security Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart.

     20. HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Security Agreement.

     21.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

          (a) THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Security Agreement may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina and, by execution and delivery of this Security Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to SECTION 11.1 of the New Credit Agreement, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

          (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Security Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     22. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     23. SEVERABILITY. If any provision of any of the Security Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     24. ENTIRETY. This Security Agreement and the other Credit Documents and Working Capital Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents and Working Capital Credit Documents or the transactions contemplated herein and therein.

     25. SURVIVAL. All representations and warranties of the Credit Parties hereunder shall survive the execution and delivery of this Security Agreement and the other Credit Documents and Working Capital Credit Documents, the delivery of the Notes and the making of the Loans and Working Capital Revolving Loans under the New Credit Agreement and Working Capital Credit Agreement.

     26. OTHER SECURITY. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by a Credit Party), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Lenders shall have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent's and the Lenders' rights or the Secured Obligations under this Security Agreement or under any other of the Credit Documents or Working Capital Credit Documents.

     27.  JOINT AND SEVERAL OBLIGATIONS OF CREDIT PARTIES.

          (a) Subject to clause (c) of this Section 27, each of the Credit Parties is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under the New Credit Agreement and Working Capital Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Credit Parties and in consideration of the undertakings of each of the Credit Parties to accept joint and several liability for the obligations of each of them.

          (b) Subject to clause (c) of this Section 27, each of the Credit Parties jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Credit Parties with respect to the payment and performance of all of the Secured Obligations arising under this Security Agreement and the other Credit Documents and Working Capital Credit Documents, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Credit Parties without preferences or distinction among them.

          (c) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents and Working Capital Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

                  [remainder of page intentionally left blank]

     Each of the parties hereto has caused a counterpart of this Security Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                Chattem, Inc.,
                         a Tennessee corporation

                         By:  /s/ Robert E. Bosworth
                              -----------------------------
                         Name:  Robert E. Bosworth
                                ---------------------------
                         Title: EXECUTIVE VICE PRESIDENT
                                ---------------------------


GUARANTORS:              Signal Investment & Management Co.,
                         a Delaware corporation

                         By:  /s/ Robert E. Bosworth
                              -----------------------------
                         Name:  Robert E. Bosworth
                                ---------------------------
                         Title: PRESIDENT
                                ---------------------------

     Accepted and agreed to as of the date first above written.

                              NATIONSBANK, N.A., as Agent


                              By   /s/ Nancy B. Chastain
                                   ------------------------------
                              Name:  Nancy B. Chastain
                                    -----------------------------
                              Title:  Senior Vice President
                                    -----------------------------

                                  SCHEDULE 5(d)

                                       to

                               Security Agreement

                           dated as of April 29, 1996

                         in favor of NationsBank, N.A.,

                                    as Agent

                  MERGERS, CONSOLIDATIONS, CHANGE IN STRUCTURE

                              OR USE OF TRADENAMES


                            CHATTEM CONSUMER PRODUCTS

                                  SCHEDULE 5(f)

                                       to

                               Security Agreement

                           dated as of April 29, 1996

                         in favor of NationsBank, N.A.,

                                    as Agent

                             NONASSIGNABLE CONTRACTS




     1. License Agreement by and between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994 (the "Valmont License Agreement); and

     2. Manufacturing Agreement by and between The Proctor & Gamble Company and Chattem, Inc. (the "Norwich Contract").

                                 EXHIBIT 6(f)-1

                                       to

                               Security Agreement

                           dated as of April 29, 1996

                         in favor of NationsBank, N.A.,

                                    as Agent


                                     NOTICE

                                       OF

                           GRANT OF SECURITY INTEREST

                                       IN

                                   COPYRIGHTS


United States Copyright Office

Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of April __, 1996 (as the same may be amended, modified, extended or restated from time to time, the "SECURITY AGREEMENT") by and among the Credit Parties party thereto (each a "CREDIT PARTY" and collectively, the "CREDIT PARTIES") and NationsBank, N.A., as Agent (the "AGENT") for the lenders referenced therein (the "LENDERS"), the undersigned Credit Party has granted a continuing security interest in and continuing lien upon, the copyrights and copyright applications shown below and all actions for infringement concerning the foregoing to the Agent for the ratable benefit of the Lenders:

                                   COPYRIGHTS
-------------------------------------------------------------------------------

   Copyright                     Description of               Date of
Registration No.              Registered Copyright          Registration
----------------              --------------------          ------------


                             Copyright Applications
-------------------------------------------------------------------------------

   Copyright
Application No.             Description of Copyright        Filing Date
---------------             ------------------------        -----------

The security interest in the attached copyrights and copyright applications can be terminated only in accordance with the terms of the Security Agreement.

                              Very truly yours,


                              ----------------------------------
                              [Credit Party]

                              By
                                ---------------------------------

                              Name
                                  -------------------------------

                              Title
                                   ------------------------------

Acknowledged and Accepted:

NATIONSBANK, N.A., as Agent


By
  -------------------------------

Name
    -----------------------------

Title
     ----------------------------

STATE OF
         ----------------------

COUNTY OF
          ---------------------

     I, ___________________________________, a Notary Public of the County and
State aforesaid, certify that __________________, personally came before me this day and acknowledged that (s)he is ____________Secretary of ___________________, a _______________________ corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its _________ President.

     WITNESS my hand and official stamp or seal, this _____ day of ___________, 199_.


                                        ---------------------------------
                                                  Notary Public
My Commission Expires:


----------------------
    (Notary Seal)

STATE OF
         ----------------------

COUNTY OF
          ---------------------


     I, ___________________________________, a Notary Public of the County and
State aforesaid, certify that __________________, personally came before me this day and acknowledged that (s)he is _________ of NationsBank, N.A., a national banking association, and that by authority duly given and as the act of the association, the foregoing instrument was signed in its name by its _________ Vice President.

     WITNESS my hand and official stamp or seal, this _____ day of ___________, 199_.



                                        ---------------------------------
                                                  Notary Public
My Commission Expires:


----------------------
    (Notary Seal)

                                 EXHIBIT 6(f)-2
                                       to
                               Security Agreement
                           dated as of April 29, 1996
                         in favor of NationsBank, N.A.,
                                    as Agent

                                     NOTICE

                                       OF

                           GRANT OF SECURITY INTEREST

                                       IN

                             PATENTS AND TRADEMARKS


United States Patent and Trademark Office

Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of April __, 1996 (as the same may be amended, modified, extended or restated from time to time, the "SECURITY AGREEMENT") by and among the Credit Parties party thereto (each a "CREDIT PARTY" and collectively, the "CREDIT PARTIES") and NationsBank, N.A., as Agent (the "AGENT") for the lenders referenced therein (the "LENDERS"), the undersigned Credit Party has granted a continuing security interest in and continuing lien upon, (i) the letters patent and patent applications (the "Patents") and trademarks, service marks and related registrations and applications (the "Trademarks") shown below to the Agent for the ratable benefit of the Lenders, together with (ii)(A) any and all improvement patents, reissues, reexaminations, patents of addition, renewals, extensions, continuations, continuations-in-part, substitutes, provisionals and divisions concerning the Patents and (B) the goodwill and assets of the business symbolized by such Trademarks and (iii) all actions for infringement concerning the foregoing including the right to sue for and to recover and retain all damages and profits arising from past infringement:

                                     PATENTS
-------------------------------------------------------------------------------

                                                            Date of
Patent No.                    Description of Patent          Patent
----------                    ---------------------         -------

                               Patent Applications
-------------------------------------------------------------------------------

    Patent
Application No.               Description of Patent         Filing Date
---------------               ---------------------         -----------


                                   TRADEMARKS
-------------------------------------------------------------------------------
   Trademark                                                Date of
Registration No.              Registered Trademark        Registration
----------------              --------------------        ------------


                             Trademark Applications
-------------------------------------------------------------------------------

  Trademark
Application No.                     Trademark                    Filing Date
---------------                     ---------                    -----------


The security interest in the attached patents, patent applications, trademarks and trademark applications can be terminated only in accordance with the terms of the Security Agreement.

                              Very truly yours,


                              ----------------------------------
                              [Credit Party]

                              By
                                ---------------------------------

                              Name
                                  -------------------------------

                              Title
                                   ------------------------------

Acknowledged and Accepted:

NATIONSBANK, N.A., as Agent


By
  -------------------------------

Name
    -----------------------------

Title
     ----------------------------

STATE OF
         ----------------------

COUNTY OF
          ---------------------


     I, ___________________________________, a Notary Public of the County and
State aforesaid, certify that __________________, personally came before me this day and acknowledged that (s)he is ____________Secretary of ___________________________, a _______________________ corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its _________ President.

     WITNESS my hand and official stamp or seal, this _____ day of ___________, 199_.



                                        ---------------------------------
                                                  Notary Public
My Commission Expires:


----------------------
    (Notary Seal)

STATE OF
         ----------------------

COUNTY OF
          ---------------------


     I, ___________________________________, a Notary Public of the County and
State aforesaid, certify that __________________, personally came before me this day and acknowledged that (s)he is _________ of NationsBank, N.A., a national banking association, and that by authority duly given and as the act of the association, the foregoing instrument was signed in its name by its _________ Vice President.

     WITNESS my hand and official stamp or seal, this _____ day of ___________, 199_.



                                        ---------------------------------
                                                  Notary Public
My Commission Expires:


----------------------
    (Notary Seal)

                    AIRCRAFT MORTGAGE AND SECURITY AGREEMENT


     THIS AIRCRAFT MORTGAGE AND SECURITY AGREEMENT (this "Agreement") is entered into as of April 29, 1996 between Chattem, Inc., a Tennessee corporation (the "BORROWER") and NationsBank, N.A., in its capacity as agent (in such capacity, the "AGENT") for the new credit agreement lenders (the "NEW CREDIT AGREEMENT LENDERS") from time to time party to the New Credit Agreement described below and the working capital lenders (the "WORKING CAPITAL LENDERS") from time to time party to the Working Capital Credit Agreement described below (the New Credit Agreement Lenders, the Working Capital Lenders and any Affiliates of such New Credit Agreement Lenders or Working Capital Lenders that enter into Hedging Agreements with a Credit Party may be referred to collectively herein as the "LENDERS").

                                    RECITALS

     WHEREAS, pursuant to (i) that certain Credit Agreement, dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "NEW CREDIT AGREEMENT"), among the Borrower, the Domestic Subsidiaries of the Borrower, the New Credit Agreement Lenders and the Agent, the New Credit Agreement Lenders under the New Credit Agreement have agreed to provide the Borrower with a $55,000,000 credit facility and (ii) pursuant to that certain Working Capital Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "WORKING CAPITAL CREDIT AGREEMENT"), among the Borrower, the Domestic Subsidiaries of the Borrower, the Working Capital Lenders and the Agent, the Working Capital Lenders have agreed to provide the Borrower with an additional $6,500,000 credit facility;

     WHEREAS, the Lenders have required, as a condition precedent to making Extensions of Credit pursuant to the terms of the New Credit Agreement and Working Capital Credit Agreement, that the Borrower secure its obligations under the New Credit Agreement, the Working Capital Credit Agreement and the other Credit Documents and Working Capital Credit Documents in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINED TERMS. For purposes hereof, the following terms shall have the following meanings:

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, First Union Capital Partners, Inc. shall not be deemed an Affiliate of the Borrower.

          "ASSIGNMENT OF CASH COLLATERAL ACCOUNT" means the assignment of cash collateral account and security agreement by and between the Borrower and the Agent dated as of the date hereof.

          "BASE RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day PLUS 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

          "BASE RATE LOAN" means any Loan bearing interest at a rate determined by reference to the Base Rate.

          "COLLATERAL DOCUMENTS" means the Security Agreements, the Pledge Agreements, the Mortgage Documents, the Assignment of Cash Collateral Account and such other documents executed and delivered in connection with the attachment and perfection of the Lenders' security interests in the assets of the Credit Parties, including, without limitation, UCC financing statements and patent and trademark filings.

          "COMMITMENTS" means the Revolving Committed Amount, the Working Capital Committed Amount, the Tranche A Term Loan Committed Amount and the Tranche B Term Loan Committed Amount.

          "CREDIT DOCUMENTS" means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "CREDIT PARTIES" means the Borrower and the Guarantors and "CREDIT PARTY" means any one of them.

               "DEFAULTING LENDER" means, at any time, any Lender that, at such time (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement or Working Capital Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or Working Capital Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

          "DOMESTIC SUBSIDIARIES" means all Subsidiaries of the Borrower that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia.

          "EXTENSION OF CREDIT" means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender).

          "FEDERAL FUNDS RATE" means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day; provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day and (b) if no such rate is so published on such next preceding business day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

          "FEE LETTER" means that certain letter agreement, dated as of April 10, 1996, between the Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.


          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3 of the Credit Agreement.

          "GOVERNMENTAL AUTHORITY" means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "HEDGING AGREEMENTS" means any interest rate protection agreement, foreign currency agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements with a Credit Party and any Lender, or any Affiliate of a Lender.

          "LOAN" or "LOANS" means the Revolving Loans, the Tranche A Term Loans and/or the Tranche B Term Loans (or a portion of any Revolving Loan, the Tranche A Term Loans or the Tranche B Term Loans), individually or collectively, as appropriate.

          "MORTGAGE DOCUMENTS" means the mortgages and such other documents and agreements executed or delivered in connection with each real property asset owned by a Credit Party.

          "NOTE" or "NOTES" means the Revolving Loan Notes, Working Capital Revolving Loan Notes, the Tranche A Term Loan Notes and/or the Tranche B Term Loan Notes, individually or collectively, as appropriate.

          "PERSON" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

          "PARTICIPATION INTEREST" means the Extension of Credit by a Lender by way of the issuance of or a purchase of a participation in any Loans.

          "PLEDGE AGREEMENTS" means the Pledge Agreements, executed and delivered by each of the applicable Credit Parties in favor of the Agent, for the benefit of the Lenders, to secure their obligations under the Credit Documents, as amended, modified, extended, renewed or replaced from time to time.

          "PRIME RATE" means the per annum rate of interest established from time to time by the Agent as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the business day on which each change in the Prime Rate is announced by the Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

          "REQUIRED LENDERS" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes at least 67% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the sum of (i) the Revolving Loan Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, plus (ii) the Working Capital Revolving Loan Commitment Percentage of such Lender multiplied by the Working Capital Committed Amount plus (iii) the Tranche A Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche A Term Loans outstanding at such time, plus
     (iv) the Tranche B Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche B Term Loans outstanding at such time and (b) at any time after the termination of the Commitments and the Working Capital Committed Amount, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) the principal balance of the outstanding Working Capital Revolving Loans of such Lender.

          "REVOLVING COMMITTED AMOUNT" means SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000) or such lesser amount as the Revolving Committed Amount may be reduced pursuant to Section 2.1(d) or Section 3.3 of the Credit Agreement.

          "REVOLVING LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Revolving Loan Commitment Percentage on
     SCHEDULE 1.1(a) of the Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of
     Section 11.3 of the Credit Agreement.

          "REVOLVING LOANS" means the Revolving Loans made to the Borrower pursuant to Section 2.1 of the Credit Agreement.

          "REVOLVING NOTE" or "REVOLVING NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of EXHIBIT 2.5(a) of the Credit Agreement.

          "SECURITY AGREEMENTS" means the Security Agreements, including without limitation, a separate Security Agreement for aircraft, executed and delivered by each of the Credit Parties in favor of the Agent for the benefit of the Lenders to secure their obligations under the Credit Documents, as such may be amended, modified, extended, renewed, restated or replaced from time to time.

          "SUBSIDIARY" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

          "TRANCHE A TERM LOANS" means the term loans made to the Borrower pursuant to Section 2.2(a) of the Credit Agreement.

          "TRANCHE A TERM LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Tranche A Term Loan Commitment Percentage on SCHEDULE 1.1(a) of the Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 of the Credit Agreement.

          "TRANCHE A TERM LOAN NOTE" or "TRANCHE A TERM LOAN NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Tranche A Term Loans provided pursuant to Section 2.2(a) of the Credit Agreement, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time as evidenced in the form of EXHIBIT 2.5(b) of the Credit Agreement.

          "TRANCHE B TERM LOAN" means the term loans made to the Borrower pursuant to Section 2.2(b) of the Credit Agreement.


          "TRANCHE B TERM LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Tranche B Term Loan Commitment Percentage on SCHEDULE 1.1(a) of the Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 of the Credit Agreement.

          "TRANCHE B TERM LOAN NOTE" or "TRANCHE B TERM LOAN NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Tranche B Term Loans provided pursuant to Section 2.2(b) of the Credit Agreement, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time as evidenced in the form of EXHIBIT 2.5(c) of the Credit Agreement.

          "WORKING CAPITAL COMMITTED AMOUNT" means SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000) or such lesser amount as the Working Capital Committed Amount may be reduced pursuant to Section 2.1(d) or Section 3.3 of the Working Capital Credit Agreement.

          "WORKING CAPITAL CREDIT AGREEMENT" means that certain Working Capital Credit Agreement dated as of the date hereof among the Borrower, the Guarantors, NationsBank, N.A., as agent, and certain other lenders named therein, providing for a $6.5 million working capital credit facility in favor of the Borrower.

          "WORKING CAPITAL CREDIT DOCUMENTS" means the Working Capital Credit Agreement, the Working Capital Revolving Notes, the Collateral Documents, the Fee Letter and all other related agreements and documents issued or delivered thereunder or pursuant thereto.

          "WORKING CAPITAL REVOLVING LOAN COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its Working Capital Revolving Loan Commitment Percentage on SCHEDULE 1.1(a) of the Working Capital Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 of the Working Capital Credit Agreement.

          "WORKING CAPITAL REVOLVING LOANS" means the revolving loans made to the Borrower pursuant to Section 2.1 of the Working Capital Credit Agreement.

          "WORKING CAPITAL REVOLVING NOTE" or "WORKING CAPITAL REVOLVING NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Working Capital Revolving Loans provided pursuant to Section
     2.1 of the Working Capital Credit Agreement, individually, or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

     2. GRANT OF SECURITY INTEREST. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Secured Obligations (as defined in Section 3 hereof), the Borrower hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, and a right to set off against, as and by way of a first mortgage and security interest having priority over all other security interests, with power of sale to the extent permitted by applicable law, the following property and interests in property, whether now owned or hereafter acquired and wherever located:

          (a) Airframe:       One (1) Mitsubishi Model MU-300 airframe bearing
                              FAA Registration No. N306P and Manufacturer's
                              Serial No. A009SA

          (b)  Engines:       Two (2) Pratt & Whitney Model No. JT 15D-4 engines
                              bearing Manufacturer's Serial Nos. 70602 and
                              70610, respectively, each such
                              engine having 750 or more rated takeoff horsepower or the equivalent thereof, whether or not such engines shall be installed in or attached to the Airframe or any other airframe.

          (c) All appliances, interior and exterior furnishings, equipment, instruments, parts and accessories now installed in or appurtenant to the above-described Airframe or Engines and any such property that may in the future be installed in or affixed to said Airframe or Engines and all replacements, substitutions of and additions, improvements, accessions and accumulations to the foregoing and including all records, logs and other materials related thereto; and

          (d)  All proceeds from the foregoing.

The property described in subparagraphs 1(a) through 1(c) above is hereinafter collectively referred to as the "Aircraft." The Aircraft and the property described in subparagraph 1(d) above are hereinafter collectively referred to as the "Collateral."

     3. SECURITY FOR OBLIGATIONS. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following, whether now existing or hereafter incurred (the "SECURED OBLIGATIONS"):

          (a) the prompt performance and observance by the Borrower of all obligations of the Borrower under the New Credit Agreement, the Working Capital Credit Agreement, the Notes, this Agreement and the other Credit Documents and Working Capital Credit Documents to which the Borrower is a party; and


          (b) all other indebtedness, liabilities, obligations and expenses of any kind or nature owing from the Borrower to any Lender or the Agent in connection with (i) this Agreement or any other Credit Document or Working Capital Credit Document, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, together with any and all modifications, extensions, renewals and/or substitutions of any of the foregoing, (ii) collecting and enforcing the obligations contained in this Section 3 and (iii) all liabilities and obligations owing from the Borrower to any Lender arising under any Hedging Agreements.

     4. PERFECTION AND MAINTENANCE OF SECURITY INTEREST. In connection with the grant of the security interest hereunder, Borrower shall execute and deliver to the Agent, for the benefit of the Lenders, concurrently with the execution of this Agreement and at any time or times hereafter at the request of the Agent, all instruments, documents, agreements, amendments, assignments, affidavits, certificates, financing statements and continuation statements as the Agent may request, in a form reasonably satisfactory to the Agent, to record and perfect, and maintain recorded and perfected, under federal and state law, the security interest in the Collateral granted by the Borrower to the Agent. The Borrower hereby agrees that a photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Furthermore, the Borrower hereby agrees to pay on demand the cost of any and all filing fees and recording costs which the Agent deems it necessary to incur to protect and maintain its perfected and senior security interest in the Collateral. After the occurrence of an Event of Default (as defined below), Borrower agrees to transfer possession of the Collateral to a location under the control of the Agent and to take any other steps deemed necessary by the Agent to maintain the Agent's control of the Collateral. Borrower agrees to execute all further instruments and documents, and to take all further action as the Agent may reasonably request.

     5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agent, for the benefit of the Lenders, that so long as any of the Secured Obligations remain outstanding or any Credit Document or Working Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments shall have been terminated:

          (a) That it is now the absolute owner of and has good and valid title to the Aircraft, free and clear of any and all security interests, liens or other encumbrances.

          (b) That the execution, delivery and performance of this Agreement by the Borrower have been duly authorized by all necessary corporate action.

          (c) That the Airframe described in paragraph 2(a) above is not registered under the laws of any foreign country and that the Borrower is a citizen of the United States as defined in the Federal Aviation Act of 1958, as the same may be amended from time to time (the "Act").

          (d) That it is a corporation duly organized and existing in good standing under the laws of the State of Tennessee and its chief executive offices and principal place of business are located in the State of Tennessee.

     6. COVENANTS WITH RESPECT TO THE COLLATERAL. The Borrower, covenants that so long as any of the Secured Obligations remain outstanding or any Credit Document or Working Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments shall have been terminated:

          (a) The Borrower will, at all times, keep the Aircraft in good condition and repair and so as shall be necessary to enable the airworthiness certification for the Aircraft under the

Act, which shall include, but shall not be limited to, maintenance and repair in accordance with the requirements of all appropriate governmental authorities and the manufacturer's recommendations.

          (b) The Borrower will, to the extent required from time to time by the Agent, keep the Aircraft insured, while on the ground and in flight against loss or damage by fire, crash and other hazards, casualties and contingencies for such amounts as the Agent may require and in no event less than the full insurable value of the Aircraft, such insurance to be obtained from companies satisfactory to the Agent. Such insurance shall include a "breach of warranty" endorsement, shall name the Agent as loss payee and be otherwise payable as the Agent may approve, and shall contain an agreement by the insurer to give the Agent at least thirty (30) days' notice before any such policy shall be cancelled or altered. Certified copies of the policies evidencing such insurance shall be delivered to and held by the Agent. All proceeds payable under any of said policies shall be payable in any event to the Agent, for the benefit of the Lenders, and applied in accordance with the terms of Section 7.6 of the Working Capital Credit Agreement and Section 7.6 of the New Credit Agreement. Should any loss occur with respect to the Aircraft, the Agent is hereby appointed attorney-in-fact for Borrower to make proof of loss, if Borrower fails to do so promptly, and to receipt for any sums collected under such policies. Borrower will promptly, by mail, give notice of loss with respect to or damage to the Aircraft and will not adjust or settle such loss without the written consent of the Agent. Borrower hereby grants to the Agent a continuing senior security interest in and to all of said policies and the proceeds thereof to secure the Secured Obligations. Borrower will also provide and maintain comprehensive public liability insurance, naming the Agent as an additional insured and otherwise payable as the Agent may approve, protecting against claims for bodily injury, death and/or property damage arising out of the use, ownership, possession, operation or condition of the Aircraft, in form and amount and with companies satisfactory to the Agent.

          (c) Except as permitted in the New Credit Agreement and Working Capital Credit Agreement, the Borrower will not sell, lease or permit the use of the Aircraft to or by any other Person without the prior written consent of the Agent.

          (d) The Borrower will pay all taxes, assessments, registration, license, filing and other fees and charges imposed by any national, state or municipal government or other public or airport authority of any nature whatsoever on this Agreement, on the Aircraft or the ownership, possession or use thereof, whether the same be payable by or assessed to the Agent or Borrower and whether assessed during or after the expiration of this Agreement, and will keep the Aircraft free of any security interests, liens or other encumbrances, other than the security interest created hereby.

          (e) The Borrower will not make any alterations or modifications to the Aircraft, install any additional equipment therein or thereon or remove any equipment therefrom (unless replaced with equipment of equivalent value, utility, quality, and remaining useful life, assuming such replaced equipment had been in good operating condition prior to such replacement) without the prior written consent of the Agent.

          (f) The Borrower will not use or operate the Aircraft in any unlawful manner or in any manner inconsistent with the operating instructions of its manufacturers or with the terms, conditions and limitations set forth in the applications for or policies of insurance made or issued pursuant to the terms of this Agreement.

          (g) The Borrower will not remove the Aircraft from the continental United States or Canada without the prior written consent of the Agent.

          (h) The Agent and its designees, in the Agent's discretion, shall have the right, at all reasonable times, to inspect the Aircraft, and the Borrower will furnish any information with respect to Borrower and the Collateral that the Agent may reasonably request.

          (i) The Borrower will cause the Aircraft to be and to remain at all times duly registered in the name of the Borrower in accordance with the Act.

          (j) The Borrower will cause all Aircraft records, documents, books and other materials required by the Act with respect to the Aircraft to be maintained in accordance therewith.

     7. ADVANCES BY LENDERS. On failure of the Borrower to perform any of the covenants and agreements contained herein, the Agent or the Lenders may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Agent or the Lenders may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent or the Lenders may make for the protection of the Collateral or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Borrower promptly upon notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the default rate provided in SECTION 3.1(b) of the New Credit Agreement for Revolving Loans that are Base Rate Loans. No such performance of any covenant or agreement by the Agent or the Lenders on behalf of the Borrower, and no such advance or expenditure therefor, shall relieve the Borrower of any default under the terms of this Agreement or the other Credit Documents and Working Capital Credit Documents. The Agent or the Lenders may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent the Agent or the Lenders are aware that such payment is being contested in good faith by the Borrower in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

     8. EVENTS OF DEFAULT. The occurrence of an event which under the New Credit Agreement or Working Capital Credit Agreement would constitute an Event of Default shall be an Event of Default hereunder (an "EVENT OF DEFAULT").

     9. REMEDIES. (a) Upon the occurrence of an Event of Default and during continuation thereof, the Borrower shall, at the request of the Agent and without cost or expense to the Agent, assemble the Aircraft at such place or places as the Agent reasonably designates in its request. In addition to all other rights and remedies provided herein, by law or in any other contract or agreement between the parties, the Agent shall have the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of North Carolina (whether or not the UCC applies to the affected Collateral), or other applicable law, all of which rights and remedies shall be cumulative and none exclusive, to the extent permitted by law, including, without limitation, the right to enter and remain upon any premises where the Aircraft may be located, without cost or expense to the Agent, and to sell, lease or otherwise dispose of the Aircraft or any part thereof for cash, credit or any combination thereof. The Agent may purchase all or any part of the Aircraft at public sale (or, if permitted by law, private sale) and in lieu of actual payment of any such purchase price, may set off the amount of such price against the Secured Obligations. The Borrower agrees that, to the extent notice of sale shall be required by law, the Agent shall give to the Borrower at least ten (10) days' prior written notice of the time and place of any public sale or of the time and place at which any private sale or other intended disposition of the Aircraft is to be made, which ten (10) days' notice shall constitute reasonable notification; PROVIDED, however, that the Agent may give any shorter notice that is commercially reasonable under the circumstances. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) Borrower waives all claims, damages and demands against Agent arising out of the repossession, retention or sale of any of the Collateral or any part or parts thereof, except any such claims, damages and awards arising out of the gross negligence or willful misconduct of Agent, as determined in a final non-appealed judgment of a court of competent jurisdiction.

          (c) The rights and remedies provided under this Agreement are cumulative and may be exercised singly or concurrently and are not exclusive of any rights and remedies provided by law or equity.

     10. EXERCISE OF REMEDIES. In connection with the exercise of its remedies pursuant to SECTION 9, Agent may, (i) exchange, enforce, waive or release any portion of the Collateral and any other security for the Secured Obligations;
(ii) apply such Collateral or security and direct the order or manner of sale thereof as Agent may, from time to time, determine; and (iii) settle, compromise, collect or otherwise liquidate any such Collateral or security in any manner following the occurrence of an Event of Default, without affecting or impairing Agent's right to take any other further action with respect to any Collateral or security or any part thereof.

     11. APPLICATION OF PROCEEDS. Upon the occurrence and during the continuance of any Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral received by the Agent or any of the Lenders in cash or its equivalent, of any sale of, collection from, or other realization upon all or any part of the Collateral (including, without limitation, attorneys' and paralegals' fees and legal expenses and after payment of any amounts payable to Agent pursuant to SECTION 13), will be applied in reduction of the Secured Obligations in the order set forth in SECTION 3.8 of the New Credit Agreement, and the Borrower irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent's sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

     12. AGENT APPOINTED ATTORNEY-IN-FACT. The Borrower hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents as attorney-in-fact of the Borrower, irrevocably and with full power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

            (i) obtain and adjust insurance required to be paid to the Agent or any Lender pursuant to the New Credit Agreement or Working Capital Credit Agreement;

           (ii) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Collateral of the Borrower, all as the Agent may reasonably determine;

          (iii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral of the Borrower and enforcing any other right in respect thereof;

           (iv) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

            (v) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral of the Borrower;

           (vi) to direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct;

          (vii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral of the Borrower;

         (viii) to sign and endorse any drafts, assignments, verifications, notices and other documents relating to the Collateral of the Borrower;

           (ix) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem reasonably appropriate;

            (x) receive, open and dispose of mail addressed to the Borrower and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents on behalf of and in the name of the Borrower, or securing, or relating to such Collateral;

           (xi) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes;

          (xii) adjust and settle claims under any insurance policy relating thereto;

         (xiii) execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;

          (xiv) institute any foreclosure proceedings that the Agent may deem appropriate; and

           (xv) do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

     This power of attorney is a power coupled with an interest and shall be irrevocable (A) for so long as any of the Secured Obligations remain outstanding, any Credit Document or Working Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding and (B) until all of the Commitments shall have been terminated. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in the Collateral.

          (b) PERFORMANCE BY THE AGENT OF OBLIGATIONS. If the Borrower fails to perform any agreement or obligation contained herein, the Agent itself may perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Borrower.

          (c) ASSIGNMENT BY THE AGENT. The Agent may from time to time assign the Collateral and any portion thereof to a successor Agent, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Agreement in relation thereto.

          (d) THE AGENT'S DUTY OF CARE. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Borrower shall be responsible for preservation of all rights in the Collateral, and the Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Borrower. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment equal to that which the Agent accords its own property, it being understood that the Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.

     13. RIGHTS OF REQUIRED LENDERS. All rights of the Agent hereunder, if not exercised by the Agent, may be exercised by the Required Lenders.

     14. COSTS OF COUNSEL. At all times hereafter, the Borrower agrees to promptly pay upon demand any and all reasonable costs and expenses of (a) the Agent or the Lenders, as required under SECTION 11.5 of the New Credit Agreement and SECTION 11.5 of the Working Capital Credit Agreement and (b) of the Agent as necessary to protect the Collateral or to exercise any rights or remedies under this Agreement or with respect to any Collateral. All of the foregoing costs and expenses shall constitute Secured Obligations hereunder.

     15. AMENDMENTS; WAIVERS; MODIFICATIONS. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged, or terminated except as set forth in SECTION 11.6 of the New Credit Agreement and SECTION 11.6 of the Working Capital Credit Agreement.

     16. NOTICES. All notices required or permitted to be given under this Agreement shall be in conformance with SECTION 11.1 of the New Credit Agreement.

     17.  CONTINUING AGREEMENT.

          (a) This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as the New Credit Agreement or Working Capital Credit Agreement is in effect or any amounts payable thereunder or under any other Credit Document or Working Capital Credit Document or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments thereunder shall have terminated. Upon termination of this Agreement, the Agent and the Lenders shall, upon the request and at the expense of the Borrower, forthwith release all of its liens and security interests hereunder. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Agreement.

          (b) This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

     18. SUCCESSORS IN INTEREST. This Agreement shall create a continuing security interest in the Collateral and shall be binding upon the Borrower, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their successors and assigns; PROVIDED, HOWEVER, that the Borrower may not assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement.

     19.  NO LIABILITY TO THE AGENT OR LENDERS.   To the fullest extent
permitted by law, the Borrower hereby releases the Agent in its individual capacity or its capacity as attorney-in-fact, each Lender in its individual capacity or its capacity as attorney-in-fact, their respective successors and assigns and any party acting as attorney for the Agent or the Lenders, from any liability for any act or omission or for any error of judgment or mistake of fact or law relating to this Agreement or the Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent, or such Lender, or its officers, employees or agents.

     20.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to SECTION
     11.1 of the New Credit Agreement, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

          (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     22. SEVERABILITY. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     23. ENTIRETY. This Agreement and the other Credit Documents and Working Capital Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents and Working Capital Credit Documents or the transactions contemplated herein and therein.

     24. SURVIVAL. All representations and warranties of the Borrower hereunder shall survive the execution and delivery of this Agreement and the other Credit Documents, the delivery of the Notes and the making of the Loans and Working Capital Revolving Loans under the New Credit Agreement and Working Capital Credit Agreement.

     25. OTHER SECURITY. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by the Borrower), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Lenders shall have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent's and the Lenders' rights or the Secured Obligations under this Agreement or under any other of the Credit Documents or Working Capital Credit Documents.

     26. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                                   CHATTEM, INC., a Tennessee
                                   corporation


                                   By:  /s/ Robert E. Bosworth
                                        ------------------------------
                                   Name: Robert E. Bosworth
                                         -----------------------------
                                   Title: Executive Vice President
                                          ----------------------------


Sworn to and subscribed before me
this 29 day of April, 1996.


          Jiam M. Beatty
----------------------------------
          Notary Public


My Commission Expires:

          12-17-2000
----------------------------------




                                   NATIONSBANK, N.A., as Agent


                                   By   /s/ Nancy B. Chastain
                                        ------------------------------
                                   Name: Nancy B. Chastain
                                         -----------------------------
                                   Title: Senior Vice President
                                          ----------------------------


Sworn to and subscribed before me
this 29 day of April, 1996.


          Jiam Beatty
---------------------------------
         Notary Public


My Commission Expires:

          12-17-2000
---------------------------------

                      ASSIGNMENT OF CASH COLLATERAL ACCOUNT
                             AND SECURITY AGREEMENT


          THIS ASSIGNMENT OF CASH COLLATERAL ACCOUNT AND SECURITY AGREEMENT, dated as of April 29, 1996 (the "ASSIGNMENT"), by CHATTEM, INC., a Tennessee corporation (the "BORROWER") to NATIONSBANK, N.A., in its capacity as agent (in such capacity, the "AGENT") for the new credit agreement lenders (the "NEW CREDIT AGREEMENT LENDERS") from time to time party to the New Credit Agreement described below and the working capital lenders (the "WORKING CAPITAL LENDERS") from time to time party to the Work Capital Credit Agreement described below (the New Credit Agreement Lenders, the Working Capital Lenders and any Affiliates of such New Credit Agreement Lenders or Working Capital Lenders that enter into Hedging Agreements with the Borrower may be referred to collectively herein as the "LENDERS").

                               W I T N E S S E T H

     WHEREAS, pursuant to (i) that certain Credit Agreement, dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "NEW CREDIT AGREEMENT"), among the Borrower, the Borrower's Domestic Subsidiaries, the New Credit Agreement Lenders and the Agent, the New Credit Agreement Lenders under the New Credit Agreement have agreed to provide the Borrower with a $55,000,000 credit facility and (ii) pursuant to that certain Working Capital Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "WORKING CAPITAL CREDIT AGREEMENT"), among the Borrower, the Borrower's Domestic Subsidiaries, the Working Capital Lenders and the Agent, the Working Capital Lenders under the Working Capital Credit Agreement have agreed to provide the Borrower with an additional $6,500,000 credit facility;

     WHEREAS, the Lenders have agreed to make certain loans available to the Borrower pursuant to the terms of the New Credit Agreement and the Working Capital Credit Agreement (collectively, the "Credit Agreements") provided the Borrower (i) maintains on deposit in a demand deposit account with the Agent cash in an amount sufficient to cause the Borrowing Base to support such loans pursuant to the terms and conditions set forth in the Credit Agreements and (ii) pledges to the Agent, for the benefit of the Lenders, such demand deposit account as collateral security for the Borrower's obligations under the New Credit Agreement and Working Capital Credit Agreement, the Credit Documents and the Working Capital Credit Documents; and

     WHEREAS, because of the direct benefit to the Borrower of the loans provided under the Credit Agreements, the Borrower has agreed to make the pledge of cash collateral account to the Agent, for the benefit of the Lenders, as provided herein.

     NOW, THEREFORE, IN CONSIDERATION of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the New Credit Agreement and Working Capital Credit Agreement.

     2. CREATION OF SECURITY INTEREST AND PLEDGE. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Secured Obligations (as defined in Section 3 hereof), the Borrower hereby assigns, mortgages, conveys, hypothecates and delivers to the Agent, for the benefit of the Lenders, and hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, all right, title and interest of the Borrower in and to the following (hereinafter referred to collectively as the "COLLATERAL"):


          (a) that certain deposit account no. 2006266718 of the Borrower maintained with the Agent (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments (as defined in Section 4 hereof), time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor; and

          (b) all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future.

     3. SECURED OBLIGATIONS. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following, whether now existing or hereafter incurred (the "SECURED OBLIGATIONS"):

          (a) the prompt performance and observance by the Borrower of all obligations of the Borrower under the Credit Agreement, the Notes, this Assignment and the other Credit Documents and Working Capital Credit Documents to which the Borrower is a party; and

          (b) all other indebtedness, liabilities, obligations and expenses of any kind or nature owing from the Borrower to any Lender or the Agent in connection with (i) this Assignment or any other Credit Document or Working Capital Credit Document, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, together with any and all modifications, extensions, renewals and/or substitutions of any of the foregoing, (ii) collecting and enforcing the obligations contained in this Section 3 and (iii) all liabilities and obligations owing from the Borrower to any Lender arising under any Hedging Agreements.

     4. MAINTENANCE OF CASH COLLATERAL ACCOUNT; PERMITTED INVESTMENTS. (a) The Borrower covenants and agrees that it will maintain at all times funds on deposit in the Cash Collateral Account in an amount necessary to satisfy the requirements of the Credit Agreements, including specifically without limitation, Section 2.1 of the New Credit Agreement and Section 2.1 of the Working Capital Credit Agreement; such cash deposit necessary to comply with the terms of the Credit Agreements being hereinafter referred to as the "REQUIRED MINIMUM AMOUNT"). The Borrower's failure to maintain the Required Minimum Amount on deposit in the Cash Collateral Account shall constitute an Event of Default under the New Credit Agreement and Working Capital Credit Agreement.

     (b) The Agent agrees to invest funds on deposit in the Cash Collateral Account from time to time at the direction of the Borrower in Acceptable Investments. As used herein the term "Acceptable Investments" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of the Agent with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

     5. METHOD FOR WITHDRAWAL. In the event the Borrower desires to withdraw Dollars from the Cash Collateral Account, the following conditions must be satisfied:

          (a) NOTICE. The Borrower shall submit written notice to the Agent setting forth the amount requested to be withdrawn from the Cash Collateral Account;

          (b) CERTIFICATE. The Borrower shall have delivered a Borrowing Base Certificate acceptable to the Agent demonstrating that after withdrawing the amount referenced in the written notice provided pursuant to subsection 5(a), the Borrower will continue to maintain the Required Minimum Amount in the Cash Collateral Account.

          (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Credit Parties in any Credit Document or Working Capital Credit Document are true and correct in all material respects at and as if made as of such date;

          (d) NO DEFAULT. No Default or Event of Default under the Credit Documents or Working Capital Credit Documents shall exist or be continuing either prior to or after giving effect thereto; and

          (e) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any Material Adverse Effect.

     6. PRIORITY. The Borrower represents, warrants and covenants that the pledge and security interest created hereby is, and will at all times hereafter be and remain, a first priority security interest and lien in favor of the Agent, for the benefit of the Lenders, and that the Collateral hereunder is not subject to, nor will it at any time hereafter be subject to, any other security interests or liens.

     7. ADDITIONAL DOCUMENTS. The Borrower will, in connection with this Assignment or at any time hereafter on the request of the Agent, execute and deliver any and all assignments, conveyances, assignment statements, financing statements, renewal financing statements, security agreements, affidavits, notices and all other agreements, instruments and documents that the Agent may reasonably request, and will execute all necessary endorsements in order to perfect and maintain the security interests and liens granted herein by the Borrower to the Agent and in order to fully consummate all of the transactions contemplated herein. In furtherance of the foregoing, the Borrower hereby appoints the Agent as its attorney-in-fact, with power of substitution, for the purpose of making any of the foregoing endorsements and executing any such financing statements, documents and agreements. The foregoing power of attorney shall be a power coupled with an interest and shall be irrevocable until payment in full of the Secured Obligations.

     8. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

          (a) The failure by the Borrower to comply with any of the terms and conditions contained in this Assignment; and


          (b) the occurrence of an Event of Default under the Credit Agreement, Working Capital Credit Agreement, the Credit Documents or the Working Capital Credit Documents.

     9. REMEDIES. Upon the occurrence of an Event of Default and during the continuance thereof, the Secured Obligations shall become immediately due and payable without the necessity for demand, presentment, protest or notice to the Borrower or any other person and the Agent shall have the right, immediately and without further action by the Agent, to set-off against the Secured Obligations all amounts owed by the Agent to the Borrower, including, without limitation, all amounts in the Cash Collateral

Account. In addition, upon the occurrence of an Event of Default and during continuation thereof, the Agent shall have, in addition to any other rights and remedies contained in this Assignment, the Credit Documents, the Working Capital Credit Documents or permitted by law, all the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of North Carolina, all of which shall be cumulative to the extent permitted by law.

     10. COSTS OF COUNSEL. At all times hereafter, the Borrower agrees to promptly pay upon demand any and all reasonable costs and expenses of (a) the Agent or the Lenders, as required under SECTION 11.5 of the Credit Agreement and
(b) of the Agent as necessary to protect the Collateral or to exercise any rights or remedies under this Assignment or with respect to any Collateral. All of the foregoing costs and expenses shall constitute Secured Obligations hereunder.

     11. AMENDMENTS; WAIVERS; MODIFICATIONS. This Assignment and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in SECTION 11.6 of the Credit Agreement or
SECTION 11.6 of the Working Capital Credit Agreement.

     12. OTHER COLLATERAL. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by a Credit Party), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Lenders shall have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent's and the Lenders' rights or the Secured Obligations under this Assignment or under any other of the Credit Documents or Working Capital Credit Documents.

     13. SUCCESSORS IN INTEREST. This Assignment shall create a continuing security interest in the Collateral and shall be binding upon the Borrower, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their successors and assigns; PROVIDED, HOWEVER, that the Borrower may not assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement and Working Capital Credit Agreement.

     14.  NO LIABILITY TO THE AGENT OR LENDERS.   To the fullest extent
permitted by law, the Borrower hereby releases the Agent in its individual capacity or its capacity as attorney-in-fact, each Lender in its individual capacity or its capacity as attorney-in-fact, their respective successors and assigns and any party acting as attorney for the Agent or the Lenders, from any liability for any act or omission or for any error of judgment or mistake of fact or law relating to this Assignment or the Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent, or such Lender, or its officers, employees or agents.

     15. NOTICES. All notices required or permitted to be given under this Assignment shall be in conformance with SECTION 11.1 of the New Credit Agreement and SECTION 11.1 of the Working Capital Credit Agreement.

     16. COUNTERPARTS. This Assignment may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Assignment to produce or account for more than one such counterpart.

     17. HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Assignment.

     18. SEVERABILITY. If any provision of any of the Assignment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     19. ENTIRETY. This Assignment and the other Credit Documents and Working Capital Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents and Working Capital Credit Documents or the transactions contemplated herein and therein.

     20. GOVERNING LAW. This Assignment shall be governed by and construed in accordance with the laws of the State of North Carolina.

     Each of the parties hereto has caused a counterpart of this Assignment to be duly executed and delivered as of the date first above written.

                              CHATTEM, INC., a Tennessee corporation


                                   By:       /s/ Robert E. Bosworth
                                             ------------------------------
                                   Name:     Robert E. Bosworth
                                             ------------------------------
                                   Title:    EXECUTIVE VICE PRESIDENT
                                             ------------------------------


                              NATIONSBANK, N.A., as Agent


                                   By        /s/ Nancy B. Chastain
                                             ------------------------------
                                   Name:     Nancy B. Chastain
                                             ------------------------------
                                   Title:    Senior Vice President
                                             ------------------------------

                                PLEDGE AGREEMENT


     THIS PLEDGE AGREEMENT (this "PLEDGE AGREEMENT") is entered into as of April 29, 1996 among Chattem, Inc., a Tennessee corporation (the "BORROWER"), Signal Investment & Management Co., a Delaware corporation ("Signal") (Signal, together with each of the Borrower's Domestic Subsidiaries, individually a "GUARANTOR" and collectively the "GUARANTORS", and the Borrower's Domestic Subsidiaries, together with Signal and the Borrower, individually as a "PLEDGOR", and collectively as the "PLEDGORS") and NationsBank, N.A., in its capacity as agent (in such capacity, the "AGENT") for the new credit agreement lenders (the "NEW CREDIT AGREEMENT LENDERS") from time to time party to the New Credit Agreement described below and the working capital lenders (the "WORKING CAPITAL LENDERS") from time to time party to the Working Capital Credit Agreement described below (the New Credit Agreement Lenders, the Working Capital Lenders) and any Affiliates of such New Credit Agreement Lenders or Working Capital Lenders that enter into Hedging Agreements with a Credit Party may be referred to collectively herein as the "LENDERS").

                                    RECITALS

     WHEREAS, pursuant (i) to that certain Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "NEW CREDIT AGREEMENT") among the Borrower, the Guarantors, the New Credit Agreement Lenders and the Agent, the New Credit Agreement Lenders under the New Credit Agreement have agreed to provide the Borrower with a $55,000,000 credit facility and (ii) pursuant to that certain Working Capital Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "WORKING CAPITAL CREDIT AGREEMENT"), among the Borrower, the Guarantors, the Working Capital Lenders and the Agent, the Working Capital Lenders have agreed to provide the Borrower with an additional $6,500,000 credit facility; and

     WHEREAS, the Lenders have required, as a condition precedent to making Extensions of Credit pursuant to the terms of the New Credit Agreement and Working Capital Credit Agreement, that the Pledgors secure their respective obligations under the New Credit Agreement and Working Capital Credit Agreement and the other Credit Documents and Working Capital Credit Documents and all other Credit Party Obligations in accordance with the terms of this Pledge Agreement.

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the New Credit Agreement and Working Capital Credit Agreement.

     2. PLEDGE AND GRANT OF SECURITY INTEREST. To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of the Pledgor Obligations (as defined in Section 3 hereof), each Pledgor hereby pledges and assigns to the Agent, for the benefit of the Lenders, and grants to the Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the "PLEDGED COLLATERAL"):

          (a) PLEDGED SHARES. (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 2(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of the Persons, as set forth on
     SCHEDULE 2(a) attached hereto, that are Foreign Subsidiaries, and (iii) 40,000 shares of 13.125% Cumulative Convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation (with respect to each of clause (i), (ii) and (iii) above), whatever class now or hereafter owned by such Pledgor, in each case together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in Section 2(b) and 2(c) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares; and (B) without affecting the obligations of such Pledgor under any provision prohibiting such action hereunder, in the event of any consolidation or merger in which a Pledgor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger.

          (b) ADDITIONAL SUBSIDIARIES. All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by a Pledgor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto.

          (c) ADDITIONAL SHARES. All additional shares of capital stock of any Person from time to time acquired by a Pledgor, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto; provided, however, that Pledgor shall not have to pledge or deliver more than 66% of the capital stock of any Foreign Subsidiary.

          (d) PROCEEDS. All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

     Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter deliver additional shares of stock to the Agent as collateral security for the Pledgor Obligations. Upon delivery to the Agent, such additional shares of stock shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not SCHEDULE 2(a) is amended to refer to such additional shares.

     3. SECURITY FOR PLEDGOR OBLIGATIONS. The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the following, whether now existing or hereafter incurred (the "PLEDGOR OBLIGATIONS"):

          (a) In the case of the Borrower, the prompt performance and observance by the Borrower of all obligations of the Borrower under the New Credit Agreement, Working Capital Credit Agreement, the Notes, this Pledge Agreement and the other Credit Documents and Working Capital Credit Documents to which the Borrower is a party;


          (b) Subject to clause (c) of Section 26 hereof, in the case of the Guarantors, the prompt performance and observance by such Guarantor of all obligations of such Guarantor under the New Credit Agreement, Working Capital Credit Agreement, this Pledge Agreement and the other Credit Documents and Working Capital Credit Documents to which such Guarantor is a party, including, without limitation, its guaranty obligations arising under Section 4 of the New Credit Agreement and SECTION 4 of the Working Capital Credit Agreement; and

          (c) Subject to clause (c) of Section 26 hereof, all other indebtedness, liabilities, obligations and expenses of any kind or nature owing from any Pledgor to any Lender or the Agent in connection with (i) this Pledge Agreement or any other Credit Document or Working Capital Credit Document, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, together with any and all modifications, extensions, renewals and/or substitutions of any of the foregoing, (ii) collecting and enforcing the obligations contained in this Section 3 and

     (iii) all liabilities and obligations owing from such Credit Party to any Lender arising under any Hedging Agreements.

     4.   DELIVERY OF THE PLEDGED COLLATERAL.  Each Pledgor hereby agrees that:

          (a) Each Pledgor shall deliver to the Agent (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Shares of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral of a Pledgor. Prior to delivery to the Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Agent pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in EXHIBIT 4(a) attached hereto.

          (b) ADDITIONAL SECURITIES. If such Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) stock certificate, including without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock splits, spin-off or split-off, promissory notes or other instrument; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall receive such stock certificate, instrument, option, right or distribution in trust for the benefit of the Agent, shall segregate it from such Pledgor's other property and shall deliver it forthwith to the Agent in the exact form received together with any necessary endorsement and/or appropriate undated stock power duly executed in blank, substantially in the form provided in EXHIBIT 4(a), to be held by the Agent as Pledged Collateral and as further collateral security for the Pledgor Obligations.

          (c) FINANCING STATEMENTS. Each Pledgor shall execute and deliver to the Agent such UCC or other applicable financing statements as may be reasonably requested by the Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

     5. REPRESENTATIONS AND WARRANTIES. Each Pledgor hereby represents and warrants to the Agent, for the benefit of the Lenders, that so long as any of the Pledgor Obligations remain outstanding or any Credit Document or Working Capital Credit

Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments shall have been terminated:

          (a) AUTHORIZATION OF PLEDGED SHARES. The Pledged Shares are duly authorized and validly issued, are fully paid and nonassessable and are not subject to the preemptive rights of any Person. All other shares of stock constituting Pledged Collateral will be duly authorized and validly issued, fully paid and nonassessable and not subject to the preemptive rights of any Person.

          (b) TITLE. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens. There exists no "adverse claim" within the meaning of Section 8-302 of the Uniform Commercial Code as in effect in the State of North Carolina (the "UCC") with respect to the Pledged Shares of such Pledgor.

          (c) EXERCISING OF RIGHTS. The exercise by the Agent of its rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property.

          (d) PLEDGOR'S AUTHORITY. No authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Stock is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by a Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Agent or the Lenders of their rights and remedies hereunder (except as may be required by the Uniform Commercial Code in the applicable jurisdiction or similar foreign laws ("Perfection Statutes") and laws affecting the offering and sale of securities).

          (e) SECURITY INTEREST/PRIORITY. This Pledge Agreement creates a valid security interest in favor of the Agent for the benefit of the Lenders, in the Pledged Collateral. The taking possession by the Agent of the certificates representing the Pledged Shares and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Agent's security interest in the Pledged Shares and, when properly perfected by filing or registration in accordance with the Perfection Statutes, in all other Pledged Collateral represented by such Pledged Shares and instruments securing the Pledgor Obligations. Except as set forth in this Section 5(e), no action is necessary to perfect or otherwise protect such security interest.

          (f)  NO OTHER SHARES.  No Pledgor owns any shares of stock other than
     (i) the shares in Elcat, Inc. referenced in Section 2(a)(iii) hereof and
     (ii) the shares as set forth on SCHEDULE 2(a) attached hereto.


     6. COVENANTS. Each Pledgor hereby covenants, that so long as any of the Pledgor Obligations remain outstanding or any Credit Document or Working Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments shall have been terminated, such Pledgor shall:

          (a) BOOKS AND RECORDS. Mark its books and records (and shall cause the issuer of the Pledged Shares of such Pledgor to mark its books and records) to reflect the security interest granted to the Agent, for the benefit of the Lenders, pursuant to this Pledge Agreement.

          (b) DEFENSE OF TITLE. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the New Credit Agreement and Working Capital Credit Agreement.

          (c) FURTHER ASSURANCES. Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that the Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including without limitation any and all action necessary to satisfy the Agent that the Agent has obtained a first priority perfected security interest in any capital stock); (ii) enable the Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Agent, delivering to the Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

          (d) AMENDMENTS. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor which would in any way affect the lien rights of the Agent under this Pledge Agreement.

     7. ADVANCES BY LENDERS. On failure of any Pledgor to perform any of the covenants and agreements contained herein, the

Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent or the Lenders may make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis (subject to Section 26 hereof) promptly upon timely notice thereof and demand therefor, shall constitute additional Pledgor Obligations and shall bear interest from the date said amounts are expended at the default rate provided in SECTION 3.1(b) of the New Credit Agreement for Revolving Loans that are Base Rate Loans. No such performance of any covenant or agreement by the Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement or the other Credit Documents or Working Capital Credit Documents. The Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

     8. EVENTS OF DEFAULT. The occurrence of an event which under the New Credit Agreement or Working Capital Credit Agreement would constitute an Event of Default shall be an Event of Default hereunder ("EVENT OF DEFAULT").

     9.   REMEDIES.

          (a) GENERAL REMEDIES. Upon the occurrence of an Event of Default and during the continuation thereof, the Agent and the Lenders shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the Credit Documents, Working Capital Credit Documents or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

          (b) SALE OF PLEDGED COLLATERAL. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker's board or elsewhere, at such price or prices and on such other terms as the Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any Lender may in such event, bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of SECTION 11.1 of the New Credit Agreement at least 10 days before the time of such sale.
     The Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (c) PRIVATE SALE. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any of the securities constituting Pledged Collateral and that the Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register or qualify such securities for public sale under the Securities Act of 1933 or other applicable securities laws of other jurisdictions. Each Pledgor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of Chattanooga, Tennessee and Charlotte, North Carolina (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a "public sale" under the UCC, notwithstanding that such sale may not constitute a "public offering" under the Securities Act of 1933, and the Agent may, in such event, bid for the purchase of such securities.

          (d) RETENTION OF PLEDGED COLLATERAL. In addition to the rights and remedies hereunder, upon the occurrence of an

     Event of Default, the Agent may, after providing the notices required by
     Section 9-505(2) of the UCC and otherwise complying with the requirements of applicable law of the relevant jurisdiction, retain all or any portion of the Pledged Collateral in satisfaction of the Pledgor Obligations. Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Pledgor Obligations for any reason.

          (e) DEFICIENCY. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Lenders are legally entitled, the Pledgors shall be jointly and severally liable (subject to Section 26 hereof) for the deficiency, together with interest thereon at the default rate provided in SECTION 3.1(b) of the New Credit Agreement for Revolving Loans that are Base Rate Loans, together with the costs of collection and the reasonable fees of any attorneys employed by the Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Pledgor Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

     10.  RIGHTS OF THE AGENT.

          (a) POWER OF ATTORNEY. In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

                 (i) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Agent may reasonably determine;

                (ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral of such Pledgor and enforcing any other right in respect thereof;

               (iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

                (iv) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral of such Pledgor;

                 (v) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct;

                (vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

               (vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

              (viii) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem reasonably appropriate;

                (ix) execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated therein;

                 (x) to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Agent may determine;

                (xi) to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Shares of such Pledgor into the name of the Agent or one or more of the Lenders or into the name of any transferee to whom the Pledged Shares of such Pledgor or any part thereof may be sold pursuant to Section 10 hereof; and

               (xii) to do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

     This power of attorney is a power coupled with an interest and shall be irrevocable (i) for so long as any of the Pledgor Obligations remain outstanding, any Credit Document or Working Capital Credit Document is in effect or any Loan or Working Capital Revolving Loan shall remain outstanding and (ii) until all of the Commitments shall have been terminated. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in Pledged Collateral.

          (b) PERFORMANCE BY THE AGENT OF PLEDGOR'S OBLIGATIONS. If any Pledgor fails to perform any agreement or obligation contained herein, the Agent itself may perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Pledgors on a joint and several basis pursuant to
     Section 13 hereof.

          (c) ASSIGNMENT BY THE AGENT. The Agent may from time to time assign the Pledged Collateral and any portion thereof to a successor Agent, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Pledge Agreement in relation thereto.

          (d) THE AGENT'S DUTY OF CARE. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Agent shall be relieved of all responsibility for Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

          (e)  VOTING RIGHTS IN RESPECT OF THE PLEDGED COLLATERAL.

                 (i) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement, the New Credit Agreement or the Working Capital Credit Agreement; and

                (ii) Upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this Section shall cease and all such rights shall thereupon become vested in the Agent which shall then have the sole right to exercise such voting and other consensual rights.

          (f)  DIVIDEND RIGHTS IN RESPECT OF THE PLEDGED COLLATERAL.

                 (i) So long as no Event of Default shall have occurred and be continuing and subject to Section 4(b) hereof, each Pledgor may receive and retain any and all dividends (other than stock dividends and other dividends constituting Pledged Collateral which are addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent they are allowed under the New Credit Agreement and Working Capital Credit Agreement.


                (ii) Upon the occurrence and during the continuance of an Event of Default:

                    (A) all rights of a Pledgor to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this Section shall cease and all such rights shall thereupon be vested in the Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends and interest payments; and

                    (B) all dividends and interest payments which are received by a Pledgor contrary to the provisions of paragraph (A) of this Section shall be received in trust for the benefit of the Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received, to be held by the Agent as Pledged

          Collateral and as further collateral security for the Pledgor Obligations.

          (g) RELEASE OF PLEDGED COLLATERAL. The Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.

     11. RIGHTS OF REQUIRED LENDERS. All rights of the Agent hereunder, if not exercised by the Agent, may be exercised by the Required Lenders.

     12. APPLICATION OF PROCEEDS. Upon the occurrence and during the continuance of an Event of Default, any payments in respect of the Pledgor Obligations and any proceeds of any Pledged Collateral, when received by the Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Pledgor Obligations in the order set forth in SECTION 3.8 of the New Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent's sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

     13. COSTS OF COUNSEL. At all times hereafter, the Pledgors agree to promptly pay upon demand any and all reasonable costs and expenses (a) of the Agent or the Lenders, as required under SECTION 11.5 of the New Credit Agreement and SECTION 11.5 of the Working Capital Credit Agreement and (b) of the Agent as necessary to protect the Pledged Collateral or to exercise any rights or remedies under this Pledge Agreement or with respect to any Pledged Collateral. All of the foregoing costs and expenses shall constitute Pledgor Obligations hereunder.

     14.  CONTINUING AGREEMENT.

     (a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as the New Credit Agreement or Working Capital Credit Agreement is in effect or any amounts payable thereunder or under any other Credit Document or Working Capital Credit Document or any Loan or Working Capital Revolving Loan shall remain outstanding, and until all of the Commitments thereunder shall have terminated. Upon termination of this Pledge Agreement, the Agent and the Lenders shall, upon the request and at the expense of the Pledgors, forthwith release all of its liens and security interests hereunder. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

     (b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Pledgor Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Pledgor Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Pledgor Obligations.

     15. AMENDMENTS; WAIVERS; MODIFICATIONS. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in SECTION 11.6 of the New Credit Agreement or
SECTION 11.6 of the Working Capital Credit Agreement.

     16. SUCCESSORS IN INTEREST. This Pledge Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their successors and assigns; PROVIDED, HOWEVER, that none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the New Credit Agreement or Working Capital Credit Agreement. To the fullest extent permitted by law, each Pledgor hereby releases the Agent and each Lender, and its successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent, or such Lender, or its officers, employees or agents.

     17. NOTICES. All notices required or permitted to be given under this Pledge Agreement shall be in conformance with SECTION 11.1 of the New Credit Agreement.

     18. COUNTERPARTS. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

     19. HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Pledge Agreement.

     20.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.


          (a) THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Pledge Agreement may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina and, by execution and delivery of this Pledge Agreement, each Pledgor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Pledgor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to SECTION
     11.1 of the New Credit Agreement, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Pledgor in any other jurisdiction.

          (b) Each Pledgor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Pledge Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS PLEDGE AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     22. SEVERABILITY. If any provision of any of the Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     23. ENTIRETY. This Pledge Agreement and the other Credit Documents and Working Capital Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents and Working Capital Credit Documents or the transactions contemplated herein and therein.

     24. SURVIVAL. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement and the other Credit Documents and Working Capital Credit Documents, the delivery of the Notes and the making of the Loans and Working Capital Revolving Loans under the New Credit Agreement and Working Capital Credit Agreement.

     25. OTHER SECURITY. To the extent that any of the Pledgor Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Lenders have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent's and the Lenders' rights or the Pledgor Obligations under this Pledge Agreement or under any other of the Credit Documents or Working Capital Credit Documents.


     26.  JOINT AND SEVERAL OBLIGATIONS OF PLEDGORS.

          (a) Subject to clause (c) of this Section 26, each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under the New Credit Agreement and Working Capital Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

          (b) Subject to clause (c) of this Section 26, each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Pledgor Obligations arising under this Pledge Agreement and the other Credit Documents and Working Capital Credit Documents, it being the intention of the parties hereto that all the Pledgor Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

          (c) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents and Working Capital Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).


                  [remainder of page intentionally left blank]

     Each of the Pledgors has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.


PLEDGORS:                          CHATTEM, INC.,
--------                           a Tennessee corporation


                                   By:  /s/ Robert E. Bosworth
                                        ------------------------------
                                   Name: Robert E. Bosworth
                                         -----------------------------
                                   Title: EXECUTIVE VICE PRESIDENT
                                          ----------------------------


                                   SIGNAL INVESTMENT & MANAGEMENT CO.,
                                   a Delaware corporation

                                   By:  /s/ Robert E. Bosworth
                                        ------------------------------
                                   Name: Robert E. Bosworth
                                         -----------------------------
                                   Title: PRESIDENT
                                          ----------------------------

                                  SCHEDULE 2(a)

                                       to

                                Pledge Agreement

                           dated as of April 29, 1996

                          in favor of NationsBank, N.A.

                                    as Agent

                                  PLEDGED STOCK



NAME OF PLEDGOR: Chattem, Inc.


                                                  Certificate       Percentage
Name of Subsidiary            Number of Shares       Number         Ownership
------------------            ----------------       ------         ----------


DOMESTIC SUBSIDIARIES

Signal Investment                  250 common           1              100%
& Management Co.


FOREIGN SUBSIDIARIES

Chattem (Canada) Inc.              660 common           6               66%
                          3,687,816 preferred        2 and 4            66%


Chattem (U.K.) Limited          13,200 common          12               66%
                          1,949,042 preferred          14               66%

                                  EXHIBIT 4(a)

                                       to

                                Pledge Agreement

                           dated as of April 29, 1996

                          in favor of NationsBank, N.A.

                                    as Agent


                             IRREVOCABLE STOCK POWER


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following shares of capital stock of _____________________, a ____________ corporation:

No. of Shares                 Certificate No.
-------------                 ---------------


and irrevocably appoints __________________________________ its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.


                                    [PLEDGOR]

Number                          [SEAL]                            Shares
  1                                                                 250

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

                      SIGNAL INVESTMENT & MANAGEMENT CO.

     THE CORPORATION IS AUTHORIZED TO ISSUE 500 SHARES -- NO PAR VALUE

THIS CERTIFIES THAT Chattem, Inc. IS THE OWNER OF Two Hundred Fifty (250) FULLY PAID AND NON-ASSESSABLE SHARES OF THE ABOVE CORPORATION TRANSFERABLE ONLY ON THE BOOKS OF THE CORPORATION BY THE HOLDER HEREOF IN PERSON OR BY
DULY AUTHORIZED ATTORNEY UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED.

  IN WITNESS WHEREOF, THE SAID CORPORATION HAS CAUSED THIS CERTIFICATE TO BE SIGNED BY ITS DULY AUTHORIZED OFFICERS AND TO BE SEALED WITH THE SEAL OF THE CORPORATION.

DATED    10/14/86
      --------------------



-----------------------------                    -------------------------
                    SECRETARY                                    PRESIDENT

                                 STOCK TRANSFER POWER

    For value received, the undersigned sells, assigns and transfers unto ____________________ 250 shares of the Common Stock of Signal Investment & Management Co., a Delaware corporation, standing in the name of the undersigned on the books of such corporation and represented by certificate number 1 herewith, and the undersigned irrevocably constitutes and appoints NationsBank, N.A., as Agent as its attorney to transfer such stock on the books of such corporation with full power of substitution in the premises.


                                            CHATTEM, INC.


                                            By: /s/ Robert E. Bosworth
                                                 ---------------------------
                                            Title: EXECUTIVE VICE PRESIDENT
                                                   -------------------------

Witness:

/s/ Nancy B. Chastain
------------------------------

Dated:
      ------------------------

--------------------------------------------------------------------------------
             INCORPORATED UNDER THE CANADA BUSINESS CORPORATIONS ACT
NO. 6                                                                 660 SHARES

            ----------------------------------------------------------

                                CHATTEM (CANADA) INC.

            ----------------------------------------------------------


         THIS IS TO CERTIFY THAT   CHATTEM, INC.
                                  ------------------------------

         IS THE REGISTERED HOLDER OF   Six Hundred Sixty (660)
                                      --------------------------

              COMMON SHARES WITHOUT PAR VALUE IN THE CAPITAL
                     STOCK OF CHATTEM (CANADA) INC.


         RESTRICTIONS ON TRANSFER. THERE ARE RESTRICTIONS ON THE RIGHT TO TRANSFER THE SAID SHARES AND THE CORPORATION WILL FURNISH TO A SHAREHOLDER, ON DEMAND AND WITHOUT FEE, A COPY OF THE FULL TEXT THEREOF.

              IN WITNESS WHEREOF THE CORPORATION HAS CAUSED THIS

              CERTIFICATE TO BE SIGNED BY ITS DULY AUTHORIZED

              OFFICERS THIS 29th DAY OF April 1996.


    [SEAL]
                                                 /S/ Janis Apse
              -----------------------            -----------------------

--------------------------------------------------------------------------------

                                     NO PAR VALUE

                                 STOCK TRANSFER POWER

    For value received, the undersigned sells, assigns and transfers unto _____________________ 660 shares of the Common Stock of Chattem (Canada) Inc., a Canadian corporation, standing in the name of the undersigned on the books of such corporation and represented by certificate number 6 herewith, and the undersigned irrevocably constitutes and appoints NationsBank, N.A., as Agent as its attorney to transfer such stock on the books of such corporation with full power of substitution in the premises.

                                            CHATTEM, INC.


                                            By: /s/ Robert E. Bosworth
                                                ------------------------------
                                            Title:
                                                  ---------------------------

Witness:

/s/ Nancy B. Chastain
----------------------------


Dated:
      ----------------------

--------------------------------------------------------------------------------

               INCORPORATED UNDER THE CANADA BUSINESS CORPORATIONS ACT

 NO. 002                                                       3,066,666 SHARES

                   -----------------------------------------------

                                CHATTEM (CANADA) INC.

                   -----------------------------------------------

    THIS IS TO CERTIFY THAT  CHATTEM INC.
                            -------------------------------------------
    IS THE REGISTERED HOLDER OF   Three million sixty-six Thousand
                                ---------------------------------------
         six hundred and sixty-six             PREFERENCE SHARES OF
     -----------------------------------------

    THE CLASS OR SERIES OF SHARES REPRESENTED BY THIS CERTIFICATE HAS RIGHTS, PRIVILEGES, RESTRICTIONS OR CONDITIONS ATTACHED THERETO AND THE CORPORATION WILL FURNISH TO THE HOLDER, ON DEMAND AND WITHOUT CHARGE, A FULL COPY OF THE TEXT OF,

    (i) THE RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHED TO THE SAID SHARES AND TO EACH CLASS AUTHORIZED TO BE ISSUED AND TO EACH SERIES INSOFAR AS THE SAME HAVE BEEN FIXED BY THE DIRECTORS, AND

    (ii) THE AUTHORITY OF THE DIRECTORS TO FIX THE RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS OF SUBSEQUENT SERIES, IF APPLICABLE.


         RESTRICTIONS ON TRANSFER. THERE ARE RESTRICTIONS ON THE RIGHT TO TRANSFER THE SHARES REPRESENTED BY THIS CERTIFICATE.

              IN WITNESS WHEREOF THE CORPORATION HAS CAUSED THIS CERTIFICATE
    [SEAL] TO BE SIGNED BY ITS DULY AUTHORIZED OFFICERS THIS 15th DAY OF August, 1994.

                                                 /s/ Janis Apse
               ----------------------            ---------------------------
                                                 JANIS APSE, SECRETARY

--------------------------------------------------------------------------------

                                     NO PAR VALUE

--------------------------------------------------------------------------------

               INCORPORATED UNDER THE CANADA BUSINESS CORPORATIONS ACT

 NO. 004                                                         651,816 SHARES

                   -----------------------------------------------

                                CHATTEM (CANADA) INC.

                   -----------------------------------------------

    THIS IS TO CERTIFY THAT  CHATTEM Inc.
                            -------------------------------------------
    IS THE REGISTERED HOLDER OF  Six Hundred Fifty-One Thousand
                                ---------------------------------------
         Eight Hundred Sixteen (651,816)       PREFERENCE SHARES OF
     ------------------------------------------
                                CHATTEM (CANADA) INC.
    THE CLASS OR SERIES OF SHARES REPRESENTED BY THIS CERTIFICATE HAS RIGHTS, PRIVILEGES, RESTRICTIONS OR CONDITIONS ATTACHED THERETO AND THE CORPORATION WILL FURNISH TO THE HOLDER, ON DEMAND AND WITHOUT CHARGE, A FULL COPY OF THE TEXT OF,

    (i) THE RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHED TO THE SAID SHARES AND TO EACH CLASS AUTHORIZED TO BE ISSUED AND TO EACH SERIES INSOFAR AS THE SAME HAVE BEEN FIXED BY THE DIRECTORS, AND

    (ii) THE AUTHORITY OF THE DIRECTORS TO FIX THE RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS OF SUBSEQUENT SERIES, IF APPLICABLE.


         RESTRICTIONS ON TRANSFER. THERE ARE RESTRICTIONS ON THE RIGHT TO TRANSFER THE SHARES REPRESENTED BY THIS CERTIFICATE.

              IN WITNESS WHEREOF THE CORPORATION HAS CAUSED THIS CERTIFICATE
    [SEAL] TO BE SIGNED BY ITS DULY AUTHORIZED OFFICERS THIS 29th DAY OF April, 1996.

                                                 /s/ Janis Apse
               ----------------------            ---------------------------


--------------------------------------------------------------------------------

                                     NO PAR VALUE

                                 STOCK TRANSFER POWER

    For value received, the undersigned sells, assigns and transfers unto _____________________ 3,687,816 shares of the Preferred Stock of Chattem (Canada) Inc., a Canadian corporation, standing in the name of the undersigned on the books of such corporation and represented by certificate numbers 2 and 4 herewith, and the undersigned irrevocably constitutes and appoints NationsBank, N.A., as Agent as its attorney to transfer such stock on the books of such corporation with full power of substitution in the premises.

                                       CHATTEM, INC.


                                       By: /s/ Robert E. Bosworth
                                           --------------------------------

                                       Title:
                                              -----------------------------

Witness:

/s/ Nancy B. Chastain
--------------------------

Dated:
      --------------------

--------------------------------------------------------------------------------

                   CERTIFICATE NO.   12    NUMBER OF SHARES  13200
                                  ---------                --------
                          Chattem (UK)                      LIMITED
                   -----------------------------------------

   CAPITAL --- L6,100,000 DIVIDED INTO 100,000 ORD, 6,000,000 PREF SHARES OF L1 EACH THIS IS TO CERTIFY THAT CHATTEM INC. of 1715 West 38th Street, Chattanooga, Tennessee 37409, USA IS THE REGISTERED HOLDER of Thirteen Thousand and two hundred ordinary shares of ONE POUND FULLY PAID NUMBERED 2 TO 13,201 INCLUSIVE IN THE ABOVE-NAMED COMPANY, SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SAID COMPANY.

GIVEN UNDER THE COMMON SEAL OF THE SAID COMPANY
THE  15th   DAY OF   June  1994
                                          [SEAL]

    -----------------------
                             DIRECTORS      For and on behalf of
    -----------------------                MITRE SECRETARIES LIMITED
                                          ------------------------------------

TRANSFER OF PART OR WHOLE OF THE SHARES REPRESENTED BY THIS CERTIFICATE CANNOT BE RECOGNISED UNLESS THE CERTIFICATE IS DEPOSITED AT THE COMPANY'S REGISTERED OFFICE.

                                 STOCK TRANSFER POWER

    For value received, the undersigned sells, assigns and transfers unto _______________________ 13,200 shares of the Common Stock of Chattem (U.K.) Limited, a _______________ corporation, standing in the name of the undersigned on the books of such corporation and represented by certificate number 12 herewith, and the undersigned irrevocably constitutes and appoints NationsBank, N.A., as Agent as its attorney to transfer such stock on the books of such corporation with full power of substitution in the premises.

                                            CHATTEM, INC.


                                            By:  /s/ Robert E. Bosworth
                                                ---------------------------
                                            Title:
                                                   ------------------------

Witness:

/s/ Nancy B. Chastain
--------------------------

Dated:
      --------------------

--------------------------------------------------------------------------------

                 CERTIFICATE NO.   14    NUMBER OF SHARES  1,949,042
                                ---------                -----------
                          CHATTEM (UK)                       LIMITED
                 --------------------------------------------

 CAPITAL --- L6,100,000 DIVIDED INTO 100,000 ORDINARY 6,000,000 PREFERENCE SHARES OF L1 EACH THIS IS TO CERTIFY THAT CHATTEM INC. OF 1715 WEST 38TH STREET, CHATTANOOGA, TENNESSEE 37409, USA IS THE REGISTERED HOLDER OF ONE MILLION NINE HUNDRED AND FORTY NINE THOUSAND AND FORTY TWO PREFERENCE SHARE OF ONE POUND FULLY PAID NUMBERED 1 TO 1,949,042 INCLUSIVE IN THE
ABOVE-NAMED COMPANY, SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SAID COMPANY.

GIVEN UNDER THE COMMON SEAL OF THE SAID COMPANY
THE 8th DAY OF JULY 1994
                                          [SEAL]

    -----------------------
                             Directors      For and on behalf of
    -----------------------                MITRE SECRETARIES LIMITED
                                          ------------------------------------

                                                     Director

TRANSFER OF PART OR WHOLE OF THE SHARES REPRESENTED BY THIS CERTIFICATE CANNOT BE RECOGNISED UNLESS THE CERTIFICATE IS DEPOSITED AT THE COMPANY'S REGISTERED OFFICE.

                                 STOCK TRANSFER POWER

    For value received, the undersigned sells, assigns and transfers unto _______________________ 1,949,042 shares of the Preferred Stock of Chattem (U.K.) Limited, a _______________ corporation, standing in the name of the undersigned on the books of such corporation and represented by certificate number 14 herewith, and the undersigned irrevocably constitutes and appoints NationsBank, N.A., as Agent as its attorney to transfer such stock on the books of such corporation with full power of substitution in the premises.

                                            CHATTEM, INC.


                                            By:  /s/ Robert E. Bosworth
                                                ---------------------------
                                            Title:
                                                   ------------------------

Witness:

/s/ Nancy B. Chastain
--------------------------

Dated:
      --------------------

--------------------------------------------------------------------------------
    NUMBER                                                        SHARES
      1                     INCORPORATED UNDER THE LAWS OF      **40,000**

                                     THE STATE OF
                                       DELAWARE

                                       [LOGO]

                                     ELCAT, INC.
                    13.125% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                               $125 par value per share



    THIS CERTIFIES THAT Chattem,Inc. IS THE OWNER OF *** forty thousand (40,000) *** FULLY PAID AND NON-ASSESSABLE SHARES OF THE CAPITAL STOCK OF THE ABOVE NAMED CORPORATION TRANSFERABLE ONLY ON THE BOOKS OF THE CORPORATION BY THE HOLDER HEREOF IN PERSON OR BY DULY AUTHORIZED ATTORNEY UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED.

[SEAL] IN WITNESS WHEREOF, THE SAID CORPORATION HAS CAUSED THIS CERTIFICATE TO BE SIGNED BY ITS DULY AUTHORIZED OFFICERS AND ITS CORPORATE AND TO BE HEREUNTO AFFIXED THIS 26th DAY OF May A.D. 1995

         /s/David Blum                           /s/John M. Scansaroli
         -------------------------------         ----------------------------
         David Blum  SECRETARY/TREASURER         John Scansaroli  PRESIDENT

                                 STOCK TRANSFER POWER

    For value received, the undersigned sells, assigns and transfers unto ___________________ 40,000 shares of 13.125% Cumulative Convertible Preferred Stock of Elcat, Inc., a Delaware corporation, standing in the name of the undersigned on the books of such corporation and represented by certificate number 1 herewith, and the undersigned irrevocably constitutes and appoints NationsBank, N.A., as Agent as its attorney to transfer such stock on the books of such corporation with full power of substitution in the premises.

                                            CHATTEM, INC.



                                            By: /s/Robert E. Bosworth
                                                ---------------------------
                                            Title:
                                                   ------------------------

Witness:

/s/Nancy B. Chastain
--------------------------

Dated:
     --------------------

CLOSING DOCUMENTS
------------------------------------------------------------------------------
                        $61,500,000.00 CREDIT FACILITIES

                                  BY AND AMONG

                                 CHATTEM, INC.,
                                  AS BORROWER

                                      AND

                   THE DOMESTIC SUBSIDIARIES OF THE BORROWER,
                                 AS GUARANTORS

                                      AND

                               NATIONSBANK, N.A.,
                                    AS AGENT

                                      AND

                                  THE LENDERS

                                 APRIL 29, 1996
------------------------------------------------------------------------------
VOLUME 2 OF 2                                          MOORE & VAN ALLEN, PLLC

                           Index - Closing Documents

                       $61,500,000.00 Credit Facilities

                     dated as of April 29, 1996 by and among

                            Chattem, Inc., Borrower

                                      and

             The Domestic Subsidiaries of the Borrower, Guarantors

                                      and

                           NationsBank, N.A., Agent

                                      and

                                  the Lenders
------------------------------------------------------------------------------

LOAN DOCUMENTS                                                             TAB
                                                                           ---

Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

Working Capital Credit Agreement . . . . . . . . . . . . . . . . . . . .     2

Revolving Loan Notes . . . . . . . . . . . . . . . . . . . . . . . . . .     3
      -   NationsBank, N.A.
      -   The First National Bank of Chicago
      -   Creditanstalt Bankverein
      -   First American National Bank

Tranche A Term Loan Notes. . . . . . . . . . . . . . . . . . . . . . . .     4
      -   NationsBank, N.A.
      -   The First National Bank of Chicago
      -   Creditanstalt Bankverein
      -   First American National Bank

Tranche B Term Loan Notes. . . . . . . . . . . . . . . . . . . . . . . .     5
      -   NationsBank, N.A.
      -   Creditanstalt Bankverein
      -   Prime Income Trust/Dean Witter
      -   Van Kampen American Capital Prime Rate Income Trust

Revolving Loan Notes - Working Capital Facility. . . . . . . . . . . . .     6
      -   NationsBank, N.A.
      -   The First National Bank of Chicago
      -   Creditanstalt Bankverein
      -   First American National Bank

COLLATERAL DOCUMENTS - PERSONAL PROPERTY

Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

Aircraft Mortgage and Security Agreement . . . . . . . . . . . . . . . .     8

Assignment of Cash Collateral and Security Agreement . . . . . . . . . .     9

Pledge Agreement.. . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

Stock Certificates and Stock Powers. . . . . . . . . . . . . . . . . . .    11
      -   Signal Investment & Management Co.
      -   Chattem (Canada) Inc.
      -   Chattem (U.K.) Limited
      -   Elcat, Inc.

UCC-1 Financing Statements . . . . . . . . . . . . . . . . . . . . . . .    12
      A.  CHATTEM, INC.
      -   Tennessee Secretary of State
            (File copy not available at time of binding)
      -   California Secretary of State
      -   New Jersey Secretary of State
      -   Hawaii Bureau of Conveyances
      -   Rhode Island Secretary of State
      -   New York Secretary of State
      -   Orange County, New York
      -   Cortland County, New York
      -   North Carolina Secretary of State
      -   Iredell County, North Carolina
      -   Wisconsin Secretary of State
      -   Illinois Secretary of State
      -   Walker County, Georgia
      -   Rockdale County, Georgia
      -   Fulton County, Georgia
      -   Ohio Secretary of State
      -   Montgomery County, Ohio
      -   Butler County, Ohio
      -   Michigan Secretary of State

      -   Virginia State Corporate Commission
      -   Henrico County, Virginia
      -   Richmond City, Virginia
      -   Mississippi Secretary of State
            (File copy not available at time of binding)
      -   DeSoto County, Mississippi

      B.  SIGNAL INVESTMENT & MANAGEMENT CO.
      -   Delaware Secretary of State
      -   Tennessee Secretary of State
            (File copy not available at time of binding)

Notice of Security Interest in Patents and Trademarks (Domestic). . . . . .   13
      -   Chattem, Inc.
      -   Signal Investment & Management Co.

Notice of Security Interest in Trademarks (Canadian). . . . . . . . . . . .   14
      -   Chattem, Inc.
      -   Signal Investment & Management Co.

COLLATERAL DOCUMENTS - REAL PROPERTY

Fee Property - Chattanooga, Tennessee . . . . . . . . . . . . . . . . . . .   15
      -   Deed of Trust and Security Agreement
      -   Title Insurance Policy
      -   UCC Fixture Filing
      -   Zoning Letter
      -   Survey/Flood Certification

Landlord/Bailee Waivers . . . . . . . . . . . . . . . . . . . . . . . . . .   16
      -   Tennessee   (Landlord/Phase I, Phase II-A and Phase II-B,
                      South Broad Street Center, and 3110 South Broad
                      Street, Chattanooga)
      -   Tennessee   (Bailee/520 West 38th Street, Chattanooga)
      -   California  (Bailee/1651 South Carlos Avenue, Ontario)

CORPORATE DOCUMENTS

Secretary's Certificate including Incumbency Certificate
      of Chattem, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
          -   Articles of Incorporation
          -   Bylaws
          -   Resolutions
          -   Good Standing Certificate

Secretary's Certificate including Incumbency Certificate
      of Signal Investment & Management Co. . . . . . . . . . . . . . . .   18
          -   Articles of Incorporation
          -   Bylaws
          -   Resolutions
          -   Good Standing Certificate

Officer's Certificate of Borrower . . . . . . . . . . . . . . . . . . . .   19

OTHER

First Chicago Termination Letter. . . . . . . . . . . . . . . . . . . . .   20

Miller & Martin Legal Opinion . . . . . . . . . . . . . . . . . . . . . .   21

Lytle, Soule & Curlee Legal Opinion . . . . . . . . . . . . . . . . . . .   22

Hart-Scott-Rodino Letter. . . . . . . . . . . . . . . . . . . . . . . . .   23

Solvency Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

Certified Copy of Subordinated Debt Documents . . . . . . . . . . . . . .   25

Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .   26
      (a) Consent of Martin Himmel, Inc. and Jeffrey S. Himmel to collateral assignment of Purchase Agreement
      (b) Consent of Pharma Tech Industries, Inc. to collateral assignment of Manufacturing Agreement
      (c) Consent of The Woolfoam Corporation to collateral assignment of the Asset Sale and Purchase Agreement and of the Inventory Purchase and Sale and Manufacturing Agreement

POST-CLOSING ASSIGNMENT

Assignment Agreement between NationsBank, N.A. and Ceres Finance Ltd. . .   27

Tranche B Term Loan Note. . . . . . . . . . . . . . . . . . . . . . . . .   28
      -   Ceres Finance Ltd.

CSC REFERENCE #//MOORE1//96-000163//5//1

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      TENNESSEE
Filing Office:     Secretary of State, Tennessee

PRINCIPAL          COUNT     PRINCIPAL NAME
---------------    -----     --------------------------------------------

SECURED PARTY        1       NationsBank, N.A., as Agent
DEBTOR               1       Chattem, Inc.

This FINANCING STATEMENT is presented to a filing officer for filing pursuant
to the Uniform Commercial Code:                                                     3 Maturity date (if any):
-------------------------------------------------------------------------------------------------------------------------------
Debtor (Last Name First) and address(es)    2 Secured Party(ies) and address(es)    For Filing Officer (Date, Time, Number, and
                                                                                    Filing Office)
Chattem, Inc.                               NationsBank, N.A., as Agent
1715 West 38th Street                       Independence Center, 15th Floor,
Chattanooga, TN 37409                       Agency Services, NC1-001-15-04,
SS/FEI #: 62-0156300                        101 North Tryon Street
                                            Charlotte, NC 28255
-------------------------------------------------------------------------------------------------------------------------------

1 This financing statement covers the following types (or items) of property:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

** Recording tax on indebtedness in the amount of $61,500,000 was paid to Hamilton County Register of Deeds with the recording of a Deed of Trust and Security Agreement. Receipt No. 839051 is attached hereto.

-------------------------------
  ASSIGNEE OF SECURED PARTY

                                  CSC REFERENCE #//MOORE1//96-000163//5//1
                                  MAXIMUM PRINCIPAL INDEBTEDNESS FOR TENNESSEE
                                  RECORDING TAX PURPOSES IS $61,500,000**
-------------------------------
                                  THIS INSTRUMENT PREPARED BY
                                                             ------------------

     Check /X/ if covered:       /X/ Proceeds of Collateral are also covered     /X/ Products of Collateral are also covered

No. of additional Sheets presented: 9
-------------------------------------------------------------------------------------------------------------------------------

Filed with: SOS, Tennessee
-------------------------------------------------------------------------------------------------------------------------------



 .....................................    ......................................
Chattem, Inc.

     /s/ Robert E. Bosworth, EVP
19...................................    19....................................
      Signature(s) of Debtor(s)             Signature(s) of Secured Party(ies)

(1) Filing Officer Copy - Alphabetical

                         CHATTANOOGA, TENNESSEE 37402


------------------------------------------------------------------------------
  DATE         SYMBOL         VALUATION          TAX AND FEES       TOTAL PAID
------------------------------------------------------------------------------
04/30/96        MORT        61,500,000.00                                      B
04/30/96        T/DD                                  68.00                    B
04/30/96        MTAX                              70,722.70                    B
04/30/96        PFEE                                   1.00        **70,791.70 B


------------------------------------------------------------------------------
               RECEIPT IS NOT VALID UNTIL CHECK IS PAID BY BANK
------------------------------------------------------------------------------

                              OFFICIAL RECEIPT


------------------------------------------------------------------------------
------------------------------------------------------------------------------
CONV-CONVEYANCE       CC-CERTIFIED COPY                MISC-MISCELLANEOUS
MTG-MORTGAGE          AR-ACCOUNTS RECEIVABLE           STXC-STATE TAX CONVEY
WD-WARRANTY DEED      UCC-UNIFORM COMMERCIAL CODE      STXM-STATE TAX MORTGAGE
TD-TRUST DEED         PLAI-PLATS                       PFEE-PROBATE FFCS
                      TAPE-TAPLS

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//4//l

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      CALIFORNIA
Filing Office:     Secretary of State, California


PRINCIPAL        COUNT             PRINCIPAL NAME
--------------   -----             ---------------------------------------------
SECURED PARTY     1                NationsBank, N.A., as Agent
DEBTOR            1                Chattem, Inc.


This FINANCING STATEMENT is presented for filing and will remain effective with certain exceptions for a period of five years from the date of filing pursuant to section 9403 of the California Uniform Commercial Code.
-------------------------------------------------------------------------------------|---------------------------------------
1. DEBTOR  (LAST NAME FIRST - IF AN INDIVIDUAL)                                      |1A. SOCIAL SECURITY OR FEDERAL TAX NO.
Chattem, Inc.                                                                        |   62-0156300
--------------------------------------------------------|----------------------------|-------------------|-------------------
1B. MAILING ADDRESS                                     | 1C. CITY, STATE                                |1D. ZIP CODE
1715 West 38th Street                                   |  Chattanooga, TN                               |37409
--------------------------------------------------------|----------------------------|-------------------|-------------------
2. ADDITIONAL DEBTOR  (IF ANY)  (LAST NAME FIRST - IF AN INDIVIDUAL)                 |2A. SOCIAL SECURITY OR FEDERAL TAX NO.
                                                                                     |
--------------------------------------------------------|----------------------------|-------------------|-------------------
2B. MAILING ADDRESS                                     | 2C. CITY, STATE                                | 2D. ZIP CODE
                                                        |                                                |
--------------------------------------------------------|----------------------------|-------------------|-------------------
3. DEBTOR'S TRADE NAMES OR STYLES   (IF ANY)                                         |3A. FEDERAL TAX NUMBER
                                                                                     |
=====================================================================================|=======================================
4. SECURED PARTY                                                                     |4A. SOCIAL SECURITY NO., FEDERAL TAX NO.
                                                                                     |    OR BANK TRANSIT AND A.B.A. NO.
   NAME  NationsBank, N.A., as Agent                                                 |
   MAILING ADDRESS  Independence Ctr., 15th Fl., 101 N. Tryon St.                    |
   CITY  Charlotte                            STATE  NC              ZIP CODE 28255  |
-------------------------------------------------------------------------------------|---------------------------------------
5. ASSIGNEE OF SECURED PARTY         (IF ANY)                                        |5A. SOCIAL SECURITY NO., FEDERAL TAX NO.
                                                                                     |    OR BANK TRANSIT AND A.B.A. NO.
   NAME                                                                              |
   MAILING ADDRESS                                                                   |
   CITY                                       STATE                  ZIP CODE        |
-------------------------------------------------------------------------------------|---------------------------------------
6. This FINANCING STATEMENT covers the following types or items of property (include description of real property on which located and owner or record when required by instruction 4).

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment,"
and "goods" as such items are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on
Exhibit A attached hereto and made a part hereof.






                                                                      CSC REFERENCE #//MOORE1//96-000163//4//l
------------------|--------------------------------|-------------------------------------------------------------------------
7. CHECK     /X/  |7A. /X/ PRODUCT OF COLLATERAL   |7B. DEBTOR(S) SIGNATURE NOT REQUIRED IN ACCORDANCE WITH
   IF APPLICABLE  |        ARE ALSO COVERED        |    INSTRUCTION 5(a) ITEM:
                  |                                |      / / (1)      / / (2)      / / (3)      / / (4)
------------------|--------------------------------|-------------------------------------------------------------------------
8. CHECK    /X/   |   / /DEBTOR IS A "TRANSMITTING UTILITY" IN ACCORDANCE WITH UCC SECTION 9105 (1) (n)
   IF APPLICABLE  |
------------------|---------------------------------------------------||---|-------------------------------------------------
9. Chattem, Inc.                                       DATE:          || C |10. THIS SPACE FOR USE OF FILING OFFICER
                                                                      || O |    (DATE, TIME, FILE NUMBER
>> /s/ ROBERT E. BOSWORTH, EVP                              4-29-96   || D |    AND FILING OFFICER)
SIGNATURE(S) OF DEBTORS(S)                                            || E |
----------------------------------------------------------------------||---|
                                                                      || 1 |
                                                                      ||   |
                                                                      || 2 |
TYPE OR PRINT NAME(S) OF DEBTOR(S)                                    ||   |             9612460418
----------------------------------------------------------------------|| 3 |
                                                                      ||   |             [BAR CODE]
                                                                      || 4 |
>>                                                                    ||   |             [BAR CODE]
SIGNATURE(S) OF SECURED PARTY(IES)                                    || 5 |
----------------------------------------------------------------------||   |
                                                                      || 6 |
                                                                      ||   |
TYPE OR PRINT NAME(S) OF SECURED PARTY(IES)                           || 7 |
======================================================================||   |
RETURN COPY TO                                                        || 8 |                FILED
                                                           __         ||   |            SACRAMENTO, CA
NAME         CSC NETWORKS                                    |        || 9 |          MAY 02, 1996 AT 1628
ADDRESS      1455 RESPONSE ROAD, SUITE 250                            ||   |
CITY         SACRAMENTO, CA 95815                                     || 0 |              BILL JONES
STATE                                                                 ||   |         SECRETARY OF STATE
             ACCT. #P6-0000-743-9                          __|        ||   |
======================================================================||   |
                                       FORM 8CC-1___                  ||   |
Filing officer is requested to note file                              ||   |
number, date and hour of filing on this                               ||   |
copy and return to the above party. APPROVED BY THE SECRETARY OF STATE||   |
======================================================================||===|=================================================
   (2) FILING OFFICER COPY-ACKNOWLEDGEMENT                                                    CSC NETWORKS
                                                                                              375 HUDSON STREET, NY, NY 10014

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//l//12

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      NEW JERSEY
Filing Office:     Secretary of State, New Jersey

PRINCIPAL            COUNT   PRINCIPAL NAME
--------------       -----   ---------------------------------------------
SECURED PARTY          1     NationsBank, N.A., as Agent
DEBTOR                 1     Chattem, Inc.

----------------------------------------------------------------------------------------|----------------------------------------
This FINANCING STATEMENT is presented to a Filing Officer for filing purusant           |
to the Uniform Commercial Code                                                          | Maturity date (if any):
-------------------------------|---|----------------------------------------------------|-------|--------------------------------
       FOR OFFICE USE ONLY     |   |Debtor(s) Name (Last Name, First) Complete Address          | Maturity date (if any):
                               |   |Chattem, Inc.                                               | -----------------------
                               |   |1715 West 38th Street                                       |
                               |   |Chattanooga, TN 37409                                       |--------------------------------
                               |   |SS/FEI #: 62-0156300                                        |       FOR OFFICE USE ONLY
                               |   |                                                            |
                               |   |                                                            |
                               |   |                                                            |
                               |   |------------------------------------------------------------|
                               |   |Secured Party(ies) and Complete Address                     |
                               |   |NationsBank, N.A., as Agent                                 |
                               |   |Independence Center, 15th Floor, Agency                     |
                               |   |Services, NC1-001-15-04, 101 North Tryon                    |
                               |   |Street                                                      |
                               |   |Charlotte, NC 28255                                         |
                               |   |                                                            |
                               |   |------------------------------------------------------------|
                               |   |Assignee(s) of Secured Party and Complete Address           |
                               |   |                                                            |
                               |   |                                                            |
                               |   |                                                            |
                               |   |                                                            |
                               |   |                                                            |
                               |   |                                                            |
                               |   |                                                            |
-------------------------------|---|------------------------------------------------------------|--------------------------------
     This financing statement covers the following types (or items) of property:
All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposits accounts,"
"equipment," and all "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.










                                                                          CSC REFERENCE #//MOORE1//96-000163//l//12
---------------------------------------------------------------------------------------------------------------------------------
   When collateral is crops or fixtures complete this portion of form.
   a. Descripton of real estate (Sufficient to identify the property).







    b. Name and complete address of record owner.



-----------------------------------------------------------------------------------------------|---------------------------------
a. (X) Proceeds of Collateral are also covered. b. (X) Products of Collateral are also covered.| No. of additional sheets
                                                                                               | presented. (8)
---------------------------------------------------------------------------------------------------------------------------------
(  ) Filed with Register of Deeds and Mortgages of                                     County.          (X) Secretary of State
(  ) Filed with the County Clerk of                                                            County.
---------------------------------------------------------------------------------------------------------------------------------
                                                  TERMINATION STATEMENT

This statement of termination of financing is presented to a Filing Officer for filing pursuant to the Uniform Commercial Code.
The secured Party certifies that the Secured Party no longer claims a security interest under the financing statement bearing the file number above.



/s/ ROBERT E. BOSWORTH, EVP
                                                                                       ------------------------------------------

Dated:                                  19
      ---------------------------------   -------                                      ------------------------------------------
                                                                                       (Signature(s) of Secured or Assignee or
                                                                                       Record-Not valid until signed)
FILING OFFICER COPY - ACKNOWLEDGMENT - Filing Officer is requested to no file number, date and hour of filing on this copy and return it to the person, as an acknowledgment.
---------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//5

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     HAWAII
Filing Office:    Bureau of Conveyances, Hawaii

PRINCIPAL          COUNT     PRINCIPAL NAME
-----------        -----     -------------------------------------

SECURED PARTY        1       NationsBank, N.A., as Agent
DEBTOR               1       Chattem, Inc.

                                        R-550
                                                  STATE OF HAWAII
                                               BUREAU OF CONEYANCES
                                                     RECORDED

                                               MAY 03, 1996  02:30 PM
                                                Doc No(s) 96-061797

                                               /s/ CARL T. WATANABE
                                                      ACTING
                                             REGISTRAR OF CONVEYANCES

Type complete address below.
------------------------------------------------------------------------------
Return by Mail (  ) To:              Pickup or will pickup (  )
                          CSC NETWORKS/PHL&FS
                          ------------------------------------------
                          1455 RESPONSE ROAD, SACRAMENTO, CA 95815
                          ------------------------------------------

------------------------------------------------------------------------------
2. Debtor (Last Name First) and Address                   Assignee and Address
Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
SS/FEI #:62-0156300
--------------------------------------------------------
3. Secured Party: Name and Address
NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency Services,
NC1-001-15-04, 101 North Tryon Street
Charlotte, NC 28255
------------------------------------------------------------------------------
5. This Financing Statement covers the following types or items of property:
All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.


                                      CSC REFERENCE #//MOORE1//96-000163//1//5
------------------------------------------------------------------------------
6. Check (x) if applicable: ( ) (if collateral is crops) The above described crops are growing or are to be grown on: ( ) (If collateral is goods which are or are to become fixtures) The above described goods are affixed or to be affixed to:

Record Owner:
             -----------------------------------------------------------------

Record Lessee:
              ----------------------------------------------------------------

------------------------------------------------------------------------------
7. Check (x) if applicable: (x) Proceeds (x) Products of collateral are also covered
------------------------------------------------------------------------------
8. This statement is filed without the debtor's signature to perfect a security interest in collateral:
   (  ) which is already subject to a security interest in another jurisdiction when it was brought to this state, or;
   ( ) which is proceeds of the original collateral described above in which a security interest was perfected.


------------------------------------         ---------------------------------
Chattem, Inc.
By /s/ Robert E. Bosworth, EVP              By
  ----------------------------------           -------------------------------
   Signature(s) of Debtor(s)(only                 Signature(s) of Secured
   on amendment)                                       Party(ies)

                                                            FILING OFFICER COPY

                                 STATE OF HAWAII

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//19

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     RHODE ISLAND
Filing Office:    Secretary of State, Rhode Island

PRINCIPAL          COUNT     PRINCIPAL NAME
-----------        -----     -------------------------------------

SECURED PARTY        1       NationsBank, N.A., as Agent
DEBTOR               1       Chattem, Inc.

---------------------------------------------------------------------------------------------------------------------------------

This FINANCING STATEMENT is presented to THE SECRETARY OF STATE for filing pursuant to the Uniform Commercial Code.

1.Debtor(s)    (Last Name First)    and address(es)             2. Secured Party(ies) and address(es)

Chattem, Inc.                                                   NationsBank, N.A., as Agent
1715 West 38th Street                                           Independence Center, 15th Floor,
Chattanooga, TN  37409                                          Agency Services, NC1-001-15-04, 101
SS/FEI #: 62-0156300                                            North Tryon Street
                                                                Charlotte, NC 28255

--------------------------------------------------------------------------------------------------------
3. This financing statement covers the following types (or items) of property:
   All "accounts," "inventory," "general intangibles," "chattel paper," "documents,"
   "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the
   foregoing as more particularly described on Exhibit A attached hereto and made a part                  FOR FILING OFFICER USE
   hereof.                                                                                                -----------------------


                                                                                        CSC REFERENCE #//MOORE1//96-000163//1//19


 Check /X/ if covered: /X/ Proceeds of Collateral are also covered  /X/ Products of Collateral are also covered
---------------------------------------------------------------------------------------------------------------------------------
          Filed with:  SOS, Rhode Island
---------------------------------------------------------------------------------------------------------------------------------
                                                  TERMINATION STATEMENT

This statement of termination of financing is presented to a filing officer for filing pursuant to the Uniform Commercial Code.
The Secured Party certifies that the Secured Party no longer claims a security interest under the financing statement bearing the file number shown above.  (Filing Fee $4.00).

                                                                 ----------------------------------------------------------------

Dated:                                            19             By:
      -------------------------------------------   --------         -------------------------------------------------------------
                                                                     (Signature of Secured Party or Assignee of Record -
                                                                      Not Valid until signed)

       (3) FILING OFFICER COPY - ACKNOWLEDGMENT - FILING OFFICER IS REQUESTED TO NOTE FILE NUMBER, DATE AND HOUR OF
           FILING ON THIS COPY AND RETURN IT TO THE PERSON FILING, AS AN ACKNOWLEDGMENT.

---------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//6//3

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      NEW YORK
Filing Office:     Department of State, New York

PRINCIPAL       COUNT       PRINCIPAL NAME
-------------   -----       ---------------------------
SECURED PARTY     1         NationsBank, N.A., as Agent
DEBTOR            1         Chattem, Inc.

                            STATE OF NEW YORK
                           DEPARTMENT OF STATE
                          ALBANY, NY 12231-0001

ALEXANDER F. TREADWELL                                    FILING ACKNOWLEDGMENT
 SECRETARY OF STATE

RETURN TO CUSTOMER SERVICE COUNTER                            MAY 14, 1996

CSC NETWORKS
500 CENTRAL AVENUE
ALBANY, NY 12206

Attached is the acknowledgment copy of your recently submitted filing. This document has been filed with the New York State Department of State, Uniform Commercial Code Division.

The UCC-1 Financing Statement has been assigned Filing Number: 096149, Filing
Date: 05/13/1996 and is currently reflected in our automated database as follows:

DEBTOR'S NAME & ADDRESS
-----------------------

CHATTEM, INC.
1715 WEST 38TH STREET
CHATTANOOGA, TN 37409

SECURED PARTY'S NAME AND ADDRESS
--------------------------------

NATIONSBANK N.A., AS AGENT
INDEPENDENCE CENTER, 15TH FLOOR, AGENCY SERVICES
NC1-001-15-04, 101 NORTH TRYON STREET
CHARLOTTE, NC 28255

This Filing will lapse on 05/13/2001 unless continued or terminated. We encourage filers to take full advantage of the six-month window of opportunity in which to file UCC-3 continuations. Submission of your documents at the onset of the six-month window will allow ample time to rectify potential filing errors and help to assure timely recording of your filing.

If you have any concerns regarding the way this document is recorded, please contact one of our Customer Service Representatives at (518) 432-2733, or respond in writing to the UCC Data Processing Unit at the address indicated above.

Sincerely,

Uniform Commercial Code Division                       REF #: 521329
Data Processing Unit

-------------------------------------------------------------------------------
This FINANCING STATEMENT is presented to a Filing Officer   No. of Additional
for filing pursuant to the Uniform Commercial Code.         Sheets Presented: 8
-------------------------------------------------------------------------------
(1) Debtor(s)  (Last Name First) and Address(es):

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
SS/FEI #: 62-0156300

-------------------------------------------------------------------------------
(2) Secured Party(ies)  (Names(s) and Address(es):

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency
Services, NC1-001-15-04, 101 North
Tryon Street
Charlotte, NC 28255

-------------------------------------------------------------------------------
(3) / / The Debtor is a transmitting utility.
-------------------------------------------------------------------------------
(4) For Filing Officer: Date, Time, No. Filing Office

-------------------------------------------------------------------------------
(5) This Financing Statement covers the following types (or items) of property. All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

/X/ Products of the Collateral are also covered.
-------------------------------------------------------------------------------
(6) Assignee(s) of Secured Party and Address(es)

-------------------------------------------------------------------------------
(7) / / The described crops are growing or to be grown on:*
    / / The described goods are or are to be affixed to:*
    / / The lumber to be cut or minerals or the like (including oil and gas)
        is on:*
        *(Describe Real Estate Below)
-------------------------------------------------------------------------------
(8)Describe Real Estate Here:         / / This statement is to indexed in the
                                          Real Estate Records:

No. & Street       Town or City      County       Section       Block      Lot
-------------------------------------------------------------------------------
(9) Name of a Record Owner

-------------------------------------------------------------------------------
(10) This statement is filed without the debtor's signature to perfect a security interest in collateral (check appropriate box)

     / / under a security agreement signed by debtor authorizing secured party to file this statement, or
     / / which is proceeds of the original collateral described above in which a security interest was perfected, or
     / / acquired after a change of name, identity or corporate structure of the debtor, or / / as to which the filing has lapsed, or already subject to a security interest in another jurisdiction:
         / / when the collateral was brought into the state, or / / when the debtor's location was changed to this state.

----------------------------------     ----------------------------------------
Chattem, Inc.

By /s/ Robert E. Bosworth, EVP         By
  --------------------------------       --------------------------------------
      Signature(s) of Debtor(s)            Signature(s) of Secured Party(ies)

(1) Filing Officer Copy = Numerical

CSC REFERENCE #//MOORE1//96-000163//6//3
(6/82) STANDARD FORM - FORM UCC-1 -
Approved by the Secretary of State of New York
-------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//6//5

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      NEW YORK
Filing Office:     County Clerk, Orange

PRINCIPAL       COUNT       PRINCIPAL NAME
-------------   -----       ---------------------------
SECURED PARTY     1         NationsBank, N.A., as Agent
DEBTOR            1         Chattem, Inc.

-------------------------------------------------------------------------------
This FINANCING STATEMENT is presented to a Filing Officer   No. of Additional
for filing pursuant to the Uniform Commercial Code.         Sheets Presented: 0
-------------------------------------------------------------------------------
(1) Debtor(s)  (Last Name First) and Address(es):

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
SS/FEI #: 62-0156300

-------------------------------------------------------------------------------
(2) Secured Party(ies)  (Names(s) and Address(es):

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency
Services, NC1-001-15-04, 101 North
Tryon Street
Charlotte, NC 28255

-------------------------------------------------------------------------------
(3) / / The Debtor is a transmitting utility.
-------------------------------------------------------------------------------
(4) For Filing Officer: Date, Time, No. Filing Office
                                   01885
-------------------------------------------------------------------------------
(5) This Financing Statement covers the following types (or items) of property. All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

/X/Products of the Collateral are also covered.
-------------------------------------------------------------------------------
(6) Assignee(s) of Secured Party and Address(es)

-------------------------------------------------------------------------------
(7) / / The described crops are growing or to be grown on:*
    / / The described goods are or are to be affixed to:*
    / / The lumber to be cut or minerals or the like (including oil and gas)
        is on:*
        *(Describe Real Estate Below)
-------------------------------------------------------------------------------
(8) Describe Real Estate Here:        / / This statement is to indexed in the
                                          Real Estate Records:

No. & Street       Town or City      County       Section       Block      Lot
-------------------------------------------------------------------------------
(9) Name of a Record Owner

-------------------------------------------------------------------------------
(10) This statement is filed without the debtor's signature to perfect a security interest in collateral (check appropriate box)

     / / under a security agreement signed by debtor authorizing secured party to file this statement, or
     / / which is proceeds of the original collateral described above in which a security interest was perfected, or
     / / acquired after a change of name, identity or corporate structure of the debtor, or / / as to which the filing has lapsed, or already subject to a security interest in another jurisdiction:
         / / when the collateral was brought into the state, or / / when the debtor's location was changed to this state.

----------------------------------     ----------------------------------------
Chattem, Inc.

By /s/ Robert E. Bosworth, EVP         By
  --------------------------------       --------------------------------------
      Signature(s) of Debtor(s)            Signature(s) of Secured Party(ies)

(2) FILING OFFICER COPY - ACKNOWLEDGEMENT
CSC REFERENCE #//MOORE1//96-000163//6//5
(5/82) STANDARD FORM - FORM UCC-1 -
Approved by the Secretary of State of New York
-------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//6//4

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      NEW YORK
Filing Office:     County Clerk, Cortland

PRINCIPAL        COUNT   PRINCIPAL NAME
--------------   -----   --------------------------------------------

SECURED PARTY      1     NationsBank, N.A., as Agent
DEBTOR             1     Chattem, Inc.

-------------------------------------------------------------------------------
This FINANCING STATEMENT is presented to a Filing Officer   No. of Additional
for filing pursuant to the Uniform Commercial Code:         Sheets Presented: 0
-------------------------------------------------------------------------------
(1) Debtor(s)  (Last Name First) and Address(es)

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
SS/FEI #: 62-0156300

-------------------------------------------------------------------------------
(2) Secured Party(ies)  (Names(s) and Address(es):

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency
Services, NC1-001-15-04, 101 North
Tryon Street
Charlotte, NC 28255

-------------------------------------------------------------------------------
(3) / / The Debtor is a transmitting utility.
-------------------------------------------------------------------------------
(4) For Filing Officer: Date, Time, No. Filing Office
                                   960398
-------------------------------------------------------------------------------
(5) This Financing Statement covers the following types (or items) of property All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

/X/Products of the Collateral are also covered.
-------------------------------------------------------------------------------
(6) Assignee(s) of Secured Party and Address(es)

-------------------------------------------------------------------------------
(7) / / The described crops are growing or to be grown on:*
    / / The described goods are or are to be affixed to:*
    / / The lumber to be cut or minerals or the like (including oil and gas)
        is on:*
        *(Describe Real Estate Below)
-------------------------------------------------------------------------------
(8)Describe Real Estate Here:         / / This statement is to indexed in the
                                          Real Estate Records:

No. & Street       Town or City      County       Section       Block      Lot
-------------------------------------------------------------------------------
(9) Name of a Record Owner

-------------------------------------------------------------------------------
(10) This statement is filed without the debtor's signature to perfect a security interest in collateral (check appropriate box)

     / / under a security agreement signed by debtor authorizing secured party to file this statement, or
     / / which is proceeds of the original collateral described above in which a security interest was perfected, or
     / / acquired after a change of name, identity or corporate structure of the debtor, or / / as to which the filing has lapsed, or already subject to a security interest in another jurisdiction:
         / / when the collateral was brought into the state, or / / when the debtor's location was changed to this state.

----------------------------------     ----------------------------------------
Chattem, Inc.

By /s/ Robert E. Bosworth, EVP         By
  --------------------------------       --------------------------------------
      Signature(s) of Debtor(s)            Signature(s) of Secured Party(ies)

(2) FILING OFFICER COPY - ACKNOWLEDGEMENT
CSC REFERENCE #//MOORE1//96-000163//6//4
(5/82) STANDARD FORM - FORM UCC-1 -
Approved by the Secretary of State of New York
-------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//6//1

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      NORTH CAROLINA
Filing Office:     Secretary of State, North Carolina

PRINCIPAL        COUNT   PRINCIPAL NAME
--------------   -----   --------------------------------------------

SECURED PARTY      1     NationsBank, N.A., as Agent
DEBTOR             1     Chattem, Inc.

-------------------------------------------------------------------------------
THIS FINANCING STATEMENT IS PRESENTED TO A FILING OFFICER   No. of Additional
FOR FILING PURSUANT TO THE UNIFORM COMMERCIAL CODE:         Sheets Presented: 0
-------------------------------------------------------------------------------
(1) Debtor(s)  (Last Name First) and Address(es):
                          (Please Type)

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
SS/FEI #: 62-0156300

-------------------------------------------------------------------------------
(2) Secured Party(ies)  (Names(s) And Address(es):

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency
Services, NC1-001-15-04, 101 North Tryon
Street
Charlotte, NC 28255

-------------------------------------------------------------------------------
(3) (a) / / Collateral is or includes fixtures.
    (b) / / Timber, Minerals or Accounts Subject
to G.S. 25-9-103(5) are covered
    (c) / / Crops Are Growing Or To Be Grown*
On Real Property Described in Section (5).
If either block 3(a) or block 3(b) applies describe
real estate, including record owner(s) in section (5).
-------------------------------------------------------------------------------
(4) Assignee(s) of Secured Party,  Address(es):

-------------------------------------------------------------------------------



For
Filing
Officer
-------------------------------------------------------------------------------
(5) This Financing Statement Covers the Following types (or items) of property.

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.
   * On Farm Collateral Filing, Name County Debtor Resides in
                                                              -----------------
                  (Cannot be Filed unless County is named.)
/X/Products of the Collateral Are Also Covered.
CSC REFERENCE #//MOORE1//96-000163//6//1
-------------------------------------------------------------------------------
(6) Signatures: Debtor(s)                     Secured Party(ies) [or Assignees]

Chattem, Inc.
---------------------------------       ---------------------------------------
                                        By:
                                           ------------------------------------
                                        Signatures of Secured Party Permitted
                                          in Lieu of Debtor's Signature:
By: /s/ Robert E. Bosworth, EVP         (1) Collateral is subject to Security
   ------------------------------           Interest In Another Jurisdiction
Standard Form Approved by N.C.              and /X/
Sec. of State                               / / Collateral is Brought Into This
                                                State
Revised 11-90                               / / Debtor's Location Changed To
                                                This State
                                        (2) For Other Situations See:
                                            G.S. 25-9-402 (2)
     (2) FILING OFFICER COPY - ALPHABETICAL                          UCC-1
-------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//6//2

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      NORTH CAROLINA
Filing Office:     Register of Deeds, Iredell

PRINCIPAL        COUNT   PRINCIPAL NAME
--------------   -----   --------------------------------------------

SECURED PARTY      1     NationsBank, N.A., as Agent
DEBTOR             1     Chattem, Inc.

                                                                                                                            FILE 2ND
------------------------------------------------------------------------------------------------------------------------------------
This FINANCING STATEMENT is presented to a Filing Officer for              No. of Additional
filing pursuant to the Uniform Commercial Code.                            Sheets Presented: 0
----------------------------------------------------------------------------------------------------
(1) Debtor(s) (Last Name First) and Address(es):  (2) Secured Party(ies) (Names(s) And Address(es):
                         (Please Type)
Chattem, Inc.                                     NationsBank, N.A., as Agent
1715 West 38th Street                             Independence Center, 15th Floor, Agency
Chattanooga, TN  37409                            Services, NC1-001-15-04, 101 North Tryon
SS/FEI #: 62-0156300                              Street
                                                  Charlotte, NC  28255                                        IREDELL COUNTY NC

----------------------------------------------------------------------------------------------------
(3)  (a) / / Collateral is or includes fixtures.  (4) Assignee(s) of Secured Party,
     (b) / / Timber, Minerals or Accounts Subject                               Address(es):                  MAY 3 96 9 6 0 7 4 0
to G.S. 25-9-103(5) are covered
     (c) / / Crops Are Growing Or To Be Grown*
On Real Property Described in Section (5).                                                               For
If either block 3(a) or block 3(b) applies                                                               Filing 11:15  AM
describe real estate, including record owner(s)                                                          Officer
in section (5).
------------------------------------------------------------------------------------------------------------------------------------
(5) This Financing Statement Covers the Following types [or items] of property.
 All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

                              * On Farm Collateral Filing, Name County Debtor Resides in ___________________________________________
/x/ Products of the Collateral Are Also Covered. (Cannot be Filed unless County is named.) CSC REFERENCE #//MOORE1//96-000163//6//2
------------------------------------------------------------------------------------------------------------------------------------
TERMINATION STATEMENT:  This Statement of Termination of Financing is presented to a Filing Officer pursuant to the Uniform
Commercial Code.  The Secured Party certifies that the Secured Party no longer claims a security interest under the financing statement bearing the file number shown above (A Termination Statement signed by a person other than the secured party of record must include or be accompanied by the assignment or a statement by the secured party of record that he has assigned the security interest to the signer of the Termination Statement.)

Date                19                            /s/ Tobert E. Bosworth, EVP
     ---------------  -----                       -----------------------------------------------

                                                  By
                                                     --------------------------------------------
                                                       (Signature of Secured Party or Assignee)
Revised 11-90

     (3) Filing Officer Copy - Acknowledgement. Filing Officer
         is requested to note file number, date and hour of filing
         on this copy and return to person filing, as an
         Acknowledgement.
(Scissors)                                                                                                              UCC-1
          --------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//4//4

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      WISCONSIN
Filing Office:     Secretary of State, Wisconsin

PRINCIPAL          COUNT     PRINCIPAL NAME
--------------     -----     --------------------------------------------------

SECURED PARTY        1       NationsBank, N.A., as Agent
DEBTOR               1       Chattem, Inc.

This JCC-1 FINANCING STATEMENT is presented for filing pursuant to the Wisconsin Uniform Commercial Code.

1.  Debtor (Legal Name of Entity Or                 First Name   Middle Initial
    Last Name If An Individual)
    Chattem, Inc.
--------------------------------------------------------------------------------
1A. Mailing Address
    1715 West 38th Street
--------------------------------------------------------------------------------
1B. City, State, Zip Code              1C. Social Security or Federal Tax ID No.
    Chattanooga, TN 37409               62-0156300
--------------------------------------------------------------------------------
2.  Additional Debtor (If Any) (Legal Name Of       First Name   Middle Initial
    Entity Or Last Name If An Individual)

--------------------------------------------------------------------------------
2A. Mailing Address

--------------------------------------------------------------------------------
2B. City, State, Zip Code              2C. Social Security or Federal Tax ID No.

--------------------------------------------------------------------------------
3.  Additional Debtor (If Any) (Legal Name Of       First Name    Middle Initial
    Entity Or Last Name If An Individual)

--------------------------------------------------------------------------------
3A. Mailing Address

--------------------------------------------------------------------------------
3B. City, State, Zip Code              3C. Social Security or Federal Tax ID No.

--------------------------------------------------------------------------------
4.  Secured Party

    Name  NationsBank, N.A., as agent
    Mailing Address Independence Ctr., 15th Fl., 101 N. Tryon St. City, State, Zip Code Charlotte, NC 28255

--------------------------------------------------------------------------------
5.  File With /X/ Secretary of State / / Reg of Deeds ___________________ County
--------------------------------------------------------------------------------
6. No. of Additional Sheets Presented: 8 Attaching additional pages requires non-standard fee.
--------------------------------------------------------------------------------
7. This Financing Statement covers the following types (or items) of Collateral and (7A) if the collateral is crops, the land on which the crops are growing or to be grown.

7B. Proceeds of collateral are covered unless checked / /.

7C. Products of collateral are covered unless checked. / /.

7D. If checked here / / the term"Debtor" refers to a "Lessee", the term
    "Secured Party" refers to a "Lessor" and this filing is made only for informational purposes to provide notice of a personal property lease of the of the following.

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

                                      CSC REFERENCE #//MOORE1//96-000163//4//4
--------------------------------------------------------------------------------
8. Office use only, (Initial Filing - Date, Time, Number, etc.)

            1583872
            Filed A
            96 May 3 AM 9 20
            DOUGLAS LA FOLLETTE
            SECRETARY OF STATE

--------------------------------------------------------------------------------
9.                                       2635
                               ------------------------
                               SUBMITTER ACCOUNT NUMBER

       (For use only with Secretary of State - insert assigned number, if any)

--------------------------------------------------------------------------------
10. Assignee Of Secured Party (if any)

Name

Mailing Address

City

State, Zip Code

--------------------------------------------------------------------------------
11. "Continuing Business Relationship" under S.409.404(1)(C)
     Wis. Stats. exists if checked                                          / /
--------------------------------------------------------------------------------
12.  Chattem, Inc.
   --------------------------------------------------------------
   NAME OF DEBTOR (IF ENTITY)
BY:  /s/ Robert E. Bosworth, EVP
   --------------------------------------------------------------
 Chattem, Inc.
-----------------------------------------------------------------
            SIGNATURE OF INDIVIDUAL DEBTOR

-----------------------------------------------------------------
            SIGNATURE OF INDIVIDUAL DEBTOR

-----------------------------------------------------------------
            SIGNATURE OF INDIVIDUAL DEBTOR


13.
   --------------------------------------------------------------
    SIGNATURE OF SECURED PARTY OR ASSIGNEE OR ITS AGENT - TITLE
             (Signature of Secured Party if required)

                                TERMINATION STATEMENT

    This statement of termination of financing is presented to a filing officer pursuant to the Uniform Commercial Code. The secured Party certifies that the Secured Party no longer claims a security interest under the financing statement bearing the file number shown above and requests the filing officer to terminate its interest of record.


-----------------------------------------------------------------
           TYPE/PRINT NAME OF SECURED PARTY OF RECORD

-----------------------------------------------------------------
        SIGNATURE OF SECURED PARTY OF RECORD OR ITS AGENT
                     NOT VALID UNTIL SIGNED

14. RETURN COPIES TO:


Name
Address
City, State
And Zip Code


           Dated:                        19
                 -----------------------   ---

15.
   -------------------------------------------
                CONTACT PERSON

   -------------------------------------------
                 PHONE NUMBER

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//6

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      ILLINOIS
Filing Office:     Secretary of State, Illinois

PRINCIPAL          COUNT     PRINCIPAL NAME
---------------    -----     ------------------------------------------------

SECURED PARTY        1       NationsBank, N.A., as Agent
DEBTOR               1       Chattem, Inc.


----------------------------------------------------------------------------------------------------------------------------------
    This STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code.
    -------------------------------------------------------------------------------------          For Filing Officer
    Debtor(s) (Last Name First) and address(es)  Secured Party(ies) and address(es)         (Date, Time, Number, and Filing Office)

    Chattem, Inc.                                NationsBank, N.A., as Agent
    1715 West 38th Street                        Independent Center, 15th Floor, Agency
    Chattanooga, TN 37409                        Services, NC1-001-15-04, 101 North
    SS/FEI #: 62-0156300                         Tryon Street
                                                 Charlotte, NC 28255

    -------------------------------------------------------------------------------------

    1.   This financing statement covers the following types (or items) of property:

    All "accounts," "inventory," "general intangibles," "chattel paper," "documents,"        ASSIGNEE OF SECURED PARTY
    "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.
                                                                                         -----------------------------------------






    2.   /X/ Products of Collateral are also covered.
                                                      CSC REFERENCE #//MOORE1/96-000163//1//6
    -------------------------------------------------------------------------------------------------------------------------------
    TERMINATION STATEMENT:  This Statement of Termination of Financing is presented to a Filing Officer for filing pursuant to the
    Uniform Commercial Code.  The Secured Party certifies that the Secured Party no longer claims a security interest under the financing statement bearing the file number shown above.

                                             /s/ Robert E Bosworth
                                             ----------------------------------------------------------------------------------
    Date                    19              By:    EVP
        --------------------  -------          --------------------------------------------------------------------------------
                                                (Signature of Secured Party or Assignee of Record.  Not Valid Until Signed.)
    FILING OFFICER - ACKNOWLEDGMENT         This form of financing statement is approved by the Secretary of State.

         STANDARD FORM - UNIFORM COMMERCIAL CODE - FORM UCC-1 - REV. 1 - 75

    [SCISSORS]
-----------------------------------------------------------------------------------------------------------------------------------


                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//4

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     GEORGIA
Filing Office:    Clerk of the Superior Court, Walker

PRINCIPAL        COUNT   PRINCIPAL NAME
--------------   -----   ----------------------------------

SECURED PARTY      1     NationsBank, N.A., as Agent
DEBTOR             1     Chattem, Inc.

THIS FINANCIAL STATEMENT IS PRESENTED TO A FILING OFFICER FOR
FILING PURSUANT TO THE UNIFORM COMMERCIAL CODE, STATE OF
GEORGIA.
--------------------------------------------------------------------------------
1A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)
                                       /X/ Business (Legal Business Name)

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409


1B. Enter Social Security/Tax ID # 62-0156300
                                  -----------

1C. / /Check if exempt under Item 6
--------------------------------------------------------------------------------
2A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)
                                       / / Business (Legal Business Name)


2B. Enter Social Security/Tax ID #
                                   -----------
2C. / /Check if exempt under Item 6
--------------------------------------------------------------------------------
3A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)
                                       / / Business (Legal Business Name)


3B. Enter Social Security/Tax ID #
                                   -----------
3C. / /Check if exempt under Item 6
--------------------------------------------------------------------------------
4. Secured Party Name and Mailing      / / Individual (Last, First, Middle Name)
   Address:                            /X/ Business (Legal Business Name)

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency Services,
NC1-001-15-04, 101 North Tryon Street
Charlotte, NC 28255


     File #146-1996-0652
     Date 5/3/96
     Time 12:00 p.m.
     Bill McDaniel, Clerk
     Walker County, Ga.



           ABOVE SPACE FOR RECORDING INFORMATION
--------------------------------------------------------------------------------
5. Assignee Name and Mailing Address   / / Individual (Last, First, Middle Name)
                                       / / Business (Legal Business Name)


--------------------------------------------------------------------------------
6. Exceptions for Social Security/Tax ID# -- O.C.G.A. 11-9-402(9): Financing Statement filed to perfect a security interest in collateral already subject to a security interest in another jurisdiction when it is brought into this state or when the debtor's location is changed to this state or the debtor is not required to have such a number.
--------------------------------------------------------------------------------
7. / / Check Only if BOTH: (i) Collateral is consumer goods as defined in O.C.G.A. 11-9-109 and (ii) the secured obligation is originally $5,000 or less, and give maturity date (MONTH/DAY/YEAR) or state "None"

       ---------------------------------.
--------------------------------------------------------------------------------
8. Check ONLY if applicable.
   A. / / Collateral on Consignment.
   B. / / Collateral on Lease.
--------------------------------------------------------------------------------
9A. This financing statement covers the following types or items of collateral:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

9B. /X/ Products of collateral are also covered.

   CSC REFERENCE #//MOORE1//96-000163//1//4
--------------------------------------------------------------------------------
9C. Enter collateral code(s) from back of form that best describes collateral covered by this filing:

 ---------------    ---------------
 ---------------    ---------------
 ---------------    ---------------
 ---------------    ---------------
 ---------------    ---------------
 ---------------    ---------------
--------------------------------------------------------------------------------
9D. Number of additional sheets presented:    8
                                          ---------------
--------------------------------------------------------------------------------
10. Check if applicable and include reasonable description of the real estate in
    Item 9A:

    A. / / Crops growing or to be grown.
    B. / / Minerals or the like (including oil and gas) or accounts subject to O.C.G.A. 11-9-103(5).
    C. / / Fixture filing pursuant to O.C.G.A. 11-9-313.
--------------------------------------------------------------------------------
11. Name of the Record Owner(s) or Record Lessee(s) (if debtor does not have an interest of record in the real estate):

--------------------------------------------------------------------------------
12. County or counties in which the affected real estate is located (Must be identified if filing covers crops, mineral or fixtures):

------------  ------------  ------------  ------------  ------------

------------  ------------  ------------

--------------------------------------------------------------------------------
13. This statement is filed without the debtor's signature to perfect a security interest in collateral (check only if applicable):

    A. / / alrerady subject to a security interest in another jurisdiction when it was brought into this state or debtor's location changed to this state:
    B. / / which is proceeds of the original collateral described above in which a security interest was perfected;
    C. / / as to which the filing has lapsed;
    D. / / acquired after a change of debtor's name, identify or corporate structure; or
    E. / / described in a security agreement/real estate mortgage attached hereto in accordance with O.C.G.A. 11-9-402(1).
--------------------------------------------------------------------------------
14. Signature(s) of Debtor(s)
Chattem, Inc.

/s/ Robert E. Bosworth, EVP
----------------------------------------

----------------------------------------

----------------------------------------
15. Signature(s) of Secured Party(ies)
NationsBank, N.A., as Agent

----------------------------------------

----------------------------------------

----------------------------------------
--------------------------------------------------------------------------------
16. Return Copy To: Name and Address

            CSC NETWORKS/PHL&FS
            1455 RESPONSE ROAD
            SACRAMENTO, CA  95815

STATE OF GEORGIA - FINANCING STATEMENT
       UCC-1 (REVISED 1/1/1995

                               SECURED PARTY COPY

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//3

Transaction Type:   Original financing statement, UNREAL
Jurisdiction:       GEORGIA
Filing Office:      Clerk of the Superior Court, Rockdale

PRINCIPAL           COUNT     PRINCIPAL NAME
-------------       -----     --------------------------------------------------

SECURED PARTY         1       NationsBank, N.A., as Agent
DEBTOR                1       Chattem, Inc.

THIS FINANCING STATEMENT IS PRESENTED TO A FILING OFFICER FOR FILING PURSUANT TO THE UNIFORM COMMERCIAL CODE, STATE OF GEORGIA
--------------------------------------------------------------------------------
1A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)

                                       /x/ Business (Legal Business Name)

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN   37409



1B. Enter Social Security/Tax ID #62-0156300  1C. / / Check if exempt under
                                                      Item 6
--------------------------------------------------------------------------------
2A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)

                                       / / Business (Legal Business Name)



2B. Enter Social Security/Tax ID #__________  2C. / / Check if exempt under
                                                      Item 6
--------------------------------------------------------------------------------
3A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)

                                       / / Business (Legal Business Name)



3B. Enter Social Security/Tax ID #__________  3C. / / Check if exempt under
                                                      Item 6
--------------------------------------------------------------------------------
4.  Secured Party Name and Mailing     / / Individual (Last, First, Middle Name)
    Address:
                                       /x/ Business (Legal Business Name)

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency Services,
NC1-001-15-04, 101 North Tryon Street
Charlotte, NC   28255


--------------------------------------------------------------------------------
                                   FILED IN OFFICE
                                   CLERK OF SUPERIOR COURT
                                   ROCKDALE COUNTY GEORGIA

                         96-004307
                    1996 MAY - 3 PM 3:02


                    File No. 122-96-690


                      ABOVE SPACE FOR RECORDING INFORMATION
--------------------------------------------------------------------------------
5.  Assignee Name and Mailing Address  / / Individual (Last, First, Middle Name)

                                       / / Business (Legal Business Name)



--------------------------------------------------------------------------------
6. Exceptions for Social Security/Tax ID# -- O.C.G.A. 11-9-402(9): Financing Statement filed to protect a security interest in collateral already subject to a security interest in another jurisdiction when it is brought into this state or when the debtor's location is changed to this state, or the debtor is not required to have such a number.
--------------------------------------------------------------------------------
7. / / Check Only if BOTH: (i) Collateral is consumer goods as defined in O.C.G.A. 11-9-109 and (ii) the secured obligation is originally $5,000 or less, and give maturity date (MONTH/DAY/YEAR) or state "None"
        ______________________________________________________________________
--------------------------------------------------------------------------------
8.  Check ONLY if applicable.

    A. / / Collateral on Consignment.
    B. / / Collateral on Lease.
--------------------------------------------------------------------------------
9A. This financing statement covers the following types or items of collateral:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.



9B. /x/ Products of collateral are      CSC REFERENCE #//MOORE1//96-000163//1//3
        also covered.
--------------------------------------------------------------------------------
9C. Enter collateral code(s) from back of form that best describes collateral covered by this filing:

    -------------------------------    -------------------------------
    -------------------------------    -------------------------------
    -------------------------------    -------------------------------
    -------------------------------    -------------------------------
    -------------------------------    -------------------------------
    -------------------------------    -------------------------------

--------------------------------------------------------------------------------
9D. Number of additional sheets presented: 8
--------------------------------------------------------------------------------
10. Check if applicable and include reasonable description of the real estate in
    Item 9A:

    A. / / Crops growing or to be grown.  B. / /Minerals or the like (including oil and gas) or accounts
                                                subject to O.C.G.A. 11-9-103(6).
    C. / / Fixture filing pursuant to
           O.C.G.A. 11-9-313.
--------------------------------------------------------------------------------
11. Name of the Record Owner(s) or Record Lessee(s) (if debtor does not have an interest of record in the real estate):

--------------------------------------------------------------------------------
12. County or Counties in which the affected real estate is located (Must be identified if filing covers crops, mineral or fixtures):
__________     __________     __________     __________     ___________    _____
--------------------------------------------------------------------------------
13. This statement is filed without the debtor's signature to perfect a security interest in collateral (check only if applicable):

    A. / / already subject to a security interest in another jurisdiction when it was brought into this state or debtor's location changed to this state;

    B. / / which is proceeds of the original collateral described above in which a security interest was perfected;

    C. / / as to which the filing has lapsed;

    D. / / acquired after a change of debtor's name, identify or corporate structure; or

    E. / / described in a security agreement/real estate mortgage attached hereto in accordance with O.C.G.A. 11-9-402(1).
--------------------------------------------------------------------------------
14. Signature(s) of Debtor(s)

Chattem, Inc.  /s/ Robert E. Bosworth, EVP
------------------------------------------

------------------------------------------

------------------------------------------
--------------------------------------------------------------------------------
15. Signature(s) of Secured Party(ies)

------------------------------------------

------------------------------------------

------------------------------------------
--------------------------------------------------------------------------------
16. Return Copy To: Name and Address

    CSC NETWORKS/PHL&FS                STATE OF GEORGIA - FINANCING STATEMENT
    1455 RESPONSE ROAD
    SACRAMENTO, CA  95815                         UCC-1 (REVISED 1/1/1995)

                                                       FORM MUST BE TYPED
                                                   READ INSTRUCTIONS ON BACK
                                                    BEFORE FILLING OUT FORM.

                       FILING OFFICER ACKNOWLEDGMENT COPY

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//2

Transaction Type:   Original financing statement, UNREAL
Jurisdiction:       GEORGIA
Filing Office:      Clerk of the Superior Court, Fulton

PRINCIPAL           COUNT     PRINCIPAL NAME
-----------------   -----     ----------------------------------

SECURED PARTY         1       NationsBank, N.A., as Agent
DEBTOR                1       Chattem, Inc.

THIS FINANCING STATEMENT IS PRESENTED TO A FILING OFFICER FOR FILING PURSUANT TO THE UNIFORM COMMERCIAL CODE, STATE OF GEORGIA.
--------------------------------------------------------------------------------
1A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)
                                       /X/ Business (Legal Business Name)

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN  37409


1B. Enter Social Security/Tax ID # 62-0156300  1C. / / Check if exempt under
                                   ----------          Item 6
--------------------------------------------------------------------------------
2A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)
                                       /X/ Business (Legal Business Name)


2B. Enter Social Security/Tax ID #           2C./ / Check if exempt under Item 6
--------------------------------------------------------------------------------
3A. Debtor Name and Mailing Address:   / / Individual (Last, First, Middle Name)
                                       /X/ Business (Legal Business Name)



3B. Enter Social Security/Tax ID #           3C./ / Check if exempt under Item 6
--------------------------------------------------------------------------------
4.  Secured Party Name and Mailing     / / Individual (Last, First, Middle Name)
    Address:                           /X/ Business (Legal Business Name)

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency Services,
NC1-001-15-04, 101 North Tryon Street
Charlotte, NC  28255

--------------------------------------------------------------------------------
5.  Assignee Name and Mailing          / / Individual (Last, First, Middle Name)
    Address:                           /X/ Business (Legal Business Name)


--------------------------------------------------------------------------------
6. Exceptions for Social Security/Tax ID# __O.C.G.A. 11-9-402(9): Financing Statement filed to perfect a security interest in collateral already subject to a security interest in another jurisdiction when it is brought into this state or when the debtor's location is changed to this state, or the debtor is not required to have such a number.
--------------------------------------------------------------------------------
7. / / Check Only if BOTH: (i) Collateral is consumer goods as defined in O.C.G.A. 11-9-109 and (ii) the secured obligation is originally $5,000 or less, and give maturity date (MONTH/DAY/YEAR) or state "None" ______________________.
--------------------------------------------------------------------------------
8.  Check ONLY if applicable.
    A./ / Collateral on Consignment.
    B./ / Collateral on Lease.
--------------------------------------------------------------------------------
9A. This financing statement covers the following types or items of collateral:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

9B. /X/ Products of collateral are     CSC REFERENCE #//MOORE1//96-000163//1//2
        also covered.
--------------------------------------------------------------------------------
9C. Enter collateral code(s) from back of form that best describes collateral covered by this filing:

--------------------------    --------------------------

--------------------------    --------------------------

--------------------------    --------------------------

--------------------------    --------------------------
--------------------------------------------------------------------------------
9D. Number of additional sheets presented:     8
                                          ------------
--------------------------------------------------------------------------------
10. Check if applicable and include reasonable description of the real estate in Item 9A:

    A.  / / Crops growing or to be grown.   B. / / Minerals or the like
        (including oil and gas) or accounts subject to O.C.G.A. 11-9-103(6).
        C. / / Fixture filing pursuant to O.C.G.A. 11-9-313.
--------------------------------------------------------------------------------
11. Name of the Record Owner(s) or Record Lessee(s) (if debtor does not have an interest of record in the real estate):

--------------------------------------------------------------------------------
12. County or Counties in which the affected real estate is located (Must be identified if filing covers crops, mineral or fixtures):


--------- --------- --------- --------- --------- --------- --------- ---------
--------------------------------------------------------------------------------
13. This statement is filed without the debtor's signature to perfect a security interest in collateral (check if applicable):

    A. / / already subject to a security interest in another jurisdiction when it was brought into this state or debtor's location changed to this state;

    B. / / which is proceeds of the original collateral described above in which a security interest was perfected;

    C.  / / as to which the filing has lapsed;

    D. / / acquired after a change of debtor's name, identify or corporate structure; or

    E. / / described in a security agreement / real estate mortgage attached hereto in accordance with O.C.G.A. 11-9-402(1).
--------------------------------------------------------------------------------
14. Signature(s) of Debtor(s)           15. Signature(S) of Secured Party(ies)
Chattem, Inc.                           NationsBank, N.A., as Agent

------------------------------------    ----------------------------------

------------------------------------    ----------------------------------
--------------------------------------------------------------------------------
16. Return Copy to:  Name and Address   STATE OF GEORGIA - FINANCING STATEMENT

        CSC NETWORKS/PHL&FS                  UCC-1 (REVISED 1/1/1995
        1455 RESPONSE ROAD
        SACRAMENTO, CA 95815                  FORM MUST BE TYPED.
                                           READ INSTRUCTION ON BACK
                                            BEFORE FILLING OUT FORM.
STANDARD FORM UCC-1 - APPROVED 1/1/1995 BY GEORGIA SUPERIOR COURT CLERKS' COOPERATIVE AUTHORITY

                                   DEBTOR COPY

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

    CSC REFERENCE #//MOORE1//96-000163//1//16

    Transaction Type:   Original financing statement, UNREAL
    Jurisdiction:       OHIO
    Filing Office:      Secretary of State, Ohio

    PRINCIPAL      COUNT     PRINCIPAL NAME
    -------------  -----     ----------------------------------------------

    SECURED PARTY    1       NationsBank, N.A. as Agent
    DEBTOR           1       Chattem, Inc.

This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code.
--------------------------------------------------------------------------------
1   Debtor(s) (Last Name First) and Address(es)

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
SS/FEI #:62-0156300


--------------------------------------------------------------------------------
2   Secured Party(ies) and Address(es)

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency
Services, NC1-001-15-04, 101 North
Tryon Street
Charlotte, NC 28255
         x-file (8)
--------------------------------------------------------------------------------
3   For Filing Officer
    (Date, Time, Number, and Filing Office)

OHIO SEC. OF STATE
05/03/96      4:39
026064   05069602302
 AM70579

--------------------------------------------------------------------------------
4   The financing statement covers the following types (or items) of property:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.
--------------------------------------------------------------------------------
5.  ASSIGNEE(S) OF SECURED PARTY AND ADDRESS(ES)




--------------------------------------------------------------------------------

BL,PR                             CSC REFERENCE #//MOORE1//96-000163//1//16

Check/X/ if covered:  /X/  Proceeds of Collateral are also covered
No. of additional sheets presented: 8
--------------------------------------------------------------------------------
Filed with: SOS, Ohio
--------------------------------------------------------------------------------
                     (USE WHICHEVER SIGNATURE LINE IS APPLICABLE)
Chattem, Inc.
 .......................................     ...................................
By: /s/ Robert E. Bosworth, EVP             By:
   ....................................       .................................
    Signature(s) of Debtor(s)                 Signature(s) of Secured Party(ies)

FILING OFFICER COPY-NUMERICAL            THIS FORM OF FINANCIAL STATEMENT IS
    STANDARD FORM -                      APPROVED BY THE SECRETARY OF STATE
UNIFORM COMMERCIAL CODE -UCC-1                             Revised, Eff. 1/1/79

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//18

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     OHIO
Filing Office:    County Recorder, Montgomery

PRINCIPAL        COUNT      PRINCIPAL NAME
---------        -----      --------------
SECURED PARTY      1         NationsBank N.A., as Agent
DEBTOR             1         Chattem, Inc.

This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code.
--------------------------------------------------------------------------------
1    Debtor(s) (Last Name First) and Address(es)

     Chattem, Inc.
     1715 West 38th Street
     Chattanooga, TN 37409
     SS/FEI #: 62-0156300
--------------------------------------------------------------------------------
2    Secured Party(ies) and Address(es)

     NationsBank, N.A., as Agent
     Independence Center, 15th Floor, Agency
     Services, NC1-001-15-04, 101 North
     Tryon Street
     Charlotte, NC 28255

--------------------------------------------------------------------------------
3    For Filing Officer
     (Date, Time, Number, and Filing Office)

     96 MAY - 3 PM 2:24
     JOY CLARK
     RECORDER
--------------------------------------------------------------------------------
4    The financing statement covers the following types (or items) of property:
                                                                      F9605661
     All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.
--------------------------------------------------------------------------------
5    ASSIGNEE(S) OF SECURED PARTY AND ADDRESS(ES)

--------------------------------------------------------------------------------
     LOCAL ADDRESS 333 LINDEN AVE DAYTON OH

     CSC REFERENCE #//MOORE1//96-000163//1//18

     Check /x/ if covered:  /x/ Proceeds of Collateral are also covered

     No. of additional sheets presented: 8
--------------------------------------------------------------------------------
     Filed with: County, Montgomery
--------------------------------------------------------------------------------
                  (USE WHICHEVER SIGNATURE LINE IS APPLICABLE)
     Chattem, Inc.
--------------------------------------------  ----------------------------------

By: /s/Robert E. Bosworth, EVP                By:
--------------------------------------------  ----------------------------------
     Signature(s) of Debtor(s)                Signature(s) of Secured Party(ies)

FILING OFFICER COPY-ALPHABETICAL        THIS FORM OF FINANCING STATEMENT
      STANDARD FORM -                   APPROVED BY THE SECRETARY OF STATE
UNIFORM COMMERCIAL CODE - UCC-1         UCC    96-0153 AO1
                                                                 .1/1/79
--------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//17

Transaction Type:   Original financing statement, UNREAL
Jurisdiction:       OHIO
Filing Office:      County Recorder, Butler


PRINCIPAL           COUNT          PRINCIPAL NAME
-------------       -----          --------------------------------------------

SECURED PARTY         1            NationsBank, N.A., as Agent
DEBTOR                1            Chattem, Inc.

-------------------------------------------------------------------------------

This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code. FILE 2nd
-------------------------------------------------------------------------------
1    Debtor(s) (Last Name First) and Address(es)

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
SS/FEI #: 62-0156300
96-02330

-------------------------------------------------------------------------------
2    Secured Party(ies) and Address(es)

NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency Services, NC1-001-15-04, 101 North Tryon Street
Charlotte, NC 28255

-------------------------------------------------------------------------------
3    For Filing Officer
     (Date, Time, Number, and Filing Office)




-------------------------------------------------------------------------------
4    The financing statement covers the following types (or items) of property:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

-------------------------------------------------------------------------------
5.   ASSIGNEE(S) OF SECURED PARTY AND ADDRESS(ES)


-------------------------------------------------------------------------------


     CSC REFERENCE #//MOORE1//96-000163//1//17

     Check /X/ if covered:    /X/ Proceeds of Collateral are also covered

          No. of additional sheets presented:     8
-------------------------------------------------------------------------------
     Filed with: County, Butler
-------------------------------------------------------------------------------
                              TERMINATION STATEMENT
This statement of termination of financing is presented to a filing officer for filing pursuant to the Uniform Commercial Code. The Secured Party certifies that the Secured Party no longer claims a security interest under the financial statement bearing the file number shown above.

/s/ Robert E. Bosworth, EVP
                                             ----------------------------------

Dated:              , 19                By:
      --------------    ----                 ----------------------------------
                                             (Signature of Secured Party or
                                              Assignee of Record - Not Valid
                                              until signed)
FILING OFFICER COPY - ACKNOWLEDGEMENT - Filing officer is requested to note file number, date and hour of filing on this copy and return in to the person filing, as an acknowledgement.
                                                       REVISED, EFF. 1/1/79
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//7

Transaction Type: Original financing statement, UNREAL
Jurisdiction:   MICHIGAN
Filing Office:  Secretary of State, Michigan

PRINCIPAL         COUNT            PRINCIPAL NAME
----------------  -----            --------------------------------------------

SECURED PARTY       1              NationsBank, N.A., as Agent
DEBTOR              1              Chattem, Inc.

This FINANCING STATEMENT is presented for filing
pursuant to the Michigan Uniform Commercial Code. *(Please Type All Information)
--------------------------------------------------------------------------------
1. Debtor(s) (Last name First, if individual)           Soc. Security #/Tax ID #
   &  Address(es)
                                                                62-0156300
                                                                ----------
Chattem, Inc.
-------------------------------------------------               ----------
Address
1715 West 38th Street
-------------------------------------------------               ----------
City                  State        Zip Code
Chattanooga             TN           37409
-------------------------------------------------               ----------
Debtor(s) (Last Name First, if individual)
& Address(es)                                                   ----------

                                                                ----------

-------------------------------------------------               ----------
Address

-------------------------------------------------               ----------
City                  State        Zip Code

--------------------------------------------------------------------------------
                             FOR FILING OFFICER
                  (Date, Time, Number, and Filing Officer)
--------------------------------------------------------------------------------
                           DO NOT WRITE THIS SPACE



--------------------------------------------------------------------------------
2. If filing without debtor signature, item a, b, c, d must be marked /X/.

   a. / / Collateral was already subject to the security interest in another state when it was brought into Michigan, or when the Debtor's location changed to Michigan;

   b. / / Collateral is proceeds of the original collateral in which a security interest was perfected.

   c. / / A previous filing covering the collateral has lapsed
(Prev. Filing #)                     );

   d. / / The filing covers collateral acquired after a change of name identity, or corporate structure of Debtor (MCLA 440.9402(2) & (7))

FROM:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Prev. Filing#                    ).
--------------------------------------------------------------------------------
3. Secured Party(ies) and Address(es)                       Secured Party #


NationsBank, N.A., as Agent
Independence Center, 15th Floor, Agency Services,
NC1-001-15-04, 101 North Tryon Street
Charlotte, NC 28255

--------------------------------------------------------------------------------
4. MAIL ACKNOWLEDGMENT COPY TO:

CSC NETWORKS/PHL&FS
1455 RESPONSE ROAD
SACRAMENTO, CA 95815

--------------------------------------------------------------------------------
5. No of Add'l Sheets

          8
--------------------------------------------------------------------------------
6. State Account No.


--------------------------------------------------------------------------------
7. (Mark /X/ if applicable):

   /X/ Products of collateral are also covered.

  / / The debtor is a transmitting utility as defined in MCLA 440.9105 (1)(o).

--------------------------------------------------------------------------------
8. Assignee(es) (if any) and Address(es)                    Secured Party #


--------------------------------------------------------------------------------
9. This financing statement covers the following types (or items) of property:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.




                                        CSC REFERENCE #//MOORE1//96-000163//1//7
--------------------------------------------------------------------------------
TERMINATION STATEMENT: This Statement of Termination is presented to a Filing Officer for filing pursuant to the Uniform Commercial Code. The Secured Party no longer claims a security interest under the financing statement bearing the file number shown above. (Secured Party will receive an acknowledgement of termination only if this form is filed in duplicate (photocopy) with the filing officer.)

                                               /s/ ROBERT E. BOSWORTH, EVP
                                               --------------------------------

Dated                     ,19               By:
     --------------------    --                --------------------------------
                                               Signature(s) of Secured Part(ies)
                                               or Assignee(s) of Record

IF YOU WISH THE ACKNOWLEDGMENT COPY TO BE MAILED TO AN ADDRESS OTHER THAN THE SECURED PARTY SHOWN IN ITEM 3, PROVIDE COMPLETE MAILING INFORMATION IN ITEM 4.

                   SECRETARY OF STATE ACKNOWLEDGEMENT COPY

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//21

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     VIRGINIA
Filing Office:    State Corporation Commission, Virginia


PRINCIPAL         COUNT     PRINCIPAL NAME
---------         -----     -----------------------------------------
SECURED PARTY       1       NationsBank, N.A., as Agent
DEBTOR              1       Chattem, Inc.

                         PRINT OR TYPE ALL INFORMATION

THE SECURED PARTY DESIRES THIS FINANCING STATEMENT TO BE INDEXED AGAINST THE
RECORD OWNER OF THE REAL ESTATE   NO ( )  YES ( )  NAME OF RECORD
OWNER
      ----------------------------------------

                         STATE CORPORATION COMMISSION
     (Uniform Commercial Code Division, Box 1197, Richmond, Virginia 23209)
        FORM FOR ORIGINAL FINANCING STATEMENT AND SUBSEQUENT STATEMENTS

--------------------------------------------------------------------------------
The Commission stamps the File Number on the Original Financing Statement.
The secured party must place this same number on all subsequent statements.
--------------------------------------------------------------------------------
                   960503   7802
                              2
--------------------------------------------------------------------------------
Index numbers of subsequent statements (For office use only)
--------------------------------------------------------------------------------
Name & mailing address of all          Check the box indicating the kind
debtors, trade styles, etc.            of statement.
No other name will be indexed.         Check only one box.
------------------------------         -------------------

Chattem, Inc.                          (X) ORIGINAL FINANCING STATEMENT
1715 West 38th Street
Chattanooga, TN 37409                  ( ) CONTINUATION-ORIGINAL STILL EFFECTIVE
SS/FEI #: 62-0156300
                                       ( ) AMENDMENT

                                       ( ) ASSIGNMENT

                                       ( ) PARTIAL RELEASE OF COLLATERAL

                                       ( ) TERMINATION
--------------------------------------------------------------------------------
Name & address of Secured Party        Name & address of Assignee

  NationsBank, N.A., as Agent
  Independence Center, 15th Floor,
  Agency Services, NC1-001-15-04,
  101 North Tryon Street
  Charlotte, NC 28255
--------------------------------------------------------------------------------
Date of maturity if less than five     Check if proceeds of collateral are
years                                  covered (X)
--------------------------------------------------------------------------------
                                       CSC REFERENCE #//MOORE1//96-000163//1//21
Description of collateral covered by original financing statement

 All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

--------------------------------------------------------------------------------
Space to record an amendment, assignment, release of collateral or a statement to cover collateral brought into Virginia from another jurisdiction.


--------------------------------------------------------------------------------
Describe Real Estate if applicable:


--------------------------------------------------------------------------------
                              Chattem, Inc.

/s/ Robert E. Bosworth, EVP
--------------------------------------------------------------------------------
Signature of Debtor if applicable       Signature of Secured Party if applicable
(Date)                                  (Date)


FILING OFFICER COPY - ACKNOWLEDGEMENT

                                                                  Revised 7-1-82

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//22

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      VIRGINIA
Filing Office:     Clerk of the Circuit Court, Henrico

PRINCIPAL       COUNT      PRINCIPAL NAME
---------       -----      ---------------------------------------------

SECURED PARTY     1        NationsBank, N.A., as Agent
DEBTOR            1        Chattem, Inc.

                     PRINT OR TYPE ALL INFORMATION

THE SECURED PARTY DESIRES THIS FINANCING STATEMENT TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE NO ( ) YES ( ) NAME OF RECORD OWNER
                                                                   ------------

                      STATE CORPORATION COMMISSION

    (Uniform Commercial Code Division, Box 1197, Richmond, Virginia 23209)
       FORM FOR ORIGINAL FINANCING STATEMENT AND SUBSEQUENT STATEMENTS

------------------------------------------------------------------------------
The Commission stamps the File Number on the Original Statement. The secured party must place this same number on all subsequent statements.

------------------------------------------------------------------------------
Index numbers of subsequent statements (For office use only)

------------------------------------------------------------------------------
1  Name & mailing address of all debtors, trade styles, etc.
   NO OTHER NAME WILL BE INDEXED.

   Chattem, Inc.
   1715 West 38th Street
   Chattanooga, TN 37409
   SS/FEI #: 62-0156300

------------------------------------------------------------------------------
2  Check the box indicating the kind of statement.
   CHECK ONLY ONE BOX.

   (X) ORIGINAL FINANCING STATEMENT

   ( ) CONTINUATION-ORIGINAL STILL EFFECTIVE

   ( ) AMENDMENT

   ( ) ASSIGNMENT

   ( ) PARTIAL RELEASE OF COLLATERAL

   ( ) TERMINATION

------------------------------------------------------------------------------
3  Name & address of Secured Party

    NationsBank, N.A. as Agent
    Independence Center, 15th Floor, Agency Services, NC1-001-15-04, 101 North Tryon Street
    Charlotte, NC 28255

------------------------------------------------------------------------------
4  Name & address of Assignee

------------------------------------------------------------------------------
5  Date of maturity if less than five years

------------------------------------------------------------------------------
6  Check if proceeds of collateral are covered (X)

------------------------------------------------------------------------------
                                    CSC REFERENCE #//MOORE1//96-000163//1//22

Description of collateral covered by original financing statement

 All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.

------------------------------------------------------------------------------
Space to record an amendment, assignment, release of collateral or a statement to cover collateral brought into Virginia from another jurisdiction.

------------------------------------------------------------------------------

Describe Real Estate if applicable:

------------------------------------------------------------------------------
Chattem Inc.                              NationsBank, N.A., as Agent

/s/ Robert E. Bosworth, EVP
------------------------------------------------------------------------------
Signature of Debtor if                    Signature of Secured Party if
applicable (Date)                               applicable (Date)

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//1//23

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      VIRGINIA
Filing Office:     Clerk of the Circuit Court, Richmond, City of

PRINCIPAL       COUNT      PRINCIPAL NAME
---------       -----      ---------------------------------------------

SECURED PARTY     1        NationsBank, N.A., as Agent
DEBTOR            1        Chattem, Inc.

                         PRINT OR TYPE ALL INFORMATION

THE SECURED PARTY DESIRES THIS FINANCING STATEMENT TO BE INDEXED AGAINST
THE RECORD OWNER OF THE REAL ESTATE  NO ( )  YES ( ) NAME OF RECORD
OWNER ___________________
----------------------------------------------------------------------
                         STATE CORPORATION COMMISSION
     (Uniform Commercial Code Division, Box 1197, Richmond, Virginia 23209)
        FORM FOR ORIGINAL FINANCING STATEMENT AND SUBSEQUENT STATEMENTS
-------------------------------------------------------------------------------
                                                        |
The Commission stamps the File Number on the Original   |
Financing Statement. The secured party must place this  |
same number on all subsequent statements.               |
                                                        |
-------------------------------------------------------------------------------

Index numbers of subsequent statements (For office use only)

-------------------------------------------------------------------------------
Name & mailing address of all     |  Check the box indicating the kind
debtors, trade styles, etc.       |  of statement.
NO OTHER NAME WILL BE INDEXED.    |  CHECK ONLY ONE BOX.
                                  |
Chattem, Inc.                     |  (X)  ORIGINAL FINANCING STATEMENT
1715 West 38th Street             |
Chattanooga, TN  37409           |  ( )  CONTINUATION-ORIGINAL STILL EFFECTIVE
SS/FEI #: 62-0156300              |
                                  |  ( )  AMENDMENT
                                  |
                                  |  ( )  ASSIGNMENT
                                  |
                                  |  ( )  PARTIAL RELEASE OF COLLATERAL
                                  |
                                  |  ( )  TERMINATION
-------------------------------------------------------------------------------
Name & address of Secured Party   |  Name & address of Assignee
                                  |
 NationsBank, N.A., as Agent      |
 Independence Center, 15th Floor, |
 Agency Services, NC1-001-15-04,  |
 101 North Tryon Street           |
 Charlotte, NC  28255             |
-------------------------------------------------------------------------------
                                  |
Date of maturity if less than     |  Check if proceeds of collateral are
 five years                       |   covered (X)
                                  |
-------------------------------------------------------------------------------
                                     CSC REFERENCE #//MOORE1//96-000163//1//23
Description of collateral covered by original financing statement
 All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made part hereof.
-------------------------------------------------------------------------------
Space to record an amendment, assignment, release of collateral or a statement to cover collateral brought into Virginia from another jurisdiction.

-------------------------------------------------------------------------------
Describe Real Estate if applicable:

-------------------------------------------------------------------------------
                       Chattem, Inc.     |          NationsBank, N.A., as Agent
                                         |
     /s/ Robert E. Bosworth, EVP         |
-------------------------------------------------------------------------------
Signature of Debtor if applicable (Date) |   Signature of Secured Party if
                                         |    applicable (Date)
-------------------------------------------------------------------------------
FILING OFFICER COPY - ACKNOWLEDGEMENT                   Revised 7-1-82

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//4//2

Transaction Type:  Original financing statement, UNREAL
Jurisdiction:      MISSISSIPPI
Filing Office:     Secretary of State, Mississippi

PRINCIPAL       COUNT      PRINCIPAL NAME
---------       -----      ---------------------------------------------

SECURED PARTY     1        NationsBank, N.A., as Agent
DEBTOR            1        Chattem, Inc.

This Financing Statement is presented to the Filing Officer pursuant to the Uniform Commercial Code. UCC-1
                            STATE OF MISSISSIPPI

1. DEBTOR(S)

Chattem, Inc.                            ---------------------------------------
Debtor (Last Name First)/Business Name   Debtor (Last Name First)/Business Name

1715 West 38th Street
---------------------------------------  ---------------------------------------
Mailing Address                          Mailing Address

Chattanooga     TN                37409
---------------------------------------  ---------------------------------------
City          State  *Country Code  Zip  City          State  *Country Code  Zip

52-0156300    *Type of Debtor:     /X/
---------------------------------------  ---------------------------------------
*Tax ID/S.S.#                   P   C    *Tax ID/S.S.#                   P   C


2. SECURED PARTY

NationsBank, N.A., as Agent
----------------------------------------------
Secured (Last Name First)/Business Name

Independence Ctr., 15th Fl., 101 N. Tryon St.
----------------------------------------------
Address

Charlotte           NC                  28255
----------------------------------------------
City               State  *Country Code   Zip

                    *Type of Secured:     /X/
----------------------------------------------
*Tax ID/S.S.#                          P   C


3. ASSIGNEE

----------------------------------------------
Assignee (Last Name First)/Business Name


----------------------------------------------
Address


----------------------------------------------
City               State  *Country Code   Zip

                   *Type of Assignee:
----------------------------------------------
*Tax ID/S.S.#                          P   C


4. THIS FINANCING STATEMENT COVERS THE FOLLOWING TYPES (OR ITEMS) OF PROPERTY:

All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.






CSC REFERENCE #//MOORE1//96-000163//4//2

  CHECK /X/ IF THIS STATEMENT IS FILED WITHOUT THE DEBTOR'S SIGNATURE TO PERFECT A SECURITY INTEREST IN COLLATERAL:

  / / already subject to a security interest in another jurisdiction when it was brought into this state or when Debtor's location was changed to this state.

  / / which is proceeds if the security interest in the original collateral was perfected.

  / /  where the original filing has lapsed.

  / / acquired after a change of name, identity, or corporate structure of the Debtor.

  / /  if lien to secure payment of royalty proceeds (effective 1 year).


5. CHECK /X/ IF COVERED: /X/ PRODUCTS OF COLLATERAL.

6. FINANCING STATEMENT IS FILED WITH: SOS, Mississippi
                                     -----------------

7. NUMBER OF ADDITIONAL SHEETS ATTACHED:        8
                                        --------------

------------------------------------------------------
Chattem, Inc.

       /s/ Robert E. Bosworth, EVP
------------------------------------------------------
Signature(s) of Debtors



-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------
Signature(s) of Secured Party(ies)
(required only when filed without Debtor signature)


(a) FILING OFFICER - ALPHABETICAL

UCC-1 APPROVED FOR USE BY THE
SECRETARY OF STATE OF MISSISSIPPI 11/01/86

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//4//3

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     MISSISSIPPI
Filing Office:    Clerk of the Chancery Court, De Soto

PRINCIPAL            COUNT        PRINCIPAL NAME
--------------       -----        ----------------------------------------------

SECURED PARTY          1          NationsBank, N.A., as Agent
DEBTOR                 1          Chattem, Inc.

-------------------------------------------------------------------------------

This Financing Statement is presented to the Filing Officer pursuant to the Uniform Commercial Code. UCC-1

                                  STATE OF MISSISSIPPI

1. Debtor(s)
Chattem, Inc.
                                          -------------------------------------
Debtor (Last Name First)/Business Name     Debtor (Last Name First)/Business
                                            Name

1715 West 38th Street
--------------------------------------    -------------------------------------
Mailing Address                            Mailing Address


Chattanooga    /TN/ / / / 37409                   / / /   / / /
--------------------------------------    -------------------------------------
City           State  *Country Code Zip    City  State  *Country Code Zip


62-0156300    *Type of Debtor:  /  /X/           *Type of Debtor:  / / /
--------------------------------------    -------------------------------------
*Tax ID/S.S.#                  P    C      *Tax ID/S.S.#           P  C



2. Secured Party                           3. Assignee
NationsBank, N.A., as Agent
--------------------------------------    -------------------------------------
Secured (Last Name First) / Business       Assignee (Last Name First) / Business
 Name                                       Name

Independence Ctr., 15th Fl., 101 N.
 Tyron Street
--------------------------------------    -------------------------------------
Address                                    Address


Charlotte  /NC/  / / /           28255             / / /  / / /
--------------------------------------    -------------------------------------
City       State  *Country Code  Zip       City    State  *Country Code    Zip


           *Type of Secured / /X/             *Type of Assignee:    / / /
--------------------------------------    -------------------------------------
*Tax ID/S.S.#               P  C           *Tax ID/S.S.#            P   C



4. This Financing Statement covers the following types (or items) of property:
All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof.



                                                  --------------------------
                                                  FOR FILING OFFICE USE ONLY
                                                  /
                                                  /
                                                  /
                                                  /Debtor #
                                                  /Secasgn #
                                                  /
                                                   -------------------------
CSC REFERENCE #//MOORE1//96-000163//4//3

5. CHECK /X/ IF THIS STATEMENT IS FILED WITHOUT THE DEBTOR'S SIGNATURE TO PERFECT A SECURITY INTEREST IN COLLATERAL:

   / / already subject to a security interest in another jurisdiction when it was brought into this state or when Debtor's location was changed to this state.

   / / which is proceeds if the security interest in the original collateral was perfected.

   / / where the original filing has lapsed.

   / / acquired after a change of name, identity or corporate structure of the Debtor.

   / / if lien to secure payment of royalty proceeds (effective 1 year).


6. CHECK /X/ IF COVERED: /X/ PRODUCTS OF COLLATERAL.

7. NUMBER OF ADDITIONAL SHEETS ATTACHED: 8

8. FINANCING STATEMENT IS FILED WITH: CLERK, DE SOTO

/s/ Robert S. Bosworth, EVP
---------------------------------            ----------------------------------
Chattem, Inc.                                NationsBank, N.A., as Agent


---------------------------------            ----------------------------------
Signature(s) of Debtors                      Signature(s) of Secured Party(ies)
                                             (required only when filed without
                                             Debtor signature)



(c) FILING OFFICER COPY ACKNOWLEDGEMENT      UCC-1 APPROVED FOR USE BY THE
                                             SECRETARY OF STATE OF MISSISSIPPI
                                             11/01/86

--------------------------------------------------------------------------------

                                   EXHIBIT A

DEBTOR                                   SECURED PARTY

Chattem, Inc.                            NationsBank, N.A., as
                                              Agent

     The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

          (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

          (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

          (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

          (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

          (e) All other general intangibles;

          (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

          (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments of Debtor now or hereafter arising therefrom;

          (h) (i) All of the issued and outstanding shares of capital stock of the Persons, as set forth on SCHEDULE 1(a) attached hereto, that are Domestic Subsidiaries, (ii) 66% of the issued and outstanding shares of capital stock of Persons, as set forth on SCHEDULE 1(b) attached hereto, that are Foreign Subsidiaries and (iii) 40,000 shares of 13.125% cumulative convertible Preferred Stock of Elcat, Inc., a Delaware corporation, and any security into which such stock may be converted or exchanged, including without limitation, with respect to each of clause (i), (ii) and (iii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

          (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

          (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

          (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

          (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

          (m) That certain deposit account no. 2006266718 of the Debtor maintained with NationsBank, N.A. (hereinafter such deposit account together with any substitutions therefor and replacements thereof, the "CASH COLLATERAL ACCOUNT"), and all securities or certificates, whether in certificated or uncertificated form, investments, accounts, funds or interests in funds, money or other interests and property now or hereafter held in such Cash Collateral Account, including specifically without limitation any Acceptable Investments, time deposits or certificates of deposit or equivalent, in whatever currency denominated, and any and all renewals thereof and replacements therefor and all proceeds of the Cash Collateral Account of every kind and nature, and in whatever form (including cash and non-cash) or currency denominated, received now or in the future;

          (n) All other personal property of any kind or type whatsoever owned by Debtor;

          (o) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

          (p) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

DEFINITIONS:

          "ACCEPTABLE INVESTMENTS" means (i) commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 30 days of the date of acquisition, (ii) dollar denominated time deposits and certificate of deposits of NationsBank, N.A. with a maturity date of not more than 30 days after the creation thereof, and (iii) tax exempt securities either (A) carrying a rating of MIG 1 or better or (B) backed by an acceptable irrevocable letter of credit issued by a bank with a short term commercial paper rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, in each case maturing within 30 days of the date of acquisition.

          "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment and Management Co. and The Woolfoam Corporation, dated as of April 24, 1996.

          "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto.

          "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

          "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and Signal Investment & Management Co. dated as of June 17, 1994, (iv) any agreement required to be filed after the date hereof as a material contact in accordance with Item 601(b) (10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b) (10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

          "MOODY'S" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
     SCHEDULE 2 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

          "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Signal Investment & Management Co., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

          "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 2 attached hereto.

          "WORK"; any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                  SCHEDULE 1(a)
                              DOMESTIC SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
SIGNAL INVESTMENT & MANAGEMENT    250 common              1              100%
CO.

                                  SCHEDULE 1(b)
                               FOREIGN SUBSIDIARIES

                                                     Certificate     Percentage
Name of Subsidiary                Number of Shares      Number        Ownership
------------------                ----------------   -----------     ----------
CHATTEM (CANADA) INC.               660 common            6              66%
                                 3,687,816 preferred   2 and 4           66%

CHATTEM (U.K.) LIMITED              13,200 common         12             66%
                                 1,949,042 preferred      14             66%

                                  SCHEDULE 2

                                 CHATTEM, INC.

                             UNITED STATES PATENTS

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,279,890         07/21/1981            Cosmetic facial powder containing walnut shell flour.
4,251,507         02/17/1981            Process and composition for reducing dental plaque.
PP4,564           07/08/1980            Rose Plant.
4,892,890         01/09/1990            External analgesic compositions.

                          UNITED STATES PATENT LICENSE

Patent No.        Date of Patent        Patent Description
----------        --------------        ------------------
4,295,985         10/20/1981            Method of removal of chlorine retained by human skin and
                                        hair (licensed by Eljenn International to Chattem, Inc.).

                            UNITED STATES TRADEMARKS

U.S. Registered Trademark    Trademark Registration No.    Date of Registration
-------------------------    --------------------------    --------------------
Bullfrog (Design)                   1,763,958                      4/13/1993
CARDUI                              1,738,319                      12/8/1992
EXELLE                              1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                   1,784,718                      7/27/1993
Ultraswim (Design)                  1,760,924                      3/30/1993

State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

CSC REFERENCE #//MOORE1//96-000163//3//1

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     DELAWARE
Filing Office:    Secretary of State, Delaware

PRINCIPAL      COUNT   PRINCIPAL NAME
-----------    -----   ----------------------------------
SECURED PARTY    1     NationsBank, N.A., as Agent
DEBTOR           1     Signal Investment & Management Co

                               State of Delaware
       UNIFORM COMMERCIAL CODE - FINANCING STATEMENT - FORM UCC - 1

----------------------------------------------------------------------------------------------------------------------------------
This FINANCING STATEMENT is presented to a Filing               If to be filed with Recorder of Deeds indicate Tax Parcel
Officer for filing pursuant to the Uniform Commercial Code.     No.(s).
                                                                        --------------------------------------------
                                                                No. of additional sheets presented     7
                                                                                                   -----------------
----------------------------------------------------------------------------------------------------------------------------------
                      PARTIES                                                       PARTIES
----------------------------------------------------------------------------------------------------------------------------------
Debtor (or Assignor) (last name first if individual) and        Secured Party(ies) (last name first if individual) and address:
mailing address:

Signal Investment & Management Co                               NationsBank, N.A., as Agent
1105 North Market Street, Suite 1300                            Independence Center, 15th Floor, Agency Services,
Wilmington, DE 19890                                            NC1-001-15-04, 101 North Tryon Street
SS/FEI#_62-1290284                                              Charlotte, NC 28255

----------------------------------------------------------------------------------------------------------------------------------
Debtor (or Assignor) (last name first if individual) and        Assignee (if any) of Secured Party(ies) and address of Assignee:
mailing address:






----------------------------------------------------------------------------------------------------------------------------------
This statement is filed without the Debtor's signature to        Special Types of Parties (check X in applicable box(es))
perfect a security interest in collateral (check X in           / / The terms "Debtor" and "Secured Party" mean "Lessee" and
applicable boxe(s))                                                 "Lessor", respectively.
/ / Already subject to a security interest in another
    jurisdiction when it was brought into this State.           / / The terms "Debtor" and "Secured Party" mean "Consignee" and
                                                                    "Consignor", respectively.
/ / Already subject to a security interest in another
    jurisdiction when the Debtor's location changed to          / / Debtor is a Transmitting Utility.
    this State.
                                                                / / Debtor acting in a representative capacity (e.g., trustee).
/ / Which is proceeds of the original collateral described      ------------------------------------------------------------------
    below in which a security interest is perfected.             Filed With: SOS, Delaware
                                                                ------------------------------------------------------------------
/ / Acquired after a change of name, identity or corporate       Prepared By (Name and Address):
    structure of Debtor.
                                                                Moore & Van Allen, PLLC (TLM)
/ / As to which the filing has lapsed.                          NationsBank Corporate Center
                                                                100 North Tryon Street, Floor 47
NationsBank, N.A., as Agent                                     Charlotte, NC 28202-4003
----------------------------------------------------------------------------------------------------------------------------------

By:                                                              / / Check to request Continuation Statement notice for additional
   ------------------------------------------------------------      fee.
   Signature of Secured Party(ies)     Title
                  (required only if item is checked)
----------------------------------------------------------------------------------------------------------------------------------
This Financing Statement covers the following types (or items) of property: Check only if applicable: /X/ Products of collateral are also covered.
All "accounts," "inventory," "general intangibles," "chattel paper," "documents," "instruments," "deposit accounts," "equipment,"
and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on
Exhibit A attached hereto and made a part hereof.


                                                                                       CSC REFERENCE #//MOORE1//96-000163//3//1
----------------------------------------------------------------------------------------------------------------------------------
If the collateral is crops, the crops are growing or to be grown on the following described real estate:



----------------------------------------------------------------------------------------------------------------------------------
If the collateral is (a) goods that are or are to become fixtures; (b) timber to be cut; or (c) minerals or the like (including oil and gas) or accounts resulting from the sale thereof at the wellhead or mine head, the description of the real estate concerned is: (check X in applicable box(es))

/ / Fixtures    / / Timber                  / / Minerals or accounts resulting from sale thereof at wellhead or minehead




And this Financing Statement is to be filed in the real estate records where a mortgage on such real estate would be recorded. If the Debtor does not have an interest of record, the name of a record owner is:
----------------------------------------------------------------------------------------------------------------------------------
                                                                THIS SPACE FOR USE OF FILING OFFICER
                                                                (DATE, TIME, NUMBER, FILING OFFICER)
-------------------------------------------------------------
Signal Investment & Management Co.
By:  /s/ Robert E. Bosworth,  President
    ---------------------------------------------------------
     Signature of Debtor (or Assignor)      Title                         '96 12089


-------------------------------------------------------------

By:
    ---------------------------------------------------------
     Signature of Debtor (or Assignor)      Title


CREDITOR COPY


                                 EXHIBIT A


DEBTOR                                      SECURED PARTY

Signal Investment &                      NationsBank, N.A., as Agent
  Management Co.

    The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

         (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

         (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

         (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

         (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

         (e)  All other general intangibles;

         (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

         (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgements of Debtor now or hereafter arising therefrom;

         (h) (i) All of the issued and outstanding shares of capital stock of the Persons that are Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of Persons that are Foreign Subsidiaries, including without limitation, with respect to each of clause
    (i) and (ii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged
    Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

         (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

         (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

         (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

         (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

         (m) All other personal property of any kind or type whatsoever owned by the Debtor;

         (n) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

         (o) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

    DEFINITIONS:

         "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Chattem, Inc. and the Woolfoam Corporation, dated as of April 24, 1996.

         "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
    SCHEDULE 1 attached hereto.

         "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in
    SCHEDULE 1 attached hereto.

         "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

         "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

         "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered

    Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and the Debtor dated as of June 17, 1994 (iv) any agreement required to be filed after the date hereof as a material contact in accordance with
    Item 601(b)(10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b)(10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

         "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
    SCHEDULE 1 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

         "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Chattem, Inc., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

         "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United

    States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto, and
    (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "WORK": any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                      SCHEDULE 1

                          SIGNAL INVESTMENT & MANAGEMENT CO.

                               UNITED STATES TRADEMARKS

U.S. Registered Trademark         Trademark Registration No.    Date of Registration
-------------------------         --------------------------    --------------------
AMPHIBIOUS FORMULA                       1,279,505                   5/29/1984
BENZODENT                                595,101                     9/14/1954
BENZOGEL                                 1,767,890                   4/27/1993
BULLFROG                                 1,279,506                   5/29/1984
CORN SILK                                799,233                     11/23/1965
CORN SILK & Design                       1,457,919                   9/22/1987
CORNSILK                                 1,193,832                   4/20/1982
DAY ONE                                  1,608,789                   8/7/1990
FLEX-ALL 454                             1,569,189                   12/5/1989
FLEX-ALL 454 (Stylized)                  1,481,352                   3/22/1988
FOR THE PERIOD BEFORE YOUR PERIOD        1,674,764                   2/11/1992
HALF-AS-MUCH                             1,060,586                   3/8/1977
HI-THERM                                 708,677                     12/20/1960
ICY-HOT                                  970,575                     10/16/1973
META CINE                                372,963                     11/21/1939
MICRON                                   1,499,169                   8/9/1988
MUDD                                     1,011,938                   5/27/1975
MUDD                                     1,290,647                   8/21/1984
N & Design                               1,765,513                   4/20/1993
NORWICH                                  1,732,425                   11/17/1992
PAMPRIN                                  709,866                     1/17/1961
PAMPRIN IB                               1,499,182                   8/9/1988
PAMPRIN                                  709,866                     1/17/1961
PREMESYN PMS                             1,471,156                   1/5/1988
QUICK GEL                                1,951,563                   1/23/1996
SILKENOL                                 1,604,279                   7/3/1990
SUNCLYME                                 343,858                     3/9/1937
SUN IN                                   908,769                     2/3/1971
SUN-IN                                   1,456,006                   9/8/1987
SUN-IN (Design)                          1,059,766                   2/22/1977
TADPOLE                                  1,339,919                   6/11/1985
THERA CARE                               1,092,610                   6/6/1978
GOLD BOND                                1,209,453                   9/21/1982

U.S. Pending Trademark            Trademark Application No.     Date of Application
----------------------            -------------------------     -------------------
CHILL STICK                              74/630796                   2/6/1995
FLEX-ALL                                 75/005548                   10/13/1995
TRAINER'S CHOICE                         74/609150                   12/9/1994
VERALAX                                  74/650560                   3/23/1995
454                                      75/005550                   10/13/1995
BENZOGEL                                 74/650485                   3/23/1995
BULLFROG                                 74/654831                   3/30/1995
CAPSALOE                                 74/715332                   8/14/1995
HERBALAX                                 74/650559                   3/23/1995
MUDD FACIAL TREATMENT                    74/571539                   9/9/1994
MUDD SPA TREATMENT                       74/537103                   6/13/1994
PAMPRIN                                  74/702071                   7/17/1995
QUICK GEL                                74/654830                   3/30/1995
THE ULTIMATE WATERPROOF SUNBLOCK         74/597971                   11/14/1994
VFW                                      75/026992                   12/4/1995

State Registered Trademark        Trademark Registration No.
--------------------------        ---------------------------
NORWICH                           Puerto Rico Reg. No. 6172


                                COMMON LAW TRADEMARKS
FLEX-ALL OF COLORADO
FLEX-ALL-SOUTHWEST
APPLE-HYDROXY
THE ONCE A DAY ALL DAY SUNSCREEN
PAMPRIN (Stylized "A" in decorative italics)


                           UNITED STATES TRADEMARK LICENSE

Trademark License Agreement between Valmont, Inc. and Signal Investment & Management Co. dated June 17, 1994, for the following marks:

Marks in the United States        Trademark Registration No.
--------------------------        --------------------------
PHISOAC (Stylized)                          699,720
PHISODAN (Stylized)                         764,556
PHISODERM                                   408,558
PHISOPUFF (Block)                           1,294,345

Marks in Puerto Rico              Trademark Registration No.
--------------------              --------------------------
PHISODAN                                    13,379
PHISODERM                                   19,097

Marks in Canada                   Trademark Registration No.
---------------                   --------------------------
PHISO                                       157,674
PHISOAC                                     118,977
PHISOCARE                                   196,899
PHISODAN                                    132,672
PHISODERM                                   78/20300
PHISOFOAM                                   157,673
PHISOLAN                                    240,802

CSC REFERENCE #//MOORE1//96-000163//7//1

Transaction Type: Original financing statement, UNREAL
Jurisdiction:     TENNESSEE
Filing Office:    Secretary of State, Tennessee

PRINCIPAL          COUNT     PRINCIPAL NAME
-------------      -----     --------------------------------------------
SECURED PARTY        1       NationsBank, N.A., as Agent
DEBTOR               1       Signal Investment & Management Co

This FINANCING STATEMENT is presented to a filing officer for filing
pursuant to the Uniform Commercial Code:                                                 3 Maturity date (if any):
------------------------------------------------------------------------------------------------------------------------------------
Debtor (Last Name First) and address(es)    2 Secured Party(ies) and address(es)         For Filing Officer (Date, Time, Number and
                                                                                         Filing Offices)
Signal Investment & Management Co           NationsBank, N.A., as Agent
105 North Market Street, Suite 1300         Independence Center, 15th Floor, Agency
Wilmington, DE 19890                        Services, NC1-001-15-04,101 North Tryon
S/FEI #:62-1290284                          Street
                                            Charlotte, NC 28255
------------------------------------------------------------------------------------------------------------------------------------

The financing statement covers the following types (or items) of property:

All "accounts," "inventory," "general intangibles," "chattel paper," "document," "instruments," "deposit accounts," "equipment," and "goods" as such terms are defined in the UCC in effect in the State of North Carolina on the date hereof, and all such other personal property of the Debtor, and all products and proceeds of any or all of the foregoing as more particularly described on Exhibit A attached hereto and made a part hereof. **Recording tax on related indebtedness in the amount of $61,500,000 was paid to Hamilton County Register of Deeds by the Parent Company, Chattem, Inc. with the recording of a Deed of Trust and Security Agreement. Receipt No. 39051 is attached.

-------------------------------
  ASSIGNEE OF SECURED PARTY



                                            CSC REFERENCE
#//MOORE1//96-000163//7//1

-------------------------------             "MAXIMUM PRINCIPAL INDEBTEDNESS FOR TENNESSEE RECORDING TAX PURPOSE IS  $61,500,999**
                                                                                                          -----------------



                                            THIS INSTRUMENT PREPARED BY





                                            -----------------------------

Check /X/ if covered:
  /X/ Proceeds of Collateral are also covered   /X/ Products of Collateral are also covered   No. of additional Sheets presented: 8
------------------------------------------------------------------------------------------------------------------------------------

Filed with:  SOS, Tennessee
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------
---------------------------------------
Signal Investment & Management Co

/s/ Robert E. Boswertz, President        19
---------------------------------------     -----------------------------------
    Signature of Debtor(s)                   Signature(s) of Secured Party(ies)

(1) Filing Officer Copy - Alphabetical
-------------------------------------------------------------------------------

                                     [LETTERHEAD]

                                                                          839051

--------------------------------------------------------------------------------
DATE          SYMBOL         VALUATION      TAX AND FEES   TOTAL PAID
--------------------------------------------------------------------------------
  04/30/96         MORT      61,600,000.00                                B
  04/30/96         T/DD                          68.00                    B
  04/30/96         MTAX                      70,722.70
  04/30/96         PFEE                           1.00     **70,791.70    B




                                        324834
                                     PAMELA HURST
                                       REGISTER
                                   HAMILTON COUNTY
                                  STATE OF TENNESSEE
                                 '96 APR 30 PM 12 48
                                   BY: ____________
                                        DEPUTY
                                  [ILLEGIBLE] 18147

                                                           BK-4672-608

--------------------------------------------------------------------------------
                   RECEIPT IS NOT VALID UNTIL CHECK IS PAID BY BANK
--------------------------------------------------------------------------------

                                   OFFICIAL RECEIPT


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     [LETTERHEAD]

                                 EXHIBIT A


DEBTOR                                      SECURED PARTY

Signal Investment &                      NationsBank, N.A., as Agent
  Management Co.

    The collateral consists of any and all right, title and interest of Debtor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (capitalized terms used below are defined at the end of this Exhibit A):

         (a) All equipment, including, without limitation, all vehicles, rolling stock, machinery, tools, furniture, furnishings, office equipment and trade fixtures;

         (b) All accounts and receivables and all goods represented by or securing accounts and receivables, including, without limitation, all rents and tenant payments, if any;

         (c) All inventory, including, without limitation, all raw materials, all work in process and all goods held by Debtor for sale or lease;

         (d) All of the Material Contracts and all such other agreements, contracts, leases, tax sharing agreements or hedging arrangements now or hereafter entered into by Debtor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of Debtor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

         (e)  All other general intangibles;

         (f) All instruments, documents, chattel paper, securities, policies and certificates of insurance, deposits, cash or other goods;

         (g) All federal, state and local tax refunds and claims of Debtor, all rights in litigation of Debtor presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgements of Debtor now or hereafter arising therefrom;

         (h) (i) All of the issued and outstanding shares of capital stock of the Persons that are Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of Persons that are Foreign Subsidiaries, including without limitation, with respect to each of clause
    (i) and (ii) above, whatever class now or hereafter owned by Debtor, in each case, together with the certificates (or other agreements or instruments) representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock described in paragraph (i) and (j) below, the "PLEDGED SHARES"), including, but not limited to, (A) all shares or securities representing a dividend on any of the Pledged
    Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares and (B) in the event of any consolidation or merger in which Debtor is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger;

         (i) All of the issued and outstanding shares of capital stock of additional Domestic Subsidiaries and (ii) 66% of the issued and outstanding shares of capital stock of additional Foreign Subsidiaries which are hereafter formed or acquired by Debtor, including without limitation, the certificates (or other agreements or instruments) representing such shares and all options and other rights, contractual or otherwise, with respect thereto;

         (j) All additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled in the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto, and 66% of additional shares of capital stock of any Person from time to time acquired by Debtor that is domiciled outside the United States, including without limitation, the certificates (or other agreements or instruments) representing such additional shares and all options and other rights, contractual or otherwise, with respect thereto;

         (k) All books, records, files, computer software and other similar writings or evidence of Debtor's business;

         (l) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, proprietary information, designs, processes, inventions, know-how and trade secrets and all actions of infringement, including the right to sue for and to recover and retain all damages and profits arising from past infringements of Debtor concerning any of the foregoing;

         (m) All other personal property of any kind or type whatsoever owned by the Debtor;

         (n) All accessions and additions to, and substitutions and replacements of, any and all of the foregoing, whether now existing or hereafter arising; and

         (o) All proceeds and products of the foregoing and all insurance relating to the foregoing collateral and all proceeds thereof (including, without limitation, insurance proceeds payable on account of business interruption), whether now existing or hereafter arising.

    DEFINITIONS:

         "BLIS-TO-SOL/SOLTICE SALE AGREEMENT" means that certain agreement, as amended and modified from time to time, by and among the Debtor, Chattem, Inc. and the Woolfoam Corporation, dated as of April 24, 1996.

         "COPYRIGHT LICENSES": any agreement, now existing or hereafter arising, providing for the grant by or to Debtor of any right under any Copyright including, without limitation, any thereof referred to in
    SCHEDULE 1 attached hereto.

         "COPYRIGHTS": (i) all copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto, and (ii) all renewals thereof including, without limitation, any thereof referred to in
    SCHEDULE 1 attached hereto.

         "DOMESTIC SUBSIDIARIES": all subsidiaries of Debtor that are domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia.

         "FOREIGN SUBSIDIARIES": all subsidiaries of Debtor that are not Domestic Subsidiaries.

         "MATERIAL CONTRACTS": (i) the Purchase Agreement, (ii) the Blis-To-Sol/Soltice Sale Agreement (iii) all material manufacturing contracts, license agreements and similar agreements, now existing or hereinafter arising, of the Debtor, including but not limited to, the manufacturing agreements with Pharma Tech Industries, Inc. for powdered

    Gold Bond and Procter & Gamble Pharmaceuticals, Inc. for Norwich aspirin and the license agreement for pHisoDerm between Valmont Inc. and the Debtor dated as of June 17, 1994 (iv) any agreement required to be filed after the date hereof as a material contact in accordance with
    Item 601(b)(10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") by the Debtor in a report or statement required to be filed under the Exchange Act; provided, however, agreements filed under Item 601(b)(10) of Regulation S-K that relate to benefit or compensation plans or employment agreements of or with the Debtor shall not be considered Material Contracts.

         "PATENT LICENSE": all agreements, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to make, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "PATENTS": (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in
    SCHEDULE 1 attached hereto, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations, continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "PERSON": any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

         "PURCHASE AGREEMENT": means that certain Asset Purchase Agreement, as amended and modified from time to time, by and among the Debtor, Chattem, Inc., Martin Himmel Inc. and Jeffrey S. Himmel, dated as of April 10, 1996.

         "TRADEMARK LICENSE": any agreement, whether written or oral, now existing or hereafter arising, providing for the grant by or to Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "TRADEMARKS": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, together with the goodwill of the business symbolized by said marks, names, styles, logos and identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United

    States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto, and
    (b) all renewals thereof including, without limitation, any thereof referred to in SCHEDULE 1 attached hereto.

         "WORK": any work of authorship which is subject to copyright protection pursuant to Title 17 of the United States Code or the applicable copyright laws of any other country.

                                      SCHEDULE 1

                          SIGNAL INVESTMENT & MANAGEMENT CO.

                               UNITED STATES TRADEMARKS


U.S. Registered Trademark         Trademark Registration No.    Date of Registration
-------------------------         --------------------------    --------------------
AMPHIBIOUS FORMULA                       1,279,505                   5/29/1984
BENZODENT                                595,101                     9/14/1954
BENZOGEL                                 1,767,890                   4/27/1993
BULLFROG                                 1,279,506                   5/29/1984
CORN SILK                                799,233                     11/23/1965
CORN SILK & Design                       1,457,919                   9/22/1987
CORNSILK                                 1,193,832                   4/20/1982
DAY ONE                                  1,608,789                   8/7/1990
FLEX-ALL 454                             1,569,189                   12/5/1989
FLEX-ALL 454 (Stylized)                  1,481,352                   3/22/1988
FOR THE PERIOD BEFORE YOUR PERIOD        1,674,764                   2/11/1992
HALF-AS-MUCH                             1,060,586                   3/8/1977
HI-THERM                                 708,677                     12/20/1960
ICY-HOT                                  970,575                     10/16/1973
META CINE                                372,963                     11/21/1939
MICRON                                   1,499,169                   8/9/1988
MUDD                                     1,011,938                   5/27/1975
MUDD                                     1,290,647                   8/21/1984
N & Design                               1,765,513                   4/20/1993
NORWICH                                  1,732,425                   11/17/1992
PAMPRIN                                  709,866                     1/17/1961
PAMPRIN IB                               1,499,182                   8/9/1988
PAMPRIN                                  709,866                     1/17/1961
PREMESYN PMS                             1,471,156                   1/5/1988
QUICK GEL                                1,951,563                   1/23/1996
SILKENOL                                 1,604,279                   7/3/1990
SUNCLYME                                 343,858                     3/9/1937
SUN IN                                   908,769                     2/3/1971
SUN-IN                                   1,456,006                   9/8/1987
SUN-IN (Design)                          1,059,766                   2/22/1977
TADPOLE                                  1,339,919                   6/11/1985
THERA CARE                               1,092,610                   6/6/1978
GOLD BOND                                1,209,453                   9/21/1982

U.S. Pending Trademark            Trademark Application No.     Date of Application
----------------------             -------------------------     -------------------
CHILL STICK                              74/630796                   2/6/1995
FLEX-ALL                                 75/005548                   10/13/1995
TRAINER'S CHOICE                         74/609150                   12/9/1994
VERALAX                                  74/650560                   3/23/1995
454                                      75/005550                   10/13/1995
BENZOGEL                                 74/650485                   3/23/1995
BULLFROG                                 74/654831                   3/30/1995
CAPSALOE                                 74/715332                   8/14/1995
HERBALAX                                 74/650559                   3/23/1995
MUDD FACIAL TREATMENT                    74/571539                   9/9/1994
MUDD SPA TREATMENT                       74/537103                   6/13/1994
PAMPRIN                                  74/702071                   7/17/1995
QUIK GEL                                 74/654830                   3/30/1995
THE ULTIMATE WATERPROOF SUNBLOCK         74/597971                   11/14/1994
VFW                                      75/026992                   12/4/1995

State Registered Trademark        Trademark Registered No.
--------------------------         ------------------------
NORWICH                           Puerto Rico Reg. No. 6172

                                COMMON LAW TRADEMARKS
                                ---------------------
FLEX-ALL OF COLORADO
FLEX-ALL-SOUTHWEST
APPLE-HYDROXY
THE ONCE A DAY ALL DAY SUNSCREEN
PAMPRIN (Stylized "A" in decorative italics)

                           UNITED STATES TRADEMARK LICENSE
                           -------------------------------

Trademark License Agreement between Valmont, Inc. and Signal Investment & Management Co. dated June 17, 1994, for the following marks:

Marks in the United States        Trademark Registration No.
--------------------------        --------------------------
PHISOAC (Stylized)                       699,720
PHISODAN (Stylized)                      764,556
PHISODERM                                408,558
PHISOPUFF (Block)                        1,294,345

Marks in Puerto Rico              Trademark Registration No.
--------------------              --------------------------
PHISODAN                                 13,379
PHISODERM                                19,097

Marks in Canada                   Trademark Registration No.
---------------                   --------------------------
PHISO                                    157,674
PHISOAC                                  118,977
PHISOCARE                                196,899
PHISODAN                                 132,672
PHISODERM                                78/20300
PHISOFOAM                                157,673
PHISOLAN                                 240,802

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       U.S. DEPARTMENT OF COMMERCE
                          RECORDATION FORM COVER SHEET                                                 Patent and Trademark Office
                                 PATENTS ONLY
----------------------------------------------------------------------------------------------------------------------------------
To the Honorable Commissioner of Patents and Trademark. Please record the attached original documents or copy thereof.
----------------------------------------------------------------------------------------------------------------------------------
 1. Name of Party(ies) conveying an interest.                   2. Name and address of receiving party(ies):

    Chattem, Inc.                                               Name: NationsBank, N.A. as Collateral Agent
                                                                     ----------------------------------------------------
                                                                Internal Address: Independence Center, 15th Floor
-------------------------------------------------                                ----------------------------------------
 3. Nature of Conveyance:                                                      NC1-001-15-04
                                                                ---------------------------------------------------------
    / /Assignment            / /Merger
    /x/Security Agreement    / /Change of Name                  Street Address: 101 North Tryon Street
    / /Other                                                                   ------------------------------------------
            -----------------------------------
                                                                City: Charlotte   State: North Carolina   ZIP: 28255
    Execution Date: April 29, 1996                                   -------------      ------------------    -----------

                                                                Additional name(s) & addresses attached?  / / Yes   /x/ No
-----------------------------------------------------------------------------------------------------------------------------------
 4. Application number(s) or patent number(s):

   If this document is being filed together with a new application, the execution date of the application is:
                                                                                                             ----------------------
    A. Patent Application No.(s):                               B. Patent No.(s):         4,279,890      PP4,564
                                                                                          4,251,507    4,892,890


                              Additional numbers attached?   / / Yes    /x/ No
-----------------------------------------------------------------------------------------------------------------------------------
 5. Name and address of party to whom correspondence            6. Total number of applications and patents involved: 4
    concerning document should be mailed:                                                                             -------

   Name: Rita M.K. Purut, Esq.                                  ------------------------------------------------------------------
        ----------------------------------------------
   Internal Address: Moore & Van Allen, PLLC                    7. Total fee (37 CFR 3.41):  . . . . $ 190.00
                    ----------------------------------                                                -------------
   Street Address: 2200 West Main Street, Suite 800                 /x/ Enclosed
                   -----------------------------------              / / Authorized to be charged to deposit account
   City: Durham         State: NC    ZIP: 27705                 ------------------------------------------------------------------
        ---------------       -------    -------------
                                                                8. Deposit account number:


                                                                ------------------------------------------------------------------
                                                                (Attach duplicate copy of this form if paying by deposit account)
-----------------------------------------------------------------------------------------------------------------------------------
                                            DO NOT USE THIS SPACE

-----------------------------------------------------------------------------------------------------------------------------------
 9. Statement and signature.

    TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE FOREGOING INFORMATION IS TRUE AND CORRECT AND ANY ATTACHED COPY IS A TRUE COPY OF
    THE ORIGINAL DOCUMENT.

    Rita M.K. Purut, Esq.         /s/ Rita M.K. Purut    5/6/1996
    -------------------------     -------------------    --------
    Name of person signing            Signature            Date

                                      Total number of pages including cover sheet, attachments and document: 6
                                                                                                            ----
-----------------------------------------------------------------------------------------------------------------------------------
 Mail documents to be recorded with required cover sheet
 information to:                                                I hereby certify that this paper is being deposited with the
                                                                United States Postal Service as first class mail in an envelope addressed to the Commissioner of Patents and Trademarks, Box
         COMMISSIONER OF PATENTS AND TRADEMARKS                 Assignments, Washington, DC 20231.
                  BOX ASSIGNMENTS
              WASHINGTON, D.C. 20231
                                                                               Thomas E. Sikes III
                                                                ---------------------------------------------------------
                                                                Typed or printed name of person signing certification

                                                                /s/ Thomas E. Sikes III           5/6/96
                                                                 ----------------------------    ---------
                                                                Signature                             Date
-----------------------------------------------------------------------------------------------------------------------------------

                                        NOTICE
                                          OF
                              GRANT OF SECURITY INTEREST
                                          IN
                                PATENTS AND TRADEMARKS

United States Patent and Trademark Office

Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of April 29, 1996 (as the same may be amended, modified, extended or restated from time to time, the "SECURITY AGREEMENT") by and among the Credit Parties party thereto (each a "CREDIT PARTY" and collectively, the "CREDIT PARTIES") and NationsBank, N.A., as Agent (the "AGENT") for the lenders referenced therein (the "LENDERS"), the undersigned Credit Party has granted a continuing security interest in and continuing lien upon, (i) the letters patent and patent applications (the "Patents") and trademarks, service marks and related registrations and applications (the "Trademarks") shown below to the Agent for the ratable benefit of the Lenders, together with (ii)(A) any and all improvement patents, reissues, reexaminations, patents of addition, renewals, extensions, continuations, continuations-in-part, substitutes, provisionals and divisions concerning the Patents and (B) the goodwill and assets of the business symbolized by such Trademarks and (iii) all actions for infringement concerning the foregoing including the right to sue for and to recover and retain all damages and profits arising from past infringement:

                                       PATENTS
-------------------------------------------------------------------------------


                                                 Date of
Patent No.         Description Of Patent          Patent
----------         ---------------------         -------


                See Exhibit A attached hereto and made a part hereof.

                                 PATENT APPLICATIONS
-------------------------------------------------------------------------------
    Patent
Application No.    Description Of Patent         Filing Date
---------------    ---------------------         -----------

                See Exhibit A attached hereto and made a part hereof.

                                      TRADEMARKS
-------------------------------------------------------------------------------


   Trademark                                            Date of
Registration No.        Registered Trademark          Registration
----------------        --------------------          ------------

                See Exhibit A attached hereto and made a part hereof.

                                Trademark Applications
-------------------------------------------------------------------------------
  Trademark
Application No.         Trademark                Filing Date
---------------         ---------                -----------

                See Exhibit A attached hereto and made a part hereof.

The security interest in the attached patents, patent applications, trademarks and trademark applications can be terminated only in accordance with the terms of the Security Agreement.

                             Very truly yours,

                             CHATTEM, INC., a Tennessee corporation


                             By:  /s/ Robert E. Bosworth
                                  --------------------------------

                             Name:  Robert E. Bosworth
                                   ------------------------------

                             Title: EXECUTIVE VICE PRESIDENT
                                   ------------------------------


Acknowledged and Accepted:

NATIONSBANK, N.A., as Agent


By:/s/ Nancy B. Chastain
   ------------------------------

Name: Nancy B. Chastain
    ----------------------------

Title: Senior Vice President
     ---------------------------

As to Chattem, Inc.:


Sworn to and subscribed before me
this 29th day of April, 1996.

 /s/ Tina M. Beatty
----------------------------------
         Notary Public


My Commission Expires:

 12-17-2000
----------------------------------

[SEAL]



As to NationsBank, N.A., as Agent:


Sworn to and subscribed before me
this 29th day of April, 1996.

 /s/ Tina M. Beatty
----------------------------------
         Notary Public


My Commission Expires:

 12-17-2000
----------------------------------

[SEAL]

                                      EXHIBIT A

                                    CHATTEM, INC.

                                UNITED STATES PATENTS

Patent No.           Date of Patent         Patent Description
----------           --------------         ------------------
4,279,890            07/21/1981             Cosmetic facial powder containing walnut shell flour.
4,251,507            02/17/1981             Process and composition for reducing dental plaque.
PP4,564              07/08/1980             Rose Plant.
4,892,890            01/09/1990             External analgesic compositions.

                             UNITED STATES PATENT LICENSE

Patent No.           Date of Patent         Patent Description
----------           --------------         ------------------
4,295,985            10/20/1981             Method of removal of chlorine retained by human skin and
                                            hair (licensed by Eljenn International to Chattem, Inc.)

                               UNITED STATES TRADEMARKS

U.S. Registered Trademark     Trademark Registration No.         Date of Registration
-------------------------     --------------------------         --------------------
Bullfrog (Design)                      1,763,958                          4/13/1993
CARDUI                                 1,738,319                          12/8/1992
EXELLE                                 1,229,147                          3/8/1983
SUMMER HIGHLIGHTS                      1,784,718                          7/27/1993
Ultraswim (Design)                     1,760,924                          3/30/1993


State Registered Trademark   Trademark Registration No.
--------------------------   --------------------------
AMPHIBIOUS FORMULA           California Reg. No. 67,887
AMPHIBIOUS FORMULA           Florida Reg. No. 928,164
AMPHIBIOUS FORMULA           Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA           Texas Reg. No. 40,988
BULLFROG                     California Reg. No. 67,888
BULLFROG                     Florida Reg. No. 928,165
BULLFROG                     Hawaii Reg. No. 149,562
BULLFROG                     Texas Reg. No. 40,989
CORN SILK & Design           Puerto Rico Reg. No. 24,727
CORN SILK                    Puerto Rico Reg. No. 24,726
MUDD                         Puerto Rico Reg. No. 23,176
MUDD                         Tennessee
PAMPRIN                      Puerto Rico Reg. No. 21,511
SUN IN                       Puerto Rico
SUN IN                       Tennessee
SUN-IN                       Puerto Rico Reg. No. 32,056

-------------------------------------------------------------------------------
                                                    U.S. DEPARTMENT OF COMMERCE
                                                    Patent and Trademark Office

                             RECORDATION FORM COVER SHEET
                                   TRADEMARKS ONLY

-------------------------------------------------------------------------------
To the Honorable Commissioner of Patents and Trademarks. Please record the attached original document or copy thereof.
--------------------------------------------------------------------------------
1.  Name of Party(ies) conveying an interest:
      Chattem, Inc.

    / / Individual(s)                  / / Association
    / / General Partnership            / / Limited Partnership
    /X/ Corporation-State  Tennessee
                          -----------------------------------------------------
    / / Other

Additional name(s) of conveying party(ies) attached  / / Yes  /X/ No
-------------------------------------------------------------------------------
2.  Name and Address of Party(ies) receiving an interest:

Name: NationsBank, N.A. as Collateral Agent
    ---------------------------------------------------------------------------

Internal Address: Independence Center, 15th Fl. NC1-001-15-04
                ---------------------------------------------------------------

Street Address: 101 N. Tryon Street
              --------------------------------------------

City: Charlotte                   State:  NC    ZIP: 28255
     ----------------------------        -------     --------

    / / Individual(s) citizenship
                                  ---------------------------------------------
    /X/ Association  National Association
                   ------------------------------------------------------------
    / / General Partnership
                           ----------------------------------------------------
    / / Limited Partnership
                           ----------------------------------------------------
    / / Corporation-State
                         ------------------------------------------------------
    / / Other
             ------------------------------------------------------------------

If assignee is not domiciled in the United States, a domestic representative designation is attached: / / Yes / / No

(Designation must be a separate document from Assignment)

Additional name(s) & address(es) attached?  / / Yes  /X/ No
-------------------------------------------------------------------------------
3.  Nature of Conveyance:

    / / Assignment                     / / Merger
    /X/ Security Agreement             / / Change of Name
    / / Other
             -------------------------------
    Execution Date: April 29, 1996

-------------------------------------------------------------------------------
4.  Application number(s) or registration number(s)

    A. Trademark Application No.(s):  See Attached

    B. Trademark Registration No.(s):
         1,763,958                     1,784,718
         1,738,319                     1,760,924
         1,229,147

                    Additional numbers attached?  / / Yes   /X/ No
-------------------------------------------------------------------------------
5. Name and address of party to whom correspondence concerning document should be mailed:

Name:  Rita M.K. Purut, Esq.
    ---------------------------------------------------------------------------

Internal Address: Moore & Van Allen, PLLC
                ---------------------------------------------------------------

    ---------------------------------------------------------------------------

Street Address:  2200 West Main Street, Suite 800
              -----------------------------------------------------------------

    ---------------------------------------------------------------------------

City:  Durham                State:  NC          ZIP:  27705
    ----------------------         ---------         --------------------------
-------------------------------------------------------------------------------
6.  Total number of applications and registrations involved:  5

-------------------------------------------------------------------------------
7.  Total fee (37 CFR 3.4): ......$  170.00
                                   --------------------------------------------
         /X/ Enclosed
    / / Authorized to be charged to deposit account
-------------------------------------------------------------------------------
8.  Deposit account number:

    ---------------------------------------------------------------------------
    (Attach duplicate copy of this form if paying by deposit account):

-------------------------------------------------------------------------------
                                DO NOT USE THIS SPACE

-------------------------------------------------------------------------------
9.  Statement and signature.

    TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE FOREGOING INFORMATION IS TRUE AND CORRECT AND ANY ATTACHED COPY IS A TRUE COPY OF THE ORIGINAL DOCUMENT.

         Rita M.K. Purut               /s/ Rita M.K. Purut           5/6/1996
    -------------------------------    -----------------------       ----------
      Name of Person Signing                Signature                Date

Total number of pages including cover sheet, attachments and document:   6
                                                                     -------
-------------------------------------------------------------------------------
Mail documents to be recorded with required cover sheet information to:

                        Commissioner of Patent and Trademarks
                                   Box Assignments
                                Washington, D.C. 20231

    Enter the name of the person submitting the document. The submitter mush sign and date the cover sheet, confirming that to the best of that person's knowledge and belief, the information contained on the cover sheet is correct and that any copy of the document is a true copy of the original document. Enter the total number of pages contained in the cover sheet, including any attached pages containing information continued from the Items of the cover sheet.

-------------------------------------------------------------------------------

I hereby certify that this paper is being deposited with the United States Postal Service as first class mail in an envelope addressed to the Commissioner of Patents and Trademarks, Box Assignments, Washington, D.C. 20231.


    THOMAS E. SIKES III
------------------------------------------------------------
Typed or printed name of person signing certification

    /s/ Thomas E. Sikes III                 5/6/96
----------------------------------     ---------------------
Signature                                   Date


-------------------------------------------------------------------------------

                                        NOTICE
                                          OF
                              GRANT OF SECURITY INTEREST
                                          IN
                                PATENTS AND TRADEMARKS

United States Patent and Trademark Office

Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of April 29, 1996 (as the same may be amended, modified, extended or restated from time to time, the "SECURITY AGREEMENT") by and among the Credit Parties party thereto (each a "CREDIT PARTY" and collectively, the "CREDIT PARTIES") and NationsBank, N.A., as Agent (the "AGENT") for the lenders referenced therein (the "LENDERS"), the undersigned Credit Party has granted a continuing security interest in and continuing lien upon, (i) the letters patent and patent applications (the "Patents") and trademarks, service marks and related registrations and applications (the "Trademarks") shown below to the Agent for the ratable benefit of the Lenders, together with (ii)(A) any and all improvement patents, reissues, reexaminations, patents of addition, renewals, extensions, continuations, continuations-in-part, substitutes, provisionals and divisions concerning the Patents and (B) the goodwill and assets of the business symbolized by such Trademarks and (iii) all actions for infringement concerning the foregoing including the right to sue for and to recover and retain all damages and profits arising from past infringement:

                                       PATENTS
-------------------------------------------------------------------------------


                                                 Date of
Patent No.         Description Of Patent          Patent
----------         ---------------------         -------


                See Exhibit A attached hereto and made a part hereof.

                                 PATENT APPLICATIONS
-------------------------------------------------------------------------------
    Patent
Application No.    Description Of Patent         Filing Date
---------------    ---------------------         -----------

                See Exhibit A attached hereto and made a part hereof.

                                      TRADEMARKS
-------------------------------------------------------------------------------

   Trademark                                            Date of
Registration No.        Registered Trademark          Registration
----------------        --------------------          ------------

                See Exhibit A attached hereto and made a part hereof.

                                Trademark Applications
-------------------------------------------------------------------------------
  Trademark
Application No.         Trademark                Filing Date
---------------         ---------                -----------

                See Exhibit A attached hereto and made a part hereof.

The security interest in the attached patents, patent applications, trademarks and trademark applications can be terminated only in accordance with the terms of the Security Agreement.

                             Very truly yours,

                             CHATTEM, INC., a Tennessee corporation


                             By:  /s/ Robert E. Bosworth
                                  --------------------------------

                             Name:  ROBERT E. BOSWORTH
                                   ------------------------------

                             Title: EXECUTIVE VICE PRESIDENT
                                   ------------------------------


Acknowledged and Accepted:

NATIONSBANK, N.A., as Agent


By:/s/ Nancy B. Chastain
   ------------------------------

Name: Nancy B. Chastain
    ----------------------------

Title: Senior Vice President
     ---------------------------

As to Chattem, Inc.:


Sworn to and subscribed before me
this 29th day of April, 1996.

 /s/ Tina M. Beatty
----------------------------------
         Notary Public


My Commission Expires:

 12-17-2000
----------------------------------

[SEAL]



As to NationsBank, N.A., as Agent:


Sworn to and subscribed before me
this 29th day of April, 1996.

 /s/ Tina M. Beatty
----------------------------------
         Notary Public


My Commission Expires:

 12-17-2000
----------------------------------

[SEAL]

                                      EXHIBIT A

                                    CHATTEM, INC.

                                UNITED STATES PATENTS


Patent No.         Date of Patent   Patent Description
----------         --------------   -------------------
4,279,890          07/21/1981        Cosmetic facial powder containing walnut shell flour.
4,251,507          02/17/1981        Process and composition for reducing dental plaque.
PP4,564            07/08/1980        Rose Plant.
4,892,890          01/09/1990        External analgesic compositions.

                            UNITED STATES PATENT LICENSE


Patent No.         Date of Patent    Patent Description
----------         --------------    ------------------
4,295,985          10/20/1981        Method of removal of chlorine retained by human skin and
                                     hair (licensed by Eljenn International to Chattem, Inc.).


                               UNITED STATES TRADEMARKS
U.S. Registered Trademark            Trademark Registration No.      Date of Registration
-------------------------            --------------------------      --------------------
Bullfrog (Design)                          1,763,958                      4/13/1993
CARDUI                                     1,738,319                      12/8/1992
EXELLE                                     1,229,147                      3/8/1983
SUMMER HIGHLIGHTS                          1,784,718                      7/27/1993
Ultraswim (Design)                         1,760,924                      3/30/1993

State Registered Trademark           Trademark Registration No.
--------------------------           --------------------------
AMPHIBIOUS FORMULA                   California Reg. No. 67,887
AMPHIBIOUS FORMULA                   Florida Reg. No. 928,164
AMPHIBIOUS FORMULA                   Hawaii Reg. No. 149,564
AMPHIBIOUS FORMULA                   Texas Reg. No. 40,988
BULLFROG                             California Reg. No. 67,888
BULLFROG                             Florida Reg. No. 928,165
BULLFROG                             Hawaii Reg. No. 149,562
BULLFROG                             Texas Reg. No. 40,989
CORN SILK & Design                   Puerto Rico Reg. No. 24,727
CORN SILK                            Puerto Rico Reg. No. 24,726
MUDD                                 Puerto Rico Reg. No. 23,176
MUDD                                 Tennessee
PAMPRIN                              Puerto Rico Reg. No. 21,511
SUN IN                               Puerto Rico
SUN IN                               Tennessee
SUN-IN                               Puerto Rico Reg. No. 32,056


--------------------------------------------------------------------------------------------

                                                          U.S. DEPARTMENT OF COMMERCE
                           RECORDATION FORM COVER SHEET    Patent and Trademark Office
                               TRADEMARKS ONLY

--------------------------------------------------------------------------------------------


To the Honorable Commissioner of Patents and Trademarks.  Please record the attached original document or copy thereof.
---------------------------------------------------------------------------------------------------------------------------------
1. Name of Party(ies) conveying an interest:                    2. Name and Address of Party(ies) receiving an interest:
   Signal Investment & Management Co.
                                                                Name: NationsBank, N.A. as Collateral Agent
                                                                      -----------------------------------------------------------

                                                                Internal Address: Independence Center, 15th Fl. NC1-001-15-04
                                                                                 ------------------------------------------------
   / /Individual(s)            / /Association
   / /General Partnership      / /Limited Partnership           Street Address: 101 N. Tryon Street
                                                                               --------------------------------------------------
   /x/Corporation-State Delaware
                        ------------------------------------    City: Charlotte      State:  NC  ZIP: 28255
   / /Other                                                           --------------        ----     --------
            ------------------------------------------------         / /Individual(s) citizenship ______________________________
Additional name(s) of conveying party(ies) attached?                 /x/Association   National Association
                                             / / Yes  /x/ No                        --------------------------------------------
------------------------------------------------------------

3. Nature of conveyance:                                             / /General Partnership ____________________________________
   / /Assignment               / /Merger                             / /Limited Partnership ____________________________________
   /x/Security Agreement       / /Change of Name                     / /Corporation-State ______________________________________
   / /Other ________________________________________________         / /Other __________________________________________________
   Execution Date: April 29, 1996                                If assignee is not domiciled in the United States, a domestic
                                                                 representative designation is attached:     / / Yes     / / No
                                                                 (Designation must be a separate document from Assignment)
                                                                 Additional name(s) & address(es) attached?   / / Yes     /X/ No
---------------------------------------------------------------------------------------------------------------------------------
4. Application number(s) or registration number(s)              B. Trademark Registration No.(s):    See Attached

   A. Trademark Application No.(s):  See Attached

                                               Additional numbers attached?  /X/ Yes    / / No
---------------------------------------------------------------------------------------------------------------------------------
5. Name and address of party to whom correspondence             6. Total number of applications and registrations involved: 47 concerning document should be mailed:

Name: Rita M.K. Purut, Esq.
      ------------------------------------------------------    ----------------------------------------------------------------
Internal Address: Moore & Van Allen, PLLC                       7. Total fee (37 CFR 3.4):.... $1,220.00
                  ------------------------------------------                                    ---------------------------------
                                                                          /X/ Enclosed
------------------------------------------------------------         / /Authorized to be charged to deposit account
Street Address: 2200 West Main Street, Suite 800                ----------------------------------------------------------------
                --------------------------------------------

------------------------------------------------------------    8. Deposit account number:
                                                                   -------------------------------------------------------------
City: Durham           State: NC     ZIP: 27705                 (Attach duplicate copy of this form if paying by deposit account):
      ---------------         ---        -------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                     DO NOT USE THIS SPACE

---------------------------------------------------------------------------------------------------------------------------------
9. Statement and signature.

   TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE FOREGOING INFORMATION IS TRUE AND CORRECT AND ANY ATTACHED COPY IS A TRUE COPY OF THE
ORIGINAL DOCUMENT.

      Rita M.K. Purut                      /s/Rita M.K. Purut          5/6/1996
  -----------------------------------      -----------------------     ------------
   Name of Person Signing                     Signature                Date

 Total number of pages including cover sheet, attachments and document:  8
                                                                      ------
----------------------------------------------------------------------------------------------------------------------------------
 Mail documents to be recorded with required cover sheet
 information to:                                                 I hereby certify that this paper is being deposited with the
          Commissioner of Patent and Trademarks                  United States Postal Service as first class mail in an
                    Box Assignments                              envelope addressed to the Commissioner of Patents and
                 Washington, D.C. 20231                          Trademarks, Box Assignments, Washington, DC 20231.

    Enter the name of the person submitting the document.  The   Thomas E. Sikes III
 submitter must sign and date the cover sheet, confirming that   ------------------------------------------------------
 to the best of that person's knowledge and belief, the          Typed or printed name of person signing certification
 information contained on the cover sheet is correct and that
 any copy of the document is a true copy of the original         /s/Thomas E. Sikes III                    5/6/96
 document.  Enter the total number of pages contained in the     -------------------------------------   --------------
 cover sheet, including any attached pages containing            Signature                                   Date
 information continued from the Items of the cover sheet.

----------------------------------------------------------------------------------------------------------------------------------

A.  Trademark Application Numbers:

    74/715,332
    74/702,071
    74/654,831
    74/654,830
    74/650,560
    74/650,559
    74/650,485
    74/609,150
    74/597,971
    74/630,796
    74/571,539
    74/537,103
    75/026,992
    75/005,550
    75/005,548

B.  Trademark Registration Numbers:

    1,951,563           1,279,505
    1,767,890           1,209,453
    1,765,513           1,193,832
    1,732,425           1,092,610
    1,674,764           1,060,586
    1,608,789           1,059,766
    1,604,279           1,011,938
    1,569,189             970,575
    1,499,182             908,769
    1,499,169             799,233
    1,481,352             709,866
    1,471,156             708,677
    1,457,919             595,101
    1,456,006             372,963
    1,339,919             343,858
    1,290,647
    1,279,506

                                     NOTICE
                                       OF
                           GRANT OF SECURITY INTEREST
                                       IN
                             PATENTS AND TRADEMARKS

United States Patent and Trademark Office

Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of April 29, 1996 (as the same may be amended, modified, extended or restated from time to time, the "SECURITY AGREEMENT") by and among the Credit Parties party thereto (each a "CREDIT PARTY" and collectively, the "CREDIT PARTIES") and NationsBank, N.A., as Agent (the "AGENT") for the lenders referenced therein (the "LENDERS"), the undersigned Credit Party has granted a continuing security interest in and continuing lien upon, (i) the letters patent and patent applications (the "Patents") and trademarks, service marks and related registrations and applications (the "Trademarks") shown below to the Agent for the ratable benefit of the Lenders, together with (ii)(A) any and all improvement patents, reissues, reexaminations, patents of addition, renewals, extensions, continuations, continuations-in-part, substitutes, provisionals and divisions concerning the Patents and (B) the goodwill and assets of the business symbolized by such Trademarks and (iii) all actions for infringement concerning the foregoing including the right to sue for and to recover and retain all damages and profits arising from past infringement:

                                  PATENTS
------------------------------------------------------------------------------

                                                   DATE OF
PATENT NO.          DESCRIPTION OF PATENT          PATENT
----------          ---------------------          ------

  See Exhibit A attached hereto and made a part hereof.

                     PATENT APPLICATIONS
------------------------------------------------------------------------------
    PATENT
APPLICATION NO.     DESCRIPTION OF PATENT         FILING DATE
---------------     ---------------------         -----------

    See Exhibit A attached hereto and made a part hereof.

                           TRADEMARKS
------------------------------------------------------------------------------
   TRADEMARK                                      DATE OF
REGISTRATION NO.    REGISTERED TRADEMARK        REGISTRATION
----------------    --------------------        ------------

    See Exhibit A attached hereto and made a part hereof.

                     TRADEMARK APPLICATIONS
------------------------------------------------------------------------------
  TRADEMARK
APPLICATION NO.          TRADEMARK                FILING DATE
---------------          ---------                -----------

     See Exhibit A attached hereto and made a part hereof.

The security interest in the attached patents, patent applications, trademarks and trademark applications can be terminated only in accordance with the terms of the Security Agreement.

                              Very truly yours,

                              CHATTEM, INC., a Tennessee corporation


                              By:/s/ Robert E. Bosworth
                                 ----------------------------------

                              Name: Robert E. Bosworth
                                   --------------------------------

                              Title: President
                                    -------------------------------


Acknowledged and Accepted:

NATIONSBANK, N.A., as Agent


By:/s/ Nancy B. Chastain
   --------------------------------

Name: Nancy B. Chastain
     ------------------------------

Title: Senior Vice President
      -----------------------------

As to Chattem, Inc.:


Sworn to and subscribed before me
this 29th day of April, 1996.


        /s/ Tia M. Beatty
--------------------------------
         Notary Public


My Commission Expires:

         12-17-2000
--------------------------------




As to NationsBank, N.A., as Agent:


Sworn to and subscribed before me
this 29th day of April, 1996.


       /s/ Tia M. Beatty
--------------------------------
         Notary Public


My Commission Expires:

         12-17-2000
--------------------------------

                                      EXHIBIT A

                          SIGNAL INVESTMENT & MANAGEMENT CO.

                               UNITED STATES TRADEMARKS

U.S. Registered Trademark         Trademark Registration No.    Date of Registration
-------------------------         --------------------------    --------------------
AMPHIBIOUS FORMULA                       1,279,505                   5/29/1984
BENZODENT                                595,101                     9/14/1954
BENZOGEL                                 1,767,890                   4/27/1993
BULLFROG                                 1,279,506                   5/29/1984
CORN SILK                                799,233                     11/23/1965
CORN SILK & Design                       1,457,919                   9/22/1987
CORNSILK                                 1,193,832                   4/20/1982
DAY ONE                                  1,608,789                   8/7/1990
FLEX-ALL 454                             1,569,189                   12/5/1989
FLEX-ALL 454 (Stylized)                  1,481,352                   3/22/1988
FOR THE PERIOD BEFORE YOUR PERIOD        1,674,764                   2/11/1992
HALF-AS-MUCH                             1,060,586                   3/8/1977
HI-THERM                                 708,677                     12/20/1960
ICY-HOT                                  970,575                     10/16/1973
META CINE                                372,963                     11/21/1939
MICRON                                   1,499,169                   8/9/1988
MUDD                                     1,011,938                   5/27/1975
MUDD                                     1,290,647                   8/21/1984
N & Design                               1,765,513                   4/20/1993
NORWICH                                  1,732,425                   11/17/1992
PAMPRIN                                  709,866                     1/17/1961
PAMPRIN IB                               1,499,182                   8/9/1988
PREMESYN PMS                             1,471,156                   1/5/1988
QUICK GEL                                1,951,563                   1/23/1996
SILKENOL                                 1,604,279                   7/3/1990
SUNCLYME                                 343,858                     3/9/1937
SUN IN                                   908,769                     2/3/1971
SUN-IN                                   1,456,006                   9/18/1987
SUN-IN (Design)                          1,059,766                   2/22/1977
TADPOLE                                  1,339,919                   6/11/1985
THERA CARE                               1,092,610                   6/6/1978
GOLD BOND                                1,209,453                   9/21/1982

U.S. Pending Trademark            Trademark Application No.     Date of Application
----------------------            -------------------------     -------------------
CHILL STICK                              74/630796                   2/6/1995
FLEX-ALL                                 75/005548                   10/13/1995
TRAINER'S CHOICE                         74/609150                   12/9/1994
VERALAX                                  74/650560                   3/23/1995
454                                      75/005550                   10/13/1995
BENZOGEL                                 74/650485                   3/23/1995
BULLFROG                                 74/654831                   3/30/1995
CAPSALOE                                 74/715332                   8/14/1995
HERBALAX                                 74/650559                   3/23/1995
MUDD FACIAL TREATMENT                    74/571539                   9/9/1994
MUDD SPA TREATMENT                       74/537103                   6/13/1994
PAMPRIN                                  74/702071                   7/17/1995
QUICK GEL                                74/654830                   3/30/1995
THE ULTIMATE WATERPROOF SUNBLOCK         74/597971                   11/14/1994
VFW                                      75/026992                   12/4/1995

State Registered Trademark        Trademark Registration No.
--------------------------        ---------------------------
NORWICH                           Puerto Rico Reg. No. 6172


                                COMMON LAW TRADEMARKS
FLEX-ALL OF COLORADO
FLEX-ALL-SOUTHWEST
APPLE-HYDROXY
THE ONCE A DAY ALL DAY SUNSCREEN
PAMPRIN (Stylized "A" in decorative italics)


                           UNITED STATES TRADEMARK LICENSE

Trademark License Agreement between Valmont, Inc. and Signal Investment & Management Co. dated June 17, 1994, for the following marks:

Marks in the United States        Trademark Registration No.
--------------------------        --------------------------
PHISOAC (Stylized)                          699,720
PHISODAN (Stylized)                         764,556
PHISODERM                                   408,558
PHISOPUFF (Block)                           1,294,345

Marks in Puerto Rico              Trademark Registration No.
--------------------              --------------------------
PHISODAN                                    13,379
PHISODERM                                   19,097

Marks in Canada                   Trademark Registration No.
---------------                   --------------------------
PHISO                                       157,674
PHISOAC                                     118,977
PHISOCARE                                   196,899
PHISODAN                                    132,672
PHISODERM                                   78/20300
PHISOFOAM                                   157,673
PHISOLAN                                    240,802

                                        NOTICE
                                          OF
                              GRANT OF SECURITY INTEREST
                                          IN
                                     TRADE MARKS

The Trade-marks Office
50 Victoria Street
Hull, QUEBEC
K1A 0C9

Dear Sirs:

Please be advised that pursuant to the Security Agreement dated as of April 29, 1996 (as the same may be amended, modified, extended or restated from time to time, the "SECURITY AGREEMENT") by and among the Credit Parties party thereto (each a "CREDIT PARTY" and collectively, the "CREDIT PARTIES") and NationsBank, N.A., as Agent (the "AGENT") for the lenders referenced therein:

    NationsBank, N.A.                       The First National of Chicago
    633 Chestnut Street                     One First National Plaza
    Chattanooga, Tennessee 37450            Chicago, Illinois  60670

    Creditanstalt Bankverein                First American National Bank
    Creditanstalt Corporate Finance, Inc.   725 Broad Street
    Two Ravinia Drive, Suite 1680           Chattanooga, Tennessee  37401
    Atlanta, Georgia  30346

    Van Kampen American Capital             Prime Income Trust
    One Parkview Plaza                      Two World Trade Center
    Oakbrook Terrace, Illinois 60181        New York, New York  10048

(the "LENDERS"), the undersigned Credit Party has granted a continuing security interest in and continuing lien upon the trade marks, service marks and related registrations and applications (the "Trade Marks") shown below to the Agent for the ratable benefit of the Lenders, together with the goodwill and assets of the business symbolized by such Trade Marks and all actions for infringement concerning the foregoing including the right to sue for and to recover and retain all damages and profits arising from past infringement:

                                     TRADE MARKS

                                                              Trade Mark
Trade Mark                                                 Registration No.
----------                                                 ----------------

                See Exhibit A attached hereto and made a part hereof.

The security interest in the attached trade marks and trade mark applications can be terminated only in accordance with the terms of the Security Agreement.

                                  Very truly yours,

                                  CHATTEM, INC., a Tennessee corporation


                                  By:  /s/ ROBERT E. BOSWORTH
                                     ------------------------------------------

                                  Name:  Robert Bosworth
                                       ----------------------------------------

                                   Title: EVP & CFO
                                         ---------------------------------------


Acknowledged and Accepted:

NATIONSBANK, N.A., as Agent


By: /s/ NANCY CHASTAIN
   --------------------------------

Name: Nancy Chastain
     ------------------------------

Title: Senior Vice President
      -----------------------------

As to Chattem, Inc.:


Sworn to and subscribed before me
this 28th day of  May, 1996.

/s/ illigible
-----------------------------------
         Notary Public


My Commission Expires:

          MY COMMISSION EXPIRES
               MARCH 18, 1998
-----------------------------------



As to NationsBank, N.A., as Agent:


Sworn to and subscribed before me
this 5th day of June, 1996.


/s/ Tina M. Beatty
-----------------------------------
         Notary Public


My Commission Expires:

          12-17-2000
-----------------------------------

                                      EXHIBIT A


                     CANADIAN TRADE MARKS OWNED BY CHATTEM, INC.

                 MARK                               REG. NO./APP. NO.
          AMPHIBIOUS FORMULA                             332,073
               BULLFROG                                  332,935
               CORN SILK                                 144,355
              FLEXALL ICE                                806,665
                 MUDD                                    319,044
                NORWICH                               UCA017,241
        PAMPRIN (Block Letters)                          234,475
           SHY (Applicator)                       N.S. 177/45151
          SHY (Liquid Douche)                         TMA192,381
          SOMETHING PERSONAL                             259,143
                SUN IN                                   171,191
              THERA CARE                              TMA239,954
          THERA CARE & Design                         TMA269,249

                                        NOTICE
                                          OF
                              GRANT OF SECURITY INTEREST
                                          IN
                                     TRADE MARKS

The Trade-marks Office
50 Victoria Street
Hull, QUEBEC
K1A 0C9

Dear Sirs:

Please be advised that pursuant to the Security Agreement dated as of April 29, 1996 (as the same may be amended, modified, extended or restated from time to time, the "SECURITY AGREEMENT") by and among the Credit Parties party thereto (each a "CREDIT PARTY" and collectively, the "CREDIT PARTIES") and NationsBank, N.A., as Agent (the "AGENT") for the lenders referenced therein:

    NationsBank, N.A.                       The First National of Chicago
    633 Chestnut Street                     One First National Plaza
    Chattanooga, Tennessee 37450            Chicago, Illinois  60670

    Creditanstalt Bankverein                First American National Bank
    Creditanstalt Corporate Finance, Inc.   725 Broad Street
    Two Ravinia Drive, Suite 1680           Chattanooga, Tennessee  37401
    Atlanta, Georgia  30346

    Van Kampen American Capital             Prime Income Trust
    One Parkview Plaza                      Two World Trade Center
    Oakbrook Terrace, Illinois 60181        New York, New York  10048

(the "LENDERS"), the undersigned Credit Party has granted a continuing security interest in and continuing lien upon the trade marks, service marks and related registrations and applications (the "Trade Marks") shown below to the Agent for the ratable benefit of the Lenders, together with the goodwill and assets of the business symbolized by such Trade Marks and all actions for infringement concerning the foregoing including the right to sue for and to recover and retain all damages and profits arising from past infringement:

                                     TRADE MARKS

                                                               Trade Mark
Trade Mark                                                  Registration No.
----------                                                  ----------------

                See Exhibit A attached hereto and made a part hereof.

The security interest in the attached trade marks and trade mark applications can be terminated only in accordance with the terms of the Security Agreement.

                                   Very truly yours,

                                   SIGNAL INVESTMENT & MANAGEMENT CO., a
                                   Delaware corporation


                                   By: /s/ ROBERT E. BOSWORTH
                                      ------------------------------------------

                                   Name: Robert E. Bosworth
                                        ----------------------------------------

                                   Title: President
                                         ---------------------------------------


Acknowledged and Accepted:

NATIONSBANK, N.A., as Agent


By: /s/ NANCY CHASTAIN
   --------------------------------

Name: Nancy Chastain
     ------------------------------

Title: Senior Vice President
      -----------------------------

As to Signal Investment & Management Co.


Sworn to and subscribed before me
this 28th day of MAY, 1996.



-----------------------------------
         Notary Public


My Commission Expires:

          MY COMMISSION EXPIRES
               MARCH 18, 1998
-----------------------------------



As to NationsBank, N.A., as Agent:


Sworn to and subscribed before me
this 5th day of June, 1996.


/s/ Tina M. Beatty
-----------------------------------
         Notary Public


My Commission Expires:

          12-17-2000
-----------------------------------

                                      EXHIBIT A

           CANADIAN TRADE MARKS OWNED BY SIGNAL MANAGEMENT & INVESTMENT CO.

                 MARK                               REG. NO./APP. NO.
               BENZODENT                               UCA49940
              CHILL STICK                                780,659
                ICY HOT                                TMA409,013
               GOLD BOND                               TMA368196

                                      04/30/96   MORT 61,500,000.00
                                      04/30/96   T/DD                     68.00
Drawn By and                          04/30/96   MTAX                 70,722.70
Moore & Van Allen, PLLC (LSJ)         04/30/96   PFEE                       1.00  **70,791.70
NationsBank Corporate Center
100 North Tryon Street, Floor 47
Charlotte, North Carolina  28202-4003

                                               DEED OF TRUST
                                                    AND
                                             SECURITY AGREEMENT

STATE OF TENNESSEE

COUNTY OF HAMILTON

Name and address of Debtor:             Name and address of Secured Party:

Chattem, Inc.                           NationsBank, N.A.
1715 West 38th Street                   Independence Center, 15th Floor
Chattanooga, Tennessee 37409            NC1-001-15-04
                                        101 North Tryon Street
                                        Charlotte, North Carolina 28255


     COLLATERAL IS OR INCLUDES FIXTURES AND THIS INSTRUMENT IS ALSO BEING FILED AS A FIXTURE FILING IN ACCORDANCE WITH TCA SECTION 47-9-402(6). CHATTEM, INC. IS THE RECORD OWNER OF THE REAL ESTATE.

     THIS INSTRUMENT SECURES OBLIGATORY ADVANCES AND IS FOR COMMERCIAL PURPOSES.

     THIS DEED OF TRUST AND SECURITY AGREEMENT (this "Deed of Trust") is made and entered into as of the 29th day of April, 1996, by and among

     CHATTEM, INC., a Tennessee corporation (the "Borrower" or "Debtor");

     RON SUEDEKUM, an individual and resident of Davidson County, Tennessee (the "Trustee"); and


     NATIONSBANK, N.A., in its capacity as agent (in such capacity, the "Agent" or "Secured Party") for the lenders from time to time party to the Credit Agreements described herein (the "Lenders").

     THE MAXIMUM PRINCIPAL INDEBTEDNESS SECURED HEREUNDER FOR TENNESSEE RECORDING TAX PURPOSES IS SIXTY-ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($61,500,000).

     WHEREAS, the Borrower is the owner of the fee simple interest in the real property described on EXHIBIT A attached hereto and incorporated herein by reference;

     WHEREAS, the Borrower and the Guarantors (as hereinafter defined) have requested that the Lenders provide credit facilities in the aggregate amount of $61,500,000 to the Borrower; and

     WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrower provided that, among other things, the Borrower executes and delivers this Deed of Trust.

                              W I T N E S S E T H:
                              - - - - - - - - - -
     The Borrower, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, irrevocably grants, mortgages, remises, aliens, assigns and conveys to the Trustee and the Trustee's successors and assigns, subject to the further terms of this Deed of Trust, all of the Borrower's right, title and interest (thereunder or otherwise) in and to the following described land, real property interests, buildings, improvements, fixtures, furniture and appliances and other personal property:

     (a) All that tract or parcel of land and other real property interests in Hamilton County, Tennessee more particularly described in EXHIBIT A attached hereto and made a part hereof (the "Land"); and

     (b) All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the "Improvements") and all materials intended for construction, reconstruction, alteration and repair of such Improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the premises hereby conveyed immediately upon the delivery thereof to the Land, and all fixtures and articles of personal property now or hereafter owned by the Borrower and attached to or contained in and used in connection with the Land and Improvements including, but not limited to, all furniture, furnishings, apparatus, machinery, equipment, motors, elevators, fittings, radiators, ranges, refrigerators, awnings, shades, screens, blinds, carpeting, office equipment and other furnishings and all plumbing, heating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning and sprinkler equipment and fixtures and appurtenances thereto and all renewals or replacements thereof or articles in substitution thereof, whether or not the same are or shall be attached to the Land and Improvements in any manner (the "Tangible Personalty") and all proceeds of the Tangible Personalty (hereinafter, the Land, Improvements and Tangible Personalty may be collectively referred to as the "Premises").

     TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, to the Trustee and the Trustee's successors and assigns to secure the indebtedness herein recited.

     And, as additional security for said indebtedness, the Borrower hereby conditionally assigns to the Agent all right, title and interest of the Borrower in and to the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the "Rents and Profits"), reserving only the right to the Borrower to collect and enjoy the same as long as there shall exist no Event of Default (as defined in Article IV).

     As additional collateral and further security for said indebtedness, the Borrower does hereby assign to the Agent and grants to the Agent a security interest in all of the right, title and interest of the Borrower in and to any and all insurance policies and proceeds thereof and any and all leases (including equipment leases), rental agreements, sales contracts, management contracts, franchise agreements, construction contracts, architects' contracts, technical services agreements, or other contracts, licenses and permits now or hereafter affecting the Premises (the "Intangible Personalty") or any part thereof, and the Borrower agrees to execute and deliver to the Agent such additional instruments, in form and substance reasonably satisfactory to the Agent, as may hereafter be requested by the Agent to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed as a consent by the Agent to any lease, rental agreement, management contract, franchise agreement, construction contract, technical services agreement or other contract, license or permit, or to impose upon the Agent any obligation with respect thereto.

     All the Tangible Personalty which comprise a part of the Premises shall, as far as permitted by law, be deemed to be affixed to the aforesaid Land and conveyed therewith. As to the balance of the Tangible Personalty and the Intangible Personalty, this Deed of Trust shall be considered to be a security agreement which creates a security interest in such items for the benefit of the Agent. In that regard, the Borrower grants to the Agent all of the rights and remedies of a secured party under the Tennessee Uniform Commercial Code.

     The Borrower, Trustee and the Agent covenant, represent and agree as follows:


                                    ARTICLE I

                               Secured Obligations

     1.1 OBLIGATIONS SECURED. The Agent and the Lenders have agreed to establish credit facilities in the aggregate amount of $61,500,000 (hereinafter the loans and extensions of credit thereunder may be called the "Loans") in favor of the Borrower pursuant to the terms of those certain credit agreements dated as of the date hereof among the Borrower, each of the Borrower's Domestic Subsidiaries (the Borrower's Domestic Subsidiaries, individually a "Guarantor" and collectively the "Guarantors"), the Agent and the Lenders, one in the amount of $55,000,000 (the "Credit Agreement") and one in the amount of $6,500,000 (the "Working Capital Credit Agreement") (as amended, modified, supplemented, extended, renewed or replaced from time to time, collectively the "Credit Agreements"; terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement) and as evidenced by (i) those revolving credit promissory notes of the Borrower dated as of the date hereof in the aggregate principal amount of $17,500,000 and having maturity dates of April 29, 2001 (as referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Revolving Notes"), (ii) those revolving credit promissory notes of the Borrower dated as of the date hereof in the aggregate principal amount of $6,500,000 and having maturity dates of April 29, 2001 (as referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Working Capital Revolving Notes"), (iii) those Tranche A term loan promissory notes of the Borrower dated as of the date hereof in the aggregate principal amount of $20,000,000 and having maturity dates of April 29, 2001 (as referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Tranche A Term Loan Notes") and (iv) those Tranche B term loan promissory notes of the Borrower dated as of the date hereof in the aggregate principal amount of $17,500,000 and having maturity dates of October 29, 2003 (as referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Tranche B Term Loan Notes") (hereinafter the Revolving Notes, the Working Capital Revolving Notes, the Tranche A Term Loan Notes and the Tranche B Term Loan Notes may be referred to as the "Notes"), and (v) all other documents executed in connection with the Notes.


                                   ARTICLE II

            The Borrower's Covenants, Representations and Agreements

     2.1 TITLE TO PROPERTY. The Borrower represents and warrants to the Agent that (i) it is the owner of the Tangible Personalty (to the extent such Tangible Personalty does not constitute fixtures), and has the right to convey the same,
(ii) that as of the date hereof title to such property is free and clear of all encumbrances except for the matters shown on the title insurance policy accepted by the Agent in connection with this Deed of Trust (the "Permitted Encumbrances"), and (iii) it will warrant and defend the title to such property except for the Permitted Encumbrances and the Permitted Liens against the claims of all Persons. As to the balance of the Premises, the Rents and Profits and the Intangible Personalty, the Borrower represents and warrants that it has title to such property that title as of the date hereof to such property is free and clear of all encumbrances except for the Permitted Encumbrances, that it has the right to convey such property and that it will warrant and defend such property except for the Permitted Encumbrances and the Permitted Liens against the claims of all Persons.

     2.2 TAXES AND FEES. The Borrower will pay on or before the date that the same become delinquent, all taxes, general and special assessments, insurance premiums, permit fees, inspection fees, license fees, water and sewer charges, franchise fees and equipment rents and any other charges or fees against it or the Premises (and the Borrower, upon request of the Agent, will submit to the Agent receipts evidencing said payments) in accordance with Section 7.5 of the Credit Agreements.

     2.3 REIMBURSEMENT. The Borrower agrees that if it shall fail to pay on or before the date that the same become delinquent any tax, assessment or charge levied or assessed against the Premises or any utility charge, whether public or private, or any insurance premium or if it shall fail to procure the insurance coverage and the delivery of the insurance certificates required hereunder, or if it shall fail to pay any other charge or fee described in Sections 2.2, 2.3 or 2.6 hereof, then the Agent, at its option, may pay or procure the same. The Borrower will reimburse the Agent upon demand for any sums of money paid by the Agent pursuant to this Section, together with interest on each such payment at the default rate of interest provided in Section 3.1(b) of the Credit Agreement for Revolving Loans that are Base Rate Loans, and all such sums and interest thereon shall be secured hereby.

     2.4 ADDITIONAL DOCUMENTS. The Borrower agrees to execute and deliver to the Agent, concurrently with the execution of this Deed of Trust and upon the request of the Agent from time to time hereafter, all financing statements and other documents reasonably required to perfect and maintain the security interest created hereby. The Borrower hereby irrevocably (as long as any Loans remain outstanding) makes, constitutes and appoints the Agent as the true and lawful attorney of the Borrower to sign the name of the Borrower on any financing statement, continuation of financing statement or similar document required to perfect or continue such security interests.

     2.5 SALE OR ENCUMBRANCE. Except as permitted by the Credit Agreements, the Borrower will not sell, encumber or otherwise dispose of any of the Tangible Personalty except to incorporate such into the Improvements or replace such with goods of quality and value at least equal to that replaced. In the event the Borrower sells or otherwise disposes of any of the Tangible Personalty in contravention of the foregoing sentence, the Agent's security interest in the proceeds of the Tangible Personalty shall continue pursuant to this Deed of Trust.

     2.6 FEES AND EXPENSES. The Borrower will promptly pay upon demand any and all reasonable costs and expenses of the Agent, (a) as required under Section
11.5 of the Credit Agreements and (b) as necessary to protect the Premises, the Rents and Profits or the Intangible Personalty or to exercise any rights or remedies under this Deed of Trust with respect to the Premises, Rents and Profits or the Intangible Personalty. All of the foregoing costs and expenses shall be secured hereby.

     2.7 LEASES AND OTHER AGREEMENTS. Without first obtaining on each occasion the written approval of the Agent, which shall not be unreasonably withheld, the Borrower shall not, except as permitted by the Credit Agreements, enter into, cancel, surrender or modify or permit the cancellation of any material lease (including any equipment lease), rental agreement, management contract, franchise agreement, construction contract, technical services agreement or other material contract, license or permit now or hereafter affecting the Premises, or modify any of said instruments, or accept or permit to be made, any prepayment (more than one month) of any installment of rent or fees thereunder. Certified copies of each such approved material lease or other material agreement shall be submitted to the Agent as soon as possible. The Borrower shall faithfully keep and perform, or cause to be kept and performed, in all material respects, all of the covenants, conditions, and agreements contained in each of said agreements, now or hereafter existing, on the part of the Borrower to be kept and performed (including performance of all covenants to be performed under any and all leases of the Premises or any part thereof) and shall at all times use commercially reasonable efforts to enforce, with respect to each other party to said agreements, all obligations, covenants and agreements by such other party to be performed thereunder.

     2.8 MAINTENANCE OF PREMISES. Except as provided otherwise in the Credit Agreements, the Borrower will abstain from and will not permit the commission of waste in or about the Premises and will maintain, or cause to be maintained, the Premises in good condition and repair, reasonable wear and tear excepted.

     2.9  INSURANCE.

          (a) TYPES REQUIRED. The Borrower shall maintain insurance for the Premises as set forth in Section 7.6 of the Credit Agreements. In addition to the requirements set forth in Section 7.6 of the Credit Agreements, if any part of the Improvements is located in an area having "special flood hazards" as defined in the Federal Flood Disaster Protection Act of 1973, a flood insurance policy naming the Agent as mortgagee must be submitted to the Agent. The policy must be in such amount, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

          (b) USE OF PROCEEDS: All insurance proceeds received by the Borrower shall be applied as set forth in Section 7.6 of the Credit Agreements.

     2.10 EMINENT DOMAIN. The Borrower assigns to the Agent any proceeds or awards which may become due by reason of any condemnation or other taking for public use of the whole or any part of the Premises or any rights appurtenant thereto to which the Borrower is entitled, and such proceeds or awards shall be applied in the same manner the insurance proceeds are applied pursuant to
Section 7.6 of the Credit Agreements. The Borrower agrees to execute such further assignments and agreements as may be reasonably required by the Agent to assure the effectiveness of this Section. In the event any Governmental Authority shall require or commence any proceedings for the demolition of any buildings or structures comprising a part of the Premises, or shall commence any proceedings to condemn or otherwise take pursuant to the power of eminent domain a material portion of the Premises, the Borrower shall promptly notify the Agent of such requirement or commencement of proceeding (for demolition, condemnation or other taking).

     2.11 RELEASES AND WAIVERS. The Borrower agrees that no release by the Agent of any portion of the Premises, the Rents and Profits or the Intangible Personalty, no subordination of any Lien, no forbearance on the part of the Lenders or the Agent to collect on the Loans, or any part thereof, no waiver of any right granted or remedy available to the Agent and no action taken or not taken by the Agent shall in any way have the effect of releasing the Borrower from full responsibility to the Lenders and the Agent for the complete discharge of each and every of the Borrower's obligations hereunder.

                                   ARTICLE III

                                Event of Default

     An Event of Default shall exist under the terms of this Deed of Trust upon the existence of an Event of Default under the terms of the Credit Agreements.


                                   ARTICLE IV

                                   Foreclosure

     4.1 ACCELERATION OF LOAN; FORECLOSURE. Upon the occurrence and during the continuance of an Event of Default and otherwise in compliance with Section 9.2 of the Credit Agreements, the entire balance of the Loans and any other obligations due under the Credit Documents, including all accrued interest, shall, at the option of the Agent, become immediately due and payable. Upon failure to pay the Loans or reimburse any other amounts due under the Credit Documents in full at any stated or accelerated maturity, the Trustee may foreclose the lien of this Deed of Trust as set forth herein.

     4.2 FORECLOSURE. Upon the occurrence and during the continuance of an Event of Default and at the request of the Agent, the Trustee, or his successor or substitute, after publishing notice of the time and place of sale at least three (3) different times in some newspaper published in a county in which the Premises is located, the first of which publications shall be at least twenty (20) days prior to said sale, shall proceed to sell the Premises, at public auction for cash. Any sale made by the Trustee hereunder may be as an entirety or in such parcels as the Agent may request. To the extent permitted by applicable law, any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by law. The sale by the Trustee of less than the whole of the Premises shall not exhaust the power of sale herein granted, and the Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Premises shall be sold; and, if the proceeds of such sale of less than the whole of the Premises shall be less than the aggregate of the indebtedness secured hereby and the expense of executing this trust as provided herein, this Deed of Trust and the lien hereof shall remain in full force and effect as to the unsold portion of the Premises just as though no sale had been made; provided, however, that the Borrower shall never have any right to require the sale of less than the whole of the Premises but the Agent shall have the right, at its sole election, to request the Trustee to sell less than the whole of the Premises.
 Trustee may, after any request or direction by the Agent, sell not only the real property but also the Tangible Personalty and other interests which are a part of the Premises, or any part thereof, as a unit and as a part of a single sale, or may sell any part of the Premises separately from the remainder of the Premises. It shall not be necessary for the Trustee to have taken possession of any part of the Premises or to have present or to exhibit at any sale any of the Tangible Personalty. If the Premises is located in two or more counties, it may all be sold in one of the counties if the Trustee so elects. Otherwise, the sale shall occur in the county in which the Premises is located. The sale shall be held at such location in the county as the foreclosure notice may specify. The power of sale granted herein shall not be exhausted by any sale held hereunder by the Trustee or his substitute or successor, and such power of sale may be exercised from time to time and as many times as the Agent may deem necessary until all of the Premises has been duly sold and all secured indebtedness has been fully paid. In the event any sale hereunder is not completed or is defective in the opinion of the Agent, such sale shall not exhaust the power of sale hereunder and the Agent shall have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deeds or other conveyances given by the Trustee or any successor or substitute appointed hereunder as to nonpayment of the secured indebtedness or as to the occurrence of any default, or as to the Agent's having declared all of said indebtedness to be due and payable, or as to the request sell, or as to notice of time, place and terms of sale and the properties to be sold having been duly given, or as to the refusal, failure or inability to act of the Trustee or any substitute or successor trustee, or as to the appointment of any substitute or successor trustee, or as to any other act or thing having been duly done by the Agent or by the Trustee, substitute or successor, shall be taken as prima facie evidence of the truth of the facts so stated and recited. The Trustee is hereby released from all obligations imposed by statute which can be waived, including any requirement of qualification or bond. It is agreed that the Agent, in the event of any sale of the Premises, may bid and buy as any third person might, but the Agent shall not be required to present cash at the sale except to the extent, if any, by which the Agent's bid exceeds the amount of the secured indebtedness, including all expenses of collection and sale provided for herein. The Trustee may delegate, in his sole discretion, any authority possessed under this Deed of Trust, including the authority to conduct a foreclosure sale. Without limiting the foregoing, the Trustee may retain a professional auctioneer to preside over the bidding, and the customary charge for the auctioneer's services shall be paid from sale proceeds as an expense of sale. If prior to or at any foreclosure sale a third party represents to the Trustee in writing that such party holds the next junior lien to this Deed of Trust (whether by judgment lien, junior deed of trust, or otherwise), the Trustee may disburse surplus proceeds to such third party in an amount not to exceed the amount of lien alleged by the third party in its written statement to the Trustee. A foreclosure sale may be adjourned by the Trustee and may be reset at a later time and/or date by announcement at the time and place of the originally advertised sale and without any further publication. The foreclosure sale of the Premises shall be conducted for cash to be tendered upon the conclusion of the bidding; provided, however, (i) the Trustee may accept a check issued or certified by a local bank as consideration for the sale and (ii) if, in his sole discretion, the Trustee announces before or after bidding that, upon the failure of the high bidder to complete the sale for cash within one (1) hour, the Premises may be sold to the second highest bidder, and if the high bidder should subsequently fail to complete the purchase within that time, then the Trustee may, at his option, close the sale of the Premises to the second highest bidder. The Agent or the Trustee may, after default, advise third parties of the amount (or estimated amount) of principal, interest and expenses that will be outstanding as of the date of any foreclosure sale and may share any other available information regarding the Premises. The Borrower agrees that the Borrower will not bid at any sale hereunder and will not allow others to bid on the Borrower's behalf unless, at the time of sale, the Borrower has cash sufficient to pay at the sale the amount of his bid.

     4.3 PROCEEDS OF SALE. Following a foreclosure sale, the proceeds of such sale shall, subject to applicable law, be applied in accordance with Section 3.8 of the Credit Agreements.


                                    ARTICLE V

                   Additional Rights and Remedies of the Agent

     5.1 RIGHTS UPON MATURITY OR AN EVENT OF DEFAULT. Upon the occurrence and during the continuance of an Event of Default, the Agent, immediately and without additional notice and without liability therefor to the Borrower, except for its own gross negligence or willful misconduct, may do or cause to be done any or all of the following: (a) take physical possession of the Premises;
(b) exercise its right to collect the Rents and Profits; (c) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (d) expend funds of the Loans and any rents, income and profits derived from the Premises for payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the lien of this Deed of Trust and satisfaction and fulfillment of any liabilities or obligations of the Borrower arising out of or in any way connected with the construction of Improvements on the Premises whether or not such liabilities and obligations in any way affect, or may affect, the lien of this Deed of Trust; (e) enter into leases demising the Premises or any part thereof; (f) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in the Notes, this Deed of Trust, the Credit Agreements, or the other Credit Documents, or to aid the execution of any power herein granted; and (g) generally, supervise, manage, and contract with reference to the Premises as if the Agent were equitable owner of the Premises. The Borrower also agrees that any of the foregoing rights and remedies of the Agent may be exercised at any time independently of the exercise of any other such rights and remedies, and the Agent may continue to exercise any or all such rights and remedies until the Event(s) of Default are cured or waived with the consent of the Required Lenders or the Lenders (as required by the Credit Agreements) or until foreclosure and the conveyance of the Premises or until the Loans and other indebtedness secured hereby are otherwise satisfied or paid in full.

     5.2 APPOINTMENT OF RECEIVER. If upon the maturity of any of the Loans or any other amounts or obligations under the Credit Documents, the same remain unpaid, or upon the occurrence and continuance of an Event of Default, the Agent as a matter of right shall be entitled to the appointment of a receiver or receivers for all or any part of the Premises, to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the indebtedness secured hereby, whether such receivership be incident to a proposed sale (or sales) of such property or otherwise, and without regard to the value of the Premises or the solvency of any Person or Persons liable for the payment of the indebtedness secured hereby, and the Borrower does hereby irrevocably consent to the appointment of such receiver, consents to the EX PARTE appointment of a receiver, or receivers, waives any and all defenses to such appointment, and agrees not to oppose any application therefor by Agent. Nothing herein is to be construed to deprive the Agent of any other right, remedy or privilege it may have under the law to have a receiver appointed. Any money advanced by the Agent in connection with any such receivership shall be a demand obligation (which obligation the Borrower hereby promises to pay) owing by the Borrower to the Agent pursuant to this Deed of Trust.

     5.3 WAIVERS. No waiver of any Event of Default shall at any time thereafter be held to be a waiver of any rights of the Agent stated anywhere in the Notes, this Deed of Trust, the Credit Agreements or any of the other Credit Documents, nor shall any waiver of a prior Event of Default operate to waive any subsequent Event(s) of Default. All remedies provided in this Deed of Trust, in the Notes, in the Credit Agreements and in the other Credit Documents are cumulative and may, at the election of the Agent, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

     5.4 BORROWER'S WAIVER OF CERTAIN RIGHTS. To the full extent the Borrower may do so, the Borrower agrees that the Borrower will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and the Borrower, for the Borrower, the Borrower's heirs, devisees, representatives, successors and assigns, and for any and all persons ever claiming any interest in the Premises, to the extent permitted by applicable law, hereby waives and releases all rights of redemption (including the statutory right of redemption and the equity of redemption), valuation, appraisement, stay of execution, notice of intention to mature or declare due the whole of the secured indebtedness, notice of election to mature or declare due the whole of the secured indebtedness and all rights to a marshaling of assets of the Borrower, including the Premises, or to a sale in inverse order of alienation in the event of foreclosure of the liens and/or security interests hereby created. The Borrower shall not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatever to defeat, reduce or affect the right of the Agent under the terms of this Deed of Trust to a sale of the Premises for the collection of the secured indebtedness without any prior or different resort for collection, or the right of the Agent under the terms of this Deed of Trust to the payment of the secured indebtedness out of the proceeds of sale of the Premises in preference to every other claimant whatever. If any law referred to in this Section and now in force, of which the Borrower or the Borrower's heirs, devisees, representatives, successors or assigns or any other persons claiming any interest in the Premises might take advantage despite this Section, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to preclude the application of this Section.

     5.5 DELIVERY OF POSSESSION AFTER FORECLOSURE. In the event there is a foreclosure sale hereunder and at the time of such sale, the Borrower or the Borrower's heirs, devises, representatives, successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

     5.6 SUBSTITUTE TRUSTEE. The Trustee may resign by an instrument in writing addressed to the Agent, or the Trustee may be removed at any time with or without cause by an instrument in writing executed by the Agent in case of the death, resignation, removal or disqualification of the Trustee, or if for any reason the Agent shall deem it desirable to appoint a substitute or successor trustee to act instead of the herein named trustee or any substitute or successor trustee, then the Agent shall have the right and is hereby authorized and empowered to appoint a successor trustee, or a substitute trustee, without other formality than appointment and designation in writing executed by the Agent and the authority hereby conferred shall extend to the appointment of other successor and substitute trustees successively until the indebtedness secured hereby has been paid in full, or until the Premises is fully and finally sold hereunder. If the Agent is a corporation or association and such appointment is executed on its behalf by an officer of such corporation or association such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation or association. Upon the making of any such appointment and designation, all of the estate and title of the Trustee in the Premises shall vest in the named successor or substitute trustee who shall thereupon succeed to, and shall hold, possess and execute, all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee. All references herein to "TRUSTEE" shall deemed to refer to the Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.

     5.7 NO LIABILITY OF TRUSTEE. The Trustee shall not be liable for any error of judgment or act done by the Trustee in good faith and in accordance with the terms hereof, or otherwise be responsible or accountable under any circumstances whatsoever (including Trustee's negligence), except for the Trustee's gross negligence or willful misconduct. The Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. All moneys received by the Trustee until used or applied as herein provided, shall be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and the Trustee shall be under no liability for interest on any moneys received by him hereunder. The Borrower hereby ratifies and confirms any and all acts which the herein named Trustee or his successor or successors, substitute or substitutes, in this trust, shall do lawfully by virtue hereof and the Borrower will reimburse the Trustee for, and save him harmless against, any and all liability and expenses which may be incurred by him in the performance of his duties other than liabilities and expenses resulting from the Trustee's gross negligence or willful misconduct. The foregoing indemnity shall not terminate upon discharge of the secured indebtedness or foreclosure, or release or other termination, of this Deed of Trust.

                                   ARTICLE VI

                               General Conditions

     6.1 TERMS. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their heirs, successors and assigns. The term "Lender" shall include any of the Persons identified as a "Lender" on the signature pages to the Credit Agreements, and any Person which may become a Lender by way of assignment in accordance with the terms of the Credit Agreements, together with their successors and assigns.

     6.2 NOTICES. All notices and other communications required to be given hereunder shall have been duly given and shall be effective (i) when delivered,
(ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth below, or at such other address as such party may specify by written notice to the other parties hereto.

               to the Borrower/Debtor:

                    Chattem, Inc.
                    1715 West 38th Street
                    Chattanooga, Tennessee 37409
                    Attention:  Robert E. Bosworth
                    Fax:  (423) 821-0395

               to the Agent/Secured Party:

                    NationsBank, N.A.
                    Independence Center, 15th Floor
                    NC1-001-15-04
                    101 North Tryon Street
                    Charlotte, North Carolina 28255
                    Attention:     Dana Weir
                    Fax: (704) 386-9923

               to the Trustee:

                    Ron Suedekum
                    NationsBank, N.A.
                    One NationsBank Plaza
                    Nashville, Tennessee  37239
                    Fax: (615) 749-3126

     6.3 SEVERABILITY. If any provision of this Deed of Trust is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     6.4 HEADINGS. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Deed of Trust nor the intent of any provision hereof.

     6.5 CONFLICTING TERMS. In the event the terms and conditions of this Deed of Trust conflict with the terms and conditions of the Credit Agreements, the terms and conditions of the Credit Agreements shall control and supersede the provisions of this Deed of Trust with respect to such conflicts.

     6.6 GOVERNING LAW. THIS DEED OF TRUST SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE.

     IN WITNESS WHEREOF, the Borrower has executed this Deed of Trust under seal as of the above written date.


                              CHATTEM, INC., a Tennessee corporation


ATTEST:                       By:             /s/ Robert E. Bosworth
                                  ----------------------------------------------

                              Title          Executive Vice President
                                    --------------------------------------------

By:    /s/ Hugh F. Sherber
    -------------------------

Title:        Secretary
       -----
      (Corporate Seal)

STATE OF NORTH CAROLINA  )
                         )
COUNTY OF MECKLENBURG    )


     Before me, the undersigned, a Notary Public in and for the State and County aforesaid, personally appeared Robert E. Bosworth, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the Executive Vice President of Chattem, Inc., a Tennessee corporation, the within named bargainor, being duly authorized so to do, and that he as such Executive Vice President executed the foregoing instrument in the capacity and for the purposes therein contained, by signing the name of the corporation by himself as such Executive Vice President.

     WITNESS my hand, at office in Charlotte, Mecklenburg County, this 29th day of April, 1996.


                                      /s/ Tina M. Beatty
                                 ---------------------------
                                        Notary Public

My Commission Expires:

December 17, 2000

                                                         BOOK 4672 PAGE 622

                             EXHIBIT A


IN THE CITY OF CHATTANOOGA, HAMILTON COUNTY, TENNESSEE:

TRACT ONE (1): Beginning at a spike marking the intersection of the Southeast line of Church Avenue with the South line of 38th Street; thence South 66 degrees 48 minutes 00 seconds East, with and along the South line of 38th Street, 94.53 feet to an iron pipe marking the point of its intersection with the West line of the tract of land conveyed to the City of Chattanooga, for street purposes, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee; thence South 22 degrees 12 minutes 08 seconds East, with and along the West line of the said tract of land conveyed to the City of Chattanooga, Tennessee, 209.17 feet to a point; thence North 66 degrees 49 minutes 40 seconds West 37.60 feet to a concrete monument; thence South 22 degrees 35 minutes 20 seconds West 99.00 feet to an iron pipe in the North line of School Street; thence North 66 degrees 49 minutes 40 seconds West, with and along the North line of School Street,
152.22 feet to an iron pipe; thence Westwardly, with and along the North line of School Street as it curves to the left (said curve having a delta of 45 degrees 38 minutes 29 seconds and a radius of 43.90 feet), an arc distance of
34.97 feet to an iron pipe; thence North 69 degrees 51 minutes 50 seconds West, with and along the North line of School Street, 121.98 feet to an iron pipe marking the point of its intersection with the East line of Church Avenue; thence North 26 degrees 32 minutes 46 seconds East, with and along the East line of Church Avenue, 109.25 feet to an iron pipe; thence Northeastwardly, with and along the Southeast line of Church Avenue as it curves to the right (said curve having a delta of 37 degrees 43 minutes 51 seconds and a radius of 80.01 feet), an arc distance of 52.69 feet to an iron pipe; thence North 64 degrees 16 minutes 37 seconds East, with and along the Southeast line of Church Avenue, 111.42 feet to the point of beginning.

TRACT TWO (2): Beginning at an iron pipe marking the intersection of the South line of 38th Street with the West line of Pennsylvania Avenue; thence South 22 degrees 31 minutes 51 seconds West, with and along the West line of Pennsylvania Avenue, 88.50 feet to an iron pipe; thence North 66 degrees 48 minutes 00 seconds West 109.00 feet to an iron pipe; thence South 22 degrees 31 minutes 51 seconds West 81.90 feet to an iron pipe in the North line of a 10-foot wide alley; thence North 66 degrees 39 minutes 00 seconds West, with and along the North line of said alley, 51.70 feet to an iron pipe; thence North 21 degrees 04 minutes 00 seconds East 15 feet to an iron pipe; thence North 62 degrees 20 minutes 00 seconds West 83.66 feet to an iron pipe in the East line of a tract of land conveyed to the City of Chattanooga, Tennessee, for street purposes, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee; thence North 22 degrees 12 minutes 08 seconds West, with and along the East line of said tract of land conveyed to the City of Chattanooga, Tennessee, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee, 211.85 feet to a point in the South line of 38th Street; thence South 66 degrees 48 minutes 00 seconds East, with and along the South line of 38th Street, 393.52 feet to the point of beginning.

                                                      (continued)

                                                          BOOK 4672 PAGE 623

TRACT THREE (3): Beginning at a spike marking the intersection of the Northwest line of Church Street with the South line of 38th Street; thence South 62 degrees 19 minutes 49 seconds West, with and along the Northwest line of Church Street, 101.16 feet to an iron pipe; thence North 66 degrees 46 minutes 19 seconds West 9.80 feet to an iron pipe; thence North 23 degrees 13 minutes 41 seconds East 21.50 feet to a cut X on wall; thence North 66 degrees 46 minutes 19 seconds West 64 feet to an iron pipe; thence North 23 degrees 13 minutes 41 seconds East 57 feet to an iron pipe in the South line of 38th Street; thence South 66 degrees 46 minutes 19 seconds East, with and along the South line of 38th Street, 137.60 feet to the point of beginning.

TRACT FOUR (4): Beginning at a concrete monument marking the intersection of the South line of 37th Street with the West line of Church Street; thence South 28 degrees 58 minutes 42 seconds West, with and along the West line of Church Street, 52.11 feet to a spike; thence South 22 degrees 14 minutes 54 seconds West, with and along the West line of Church Street, 158.20 feet to a spike; thence Southwestwardly, with and along a curve to the right at the intersection of the West line of Church Street with the North line of 38th Street (said curve having a delta of 98 degrees 27 minutes 41 seconds and a radius of 12.38 feet), an arc distance of 21.27 feet to a spike in the North line of 38th Street; thence North 66 degrees 46 minutes 19 seconds West, with and along the North line of 38th Street, 149.20 feet to a cut cross; thence North 23 degrees 37 minutes 17 seconds East 111.97 feet to an iron pipe; thence North 66 degrees 46 minutes 19 seconds West 400.50 feet to an iron pipe; thence North 07 degrees 18 minutes 45 seconds East 116.73 feet to an iron pipe in the South line of 37th Street; thence South 66 degrees 46 minutes 19 seconds East, with and along the South line of 37th Street, 595.70 feet to the point of beginning.

TRACT FIVE (5): Beginning at an iron pipe marking the intersection of the West line of Church Street with the North line of 37th Street; thence North
66 degrees 46 minutes 19 seconds West, with and along the North line of 37th Street, 111.94 feet to an iron pipe; thence North 30 degrees 02 minutes 12 seconds East 49.79 feet to an iron pipe; thence South 66 degrees 46 minutes
19 seconds East 111.94 feet to an iron pipe in the West line of Church
Street; thence South 30 degrees 02 minutes 12 seconds West, with and along the West line of Church Street, 49.79 feet to the point of beginning.

TRACT SIX (6): Beginning at an iron pipe marking the intersection of the South line of Old Wauhatchie Pike, with the West line of Church Street; thence South 44 degrees 42 minutes 27 seconds West, with and along the West line of Church Street, 87.91 feet to an iron pipe; thence North 31 degrees 32 minutes 56 seconds East 81.16 feet to an iron pipe in the South line of Old Wauhatchie Pike; thence South 70 degrees 58 minutes 23 seconds East, with and along the South line of Old Wauhatchie Pike, 20.50 feet to the point of beginning.

TRACT SEVEN (7): Lot One (1), Chattem, Inc. Subdivision, as shown by plat of record in Plat Book 54, page 15, in the Register's Office of Hamilton County, Tennessee.
TOGETHER WITH Ingress and Egress Easement recorded in Book 4509, page 127, in the Register's Office of Hamilton County, Tennessee.

                                                       BOOK 4672 PAGE 624

REFERENCE is made for prior title to Deeds of record in Book 807, page 537, Book W, Volume 25, page 111, Book 3903, page 143, Book 2173, page 388, Book 3593, page 70, Book 1854, page 135, Book 1395, page 567, Book 2239, page 2,
Book B, Volume 14, page 506, Book H, Volume 25, page 715, Book 1401, page 346, Book 1399, page 110, Book 1401, page 634, Book 2034, page 238, Book
3825, page 856, Book 1462, page 79, Book K, Volume 14, page 171, Book G, Volume 15, page 405, Book J, Volume 16, page 66, Book M, Volume 15, page 243 and Book 1881, page 504, in the Register's Office of Hamilton County, Tennessee.


  PAMELA HURST
    REGISTER
 HAMILTON COUNTY
STATE OF TENNESSEE

'96 APR 30 PM 12 48
BY: /s/ S. Taylor
   ----------------
         DEPUTY

                     AMERICAN LAND TITLE ASSOCIATION
                               LOAN POLICY
                               (10-17-92)


                          43 0001 107 00003764


                     CHICAGO TITLE INSURANCE COMPANY




SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS FROM COVERAGE CONTAINED IN SCHEDULE B AND THE CONDITIONS AND STIPULATIONS, CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation, herein called the Company, insures, as of Date of Policy shown in Schedule A, against loss or damage, not exceeding the Amount of Insurance stated in Schedule A, sustained or incurred by the insured by reason of:

    1. Title to the estate or interest described in Schedule A being vested other than as stated therein;

    2. Any defect in or lien or encumbrance on the title;

    3. Unmarketability of the title;

    4. Lack of a right of access to and from the land;

    5. The invalidity or unenforceability of the lien of the insured mortgage upon the title;

    6. The priority of any lien or encumbrance over the lien of the insured mortgage;

    7. Lack of priority of the lien of the insured mortgage over any statutory lien for services, labor or material:

       (a) arising from an improvement or work related to the land which is contracted for or commenced prior to Date of Policy; or

       (b) arising from an improvement or work related to the land which is contracted for or commenced subsequent to Date of Policy and which is financed in whole or in part by proceeds of the indebtedness secured by the insured mortgage which at Date of Policy the insured has advanced or is obligated to advance;

    8. The invalidity or unenforceability of any assignment of the insured mortgage, provided the assignment is shown in Schedule A, or the failure of the assignment shown in Schedule A to vest title to the insured mortgage in the named insured assignee free and clear of all liens.

The Company will also pay the costs, attorneys' fees and expenses incurred in defense of the title or the lien of the insured mortgage, as insured, but only to the extent provided in the Conditions and Stipulations.

IN WITNESS WHEREOF, CHICAGO TITLE INSURANCE COMPANY has caused this policy to be signed and sealed as of Date of Policy shown in Schedule A, the policy to become valid when countersigned by an authorized signatory.


                                      CHICAGO TITLE INSURANCE COMPANY

Issued by:                             By:
MILLIGAN-REYNOLDS GUARANTY
TITLE AGENCY, INC.                                 President
724 CHERRY STREET
CHATTANOOGA, TENNESSEE 37402
(423) 756-0911                         By: /s/  Thomas J. Adams

                                                   Secretary

                                [SEAL]

                            EXCLUSIONS FROM COVERAGE

THE FOLLOWING MATTERS ARE EXPRESSLY EXCLUDED FROM THE COVERAGE OF THIS POLICY AND THE COMPANY WILL NOT PAY LOSS OR DAMAGE, COSTS, ATTORNEYS' FEES OR EXPENSES WHICH ARISE BY REASON OF:

1.   (a)   ANY LAW, ORDINANCE OR GOVERNMENTAL REGULATION (INCLUDING BUT NOT
           LIMITED TO BUILDING AND ZONING LAWS, ORDINANCES, OR REGULATIONS) RESTRICTING, REGULATING, PROHIBITING OR RELATING TO (i) THE OCCUPANCY, USE, OR ENJOYMENT OF THE LAND; (ii) THE CHARACTER, DIMENSIONS OR LOCATION OF ANY IMPROVEMENT NOW OR HEREAFTER ERECTED ON THE LAND; (iii) A SEPARATION IN OWNERSHIP OR A CHANGE IN THE DIMENSIONS OR AREA OF THE LAND OR ANY PARCEL OF WHICH THE LAND IS OR WAS A PART; OR (iv) ENVIRONMENTAL PROTECTION, OR THE EFFECT OF ANY VIOLATION OF THESE LAWS, ORDINANCES OR GOVERNMENTAL REGULATIONS, EXCEPT TO THE EXTENT THAT A NOTICE OF THE ENFORCEMENT THEREOF OR A NOTICE OF A DEFECT, LIEN OR ENCUMBRANCE RESULTING FROM A VIOLATION OR ALLEGED VIOLATION AFFECTING THE LAND HAS BEEN RECORDED IN THE PUBLIC RECORDS AT DATE OF POLICY.

     (b) ANY GOVERNMENTAL POLICE POWER NOT EXCLUDED BY (a) ABOVE, EXCEPT TO THE EXTENT THAT A NOTICE OF THE EXERCISE THEREOF OR A NOTICE OF A DEFECT, LIEN OR ENCUMBRANCE RESULTING FROM A VIOLATION OR ALLEGED VIOLATION AFFECTING THE LAND HAS BEEN RECORDED IN THE PUBLIC RECORDS AT DATE OF POLICY.

2. RIGHTS OF EMINENT DOMAIN UNLESS NOTICE OF THE EXERCISE THEREOF HAS BEEN RECORDED IN THE PUBLIC RECORDS AT DATE OF POLICY, BUT NOT EXCLUDING FROM COVERAGE ANY TAKING WHICH HAS OCCURRED PRIOR TO DATE OF POLICY WHICH WOULD BE BINDING ON THE RIGHTS OF A PURCHASER FOR VALUE WITHOUT KNOWLEDGE.

3.   DEFECTS, LIENS, ENCUMBRANCES, ADVERSE CLAIMS OR OTHER MATTERS:

     (a)   CREATED, SUFFERED, ASSUMED OR AGREED TO BY THE INSURED CLAIMANT;

     (b) NOT KNOWN TO THE COMPANY, NOT RECORDED IN THE PUBLIC RECORDS AT DATE OF POLICY, BUT KNOWN TO THE INSURED CLAIMANT AND NOT DISCLOSED IN WRITING TO THE COMPANY BY THE INSURED CLAIMANT PRIOR TO THE DATE THE INSURED CLAIMANT BECAME AN INSURED UNDER THIS POLICY;

     (c)   RESULTING IN NO LOSS OR DAMAGE TO THE INSURED CLAIMANT;

     (d) ATTACHING OR CREATED SUBSEQUENT TO DATE OF POLICY (EXCEPT TO THE EXTENT THAT THIS POLICY INSURES THE PRIORITY OF THE LIEN OF THE INSURED MORTGAGE OVER ANY STATUTORY LIEN FOR SERVICES, LABOR OR MATERIAL); OR

     (e) RESULTING IN LOSS OR DAMAGE WHICH WOULD NOT HAVE BEEN SUSTAINED IF THE INSURED CLAIMANT HAD PAID VALUE FOR THE INSURED MORTGAGE.

4. UNENFORCEABILITY OF THE LIEN OF THE INSURED MORTGAGE BECAUSE OF THE INABILITY OR FAILURE OF THE INSURED AT DATE OF POLICY, OR THE INABILITY OR FAILURE OF ANY SUBSEQUENT OWNER OF THE INDEBTEDNESS, TO COMPLY WITH APPLICABLE DOING BUSINESS LAWS OF THE STATE IN WHICH THE LAND IS SITUATED.

5. INVALIDITY OR UNENFORCEABILITY OF THE LIEN OF THE INSURED MORTGAGE, OR CLAIM THEREOF, WHICH ARISES OUT OF THE TRANSACTION EVIDENCED BY THE INSURED MORTGAGE AND IS BASED UPON USURY OR ANY CONSUMER CREDIT PROTECTION OR TRUTH IN LENDING LAW.

6. ANY STATUTORY LIEN FOR SERVICES, LABOR OR MATERIALS (OR THE CLAIM OF PRIORITY OF ANY STATUTORY LIEN FOR SERVICES, LABOR OR MATERIALS OVER THE LIEN OF THE INSURED MORTGAGE) ARISING FROM AN IMPROVEMENT OR WORK RELATED TO THE LAND WHICH IS CONTRACTED FOR AND COMMENCED SUBSEQUENT TO DATE OF POLICY AND IS NOT FINANCED IN WHOLE OR IN PART BY PROCEEDS OF THE INDEBTEDNESS SECURED BY THE INSURED MORTGAGE WHICH AT DATE OF POLICY THE INSURED HAS ADVANCED OR IS OBLIGATED TO ADVANCE.

7. ANY CLAIM, WHICH ARISES OUT OF THE TRANSACTION CREATING THE INTEREST OF THE MORTGAGEE INSURED BY THIS POLICY, BY REASON OF THE OPERATION OF FEDERAL BANKRUPTCY, STATE INSOLVENCY, OR SIMILAR CREDITORS' RIGHTS LAWS, THAT IS BASED ON:

     (i) THE TRANSACTION CREATING THE INTEREST OF THE INSURED MORTGAGEE BEING DEEMED A FRAUDULENT CONVEYANCE OR FRAUDULENT TRANSFER; OR

     (ii) THE SUBORDINATION OF THE INTEREST OF THE INSURED MORTGAGEE AS A RESULT OF THE APPLICATION OF THE DOCTRINE OF EQUITABLE SUBORDINATION; OR

     (iii) THE TRANSACTION CREATING THE INTEREST OF THE INSURED MORTGAGEE BEING DEEMED A PREFERENTIAL TRANSFER EXCEPT WHERE THE PREFERENTIAL TRANSFER RESULTS FROM THE FAILURE:

           (a)  TO TIMELY RECORD THE INSTRUMENT OF TRANSFER; OR

           (b) OF SUCH RECORDATION TO IMPART NOTICE TO A PURCHASER FOR VALUE OR A JUDGMENT OR LIEN CREDITOR.

                           CONDITIONS AND STIPULATIONS

1.   DEFINITION OF TERMS

     The following terms when used in this policy mean:

     (a) "insured": the insured named in Schedule A. The term "insured" also includes

           (i) the owner of the indebtedness secured by the insured mortgage and each successor in ownership of the indebtedness except a successor who is an obligor under the provisions of Section 12(c) of these Conditions and Stipulations (reserving, however, all rights and defenses as to any successor that the Company would have had against any predecessor insured, unless the successor acquired the indebtedness as a purchaser for value without knowledge of the asserted defect, lien, encumbrance, adverse claim or other matter insured against by this policy as affecting title to the estate or interest in the land);

           (ii) any governmental agency or governmental instrumentality which is an insurer or guarantor under an insurance contract or guaranty insuring or guaranteeing the indebtedness secured by the insured mortgage, or any part thereof, whether named as an insured herein or not;

           (iii) the parties designated in Section 2(a) of these Conditions and Stipulations.

     (b)   "insured claimant": an insured claiming loss or damage.

     (c) "knowledge" or "known": actual knowledge, not constructive knowledge or notice which may be imputed to an insured by reason of the public records as defined in this policy or any other records which impart constructive notice of matters affecting the land.

     (d) "land": the land described or referred to in Schedule A, and improvements affixed thereto which by law constitute real property. The term "land" does not include any property beyond the lines of the area described or referred to in Schedule A, nor any right, title, interest, estate or easement in abutting streets, roads, avenues, alleys, lanes, ways or waterways, but nothing herein shall modify or limit the extent to which a right of access to and from the land is insured by this policy.

     (e) "mortgage": mortgage, deed of trust, trust deed, or other security instrument.

     (f) "public records": records established under state statutes at Date of Policy for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without knowledge. With respect to
Section 1(a)(iv) of the Exclusions From Coverage, "public records" shall also include environmental protection liens filed in the records of the clerk of the United States district court for the district in which the land is located.

     (g) "unmarketability of the title": an alleged or apparent matter affecting the title to the land, not excluded or excepted from coverage, which would entitle a purchaser of the estate or interest described in Schedule A or the insured mortgage to be released from the obligation to purchase by virtue of a contractual condition requiring the delivery of marketable title.

2.   CONTINUATION OF INSURANCE

     (a) AFTER ACQUISITION OF TITLE. The coverage of this policy shall continue in force as of Date of Policy in favor of (i) an insured who acquires all or any part of the estate or interest in the land by foreclosure, trustee's sale, conveyance in lieu of foreclosure, or other legal manner which discharges the lien of the insured mortgage; (ii) a transferee of the estate or interest so acquired from an insured corporation, provided the transferee is a parent or wholly-owned subsidiary of the insured corporation, and their corporate successors by operation of law and not by purchase, subject to any rights or defenses the Company may have against any predecessor insureds; and (iii) any governmental agency or governmental instrumentality which acquires all or any part of the estate or interest pursuant to a contract of insurance or guaranty insuring or guaranteeing the indebtedness secured by the insured mortgage.

     (b) AFTER CONVEYANCE OF TITLE. The coverage of this policy shall continue in force as of Date of Policy in favor of an insured only so long as the insured retains an estate or interest in the land, or holds an indebtedness secured by a purchase money mortgage given by a purchaser from the insured, or only so long as the insured shall have liability by reason of covenants of warranty made by the insured in any transfer or conveyance of the estate or interest. This policy shall not continue in force in favor of any purchaser from the insured of either (i) an estate or interest in the land, or (ii) an indebtedness secured by a purchase money mortgage given to the insured.

--------------------------------------------------------------------------------
                                      LOAN
--------------------------------------------------------------------------------

                                   SCHEDULE A

OFFICE FILE NUMBER      POLICY NUMBER      DATE OF POLICY   AMOUNT OF INSURANCE
--------------------------------------------------------------------------------
1                   2                      3                4
                                           April 30, 1996
     100753         43 0001 107 00003764   at 12:48 P.M.        $1,738,700.00
--------------------------------------------------------------------------------

1.   NAME OF INSURED:    NationsBank, N.A., as Agent, its successors and/or
                         assigns.


2. THE ESTATE OR INTEREST IN THE LAND WHICH IS ENCUMBERED BY THE INSURED MORTGAGE IS:

     Fee Simple


3.   TITLE TO THE ESTATE OR INTEREST IN THE LAND IS VESTED IN:   Chattem, Inc.,
     a Tennessee Corporation


4.   THE INSURED MORTGAGE AND ASSIGNMENTS THEREOF, IF ANY, ARE DESCRIBED AS
     FOLLOWS:

     Deed of Trust and Security Agreement by Chattem, Inc., a Tennessee Corporation to Ron Suedekum, Trustee, dated April 29, 1996, filed for record April 30, 1996, and recorded in Book 4672, page 608, in the Register's Office of Hamilton County, Tennessee, securing NationsBank, N.A., as Agent, its successors and/or assigns.
     NOTE: The indebtedness secured by said Deed of Trust and Security Agreement appears to also be secured by UCC Financing Statement recorded in Book 4672, page 625, in the Register's Office of Hamilton County, Tennessee.


5.   THE LAND REFERRED TO IN THIS POLICY IS DESCRIBED AS FOLLOWS:

     IN THE CITY OF CHATTANOOGA, HAMILTON COUNTY, TENNESSEE:

     TRACT ONE (1): Beginning at a spike marking the intersection of the Southeast line of Church Avenue with the South line of 38th Street; thence South 66 degrees 48 minutes 00 seconds East, with and along the South line of 38th Street, 94.53 feet to an iron pipe marking the point of its intersection with the West line of the tract of land conveyed to the City of Chattanooga, for street purposes, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee; thence South 22 degrees 12 minutes 08 seconds East, with and along the West line of the said tract of land conveyed to the City of Chattanooga, Tennessee,
     209.17 feet to a point; thence North 66 degrees 49 minutes 40 seconds West
     37.60 feet to a concrete monument; thence South 22 degrees 35 minutes 20 seconds West 99.00 feet to an iron pipe in the North line of School Street; thence North 66 degrees 49 minutes 40 seconds West, with and along the North line of School Street, 152.22 feet to an iron pipe; thence Westwardly, with and along the North line of School Street as it curves to the left (said curve having a delta of 45 degrees 38 minutes 29 seconds and a radius of 43.90 feet), an arc distance of

                                                                     (continued)

                        Continuation of Legal Description

     Policy Number: 43 0001 107 00003764


     34.97 feet to an iron pipe; thence North 69 degrees 51 minutes 50 seconds West, with and along the North line of School Street, 121.98 feet to an iron pipe marking the point of its intersection with the East line of Church Avenue; thence North 26 degrees 32 minutes 46 seconds East, with and along the East line of Church Avenue, 109.25 feet to an iron pipe; thence Northeastwardly, with and along the Southeast line of Church Avenue as it curves to the right (said curve having a delta of 37 degrees 43 minutes 51 seconds and a radius of 80.01 feet), an arc distance of 52.69 feet to an iron pipe; thence North 64 degrees 16 minutes 37 seconds East, with and along the Southeast line of Church Avenue, 111.42 feet to the point of beginning.

     TRACT TWO (2): Beginning at an iron pipe marking the intersection of the South line of 38th Street with the West line of Pennsylvania Avenue; thence South 22 degrees 31 minutes 51 seconds West, with and along the West line of Pennsylvania Avenue, 88.50 feet to an iron pipe; thence North 66 degrees 48 minutes 00 seconds West 109.00 feet to an iron pipe; thence South 22 degrees 31 minutes 51 seconds West 81.90 feet to an iron pipe in the North line of a 10-foot wide alley; thence North 66 degrees 39 minutes 00 seconds West, with and along the North line of said alley, 51.70 feet to an iron pipe; thence North 21 degrees 04 minutes 00 seconds East 15 feet to an iron pipe; thence North 62 degrees 20 minutes 00 seconds West 83.66 feet to an iron pipe in the East line of a tract of land conveyed to the City of Chattanooga, Tennessee, for street purposes, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee; thence North 22 degrees 12 minutes 08 seconds West, with and along the East line of said tract of land conveyed to the City of Chattanooga, Tennessee, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee, 211.85 feet to a point in the South line of 38th Street; thence South 66 degrees 48 minutes 00 seconds East, with and along the South line of 38th Street, 393.52 feet to the point of beginning.

     TRACT THREE (3): Beginning at a spike marking the intersection of the Northwest line of Church Street with the South line of 38th Street; thence South 62 degrees 19 minutes 49 seconds West, with and along the Northwest line of Church Street, 101.16 feet to an iron pipe; thence North 66 degrees 46 minutes 19 seconds West 9.80 feet to an iron pipe; thence North 23 degrees 13 minutes 41 seconds East 21.50 feet to a cut X on wall; thence North 66 degrees 46 minutes 19 seconds West 64 feet to an iron pipe; thence North 23 degrees 13 minutes 41 seconds East 57 feet to an iron pipe in the South line of 38th Street; thence South 66 degrees 46 minutes 19 seconds East, with and along the South line of 38th Street, 137.60 feet to the point of beginning.

     TRACT FOUR (4): Beginning at a concrete monument marking the intersection of the South line of 37th Street with the West line of Church Street; thence South 28 degrees 58 minutes 42 seconds West, with and along the West line of Church Street, 52.11 feet to a spike; thence South 22 degrees 14 minutes 54 seconds West, with and along the West line of Church Street,
     158.20 feet to a spike; thence Southwestwardly, with and along a curve to the right at the intersection of the West line of Church Street with the North line of 38th Street (said curve having a delta of 98 degrees 27 minutes 41 seconds and a radius of 12.38 feet), an arc distance of 21.27 feet to a spike in the North line of 38th Street; thence North 66 degrees 46 minutes 19 seconds West, with

                        Continuation of Legal Description

     Policy Number:  43 0001 107 00003764

     and along the North line of 38th Street, 149.20 feet to a cut cross; thence North 23 degrees 37 minutes 17 seconds East 111.97 feet to an iron pipe; thence North 66 degrees 46 minutes 19 seconds West 400.50 feet to an iron pipe; thence North 07 degrees 18 minutes 45 seconds East 116.73 feet to an iron pipe in the South line of 37th Street; thence South 66 degrees 46 minutes 19 seconds East, with and along the South line of 37th Street,
     595.70 feet to the point of beginning.

     TRACT FIVE (5): Beginning at an iron pipe marking the intersection of the West line of Church Street with the North line of 37th Street; thence North 66 degrees 46 minutes 19 seconds West, with and along the North line of 37th Street, 111.94 feet to an iron pipe; thence North 30 degrees 02 minutes 12 seconds East 49.79 feet to an iron pipe; thence South 66 degrees 46 minutes 19 seconds East 111.94 feet to an iron pipe in the West line of Church Street; thence South 30 degrees 02 minutes 12 seconds West, with and along the West line of Church Street, 49.79 feet to the point of beginning.

     TRACT SIX (6): Beginning at an iron pipe marking the intersection of the South line of Old Wauhatchie Pike, with the West line of Church Street; thence South 44 degrees 42 minutes 27 seconds West, with and along the West line of Church Street, 87.91 feet to an iron pipe; thence North 31 degrees 32 minutes 56 seconds East 81.16 feet to an iron pipe in the South line of Old Wauhatchie Pike; thence South 70 degrees 58 minutes 23 seconds East, with and along the South line of Old Wauhatchie Pike, 20.50 feet to the point of beginning.

     TRACK SEVEN (7): Lot One (1), Chattem, Inc. Subdivision, as shown by plat of record in Plat Book 54, page 15, in the Register's Office of Hamilton County, Tennessee.

     TOGETHER WITH Ingress and Egress Easement recorded in Book 4509, page 127, in the Register's Office of Hamilton County, Tennessee.

     REFERENCE is made for prior title to Deeds of record in Book 807, page 537, Book W, Volume 25, page 111, Book 3903, page 143, Book 2173, page 388, Book 3593, page 70, Book 1854, page 135, Book 1395, page 567, Book 2239, page 2,
     Book B, Volume 14, page 405, Book H, Volume 25, page 715, Book 1401, page 346, Book 1399, page 110, Book 1401, page 634, Book 2034, page 238, Book
     3825, page 856, Book 1462, page 79, Book K, Volume 14, page 171, Book G, Volume 15, page 405, Book J, Volume 16, page 66, Book M, Volume 15, page 243 and Book 1881, page 504, in the Register's Office of Hamilton County, Tennessee.

--------------------------------------------------------------------------------
                                         LOAN
--------------------------------------------------------------------------------

                                      SCHEDULE B

POLICY NUMBER: 43 0001 107 00003764
              -----------------------
                      LOAN

                               EXCEPTIONS FROM COVERAGE

This policy does not insure against loss or damage (and the Company will not pay costs, attorneys' fees or expenses) which arise by reason of:

SPECIAL EXCEPTIONS:

1.  Taxes for the Year 1996 are a lien, not yet due and payable.

2. Encroachments, overlaps, boundary line disputes, and any matters which would be disclosed by an accurate survey and inspection of the premises, arising subsequent to June 9, 1993.

3. Easements, or claims of easements, not shown by the public records, arising subsequent to June 9, 1993.

4. As to TRACT SIX (6): SUBJECT TO power line as shown on plat of survey prepared by Betts Engineering Associates, Inc., Drawing No. 3089-6-101, consisting of three (3) sheets, with Sheet 1 being dated June 10, 1993, Sheet 2 being dated June 9, 1993, and Sheet 3 being dated June 9, 1993 and being revised June 11, 1993.

5. As to TRACT SEVEN (7): SUBJECT TO easement of record in Book 862, page 168, in the Register's Office of Hamilton County, Tennessee.

6. As to TRACT FOUR (4): SUBJECT TO the following provision which appears in Deed of record in Book 2173, page 388, in the Register's Office of Hamilton County, Tennessee: "SUBJECT TO the rights of the owners lying West of same to the joint use with owners of this lot to the stairway leading Northwardly from 38th Street that serves both properties".

7. As to TRACT THREE (3): SUBJECT TO sanitary sewer line as shown on plat of survey prepared by Betts Engineering Associates, Inc., Drawing No. 3089-6-101, consisting of three (3) sheets, with Sheet 1 being dated June 10, 1993, Sheet 2 being dated June 9, 1993, and Sheet 3 being dated June 9, 1993 and being revised June 11, 1993.

8. As to TRACT THREE (3): SUBJECT TO 30-inch reinforced concrete pipe drainage structure as shown on plat of survey prepared by Betts Engineering Associates, Inc., Drawing No. 3089-6-101, consisting of three (3) sheets, with Sheet 1 being dated June 10, 1993, Sheet 2 being dated June 9, 1993, and Sheet 3 being dated June 9, 1993 and being revised June 11, 1993.

9. As to TRACT TWO (2): SUBJECT TO anchor as shown on plat of survey prepared by

Countersigned


------------------------
  Authorized Signatory

SCHEDULE B (EXTENDED COVERAGE) SCHEDULE B OF THIS POLICY CONSISTS OF    PAGES.

                              Continuation of Schedule B

Policy Number :  43 0001 107 00003764

    Betts Engineering Associates, Inc., Drawing No. 3089-6-101, consisting of three (3) sheets, with Sheet 1 being dated June 10, 1993, Sheet 2 being dated June 9, 1993, and Sheet 3 being dated June 9, 1993 and being revised June 11, 1993.

10. As to TRACT ONE (1): SUBJECT TO power line as shown on plat of survey prepared by Betts Engineering Associates, Inc., Drawing No. 3089-6-101, consisting of three (3) sheets, with Sheet 1 being dated June 10, 1993, Sheet 2 being dated June 9, 1993, and Sheet 3 being dated June 9, 1993 and being revised June 11, 1993.

11. SUBJECT TO the following matters which appear on plat of survey prepared by Betts Engineering Associates, Inc., Drawing No. 3089-6-101, consisting of three (3) sheets, with Sheet 1 being dated June 10, 1993, Sheet 2 being dated June 9, 1993, and Sheet 3 being dated June 9,1993 and being revised June 11, 1993:

    (a)  As to TRACT SIX (6):  asphalt encroachment.

    (b)  As to TRACT SEVEN (7):  wall encroachment.

    (c)  As to TRACT FIVE (5):  asphalt encroachment.

    (d)  As to TRACT FOUR (4):  8-inch concrete block wall encroachment.

    (e)  As to TRACT FOUR (4):  fence encroachment.

    (f) As to TRACT FOUR (4): ingress and egress asphalt drive to the extent that others have rights to the use thereof.

    (g)  As to TRACT THREE (3):  rock wall encroachment.

    (h)  As to TRACT TWO (2):  fence encroachment.

    (i)  As to TRACT ONE (1):  fence encroachment.

    (j)  As to TRACT SEVEN (7):  covered awning for dock encroachment.

12. As to TRACT SEVEN (7): SUBJECT TO 5 feet reserved for road widening, as shown on said plat.

13. As to the Ingress And Egress Easement recorded in Book 4509, page 127, in the Register's Office of Hamilton County, Tennessee: SUBJECT TO Deed of Trust executed by Chattem Chemicals, Inc., a Delaware Corporation, recorded in Book 4509, page 109, in the Register's Office of Hamilton County, Tennessee, to secure The Chase Manhattan Bank (National Association), for itself and as Agent.

                                   ENDORSEMENT                       LOAN POLICY

                          Attached to and forming a part of
                              Title Insurance Policy No.
                                 43 0001 107 00003764

                                      Issued By
                                                                             E-1
                           CHICAGO TITLE INSURANCE COMPANY

COMPREHENSIVE ENDORSEMENT

The Company hereby insures the insured against loss or damages which the insured shall sustain by reason of:

1.  Any inaccuracies in the following assurances:
    (a) That there are no covenants, conditions or restrictions under which the lien of the mortgage referred to in Schedule A can be divested or subordinated or its validity, priority or enforceability otherwise impaired;

    (b) That, unless otherwise expressly set forth or indicated to the contrary in Schedule B:

         (1) There are no present violations on said land of any enforceable covenants, conditions or restrictions or plat building lines;

         (2) Any instrument referred to in Schedule B as specifically containing "covenants and restrictions" affecting said land does not, in addition, establish an easement thereon or provided for either a lien for liquidated damages, a levy of a private charge or assessment, an option to purchase, or the prior approval of a future purchaser or occupant;

         (3) There are no encroachments of existing improvements located on said land onto adjoining land, nor any encroachments onto said land of existing improvements located on adjoining land;

         (4) There are no encroachments of existing improvements located on said land onto that portion of said land subject to any easement shown in Schedule B.

2. Any future violations on said land of any covenants, conditions or restrictions occurring prior to the acquisition of title to said land by the insured, provided such violations result in loss of the lien of the mortgage referred to in Schedule A or impair the validity, priority or enforceability of such lien, or result in loss of the title to said estate or interest if the insured shall acquire title in satisfaction of the indebtedness secured by such mortgage.

3. The entry of any court order or judgment which constitutes a final determination and denies the right to maintain any existing improvements on said land because of any violation of any covenants, conditions or restrictions or plat building lines or because of any encroachment thereof over onto adjoining land.

Wherever in this endorsement any or all the word "covenants, conditions or restrictions" appear, they shall not be deemed to refer to or to include the terms, covenants, conditions or limitations contained in any lease, instrument creating an easement or declaration of condominium referred to in Schedule A.

This endorsement is made a part of the policy and is subject to all the terms and provisions thereof and of any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and prior endorsements, if any, nor does it extend the effective date of the policy and prior endorsements or increase the face amount thereof.

April 30, 1996          File No. 100753     CHICAGO TITLE INSURANCE COMPANY
Chattem, Inc., a Tennessee Corporation           By:

Milligan-Reynolds Guaranty Title Agency, Inc.

                                [CORPORATE SEAL]   ATTEST:            President
------------------------------
  Authorized Countersignature

NOTE: THIS ENDORSEMENT SHALL NOT BE VALID OR     /s/ Thomas J. Adams
BINDING UNTIL COUNTERSIGNED BY AN AUTHORIZED          Secretary
SIGNATORY.

                        C.T.I. CO. COMPREHENSIVE ENDORSEMENT 1

                                       COM 1

                                                                      OWNERS ___
                                   ENDORSEMENT                        LOAN __X__

                        Attached to and forming a part of

                      Loan Policy No. 43 0001 107 00003764

                                    ISSUED BY
                         CHICAGO TITLE INSURANCE COMPANY         E-2

This policy hereby insures the Insured that the land herein described is the same as that delineated on the plat of survey prepared by Betts Engineering Associates, Inc., Drawing No. 3089-6-101.




This endorsement is made a part of the commitment or policy. It is subject to all the terms of the commitment of policy and prior endorsements. Except as expressly stated on this endorsement, the terms, dates and amount of the commitment or policy and prior endorsements are not changed.

Dated:    April 30, 1996 File No. 100753         CHICAGO TITLE INSURANCE COMPANY
Chattem, Inc., a Tennessee Corporation                 BY:

Milligan-Reynolds Guaranty Title Agency, Inc.


--------------------------------                       ATTEST:         PRESIDENT
  Authorized Countersignature        [SEAL]

NOTE: THIS ENDORSEMENT SHALL NOT BE VALID OR      /s/ Thomas J. Adams
BINDING UNTIL COUNTERSIGNED BY AN AUTHORIZED
SIGNATORY.                                                  SECRETARY

                                   ENDORSEMENT
                             Attached to Policy No.
                              43 0001 107 00003764

                                    ISSUED BY

                         CHICAGO TITLE INSURANCE COMPANY
                                                                 E-3


The Company insures the owner of the indebtedness secured by the insured mortgage against loss or damage sustained by reason of:

     1. The invalidity or unenforceability of the lien of the insured mortgage resulting from the provisions therein which provide for changes in the rate of interest.

     2. Loss of priority of the lien of the insured mortgage as security for the unpaid principal balance of the loan, together with interest as changed in accordance with the provisions of the insured mortgage, which loss of priority is caused by the changes in the rate of interest.


"Changes in the rate of interest", as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to the formula provided in the insured mortgage at Date of Policy.


This endorsement does not insure against loss or damage based upon (a) usury, or
(b) any consumer credit protection or truth in lending law.



This endorsement is made a part of the policy and is subject to all the terms and provisions thereof and of any prior endorsements thereto, except that the insurance afforded by this endorsement is not subject to Section 3(d) of the Exclusions From Coverage. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the fact amount thereof.



April 30, 1996      File No. 100753
Chattem, Inc., a Tennessee Corporation
                                                 CHICAGO TITLE INSURANCE COMPANY
Milligan-Reynolds Guaranty Title Agency, Inc.          BY:





--------------------------------                       ATTEST:         PRESIDENT
  Authorized Countersignature        [SEAL]

NOTE: THIS ENDORSEMENT SHALL NOT BE VALID OR      /s/ Thomas J. Adams
BINDING UNTIL COUNTERSIGNED BY AN AUTHORIZED
SIGNATORY.                                                  SECRETARY

                                                                      OWNERS ___
                                   ENDORSEMENT                        LOAN __X__

                        Attached to and forming a part of

                      Loan Policy No. 43 0001 107 00003764

                                    ISSUED BY                    E-4
                         CHICAGO TITLE INSURANCE COMPANY

     The Company hereby insures the Insured that, notwithstanding exclusions from coverage 3(d) and the conditions and stipulations 8(d) of the Policy, but subject to all of the other terms and provisions of this Policy:

     Provided that the insured Deed of Trust complies with the terms of Sections 47-28-101 through 110, as amended, of the Tennessee Code Annotated, and provided that all future disbursements are made in compliance with said Sections or other applicable statutes in effect at the time of any disbursement, obligatory and optional advances made for commercial purposes subsequent to date of Policy pursuant to the terms of the insured Deed of Trust and/or the credit agreements, all of which are secured by the insured Deed of Trust, shall be included within the coverage of this Policy not to exceed the face amount of said Policy, provided that the mortgagor is the owner of the estate or interest covered by said Policy at the date any such advances are made and subject to the limitations hereinafter set forth.

     The Company further assures the Insured that such subsequent advances shall have the same priority over liens, encumbrances and other matters disclosed by the public records, as do advances secured by the insured mortgage as of date of Policy, except for the following matters, if any, disclosed by the public records subsequent to Policy Date.

     a.   Federal tax liens.


     b. As to optional advances made for commercial purposes: Liens, encumbrances or other matters, the existence of which are actually known to the Insured prior to the date of such advances.

     c. Bankruptcies affecting the estate of the vestee prior to date of any such advances.

     d.   Any lien, or right to a lien, for services, labor or materials

                                                       - Continued

This endorsement is made a part of the commitment or policy. It is subject to all the terms of the commitment of policy and prior endorsements. Except as expressly stated on this endorsement, the terms, dates and amount of the commitment or policy and prior endorsements are not changed.

Dated:    April 30, 1996 File No. 100753         CHICAGO TITLE INSURANCE COMPANY
Chattem, Inc., a Tennessee Corporation                 BY:

Milligan-Reynolds Guaranty Title Agency, Inc.


--------------------------------                       ATTEST:         PRESIDENT
  Authorized Countersignature        [SEAL]

NOTE: THIS ENDORSEMENT SHALL NOT BE VALID OR      /s/ Thomas J. Adams
BINDING UNTIL COUNTERSIGNED BY AN AUTHORIZED
SIGNATORY.                                                  SECRETARY

                           Continuation of Endorsement


          heretofore or hereafter furnished, imposed by law and not shown by the public records.

     e.   Real estate taxes or special assessments.

     f.   All matters shown in Schedule B of the Policy.

     The total liability of the Company under said policy and any endorsements therein shall not exceed, in the aggregate, the face amount of said policy and costs which the company is obligated under the conditions and stipulations thereof to pay.

    (c) AMOUNT OF INSURANCE. The amount of insurance after the acquisition or after the conveyance shall in neither event exceed the least of:

          (i)  the Amount of Insurance stated in Schedule A;

         (ii) the amount of the principal of the indebtedness secured by the insured mortgage as of Date of Policy, interest thereon, expenses of foreclosure, amounts advanced pursuant to the insured mortgage to assure compliance with laws of to protect the lien of the insured mortgage prior to the time of acquisition of the estate or interest in the land and secured thereby and reasonable amounts expended to prevent deterioration of improvements, but reduced by the amount of all payments made; or

        (iii) the amount paid by any governmental agency or governmental instrumentality, if the agency or instrumentality is the insured claimant, in the acquisition of the estate of interest in satisfaction of its insurance contract or guaranty.

3.  NOTICE OF CLAIM TO BE GIVEN BY INSURED CLAIMANT

    The insured shall notify the Company promptly in writing (i) in case of any litigation as set forth in Section 4(a) below, (ii) in case knowledge shall come to an insured hereunder of any claim of title or interest which is adverse to the title to the estate or interest or the lien of the insured mortgage, as insured, and which might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if title to the estate or interest or the lien of the insured mortgage, as insured, is rejected as unmarketable. If prompt notice shall not be given to the Company, then as to the insured all liability of the Company shall terminate with regard to the matter or matters for which prompt notice is required; provided, however, that failure to notify the Company shall in no case prejudice the rights of any insured under this policy unless the Company shall be prejudiced by the failure and then only to the extent of the prejudice.

4.  DEFENSE AND PROSECUTION OF ACTIONS; DUTY OF INSURED CLAIMANT TO COOPERATE

    (a) Upon written request by the insured and subject to the options contained in Section 6 of these Conditions and Stipulations, the Company, at its own cost and without unreasonable delay, shall provide for the defense of an insured in litigation in which any third party asserts a claim adverse to the title or interest as insured, but only as to those stated causes of action alleging a defect, lien or encumbrance or other matter insured against by this policy. The Company shall have the right to select counsel of its choice (subject to the right of the insured to object for reasonable cause) to represent the insured as to those stated causes of action and shall not be liable for and will not pay the fees of any other counsel. The Company will not pay any fees, costs or expenses incurred by the insured in the defense of those causes of action which allege matters not insured against by this policy.

    (b) The Company shall have the right, at its own cost, to institute and prosecute any action or proceeding or to do any other act which in its opinion may be necessary or desirable to establish the title to the estate or interest or the lien of the insured mortgage, as insured, or to prevent or reduce loss or damage to the insured. The Company may take any appropriate action under the terms of this policy, whether or not it shall be liable hereunder, and shall not thereby concede liability or waive any provision of this policy. If the Company shall exercise its rights under this paragraph, it shall do so diligently.

    (c) Whenever the Company shall have brought an action or interposed a defense as required or permitted by the provisions of this policy, the Company may pursue any litigation to final determination by a court of competent jurisdiction and expressly reserves the right, in its sole discretion, to appeal from any adverse judgment or order.

    (d) In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding, the insured shall secure to the Company the right to so prosecute or provide defense in the action or proceeding, and all appeals therein, and permit the Company to use, at its option, the name of the insured for this purpose. Whenever requested by the Company, the insured, at the Company's expense, shall give the Company all reasonable aid (i) in any action or proceeding, securing evidence, obtaining witnesses, prosecuting or defending the action or proceeding, or effecting settlement, and (ii) in any other lawful act which in the opinion of the Company may be necessary or desirable to establish the title to the estate or interest or the lien of the insured mortgage, as insured. If the Company is prejudiced by the failure of the insured to furnish the required cooperation, the Company's obligations to the insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such cooperation.

5.  PROOF OF LOSS OR DAMAGE

    In addition to and after the notices required under Section 3 of these Conditions and Stipulations have been provided the Company, a proof of loss or damage signed and sworn to by the insured claimant shall be furnished to the Company within 90 days after the insured claimant shall ascertain the facts giving rise to the loss or damage. The proof of loss or damage shall describe the defect in, or lien or encumbrance on the title, or other matter insured against by this policy which constitutes the basis of loss or damage and shall state, to the extent possible, the basis of calculating the amount of the loss or damage. If the Company is prejudiced by the failure of the insured claimant to provide the required proof of loss or damage, the Company's obligations to the insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such proof of loss or damage.

    In addition, the insured claimant may reasonably be required to submit to examination under oath by any authorized representative of the Company and shall produce for examination, inspection and copying, at such reasonable times and places as may be designated by any authorized representative of the Company, all records, books, ledgers, checks, correspondence and memoranda, whether bearing a date before or after Date of Policy, which reasonably pertain to the loss or damage. Further, if requested by any authorized representative of the Company, the insured claimant shall grant its permission, in writing, for any authorized representative of the Company to examine, inspect and copy all records, books, ledgers, checks, correspondence and memoranda in the custody or control of a third party, which reasonably pertain to the loss or damage. All information designated as confidential by the insured claimant provided to the Company pursuant to this Section shall not be disclosed to others unless, in the reasonable judgment of the Company, it is necessary in the administration of the claim. Failure of the insured claimant to submit for examination under oath, produce other reasonably requested information or grant permission to secure reasonably necessary information from third parties as required in this paragraph, unless prohibited by law or governmental regulation, shall terminate any liability of the Company under this policy as to that claim.

6.  OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS; TERMINATION OF LIABILITY

    In case of a claim under this policy, the Company shall have the following additional options:

    (a) TO PAY OR TENDER PAYMENT OF THE AMOUNT OF INSURANCE OR TO PURCHASE THE INDEBTEDNESS.

          (i) to pay or tender payment of the amount of insurance under this policy together with any costs, attorneys' fees and expenses incurred by the insured claimant, which were authorized by the Company, up to the time of payment or tender of payment and which the Company is obligated to pay; or

         (ii) to purchase the indebtedness secured by the insured mortgage for the amount owing thereon together with any costs, attorneys' fees and expenses incurred by the insured claimant which were authorized by the Company up to the time of purchase and which the Company is obligated to pay.

    If the Company offers to purchase the indebtedness as herein provided, the owner of the indebtedness shall transfer, assign, and convey the indebtedness and the insured mortgage, together with any collateral security, to the Company upon payment therefor.

    Upon the exercise by the Company of either of the options provided for in paragraphs a(i) of (ii), all liability and obligations to the insured under this policy, other than to make the payment required in those paragraphs, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, and the policy shall be surrendered to the Company for cancellation.

    (b) TO PAY OR OTHERWISE SETTLE WITH PARTIES OTHER THAN THE INSURED OR WITH THE INSURED CLAIMANT.

          (i) to pay or otherwise settle with other parties for or in the name of an insured claimant any claim insured against under this policy, together with any costs, attorneys' fees and expenses incurred by the insured claimant which were authorized by the Company up to the time of payment and which the Company is obligated to pay; or

         (ii) to pay or otherwise settle with the insured claimant the loss or damage provided for under this policy, together with any costs, attorneys' fees and expenses incurred by the insured claimant which were authorized by the Company up to the time of payment and which the Company is obligated to pay.

    Upon the exercise by the Company of either of the options provided for in paragraphs (b)(i) or (ii), the Company's obligations to the insured under this policy for the claimed loss or damage, other than the payments required to be made, shall terminate, including any liability or obligation to defend, prosecute or continue any litigation.

7.  DETERMINATION AND EXTENT OF LIABILITY

    This policy is a contract of indemnity against actual monetary loss or damage sustained or incurred by the insured claimant who has suffered loss or damage by reason of matters insured against by this policy and only to the extent herein described.

    (a) The liability of the Company under this policy shall not exceed the least of:

          (i) the Amount of Insurance stated in Schedule A, or, if applicable, the amount of insurance as defined in Section 2(c) of these Conditions and Stipulations;

         (ii) the amount of the unpaid principal indebtedness secured by the insured mortgage as limited or provided under Section 8 of these Conditions and Stipulations or as reduced under Section 9 of these Conditions and Stipulations, at the time the loss or damage insured against by this policy occurs, together with interest thereon; or

        (iii) the difference between the value of the insured estate or interest as insured and the value of the insured estate or interest subject to the defect, lien or encumbrance insured against by this policy.

    (b) In the event the insured has acquired the estate or interest in the manner described in Section 2(a) of these Conditions and Stipulations or has conveyed the title, then the liability of the Company shall continue as set forth in Section 7(a) of these Conditions and Stipulations.

    (c) The Company will pay only those costs, attorneys' fees and expenses incurred in accordance with Section 4 of these Conditions and Stipulations.

8.  LIMITATION OF LIABILITY

    (a) If the Company established the title, or removes the alleged defect, lien or encumbrance, or cures the lack of a right of access to or from the land, or cures the claim of unmarketability of title, or otherwise establishes the lien of the insured mortgage, all as insured, in a reasonably diligent manner by any method, including litigation and the completion of any appeals therefrom, it shall have fully performed its obligations with respect to that matter and shall not be liable for any loss or damage caused thereby.

    (b) In the event of any litigation, including litigation by the Company or with the Company's consent, the Company shall have no liability for loss or damage until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals therefrom, adverse to the title or to the lien of the insured mortgage, as insured.

    (c) The Company shall not be liable for loss or damage to any insured for liability voluntarily assumed by the insured in settling any claim or suit without the prior written consent of the Company.

    (d) The Company shall not be liable for: (i) any indebtedness created subsequent to Date of Policy except for advances made to protect the lien of the insured mortgage and secured thereby and reasonable amounts expended to prevent deterioration of improvements; or (ii) construction load advances made subsequent to Date of Policy, except construction loan advances made subsequent to Date of Policy for the purpose of financing in whole or in part the construction of an improvement to the land which at Date of Policy were secured by the insured mortgage and which the insured was and continued to be obligated to advance at and after Date of Policy.

9.  REDUCTION OF INSURANCE; REDUCTION OR TERMINATION OF LIABILITY

    (a) All payments under this policy, except payments made for costs, attorneys' fees and expenses, shall reduce the amount of the insurance pro tanto. However, any payments made prior to the acquisition of title to the estate or interest as provided in Section 2(a) of these Conditions and Stipulations shall not reduce pro tanto the amount of the insurance afforded under this policy except to the extent that the payments reduce the amount of the indebtedness secured by the insured mortgage.

    (b) Payment in part by any person of the principal of the indebtedness, or any other obligation secured by the insured mortgage, or any voluntary partial satisfaction or release of the insured mortgage, to the extent of the payment, satisfaction or release, shall reduce the amount of insurance pro tanto. The amount of insurance may thereafter be increased by accruing interest and advances made to protect the lien of the insured mortgage and secured thereby, with interest thereon, provided in no event shall the amount of insurance be greater than the Amount of Insurance stated in Schedule A.

    (c) Payment in full by any person or the voluntary satisfaction or release of the insured mortgage shall terminate all liability of the Company except as provided in Section 2(a) of these Conditions and Stipulations.

10. LIABILITY NONCUMULATIVE

    If the insured acquires title to the estate or interest in satisfaction of the indebtedness secured by the insured mortgage, or any part thereof, it is expressly understood that the amount of insurance under this policy shall be reduced by any amount the Company may pay under any policy insuring a mortgage to which exception is taken in Scehdule B or to which the insured has agreed, assumed, or taken subject, or which is hereafter executed by an insured and which is a charge or lien on the estate or interest described or referred to in Scehdule A, and the amount so paid shall be deemed a payment under this policy.

11. PAYMENT OF LOSS

    (a) No payment shall be made without producing this policy for endorsement of the payment unless the policy has been lost or destroyed, in which case proof of loss or destruction shall be furnished to the satisfaction of the Company.

    (b) When liability and the extent of loss or damage has been definitely fixed in accordance with these Conditions and Stipulations, the loss or damage shall be payable within 30 days thereafter.

12. SUBROGATION UPON PAYMENT OR SETTLEMENT

    (a)  THE COMPANY'S RIGHT OF SUBROGATION.

    Whenever the Company shall have settled and paid a claim under this policy, all right of subrogation shall vest in the Company unaffected by any act of the insured claimant.

    The Company shall be subrogated to and be entitled to all rights and remedies which the insured claimant would have had against any person or property in respect to the claim had this policy not been issued. If requested by the Company, the insured claimant shall transfer to the Company all rights and remedies against any person or property necessary in order to perfect this right of subrogation. The insured claimant shall permit the Company to sue, compromise or settle in the name of the insured claimant and to use the name of the insured claimant in any transaction or litigation involving these rights or remedies.

    If a payment on account of a claim does not fully cover the loss of the insured claimant, the Company shall be subrogated to all rights and remedies of the insured claimant afte the insured claimant shall have recovered its principal, interest, and costs of collection.

    (b)  THE INSURED'S RIGHTS AND LIMITATIONS.

    Notwithstanding the foregoing, the owner of the indebtedness secured by the insured mortgage, provided the priority of the lien of the insured mortgage or its enforceability is not affected, may release or substitute the personal liability of any debtor or guarantor, or extend or otherwise modify the terms of payment, or release a portion of the estate or interest from the lien of the insured mortgage, or release any collateral security for the indebtedness.

    When the permitted acts of the insured claimant occur and the insured has knowledge of any claim of title or interest adverse to the title to the estate or interest or the priority or enforceability of the lien of the insured mortgage, as insured, the Company shall be required to pay only that part of any losses insured against by this policy which shall exceed the amount, if any, lost to the Company by reason of the impairment by the insured claimant of the Company's right of subrogation.

    (c)  THE COMPANY'S RIGHTS AGAINST NON-INSURED OBLIGORS.

    The Company's right of subrogation against non-insured obligors shall exist and shall include, without limitation, the rights of the insured to indemnities, guaranties, other policies of insurance or bonds, notwithstanding any terms or conditions contained in those instruments which provide for subrogation rights by reason of this policy.

    The Company's right of subrogation shall not be avoided by acquisition of the insured mortgage by an obligor (except an obligor described in Section 1(a)(ii) of these Conditions and Stipulations) who acquires the insured mortgage as a result of an indemnity, guarantee, other policy of insurance, or bond and the obligor will not be an insured under this policy, notwithstanding Section 1(a)(i) of these Conditions and Stipulations.

13. ARBITRATION

    Unless prohibited by applicable law, either the Company or the insured may demand arbitration pursuant to the Title Insurance Arbitration Rules of the American Arbitration Association. Arbitrable matters may include, but are not limited to, any controversy or claim between the Company and the insured arising out of or relating to this policy, any service of the Company in connection with its issuance or the breach of a policy provision or other obligation. All arbitrable matters when the Amount of Insurance is $1,000,000 or less shall be arbitrated at the option of either the Company or the insured. All arbitrable matters when the Amount of Insurance is in excess of $1,000,000 shall be arbitrated only when agreed to by both the Company and the insured.
Arbitration pursuant to this policy and under the Rules in effect on the date the demand for arbitration is made or, at the option of the insured, the Rules
in effect at Date of Policy shall be binding upon the parties.   The award may
include attorneys' fees only if the laws of the state in which the land is located permit a court to award attorneys' fees to a prevaling party. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

    The law of the situs of the land shall apply to an arbitration under the Title Insurance Arbitration Rules.

    A copy of the Rules may be obtained from the Company upon request.

14. LIABILITY LIMITED TO THIS POLICY; POLICY ENTIRE CONTRACT

    (a) This policy together with all endorsements, if any, attached hereto by the Company is the entire policy and contract between the insured and the Company. In interpreting any provision of this policy, this policy shall be construed as a whole.

    (b) Any claim of loss or damage, whether or not based on negligence, and which arises out of the status of the lien of the insured mortgage or of the title to the estate or interest covered hereby or by any action asserting such claim, shall be restricted to this policy.

    (c) No amendment of or endorsement to this policy can be made except by a writing endorsed hereon or attached hereto signed by either the President, a Vice President, the Secretary, an Assistant Secretary, or validating officer or authorized signatory of the Company.

15. SEVERABILITY

    In the event any provision of this policy is held invalid or unenforceable under applicable law, the policy shall be deemed not to include that provision and all other provisions shall remain in full force and effect.

16. NOTICES, WHERE SENT

    All notices required to be given the Company and any statement in writing required to be furnished the Company shall include the number of this policy and shall be addressed to the Company at the issuing office or to:

         CHICAGO TITLE INSURANCE COMPANY
         CLAIMS DEPARTMENT
         171 NORTH CLARK STREET


This FINANCING STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:


                                                                                         3. Maturity date (if any):
-----------------------------------------------------------------------------------------------------------------------------------
1. Debtor (Last Name First) and address(es)  2. Secured Party(ies) and address(es)       For Filing Officer (Date, Time, Number,
                                                                                         and Filing Office)
   Chattem, Inc.                            NationsBank, N.A., as Agent
   1715 West 38th Street                    Independence Center, 15th Floor, Agency      Book 4672 Page 625
   Chattanooga, TN  37409                   Services, NC1-001-15-04 101 North Tryon
   SS/FEI #:62-0156300                      Street
                                            Charlotte, NC  28255

-----------------------------------------------------------------------------------------------------------------------------------
4. This financing statement covers the following types (or items) of property:

See Rider A and Exhibit A attached hereto and made a part hereof.  Some of the collateral described in this financing statement is or is to become fixtures on the real estate herein described and this financing statement is a fixture filing to be recorded in the real property records.  **Recording tax on indebtedness in the amount of $61,500,000 was paid to Hamilton County Register of Deeds with the recording of a Deed of Trust and Security Agreement.  Receipt No. _____ is attached hereto.  Taxes pd on Rec. #839051

                                            04/30/96  MORT                               61,500,000.00
                                            04/30/96  T/DD                                              10.00   **10.00

----------------------------------
    ASSIGNEE OF SECURED PARTY

                                      CSC REFERENCE #//MOORE1//96-000163//2//1

----------------------------------    *MAXIMUM PRINCIPAL INDEBTEDNESS FOR TENNESSEE RECORDING TAX PURPOSES IS $61,500,000**
                                                                                                              -----------------
                                                           THIS INSTRUMENT PREPARED BY ---------------------

Check /X/ if covered: /X/Proceeds of Collateral are also covered  /X/Products of Collateral are also covered    No. of additional
                                                                                                                Sheets presented:0
-----------------------------------------------------------------------------------------------------------------------------------
Filed with:  ROD, Hamilton
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------     ------------------------------------------------------------------
Chattem, Inc.                                                    NationsBank, N.A., as Agent

19  /s/ Robert E. Bosworth                                       19 /s/ Nancy B. Chastain
  ----------------------------------------------------------        ---------------------------------------------------------------
    Signature(s) of Debtor(s)                                                    Signature(s) of Secured Party(ies)

(1) Filing Officer Copy - Alphabetical                          FILE IN REAL ESTATE RECORDS

-----------------------------------------------------------------------------------------------------------------------------------





         324835

PAMELA HURST
  REGISTER
HAMILTON COUNTY
STATE OF TENNESSEE

'96 APR 30  PM  12:49

BY:  /s/ S. TAYLOR
    -------------------------------
         DEPUTY


RECPT #  839052
        ---------------------------

                                     RIDER A

Debtor:                            Secured Party:

     Chattem, Inc.                      NationsBank, N.A., as Agent
     1715 West 38th Street              Independence Center, 15th Floor
     Chattanooga, Tennessee 37409       Agency Services, NC1-001-15-04
                                        101 North Tryon Street
                                        Charlotte, North Carolina 28255



All right, title and interest of the Debtor in and to the following which are affixed to, located on or used in connection with all buildings and improvements of every kind and description (the "Improvements") now or hereafter erected or placed on the property described in EXHIBIT A attached hereto and made a part hereof (the "Land") (collectively, the "Collateral"):

     (a) Any and all materials intended for construction, reconstruction, alteration and repair of such Improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the Premises (as hereinafter defined) immediately upon the delivery thereof to the Land, and all fixtures and articles of personal property now or hereafter owned by the Debtor and attached to or contained in and used in connection with the Land and Improvements including, but not limited to, all furniture, furnishings, apparatus, machinery, equipment, motors, elevators, fittings, radiators, ranges, refrigerators, awnings, shades, screens, blinds, carpeting, office equipment and other furnishings and all plumbing, heating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning and sprinkler equipment, and fixtures and appurtenances thereto and all renewals or replacements thereof or articles in substitution thereof, whether or not the same are or shall be attached to the Land and Improvements in any manner (the Land and Improvements together with the personal property described above are hereafter referred to as the "Premises"); and

     (b) Any and all of the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing; and

     (c) Any and all insurance policies and proceeds thereof and any and all leases (including equipment leases), rental agreements, sales contracts, management contracts, franchise agreements, construction contracts, architects' contracts, technical services agreements, or other contracts, licenses and permits now or hereafter affecting the Premises (the "Intangible Personalty").

Together with all proceeds of the foregoing collateral.

A portion of the above described goods are or are to be affixed to the Land and Improvements.

The record owner of the real property described in EXHIBIT A hereto is the Debtor.

                                      EXHIBIT A

IN THE CITY OF CHATTANOOGA, HAMILTON COUNTY, TENNESSEE:

TRACT ONE (1): Beginning at a spike marking the intersection of the Southeast line of Church Avenue with the South line of 38th Street; thence South 66 degrees 48 minutes 00 seconds East, with and along the South line of 38th Street, 94.53 feet to an iron pipe marking the point of its intersection with the West line of the tract of land conveyed to the City of Chattanooga, for street purposes, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee; thence South 22 degrees 12 minutes 08 seconds East, with and along the West line of the said tract of land conveyed to the City of Chattanooga, Tennessee, 209.17 feet to a point; thence North 66 degrees 49 minutes 40 seconds West 37.60 feet to a concrete monument; thence South 22 degrees 35 minutes 20 seconds West 99.00 feet to an iron pipe in the North line of School Street; thence North 66 degrees 49 minutes 40 seconds West, with and along the North line of School Street, 152.22 feet to an iron pipe; thence Westwardly, with and along the North line of School Street as it curves to the left (said curve having a delta of 45 degrees 38 minutes 29 seconds and a radius of 43.90 feet), an arc distance of 34.97 feet to an iron pipe; thence North 69 degrees 51 minutes 50 seconds West, with and along the North line of School Street, 121.98 feet to an iron pipe marking the point of its intersection with the East line of Church Avenue; thence North 26 degrees 32 minutes 46 seconds East, with and along the East line of Church Avenue, 109.25 feet to an iron pipe; thence Northeastwardly, with and along the Southeast line of Church Avenue as it curves to the right (said curve having a delta of 37 degrees 43 minutes 51 seconds and a radius of 80.01 feet), an arc distance of
52.69 feet to an iron pipe; thence North 64 degrees 16 minutes 37 seconds East, with and along the Southeast line of Church Avenue, 111.42 feet to the point of beginning.

TRACT TWO (2): Beginning at an iron pipe marking the intersection of the South line of 38th Street with the West line of Pennsylvania Avenue; thence South 22 degrees 31 minutes 51 seconds West, with and along the West line of Pennsylvania Avenue, 88.50 feet to an iron pipe; thence North 66 degrees 48 minutes 00 seconds West 109.00 feet to an iron pipe; thence South 22 degrees 31 minutes 51 seconds West 81.90 feet to an iron pipe in the North line of a 10-foot wide alley; thence North 66 degrees 39 minutes 00 seconds West, with and along the North line of said alley, 51.70 feet to an iron pipe; thence North 21 degrees 04 minutes 00 seconds East 15 feet to an iron pipe; thence North 62 degrees 20 minutes 00 seconds West 83.66 feet to an iron pipe in the East line of a tract of land conveyed to the City of Chattanooga, Tennessee, for street purposes, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee; thence North 22 degrees 12 minutes 08 seconds West, with and along the East line of said tract of land conveyed to the City of Chattanooga, Tennessee, by document of record in Book 784, page 162, in the Register's Office of Hamilton County, Tennessee, 211.85 feet to a point in the South line of 38th Street; thence South 66 degrees 48 minutes 00 seconds East, with and along the South line of 38th Street, 393.52 feet to the point of beginning.

                                                                  (continued)

TRACT THREE (3): Beginning at a spike marking the intersection of the Northwest line of Church Street with the South line of 38th Street; thence South 62 degrees 19 minutes 49 seconds West, with and along the Northwest line of Church Street, 101.16 feet to an iron pipe; thence North 66 degrees 46 minutes 19 seconds West 9.80 feet to an iron pipe; thence North 23 degrees 13 minutes 41 seconds East 21.50 feet to a cut X on wall; thence North 66 degrees 46 minutes 19 seconds West 64 feet to an iron pipe; thence North 23 degrees 13 minutes 41 seconds East 57 feet to an iron pipe in The South line of 38th Street; thence South 66 degrees 46 minutes 19 seconds East, with and along the South line of 38th Street, 137.60 feet to the point of beginning.

TRACT FOUR (4): Beginning at a concrete monument marking the intersection of the South line of 37th Street with the West line of Church Street; thence South 28 degrees 58 minutes 42 seconds West, with and along the West line of Church Street, 52.11 feet to a spike; thence South 22 degrees 14 minutes 54 seconds West, with and along the West line of Church Street, 158.20 feet to a spike; thence Southwestwardly, with and along a curve to the right at the intersection of the West line of Church Street with the North line of 38th Street (said curve having a delta of 98 degrees 27 minutes 41 seconds and a radius of 12.38 feet), an arc distance of 21.27 feet to a spike in the North line of 38th Street; thence North 66 degrees 46 minutes 19 seconds West, with and along the North line of 38th Street, 149.20 feet to a cut cross; thence North 23 degrees 37 minutes 17 seconds East 111.97 feet to an iron pipe; thence North 66 degrees 46 minutes 19 seconds West 400.50 feet to an iron pipe; thence North 07 degrees 18 minutes 45 seconds East 116.73 feet to an iron pipe in the South line of 37th Street; thence South 66 degrees 46 minutes 19 seconds East, with and along the South line of 37th Street, 595.70 feet to the point of beginning.

TRACT FIVE (5): Beginning at an iron pipe marking the intersection of the West line of Church Street with the North line of 37th Street; thence North 66 degrees 46 minutes 19 seconds West, with and along the North line of 37th Street, 111.94 feet to an iron pipe; thence North 30 degrees 02 minutes 12 seconds East 49.79 feet to an iron pipe; thence South 66 degrees 46 minutes 19 seconds East 111.94 feet to an iron pipe in the West line of Church Street; thence South 30 degrees 02 minutes 12 seconds West, with and along the West line of Church Street, 49.79 feet to the point of beginning.

TRACT SIX (6): Beginning at an iron pipe marking the intersection of the South line of Old Wauhatchie Pike, with the West line of Church Street; thence South 44 degrees 42 minutes 27 seconds West, with and along the West line of Church Street, 87.91 feet to an iron pipe; thence North 31 degrees 32 minutes 56 seconds East 81.16 feet to an iron pipe in the South line of Old Wauhatchie Pike; thence South 70 degrees 58 minutes 23 seconds East, with and along the South line of Old Wauhatchie Pike, 20.50 feet to the point of beginning.

TRACT SEVEN (7): Lot One (1), Chattem, Inc. Subdivision, as shown by plat of record in Plat Book 54, page 15, in the Register's Office of Hamilton County, Tennessee.
TOGETHER WITH Ingress And Egress Easement recorded in Book 4509, page 127, in the Register's Office of Hamilton County, Tennessee.

REFERENCE is made for prior title to Deeds of record in Book 807, page 537, Book W, Volume 25, page 111, Book 3903, page 143, Book 2173, page 388, Book 3593, page 70, Book 1854, Page 135, Book 1395, page 567, Book 2239, page 2, Book B, Volume 14, page 506, Book H, Volume 25, page 715, Book 1401, page 346, Book 1399, page 110, Book 1401, page 634, Book 2034, page 238, Book 3825, page 856,
Book 1462, page 79, Book K, Volume 14, page 171, Book G, Volume 15, page 405, Book J, Volume 16, page 66, Book M, Volume 15, page 243 and Book 1881, page 504, in the Register's Office of Hamilton County, Tennessee.

                                     [LETTERHEAD]

April 18, 1996



Nations' Bank, N.A., as Agent

         RE:  Hamilton County Tax Map #155J-D-016.01
              Lot 1 Chattem, Inc., Plat Book 54, Page 15

Dear Sirs:

The above referenced property, located at 1715 West 38th Street, is zoned M-1 Manufacturing Zone.

I have enclosed a copy of the M-1 zoning regulations from the City of Chattanooga Zoning Ordinance.

If I may be of further assistance to you, please call me at 423/209-6677.

Sincerely,

/s/Gloria Haney
Gloria Haney, Assistant Director
Current Planning and Operations

GH:jd

Enclosure


(ARTICLE V, Zone Regulations, Cont'd)

1000.     M-1 MANUFACTURING ZONE

1001.     USE REGULATIONS:

          (1)     The following uses shall be PROHIBITED:
                  Dwellings, except watchman's house
                  Cemeteries

          (2) The following uses shall be located AT LEAST 1000 FEET from the nearest boundary of the R-4 Special Zone, or any Residential Zone:
                    Blast furnace
                    Boiler works
                    Coal screening and sieving plants
                    Forge plants
                    Foundries
                    Junk yards
                    Ore reduction
                    Planing mills
                    Processing of fish, poultry and meat
                    Rock crushers
                    Rolling mills
                    Sawmills
                    Smelting
                    Stockyards
                    Stone mills or quarries
                              [Ordinance No. 9344 - 3/20/90]
                              [Ordinance No. 9492 - 11/20/90]

          (3) Contractor's plants and storage yards shall be permitted subject to the screening provisions of the M-2 Zone.
                              [Ordinance No. 9344 - 3/20/90]
                              [Ordinance No. 9492 - 11/20/90]

          (3.01) Recycling Processing Centers for materials to be recycled and used in new products provided that:
                  (a) All processing such as compacting, shredding, or bailing shall be within an enclosed building;
                  (b) All outdoor storage shall be concealed from view, beyond the limits of the property, by fencing or natural screening; or
                  (c)    Any other storage shall be within an enclosed building;
                         and
                  (d)    No salvaging of parts or dismantling will be permitted.
                              [Ordinance No. 10035 - 4/26/94]

          (4)     Any other lawful use shall be permitted anywhere in the zone,

                  EXCEPT that liquor stores shall be permitted only subject to approval of the City Council for each proposed liquor store as authorized by T.C.A. 57-3-108 and Sections 5-101 through 5-126, Part II, Chattanooga City Code, and
                              [Ordinance No. 9077 - 11/22/88]

                                           (ARTICLE V, Zone Regulations, Cont'd)

                  EXCEPT that open air markets shall be permitted only subject to the approval of a special permit by the Board of Zoning Appeals under terms of Article VIII and

                  EXCEPT that day care centers shall be permitted as an on-site, accessory use to any permitted use, subject to the issuance of a Special Permit by the Board of Appeals in accordance with
                  Article VIII, of this Ordinance.
                              [Ordinance No. 9077 - 11/22/88]

                  EXCEPT that Commercial Hazardous Waste Management Facilities or Commercial Medical Waste Management Facilities shall also be subject to the provisions of Article XV of this ordinance.
                              [Ordinanc No. 9875 - 5/11/93]

                  EXCEPT that adult-oriented establishments, as defined and restricted by Article VIII, shall be subject to the issuance of a Special Permit by the Board of Zoning Appeals in accordance with the requirements of article VIII.
                              [Ordinance No. 9987 - 12/21/93]

                  EXCEPT that wineries, including vineyards, processing, bottling and sales facilities shall be permitted only subject to approval of the City Council by Special Exceptions Permit.
                              [Ordinance No. 10023 - 3/22/94]

          (5) Any use shall comply with all currently adopted codes of the City of Chattanooga (Federal, State, or local) with regard to fire and explosive hazards, smoke, dust, fly ash, fumes, or odor.
                              [Ordinance No. 9077 - 11/22/88]

1002.     HEIGHT AND AREA REGULATIONS:

          (1) No building shall exceed 35 feet in height except that a building may exceed 35 feet in height provided either that for every foot of additional height over 35 feet the building shall be set back one (1) additional foot from all property lines; or that if any point on the exterior surface of the building is above 35 feet in height, the vertical projection of such point upon the ground shall not be nearer to any property line than a horizontal distance equal to the height of such point above the ground.

          (2)     There is no minimum building site area.

          (3)     There shall be a front yard of not less than 25 feet.

          (4) There shall be a side yard of not less than 25 feet when side yard adjoins residential zone.

          (5) There shall be a rear yard of not less than 25 feet where the rear yard adjoins a residential zone.

          (6) Other than as provided above, no other front, rear or side yards are required, but where buildings are separated, the distance between them shall be at least ten (10) feet.

MAP 155J  GROUP D   PARCEL 016.01                 DISTRICT:      1

OWNER NAME                                        PROPERTY TYPE: 10
     CHATTEM INC
                                                  LAND USE CODE: 280.00

ADDRESS                                           LAND VALUE:    160,800
     01715 W 38TH             ST
                                                  BLDG VALUE:    1,480,100
     CHATT               TN 37409
PROP. ADDR. 01715 W   38TH    ST                  APPRAISAL:     1,654,900
SALES DATA:
DATE   CONSIDERATION BOOK PAGE                    ASSESSMENT:    661,960
03-21-88             3513 0340   ---LOT SIZE---
05-01-75             2239 0434                    EXEMPT CODE:

                                                  IMPROVEMENT CODE: 0000
LEGAL DESCRIPTION:       SUBDIVISION:
*ADJ LAND,BLDGS FOR 1995
LT 1 CHATTEM INC SUB
PB 54 PG 15

PF4 = NAME BROWSE   PF5 = ADDRESS BROWSE     PF10 = RETURN TO SALES BROWSE
PF7 = BLDG BROWSE   PF8 = LAND BROWSE        ENTER = KEY NEXT STATE GRID

                                     [LETTERHEAD]

April 25, 1996



Nations' Bank, N.A., as Agent

The following zoning information is in response to your request:

    Tax Map 155J-C-019 located on Wauhatchie Pike - R-1 Residential Zone Tax Map 155J-C-022 located on Church Street - R-1 Residential Zone Tax Map 155J-C-026 located on W. 37th Street - R-2 Residential Zone Tax Map 155J-C-027 located on W. 37th Street - R-2 Residential Zone Tax Map 155J-C-028 located on W. 38th Street - R-2 Residential Zone Tax Map 155J-C-029 located on W. 38th Street - R-2 Residential Zone Tax Map 155J-C-043 located on Church Street - R-2 Residential Zone Tax Map 155J-D-015 located on W. 38th Street - R-2 Residential Zone

Attached is a copy of the R-1 and R-2 Residential Zone regulations from the City of Chattanooga Zoning Ordinance.

If you have any questions, please contact our office.

Sincerely,

/s/ Gloria Haney
Gloria Haney, Assistant Director
GH/pd

(ARTICLE V, Zone Regulations, Cont'd)

ARTICLE V.  ZONE REGULATIONS

100. R-1 RESIDENTIAL ZONE

101. PERMITTED USES:

    (1) Single-family dwellings, excluding factory manufactured homes constructed as a single self-contained unit and mounted on a single chassis.
                   [Ordinance No. 9661 - 01/21/92]

    (2)       Schools.
                   [Ordinance No. 6837 - 1/7/75]

    (3)       Parks, play grounds and community buildings.

    (4) Golf courses, except driving ranges, miniature courses and other similar commercial operations.

    (5)       Fire halls and other public buildings.

    (6)       Churches.

    (7)       Home occupations.

    (8) Kindergartens operated by governmental units or religious organizations.

    (9)       Day care homes.

    (10) Day care centers, except that such uses shall require a special permit under the terms of Article VIII of this Ordinance.

    (11) Kindergartens, except those operated by governmental units or by religious organizations; except that such uses shall require a special permit under the terms of Article VIII of this Ordinance.
                   [Ordinance No. 6098 - 10/14/69]
                   [Ordinance No. 7639 - 3/18/80]

    (12) Accessory uses and buildings customarily incidental and subordinate to the above.

102. HEIGHT AND AREA REGULATIONS:

    (1) No building shall exceed two and one-half stories or 35 feet in height except that a building may exceed these height regulations provided that for every one (1) foot of additional height over 35 feet the building shall be set back one (1) additional foot from all property lines.

    (2) The minimum building site area shall be 7,500 square feet and the minimum frontage 60 feet.
                   [Ordinance No. 8527 - 9/10/85]

    (3)       There shall be a front yard of not less than 25 feet.

[R-1]

    (4) There shall be a side yard on each side of the building of not less than 10 feet. For corner lot side yard requirements, see
              Article VI, Section 108.
                   [Ordinance No. 9739 - 6/23/92]

    (5)       There shall be a rear yard of not less than 25 feet.

    (6) The Health Department may require larger lots when septic tanks are used due to soil conditions, topography, drainage, presence of swimming pools, etc.
                   [Ordinance No. 8527 - 9/10/85]

103. OFF-STREET PARKING REGULATIONS:

    Off-Street parking shall be provided on the same lot as or a lot adjacent to the building in accordance with the following requirements:

    (1) There shall be two (2) spaces for every dwelling unit. Units with four (4) bedrooms or more shall be required to have three
              (3) parking spaces.
                   [Ordinance No. 8527 - 9/10/85]

    (2) There shall be (1) space for every three (3) seats in the main auditorium of churches and other public buildings.

    (3) Parking space for golf courses shall be in an amount satisfactory to the City and approved by the Traffic Engineer.

104. MINIMUM ELEVATION REGULATION:

    No residence or structure intended for human habitation shall be erected near a tributary of the Tennessee River unless its lowest habitable floor is at an elevation equal to or greater than the High Water Stage at the point of construction; provided, however, no residence or structure intended for habitation shall be erected near the Tennessee River unless its lowest habitable floor is a minimum or two (2) feet above the elevation of the High Water Stage at the point of construction. The minimum building site for any structure erected near a tributary of the Tennessee River shall be at an elevation which is not below the High Water Stage at the point of construction; provided, however, that the minimum building site for any structure erected near the Tennessee River shall be at an elevation which is a minimum of two (2) feet above the High Water Stage at the point of construction. No public or private driveway shall be below the High Water Stage.
                        [Ordinance No. 6434 - 4/18/72]

105. SPECIAL EXCEPTIONS FOR PLANNED UNIT DEVELOPMENT:

    Flexibility in the arrangement of residential uses may be permitted by the City Council as special exceptions in any R-1 Residential Zone, provided that the minimum size of any tract of land sought to be used for the planned unit shall be five (5) acres and that a desirable environment through the use of good design procedures is assured, allowing flexibility in individual yard requirements to provide for multiple dwelling units,

(ARTICLE V, Zone Regulations Cont'd)

    townhouses, and two-family units, except that such use or uses shall require a special permit under the terms of Article V of this Ordinance.
                        [Ordinance No. 6075 - 7/15/69]

106. SPECIAL EXCEPTIONS FOR CEMETERIES:

    The City Council may permit the development of cemeteries (excluding crematoriums, embalming facilities or other such preparatory functions) within any R-1 Residential Zone, as a special exception under terms specified in Article VI, of the Ordinance.
                        [Ordinance No. 6994 - 12/16/75]

107. SPECIAL EXCEPTIONS FOR RESIDENTIAL HOMES FOR HANDICAPPED AND/OR AGED PERSONS OPERATED ON A COMMERCIAL BASIS:

    The City Council may issue a Special Exceptions Permit for a Residential Home for Handicapped and/or Aged Persons under the terms specified in
    Article VI, of this Ordinance, provided that the Home shall not contain more than (8) handicapped and/or aged persons.
                        [Ordinance No. 9077 - 11/22/88]

(ARTICLE V, Zone Regulations, Cont'd)

200.      R-2 RESIDENTIAL ZONE

201.      PERMITTED USES:

          (1) Single-family dwellings, excluding factory manufactured mobile homes constructed as a single self-contained unit and mounted on a single chassis.
                              [Ordinance No. 9661 - 1/21/92]

          (2)  Two family dwellings.

          (3)  Schools.

          (4)  Parks, playgrounds, and community buildings.

          (5) Golf courses, except driving ranges, miniature courses and other similar commercial operations.

          (6)  Fire halls and other public buildings.

          (7)  Churches.

          (8)  Accessory uses and buildings.

          (9)  Home occupations.
                              [Ordinance No. 7639 - 3/18/80]

          (10) Day care homes.
                              [Ordinance No. 6837 - 1/7/75]

          (11) Kindergartens operated by governmental units or by religious organizations.

          (12) Day care centers, except that such uses shall require a special permit under the terms of Article VIII of this Ordinance.

          (13) Kindergartens, except those operated by governmental units or religious organizations; except that such uses shall require a special permit under the terms of Article VIII of this Ordinance.
                              [Ordinance No. 6098 - 10/14/69]

202.      HEIGHT AND AREA REGULATIONS:

          (1) No buildings shall exceed two and one-half stories or 35 feet in height except that a building may exceed these requirements provided that for every foot of additional height over 35 feet the building shall be set back one (1) additional foot from all property lines.

          (2)  The minimum building site area shall be:

                              7,500 square feet for a single-family dwelling unit on sewers, and

                              9,500 square feet for a two-family dwelling unit on sewers.

                                           (ARTICLE V, Zone Regulations, Cont'd)

               The minimum frontage shall be 60 feet.
                              [Ordinance No. 8527 - 9/10/85]

          (3)  There shall be a front yard of not less than 25 feet.

          (4) There shall be a side yard on each side of the building of not less than 10 feet. For corner lot side yard requirements, see
               Article VI, Section 108.
                              [Ordinance No. 8527 - 9/10/85]
                              [Ordinance No. 9739 - 6/23/92]

          (5)  There shall be a rear yard of not less than 25 feet.

          (6) The Health Department may require larger lots when septic tanks are used due to soil conditions, topography, drainage, presence of swimming pools, etc.
                              [Ordinance 8527 - 9/10/85]

203.      OFF-STREET PARKING REGULATIONS:

          Off-street parking shall be provided on the same lot as or a lot adjacent to the building in accordance with the following requirements:

          (1) For single-family dwellings two (2) parking spaces. Units with four (4) bedrooms or more shall be required to have three (3) parking spaces.

               For two family dwellings 1.5 parking spaces for every dwelling unit. Units with two (2) or more bedrooms shall be required to have two (2) parking spaces per dwelling unit.
                              [Ordinance No. 8527 - 9/10/87]

          (2) One (1) space for every three (3) seats in a main auditorium of churches, schools, and other public buildings.

          (3) Parking space for golf courses shall be in the amount satisfactory to the City and approved by the Traffic Engineer.

204.      MINIMUM ELEVATION REGULATIONS:

          No residence or structure intended for human habitation shall be erected near a tributary of the Tennessee River unless its lowest habitable floor is at an elevation equal to or greater than High Water Stage at the point of construction; provided, however, no residence or structure intended for habitation shall be erected near the Tennessee River unless its lowest habitable floor is a minimum of two (2) feet above the elevation of the High Water Stage at the point of construction. The minimum building site for any structure erected near a tributary of the Tennessee River shall be at an elevation which is not below the High Water Stage at the point of construction; provided, however, that the minimum building site for any structure erected near the Tennessee River shall be at an elevation which is a minimum of two (2) feet above the High Water Stage at the point of construction. No public or private driveway shall be below the High Water Stage.
                              [Ordinance No. 6434 - 4/18/72]

(ARTICLE V, Zone Regulations, Cont'd)

205.      SPECIAL EXCEPTIONS FOR PLANNED UNIT DEVELOPMENT:

          Flexibility in the arrangement of residential uses may be permitted by the City Council as special exceptions in any R-2 Residential zone, provided that the minimum size of any tract of land sought to be used for the planned unit shall be five (5) acres and that a desirable environment through the use of good design procedures is assured, allowing flexibility in individual yard requirements to provide for multiple dwelling units, townhouses, and two family units, except that such use or uses shall require a special permit under the terms of
          Article V of this Ordinance.
                              [Ordinance No. 6075 - 7/15/69]
                              [Ordinance No. 6590 - 7/27/73]

206.      SPECIAL EXCEPTIONS FOR CEMETERIES:

          The City Council may permit the development of cemeteries (excluding crematoriums, embalming facilities or other such preparatory functions) within any R-2 Residential Zone as a special exception under the terms specified in Article VI of this Ordinance.
                              [Ordinance No. 6994 - 12/16/75]

207. SPECIAL EXCEPTIONS FOR RESIDENTIAL HOMES FOR HANDICAPPED AND/OR AGED PERSONS OPERATED ON A COMMERCIAL BASIS:

          The City Council may issue a Special Exception Permit for a Residential Home for Handicapped and/or Aged Persons under the terms specified in Article VI of this Ordinance, provided that the Home shall not contain more than eight (8) handicapped and/or aged persons.
                              [Ordinance No. 9077 - 11/22/88]

                                        SURVEY

                                 PREVIOUSLY FURNISHED

                                     TO THE BANK

                                     [LETTERHEAD]
Faxed to: 423/785-8480
Original Mailed


29 April 1996



Nations Bank, N.A., as Agent
c/o Lea Johnson, Moore & Van Allen, PLLC
100 North Tryon Street
47th Floor
Charlotte, NC 28202

RE:   Chattem, Inc.

This letter is to certify that the following listed properties are in a Zone C area and are not in a 100-year flood zone per the FIRM (Flood Insurance Rate
Map), Community Panel Number 470072-0020-A, dated 3 September 1980:

         TAX MAP NUMBER           GROUP NUMBER        PARCEL NUMBER

              155J                     D                   15
              155J                     D                  16.01
              155J                     C                   19
              155J                     C                   22
              155J                     C                   26
              155J                     C                   27
              155J                     C                   28
              155J                     C                   29
              155J                     C                   43

E.O. Wasdin
Registered Surveyor No. 852
                                        [SEAL]

cc: R. Grant Dobson
    Miller & Martin

                            LANDLORD'S CERTIFICATION


     THIS CERTIFICATION is made by Tammy Development Company, a limited partnership (together with its successors and assigns, the "LANDLORD"), for the benefit of NATIONSBANK, N.A., as Agent (together with all successors and assigns, the "AGENT") for the Lenders (as defined in the Credit Agreement described below).

     WHEREAS, the Landlord is the lessor under the lease described in EXHIBIT A attached hereto (the "LEASE") with Chattem, Inc., a Tennessee corporation (the "TENANT") as lessee; and

     WHEREAS, the Lenders have provided or will be providing a $61,500,000.00 credit facility (the "CREDIT FACILITY") evidenced and secured by, among other things, two credit agreements (together with all modifications, renewals or replacements, the "CREDIT AGREEMENTS") executed by Tenant, Agent and Lenders, among others, and a security agreement (together with all modifications, renewals or replacements, the "PLEDGE") on all machinery, equipment, trade fixtures, vehicles, inventory, accounts receivable, goods, records and other personal property now or hereafter delivered to or located or installed at the Tenant's leasehold estate in the premises described in the Lease (the "PREMISES") (the "PERSONAL PROPERTY") (the Credit Agreements, the Pledge and all other documents relating to, evidencing or securing the Credit Facility being referred to herein collectively as the "CREDIT DOCUMENTS"); and

     WHEREAS, the Lenders have requested the Landlord to furnish the Lenders certain assurances and agreements regarding the Lease, which assurances and agreements the Landlord is willing to give as set forth herein; and

     WHEREAS, the Landlord believes it is in its best interest to provide such assurances and agreements;

     NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and other good and valuable consideration, the Landlord hereby certifies to and agrees with the Agent and the Lenders as follows:

     1. The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as set forth in EXHIBIT A hereto.

     2. The Lease, together with all assignments, modifications, supplementations and amendments set forth in EXHIBIT A, represents the entire agreement between the parties with respect to the lease of the Premises.

     3. To the best knowledge of the Landlord, neither the Tenant nor the Landlord is in default under the Lease, and no event or circumstance has occurred or exists which, with the passage of time or the giving of notice or both, would constitute a default under the Lease.

     4. The Landlord consents to the extensions of credit under the Credit Facility, and the execution of the Credit Documents and agrees that, notwithstanding any provision in the Lease to the contrary, neither the extensions of credit under the Credit Facility, nor the execution of the Credit Documents, shall create a default under the Lease, the Landlord hereby waiving any provisions in the Lease which could create a default as such provisions apply to the same.

     5.     (i)     If the Tenant defaults in respect of any provisions of the
Lease, the Agent shall have the right, but not the obligation, to cure such default, and the Landlord shall accept performance by or on behalf of the Agent as though, and with the same effect as if, it had been done or performed by the Tenant. The Agent shall have a period of time after the service of notice of such default upon it within which to cure or cause to be cured the default specified in such notice which period of time is the same period for cure, if any, as given to the Tenant in respect of the specified default after the giving of notice of such default to the Tenant, plus an additional period of thirty
(30) days in the case of nonpayment of rent and sixty (60) days in the case of all other types of default. In the event that the Landlord seeks to terminate the Lease by reason of a default, which default cannot reasonably be cured within the aforesaid period, then provided that the Agent has within said period commenced such cure, the period of time for cure shall be extended for so long as the Agent is diligently continuing to attempt to cure such default.

           (ii) If, in order to cure any default by the Tenant, the Agent must have possession of or control over the Premises, no default will be deemed to exist and the Landlord shall have no right, and shall take no action, to terminate the Lease until the Agent has had a reasonable opportunity to commence and with reasonable diligence to complete foreclosure or take other appropriate actions to acquire possession of and control over the Premises, but upon the condition that the Agent shall during the pendency of any such foreclosure or other proceedings pay or cause to be paid to the Landlord, when and as it shall become due, the rent provided for in the Lease. The Agent shall not be required to commence or continue any foreclosure or other proceedings or to obtain or continue possession of the Premises, except as specified above as a prerequisite for exercise or preservation of the Agent's rights.

          (iii) Anything in subsection (ii) of this Section 5 to the contrary notwithstanding, any default of the Tenant which is not reasonably susceptible of being cured by the Agent even after the Agent has obtained possession of and control over the Premises shall be deemed to have been waived by the Landlord. Any default which is reasonably susceptible of being cured shall thereafter be cured with reasonable diligence.

           (iv) The Agent (or its designee or nominee) may become the legal owner and holder of the interest of the Tenant under the Lease, by foreclosure or other enforcement proceedings, or by obtaining an assignment of the Lease in lieu of foreclosure or through settlement of or arising out of any pending or threatened foreclosure proceeding, without the Landlord's consent and without any obligation to assume the Lease, but subject to the applicable terms and provisions of the Lease. In any such event the Landlord shall recognize and accept the Agent as its tenant under the Lease. In such event, the Agent (or its designee or nominee) shall have the right thereafter to assign the Lease to any party.

Upon the delivery to the Landlord of a duplicate original of any instrument of assignment containing the assignee's assumption of the Lease (subject to the provisions of the Lease), such assignee of the Agent shall become the Tenant, and shall be substituted for the Agent as the owner and holder of the Lease for all purposes, as of the effective date of such assignment. Notwithstanding the above, the Agent or such third party shall not be liable for any act or omission of the Tenant (other than the obligation to pay rent) prior to the date of any foreclosure, deed in lieu of foreclosure or other conveyance, provided, however, that the foregoing shall not limit Agent's obligations in the event Agent elects to cure a default under clause (i) above.

     6. The Landlord agrees that: (a) the Tenant is the owner of the Personal Property, whether attached to the Premises or not; (b) the Agent's lien upon or security interest in the Personal Property is prior and superior to any interest, lien or claim of any nature the Landlord may now have or hereafter obtain in the Personal Property whether by operation of law, contract or otherwise; (c) either the Tenant or the Agent may remove the Personal Property from the Premises at any time without hindrance on the part of the Landlord; and
(d) the Personal Property shall remain personal property and shall not become fixtures, notwithstanding the manner or mode of the attachment of the Personal Property to the land. The Landlord hereby waives any rights it may now or hereafter have in the Personal Property, including without limitation, any lien rights available under applicable law.

     7. The Landlord will not consent to any material modification or amendment of any of the terms of the Lease, to the termination thereof by the Tenant nor to the assignment or subletting of all or any part of the Premises without the prior written consent of Agent.

     8. The Landlord shall send to the Agent (in the manner provided herein) a copy of any notice or statement sent to the Tenant by the Landlord asserting a default under the Lease. Such copy shall be sent to the Agent at the same time such notice or statement is sent to the Tenant. Notices shall be sent to the Agent by prepaid, registered or certified mail, addressed to the Agent at the following address, or such other address as the Agent shall designate to the Landlord in writing:

               NATIONSBANK, N.A.
               ------------------------
               ------------------------
               ------------------------
               ------------------------
               Attention:
                           ------------

     EXECUTED under seal this 19th day of April, 1996.


                                        LANDLORD:

                                        Tammy Development Company


                                        By
                                          --------------------------------------

                                        Title  Partner
                                             -----------------------------------

                             Security Interest Agreement


NationsBank, N.A., as Agent
100 North Tryon Street
Charlotte, North Carolina  28225

Ladies and Gentlemen:

    Chattem, Inc. ("Borrower") now does or hereafter may store certain of its merchandise, inventory, or other of its personal property at premises (the "Premises") owned or leased by Cherokee Warehouses, Inc., including, without limitation, such Premises described on EXHIBIT A attached hereto.

    Borrower has entered into certain financing arrangements with certain financial institutions (the "Lenders") and NationsBank, N.A., as agent for itself and the other Lenders (in such capacity, the "Agent") and, as a condition to the Lenders' loans and other financial accommodations to Borrower, the Lenders require, among other things, liens on all of Borrower's personal property located on the Premises ("Collateral").

    To induce the Lenders (together with their respective agents and assigns) to enter into said financing arrangements, and for other good and valuable consideration, the undersigned hereby agrees that:

      (i) it will not assert against any of Borrower's assets any statutory or possessory liens, including, without limitation, rights of levy or distraint for rent, all of which it hereby waives;

     (ii) the Collateral shall be identifiable as being owned by Borrower and kept reasonably separate and distinct from other property in our possession;

    (iii) none of the Collateral located on the Premises shall be deemed to be fixtures;

     (iv) if Borrower defaults on its obligations to the Lenders or the Agent and, as a result, the Agent, on behalf of itself and the Lenders, undertakes to enforce its security interest in the Collateral, the undersigned will cooperate with the Agent in its efforts to assemble all of the Collateral located on the Premises and will permit the

    Agent to either remain on the Premises for sixty (60) days after the Agent declares the default, or, at the Agent's option, to remove the Collateral from the Premises within a reasonable time, not to exceed sixty (60) days after the Agent declares the default, provided that the Agent leaves the Premises in the same condition as existed immediately prior to such sixty
    (60) day period, and the Agent shall indemnify the undersigned for any damages arising out of its temporary occupancy of the Premises, and will not hinder the Agent's actions in enforcing its liens on the Collateral.

    Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.

    The agreements contained herein shall continue in force until all of Borrower's obligations and liabilities to the Lenders and the Agent are paid and satisfied in full and all financing arrangements among the Lenders, the Agent and Borrower have been terminated.

     The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the existence of this agreement. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, upon any successor owner or transferee of any of Premises, and upon any purchasers, including any mortgagee, from the undersigned.

     Executed and delivered this 18th day of April, 1996

                                   Cherokee Warehouses, Inc.

                                   By
                                      -----------------------------

                                   Title  V.P.
                                      -----------------------------

                                      EXHIBIT A

                                 LOCATION OF PREMISES



     Cherokee Warehouses, Inc.
     520 West 31st Street
     Chattanooga, TN  37401

                             Security Interest Agreement


NationsBank, N.A., as Agent
100 North Tryon Street
Charlotte, North Carolina  28225

Ladies and Gentlemen:

     Chattem, Inc. ("Borrower") now does or hereafter may store certain of its merchandise, inventory, or other of its personal property at premises (the "Premises") owned or leased by Morgan & Sampson, Inc., including, without limitation, such Premises described on EXHIBIT A attached hereto.

     Borrower has entered into certain financing arrangements with certain financial institutions (the "Lenders") and NationsBank, N.A., as agent for itself and the other Lenders (in such capacity, the "Agent") and, as a condition to the Lenders' loans and other financial accommodations to Borrower, the Lenders require, among other things, liens on all of Borrower's personal property located on the Premises ("Collateral").

     To induce the Lenders (together with their respective agents and assigns) to enter into said financing arrangements, and for other good and valuable consideration, the undersigned hereby agrees that:

       (i) it will not assert against any of Borrower's assets any statutory or possessory liens, including, without limitation, rights of levy or distraint for rent, all of which it hereby waives;

      (ii) the Collateral shall be identifiable as being owned by Borrower and kept reasonably separate and distinct from other property in our possession;

     (iii) none of the Collateral located on the Premises shall be deemed to be fixtures;

      (iv) if Borrower defaults on its obligations to the Lenders or the Agent and, as a result, the Agent, on behalf of itself and the Lenders, undertakes to enforce its security interest in the Collateral, the undersigned will cooperate with the Agent in its efforts to assemble all of the Collateral located on the Premises and will permit the

     Agent to either remain on the Premises for sixty (60) days after the Agent declares the default, or, at the Agent's option, to remove the Collateral from the Premises within a reasonable time, not to exceed sixty (60) days after the Agent declares the default, provided that the Agent leaves the Premises in the same condition as existed immediately prior to such sixty
     (60) day period, and the Agent shall indemnify the undersigned for any damages arising out of its temporary occupancy of the Premises, and will not hinder the Agent's actions in enforcing its liens on the Collateral.

     Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.

     The agreements contained herein shall continue in force until all of Borrower's obligations and liabilities to the Lenders and the Agent are paid and satisfied in full and all financing arrangements among the Lenders, the Agent and Borrower have been terminated.

     The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the existence of this agreement. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, upon any successor owner or transferee of any of Premises, and upon any purchasers, including any mortgagee, from the undersigned.

     Executed and delivered this 17th day of April, 1996

                                   Morgan & Sampson, Inc.

                                   By /s/Steve Morgan
                                     ----------------------------

                                   Title Operations Manager
                                         -----------------------------

                                      EXHIBIT A

                                 LOCATION OF PREMISES



     Morgan & Sampson, Inc.
     1651 South Carlos Avenue
     Ontario, California 91761

                                    CHATTEM, INC.

                               SECRETARY'S CERTIFICATE

         I, Hugh F. Sharber, being the duly elected and acting Secretary of Chattem, Inc., a Tennessee corporation (the "Company"), do hereby certify that:

         (1) Attached hereto as EXHIBIT A is a true, correct and complete copy of the Charter of the Company as in full force and effect on the date hereof.

         (2) Attached hereto as EXHIBIT B is a true, correct and complete copy of the By-Laws of the Company, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof.

         (3) Attached hereto as EXHIBIT C is a true, correct and complete copy of resolutions that were duly adopted at meetings held March 27, 1996 and April 24, 1996 by the Board of Directors of the Company, and said resolutions have not been amended, modified or rescinded, and are in full force and effect as of the date hereof.

         (4) Each of the following named individuals is, as of the date hereof, a duly elected and qualified officer of the Company and holds the office set forth below opposite such individual's name. The signature written below opposite the name and title of each such officer is such officer's actual signature:

         NAME                OFFICE                  SIGNATURE

    Zan Guerry            Chairman, President     /s/ Zan Guerry
                          and Chief Executive     ------------------------
                          Officer

    Robert E. Bosworth    Executive Vice          /s/ Robert E. Bosworth
                          President and Chief     ------------------------
                          Financial Officer

    Hugh F. Sharber       Secretary               /s/ Hugh F. Sharber
                                                   ------------------------

    A. Alexander Taylor,  Assistant Secretary     /s/ A. Alexander Taylor
    II                                            ------------------------

         IN WITNESS WHEREOF, the undersigned has executed this Certificate on the ___ day of April, 1996.

                                                  /s/ Hugh F. Sharber
                                                   ---------------------------
                                                   Hugh F. Sharber, Secretary

I, the duly elected President of the Company, do hereby certify on behalf of the Company that Hugh F. Sharber is the duly elected and qualified Secretary of the Company and that the signature set forth above his name is his signature.

         IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of April, 1996.

                                                  /s/ Zan Guerry
                                                   ---------------------------
                                                  Zan Guerry, President

                        RESTATED CHARTER OF CHATTEM, INC.


          Pursuant to the provisions of TENNESSEE CODE ANNOTATED, Section 48-20-107 Chattem, Inc., a Tennessee corporation hereby adopts the following Restated Charter:

          1.   The name of the corporation is Chattem, Inc.

          2. The maximum number of shares which the corporation is authorized to issue is Ten Million (10,000,000), consisting of nine million (9,000,000) common shares without par value and one million (1,000,000) preferred shares, which preferred shares shall be issuable in one or more series.

          3. The Corporation's registered office is 1715 West 38th Street, Chattanooga, Hamilton County, Tennessee 37409. The name of its registered agent at that address is Charles N. Jolly.

          4. The address of the principal office of the corporation in the State of Tennessee shall be 1715 West 38th Street, Chattanooga, Hamilton County, Tennessee 37409.

          5. The preferences, limitations, relative rights, and designations of its shares are as follows:

               (a) Except as otherwise provided by law or by action of the Board of Directors in granting voting rights to any series of preferred shares, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the common shares. Each common share shall have one vote upon all matters.

               (b) The dividends specified on all outstanding preferred shares (including any cumulative unpaid dividends, if dividends are cumulative), shall be declared and paid, or set apart for payment, before any dividends on the outstanding common shares shall be declared and paid or set apart for payment.

               (c) No holder of any class of shares of this corporation shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional issue of shares of any class, whether now or hereafter authorized, or of any bonds, debentures, or other securities convertible into shares of any class, and all such shares, bonds, debentures or other securities convertible into shares may be issued and disposed of by the corporation to such person or persons and on such terms and for such consideration as the Board of Directors, in its absolute discretion, may deem advisable.

               (d) The Board of Directors shall have the authority to divide the preferred shares into series and to fix and determine with respect to such preferred shares:

                    (i)    the rate of dividend;

                    (ii) whether shares may be called or redeemed, and, if so, the call or redemption price and the terms and conditions of call;

                    (iii) the amount payable upon shares in the event of voluntary and involuntary liquidation;

                    (iv) sinking fund provisions, if any, for the call or redemption of shares;

                    (v) the terms and conditions, if any, on which shares may be converted;

                    (vi)   voting rights;

                    (vii) whether the shares shall be cumulative, non-cumulative, or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

                    (viii) any other designations pertaining to such shares not forbidden by law.

          6. A series of preferred shares of the corporation is hereby given the distinctive designation of "Series A Convertible Preferred Stock," said series to consist of one hundred thirty-nine thousand two hundred eighty-six (139,286) shares without par value, of which the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

               (a) CASH DIVIDENDS. The holders of Series A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the funds of the corporation legally available therefor cash dividends at the annual rate of four hundred percent (400%) of the dividend paid upon common shares for the same period, before any dividend shall be paid to the holders of any common shares. Cash dividends shall be paid beginning with the first dividend payment date following date of issuance of such shares.

               (b) REDEMPTION. Series A Convertible Preferred Stock shall not be redeemable.

               (c) VOTING RIGHTS. At every meeting of shareholders of the corporation, every holder of Series A Convertible Preferred Stock shall be entitled to one (1) vote for each share standing in his name on the books of the corporation, with the same and identical voting rights, except as expressly provided herein, as a holder of a common share.

               (d) PRIORITY ON DISSOLUTION. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of Series A Convertible Preferred Stock shall be entitled to receive, out of the remaining net assets of the corporation, for each share of Series A Convertible Preferred Stock four hundred percent (400%) of the amount to be paid to the holder of each common share.
Such payment to such preferred shareholders shall not be preferred over payments to common shareholders.

               (e)  CONVERSION INTO COMMON SHARES.

                    (i) Subject to the provisions herein, the holder of record of any share or shares of Series A Convertible preferred Stock shall have the right, at his option, to convert each said share of Series A Convertible Preferred Stock into four (4) fully paid and non-assessable common shares of the corporation.

                    (ii) Any holder of shares of Series A Convertible Preferred Stock desiring to convert such into common shares shall surrender the certificate or certificates representing the shares of Series A Preferred Stock so to be converted, duly endorsed to the corporation or in blank, at the principal office of the corporation (or such other place as may be designated by the corporation), and shall give written notice to the corporation at said office that he elects to convert the same, and setting forth the name or names (with the address or addresses) in which the common shares are to be issued.

                    (iii) Conversion shall be subject to the following provisions:

                              (A)  As soon as practicable after surrender for
conversion of any Series A Convertible Preferred Stock, the corporation shall deliver or cause to be delivered at the principal office of the corporation (or such other place as may be designated by the corporation), to the written order of the holder of such Series A Convertible Preferred Stock, certificates representing the common shares issuable upon such conversion, issued in such name or names as such holder may direct. Conversion shall be deemed to have taken place as of the close of business on the day of the surrender of the Series A Convertible Preferred Stock, as provided above, and the rights of the holder shall cease at such time, and the person or persons in whose name the common shares are to be issued shall be treated for all purposes as having become the record holder of such common shares at such time; provided, however, that any such surrender on any date when the stock transfer books of the corporation shall be closed shall constitute the persons or persons in whose name or names the certificate for such shares is to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

                              (B)  The corporation shall not be required to
issue any fractions of common shares upon the conversion of Series A Convertible Preferred Stock. If any fractional common shares would otherwise be deliverable upon the conversion of any Series A Convertible Preferred Stock, the corporation shall make adjustment for such fractional share interest by payment of an amount in cash equal to the same fraction of the market value of a full common share of the corporation on the close of the trading day immediately preceding the date upon which such shares are surrendered for conversion.

                              (C)  In the event the corporation shall at any
time subdivide or combine in a greater or lesser number of shares of the outstanding common shares, the number of common shares issuable upon conversion of Series A Convertible Preferred Stock shall be proportionately increased in a case of a subdivision or decreased in a case of combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

                              (D)  In the event the corporation shall at any
time pay to the holders of common shares a dividend in common shares, the number of common shares issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased, effective at the close of business on the record date for determination of the holders of common shares entitled to such dividend.

                              (E)  No adjustment of the conversion ratio of the
Series A Convertible Preferred Stock shall be made by reason of any event except those enumerated above in (C) and (D).

                    (f) LIMITATIONS. So long as any shares of Series A Convertible Preferred Stock are outstanding the corporation shall not, without the affirmative vote or written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of Series A Convertible Preferred Stock, voting as a class, change the preferences, rights or limitations with respect to Series A Convertible Preferred Stock, in any material respect prejudicial to the owners thereof, but nothing herein contained shall require such a class vote or consent (i) in connection with any increase in the total number of authorized common shares or Series A Convertible Preferred Stock, or (ii) in connection with authorization, designation, increase, decrease or issuance of any preferred shares or any class or series of shares ranking on a parity with a Series A Convertible Preferred Stock, or (iii) in connection with any redemption or conversion of any series or class of shares, or (iv) in connection with the issuance of any presently authorized but unissued preferred shares and provided that the provisions of this paragraph shall not in any way limit the right and power of the corporation to issue any bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

                    (g) PRE-EMPTIVE RIGHTS. Series A Convertible Preferred Stock shall have no pre-emptive rights.

               7.   The corporation is for profit.

               8. The purpose of purposes for which the corporation is organized are: to buy, sell, produce, manufacture, distribute and dispose of all kinds of goods, wares, merchandise, manufactures, commodities, furniture, machinery, tools, supplies and products, and generally to engage in and conduct any form of manufacturing, mercantile or commercial enterprise not contrary to law; to lease, buy, sell, use, mortgage, improve and otherwise handle, deal in, and dispose of all property, real, personal and mixed, as may be necessary or convenient in connection with the business of the corporation; and without limitation upon the foregoing, to manufacture, buy, sell, lease and generally deal in medicines, drugs, chemicals, chemical specialties, cosmetics, food products, surgical, pharmaceutical, physician's and hospital supplies and equipment, scientific apparatus and all other items of every kind and description, and any and all articles and things connected therewith or part thereof. The corporation is further authorized and empowered to engage in any other activity or carry on any other trade or business which a corporation may legally conduct under the laws of the State of Tennessee.

               9.   The duration of the corporation is perpetual.

               10.A.     (1)  Subject to the provisions of any series of
preferred shares which may at the time be outstanding and in addition to any affirmative vote required by law or this Restated Charter, and except as otherwise expressly provided in subparagraph B of this Paragraph 10:

         (a) any merger or consolidation of the corporation or any Subsidiary (as defined below) with (i) any Interested Shareholder (as defined below) or
(ii) any other corporation (whether or not itself in Interested shareholder) which is or after such merger or consolidation would be an Affiliate (as defined below) of any Interested Shareholder; or
         (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or of any Subsidiary having an aggregate Fair
Market Value (as defined below) of $5,000,000 or more; or
         (c)the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or
         (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested shareholder or any Affiliate of any Interested Shareholder; or
         (e) any reclassification of securities (including any reverse stock split) or recapitalization of the corporation or any merger or consolidation of the corporation with any of its Subsidiaries of any other transaction (whether or not with or into or otherwise involving an Interested
Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; shall require the affirmative vote of the holders of at least 80% of the then outstanding Voting Shares (as defined below) of the corporation, including the affirmative vote of the holders of at least 80% of the then outstanding Voting Shares of the corporation other than those beneficially owned by such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
       (2) The term "Business Combination" as used in this Paragraph 10 shall mean any transaction which is referred to in any one or more of clauses
(a) through (e) of subparagraph (1) of this subparagraph A.
     B. The provision of subparagraph A of this Paragraph 10 shall not be applicable to any particular Business Combination and such Business
Combination shall require only such affirmative vote as is required by law and any other provision of this Restated Charter, if all the conditions specified in either of the following subparagraph (1) or (2) are met.
       (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as defined below); provided that such approval shall only be effective if obtained at a meeting at which a Continuing
Director Quorum (as defined below) is present; or
       (2) All of the following conditions shall have been met:
         (a) The aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of other consideration to be received per share by holders of common shares in such Business Combination shall be at least equal to the highest amount determined under subclauses (i), (ii) and (iii) below:
           (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any common share of the corporation acquired by it (A) within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the

"Announcement Date") or (B) in the transaction in which it became an Interested Shareholder, whichever is higher;
           (ii) The Fair Market Value per common share on the Announcement
Date or on the date on which the Interested Shareholder became an Interested Shareholder (such later date is referred to in this Paragraph 10 as the "Determination Date"), whichever is higher; and
           (iii) (if applicable) the price per share equal to the Fair Market Value per common share determined pursuant to subparagraph (2)(a)(ii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any common share of the corporation acquired by it within the two year period immediately prior to the Announcement Date to (B) the Fair Market Value per common share of the corporation on the first day in such two year period on which the Interested Shareholder acquired any common share.
         (b) the aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of other consideration to be received per share by holders of shares of any class of outstanding preferred shares of the corporation shall be at least equal to the highest amount determined under subclauses (i), (ii), (iii) and (iv) below:
         (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of preferred shares acquired by it (A) within the two year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Shareholders, whichever is higher;
         (ii) the highest preferential amount per share to which the holders of shares of such class of preferred shares would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the

[Letterhead]

92 JUN-3 PM 1:31                                        May 27, 1992

 BRYANT MILLSAPS
SECRETARY OF STATE
                                                             APR '6 1996

Secretary of State
State of Tennessee
18th Floor, James K. Polk Building
Nashville, TN 37219


                              Articles of Amendment to
                           Restated Charter of Chattem, Inc.
                           ---------------------------------

     The following amendment to the corporate Charter of Chattem, Inc. was duly adopted by its Board of Directors on January 29, 1992, and by its shareholders at the annual meeting of shareholders on April 8, 1992, as hereby filed pursuant to The Tennessee Business Corporation Act:

     RESOLVED, that Article 2 of the Restated Charter of Chattem, Inc. is hereby amended to read as follows:

         "2. The maximum number of shares which the corporation is authorized to issues is twenty-one million
         (21,000,000) consisting of twenty million (20,000,000) common shares without par value and one million
         (1,000,000) preferred shares, which preferred shares shall be issuable in one or more series."



   5/28/92                            /s/ Charles N. Jolly
--------------------                 -------------------------------
     DATE                            CHARLES N. JOLLY
                                     Secretary



Chattem, Inc.  1715 West 38th Street   Chattanooga, TN 37409  (615) 821-4571
1-800-366-6833  FAX: 1-615-821-0395  Telex: 55-8463

                                                                 AMENDED, 3/1/95

                             AMENDED AND RESTATED BY-LAWS

                               ARTICLE I - SHAREHOLDERS

    Section 1. Annual Meeting. The annual meeting of shareholders shall be held on such date, at such time and place as may be designated by the board of directors.

    Section 2. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or entitled to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the record date shall be fifteen days prior to the date on which the action requiring such determination of sharehodlers is to be taken. The board of directors may fix in advance another record date, not more than 70 days nor less than 10 days prior to the date on which the action is to taken.

    Section 3. Proxies. All proxies shall be filed with the secretary of the corporation before or at the time of the meeting.

                                ARTICLE II - DIRECTORS

(Effective 3/1/95)
    Section 1. Number and Compensation. There shall be from 7 to 12 directors of the corporation. Compensation of directors shall be determined by the board.

    Section 2. Regular Meetings. Regular meetings of the board, without notice, shall be held immediately after the annual meeting of shareholders and on the fourth Wednesday of January, April, and July, at the corporation headquarters in Chattanooga, or at such other date and place as may be determined by the board.

    Section 3. Special Meetings. Special meetings of the board may be called by the chairman of the board, the president or any three directors.

    Section 4. Notice. Notice of any special meeting shall be given at least one (1) day prior thereto by oral, telegraphic, electronic or written notice given or delivered personally to each director or at least three (3) days prior thereto if such notice is given by regular, registered or certified mail. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the director at his home or business address.

                                                                 AMENDED, 3/1/95

    Section 5. Indemnification. Any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the corporation or at the request of the corporation a director or officer or Audit Committee member of another corporation controlled by the corporation, shall be indemnified by this corporation to the maximum extent and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated, Sections 48-1-407 through 48-1-411.

    Section 6. Action Without Meeting. The board may take any action which it is required or permitted to take by law without a meeting upon written consent setting forth the action so taken and signed by all of the directors entitled to vote thereon.

    Section 7. Committees. The majority of the entire board, by resolution, may designate committees and delegate to them such authority of the board as it deems desirable within the limits prescribed by Tennessee law.

    Section 8. Advisory Directors. The board may appoint advisory directors who shall act only in the capacity of providing general policy advice to the board. In any action where a recorded vote of the directors is taken, the vote of elected directors shall determine the outcome.

                                ARTICLE III - OFFICERS

    Section 1. Election. The board shall elect all officers for terms of one year. Assistant officers, if any, shall not be considered officers for the purposes of this section, and shall be appointed and subject to removal by the president.

    Section 2. Vacancies. A vacancy in any office subject to board election may be filled by the board.

    Section 3. Chairman of the Board. The chairman of the board shall be the chief executive officer. He shall preside at any meetings of the board and of the shareholders.

    Section 4. President. The President shall have management and control of the affairs of the corporation in accordance with policies promulgated by the board.

                                                                AMENDED, 3/1/95

    Section 5. The Vice Presidents. In the event of the absence, death, or inability to act of the president, the executive vice president shall perform the duties and be vested with the powers of the president. The vice presidents shall perform such duties as from time to time may be assigned to them by the president or by the board of directors.

    Section 6. The Secretary. The secretary shall: (a) see that all notices are duly given in accordance with the provisions of these by-laws and as required by law; (b) take minutes of meetings of the directors and shareholders;
(c) perform such other duties as may be assigned to him by the president or by the board.

    Section 7. Assistant Secretaries. The assistance secretaries shall perform such duties as may be assigned to them by the secretary.

    Section 8. Salaries. Salaries of officers shall be determined by the board and may be changed by the board at any time.

                                 ARTICLE IV - SHARES

    Section 1. Signatures. All certificates for shares shall be signed by the president or executive vice president or such vice president as may be designated by the board and the secretary or an assistant secretary.

    Section 2. Transfer. Transfer of shares shall be made only on the share transfer books of the corporation.

    Section 3. Voting upon Shares of Other Corporations Held by the Corporation. The president shall have authority to vote in person or by proxy on behalf of the corporation at any meeting of shareholders of any corporation in which the corporation may hold shares. The board may confer like powers upon any other officer.


                               ARTICLE V - FISCAL YEAR

    The fiscal year of the corporation shall begin on December 1 and end on November 30.

                                                                AMENDED, 3/1/95

                                  ARTICLE VI - SEAL

    The corporate seal shall be circular, and the inscription thereof shall include the corporate name and state of incorporation.

                               ARTICLE VII - AMENDMENT

    The by-laws may be amended by the vote of a majority of the board.

                                                               AMENDED, 1/26/94


                          AMENDED AND RESTATED BY-LAWS


                            ARTICLE I - SHAREHOLDERS

     Section 1. Annual Meeting. The annual meeting of shareholders shall be held on such date, at such time and place as may be designated by the board of directors.

     Section 2. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or entitled to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the record date shall be fifteen days prior to the date on which the action requiring such determination of shareholders is to be taken. The board of directors may fix in advance another record date, not more than 70 days nor less than 10 days prior to the date on which the action is to taken.

     Section 3. Proxies. All proxies shall be filed with the secretary of the corporation before or at the time of the meeting.


                           ARTICLE II - DIRECTORS

(Effective 1/26/94)

     Section 1. Number and Compensation. There shall be 10 directors of the corporation. Compensation of directors shall be determined by the board.

     Section 2. Regular Meetings. Regular meetings of the board, without notice, shall be held immediately after the annual meeting of shareholders and on the fourth Wednesday of January, April, and July, at the corporation headquarters in Chattanooga, or at such other date and place as may be determined by the board.

     Section 3. Special Meetings. Special meetings of the board may be called by the chairman of the board, the president or any three directors.

     Section 4. Notice. Notice of any special meeting shall be given at least one (1) day prior thereto by oral, telegraphic, electronic or written notice given or delivered personally to each director or at least three (3) days prior thereto if such notice is given by regular, registered or certified mail. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the director at his home or business address.

                                                               AMENDED, 1/26/94


     Section 5. Indemnification. Any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the corporation or at the request of the corporation a director or officer or Audit Committee member of another corporation controlled by the corporation, shall be indemnified by this corporation to the maximum extent and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated, Sections 48-1-407 through 48-1-411.

     Section 6. Action Without Meeting. The board may take any action which it is required or permitted to take by law without a meeting upon written consent setting forth the action so taken and signed by all of the directors entitled to vote thereon.

     Section 7. Committees. The majority of the entire board, by resolution, may designate committees and delegate to them such authority of the board as it deems desirable within the limits prescribed by Tennessee law.

     Section 8. Advisory Directors. The board may appoint advisory directors who shall act only in the capacity of providing general policy advice to the board. In any action where a recorded vote of the directors is taken, the vote of elected directors shall determine the outcome.


                           ARTICLE III - OFFICERS

     Section 1. Election. The board shall elect all officers for terms of one year. Assistant officers, if any, shall not be considered officers for the purposes of this section, and shall be appointed and subject to removal by the president.

     Section 2. Vacancies. A vacancy in any office subject to board election may be filled by the board.

     Section 3. Chairman of the Board. The chairman of the board shall be the chief executive officer. He shall preside at any meetings of the board and of the shareholders.

     Section 4. President. The President shall have management and control of the affairs of the corporation in accordance with policies promulgated by the board.

                                                               AMENDED, 1/26/94

     Section 5. The Vice Presidents. In the event of the absence, death, or inability to act of the president, the executive vice president shall perform the duties and be vested with the powers of the president. The vice presidents shall perform such duties as from time to time may be assigned to them by the president or by the board of directors.

     Section 6. The Secretary. The secretary shall: (a) see that all notices are duly given in accordance with the provisions of these by-laws and as required by law; (b) take minutes of meetings of the directors and shareholders; (c) perform such other duties as may be assigned to him by the president or by the board.

     Section 7. Assistant Secretaries. The assistance secretaries shall perform such duties as may be assigned to them by the secretary.

     Section 8. Salaries. Salaries of officers shall be determined by the board and may be changed by the board at any time.

                              ARTICLE IV - SHARES

     Section 1. Signatures. All certificates for shares shall be signed by the president or executive vice president or such vice president as may be designated by the board and the secretary or an assistant secretary.

     Section 2. Transfer. Transfer of shares shall be made only on the share transfer books of the corporation.

     Section 3. Voting upon Shares of Other Corporations Held by the Corporation. The president shall have authority to vote in person or by proxy on behalf of the corporation at any meeting of shareholders of any corporation in which the corporation may hold shares. The board may confer like powers upon any other officer.

                             ARTICLE V - FISCAL YEAR

     The fiscal year of the corporation shall begin on December 1 and end on November 30.

                                                               AMENDED, 1/26/94


                              ARTICLE VI - SEAL

     The corporate seal shall be circular, and the inscription thereof shall include the corporate name and state of incorporation.


                           ARTICLE VII - AMENDMENT

     The by-laws may be amended by the vote of a majority of the board.

                             MARCH 27, 1996

                          APPROVAL OF FINANCING

RESOLVED, that the credit facility of up to $60 million providing for a revolving credit loan not to exceed $24 million and term loans in the amount of $36 million contemplated by the Commitment Letter dated March 13, 1996 by and between the Company and NationsBank, N.A. ("NATIONSBANK") be, and the same hereby is, authorized and approved; and further

RESOLVED, that the Company shall be, and hereby is, authorized and approved to enter into a secured senior Credit Agreement ("CREDIT AGREEMENT") with Nationsbank and various other lenders, and that each of the terms and provisions contained therein and in each of the notes, the security agreements, pledge agreements, the deeds of trusts and any other agreements entered into in connection with the credit facility (as contemplated in the Credit Agreement, and collectively with the Credit Agreement referred to as, the "FINANCING DOCUMENTS") be, and the same hereby are, authorized and approved in each and every respect, that each and every transaction effected or to be effected pursuant to the terms and provisions of the Financing Documents are hereby authorized and approved in each and every respect and that this Company enter into the Financing Documents and consummate the transactions contemplated thereby; and further

RESOLVED, that the President, and any Vice President, the Treasurer or the Secretary or any other officer of this Company each be, and they hereby are authorized to: (a) execute and deliver, in the name and on behalf of this Company, the Financing Documents substantially in the form discussed by the Board of

Directors, with such changes thereto as may be approved by the officer executing and delivering the same on behalf of this Company; (b) grant security interest in, assign, transfer, mortgage, convey, hypothecate and/or deliver, as security for money borrowed or credit obtained, stocks, bonds, instruments, accounts, mortgages, merchandise, documents, insurance policies, certificates and any other held or belonging to, with full authority to endorse, assign or guarantee any of the same in the name of, this Company and
(c) execute and deliver all security, pledge and other agreements, financing statements, financing statements and other papers required by NationsBank in connection with any of the foregoing matters. The execution of any document or instrument by any of the aforesaid officers of this Company pursuant to these resolutions shall be conclusive evidence that the same have been authorized and approved in each and every respect; and further

RESOLVED, that in connection with the loans to be extended by NationsBank and various other lenders to this Company in an aggregate principal amount up to but not exceeding $60 million at any one time outstanding, the President, any Vice President, and Treasurer, the Secretary, the Assistant Secretary or any other officer of this Company, each be, and he hereby is, authorized from time to time to borrow such amounts as such officer shall determine to be in the best interest of the Company; and further

RESOLVED, that the President, and any Vice President, the treasurer, the Secretary or any other officer of this Company, each be, and he or she hereby is, authorized to do and perform all such further acts and things and to execute and deliver all such further documents and instruments and to take all such further steps as any one of them may deem to be necessary, advisable, convenient or proper to carry out the intent of these resolutions and to perform fully the provisions of the Financing Documents; and further

RESOLVED, that the Secretary, Assistant Secretary or any other officer of this Company be, and he or she hereby is, authorized to certify to the names of the current officers of this Company and other persons authorized to sign for it (including, without limitation, persons to whom such officers or authorized persons have delegated their authority) and the officers respectively held by them, if any, together with specimens of their signatures, and in case of any change of any holder or holders of any such office or offices or of any such authorized person or persons, the fact of such change and the names of any new officer or officers respectively held by them, if any, together with specimens of their signatures; and NationsBank shall be, authorized to honor any notices, checks, notes, drafts, bills of exchange, acceptances, undertakings authorizations, letters, instruments, orders, instructions, agreements or other documents signed by any officer, officers, authorized person or new authorized person, in respect of whom it has received any such certificate or certificates; and further

RESOLVED, that the authority given hereunder shall be deemed retroactive and any and all acts hereunder performed prior to the passage of these resolutions are hereby ratified and approved.

                                   APRIL 24, 1996

                                  BOARD RESOLUTIONS

WHEREAS, the Board of Directors at its special meetings held March 27, 1996 approved the Company entering into a credit facility of up to $60 million with NationsBank, N.A., as agent and various other lenders ("NATIONSBANK"); and

WHEREAS, since the March 27, 1996 meeting of the Board of Directors the terms of the proposed financing with NationsBank and various other lenders have been modified in certain respects and it is the intention of the Board of Directors that the previously adopted resolutions shall fully authorize the proposed financing with NationsBank, as modified.

NOW, THEREFORE, BE IT RESOLVED, that the credit facilities in the aggregate amount of $61.5 million, consisting of a Credit Agreement of up to $55 million and a Working Capital Credit Agreement of up to $6.5 million with NationsBank, as agent for a group of lenders, be, and the same hereby is, authorized and approved; and it is

RESOLVED, that all the actions authorized, adopted or approved with regard to the Credit Agreement and Financing Documents (as defined in the March 27,
1996 resolutions of the Board of Directors) shall continue to be authorized, adopted and approved and shall include authorization and approval to make any and all modifications necessary to carry out the financing necessary to carry out the financing with NationsBank and the other lenders after March 27, 1996.

                                          ISSUANCE DATE: 04/16/1996
                                          REQUEST NUMBER: 96107018
       SECRETARY OF STATE                 TELEPHONE CONTACT: (615) 741-6488
      CORPORATIONS SECTION
JAMES K. POLK BUILDING, SUITE 1800        CHARTER/QUALIFICATION DATE: 11/11/1909
 NASHVILLE, TENNESSEE 37243-0306          STATUS: ACTIVE
                                          CORPORATE EXPIRATION DATE: PERPETUAL
                                          CONTROL NUMBER: 0005742
                                          JURISDICTION: TENNESSEE



TO:                                       REQUESTED BY:
MILLER & MARTIN                           MILLER & MARTIN
424 CHURCH STREET                         424 CHURCH STREET
SUITE 1225                                SUITE 1225
NASHVILLE, TN 37219                       NASHVILLE, TN 37219

                            CERTIFICATE OF EXISTENCE

I, RILEY C DARNELL, SECRETARY OF STATE OF THE STATE OF TENNESSEE DO HEREBY CERTIFY THAT
--------------------------------------------------------------------------------
                                 "CHATTEM, INC."
--------------------------------------------------------------------------------
  IS A CORPORATION DULY INCORPORATED UNDER THE LAW OF THIS STATE WITH DATE OF INCORPORATION AND DURATION AS GIVEN ABOVE;
  THAT ALL FEES, TAXES, AND PENALTIES OWED TO THIS STATE WHICH AFFECT THE EXISTENCE OF THE CORPORATION HAVE BEEN PAID;
  THAT THE MOST RECENT CORPORATION ANNUAL REPORT REQUIRED HAS BEEN FILED WITH THIS OFFICE; AND
  THAT ARTICLES OF DISSOLUTION HAVE NOT BEEN FILED; AND
  THAT ARTICLES OF TERMINATION OF CORPORATE EXISTENCE HAVE NOT BEEN FILED
  I FURTHER CERTIFY THAT THE FOLLOWING DOCUMENT(S) IS/ARE ON FILE WITH THIS
  OFFICE:


REFERENCE NUMBER       DATE-FILED          FILING TYPE        FIELD CHANGED
  BJ10P0089             11/11/09         CHART-PROFIT
  BP12P0354             12/29/16         AMEND-CHARTER
  BP17P0070             11/01/22         AMEND-CHARTER
  M-P-P0195             11/07/36         AMEND-CHARTER
  BP26P0178             04/08/44         AMEND-CHARTER        STOCK
  BP41P0277             11/09/55         AMEND-CHARTER
  BP48P3110             07/27/62         MERGER               STOCK
  BP51P2805             09/28/66         AMEND-CHARTER        NAME
  BP51P5738             09/29/67         AMEND-CHARTER        STOCK
  BP52P6799             04/29/69         AMEND-CHARTER        STOCK
  BP53P4230             08/19/70         AMEND-CHARTER        STOCK
  038 01128             10/02/78         RESTATED CHART       NAME
  044 00783             11/28/78         OFFICE CHANGE        REGISTERED OFFICE
  102 01014             10/03/79         AMEND-CHARTER        STOCK
  KEY ERROR             08/16/83         AMEND-CHARTER        PRINCIPAL ADDRESS
  471 02031             04/16/84         AMEND-CHARTER
  498 03414             10/18/84         AMEND-CHARTER        STOCK
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
FOR: REQUEST FOR CERTIFICATE                                  ON DATE: 04/16/96

                                                                 FEES
                                                     RECEIVED:   $20.00   $20.00
FROM:
MILLER & MARTIN (VOLUNTEER BLDG/S-1000)          TOTAL PAYMENT RECEIVED:  $40.00
VOLUNTEER BLDG.
SUITE 1000                                           RECEIPT NUMBER: 00001953182
CHATTANOOGA, TN 37402-0000                           ACCOUNT NUMBER: 00000307


[SEAL]                                               /s/ Riley C. Darnell
                                                        -----------------------
                                                         RILEY C. DARNELL
                                                         SECRETARY OF STATE

                                          ISSUANCE DATE: 04/16/1996  PAGE 2
                                          REQUEST NUMBER: 96107018
       SECRETARY OF STATE                 TELEPHONE CONTACT: (615) 741-6488
      CORPORATIONS SECTION
JAMES K. POLK BUILDING, SUITE 1800        CHARTER/QUALIFICATION DATE: 11/11/1909
 NASHVILLE, TENNESSEE 37243-0306          STATUS: ACTIVE
                                          CORPORATE EXPIRATION DATE: PERPETUAL
                                          CONTROL NUMBER: 0005742
                                          JURISDICTION: TENNESSEE


                                "CHATTEM, INC."
REFERENCE NUMBER    DATE-FILED        FILING TYPE       FIELD CHANGED
  682 02099          04/23/87       AN RPT
  730 02237          12/15/87       AN RPT
  733 02925          12/23/87       AMEND-CHARTER
  765-0291           02/22/88       RESTATED CHART      STOCK
  1056-2764          03/01/89       AN RPT
  1581-0009          03/01/90       AN RPT
  FYC/REVENUE        06/16/90       MAIL ADDR / FYC     FISCAL YR CLOSING MONTH
  FYC/REVENUE        10/02/90       MAIL ADDR / FYC     FISCAL YR CLOSING MONTH
  2016-0317          03/01/91       AN RPT
  2325-0176          03/01/92       AN RPT
  2474-1398          06/03/92       AMEND-CHARTER       STOCK
  2590-1265          03/01/93       AN RPT
  2789-1858          02/01/94       AGENT/OFFICE        REGISTERED OFFICE
  2762-1967          03/01/94       AN RPT
  2922-0425          03/01/95       AN RPT
  3079-1379          03/01/96       AN RPT


[SEAL]                                               /s/ Riley C. Darnell
                                                        -----------------------
                                                         RILEY C. DARNELL
                                                         SECRETARY OF STATE

                                          ISSUANCE DATE: 04/16/1996
                                          REQUEST NUMBER: 96107017
       SECRETARY OF STATE
      CORPORATIONS SECTION
JAMES K. POLK BUILDING, SUITE 1800        CHARTER/QUALIFICATION DATE: 11/11/1909
 NASHVILLE, TENNESSEE 37243-0306          STATUS: ACTIVE
                                          CORPORATE EXPIRATION DATE: PERPETUAL
                                          CONTROL NUMBER: 0005742
                                          JURISDICTION: TENNESSEE



TO:                                       REQUESTED BY:
MILLER & MARTIN                           MILLER & MARTIN
424 CHURCH STREET                         424 CHURCH STREET
SUITE 1225                                SUITE 1225
NASHVILLE, TN 37219                       NASHVILLE, TN 37219


I, RILEY C DARNELL, SECRETARY OF STATE OF THE STATE OF TENNESSEE DO HEREBY CERTIFY THAT
--------------------------------------------------------------------------------
                                 "CHATTEM, INC."
--------------------------------------------------------------------------------
  WAS INCORPORATED OR QUALIFIED TO DO BUSINESS IN THE STATE OF TENNESSEE ON
  THE ABOVE DATE, AND THAT THE ATTACHED DOCUMENT(S) WAS/WERE FILED IN OFFICE ON THE DATE(S) AS BELOW INDICATED:


 REFERENCE      DATE FILED    FILING TYPE               FILING ACTION
  NUMBER                                     NAM DUR STK PRN OFC AGT INC MAL FYC
 765-0291       02/22/1988  RESTATED CHART            X
 2474-1398      06/03/1992  AMEND-CHARTER             X

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
FOR: REQUEST FOR COPIES                                    ON DATE: 04/16/96

                                                                 FEES
                                                     RECEIVED:   $20.00   $20.00
FROM:
MILLER & MARTIN (VOLUNTEER BLDG/S-1000)          TOTAL PAYMENT RECEIVED:  $40.00
VOLUNTEER BLDG.
SUITE 1000                                           RECEIPT NUMBER: 00001953182
CHATTANOOGA, TN 37402-0000                           ACCOUNT NUMBER: 00000307


[SEAL]                                               /s/ Riley C. Darnell
                                                        -----------------------
                                                         RILEY C. DARNELL
                                                         SECRETARY OF STATE

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                            SECRETARY'S CERTIFICATE


          I, Hugh F. Sharber, being the duly elected and acting Secretary of Signal Investment & Management Co., a Delaware corporation (the "Company"), do hereby certify that:

          (1) Attached hereto as EXHIBIT A is a true, correct and complete copy of the Certificate of Incorporation of the Company as in full force and effect on the date hereof.

          (2) Attached hereto as EXHIBIT B is a true, correct and complete copy of the By-Laws of the Company, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof.

          (3) Attached hereto as EXHIBIT C is a true, correct and complete copy of resolutions that were duly adopted by unanimous consent of the Board of Directors of the Company, and said resolutions have not been amended, modified or rescinded, and are in full force and effect as of the date hereof.

          (4) Each of the following named individuals is, as of the date hereof, a duly elected and qualified officer of the Company and holds the office set forth below opposite such individual's name. The signature written below opposite the name and title of each such officer is such officer's actual signature:

        NAME                        OFFICE                 SIGNATURE

     Robert E. Bosworth          President             /s/ Robert E. Bosworth
                                                       -----------------------
     Joey B. Hogan               Vice President        /s/ Joey B. Hogan
                                                       -----------------------
     Stephen M. Powell           Treasurer             /s/ Stephen M. Powell
                                                       -----------------------
     Hugh F. Sharber             Secretary             /s/ Hugh F. Sharber
                                                       -----------------------
     A. Alexander Taylor, II     Assistant Secretary   /s/ A. Alexander Taylor
                                                       -----------------------

          IN WITNESS WHEREOF, the undersigned has executed this Certificate on the ___ day of April, 1996.

                                                /s/ Hugh F. Sharber
                                                --------------------------
                                                Hugh F. Sharber, Secretary


I, the duly elected President of the Company, do hereby certify on behalf of the Company that Hugh F. Sharber is the duly elected and qualified Secretary of the Company and that the signature set forth above his name is his signature.

          IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of April, 1996.


                                                /s/ Robert E. Bosworth
                                                ------------------------------
                                                Robert, E. Bosworth, President

                                STATE OF DELAWARE
                                                                  PAGE 1
                          OFFICE OF THE SECRETARY OF STATE

                           ------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "SIGNAL INVESTMENT & MANAGEMENT CO.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JUNE, A.D. 1986, AT 11 O'CLOCK A.M.





                                     [SEAL]





                                       /s/ Edward J. Freel
                          [SEAL]       -----------------------------------
                                       Edward J. Freel, Secretary of State

                                       AUTHENTICATION:  7909299

                                                 DATE:  04-16-96

                          CERTIFICATE OF INCORPORATION

                                      OF

                        Signal Investment & Management Co

          1.  The name of the corporation is:

                        Signal Investment & Management Co.

          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of stock which the corporation shall have authority to issue is five hundred (500); all of such shares shall be without par value.

          5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

          6.  The name and mailing address of the incorporator is:

                                       L. M. Custis
                                       Corporation Trust Center
                                       1209 Orange Street
                                       Wilmington, Delaware 19801

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of June, 1986.


                                       /s/ L. M. Custis
                                  -----------------------------
                                       L. M. Custis

                                STATE OF DELAWARE
                                                                  PAGE 1
                          OFFICE OF THE SECRETARY OF STATE

                           ------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CHANGE OF REGISTERED AGENT OF "SIGNAL INVESTMENT & MANAGEMENT CO.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF SEPTEMBER, A.D. 1991, AT 9 O'CLOCK A.M.




                                     [SEAL]




                                       /s/ Edward J. Freel
                             [SEAL]    -----------------------------------
                                       Edward J. Freel, Secretary of State

                                       AUTHENTICATION:  7909300

                                                 DATE:  04-16-96

                        CERTIFICATE OF CHANGE OF LOCATION OF
                      REGISTERED OFFICE AND/OR REGISTERED AGENT
                                        OF

    SIGNAL INVESTMENT & MANAGEMENT CO.

The Board of Directors of the SIGNAL INVESTMENT & MANAGEMENT CO., a Corporation of Delaware, on this 13th day of August, A.D. 1991, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 1105 N. Market St., Suite 1300 Street, in the City of Wilmington, County of New Castle, Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is Delaware Corporate Management, Inc..

The SIGNAL INVESTMENT & MANAGEMENT CO., a Corporation of Delaware, does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President and Attested by its Secretary, the 13th day of August, A.D., 1991.




                                       BY: /s/ Robert E. Bosworth
                                          -----------------------------
                                                    President
                                          ROBERT E. BOSWORTH

ATTEST: /s/ Charles N. Jolly
       ----------------------------
              Secretary
       CHARLES N. JOLLY

                                AMENDED AND RESTATED

                                       BYLAWS

                                         OF

                        SIGNAL INVESTMENT & MANAGEMENT CO.

                             (a Delaware corporation)


                                     ARTICLE I

                                    STOCKHOLDERS


        1. CERTIFICATES REPRESENTING STOCK. Certificates representing stock in the corporation shall be signed by, or in the name of, the corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation. Any and all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registry who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

       Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

       The corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

       2. UNCERTIFICATED SHARES. Subject to any conditions imposed by the General Corporation Law, the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the corporation shall send to the registered owner thereof the written notice prescribed by the General Corporation Law.

       3. FRACTIONAL SHARE INTERESTS. The corporation may, but shall not be required to, issue fractions of a share. If the corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

       4. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registry, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

       5. RECORD DATE FOR STOCKHOLDERS. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

       6. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.

       7.  STOCKHOLDER MEETINGS.

       - TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

       - PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.

       - CALL. Annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting.

       - NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

     - STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholder, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

     - CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting--the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

     - PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

     - INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and accord to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

     - QUORUM. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum.

     - VOTING. Each share of stock shall entitle the holder thereof to one vote. In the election of directors, a plurality of the votes cast shall elect. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the certificate of incorporation and these bylaws. In the election of directors, and for any other action, voting need not be by ballot.

     8. STOCKHOLDER ACTION WITHOUT MEETINGS. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                           ARTICLE II
                           DIRECTORS

     1. FUNCTIONS AND DEFINITION. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors of the corporation. The Board of Directors shall have the authority to fix the compensation of members thereof. The use of the phrase "whole board" herein refers to the total number of directors which the corporation would have if there were no vacancies.

     2. QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The Board of Directors shall consist of at least three persons and no more than seven persons. Subject to the foregoing limitation, such number may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be five. The number of directors may be increased or decreased by action of the stockholders or of the directors.

     3. ELECTION AND TERM. The first Board of Directors, unless the members thereof shall have been named in the certificate of incorporation, shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon written notice to the corporation. Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

     4. MEETINGS.

     - TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

     - PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

     - CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, of the President, or of a majority of the directors in office.

     - NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

     - QUORUM AND ACTION. Two or more members of the Board shall constitute a quorum provided that proper notice has been given or other directors file a waiver of notice. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

     Any member or members of the Board of Directors or of any committee designated by the Board, may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     - CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.

          5. REMOVAL OF DIRECTORS. Except as may otherwise be provided by the General Corporation Law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

          6. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation with the exception of any authority the delegation of which is prohibited by
Section 141 of the General Corporation Law, and may authorize the seal of the corporation to be affixed to all papers which may require it.

          7. WRITTEN ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                                  ARTICLE III

                                    OFFICERS

          The officers of the corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairman of the Board, a Vice-Chairman of the Board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurer, and such other officers with such titles as the resolution of the Board of Directors choosing them shall designate. Except as may otherwise be provided in the resolution of the Board of Directors choosing him, no officer other than the Chairman or Vice-Chairman of the Board, if any, need be a director. Any number of offices may be held by the same person, as the directors may determine.

          Unless otherwise provided in the resolution choosing him, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor shall have been chosen and qualified.

          All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The Secretary or an Assistant Secretary of the corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board shall assign to him. Any officer may be removed, with or without cause, by the Board of Directors. Any vacancy in any office may be filled by the Board of Directors.

                                   ARTICLE IV

                             OFFICERS AND DIRECTORS

                                 INDEMNIFICATION

          The corporation shall indemnify its officers and directors and provide for the advancement of litigation expenses to them to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may from time to time be amended, and any successor statute thereto.

                                   ARTICLE V

          The corporation seal shall be in such form as the Board of Directors shall prescribe.

                                   ARTICLE VI

                                   FISCAL YEAR

          The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                                   ARTICLE VII

                               CONTROL OVER BYLAWS

          Subject to the provisions of the certificate of incorporation and the provisions of the General Corporation Law, the power to amend, alter or repeal these Bylaws and to adopt new Bylaws may be exercised by the Board of Directors or by the stockholders.

          I HEREBY CERTIFY that the foregoing is a full, true and correct copy of the Bylaws of Signal Investment & Management Co., a Delaware corporation, as in effect on the date hereof.

          WITNESS my hand and seal of the corporation.

Dated:  March 20, 1991
        --------------

                                         /s/ Charles N. Jolly
                                       ----------------------------------------
                                       CHARLES N. JOLLY, Secretary

                         APPROVAL OF BANK FINANCING

          WHEREAS, the parent corporation of the Company, Chattem, Inc. ("PARENT"), proposes to enter into one or more Credit Agreements (collectively, "CREDIT AGREEMENT") with NationsBank, N.A., as agent ("AGENT") for the benefit of the lenders named therein ("LENDERS"), providing for a revolving credit facility and term loans in the aggregate amount of $61.5 million (the "LOANS"); and

          WHEREAS, the Lenders have required, as a condition to making the Loans, that the Company guarantee the payment and performance of the obligations of the Parent under the Credit Agreement, among other things;' and

          WHEREAS, the directors of the Company believe that the Loans to Parent will benefit the Company and that it is in the best interests of the Company to execute and deliver to the Agent, for the benefit of the Lenders, a guaranty agreement and such other security documents as are contemplated by the Credit Agreement.

          NOW, THEREFORE, BE IT RESOLVED, that the Company enter into, execute, deliver and perform fully in accordance with its terms the Credit Agreement, and such other security documents reasonably requested by the Lenders pursuant to the Credit Agreement (together the "CREDIT DOCUMENTS"); and

          RESOLVED, that each of the Credit Documents be and the same hereby are authorized and approved in each and every respect, that each and every transaction effected or to be effected pursuant to the terms and provisions of the Credit Documents are hereby authorized and approved in each and every respect and that this Company enter into and consummate the transactions contemplated thereby; and

          RESOLVED, that the President and any Vice President, the Treasurer, the Secretary or Assistant Secretary or any other officer each be, and he hereby is authorized to execute and deliver, in the name of and on behalf of the Company, the Credit Documents, with the execution of any such document or instrument by any of the aforesaid officers pursuant to these resolutions to be conclusive evidence that the same have been authorized and approved in each and every respect; and

          RESOLVED, the the President, and any Vice President, the Treasurer, the Secretary, the Assistant Secretary or any other officer of this Company, each be, and he or she hereby is, authorized to do and perform all such further acts and things and to execute and deliver all such further documents and instruments and to take all such further steps as any one of them may deem to be necessary, advisable, convenient or proper to carry out the intent of these resolutions and to perform fully the provisions of the Credit Documents.

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------

          I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF

     DELAWARE, DO HEREBY CERTIFY THAT "SIGNAL INVESTMENT & MANAGEMENT

     CO." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

     AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE NOT

     HAVING BEEN CANCELLED OR DISSOLVED SO FAR AS THE RECORDS OF THIS

     OFFICE SHOW AND IS DULY AUTHORIZED TO TRANSACT BUSINESS.

          THE FOLLOWING DOCUMENTS HAVE BEEN FILED:

          CERTIFICATE OF INCORPORATION, FILED THE TWENTY-SEVENTH DAY OF

     JUNE, A.D. 1986, AT 11'CLOCK A.M.

          CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE

     TWENTY-THIRD DAY OF SEPTEMBER, A.D. 1991, AT 9'CLOCK A.M.

          AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES

     ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION.

          AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE

     BEEN PAID TO DATE.

                                             /s/ EDWARD J FREEL
                                       -----------------------------------
                       [SEAL]          EDWARD J. FREEL, SECRETARY OF STATE

2094857 8310                           AUTHENTICATION:    7910042

960110091                                        DATE:    04-17-96

                                    CHATTEM, INC.

                                OFFICER'S CERTIFICATE



    Reference is made to (i) that certain Credit Agreement dated as of April 29, 1996 (as it may be amended, modified, extended or restated from time to time, the "CREDIT AGREEMENT") among Chattem, Inc. (the "Borrower"), the other Credit Parties party thereto, the Lenders party thereto and NationsBank, N.A., as Agent and (ii) that certain Working Capital Credit Agreement dated as of April 29, 1996 (as it may be amended, modified, extended or restated from time to time, the "WORKING CAPITAL CREDIT AGREEMENT"); all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement and Working Capital Credit Agreement.

    I, Robert E. Bosworth, chief financial officer of the Borrower hereby certify, on behalf of the Borrower and not in my individual capacity, to the Agent as follows:

    1. The Borrower and each of the Borrower's Subsidiaries are in compliance with all existing material financial obligations.

    2. All governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and Working Capital Credit Documents and the transactions contemplated thereby have been obtained.

    3. No action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to effect the Borrower, any of the Borrower's Subsidiaries or any transaction contemplated by the Credit Documents and Working Capital Credit Documents, if such action, suit, investigation or proceeding could have or might be reasonably expected to have a Material Adverse Effect.

    4. The transactions contemplated by the Purchase Agreement have been consummated in accordance with the terms thereof.

    5. The Projections (as defined in Section 5.1(c) of the Credit Agreement) were prepared in good faith and using reasonable assumptions.

    6.   The Borrower and each of the Borrower's Subsidiaries is Solvent.

    7.   No Default or Event of Default exists.

    8. All representations and warranties contained in the Credit Agreement, the other Credit Documents, the Working Capital

Credit Documents and the the other Working Capital Credit Documents are true and correct in all material respects.

    9. The Credit Parties are in compliance with each of the financial covenants set forth in Section 7.12 of the Credit Agreement and 7.12 of the Working Capital Credit Agreement.


    Executed as of the 29th day of April, 1996.

                                  CHATTEM, INC.


                                  By: /s/ ROBERT E. BOSWORTH
                                      --------------------------------
                                   Name: Robert E. Bosworth
                                        ------------------------------
                                   Title: Chief Financial Officer

[LETTERHEAD]




                                  April 26, 1996


NationsBank, N.A.
100 North Tryon Street
Charlotte, North Carolina 28225

Chattem, Inc.
1715 West 38th Street
Chattanooga, Tennessee 37409

     Re: CHATTEM, INC.

Ladies and Gentlemen:

     The undersigned, The First National Bank of Chicago, as agent ("First Chicago") for the financial institutions (the "Lenders") that are parties to the (i) Working Capital Credit Agreement dated as of June 17, 1994 (the "Working Capital Credit Agreement") and (ii) the Acquisition Credit Agreement dated as of June 17, 1994 (the "Acquisition Credit Agreement") (collectively, the Working Capital Credit Agreement and Acquisition Credit Agreement may be referred to as the "Credit Agreements") has been advised by Chattem, Inc. (the "Borrower") (i) that certain financial institutions and NationsBank, N.A., in its capacity as agent (the "Agent"), have agreed to enter into certain financing arrangements with the Borrower and (ii) that a portion of the loans to be extended pursuant thereto will be used to repay in full the Borrower's indebtedness and other obligations to First Chicago and the Lenders under the Credit Agreements.

     The total aggregate amount due from the Borrower to First Chicago and the Lenders under the Credit Agreements and other documents in connection therewith is equal to $23,309,558.74, if paid by 12:00 noon (Chicago time) on April 29, 1996, and if paid thereafter, by 12:00 noon (Chicago time) on any later date, plus additional interest and fees (calculated assuming no additional legal fees, no change in the outstanding principal balance and no change in applicable interest rates) in the amount of $5,812.47 per day for each day from and after 12:00 noon (Chicago time) on April 29, 1996, to and including the date of such payment (the "Indebtedness"), and that upon receipt of payment of the Indebtedness, the Borrower's obligations for repayment of all outstanding loans under the Credit Agreements will have been satisfied.

     Payment of the Indebtedness in full shall be transferred by wire, in federal funds, by NationsBank, N.A. in accordance with the following instructions:

     The First National Bank of Chicago
     Attention Discount Clearing Account No. 75217653
     Notify: Ed Sheridan
     ABA No. 071000013
     Reference: Chattem, Inc. Payoff

     Together with this letter, First Chicago has delivered or caused to be delivered to the Agent's attorneys' in escrow, the UCC-3 termination statements, release documents with respect to aircraft, intellectual property and real estate liens and security interests described on

[LETTERHEAD]

Exhibit A hereto, releasing the collateral granted to First Chicago and the Lenders in connection with the Credit Agreements, together with certain intercompany promissory notes and the certificates evidencing the capital stock of the Borrower's Subsidiaries pledged to First Chicago described on Exhibit A hereto and executed blank stock powers in connection with such stock certificates (all such statements, release documents, instruments and certificates, collectively, the "Release Documents"). The Release Documents shall be held in escrow by the Agent's attorneys and released from escrow only upon receipt by First Chicago of payment in full of the Indebtedness (which receipt will be confirmed by telephone with First Chicago). After such release, the Agent and its attorneys shall be authorized to record the above-described termination statements and other Release Documents required to be recorded. If such payment has not occurred by Monday, May 6, 1996, the Agent shall, upon First Chicago's request, cause to return, or cause its attorneys to return, all such release documents, stock certificates and stock powers to First Chicago.

     In consideration of the payment in full of the Indebtedness, First Chicago hereby acknowledges and agrees that payment in full of the Indebtedness will constitute payment in full of all of the Borrower's outstanding indebtedness under the Credit Agreements and will terminate all of the Borrower's obligations to First Chicago and the Lenders under the Credit Agreements, except for obligations that, by their terms, survive termination of the Credit Agreements.

     First Chicago agrees to execute and deliver, at the Borrower's expense, such other termination statements or documents as the Agent or the Borrower may reasonably request in connection with First Chicago's above-described release of the security interests and liens granted pursuant to the Credit Agreements.

                                  Very truly yours,

                                  THE FIRST NATIONAL BANK OF CHICAGO


                                  By:
                                     --------------------------
                                  Title: Vice President
                                        -----------------------

ACKNOWLEDGED AND AGREED:

CHATTEM, INC.

By: /s/ Robert E. Bosworth
   --------------------------
Title: EVP-CFO
      -----------------------

NATIONSBANK, N.A.

By: /s/ Nancy B. Chastain
   -------------------------
Title: Senior Vice President
      ----------------------

                                      EXHIBIT A


Release Documents:

     1.  Full Release under Trademark Security Agreement

     2.  Full Release under Patent Security Agreement

     3.  Full Release under Subsidiary Trademark Security Agreement

     4.  Full Release of Lien of Deed of Trust

     5.  Release of Aircraft Conveyance

     6. UCC-3 Termination Statements for the UCC Financing Statements set forth in the attached UCC and Fixture Filing Log for Chattem, Inc.

Promissory Notes:

     1.  Note in the amount of $1,625,000 (Cdn.) executed by Chattem (Canada)
         Inc.

     2.  Note in the amount of L915,000 executed by Chattem (U.K.)
         Limited

Stock Certificates for:

     1.  Signal Investment & Management Co.

     2.  Chattem (U.K.) Limited (2 certificates)

     3.  Chattem (Canada) Inc. (2 certificates)

     4.  Elcat, Inc.

                                                                     07/26/94

                                      CHATTEM, INC.

                               UCC AND FIXTURE FILING LOG
                               --------------------------

                                                                                        Fed. ID No. 65-0156300
------------------------------------------------------------------------------------------------------------------
Type                                                                                   Type     Local
 of                                             UCC        Filing         Filing        of      Filing    Filing
Loc.      State    Collateral Location         State       Number          Date       Filing    Number     Date
------------------------------------------------------------------------------------------------------------------
Bailee -   CA      Morgan and Sampson           SOS       94124875       6/20/94
Public             6433 Gayhart Street
Whse               Los Angeles, CA 90551
                   Los Angeles County
------------------------------------------------------------------------------------------------------------------
           DE      Signal Investment &          SOS       9408178        6/20/94
                     Management Co.
                   1105 North Market Street
                   Wilmington, DE 19890
                   New Castle County
------------------------------------------------------------------------------------------------------------------
Contract   FL      Fantasy Blanke Baer          DOS       940000123381   6/20/94
Mfger              1000 American Superior Blvd
                   Winter Haven, FL  33880
                   Polk County
------------------------------------------------------------------------------------------------------------------
Contract   GA      Mikart, Inc.                                                        UCC       812870   6/20/94
Mfger              2909 Marietta Blvd., N.W.
                   Atlanta, GA 30398
                   Fulton County
------------------------------------------------------------------------------------------------------------------
Contract           Walker Co. Work Center                                              UCC       94-624   6/20/94
Pkging             Euclid Avenue
                   Chickamauga, GA 30707
                   Walker County
------------------------------------------------------------------------------------------------------------------
Public     HI      Island Sales                 RBC       94-103052      6/20/94
Whse               497-563 Kam Highway
                   Kanoehe, HI 96744
                   Honolulu County
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Type                                                                                   Type     Local
 of                                             UCC        Filing         Filing        of      Filing    Filing
Loc.      State    Collateral Location         State       Number          Date       Filing    Number     Date
------------------------------------------------------------------------------------------------------------------
Contract   NY      Marietta Corporation         DOS       128091          6/22/94      UCC      940570    6/20/94
Mfger              P.O. Box 5250
                   Cortland, NY 13045
                   Cortland County
------------------------------------------------------------------------------------------------------------------
Contract           Kolmar Skyline Division      DOS       128091          6/22/94      UCC      02709     6/20/94
Mfger              K and Lumber Streets
                   Port Jervis, NY 12771
                   Orange County
------------------------------------------------------------------------------------------------------------------
Pkging     NC      Niemond Industries           SOS       1118940         6/20/94      UCC      941077    6/20/94
Materials          2500 Taylorsville Road
                   Statesville, NC 28677
                   Iredell County
------------------------------------------------------------------------------------------------------------------
Contract   OH      Winn Packaging               SOS       AL09075         6/20/94      UCC      94-3541   6/20/94
Pkging             c/o Package Supply
                   931 LeSaint Drive
                   Fairchild, OH 45014
                   Butler County
------------------------------------------------------------------------------------------------------------------
Contract   RI      Bradford Soap Works          SOS       623695          6/20/94
Mfger              CS1007
                   West Warwick, RI 02893
                   Kent County
------------------------------------------------------------------------------------------------------------------
           TN      Chattem, Inc.                SOS       94-323350       6/20/94      FF       BK4365    6/20/94
                   1715 West 38th Street                                                        PG792
                   Chattanooga, TN 37409
                   Hamilton County
------------------------------------------------------------------------------------------------------------------
                   Signal Investment &          SOS       94-323351       6/20/94
                     Management Co.
                   1105 North Market Street
                   Wilmington, DE 19890
------------------------------------------------------------------------------------------------------------------
Whse               Williams Street Warehouse    SOS       94-323350       6/20/94
                   3102 Williams Street
                   Chattanooga, TN 37409
                   Hamilton County
------------------------------------------------------------------------------------------------------------------

                                                  -3-

------------------------------------------------------------------------------------------------------------------
Type                                                                                   Type     Local
 of                                             UCC        Filing         Filing        of      Filing    Filing
Loc.      State    Collateral Location         State       Number          Date       Filing    Number     Date
------------------------------------------------------------------------------------------------------------------
Bailee -           Cherokee Warehouse           SOS       94-323350      6/20/94
Public             520 West 31st Street
Whse               Chattanooga, TN 37402
                   Hamilton County
------------------------------------------------------------------------------------------------------------------
Contract   VA      PCI of Virginia              SOS       9406207718     6/20/94         UCC    94-1462   6/20/94
Mfger              5300 Klockner Drive
                   Richmond, VA 23231
                   Richmond, Independent City
------------------------------------------------------------------------------------------------------------------
Pkging     WI      Prent Corporation            SOS       1437155        6/20/94
Materials          2225 Kennedy Road
                   Janesville, WI 53547
                   Rock County
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

                                [LETTERHEAD]



                               April 29, 1996


NationsBank, N.A., as Agent
100 North Tryon Street
Charlotte, NC 28255

Ladies and Gentlemen:

     We have acted as counsel to Chattem, Inc., a Tennessee corporation (the "Borrower") and Signal Investment & Management Co., a Delaware corporation ("Signal") in connection with (i) the execution and delivery of that certain Credit Agreement dated as of April 29, 1996 (the "Credit Agreement"), among the Borrower, Signal, the several Lenders from time to time party thereto and NationsBank, N.A., as Agent ("NationsBank"), (ii) the execution and delivery of that certain Credit Agreement (Secondary Working Capital Credit Facility) dated as of April 29, 1996 (the "Working Capital Credit Agreement"), among the Borrower, Signal, the several lenders from time to time party thereto and NationsBank, as Agent, (iii) the transactions contemplated thereby and (iv) the Asset Purchase Agreement dated as of April 10, 1996 among Signal, the Borrower, Martin Himmel Inc. and Jeffrey S. Himmel (the "Purchase Agreement").

     This opinion is being delivered at the request of the Credit Parties pursuant to Section 5.1(d) of the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded such terms in the Credit Agreement.

     In rendering this opinion, we have reviewed the following documents:

     (1)   The Credit Agreement;

     (2)   The Working Capital Credit Agreement;

     (3)   Each of the Revolving Loan Notes;

     (4)   Each of the Tranche A Term Loan Notes;

     (5)   Each of the Tranche B Term Loan Notes;

     (6)   Each of the Working Capital Revolving Notes;

     (7)   The Assignment of Cash Collateral Account;

     (8)   The Security Agreements;

     (9)   The Pledge Agreements;

     (10)  The Mortgage Documents;

     (11) The UCC Financing Statements naming the Credit Parties as debtors to be filed in the respective locations described on SCHEDULE B thereto (the "UCC Financing Statements");

     (12) The Notices of Grant of Security Interest in Patents and Trademarks executed by the Credit Parties to be filed with the United States Patent and Trademark Office (the "Notices");

     (13)  All other Collateral Documents; and

     (14) The Purchase Agreement and all documents, approvals and certificates executed in connection with the Purchase Agreement.

     The documents referenced in subsections (1) - (13) above may be referred to collectively as the "Credit Documents" and the documents referenced in subsection (14) above may be referred to collectively as the "Acquisition Documents". The Credit Documents and the Acquisition Documents may be referred to collectively herein as the "Documents".

     The documents we have reviewed in rendering the opinions expressed below, and upon which we have relied, include the Documents and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Credit Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In making the examinations described above, we have assumed the genuineness of all signatures (other than the signatures of the Credit Parties), the capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and the correctness and accuracy of all facts set forth in all certificates and reports examined in rendering this opinion. We have also assumed the corporate power to enter into and perform all obligations under the Documents and the due authorization, execution and delivery of the Documents by all parties thereto (other than the Credit Parties) and the binding effect of such documents on such parties.

     We have also examined originals or copies of the Charter or Certificate of Incorporation and Bylaws of each Credit Party, resolutions of the Board of Directors of each Credit Party, and certificates of public officials concerning the legal existence, qualifications to do business as a foreign corporation or good standing of each Credit Party.

     We have assumed that the following facts are true in rendering this opinion (and we have no knowledge of any fact contrary to those assumed): (i) the Company owns the assets to be subject to Lender's security interests described in the Credit Documents free and clear of any liens, encumbrances, or claims, except as shown in the reports described above; the Company has good and sufficient title to these assets; the Company has "rights" in these assets; and these assets exist; (ii) Lender has no knowledge of any fact contrary to those assumed in this opinion or of any security interest in the Collateral in favor of any third person; (iii) the corporate records and certificates upon which we have expressed reliance continue to remain accurate, insofar as material to our opinion, from such earlier dates through the date hereof; (iv) the proceeds of or the other consideration for the Loan will not be used for agricultural or single family residential purposes;
(v) the Guaranty Documents will be entered into at the same time as the Notes and Lenders are relying on the Guaranty Documents and would not make the loan evidenced by the Notes in the absence of the Guaranty Documents; (vi) the due delivery to the Lenders of the Credit Documents; (vii) the filing of the Financing Statements with the Tennessee Secretary of State and the proper indexing of the Financing Statements by that office; and (viii) the truth of the representations and warranties contained in the Credit Documents.

     For purposes of this opinion, we have assumed with your permission, that the applicable laws of the State of North Carolina referred to herein as the Documents are in substance identical to the laws of the State of Tennessee. As you are aware, we are not admitted to practice in the State of North
Carolina and can express no opinion as to its laws.

     Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:

     1. Each of the Credit Parties is a validly existing corporation under the laws of the State of its incorporation and has the corporate power to own its properties and to transact the business in which it is currently engaged, and is qualified to do business in and is in good standing in the State of its incorporation and each other jurisdiction where it is required to be qualified and in good standing given the nature of its business.

     2. Each of the Credit Parties has the corporate power to execute, deliver and carry out the terms and provisions of each of the documents to which it is a party and each Credit Party has duly taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents.

     3. Each of the Credit Parties has duly executed and delivered each of the Documents to which it is a party, and each such Document constitutes a legal, valid and binding obligation of each Credit Party, enforceable against each Credit Party thereto in accordance with its terms.

     4. The Acquisition Documents have been duly executed and delivered by the Borrower and Signal, as appropriate, and Borrower and Signal have acquired all of the Acquired Assets in accordance with the terms of the Acquisition Documents.

     5. The authorized capital stock and the issued and outstanding shares of stock of each Credit Party, as set forth in SCHEDULE A attached hereto, constitutes all of the authorized, issued and outstanding shares of stock of each Credit Party, and all of such issued and outstanding stock of Signal is owned by the Person indicated as the owner of such stock on SCHEDULE A.

     6. All of the Pledged Shares (as defined in the Pledge Agreements) have been duly authorized, and validly issued and are fully paid and non-assessable.

     7. The Pledge Agreements create a valid security interest in favor of the Agent, for the benefit of the Lenders, to secure the Pledgor Obligations (as defined in the Pledge Agreements), in all right, title and interest of the Credit Parties in and to the Pledged Shares.

     8. Assuming continued possession by the Agent, for the benefit of the Lenders, of the stock certificates representing the Pledged Shares, the Agent's security interests in all rights, title and interest of the Credit Parties in the Pledged Shares constitute perfected security interests.

     9. The Security Agreements create valid and enforceable security interests in favor of the Agent, for the benefit of the Lenders, in the Collateral therein described which constitutes property in which a security interest can be granted under the Uniform Commercial Code in the applicable jurisdiction (the "Code Collateral").

     10. Assuming continued possession by the Agent, for the benefit of the Lenders, of the stock certificate representing the preferred stock issued by Elcat, Inc. in the aggregate amount of $5,000,000 (the "Elcat Security"), the Agent shall maintain a perfected security interest in all right, title and interest of the Credit Parties in the Elcat Security.

     11. The Assignment of Cash Collateral Account creates a valid and enforceable security interest in favor of the Agent, for the benefit of the Lenders, in the Collateral therein described and continued possession by the Agent, for the benefit of the Lenders, of the Cash Collateral Account shall provide the Agent with a perfected security interest in all right, title and interest of the Credit Parties in the Cash Collateral Account.

     12. The recording of the Mortgage (as defined in the Credit Agreement) with the Hamilton County Register of Deeds and payment of the appropriate recording fees and indebtedness tax will provide a perfected security interest in the real property and fixtures described therein in favor of the Agent, for the benefit of the Lenders.

     13. Assuming that the Financing Statements have been delivered and filed or recorded and payment of all amounts properly due and owing in connection therewith, as appropriate, in the filing offices set forth in SCHEDULE B attached hereto, the Agent's security interest, for the benefit of the Lenders, in the Code Collateral will be perfected to the extent such security interests can be perfected by the filing of financing statements.

     14. Upon the proper and timely recording of the Notice of Grant of Security Interest in Patents and Trademarks (in the form attached to the Security Agreements) with the United States Patent and Trademark Office and upon payment of the related applicable filing fees and charges, and upon the filing of the UCC Financing Statements in the filing offices set forth on SCHEDULE B hereto, the Agent's security interest, for the benefit of the Lenders, in the patents and trademarks described therein will be perfected to the extent such security interests can be perfected under the Uniform Commercial Code in the applicable jurisdiction (the "Code") and under applicable Federal law.

     15. Neither the execution and delivery of the Documents by any Credit Party thereto, nor the consummation by a Credit Party of the transactions contemplated therein (including specifically without limitation the acquisition of the Acquired Assets pursuant to the terms of the Acquisition Documents), will (a) violate or conflict with any provision of the articles or certificate of incorporation or bylaws of any Credit Party, (b) violate, contravene or materially conflict with any law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to any Credit Party, (c) violate, contravene or materially conflict with contractual provisions of, or cause on event of default under, any loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which any of the Credit Parties is a party or by which any Credit Party may be bound (including specifically without limitation the Indenture), or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Documents) upon or with respect to the properties of any Credit Party, although we express no opinion as to whether future borrowings under the Credit Agreement in excess of $50 million or any future borrowings under the Working Capital Credit Agreement will violate the provisions of Section 4.09 of the Indenture.

     16. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of the Documents by a Credit Party, or if required, such consent, approval and authorization has been obtained.

     17. No consent, approval, waiver, license, authorization or application or other action by or filing with any Governmental Authority is required in connection with the consummation of the transactions contemplated by the Acquisition Documents, except for those already obtained or made. All waiting periods established by any Governmental Authority applicable to the Acquisition Documents have lapsed without objection.

     18. To our knowledge, (a) there are no judicial, administrative or arbitration orders, awards or proceedings pending or threatened against or affecting a Credit Party in any court or before any Governmental Authority or arbitration board or tribunal that could have or reasonably be expected to have a Material Adverse Effect and (b) without limiting the generality of the terms of clause (a) above, there does not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the transactions contemplated by the Acquisition Documents.

     19. The Credit Agreement, by virtue of its replacement and refinancing of the $55.0 million credit facilities provided by The First National Bank of Chicago, as agent and certain other lenders, is the New Credit Agreement (as defined in the Indenture). The Lenders are holders of Senior Debt (as defined in the Indenture) up to an aggregate outstanding amount of $50 million under the Credit Agreement (for any Indebtedness (as defined in the Indenture) exceeding $50 million under the Credit Agreement to constitute Senior Debt such Indebtedness must be incurred in compliance with Section 4.09 of the Indenture, as to which we express no opinion). The Lenders, to the extent of $50 million of Indebtedness incurred under the Credit Agreement and to the extent of any additional Indebtedness incurred under either the Credit Agreement or the Working Capital Credit Agreement in compliance with Section 4.09 of the Indenture, shall have all of the rights of a holder of Senior Debt under the Indenture, including, but not limited to, the rights set forth in Article 10 of the Indenture.

     20. In a properly presented case, a Tennessee court or a federal court applying Tennessee choice of law rules should give effect to the choice of law provisions in the Credit Documents and should hold that the Credit Documents are to be governed by the laws of the State of North Carolina rather than the laws of the State of Tennessee, except with respect to procedural laws which shall govern the enforcement of lien rights under the Credit Documents. In rendering the foregoing opinion, we note that by their terms the Credit Documents expressly select the laws of the State of North Carolina as the laws governing their interpretation, that the Credit Documents were negotiated, executed and delivered by the parties thereto in the State of North Carolina, advances to be made by the Lenders pursuant to the Credit Agreement will be made by the Lenders through the Agent in the State of North Carolina, and that payments required to be made under the Credit Agreement are payable in the State of North Carolina. The choice of law provisions of the Credit Documents are not voidable under the laws of the State of Tennessee.

     The opinions expressed above are further subject to the following qualifications and limitations:

         a. Our opinions are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors' rights (including, without limitation, preference and fraudulent conveyance or transfer laws).

         b. The binding effect and enforceability of the Documents and the availability of injunctive relief or other equitable remedies thereunder are subject to the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

         c. We express no opinion as to, or the effect or applicability of, any laws other than the laws of the State of Tennessee, the federal laws of the United States of America or the General Corporation Law of the State of Delaware.

     Whenever the existence or absence of facts is indicated to be "to our knowledge", it is intended to signify that, during the course of our representation of the Company, no information has come to our attention which would give us actual knowledge contrary to such statement. However, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company. Moreover, our knowledge is limited to those of our attorneys who have recently give substantive attention to the transactions contemplated by the Credit Documents or who regularly represent the Company.

     The foregoing opinions are, with your concurrence, qualified in their entirety by the following: (i) the ability of the Lenders to decline to make advances may affect the question of whether the Lender has given value; (ii) the right to enforce collection of, or collect, any deficiency remaining after a sale of the Collateral or the conclusion of any action may be limited if there has not been compliance with the procedural requirements of state law; (iii) Sections 47-9-501 ET SEQ. of the Tennessee Code Annotated limit the manner of exercise of remedies by a lender; (iv) the possible application to the Lenders of requirements to marshal assets; (v) the effect of any failure to provide a guarantor with written notice of any payment default so as to provide the guarantor with an opportunity to cure the default; (vi) the effect of any modification or alteration of the Notes or the Credit Agreement that materially affects the Company's obligations without the consent of any guarantor; (vii) limitations on the right to collect or retain unearned interest; (viii) impossibility, impracticability, mistake of fact, duress and undue influence; (ix) statutes or public policy limiting a person's right to waive the benefits of statutory provisions or common law rights, including waivers of statutes of limitation and the right to trial by jury and consents to jurisdiction and venue; (x) limitations on the right of the Lender to exercise rights and remedies under the Credit Documents for defaults by the Company if it is determined that the defaults are not material; (xi) limitations on the rights of the Lenders to exercise rights and remedies under the Credit Documents for defaults by the Company if it is determined that any late charges or penalties bear no reasonable relation to the damage suffered by the Lenders as a result of the delinquencies or defaults; (xii) limitations on the right of the Lenders to exercise rights and remedies under the Credit Documents for defaults by the Company if it is determined that the Lender's enforcement of the covenants or provisions under the circumstances at that time would violate the Lenders' implied covenant of good faith and fair dealing; (xiii) limitations on the right of Lenders to exercise rights and remedies under the Credit Documents for defaults by the Company if it is determined that the enforcement of the restrictions or burdens is not reasonably necessary for the protection of the Lenders; and (xiv) the unenforceability under some circumstances of provisions to the effect that failure to exercise or delay in exercising a right or remedy will not operate as a waiver of the right or remedy. These limitations do not, in our opinion, make the Credit Documents inadequate for the ultimate realization of the liens, security interests and debt obligations intended to be provided by the Credit Documents, but economic consequences may be caused by a delay in the availability of remedies under such documents.

     We express no opinion herein as to: (i) the priority of any lien or security interest created pursuant to the Credit Documents; (ii) the creation of perfection of the security interests as they relate to any interest in or claim in or under any policy of insurance; (iii) the creation or perfection of the security interests in fixtures as they relate to any interest in ordinary building materials incorporated into any improvement on land;
(iv) the creation or perfection of security interests in other property transactions excluded from the coverage of Sections 47-9-102 and 47-9-104 of the Tennessee Code Annotated; (v) federal or state antitrust laws;
(vi) compliance with fiduciary duties; (vii) federal or state securities laws; (viii) federal or state environmental laws; or (ix) any matter not expressly referred to in this letter.

     The opinions rendered herein are as of the date hereof. We assume no obligation and disclaim any responsibility to update or supplement these opinions to reflect any facts which hereafter may come to our attention or any changes in fact or law subsequent to the date hereof.

     This opinion has been furnished to you at your request, and we consider it to be a confidential communication which may not be furnished, reproduced, distributed or disclosed to anyone without our prior written consent, except as permitted by the following paragraph.

     This opinion is rendered solely for your information and assistance in connection with the above transaction. It may not be relied upon by any other person or for any other purpose without our prior written consent; PROVIDED, HOWEVER, our opinion may be relied upon by each Lender and by an Eligible Assignee who becomes a Lender under the Credit Agreement in compliance with
Section 11.3(b) of the Credit Agreement.

     Finally, as we have previously advised you, A. Alexander Taylor, II is a director of the Company and Hugh F. Sharber is an officer of the Company.

                                       Very truly yours,

                                       MILLER & MARTIN

                                       By:
                                         -------------------------------
                                           Partner

                                    SCHEDULE A

1. Issued and outstanding shares of Chattem, Inc. as of April 29, 1996 (giving effect to shares issued on April 29, 1996): 8,547,991.

2. Signal Investment & Management Co.: 250 shares, all of which are held by Chattem, Inc.

                                   SCHEDULE B

                          Location for UCC-1 Filings


CHATTEM, INC.
     Tennessee Secretary of State
     California Secretary of State
     New Jersey Secretary of State
     Hawaii Bureau of Conveyances
     Rhode Island Secretary of State
     New York Secretary of State
     Orange County, New York
     Cortland County, New York
     North Carolina Secretary of State
     Iredell County, North Carolina
     Wisconsin Secretary of State
     Illinois Secretary of State
     Walker County, Georgia
     Rockdale County, Georgia
     Fulton County, Georgia
     Ohio Secretary of State
     Montgomery County, Ohio
     Butler County, Ohio
     Michigan Secretary of State
     Virginia State Corporation Commission
     Henrico County, Virginia
     Richmond City, Virginia
     Mississippi Secretary of State
     DeSoto County, Mississippi

SIGNAL INVESTMENT & MANAGEMENT CO.
     Delaware Secretary of State
     Tennessee Secretary of State

                                 [LETTERHEAD]


                                 May 7, 1996

    Re: Mitsubshi model MU-300 aircraft with manufacturer's serial number A009
        S.A. and United States nationality and registration marks N306P (the "Aircraft")

NationsBank, N.A., as Agent
100 North Tryon Street
Charlotte, North Carolina 28202


Ladies and Gentlemen:

         This letter confirms that we filed the following described instruments with the Federal Aviation Administration (the "FAA") today at the respective times noted below:

    (a) Release dated April 29, 1996 (the "Release") by The First National Bank of Chicago, as Agent releasing the Aircraft and two Pratt & Whitney model JT15D-4 aircraft engines with manufacturer's serial numbers 70602 and 70610 (the "Engines") from the terms of Conveyance No. X124709 was filed at 2:36 P.M., C.D.T.; and

    (b) Aircraft Mortgage and Security Agreement dated as of April 29, 1996 (the "Security Agreement") between Chattem, Inc. as Borrower (the "Borrower") and NationsBank, N.A., as Agent (the "Agent") covering the Aircraft and the Engines was filed at 2:37 P.M., C.D.T.

         Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion and as were made available to us by the FAA, it is our opinion that:

    (a) the Release and the Security Agreement are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of Title 49 of the United States Code (the "Transportation Code");

    (b) legal title to the Aircraft is vested in the Borrower, with a Certificate of Aircraft Registration duly issued to the Borrower pursuant to and in accordance with the provisions of the Transportation Code;

    (c) the Aircraft and the Engines are free and clear of any liens, security interests or encumbrances of record with the FAA other than such as are created by the Security Agreement;

    (d) the Security Agreement creates a valid, duly perfected security interest in favor of the Agent in the Aircraft and the Engines; and

    (e) the Security Agreement is not required to be filed or recorded in any other place within the United States in order to perfect or maintain the perfection of the security interest created thereby in the Aircraft and the Engines under the applicable laws within the United States.

         No opinion is herein expressed as to: (i) laws other than the federal laws of the United States; (ii) the validity or enforceability under local law of the Security Agreement; (iii) the recognition of the perfection of the security interest created by the Security Agreement as against third parties in any legal proceedings outside the United States; or (iv) the record status of the Aircraft prior to the commencement of its United States registration on March 18, 1981. Since our examination was limited to records maintained by the FAA Aircraft Registry, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code and possessory artisans' liens, and was subject to the accuracy of FAA personnel in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines.

         This letter is furnished only to the Lenders (as defined in the Credit Agreement dated as of April 29, 1996 (the "Credit Agreement") among the Borrower, Signal Investment & Management Co., the several Lenders from time to time party thereto and the Agent) and is solely for their benefit in connection with the transactions contemplated by the Security Agreement; PROVIDED, HOWEVER, our opinion may be relied upon by any Eligible Assignee (as defined in the Credit Agreement) who becomes a Lender under the Credit Agreement in compliance with Section 11.3(b) of the Credit Agreement. This opinion is not to be used, circulated, quoted or otherwise relied upon by any other person or entity or, for any other purpose, without our prior written consent.


                               Very truly yours,

                               /s/ Patricia J. Hanson

                               Patricia J. Hanson

PJH:gam

                                 [LETTERHEAD]

                                                          4/22/1996

Martin M. Goldwyn, Esquire

Tashlik, Kreutzer & Goldwyn P.C.
833 Northern Boulevard
Great Neck, New York 11021


          Re: Premerger Notification Requirements Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 Transaction Identification Number 96-1618

Dear Mr. Goldwyn:

    Confirming our telephone conversation of 04/22/96, with your secretary of your office, a request for early termination of the waiting period provided by Section 7A(b)(1) of the Clayton Act and Section 803.10(b) of the premerger notification rules with respect to the proposed acquisition by Chattem, Inc. of certain assets of Martin Himmel Inc. from Jeffrey S. Himmel has been granted. Termination of the waiting period became effective upon communication.

    Notice of this termination will be published in the Federal Register in accordance with Section 7a(b)(2) of the Clayton Act and Section 803.11(c) of the premerger notification rules.


                                                  Sincerely,


                                                  /s/ Sandra M. Peay
                                                  ----------------------------
                                                  Renee Horton
                                                  Sandrea Peay
                                                  Contact Representative
                                                  Premerger Notification Office
                                                  Bureau of Competition
                                                  (202) 326-3100

                                 [LETTERHEAD]

                                                          4/22/1996

Edward N. Boehm, Esquire
Miller & Martin
Suite 1000 Volunteer Building
832 Georgia Avenue
Chattanooga, TN 374022289


          Re: Premerger Notification Requirements Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 Transaction Identification Number 96-1618

Dear Mr. Boehm:

    Confirming our telephone conversation of 04/22/96, a request for early termination of the waiting period provided by Section 7A(b)(1) of the Clayton Act and Section 803.10(b) of the premerger notification rules with respect to the proposed acquisition by Chattem, Inc. of certain assets of Martin Himmel Inc. from Jeffrey S. Himmel has been granted. Termination of the waiting period became effective upon communication.

    Notice of this termination will be published in the Federal Register in accordance with Section 7a(b)(2) of the Clayton Act and Section 803.11(c) of the premerger notification rules.


                                                  Sincerely,


                                                  /s/ Sandra M. Peay
                                                  ----------------------------
                                                  Renee Horton
                                                  Sandrea Peay
                                                  Contact Representative
                                                  Premerger Notification Office
                                                  Bureau of Competition
                                                  (202) 326-3100

                                 [LETTERHEAD]

April 29, 1996

To The Board of Directors and Officers
Chattem, Inc.

To the Lender, as defined below


Dear Directors and Lenders:

We understand that Chattem, Inc. (the "Company") has entered into an agreement to acquire certain assets of Martin Himmel Inc. (the "Acquisition"). In connection with the Acquisition, the Company will also refinance a portion of its existing debt outstanding (the "Refinancing"). We understand the Acquisition and the Refinancing will be funded with a $61.5 million credit facility ("Credit Facility"). The Credit Facility is comprised of a $24 million revolver ("Revolver") and a $37.5 million term loan composed of a $20 million tranche A term loan and a $17.5 million tranche B term loan ("Tranche A and "Tranche B", respectively). The Revolver and Tranche A initially bear an interest rate of LIBOR plus 275 basis points and is due five years from closing. Tranche B bears an interest rate plus 325 basis points and is due seven and one-half years from closing. It is anticipated at closing of the Acquisition that the Company will draw down approximately $49.5 million of the Credit Facility, with approximately
$23 million of the proceeds used for the Refinancing. The Acquisition and related transactions are referred to collectively herein as the "Transaction." It is our understanding that a significant part of the financing for the Transaction will be obtained by the Company from one or more institutional lenders (the "Lenders").

You have requested our written opinion (the "Opinion") as to the matters set forth below. This Opinion values the Company as a going concern (including goodwill), on a pro forma basis, immediately after and giving effect to the Transaction and the associated indebtedness. For purposes of this Opinion, "fair value" shall be defined as the amount at which the Company would change hands between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both; and "present fair saleable value" shall be defined as the amount that may be realized if the Company's aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated by Houlihan Lokey. We have used the same valuation methodologies in

To The Board of Directors and Officers
Chattem, Inc.
April 29, 1996                                                              -2-

determining fair value and present fair saleable value for purposes of rendering this Opinion. The term "identified contingent liabilities" shall mean the maximum amount of contingent liabilities identified to us and valued by responsible officers of the Company, upon whom we have relied upon without independent verification; no other contingent liabilities will be considered. Being "able to pay its debts as they become absolute and mature" shall mean that, assuming the Transaction has been consummated as proposed, the Company's financial forecasts (the "Projections") for the period 1996 to 2002 indicate positive cash flow for such period, including (and after giving effect to) the payment of installments due under loans made pursuant to the indebtedness incurred in the Transaction, as such installments are scheduled at the close of the Transaction. It is Houlihan Lokey's understanding, upon which it is relying, that the Company's Board of Directors and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Houlihan Lokey's Opinion hereunder.

Notwithstanding the use of the defined terms "fair value" and "present fair saleable value," we have not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which the Company can currently be sold, and we know of no such efforts by others. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the Company would actually be sold for the amount we believe to be its fair value and present fair saleable value.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders and on Form 10-K for the five fiscal years ended November 30, 1995 and quarterly reports on Form 10-Q for the four quarters ended February 29, 1996, which the Company's management has identified as the most current information available;

     2.   reviewed copies of the following agreements:

          a. the Asset Purchase Agreement dated April 10, 1996 between Signal Investment and Management Co. and Martin Himmel Inc.

          b. the draft of the Security Agreement between Chattem and NationsBank;

          c. the draft of the Pledge Agreement between Chattem and NationsBank;

          d. the draft of the Assignment of Cash Collateral Account and Security Agreement between Chattem and NationsBank;

          e. the Indenture Agreement dated August 3, 1994 for the 12.75% Series B Senior Subordinated Notes due 2004;

To The Board of Directors and Officers
Chattem, Inc.
April 29, 1996                                                              -3-

    3. reviewed the Confidential Information Memorandum for the $60,000,000 Senior Credit Facility prepared by NationsBank dated March 1996;

    4. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and spoke with representatives of the Company's counsel to discuss certain matters;

    5.   visited certain facilities and business offices of the Company;

    6. reviewed our analysis and opinion letter, dated April 23, 1996, pertaining to the determination of the fair market value of certain of the Company's trademarks and their associated intellectual property;

     7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the fiscal years ended November, 1996 through 2002;

     8. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     9. reviewed other publicly available financial data for the Company and certain companies that we deem comparable to the Company;

    10. reviewed drafts of certain documents to be delivered at the closing of the Transaction, including, but not limited to, the Credit Agreement dated as of April, 1996; and

    11. conducted such other studies, analyses and investigations as we have deemed appropriate.

We believe that the foregoing analysis and inquiries are sufficient to render this Opinion. We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the Projections supplied to us with respect to the Company and do not assume any responsibility with respect to them. Subject to the foregoing, we advise the recipients of this Opinion (other than the Company and its affiliates) that nothing has come to the attention of our personnel working on this engagement in the course thereof that has caused us to believe that it was unreasonable for us to utilize and rely upon the Projections taken as a whole as part of our analysis relating to this Opinion.

To The Board of Directors and Officers
Chattem, Inc.
April 29, 1996                                                              -4-

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it; provided, however, in the case of the Projections contained in the information, such Projections shall have been prepared in good faith based upon reasonable assumptions and information reasonably available and will be, to the best of the Company's knowledge, true, complete and correct in all material respects, but no other representation is made with respect thereto. We have not made any physical inspection, other than as outlined in item #5 above, or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that, assuming the Transaction had been consummated as proposed, immediately after and giving effect to the Transaction:

     (a) on a pro forma basis, the fair value and present fair saleable value of the Company's assets would exceed the Company's stated liabilities and identified contingent liabilities;

     (b) the Company should be able to pay its debts as they become absolute and mature; and

     (c) the capital remaining in the Company after the Transaction would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction.

This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. Information copies of this Opinion may, however, be delivered to financial institutions that purchase participations in loans constituting the financing incurred in connection with the Transaction, subject to the understanding that this Opinion speaks only as of the date hereof and that we assume no responsibility for the effect of any event occurring after the date hereof. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter dated March 20, 1996, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

/s/ Houlihan, Lokey, Howard & Zukin, Inc.

                                   CERTIFICATE

       I, Robert E. Bosworth, Executive Vice President of Chattem, Inc. (the "BORROWER") hereby certify on behalf of the Borrower and not in my individual capacity that (i) attached hereto as EXHIBIT A are true and correct copies of
(A) that certain Indenture dated as of August 3, 1994 between the Borrower, as issuer, Signal Investment & Management Co. ("Signal"), as guarantor and Southtrust Bank of Alabama, National Association, as trustee ("Trustee") (the "Indenture") and (B) the Amendment to and Supplemental Indenture dated May 23, 1995 by and among Borrower, Signal and the Trustee (collectively, the "Subordinated Debt Documents") and (ii) that the attached Subordinated Debt Documents are in full force and effect and have not been rescinded or modified.

        This 29th day of April, 1996.


                                   CHATTEM, INC.


                                   /s/ Robert E. Bosworth

                                   -----------------------------------------
                                   Robert E. Bosworth
                                   Executive Vice President

-------------------------------------------------------------------------------

                    ---------------------------------------


                               CHATTEM, INC.,

                                 as Issuer,

                      SIGNAL INVESTMENT & MANAGEMENT CO.,

                               as Guarantor

                                    and

              SOUTHTRUST BANK OF ALABAMA, NATIONAL ASSOCIATION

                                as Trustee

                                $75,000,000

             12.75% SERIES B SENIOR SUBORDINATED NOTES DUE 2004


                    ---------------------------------------

                               -------------------

                                  INDENTURE

                         Dated as of August 3, 1994


                               -------------------

-------------------------------------------------------------------------------

                           CROSS-REFERENCE TABLE*

TRUST INDENTURE                                                    INDENTURE
  ACT SECTION                                                      SECTION


310 (a)(1)..............................................................7.10
    (a)(2)..............................................................7.10
    (a)(3)............................................................. N.A.
    (a)(4)............................................................. N.A.
    (a)(5)............................................................. 7.10
    (b).................................................... 7.08; 7.10; 7.12
    (c).................................................................N.A.
311 (a).................................................................7.11
    (b).................................................................7.11
    (c).................................................................N.A.
312 (a).................................................................2.05
    (b)............................................................... 13.03
    (c)............................................................... 13.03
313 (a)................................................................ 7.06
    (b)(1)............................................................. N.A.
    (b)(2)............................................................. 7.06
    (c)...........................................................7.06;13.02
    (d)................................................................ 7.06
314 (a)......................................................4.03;4.04;13.05
    (b)................................................................ N.A.
    (c)(1)............................................................ 13.04
    (c)(2)............................................................ 13.04
    (c)(3)............................................................. N.A.
    (d)................................................................ N.A.
    (e)............................................................... 13.05
    (f)................................................................ N.A.
315 (a)............................................................. 7.01(2)
    (b).................................................................7.05
    (c)............................................................. 7.01(1)
    (d)............................................................. 7.01(3)
    (e)................................................................ 6.11
316 (a)(last sentence)................................................. 2.09
    (a)(1)(A).......................................................... 6.05
    (a)(1)(B).......................................................... 6.04
    (a)(2)............................................................. N.A.
    (b)................................................................ 6.07
    (c)............................................................2.13;9.04
317 (a)(1)..............................................................6.08
    (a)(2)..............................................................6.09
    (b).................................................................2.04
318 (a)................................................................13.01
    (b)................................................................ N.A.
    (c)................................................................13.01

-------------------------
*This Cross-Reference Table is not part of the Indenture.
N.A. means not applicable.

                              TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE 1      DEFINITIONS AND INCORPORATION BY REFERENCE..................   1

Section 1.01. Definitions..................................................   1
Section 1.02. Other Definitions............................................   9
Section 1.03. Incorporation by Reference of Trust Indenture Act............   9
Section 1.04. Rules of Construction........................................  10

ARTICLE 2      THE SECURITIES..............................................  10

Section 2.01. Form and Dating..............................................  10
Section 2.02. Execution and Authentication.................................  11
Section 2.03. Registrar and Paying Agent...................................  11
Section 2.04. Paying Agent to Hold Money in Trust..........................  12
Section 2.05. Securityholder Lists.........................................  12
Section 2.06. Transfer and Exchange........................................  12
Section 2.07. Replacement Securities.......................................  13
Section 2.08. Outstanding Securities.......................................  13
Section 2.09. Treasury Securities..........................................  14
Section 2.10. Temporary Securities.........................................  14
Section 2.11. Cancellation.................................................  14
Section 2.12. Defaulted Interest...........................................  14
Section 2.13. Record Date..................................................  14

ARTICLE 3      REDEMPTION..................................................  15

Section 3.01. Notices to Trustee...........................................  15
Section 3.02. Selection of Securities to Be Redeemed.......................  15
Section 3.03. Notice of Redemption.........................................  15
Section 3.04. Effect of Notice of Redemption...............................  16
Section 3.05. Deposit of Redemption Price..................................  16
Section 3.06. Securities Redeemed in Part..................................  16
Section 3.07. Optional Redemption..........................................  17
Section 3.08. Mandatory Redemption.........................................  17
Section 3.09. Offer to Purchase by Application of Excess Proceeds..........  17

ARTICLE 4      COVENANTS...................................................  18

Section 4.01. Payment of Securities........................................  18
Section 4.02. Maintenance of Office or Agency..............................  19
Section 4.03. Reports......................................................  19
Section 4.04. Compliance Certificate.......................................  20
Section 4.05. Taxes........................................................  20
Section 4.06. Stay, Extension and Usury Laws...............................  21
Section 4.07. Limitation on Restricted Payments............................  21
Section 4.08. Limitation on Dividend Restrictions Affecting Subsidiaries...  22
Section 4.09. Limitation on Additional Indebtedness........................  22
Section 4.10. Asset Sales..................................................  23

                                                                          PAGE
                                                                          ----

Section 4.11.   Transactions With Affiliates . . . . . . . . . . . . . .   24
Section 4.12.   Liens  . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.13.   Corporate Existence  . . . . . . . . . . . . . . . . . .   24
Section 4.14.   Change of Control  . . . . . . . . . . . . . . . . . . .   25
Section 4.15.   Line of Business . . . . . . . . . . . . . . . . . . . .   26
Section 4.16.   Limitations on Senior Subordinated Debt  . . . . . . . .   26
Section 4.17.   Additional Investments and Subsidiary Guarantees . . . .   26
Section 4.18.   Limitation on Issuance and Sale of Capital Stock
                  of Securities  . . . . . . . . . . . . . . . . . . . .   27
Section 4.19.   Limitation on Issuance of Subsidiary Indebtedness  . . .   27

ARTICLE 5       SUCCESSORS . . . . . . . . . . . . . . . . . . . . . . .   27

Section 5.01.   Merger, Consolidation or Sale of Assets  . . . . . . . .   27
Section 5.02.   Successor Corporation Substituted  . . . . . . . . . . .   28

ARTICLE 6       DEFAULTS AND REMEDIES  . . . . . . . . . . . . . . . . .   28

Section 6.01.   Events of Default  . . . . . . . . . . . . . . . . . . .   28
Section 6.02.   Acceleration . . . . . . . . . . . . . . . . . . . . . .   29
Section 6.03.   Other Remedies . . . . . . . . . . . . . . . . . . . . .   30
Section 6.04.   Waiver of Past Defaults  . . . . . . . . . . . . . . . .   30
Section 6.05.   Control by Majority  . . . . . . . . . . . . . . . . . .   30
Section 6.06.   Limitation on Suits  . . . . . . . . . . . . . . . . . .   31
Section 6.07.   Rights of Securityholders to Receive Payment . . . . . .   31
Section 6.08.   Collection Suit by Trustee . . . . . . . . . . . . . . .   31
Section 6.09.   Trustee May File Proofs of Claim . . . . . . . . . . . .   31
Section 6.10.   Priorities . . . . . . . . . . . . . . . . . . . . . . .   32
Section 6.11.   Undertaking for Costs  . . . . . . . . . . . . . . . . .   32

ARTICLE 7       TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . .   32

Section 7.01.   Duties of Trustee  . . . . . . . . . . . . . . . . . . .   32
Section 7.02.   Rights of Trustee  . . . . . . . . . . . . . . . . . . .   33
Section 7.03.   Individual Rights of Trustee . . . . . . . . . . . . . .   34
Section 7.04.   Trustee's Disclaimer . . . . . . . . . . . . . . . . . .   34
Section 7.05.   Notice of Defaults . . . . . . . . . . . . . . . . . . .   34
Section 7.06.   Reports by Trustee to Securityholders  . . . . . . . . .   34
Section 7.07.   Compensation and Indemnity . . . . . . . . . . . . . . .   35
Section 7.08.   Replacement of Trustee . . . . . . . . . . . . . . . . .   35
Section 7.09.   Successor Trustee by Merger, Etc.  . . . . . . . . . . .   36
Section 7.10.   Eligibility, Disqualification  . . . . . . . . . . . . .   36
Section 7.11.   Preferential Collection of Claims Against the Company  .   36
Section 7.12.   Conflicting Interest . . . . . . . . . . . . . . . . . .   37

ARTICLE 8       LEGAL DEFEASANCE AND COVENANT DEFEASANCE . . . . . . . .   37

Section 8.01.   Option to Effect Legal Defeasance or Covenant
                  Defeasance . . . . . . . . . . . . . . . . . . . . . .   37
Section 8.02.   Legal Defeasance and Discharge . . . . . . . . . . . . .   37
Section 8.03.   Covenant Defeasance  . . . . . . . . . . . . . . . . . .   37

                                                                          PAGE
                                                                          ----

Section 8.04.   Conditions to Legal or Covenant Defeasance . . . . . . .   38
Section 8.05.   Deposited Money and Government Securities to be Held
                  in Trust; Other Miscellaneous Provisions . . . . . . .   39
Section 8.06.   Termination Of Company's Obligation  . . . . . . . . . .   40
Section 8.07.   Repayment to the Company . . . . . . . . . . . . . . . .   40
Section 8.08.   Reinstatement  . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE 9       AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . .   40

Section 9.01.   Without Consent of Securityholders . . . . . . . . . . .   40
Section 9.02.   With Consent of Securityholders  . . . . . . . . . . . .   41
Section 9.03.   Compliance with Trust Indenture Act  . . . . . . . . . .   42
Section 9.04.   Revocation and Effect of Consents  . . . . . . . . . . .   42
Section 9.05.   Notation on or Exchange of Securities  . . . . . . . . .   42
Section 9.06.   Trustee to Sign Amendments, Etc. . . . . . . . . . . . .   43
Section 9.07.   Notice of Certain Amendments . . . . . . . . . . . . . .   43

ARTICLE 10      SUBORDINATION  . . . . . . . . . . . . . . . . . . . . .   43

Section 10.01.  Agreement to Subordinate . . . . . . . . . . . . . . . .   43
Section 10.02.  Certain Definitions  . . . . . . . . . . . . . . . . . .   43
Section 10.03.  Liquidation; Dissolution; Bankruptcy . . . . . . . . . .   44
Section 10.04.  Default on Senior Debt . . . . . . . . . . . . . . . . .   44
Section 10.05.  Acceleration of Securities . . . . . . . . . . . . . . .   45
Section 10.06.  When Distribution Must be Paid Over  . . . . . . . . . .   45
Section 10.07.  Notice by the Company  . . . . . . . . . . . . . . . . .   46
Section 10.08.  Subrogation  . . . . . . . . . . . . . . . . . . . . . .   46
Section 10.09.  Relative Rights  . . . . . . . . . . . . . . . . . . . .   46
Section 10.10.  Subordination May Not Be Impaired by the Company . . . .   46
Section 10.11.  Distribution or Notice to Representative . . . . . . . .   46
Section 10.12.  Rights of Trustee and Paying Agent . . . . . . . . . . .   47
Section 10.13.  Authorization to Effect Subordination  . . . . . . . . .   47

ARTICLE 11      SUBSIDIARY GUARANTEES  . . . . . . . . . . . . . . . . .   47

Section 11.01.  Subsidiary Guarantees  . . . . . . . . . . . . . . . . .   47
Section 11.02.  Execution and Delivery of Subsidiary Guarantee . . . . .   48
Section 11.03.  Guarantors may Consolidated, Etc., on Certain Terms   . .  49
Section 11.04.  Releases Following Sale of Assets or Sale of all
                  Capital Stock  . . . . . . . . . . . . . . . . . . . .   49
Section 11.05.  Limitation of Guarantor's Liability  . . . . . . . . . .   49
Section 11.06.  Trustee to Include Paying Agent  . . . . . . . . . . . .   50
Section 11.07.  Subordination of Subsidiary Guarantee  . . . . . . . . .   50
Section 11.08.  Additional Subsidiary Guarantees . . . . . . . . . . . .   51

ARTICLE 12      REGISTRATION RIGHTS LIQUIDATED DAMAGES . . . . . . . . .   51

Section 12.01.  Registration Rights  . . . . . . . . . . . . . . . . . .   51
Section 12.02.  Liquidated Damages . . . . . . . . . . . . . . . . . . .   52

                                                                          PAGE
                                                                          ----

ARTICLE 13      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .   52

Section 13.01.  Trust Indenture Act Controls . . . . . . . . . . . . . .   52
Section 13.02.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .   52
Section 13.03.  Communication with Securityholders with Other
                  Securityholders  . . . . . . . . . . . . . . . . . . .   54
Section 13.04.  Certificate and Opinion as to Conditions Precedent . . .   54
Section 13.05.  Statements Required in Certificate or Opinion  . . . . .   54
Section 13.06.  Rules by Trustee and Agents  . . . . . . . . . . . . . .   54
Section 13.07.  Legal Holidays . . . . . . . . . . . . . . . . . . . . .   55
Section 13.08.  No Recourse Against Others . . . . . . . . . . . . . . .   55
Section 13.09.  Multiple Originals . . . . . . . . . . . . . . . . . . .   55
Section 13.10.  Governing Law  . . . . . . . . . . . . . . . . . . . . .   55
Section 13.11.  No Adverse Interpretation of Other Agreements  . . . . .   55
Section 13.12.  Successors . . . . . . . . . . . . . . . . . . . . . . .   55
Section 13.13.  Severability . . . . . . . . . . . . . . . . . . . . . .   55
Section 13.14.  Table of Contents, Headings, Etc.  . . . . . . . . . . .   55

Exhibits

    Exhibit A   Form of Note
    Exhibit B   Form of Notation on Series B Subordinated Note Relating to
                Subsidiary Guarantee

          INDENTURE dated as of August 3, 1994 among Chattem, Inc., a Tennessee corporation (the "Company"), and Signal Investment & Management Co., a Delaware corporation, the guarantor of the Company's obligations hereunder (the "Guarantor") and SouthTrust Bank of Alabama, National Association, as trustee (the "Trustee").

          The Company and the Guarantor, jointly and severally, and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the 12.75% Series B Senior Subordinated Notes due 2004 (the "Securities"):

                                  ARTICLE 1
                  DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 DEFINITIONS.

          "ACQUIRED INDEBTEDNESS" of any specified Person means Indebtedness of any other Person existing at the time of such other Person is acquired, merged, consolidated or amalgamated with or into or becomes a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary of such specified Person.

          "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

          "AGENT" means any Registrar, Paying Agent or co-registrar.

          "BOARD OF DIRECTORS" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

          "BUSINESS DAY" means any day other than a Legal Holiday.

          "CAPITALIZED LEASE OBLIGATION" means, with respect to any Person for any period, an obligation of such Person to pay rent to other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be capitalized amount thereof determined in accordance with such principles.

          "CAPITAL STOCK" of any Person means any and all shares, interests, right to purchase, warrants, options, participations, or other equivalents of or interests in (however designated) the common or preferred equity of such Person, including, without limitation, partnership interests.

          "CASH EQUIVALENTS" means (i) cash, (ii) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $100,000,000, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause
(iii) above, and (v) commercial paper rated

A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and, in each case, maturing within six months after the date of acquisition.

          "CHANGE OF CONTROL" means the occurrence of any of the following:
(i) the sale, lease or transfer of all or substantially all of the Company's assets to any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Wholly Owned Subsidiary, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the acquisition by any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) of a direct or indirect majority (more than 50%) interest in the voting power of the voting stock of the Company by way of merger, consolidation or otherwise, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

          "CHANGE OF CONTROL TRIGGERING EVENT" means the occurrence of both a Change of Control and a Rating Decline.

          "COMMISSION" means the Securities and Exchange Commission.

          "CONSOLIDATED NET INCOME" means, with respect to any Person for any fiscal period, the consolidated net earnings or loss of the Company and its Subsidiaries as it would appear on a consolidated statement of earnings of the Company for such fiscal period prepared in accordance with GAAP; PROVIDED, THAT (i) any extraordinary gain or loss and any gain or loss on sales of assets outside the ordinary course of business or any gain or loss on issuance or sale of Equity Interests of the Subsidiary, in each case together with any related provision for taxes on gains, realized during such period shall be excluded, (ii) the results of operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the Net Income of any Person other than a Subsidiary of the Company of which 80% or more of the Capital Stock having voting power generally for the election of directors or other governing body of such Subsidiary is owned by the Company directly or indirectly through one or more Wholly Owned Subsidiaries of the Company (or with respect to Wholly Owned Subsidiaries, where the declaration of dividends or the making of Distributions by such Wholly Owned Subsidiaries, is not at that time permitted, directly or indirectly by the terms of its charter, or any agreement, mortgage indenture, instrument, decree or statute law or regulations applicable to such Wholly Owned Subsidiary or its shareholders) shall be included only to the extent of the amount of cash, property, dividends or Distributions actually paid to the Company or a Wholly Owned Subsidiary of the Company during such period, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) any gain or loss realized upon the termination of any employee benefit plan (on an after-tax basis) shall be excluded, (vi) the effect of the Recapitalization and related charges taken by the Company in its fiscal year 1993, adjusted to reflect the tax effect of such charges shall be excluded, (vii) all nonrecurring charges taken in its fiscal year 1993 adjusted to reflect the tax effects thereof shall be excluded, collectively amounting to $5,527,000 on a pretax basis and $3,496,000 on an after tax basis and (viii) any extraordinary charge resulting from the issuance of the Securities under the Indenture and the application of the net proceeds thereof shall be excluded.

          "CONSOLIDATED NET WORTH" with respect to any Person means the consolidated equity of the common shareholders of such Person and its consolidated Subsidiaries (excluding the accumulated foreign currency translation adjustment), as determined on a consolidated basis and in accordance with GAAP.

          "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of this Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "CORPORATE TRUST OFFICE OF THE TRUSTEE" shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Company.

          "DEFAULT" means any event that is or with the passing of time or the giving of notice, or both, would be an Event of Default.

          "DEPOSITORY" means, with respect to the Securities issuable or issued in whole or in part in global form, the person specified in Section 2.03 as the Depository with respect to the Securities, until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, "Depository" shall mean or include such successor.

          "DISTRIBUTION" means any dividend, payment or distribution on or with respect to Capital Stock or other Equity Interest, whether in cash, Capital Stock, other securities, assets or property of any kind or nature, PROVIDED that all Distributions other than in cash shall be valued at the higher of the (i) value thereof on the Company or its Subsidiary's books calculated in accordance with GAAP or (ii) the fair market value thereof based upon a good faith determination of the Company's Board of Directors and certified in an Officers' Certificate delivered to the Trustee.

          "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, on or prior to the earlier of the maturity date of the Securities or the date on which no Securities remain outstanding.

          "EQUITY INTEREST" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries (other than under the New Credit Agreement) in existence on the date of this Indenture, until such amounts are repaid.

          "FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of
(i) the sum of, without duplication, (A) Consolidated Net Income for such period, plus (B) provision for taxes based on income or profits to the extent that such taxes were provided for in respect of income or profits included in computing such Consolidated Net Income, plus (C) consolidated interest expense (including amortization of original issue discount and noncash interest payments or accruals and the interest component of Capitalized Lease Obligations) of the Company and its Subsidiaries for such period, plus (D) other noncash charges (excluding any such noncash charges, to the extent they require accrual of or reserve for cash charges for any future periods) deducted from consolidated revenues in determining Consolidated Net Income for such period, including noncash charges attributable to the issuance of Capital Stock and all depreciation and amortization (including amortization of intangibles), plus (E) any prepayment premiums or consent fees deducted from consolidated revenues in determining Consolidated Net Income for such period, DIVIDED BY (ii) Fixed Charges for such period. For purposes of calculating the Fixed Charge Coverage Ratio: (A) consolidated interest expense attributable to interest on any Indebtedness bearing floating interest rate(s) shall be computed based upon the weighted average floating interest rate(s) in effect for such Indebtedness for such period; (B) consolidated interest expense attributable to interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period; (C) in making any calculation of the Fixed Charge Coverage Ratio for any period beginning prior to the date of closing of the Recapitalization, the Recapitalization shall be deemed to have taken place on the first day of such period; and (D) in the event that the Company or any of its Subsidiaries incurs or redeems any Indebtedness (other than Indebtedness under the New Credit

Agreement) or issues or redeems any Preferred Stock or Disqualified Stock or consummates a material acquisition or disposition transaction subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for such the calculation of the Fixed Charge Coverage Ratio is being made, then the Fixed Charge Coverage Ratio shall be calculated on a PRO FORMA basis giving effect to such incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock or Disqualified Stock or such material acquisition or disposition transaction, as if the same had occurred at the beginning of the applicable period.

          "FIXED CHARGES" means, for any period, the sum of (i) the consolidated interest expense (including amortization of original issue discount, noncash interest payments or accruals and the interest component of Capitalized Lease Obligations, but excluding amortization of deferred financing costs) and payments on Hedging Obligations of the Company and its Subsidiaries for such periods, plus (ii) the amount of all dividend payments on any series of Preferred Stock of the Company or any of its Subsidiaries (except dividends paid to the Company or a Subsidiary Guarantor of the Company) for such period.

          "GAAP" means, as of any date, generally accepted accounting principles consistently applied in the United States which are in effect on the date of this Indenture and not including any interpretations or regulations that have been proposed but have not been enacted. Except as may otherwise be specified, accounting terms used in this Indenture will have the meanings specified under GAAP.

          "GLOBAL SECURITY" means a Security that contains the paragraph referred to in footnote 1 to the form of Security attached hereto as Exhibit A.

          "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "GUARANTOR" means (i) Signal Investment & Management Co., (ii) each of the Subsidiaries that subsequently becomes a guarantor of the Securities in compliance with the provisions of this Indenture and (iii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture.

          "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "INDEBTEDNESS" of any Person as of any date means and includes, without duplication, (i) all indebtedness, obligations and liabilities of such Person in respect of borrowed money including all interest, fees and expenses owned with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, (ii) all Capitalized Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters or credit, bankers' acceptances, letter of credit reimbursement or similar agreement (whether or not such items would appear on the balance sheet of such Person), (iv) all net Obligations of such Person in respect of interest rate protection and foreign current hedging arrangements and (v) all Guarantees by such Person of items that would constitute Indebtedness under this definition (whether or not such items would appear on such balance sheet). The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum net liability of any contingent Obligations referred to in clauses (i) through (v) above at such date. Interest rate swap, cap, collar or other hedging agreements shall not be deemed to be Indebtedness for purposes of the Indenture to the extent that they are entered into for the purpose (which may be definitively established by delivering an Officers Certificate to such effect to the Trustee) of reducing interest rate or currency exposure on any Indebtedness permitted to be outstanding by the terms of this Indenture.

      "INDENTURE" means this Indenture, as amended or supplemented from time to time.

      "INITIAL PURCHASER" shall mean Kidder, Peabody & Co. Incorporated.

      "INVESTMENTS" of any Person means all investments by such Person in other Persons (including Affiliates) in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases (or other acquisitions for consideration) of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

      "INVESTMENT GRADE" shall mean BBB or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P's or Moody's successors or by any other Rating Agency selected as provided in the definition of Rating Agency.

      "ISSUANCE DATE" means the date of original issue of the Securities.

      "JUNIOR DEBT" means Indebtedness of the Company that is subordinate or junior in right of payment to the Securities.

      "LIEN" means any lien, security interest, mortgage, deed of trust, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give any security interest).

      "MOODY'S" means Moody's Investors Services, Inc. and its successors.

      "NET AMOUNT OF RESTRICTED INVESTMENTS" as at any date of computation means the aggregate amount of Restricted Investments made by the Company and its Subsidiaries subsequent to the Issuance Date, less (i) amounts received upon the disposition, replacement, liquidation or repayment thereof, to the extent not reflected in Consolidated Net Income of the Company and its Subsidiaries, and (ii) reductions in connection with any write-down thereof that are reflected in the Consolidated Net Income of the Company.

      "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

      "NEW CREDIT AGREEMENT" means those certain Credit Agreements, dated as of June 17, 1994, by and between the Company and The First National Bank of Chicago, as agent, providing for up to $55 million of term loan commitments, revolving credit borrowings and letters of credit, together with any other replacements, refinancing, refunding or otherwise replacing such Credit Agreements in substantially the same terms and in no greater amount than such Credit Agreements or other credit agreement and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with any thereof, and in each case as amended, supplemented, extended, modified, renewed, refunded, replaced or refinanced from time to time.

      "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "OFFICERS" means the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice President of the Company, the Guarantors or any other Subsidiary, as the case may be.

      "OFFICERS' CERTIFICATE" means a certificate that meets the requirements of Section 13.04 hereof signed by two Officers, one of whom must be the principal executive officer, principal financial officer or principal accounting officer of the Company.

      "OPINION OF COUNSEL" means an opinion that meets the requirements of
Section 13.05 hereof from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be a director, officer, employee of or counsel to the Company, any Guarantor, any Subsidiary or the Trustee.

      "PERMITTED INVESTMENTS" means (i) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor; (ii) any Investments in Cash Equivalents; (iii) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment
(a) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor, and (iv) any investment that would be a Cash Equivalent but for its maturity being greater than six months, provided such maturity is not greater than one year.

      "PERMITTED LIENS" means (i) Liens securing Senior Debt of the Company or guaranties given by the Subsidiaries of the Company guaranteeing the Senior Debt and any Liens granted to secure such guaranties or Indebtedness of any Subsidiary that is permitted by this Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure Indebtedness incurred in connection with Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, which cover only the assets acquired or constructed by the proceeds of such Indebtedness; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(vii) Liens existing on the date of this Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor; (ix) Liens on any insurance policies arising out of borrowings against the cash surrender value of such insurance policies held by the Company, PROVIDED that such Liens do not exceed the amount of Indebtedness and are secured only by the cash surrender value of such insurance policies; and (x) Liens incurred in the ordinary course of business of the Company or any

Subsidiary of the Company that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business.)

      "PERSON" means any individual, corporation, partnership, joint venture, trust, estate, association, organization or any government or any agency or political subdivision thereof.

      "PREFERRED STOCK" means any Equity Interest, whether or not designated as "preferred stock," with preferential rights of payment of dividends or upon redemption or retirement, or upon liquidation, winding-up or dissolution or termination of the issuer thereof.

      "PRINCIPAL" means First Union Capital Partners, Inc. or Zan Guerry and their respective Affiliates and Related Persons.

      "RATING AGENCY" means S&P and Moody's, or, if S&P or Moody's or both shall not make a rating on the Securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, and which shall be substituted for S&P or Moody's or both, as the case may be.

      "RATING CATEGORY" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D, and (iii) with respect to any other Rating Agency, the equivalent of any such category of S&P or Moody's used by such other Rating Agency.

      "RATING DATE" means the date which is 120 days prior to the earlier of public notice of a Change of Control or of the intention of the Company to effect a Change of Control.

      "RATING DECLINE" means the occurrence of the following on or within 90 days after the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating on the Securities is under publicly announced consideration for possible downgrade by any Rating Agency), (i) in the event that the Securities are rated by one or both Rating Agencies on the Rating Date as Investment Grade, the rating of the Securities by both Rating Agencies shall be below Investment Grade, or (ii) in the event that the Securities are rated by both Rating Agencies on the Rating Date below Investment Grade, the rating of the Securities by any Rating Agency shall be at least one Rating Gradation below the rating of the Securities by such Rating Agency on the Rating Date.

      "RATING GRADATION" means, with respect to any Rating Agency, the gradation applied within the Rating Categories used by such Rating Agency (e.g., (i) with respect to S&P), "+" or "-" following the letter designation of a Rating Category and an intermediate gradation indicated by the absence of either a "+" or "-" following the letter designation of a Rating
Category; (ii) with respect to Moody's "1", "2" or "3" following the letter designation of a Rating Category; and (iii) with respect to any other Rating Agency, the equivalent of any such gradation used by such other Rating Agency). For example, a decrease of one Rating Gradation (x) in the case of S&P, shall be from "+" to the intermediate gradation within the same Rating Category (e.g., from BB+ to BB-) or from "-" of a Rating Category to "+" of the next lower Rating Category (e.g., from BB- to B+); (y) in the case of Moody's, shall be from "1" to "2" within the same Rating Category (e.g., from Ba1 to Ba2) or from "3" of a Rating Category to "1" of the next lower Rating Category (e.g., from Ba3 to B1); and (z) with respect to any other Rating Agency, the equivalent of any such decrease.

      "RECAPITALIZATION" means the recapitalization of the Company effective June 11, 1993.

      "REGISTRATION RIGHTS AGREEMENT" means that certain Note Registration Rights Agreement dated the Issuance Date between the Company and the Initial Purchaser.

      "RELATED PERSON" with respect to any Principal means (i) any controlling shareholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) a trust, corporation, partnership or other entity, the beneficiaries, shareholders, partner, owners or Person beneficially holding an 80% or more controlling interest of which consists of such Principal or such other Persons referred to in the foregoing clause (i).

      "REPRESENTATIVE" means The First National Bank of Chicago, as agent or representative of various lenders under the New Credit Agreement together with its successors or assigns, and any agent, representative or sole lender thereunder.

      "RESPONSIBLE OFFICER" when used with respect to the Trustee, means any officer within the corporate trust division of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

      "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

      "SEC" means the Securities and Exchange Commission.

      "S&P" means Standard & Poor's Corporation and its successors.

      "SECURITIES" means the Securities issued under this Indenture.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SECURITIES CUSTODIAN" means the Trustee, as custodian with respect to the Securities in global form, or any successor entity thereto.

      "SECURITYHOLDER" OR "HOLDER" means a registered holder of one or more Securities.

      "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

      "SUBSIDIARY" of any specified Person means a corporation or such other entity, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect the board of directors or other governing body is at the time, directly or indirectly, owned by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person.

      "SUBSIDIARY GUARANTEE" means, individually and collectively, the Guarantees now or hereafter given by the Guarantors pursuant to Article 11 hereof, including with respect to the Persons that are Guarantors as of the date hereof a notation on the Securities substantially in the form attached hereto as Exhibit B.

      "SUBSIDIARY GUARANTOR" means (i) Signal Investment & Management Co.),
(ii) each of the Subsidiaries that subsequently becomes a guarantor of the Securities in compliance with the provisions hereof and (iii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture and become a guarantor of the Securities.

          "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

          "TRUSTEE" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

          "U.S. GOVERNMENT OBLIGATIONS" means direct obligations of the United States of America, or any agency or instrumentality thereof for the payment of which the full faith and credit of the United States of America is pledged.

          "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the sum of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

          "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares required by law, rule or regulation) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

          For the purposes of this Indenture, the singular shall include the plural where appropriate, and the terms "include" or "including" shall mean without limitation by reason of enumeration or otherwise.

SECTION 1.02.  OTHER DEFINITIONS.

          Term                                              Defined in Section

          "Asset Sale"                                                4.10
          "Asset Sale Offer"                                          3.09
          "Bankruptcy Law"                                            6.01
          "Change of Control Offer"                                   4.14
          "Change of Control Payment Date"                            4.14
          "Covenant Defeasance"                                       8.03
          "Custodian"                                                 6.01
          "Designated Senior Debt"                                   10.02
          "Event of Default"                                          6.01
          "Excess Proceeds"                                           4.10
          "Exchange Offer"                                           12.01
          "Exchange Offer Registration Statement"                    12.01
          "Legal"                                                     8.02
          "Legal Holiday"                                            13.07
          "Notice of Default"                                         6.01
          "Offer Amount"                                              3.09
          "Offer Period"                                              3.09
          "Paying Agent"                                              2.03

          "Purchase Date"                                             3.09
          "Refinancing Indebtedness"                                  4.09
          "Registrar"                                                 2.03
          "Registration Default"                                     12.02
          "Representative"                                           10.02
          "Restricted Amount"                                         4.07
          "Restricted Payment"                                        4.07
          "Senior Debt"                                              10.02
          "Senior Debt of the Guarantors"                            11.06
          "Shelf Registration Statement"                             12.01
          "Transaction"                                               4.11
          "Transfer Restricted Securities"                           12.01

SECTION 1.03.  INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.

          Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

          The following TIA terms used in this Indenture have the following meanings:

          "INDENTURE SECURITIES" means the Securities and the Subsidiary Guarantee;

          "INDENTURE SECURITY HOLDER" means a Securityholder;

          "INDENTURE TO BE QUALIFIED" means this Indenture;

          "INDENTURE TRUSTEE" or "INSTITUTIONAL TRUSTEE" means the Trustee;
and

          "OBLIGOR" on the Securities means the Company, the Guarantors and any successor obligor upon the Securities.

          All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04.  RULES OF CONSTRUCTION.

          Unless the context otherwise requires:

          (1)  a term has the meaning assigned to it;

          (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          (3)  "or" is not exclusive;

          (4) words in the singular include the plural, and in the plural include the singular;

          (5)  provisions apply to successive events and transactions; and

          (6) the terms "include" or "including" or any variation thereof shall mean without limitation by reason of any enumeration thereof.

                                   ARTICLE 2
                                 THE SECURITIES

SECTION 2.01.  FORM AND DATING.

          The Securities and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Indenture. The Subsidiary Guarantee shall be substantially in the form of Exhibit B hereto. The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject or usage. Each Security shall be dated the date of its authentication. The Securities shall be issued initially in denominations of $1,000 and integral multiples thereof.

          The terms and provisions contained in the Security annexed hereto as Exhibit A and the Subsidiary Guarantee annexed hereto as Exhibit B shall constitute, and are hereby expressly made, a part of this Indenture. In the event of a conflict between this Indenture and Exhibit A or B hereto, this Indenture shall control. To the extent applicable, the Company, the Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

          The Securities will initially be issued in global form, substantially in the form of Exhibit A attached hereto. The Global Securities shall represent such of the outstanding Securities as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Securities from time to time endorsed thereon and that the aggregate amount of outstanding Securities represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the amount of outstanding Securities represented thereby shall be made by the Trustee or the Securities Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof.

SECTION 2.02.  EXECUTION AND AUTHENTICATION.

          An Officer or Officers of the Company shall sign the Securities on behalf of the Company by manual or facsimile signature. The Company's seal shall be reproduced or impressed on the Securities.

          If an Officer whose signature is on a Security no longer holds that office at the time the Security is authenticated, the Security shall nevertheless be valid.

          A Security shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Security has been authenticated under this Indenture. The form of Trustee's certificate of authentication to be borne by the Securities shall be substantially as set forth in Exhibit A hereto.

          The Trustee shall, upon a written order of the Company signed by two Officers of the Company, authenticate Securities for original issue up to an aggregate principal amount stated in paragraph 4 of the Securities. The aggregate principal amount of Securities outstanding at any time shall not exceed the amount set forth herein, except as provided in Section 2.07 hereof.

          The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Securities. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate.

SECTION 2.03.  REGISTRAR AND PAYING AGENT.

          The Company shall maintain (i) an office or agency where Securities may be presented for registration of transfer or for exchange ("REGISTRAR") and (ii) an office or agency where Securities may be presented for payment ("PAYING AGENT"). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Securityholder. The Company shall notify the Trustee and the Trustee shall notify the Securityholders of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company, the Guarantors or any other Subsidiary of the Company may act as Paying Agent, Registrar or co-registrar. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.07 hereof.

          The Company initially appoints The Depository Trust Company ("DTC") to act as Depository with respect to the Global Securities.

          The Company initially appoints the Trustee as Securities Custodian, Registrar, Paying Agent and agent for service of notices and demands in connection with the Securities.

SECTION 2.04.  PAYING AGENT TO HOLD MONEY IN TRUST.

          The Company, the Guarantor or any other obligor on the Securities shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Securityholders or the Trustee subject to the provisions of Article 10 all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on Securities, and shall notify the Trustee of any Default by the Company, any Guarantor or any other obligor on the Securities in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company, the Guarantor or any other obligor on the Securities at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. If the Company, any Guarantor or any other obligor on the Securities acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Securityholders all money held by it as Paying Agent.

SECTION 2.05.  SECURITYHOLDER LISTS.

          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company, any Guarantor or any obligor on the Securities shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders, including the aggregate principal amount of the Securities held by each thereof, and the Company, any Guarantor or any other obligor on the Securities shall otherwise comply with TIA Section 312(a).

SECTION 2.06.  TRANSFER AND EXCHANGE.

Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Security is replaced. The Company and the Trustee may charge for their respective expenses in replacing a Security.

      Every replacement Security is an additional obligation of the Company and the Guarantor.

SECTION 2.08.     OUTSTANDING SECURITIES.

      The Securities outstanding at any time are all the Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding.

      If a Security is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Security is held by a bona fide purchaser.

      If the principal amount of any Security is considered paid under
Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

      Subject to Section 2.09 hereof, a Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.

SECTION 2.09.     TREASURY SECURITIES.

      In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company, the Guarantor, or any Affiliate of the Company or any Affiliate of the Guarantor shall be deemed not to be outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities that a Responsible Officer knows to be so owned shall be deemed to be excluded for purposes of such determination.

SECTION 2.10.     TEMPORARY SECURITIES.

      Until definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company, the Guarantor and the Trustee consider appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of the written order of the Company signed by two Officers of the Company, shall authenticate definitive Securities in exchange for temporary Securities. Until such exchange, temporary Securities shall be entitled to the same rights, benefits and privileges as definitive Securities.

SECTION 2.11.     CANCELLATION.

      The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Securities surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to the record retention requirements of the Exchange Act, all canceled Securities held by the Trustee shall be destroyed and certification of their destruction delivered to the Company, unless by a written order, signed by two Officers of the Company, the Company shall direct that canceled Securities be returned to it. The Company may not issue new Securities to replace Securities that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.     DEFAULTED INTEREST.

      If the Company defaults in a payment of interest on the Securities, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Securityholders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Securities and in Section 4.01 hereof. The Company shall, with the consent of the Trustee, fix or cause to be fixed each such special record date and payment date. At least 15 days before the special record date, the Company (or the Trustee, in the name of and at the expense of the Company) shall mail to Securityholders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13.     RECORD DATE.

      The record date for purposes of determining the identity of Securityholders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA Section 316(c) and in Section 9.04 hereof. The record date with respect to each interest payment date is set forth in paragraph 2 of the form of Security attached hereto as Exhibit A. Pursuant to Section 6.10 hereof, the Trustee may fix record dates for other payments to Securityholders.

                                 ARTICLE 3
                                REDEMPTION

SECTION 3.01.     NOTICES TO TRUSTEE.

      If the Company elects to redeem Securities pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Securities to be redeemed and (iv) the redemption price.

      If the Company is required to make an offer to redeem Securities pursuant to the provisions of Sections 3.09 or 4.14 hereof, it shall furnish to the Trustee at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Securities to be redeemed, (iv) the redemption price and (v) further setting forth a statement to the effect that (a) the Company or one of its Subsidiaries has effected an Asset Sale and the conditions set forth in Section 4.10 have been satisfied or (b) a Change of Control Triggering Event has occurred and the conditions set forth in
Section 4.14 have been satisfied, as applicable.

SECTION 3.02.     SELECTION OF SECURITIES TO BE REDEEMED.

      If less than all of the Securities are to be redeemed, the Trustee shall select the Securities to be redeemed among the Securityholders on a PRO RATA basis, by lot or in accordance with any other method the Trustee considers fair and appropriate (and in such manner as complies with applicable legal and stock exchange requirements, if any). In the event of partial redemption by lot, the particular Securities to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Securities not previously called for redemption.

      The Trustee shall promptly notify the Company in writing of the Securities selected for redemption and, in the case of any Security selected for partial redemption, the principal amount thereof to be redeemed. Securities and portions of them selected shall be in amounts of $1,000 or an integral multiple thereof; except that (i) no Securities of $1,000 or less shall be redeemed in part, and (ii) if all of the Securities of a Holder are to be redeemed, the entire outstanding amount of Securities held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.

      In the event the Company is required to make an offer to redeem Securities pursuant to Sections 3.09 and 4.10 hereof and the amount of the Excess Proceeds from the Asset Sale are not evenly divisible by $1,000, the Trustee shall promptly refund to the Company any remaining Excess Proceeds.

SECTION 3.03.     NOTICE OF REDEMPTION.

      Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Securities are to be redeemed at its registered address.

      The notice shall identify the Securities to be redeemed and shall state:

      (1)   the redemption date;

      (2)   the redemption price;

      (3) if any Security is being redeemed in part, the portion of the principal amount of such Security to be redeemed and that, after the redemption date, upon surrender of such Security, a new Security or Securities in principal amount equal to the unredeemed portion shall be issued;

      (4)   the name and address of the Paying Agent;

      (5) that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

      (6) that, unless the Company defaults in making such redemption payment, interest on Securities or portion of the Securities called for redemption ceases to accrue on and after the redemption date;

      (7) the paragraph of the Securities or Section of this Indenture pursuant to which the Securities called for redemption are being redeemed; and

      (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Securities.

      At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; PROVIDED, HOWEVER, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04.     EFFECT OF NOTICE OF REDEMPTION.

      Once notice of redemption is mailed in accordance with Section 3.03 hereof, Securities called for redemption become due and payable on the redemption date at the redemption price.

SECTION 3.05.     DEPOSIT OF REDEMPTION PRICE.

      One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money in immediately available funds sufficient to pay the redemption price of and accrued interest on all Securities to be redeemed on that date. The Trustee or Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Securities to be redeemed.

      On and after the redemption date, interest ceases to accrue on the Securities or the portions of Securities called for redemption. If a Security is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Security was registered at the close of business on such record date. If any Security called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Securities and in Section 4.01 hereof.

SECTION 3.06.     SECURITIES REDEEMED IN PART.

      Under surrender of a Security that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Securityholder at the expense of the Company a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

SECTION 3.07.     OPTIONAL REDEMPTION.

      The Company may redeem all or any portion of the Securities upon the terms and subject to the conditions set forth in paragraph 5 of the Securities. The Securities may not be so redeemed before June 15, 2001. On or after such date, the Securities will be redeemable, at the option of the Company, in whole or in part, on at least 30 days' but not more than 60 days' notice to each holder of such Securities to be redeemed, at a redemption price (expressed as a percentage of the principal amount of the Securities) set forth below, plus accrued interest to the redemption date if redeemed during the 12-month period beginning June 15 of the years indicated below. Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

               Year                       Percentage
               ----                       ----------
         2001                             101.594%
         2002 and thereafter              100.000%

SECTION 3.08.  MANDATORY REDEMPTION.

          Except as set forth under Sections 4.10 and 4.14, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Securities.

SECTION 3.09.  OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS.

          In the event that, pursuant to Section 4.10 hereof, the Company shall commence an offer to all Securityholders to purchase Securities (an "ASSET SALE OFFER"), it shall follow the procedures specified below:

          The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "OFFER PERIOD"). No later than five Business Days after the termination of the Offer Period (the "PURCHASE DATE"), the Company shall purchase the principal amount of Securities required to be purchased pursuant to Section 4.10 hereof (the "OFFER AMOUNT") or, if less than the Offer Amount has been tendered, all Securities tendered in response to the Asset Sale Offer.

          If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued interest shall be paid to the Person in whose name a Security is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Securities pursuant to the Asset Sale Offer.

          Upon the commencement of any Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Securityholders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

          (1)  that the Asset Sale Offer is being made pursuant to this
     Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

          (2)  the Offer Amount, the purchase price and the Purchase Date;

          (3) that any Security not tendered or accepted for payment shall continue to accrue interest;

          (4) that any Security accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

          (5) that Securityholders electing to have a Security purchased pursuant to any Asset Sale Offer shall be required to surrender the Security, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Security completed, to the Company, a depository, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

          (6) that Securityholders shall be entitled to withdraw their election if the Company, such depository or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Securityholder, the principal amount of the Security the Securityholder delivered for purchase and a statement that such Securityholder is withdrawing his election to have the Security purchased;

          (7) that, if the aggregate principal amount of Securities surrendered by Securityholders exceeds the Offer Amount, the Company shall select the Securities to be purchased on a PRO RATA basis (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000, or integral multiples thereof, shall be purchased); and

          (8) that Securityholders whose Securities were purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

          On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a PRO RATA basis to the extent necessary, the Offer Amount of Securities or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Securities or portions thereof tendered, and deliver to the Trustee an Officers' Certificate stating that such Securities or portions thereof were accepted for payment by the Company in accordance with the terms of this
Section 3.09. The Company, the depository or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Securityholder an amount equal to the purchase price of the Security tendered by such Securityholder and accepted by the Company for purchase, and the Company shall promptly issue a new Security, and the Trustee shall authenticate and mail or deliver such new Security, to such Securityholder equal in principal amount to any unpurchased portion of the Security surrendered. Any Security not so accepted shall be promptly mailed or delivered by the Company to the Securityholder that tendered it into the Asset Sale Offer. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

          Other than as specifically provided in this Section 3.09, any redemption pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.


                                   ARTICLE 4
                                   COVENANTS

SECTION 4.01.  PAYMENT OF SECURITIES.

          The Company shall pay the principal of, premium, if any, and interest on the Securities on the dates and in the manner provided in the Securities. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent (if other than the Company, the Guarantor or a Subsidiary of the Company or the Guarantor) holds as of 10:00 a.m. Eastern Time on the due date money deposited by or on behalf of the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Company, no later than three Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Securities. Holder of Securities represented by definitive certificates must surrender such certificates to a Paying Agent to collect principal payments.

          The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Securities to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.  MAINTENANCE OF OFFICE OR AGENCY.

          The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

          The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; PROVIDED, HOWEVER, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

          The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with
Section 2.03.

SECTION 4.03.  REPORTS.

          (a) The Company shall file with the Trustee, within 15 days after filing the same with the SEC, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of such Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the SEC and the Trustee on the same timely basis such reports, information and other documents as it would file if it were subject to the requirements of Section 13 or 15(d) of the Exchange Act and shall furnish all such reports, information and other documents to prospective investors who request it in writing. The Company and each Guarantor shall also comply with the provisions of TIA Section 314(a).

          (b) Whether or not required by the rules and regulations of the Commission, so long as any Securities are outstanding, the Company will furnish to the holders of the Securities all financial and other information that would be required to be contained in filings with the Commission, including, without limitation, those on Commission Forms 10-Q, 10-K and 8-K as if the Company were required to file such forms, including a "Management's Discussion of Analysis of Financial Condition and Results of Operations" quarterly and annually within 120 days after the end of each of the Company's fiscal year end and within 45 days after the end of the first three quarters of each such fiscal year. The financial statements as of and for each fiscal year shall contain a report thereon by the Company's independent auditors.
In the event the Company is not at the time otherwise required to file such reports with the Commission pursuant to the Exchange Act, the Indenture requires the Company nevertheless to continue to file such reports with the Commission and to furnish them to holders of the Securities. All such reports shall include condensed financial information with respect to the Company to the extent and in the form proscribed by the Commission's rules and regulations applicable to companies required to file reports pursuant to Sections 13, 14 and 15 of the Exchange Act, whether or not such rules and regulations otherwise are applicable to the Company.

          (c) The Company and the Guarantor shall provide the Trustee with a sufficient number of copies of all reports and other documents and information that the Trustee may be required to deliver to the Securityholders under this Section 4.03. The Trustee shall be a repository only for such reports and will not be charged with knowledge of the contents of such reports.

SECTION 4.04.  COMPLIANCE CERTIFICATE.

          (a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries (including the Guarantor) during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its Obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge each has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Securities is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto.

          (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 hereof shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation reasonably satisfactory to the Trustee) that in making the examination necessary for certification of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violations.

          (c) The Company shall, so long as any of the Securities are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05.  TAXES.

          The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except as contained in good faith and by appropriate proceedings.

SECTION 4.06.  STAY, EXTENSION AND USURY LAWS.

          The Company and the Guarantor covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law whatever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.  LIMITATION ON RESTRICTED PAYMENTS.

      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any Distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or Distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or Distributions payable to the Company or, in the case of a Subsidiary, from such Subsidiary to any Wholly Owned Subsidiary of the Company that is a Guarantor); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness that is PARI PASSU with or subordinated to the Securities (other than the Securities); (iv) redeem, repurchase or defease (including, without limitation, in substance or legal defeasance) or in any other manner acquire or retire for value by the Company or any Subsidiary of any Junior Debt or debt ranking PARI PASSU with the Securities prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment; or (v) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above plus the net amount of Restricted Investment being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

             (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

             (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period immediately preceding such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section
      4.09 hereof; and

             (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of this Indenture (including Restricted Payments permitted by clause (i) of the next succeeding paragraph), is less than the sum of (x) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date of this Indenture to the end of the Company's most recently ended fiscal quarter (or, if such Consolidated Net Income for such period is a deficit, minus, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or any security convertible or exchangeable for any such Equity Interests that has been so converted or exchanged (other than Equity Interests or other securities sold to a Subsidiary of the Company and other than Disqualified Stock).

              The foregoing provisions will not prohibit (i) up to an aggregate of $1.0 million of additional Restricted Payments since the Issuance Date; (ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company that is a Guarantor) of other Equity Interests of the Company (other than any Disqualified Stock) or (iv) the Company from redeeming Junior Debt with the proceeds from the issuance of Junior Debt, so long as such Junior Debt has a Weighted Average Life to Maturity greater than the remaining Weighted Average Life to Maturity of the Junior Debt so redeemed; PROVIDED, HOWEVER, that except in the case of clause (ii), no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

      Not later than 10 days prior to making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

SECTION 4.08.  LIMITATION ON DIVIDEND RESTRICTIONS AFFECTING SUBSIDIARIES.

      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other Distributions on its Equity Interests or with respect to any other interest or participation in, or measured by, its sales, revenues or profits, or pay any Indebtedness owed to the Company or a Subsidiary of the Company, (ii) make loans or advances to the Company or a Subsidiary of the Company or (iii) transfer any of its properties or assets to the Company or a Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Indenture, (C) any instrument governing Indebtedness existing on the Issuance Date or any exchange, refinancing or refunding thereof permitted under this Indenture; PROVIDED, HOWEVER, that the terms of the new Indebtedness to be incurred shall not impose any greater encumbrance or restriction than those existing pursuant to the terms of the Indebtedness proposed to be so exchanged, refinanced or refunded, (D) customary nonassignment provisions of any agreement or obligation, including a lease governing a leasehold interest, of the Company or a Subsidiary of the Company, (E) any instruments governing or evidencing the New Credit Agreement or any other Indebtedness permitted by the Indenture (including any liens and guaranties created thereunder); PROVIDED, HOWEVER, that such instruments shall not impose any greater encumbrance or restriction than those contained in the New Credit Agreement on the Issuance Date or any agreements evidencing Permitted Liens, or (F) any instrument governing or evidencing Indebtedness of a Person acquired by the Company or any Subsidiary of the Company at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED, HOWEVER, that such Indebtedness is not incurred in connection with or in contemplation of such acquisition.

SECTION 4.09.   LIMITATION ON ADDITIONAL INDEBTEDNESS

      The Company and its Subsidiaries will be prohibited from, directly or indirectly, creating, incurring, issuing, assuming, guaranteeing or otherwise becoming liable contingently or otherwise, with respect to or otherwise becoming responsible for, or incurring any Obligations under, the payment of (including through any merger, consolidation, amalgamation, acquisition or business combination to which the Company is a party) any Indebtedness, including without limitation, Acquired Indebtedness. The foregoing notwithstanding, the Company may incur Indebtedness, if the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters next preceding the date such additional Indebtedness is incurred, is a least 1.75:1 for the fiscal years 1994 and 1995, and 2.00:1 thereafter, determined on a PRO FORMA basis (after giving effect to the incurrence of such Indebtedness and the application of the net proceeds of such Indebtedness), as if the additional Indebtedness had been incurred and applied at the beginning of such four-quarter period.

     The foregoing limitations will not apply to (a) the incurrence by the Company of Indebtedness under the New Credit Agreement of up to $50 million in aggregate principal amount at any time outstanding, (b) Indebtedness outstanding on the Issuance Date, (c) the incurrence by the Company of Indebtedness represented by the Securities, (d) the incurrence by the Company of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness referred to in clauses (b) or (c) above (the "Refinancing Indebtedness"); PROVIDED, HOWEVER, that unless the proceeds of such Refinancing Indebtedness will be used to retire all outstanding Securities

(1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of premiums and expenses incurred in connection therewith); (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of (x) the Securities or (y) the Indebtedness being extended, refinanced, renewed, replaced or refunded, whichever has the shorter Weighted Average Life to Maturity; and (3) if applicable, the Refinancing Indebtedness shall be subordinated in right of payment to the Securities on terms at least as favorable to the Holders of Securities as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded, or (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries that are Guarantors and (f) Hedging Obligations that are incurred in order to fix or hedge interest rate risk with respect to floating rate Indebtedness that is permitted by the terms of this Indenture.

SECTION 4.10.    ASSET SALES.

      The Company will not, and will not permit any of its Subsidiaries to,
(i) sell, lease, convey or otherwise dispose of any assets (other than (x) inventory in the ordinary course of business, (y) to a Wholly Owned Subsidiary that is a Guarantor, or (z) sales of accounts receivable, in each case under clauses (y) and (z) above, whether or not in the ordinary course of business)(provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company shall be governed by the provisions of Section 5.01 hereof), or (ii) issue or sell Equity Interests of any of its Subsidiaries (or debt securities convertible into or exchangeable for capital stock of such Subsidiary), in each case, whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $0.5 million, or (b) for net proceeds in excess of $0.5 million (each of the foregoing, an "Asset Sale"), unless (x) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by, and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents unless the net proceeds received from such Asset Sale are less than $1.5 million, in which case at least 25% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 4.10, the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than Junior Debt, and liabilities that are incurred or assumed by the Company or any Subsidiary in connection with or in anticipation of any such Asset Sale) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 12 months after any Asset Sale, the Company may apply the Net Proceeds from such Asset Sale (x) to purchase assets similar in nature and business purpose to the Company's existing businesses at the time of such Asset Sale, (y) to purchase assets of related businesses or (z) to reduce permanently the Senior Debt (or Obligations with respect thereto), including without limitation, any Indebtedness under the New Credit Agreement (or Obligations with respect thereto). Any net cash proceeds from Asset Sales that are not applied as provided in the preceding sentence will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds is $5.0 million or more, subject to the provisions of Article 10, the Company shall make an offer to all Holders of Securities (an "Asset Sale Offer") to repurchase the maximum principal amount of Securities that may be purchased out "Asset Sale Offer") to repurchase the maximum principal amount of Securities that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section
3.09 hereof. To the extent that the aggregate amount of Securities tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Securities surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Securities to be purchased on a PRO RATA basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be deemed to be reset at zero.

      An offer to purchase Securities pursuant to this Section 4.10 shall be made pursuant to the provisions of Section 3.09 hereof. Simultaneously with the notification of such an offer of purchase to the Trustee as required by Sections 3.01, 3.03 and 3.09 hereof, the Company shall provide the Trustee with an Officers' Certificate setting forth the information required to be included therein by Section 3.01 hereof and, in addition, setting forth the calculations used in determining the amount of Excess Proceeds to be applied to the purchase of Securities.

SECTION 4.11.   TRANSACTIONS WITH AFFILIATES.

      The Company will not, and will not permit any of its Subsidiaries to enter into any transaction (or series of transactions) between the Company or any Subsidiary of the Company and an Affiliate or Related Person involving payments by the Company or any Subsidiary of the Company, including, without limitation, any sale, purchase, lease or loan or any other disposition of assets, property or services (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would be available in a comparable arms-length transaction with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $0.5 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $2.5 million, a favorable opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking, accounting or financial advisory firm of national standing. The foregoing notwithstanding, the following Affiliate transactions will not be restricted: (i) any deposit, credit or Hedging Obligation transaction or other commercial banking or trust and fiduciary services transaction with First Union National Bank of North Carolina
("First Union") and its banking affiliates so long as (a) such transaction is arms-length, (b) such transaction is in the ordinary course of business of the Company and (c) such transaction is on terms no less favorable to the Company or its Subsidiary, as the case may be, then those that would be available in a comparable arms-length transaction with an unrelated Person, and (ii) with respect to compensation for Zan Guerry and Robert E. Bosworth for their services as directors and officers of the Company and any Subsidiary, PROVIDED such compensation is in the ordinary course of business and has been approved, prior to payment, by the Compensation Committee of the Board of Directors consisting of majority of outside directors.

SECTION 4.12.  LIENS.

     The Company will not, and will not permit any Subsidiary of the Company to, create, incur, assume or suffer to exist any Liens securing Indebtedness other than Permitted Liens.

SECTION 4.13.  CORPORATE EXISTENCE.

     Subject to Article 5 hereof, the Company and its Subsidiaries each shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each Subsidiary, in accordance with the respective organizational documents (as the same may be amended form time to time) of each Subsidiary and the rights (charter and statutory), licenses and franchises of the Company or its Subsidiaries, as the case may be; PROVIDED, HOWEVER, that neither the Company nor its Subsidiaries shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Subsidiary (other than the Company), if the Board of Directors of the Company or its Subsidiaries, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or its Subsidiaries, as the case may be, and that the loss thereof is not adverse in any material respect to the Securityholders.

SECTION 4.14.   CHANGE OF CONTROL.

         Upon the occurrence of a Change of Control Triggering Event, subject to the provisions of Article 10, each Holder of Securities will have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such Holder's Securities pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregated principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"). Within 10 days following any Change of Control Triggering Event, the Company shall mail a notice to each Holder with a copy to the Trustee, stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" in this Indenture and that all Securities tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no later than 30 Business Days after the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Security not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (5) that Holders electing to have any Securities purchased pursuant to a Change of Control Offer will be required to surrender the Securities, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Securities completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Securities delivered for purchase, and a statement that such Holder is withdrawing his election to have such Securities purchased; (7) that Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and (8) the circumstances and material facts regarding such Change of Control including, without limitation, historical financial and other information regarding the acquiring Person and PRO FORMA financial information reflecting the pro forma effects of such acquisition and information regarding such Person acquiring control. The Company will comply with the requirements of Rules 14d and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Securities in connection with a Change of Control Triggering Event.

         On the Change of Control Payment Date, the Company will, to the extent lawful, subject to the provisions of Article 10, (1) accept for payment Securities or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent by 10:00 a.m. Eastern Time an amount in immediately available funds equal to the Change of Control Payment in respect of all Securities or portions thereof so tendered and (3) deliver or cause to be delivered to the trustee the Securities so accepted together with an Officers' Certificate stating the Securities or portion thereof tendered to the Company. The Paying Agent shall promptly mail to each Holder of Securities so accepted payment in an amount equal to the purchase price for such Securities, and the Trustee shall promptly authenticate and mail to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; PROVIDED, HOWEVER, that each such new Security shall be in a principal amount of $1,000 or an integral multiple thereof. Prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control Triggering Event, the Company shall either repay all outstanding Senior

Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Securities required by this Section 4.14. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Securities to require that the Company repurchase or redeem the Securities in the event of a takeover, recapitalization or similar transaction.

SECTION 4.15.   LINE OF BUSINESS.

         For so long as any Securities are outstanding, the Company will engage primarily in the retail sale manufacture and distribution of consumer products, specialty chemicals and over-the-counter pharmaceuticals, and other products and services that are related to or complementary to all or any of the foregoing. The foregoing is intended to limit the Company's lines of business generally, but is not intended to require the Company to engage in each of these businesses or any particular allocation of such businesses.

SECTION 4.16.   LIMITATIONS ON SENIOR SUBORDINATED DEBT.

         The Company will not incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Securities, and no Subsidiary of the Company will incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness that is subordinate or junior in right of payment to any Guarantee of Senior Debt and senior in any respect in right of payment to the Subsidiary Guarantee of such Subsidiary.

SECTION 4.17   ADDITIONAL INVESTMENTS AND SUBSIDIARY GUARANTEES.

         The Company will not, and will not permit any of its Subsidiaries, including without limitation, the Guarantors, to make any Investment in any Subsidiary that is not a Wholly Owned Subsidiary, unless (i) such Investment is permitted as a Restricted Payment pursuant to the provisions of Section
4.07 hereof, (ii) such Subsidiary (a) guarantees payment of the Securities by executing a Subsidiary Guarantee having the same terms and conditions as those set forth in Article 11 hereof and (b) executes and delivers to the Trustee a supplemental indenture and Subsidiary Guarantee in form and substance reasonably satisfactory to the Trustee which subjects such Subsidiary to the provisions of this Indenture as a Guarantor and also delivers to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Trustee, that such Subsidiary Guarantee is a valid, binding and enforceable obligation of such Subsidiary, subject to such customary exceptions for bankruptcy and equitable principles as may be acceptable to the Trustee in its discretion, or (iii) such Investment is made in HBA Insurance Limited in the ordinary course of business consistent with past practices. In addition, with respect to any Subsidiary that is not a Guarantor, the Company will not, and will not permit any of its other Subsidiaries to, make any payments to any Subsidiary that is not a Guarantor except in amounts that are paid in the ordinary course for goods and services on terms no less favorable to the Company or the paying Subsidiary, as the case may be, than those that would be available in a comparable arms-length transaction with an unrelated Person.

Section 4.18.   LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF
                SUBSIDIARIES.

         The Company will not (i) permit any Subsidiary to issue or sell any Capital Stock other than to the Company or (ii) permit any Person other than the Company to own any Capital Stock of a Subsidiary (other than directors' qualifying shares to the extent required by law), except for a sale of 100% of the Capital Stock of a Subsidiary effected in accordance with the provisions of Section 4.10 of this Indenture.

SECTION 4.19.   LIMITATION ON ISSUANCE OF SUBSIDIARY INDEBTEDNESS.

         Except as provided in Section 4.09 hereof, the Company will not permit any Subsidiary of the Company to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable contingently or otherwise with respect to or otherwise become responsible for (including as a result of or through any merger, consolidation or other acquisition or business combination) any Indebtedness, other than (x) Acquired Indebtedness,
(y) the guaranty of the obligations of the Company under the New Credit Agreement if the Subdisiary shall have also guaranteed the Securities or (z) any Indebtedness, incurred by any Subsidiary of the Company to exchange, refinance or refund any Indebtedness of such Subsidiary existing on the Issuance Date so long as the principal amount of such additional Indebtedness incurred does not exceed the principal amount of the Indebtedness so exchanged, refinanced or refunded.

                                ARTICLE 5
                                SUCCESSORS

SECTION 5.01.   MERGER, CONSOLIDATION OR SALE OF ASSETS.

         The Company may not consolidate or merge with or into another Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or permit any of its Subsidiaries to sell, assign, transfer, lease, convey, or otherwise dispose of) all or substantially all of its and its Subsidiaries' assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) to another Person unless (i) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, one of the states thereof or the District of Columbia, (ii) the resulting, surviving or transferee corporation assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations under the Securities and this Indenture, (iii) immediately before and after giving effect to such transaction, no Default or Event of Default (and no event that with notice or lapse of time, or both, would become an Events of Default) shall have occurred or be continuing or would occur or result upon the effective date of such transaction, (iv) immediately after giving effect to such transaction, the Consolidated Net Worth of the resulting, surviving or transferee corporation is not less than that of the Company immediately prior to the transaction, (v) immediately after giving effect to such transaction (on a PRO FORMA basis as if such transaction had occurred at the beginning of the four quarter period immediately preceding such transaction), the resulting, surviving or transferee corporation would have been permitted to incur $1.00 of additional Indebtedness pursuant to the terms of the Fixed Charge Coverage Ratio test contained in Section 4.09 hereof and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel that all conditions precedent relating to such transaction have been satisfied. The Trustee shall be entitled to conclusively rely upon such Officers' Certificate and Opinion of Counsel.

SECTION 5.02.   SUCCESSOR CORPORATION SUBSTITUTED.

         Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company, herein; PROVIDED, HOWEVER, that the Company shall not be released or discharged from the obligation to pay the principal of, premium, if any, and interest on the Securities.


                                 ARTICLE 6
                          DEFAULTS AND REMEDIES

SECTION 6.01.   EVENTS OF DEFAULT.

         An "Event of Default" occurs if:

          (1) the failure by the Company to pay interest or liquidated damages on the Securities when the same becomes due and payable and the continuance of any such failure for 30 days, whether or not prohibited by
Article 10 hereof;

          (2) the failure to pay principal or premium, if any, on the Securities when the same becomes due and payable, whether at maturity, redemption or otherwise whether or not such payment is prohibited by the provisions of Article 10 hereof;

          (3) the failure of the Company to purchase the Securities or observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to Sections 3.09, 4.10 or 4.14 hereof;

          (4) the failure by the Company to comply with any of its agreements or covenants to be observed or performed pursuant to Sections 4.07, 4.09, 4.18 and 4.19 hereof;

          (5) the failure by the Company or any Guarantor to comply with any of its other agreements or covenants in, or provisions of, the Securities or this Indenture and continuance of such failure for 60 days after written notice of such default is given to the Company by the Trustee or to the Company by the holders of 25% in the aggregate principal amount of Securities then outstanding;

          (6) the occurrence of an event of default under any mortgage, indenture or other instrument governing any Indebtedness of the Company or any Subsidiary of the Company, including, without limitation, Indebtedness under the New Credit Agreement, whether such Indebtedness, guarantee or obligation now exists or shall hereafter be created, if (A) such event of default results from the failure to pay whether at final maturity or otherwise an aggregate of $5.0 million or more in principal of or interest on such Indebtedness or (B) as a result of such event of default, the maturity of $5.0 million or more in principal amount of such indebtedness has been accelerated prior to its expressed maturity;

          (7) failure by the Company or any of its Subsidiaries to pay final judgments entered by a court of competent jurisdiction against the Company and/or its Subsidiaries (other than any judgment as to which an insurance company of recognized standing has accepted full liability) aggregating $5.0 million or more which remain undischarged or unstayed for a period of 60 days;

          (8) the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

           (a) commences a voluntary case,

           (b) consents to the entry of an order for relief against it in an involuntary case,

           (c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

           (d) makes a general assignment for the benefit of its creditors, or

           (e) admits in writing its inability to pay its debts generally as they become due;

          (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

           (a) is for relief against the Company or any Subsidiary in an involuntary case,

           (b) appoints a Custodian of the Company or any Subsidiary or for all or substantially all of the property of the Company or any Subsidiary, or

           (c) orders the liquidation of the Company or any Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days;

          (10) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee.

          The term "Bankruptcy Law" means title 11, United States Code or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

          The Company shall deliver to the Trustee annually a certificate regarding compliance with this Indenture, and the Company shall upon becoming aware of any Default or Event of Default, deliver to the Trustee a certificate specifying such Default or Event of Default.

          If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder of the Securities Notice of Default within 30 days after it occurs, unless such Default or Event of Default has been cured. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Security or that results from a failure to comply with
Section 5.01, the Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Holders of the Securities.

SECTION 6.02.  ACCELERATION.

          The Trustee or the holders of not less than 25% in aggregate principal amount of Securities then outstanding will be authorized, upon the happening of any Event of Default (other than an Event of Default specified in clauses (8) and (9) of Section 6.01 hereof that relates to the Company or a Significant Subsidiary or a group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), to declare (a "Declaration") all the Securities due and payable immediately (the "Default Amount"). Upon any such Declaration, the Default Amount shall become immediately due and payable; provided that if any Indebtedness is outstanding under the New Credit Agreement at the time of such Declaration, then the Default Amount shall not become due and payable until the earlier of (x) the date on which the Indebtedness under the New Credit Agreement is accelerated or (y) the fifth day following the date of such Declaration. Notwithstanding the foregoing, if an Event of Default specified in clause (8) or (9) of
Section 6.01 hereof occurs that relates to the Company or a Significant Subsidiary or a group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, such an amount shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders of the Securities may not enforce the Indenture or the Securities except as provided in Section 6.06 hereof.

SECTION 6.03.  OTHER REMEDIES.

          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy (under this Indenture or otherwise) to collect the payment of principal, premium, if any, or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man under the circumstances in the conduct of his own affairs. However, the Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Securityholder, unless such Securityholder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

          The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.  WAIVER OF PAST DEFAULTS.

          The Holders of not less than a majority in aggregate principal amount of Securities outstanding are authorized to waive any Default and rescind any Declaration if the Default or Event of Default is cured, except an uncured Default in the payment of principal of or interest on any Security, or a Default with respect to a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Security affected or the Holders of a supermajority of the outstanding Securities affected (in which case, such Default or Event of Default may only be waived by the Holders of such higher percentage of the outstanding Securities). Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Securities issued thereunder, unless the holders of such Securities have offered the Trustee indemnity reasonably satisfactory to it. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.  CONTROL BY MAJORITY.

          Subject to all provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Securities then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that may subject the Trustee to personal liability and the Trustee shall not in any event be required to take any such action unless such Securityholders shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

SECTION 6.06.  LIMITATION ON SUITS.

          A Securityholder may pursue a remedy with respect to this Indenture or the Securities only if:

          (1) the Securityholder gives to the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in principal amount of the then outstanding Securities make a written request to the Trustee to pursue the remedy;

          (3) such Securityholder or Securityholders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

          (5) during such 60-day period the Holders of a majority in principal amount of the then outstanding Securities do not give the Trustee a direction inconsistent with the request.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over another Securityholder.

SECTION 6.07.  RIGHTS OF SECURITYHOLDERS TO RECEIVE PAYMENT.

          Notwithstanding any other provision of this Indenture, the right of any Securityholder to receive payment of principal, premium, if any, and interest on the Security, on or after the respective due dates expressed in the Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Securityholder.

SECTION 6.08.  COLLECTION SUIT BY TRUSTEE.

          If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or any Guarantor or any other obligor on the Securities for the whole amount of principal, premium, if any, and interest remaining unpaid on the Securities and interest on overdue principal, premium, if any, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.  TRUSTEE MAY FILE PROOFS OF CLAIM.

          The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Securityholders allowed in any judicial proceedings relative to the Company or any Guarantor (or any other obligor on the Securities), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Securityholder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Securityholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under
Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Securityholders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Securityholder thereof, or to authorize the Trustee to vote in respect of the claim of any Securityholder in any such proceeding.

SECTION 6.10.  PRIORITIES.

          If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

          First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

          Second: to Securityholders for amounts due and unpaid on the Securities for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal, premium, if any and interest, respectively; and

          Third: to the Company or to such party as a court of competent jurisdiction shall direct.

          The Trustee may fix a record date and payment date for any payment to Securityholders to the extent not otherwise expressly set forth in this Indenture or the form of Security attached hereto as Exhibit A.

SECTION 6.11.  UNDERTAKING FOR COSTS.

          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Securityholder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Securities.

                                ARTICLE 7
                                 TRUSTEE

SECTION 7.01.   DUTIES OF TRUSTEE.

         (1) The duties and responsibilities of the Trustee shall be as provided in the TIA. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         (2)    Except during the continuance of an Event of Default:

           (a) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

           (b) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

         (3) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

           (a) this paragraph does not limit the effect of paragraph (2) of this Section;

           (b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

           (c) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

         (4) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense.

         (5) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (1),(2),(3) and (4) of this Section.

         (6) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

         (7) The mandatory provisions of the TIA shall govern the Trustee and this Indenture and the discretionary provisions of the TIA shall govern the Trustee and this Indenture except as specifically modified herein to the extent allowable.

SECTION 7.02.   RIGHTS OF TRUSTEE.

         (1) The Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, not or other document believed by it to be genuine and to have been signed or presented by the proper Person. Subject to Section 7.01(2)(b), the Trustee need not investigate any fact or matter stated in the document.

         (2) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (3) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

         (4) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

         (5) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or any Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

         (6) In no event shall receipt by Trustee of financial and other reports form the Company as provided in this Indenture, review of which could lead to the conclusion that an Event of Default exists hereunder, impose upon the Trustee the obligation to review and examine the same, it being understood that all such information shall be received by Trustee as repository for said information and documents with no obligation on the part of the Trustee to review the same.

SECTION 7.03.  INDIVIDUAL RIGHTS OF TRUSTEE.

               The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company, any Guarantor or any affiliate of the Company or the Guarantors with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.  TRUSTEE'S DISCLAIMER.

                The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Securities or the Guarantee, it shall not be accountable for the Company's use of the proceeds from the Securities or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Securities or the Guarantee or any other document in connection with the sale of the Securities or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.   NOTICE OF DEFAULTS.

                The Trustee shall not be required to take a notice or be deemed to have a notice of any Default, except an Event of Default described in Section 6.01(1) or (2) hereof to the extent the Trustee is then serving as Paying Agent, unless a Responsible Officer shall be specifically notified in writing of such Default. If a Default or Event of Default occurs and is continuing and if the Trustee is deemed to have notice thereof as provided above, the Trustee shall mail to Securityholders a notice of the Default of Event of Default within 30 days after it occurs. Except in the case of a Default or Event of Default in the payment of the principal, premium, if any, or interest on any Security, the Trustee may withhold such notice if and so long as a committee of its Trust Officers in good faith determines that withholding such notice is in the interest of the Securityholders. The
Trustee shall be a repository only for financial reports received by the Trustee and will not be charged with knowledge of such reports or required to review such reports to determine whether an Event of Default exists hereunder.

SECTION 7.06.   REPORTS BY TRUSTEE TO SECURITYHOLDERS.

                Within 60 days after each September 1 beginning with the September 1 following the date of this Indenture, the Trustee shall mail to the Securityholders a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

                A copy of each report at the time of its mailing to the Securityholders shall be filed with the SEC and each stock exchange on which the Securities are listed. The Company shall promptly notify the Trustee when the Securities are listed on any stock exchange.

SECTION 7.07.   COMPENSATION AND INDEMNITY.

                The Company and each Guarantor, jointly and severally, shall pay to the Trustee from time to time reasonable compensation. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and each Guarantor, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, together with interest on such amounts at a rate equal to the applicable interest rate on the Securities plus 1% per annum. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

                The Company and each Guarantor, jointly and severally, shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, except as set forth below. The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company or any Guarantor shall not relieve the Company or the Guarantors of their obligations hereunder. The Company and each Guarantor, jointly and severally, shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and each Guarantor, jointly and severally, shall pay the reasonable fees and expenses of such counsel. Neither the Company nor the Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

                The obligations of the Company and the Guarantors under this
Section 7.07 shall survive the satisfaction and discharge of this Indenture.

                Neither the Company nor the Guarantors need reimburse any expense or indemnify against any loss or liability incurred by the Trustee through its own negligence or bad faith.

                To secure the Company's and the Guarantors' payment obligations in this Section, the Trustee shall have a Lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Securities. Such Lien shall survive the satisfaction and discharge of this Indenture.

                When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08.   REPLACEMENT OF TRUSTEE.

                A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

                The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company. The Securityholders of a majority in principal amount of the then outstanding Securities may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee if:

                (1) the Trustee fails to comply with Section 7.10 hereof;

                (2) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

                (3) a Custodian or public officer takes charge of the Trustee or its property; or

                (4) the Trustee becomes incapable of acting.

                If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Securities may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

                If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee resigns or is removed, the retiring Trustee, the Company, the Guarantors or the Holders of at least 10% in principal amount of the then outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

                If the Trustee after written request by any Securityholder who has been a Securityholder for at least six months fails to comply with
Section 7.10 hereof, such Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

                A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Securityholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's and the Guarantors' obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.   SUCCESSOR TRUSTEE BY MERGER, ETC.

        If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10.   ELIGIBILITY; DISQUALIFICATION.

       There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power, shall be subject to supervision or examination by federal or state authority and shall have a combined capital and surplus of at least $100 million (or be a member or Subsidiary of a bank holding system with aggregate combined capital and surplus of at least $100 million) as set forth in its most recent published annual report of condition. No obligor upon the Securities or Person directly or indirectly controlling or controlled by, or under common control with such obligor shall serve as trustee for the Securities.

       This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

SECTION 7.11.   PREFERENTIAL COLLECTION OF CLAIMS AGAINST THE COMPANY.

       The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein. The provisions of TIA Section 311 shall apply to the Company and the Guarantors as obligors on the Securities.

SECTION 7.12.   CONFLICTING INTEREST.

       If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture. To the extent permitted by the TIA, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Securities of more than one series.


                                      ARTICLE 8
                     LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.   OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

       The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee, at any time, with respect to the Securities, elect to have either Section
8.02 or 8.03 hereof be applied to all outstanding Securities upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.   LEGAL DEFEASANCE AND DISCHARGE.

       Upon the Company's exercise under Section 8.01 of its option applicable to this Section 8.02, the Company shall be deemed to have been discharged from its obligations with respect to all outstanding Securities on the date the conditions set forth below are satisfied (hereinafter, "LEGAL DEFEASANCE"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged all of its obligations with respect to the outstanding Securities (which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under this Indenture (and the Trustee, on demand of and at the expense of the Company, shall upon satisfaction by the Company of the conditions in Section 8.04 hereof execute proper instruments acknowledging the same), except for (a) the rights of Holders of outstanding Securities to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of principal of, premium, if any, and interest on such Securities when such payments are due,
(b) the Company's obligations with respect to such Securities under Sections 2.04, 2.06, 2.07, 2.10 and 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder (including without limitation, the provisions of Section 7.07 hereof) and the Company's obligations in connection therewith and (d) this Article 8. Subject to compliance with this
Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof with respect to the Securities.

SECTION 8.03.   COVENANT DEFEASANCE.

       Upon the Company's exercise under Section 8.01 hereof of its option applicable to this Section 8.03, the Company shall be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof and Article 5 hereof with respect to the outstanding Securities on and after the date the conditions set forth below are satisfied (hereinafter, "COVENANT DEFEASANCE"), and the Securities shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Securities may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(3)(1)(4) or (5), but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 of the option applicable to this Section 8.03, Sections 6.01(3) through 6.01(7) shall not constitute Events of Default.

SECTION 8.04.   CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

       The following shall be the conditions to the application of either
Section 8.02 or Section 8.03 hereof to the outstanding Securities, as the case may be:

             (a) The Company must have irrevocably deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 hereof who shall agree to comply with the provisions of this Article 8 that are applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (a) cash in U.S. Dollars in an amount, or (b) noncallable U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one Business Day before the due date of any payment, cash in U.S. Dollars in an amount, or (c) a combination of (a) or (b) above, in such amounts, as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge the principal of, premium, if any, and interest on the outstanding Securities on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest;

             (b) In the case of a Legal Defeasance hereunder, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion shall confirm that, the Holders of the outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

             (c) In the case of a Covenant Defeasance hereunder, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

             (d) No Default or Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit or, insofar as Subsection 6.01(8) or 6.01(9) hereof is concerned, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

             (e) Such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company is a party or by which the Company is bound (other than this Indenture);

             (f) In the case of a Legal Defeasance on a Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law;

             (g) Such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under such Act or be exempt from registration thereunder;

             (h) In the case of a Legal Defeasance or a Covenant Defeasance, the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit made by the Company pursuant to its election under Section 8.02 or 8.03 hereof was not made by the Company with the intent of preferring the Holders over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

             (i) The Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent provided for relating to either the Legal Defeasance under Section 8.02 hereof or the Covenant Defeasance under Section 8.03 hereof (as the case may be) have been complied with as contemplated by this
       Section 8.04.

SECTION 8.05.   DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN
                 TRUST; OTHER MISCELLANEOUS PROVISIONS.

       Subject to Section 8.06 hereof, all money and noncallable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor, if any, acting as Paying Agent) as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

       The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or noncallable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Securities.

       Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or noncallable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof which would then be required to be deposited to effect a Legal Defeasance or Covenant Defeasance.

SECTION 8.06.   TERMINATION OF COMPANY'S OBLIGATION.

       This Indenture shall cease to be of further effect (except that the Company's and the Guarantors' obligations under Section 7.07 and 8.08 hereof, and the Company's, the Guarantors', the Trustee's and the Paying Agent's obligations under Section 8.07 hereof shall survive) when all outstanding Securities theretofore authenticated and issued have been delivered (other than destroyed, lost or stolen Securities which have been replaced or paid) to the Trustee for cancellation and Company has paid all sums payable by the Company hereunder.

SECTION 8.07.  REPAYMENT TO THE COMPANY

     Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its written request and (if then held by the Company) shall be discharged from such trust; and the Holder of such Security (or any other Person designated by any applicable abandoned property law) shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; PROVIDED, HOWEVER, that the trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Company cause to be published once, in THE NEW YORK TIMES and THE WALL STREET JOURNAL (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.08.  REINSTATEMENT.

     If the Trustee or Paying Agent is unable to apply any U.S. Dollars or noncallable U.S. Government Obligations in accordance with Section 8.02 or
8.03 hereof, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and the Guarantors' obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section
8.02 or 8.03, as the case may be; PROVIDED, HOWEVER, that, if the Company makes any payment of principal or, premium, if any, or interest on any Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money held by the Trustee or Paying Agent.

                                  ARTICLE 9
                                 AMENDMENTS

SECTION 9.01.  WITHOUT CONSENT OF SECURITYHOLDERS.

     Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Securities and the Subsidiary Guarantees, without the consent of any
Securityholder:

     (1)  to cure any ambiguity, defect or inconsistency;

     (2)  to comply with Section 5.02 hereof;

     (3) to provide for uncertificated Securities in addition to or in place of certificated Securities;

     (4) to make any change that would provide any additional rights or benefits to the Securityholders or that does not adversely affect the legal rights hereunder of any Securityholder; or

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

     Upon the request of the Company and the Guarantors accompanied by a resolution of each of their respective Board of Directors authorizing the execution of any such supplemental indenture or amendment, and upon receipt by the Trustee of the documents described in Section 9.06 hereof required or requested by the Trustee, the Trustee shall join with the Company and the Guarantors in the execution of any supplemental indenture or amendment authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into any supplemental indenture or amendment that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02.  WITH CONSENT OF SECURITYHOLDERS.

    Except as provided below in this Section 9.02, the Guarantors and the Trustee may amend or supplement this Indenture or the Securities or any supplemental indenture with the written consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Securities) and, except as otherwise provided below, any existing Default and its consequences (including without limitation, an acceleration of the Securities) and compliance with any provision of this Indenture or the Securities may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for the Securities).

     Upon the requst of the Company and the Guarantors, accompanied by a resolution of its Board of Directors authorizing the execution of any such supplemental indenture or amendment, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Securityholders aforesaid, and upon receipt by the Trustee of the documents described in
Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such supplemental indenture or amendment unless such supplemental indenture or amendment affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture or amendment.

     It shall not be necessary for the consent of the Securityholders under this Section 9.02 to approve the particular form of any proposed supplemental indenture, amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

     After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Securityholders affected thereby a notice briefly describing the amendment, suppliment or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture, amendment or waiver. Subject to Sections 6.04 and 6.07 and this Section 9.02 hereof, the Holders of a majority in aggregate principal amount of the Securities then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Securities; PROVIDED, HOWEVER, without the consent of each Securityholder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Securities held by a nonconsenting Holder):

          (1) reduce the principal amount of Securities whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the rate of or change the time for payment of interest on any Security;

          (3) reduce the principal of or extend the fixed maturity of any Security or alter or waive the provisions with respect to the redemption of Securities;

          (4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on any Security;

          (5) make any Security payable in money other than that stated in the Security;

          (6) make any change in Sections 6.04 or 6.07 hereof or in this sentence of this Section 9.02;

           (7)  make any change to the subordination provisions contained in
     Article 10 of this Indenture that adversely affects Security holders; or

          (8) make any change in the foregoing amendment and waiver provisions.

     The Holders of at least 75% in principal amount of the Securities then outstanding shall be required to amend or waive compliance with, or a default under, any provision of Section 4.14 hereof.

SECTION 9.03.  COMPLIANCE WITH TRUST INDENTURE ACT.

     Every amendment to this Indenture or the Securities shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04.  REVOCATION AND EFFECT OF CONSENTS.

     Until a supplemental indenture, an amendment or waiver becomes effective, a consent to it by a Securityholder is a continuing consent by the Securityholder and every subsequent Securityholder or portion of a Security that evidences the same debt as the consenting Holder's Security, even if notation of the consent is not made on any Security. However, any such Securityholder or subsequent Securityholder may revoke the consent as to its Security if the Trustee receives written notice of revocation before the date the waiver or amendment becomes effective. A supplemental indenture, amendment or waiver becomes effective in accordance with its terms and thereafter binds every Securityholder.

     The Company may fix a record date for determining which Securityholder must consent to any supplemental indenture, amendment or waiver requested by the Company. If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Securityholders furnished to the Trustee prior to such solicitation pursuant to Section 2.05 hereof, or
(ii) such other date as the Company shall designate.

SECTION 9.05.  NOTATION ON OR EXCHANGE OF SECURITIES.

     The Trustee may place an appropriate notation about a supplemental indenture, amendment or wavier on any Security thereafter authenticated. The company, in exchange for all Securities, may issue and the Trustee shall authenticate, new Securities that reflect the supplemental indenture, amendment or wavier.

     Failure to make the appropriate notation or issue a new security shall not affect the validity and effect of any such supplemental indenture, amendment or wavier.

SECTION 9.06.  TRUSTEE TO SIGN AMENDMENTS, ETC.

     The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be entitled to receive, if requested, an indemnity reasonably satisfactory to it and to receive and, subject to Section 7.01 hereof, shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company and the Guarantors in accordance with its terms. Neither the Company nor any Guarantor may sign an amendment or supplemental indenture until the Board of Directors of the Company or such Guarantor, as applicable, approves it.

SECTION 9.07.  NOTICE OF CERTAIN AMENDMENTS.

     Concurrently with the setting of any record date for giving notice to Securityholders of any proposed amendment to Section 3.08, 4.01, 4.10 or 4.14 hereof, the Company shall give notice in writing of the proposed amendment to the proposed amendment to the agent lender under the New Credit Agreement.

                                 ARTICLE 10
                               SUBORDINATION

SECTION 10.01.  AGREEMENT TO SUBORDINATE.

     The Company agrees, and each Securityholder by accepting a Security agrees, that the Indebtedness evidenced by the Security is subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred or assumed), and PARI PASSU with, or senior to, in right of payment of principal of, premium, if any, and accrued and unpaid interest on, all existing and future subordinated Indebtedness of the Company.

SECTION 10.02.  CERTAIN DEFINITIONS.

    "Representative" means the agent lender under the New Credit Agreement or any successor or assignee thereof.

     "Senior Debt" means the principal of, premium, if any, and interest (including interest, accruing subsequent to the filing of a petition in bankruptcy at the rate provided for in documentation with respect thereto whether or not allowed or allowable in such proceeding) and any reimbursement obligations and other obligations of every nature of the Company under the New Credit Agreement up to an aggregate of $55 million, and in excess of $55 million so long as such Indebtedness is incurred in compliance with the restrictions contained in Section 4.09 and any Indebtedness of the Company, whether outstanding on the Issuance Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities. Without limiting the generality of the foregoing, for purposes of this Article 10 only, Senior Debt shall include all monetary obligations of the Company under or with respect to the New Credit Agreement and Indebtedness of the Company incurred under interest rate protection obligations or foreign exchange contracts, currency swaps or similar arrangements. Notwithstanding the foregoing, Senior Debt shall not include
(i) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Securities, (ii) any Indebtedness of the Company to a Subsidiary of the Company; (iii) to the extent it constitutes Indebtedness, amounts owed to, or guarantees on behalf of, any shareholder, director, officer, employee or Affiliate or any associate of such Affiliate of the Company or any Subsidiary (excluding, for purposes hereof, any amounts owed for compensation), (iv) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services incurred in the ordinary course of business, or Indebtedness consisting of trade payables, (v) Indebtedness incurred in violation of the Indenture provisions set forth under Section 4.09 except that, notwithstanding any violation of Section 4.09, Indebtedness incurred under the New Credit Agreement shall constitute "Senior Debt" for the purposes of this Indenture up to an aggregate outstanding amount of $50 million (for any Indebtedness exceeding $50 million under the New Credit Agreement to constitute "Senior Debt" such Indebtedness must be incurred in compliance with Section 4.09), (vi) Indebtedness incurred in violation of Sections 4.16 and 4.19, (vii) amounts owing under leases, (viii) Indebtedness that by its term is subordinate or junior in right of payment to any Indebtedness of the Company, (ix) any liability for federal, state, local or other taxes owed or owing by the Company, and (x) Indebtedness which incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code is without recourse to the Company.

SECTION 10.03. LIQUIDATION; DISSOLUTION; BANKRUPTCY.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities:

          (1) holders of Senior Debt shall be entitled to receive payment in full in cash or other forms of payment acceptable to the holders of the Senior Debt of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not allowed or allowable in such proceeding) before Securityholders shall be entitled to receive any payment with respect to the Securities; and

          (2) until all Obligations with respect to Senior Debt are paid in full, any distribution to which Securityholders would be entitled but for this Article shall be made to holders of Senior Debt (except that, subject to applicable law, Securityholders may receive securities that are subordinated to at least the same extent as the Securities to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt, and have a maturity date not earlier than the latest maturity date of the Senior Debt plus one year).

     A distribution may consist of cash, securities or other property, by set-off or otherwise.

SECTION 10.04. DEFAULT ON SENIOR DEBT.

     The Company may not make any payment or distribution to the Trustee or any Securityholder in respect of Obligations with respect to, or repurchase of any of, the Securities and may not acquire from the Trustee or any Securityholder any Securities for cash or property (other than securities that are subordinated to at least the same extent as the Securities to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt, and have a maturity date not earlier than (i) 2004 or (ii) the latest maturity date of the Senior Debt (including any term loan thereunder) plus one year) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

          (i)  a default in the payment of any principal or other
     Obligations with respect to Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or

          (ii) any other default, other than a payment default, occurs and is continuing beyond any applicable period of grace with respect to Senior Debt that permits holders of the Senior Debt as to which such default relates to accelerate its maturity, and the Trustee receives a written notice of the default (a "Payment Blockage Notice") from a Person who may give it pursuant to Section 10.12 hereof.

     No new payment blockage period except pursuant to Section 10.04(i) shall be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No default other than a payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent notice unless such default shall have been waived or cured for a period of not less than 180 days.

     The Company may and shall resume payments on and with respect to the Securities:

          (1) in the case of a payment default referred to in Section 10.04(i), the date upon which such default is cured, waived or ceases to exist, or

          (2) in the case of a default referred to in Section 10.04(ii) hereof, the earlier of the date such nonpayment default is cured or waived or 179 days pass after such Payment Blocking Notice is received if the maturity of such Senior Debt has not been accelerated, if this Article otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.

SECTION 10.05. ACCELERATION OF SECURITIES.

     If payment of the Securities is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

SECTION 10.06. WHEN DISTRIBUTION MUST BE PAID OVER.

     In the event that the Trustee receives any payment of any Obligations with respect to the Securities at a time when a Responsible Officer of the Trustee has actual knowledge that such payment is prohibited by Section 10.04 hereof, such payment shall be held by the Trustee in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the holders of Senior Debt as their interests may appear or their Representative under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

     If a distribution is made to the Trustee or any Securityholder that because of this Article 10 should not have been made to it, the Trustee or such Securityholder who receives the distribution shall hold it in trust for the benefit of, and, upon written request, pay it over to, the holders of Senior Debt as their interests may appear, or their Representative under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

     With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Securityholders or the Company or any other Person, money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

SECTION 10.07. NOTICE BY THE COMPANY.

     The Company shall promptly notify the Trustee and the Paying Agent in writing of any facts known to the Company that would cause a payment of any Obligations with respect to the Securities to violate this Article, but failure to give such notice shall not affect the subordination of the Securities to the Senior Debt as provided in this Article.

SECTION 10.08. SUBROGATION.

     After all Senior Debt is paid in full in cash or in other forms of payment acceptable to the holders of the Senior Debt and until the Securities are paid in full, Securityholders shall be subrogated (equally and ratably with all other Indebtedness PARI PASSU with the Securities) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Securityholders have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt that otherwise would have been made to Securityholders is not, as between the Company and Securityholders, a payment by the Company on the Securities.

SECTION 10.09. RELATIVE RIGHTS.

     This Article defines the relative rights of Securityholders and holders of Senior Debt. Nothing in this Indenture shall:

          (1) impair, as between the Company and Securityholders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Securities in accordance with their terms;

          (2) affect the relative rights of Securityholders and creditors of the Company other than their rights in relation to holders of Senior Debt;

          (3) prevent the Trustee or any Securityholder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Securityholders; or

          (4) deprive the Trustee of the rights and benefits contained in Article Seven.

     If the Company fails because of this Article to pay principal of, premium, if any, or interest on a Security on the due date, the failure is still a Default or Event of Default.

SECTION 10.10. SUBORDINATION MAY NOT BE IMPAIRED BY THE COMPANY.

     No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Securities shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

SECTION 10.11. DISTRIBUTION OR NOTICE TO REPRESENTATIVE.

     Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

     Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Securityholders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Securityholders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

SECTION 10.12. RIGHTS OF TRUSTEE AND PAYING AGENT.

     Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Securities, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice from the Company or the Representative that the payment of any Obligations with respect to the Securities would violate this Article. Only the Company or a Representative may give the notice. Nothing in this Article 10 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

     The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

SECTION 10.13. AUTHORIZATION TO EFFECT SUBORDINATION.

     Each Holder of a Security by the Holder's acceptance thereof authorizes and directs the Trustee on the Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this
Article 10, and appoints the Trustee the Holder's attorney-in-fact for any and all such purposes; PROVIDED, HOWEVER, there shall be no obligation on the Trustee to take any action hereunder. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, the Representative is hereby authorized to file an appropriate claim for and on behalf of the Holders of the Securities.

SECTION 10.14. AMENDMENTS.

     The provisions of this Article 10 shall not be amended or modified without the prior written consent of the holders of all Senior Debt, as provided in the governing instruments of such Senior Debt.

                                   ARTICLE II
                              SUBSIDIARY GUARANTEES

SECTION 11.01. SUBSIDIARY GUARANTEES.


         The Guarantor and if more than one, the Guarantors hereby jointly and severally, absolutely, unconditionally and fully guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, all Obligations of the Company under the Securities and under this Indenture and, that: (a) the principal of, premium, if any, and interest on the Securities will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Securities, if any, and all other obligations of the Company to the Securityholders or the Trustee under the Securities and under this Indenture will be promptly paid in full or performed, all in accordance with the terms of the Securities and this Indenture; and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, all Guarantors will be jointly and severally obligated to pay the same immediately. The Guarantor and if more than one, the Guarantors hereby agree that their obligations hereunder shall be absolute and unconditional and joint and several, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver, consent, modification or indulgence granted by any Securityholder with respect to any provisions hereof or thereof, the recovery of any judgement against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Securities and this Indenture and the payment in full of the principal thereof, premium, if any, and all accrued thereon. If any Securityholder or the Trustee is requried by any court to return to the Company or any Guarantor, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by either to the Trustee or such Securityholder, this Subsidiary Guarantee, to the extent therefore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Securityholders in respect of any Obligations guaranteed hereby until payment in full of all obligations guaranteed hereby, including, without limitation, the principal of, premium, if any, and interest on all of the Securities and all amounts payable to the Trustee. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Securityholders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor fur the purpose of this Subsidiary Guarantee.

SECTION 11.02.   EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEE.

         To evidence its Subsidiary Guarantee set forth in Section 11.01 hereof, each Guarantor as of the date this Indenture hereby agrees that a notation of such Subsidiary Guarantee substantially in the form of Exhibit B to this Indenture shall be endorsed by two Officers of such Guarantor on each Security authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of Vice Presidents.

         The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of each of the Guarantors. Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Subsidiary Guarantee.

         If an Officer whose signature is on this Indenture or on a Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Security on which the Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

SECTION 11.03.   GUARANTOR MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

    (a) Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Securities shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entity, to the Company or another Guarantor.

    (b) Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Securities shall prevent any consolidation or merger of a Guarantor with or into a corporation or corporations other than the Company (whether or not affiliated with the Guarantor), or successive consolidations or mergers, in which a Guarantor or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety, to a corporation other than the Company (whether or not affiliated with the Guarantor) authorized to acquire and operate the same; PROVIDED, HOWEVER, that each Guarantor hereby covenants and agrees that, upon any such consolidation, merger, sale or conveyance, the Subsidiary Guarantee endorsed on the Securities, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by such Guarantor, shall be expressly assumed (in the event that the Guarantor is not the surviving corporation in the merger), by supplemental indenture satisfactory in form to the Trustee together with an Officer's Certificate and an Opinion of Counsel stating that the transaction and the supplemental indenture comply with this Indenture, executed and delivered to the Trustee, by the corporation formed by such consolidation, or into which the Guarantor shall have been merged, or by the corporation which shall have acquired such property. In case of such consolidation, merger, sale or conveyance and upon such assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Securities and the due and punctual performance of all the covenants and conditions of this Indenture to be performed by the Guarantor, such successor corporation shall succeed to be and substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

SECTION 11.04.   RELEASES FOLLOWING SALE OF ASSETS OR SALE OF ALL CAPITAL
                  STOCK.


         In the event of the sale or transfer of assets sold in such sale or other disposition include all or substantially all of the assets of any Guarantor or all of the capital stock of any Guarantor in accordance with
Section 4.10 hereof, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of a Guarantor) shall automatically be released from and relieved of its obligations under its Subsidiary Guarantee and Section 11.03 hereof without any action required on the part of the Trustee or any Securityholder; PROVIDED that in the event of an Asset Sale, the Net Proceeds from such sale or other disposition are applied in accordance with the provisions of Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel certifying that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof and the execution by the Company, the Guarantors and the Trustee of a supplemental indenture removing such Guarantor as a party to this Indenture and otherwise in form reasonably acceptable to the Trustee, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Securities and for the other obligations of any Guarantor under the Indenture as provide in this
Article 11.

SECTION 11.05.   LIMITATION OF GUARANTOR'S LIABILITY.

         Each Guarantor hereby confirms that it is its intention that its Subsidiary Guarantee is not and shall not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, each of the Guarantors hereby irrevocably agrees that the Obligations under the Subsidiary
Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of each of the Guarantors that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among each of the Guarantors and other Affiliates of the Company of payments made by guarantees by such parties, result in the Obligations of each of the Guarantors in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

SECTION 11.06.   "TRUSTEE" TO INCLUDE PAYING AGENT.

         In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term "Trustee" as used in this Article 11 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 11 in place of the Trustee.

SECTION 11.07.   SUBORDINATION OF SUBSIDIARY GUARANTEE.

         The obligations of each Guarantor under its Subsidiary Guarantee pursuant to this Article 11 shall be junior and subordinated to the Guarantees of Senior Debt of such Guarantor on the same basis as the Securities are junior and subordinated to Senior Debt of the Company. For the purposes of the foregoing sentence, (a) each Guarantor may make, and the Trustee and the Securityholders shall have the right to receive and/or retain, payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Securities pursuant to this Indenture, including Article 10 hereof and (b) the rights and obligations of the relevant parties relative to the Subsidiary Guarantees and the Guarantees of Senior Debt of the Guarantors shall be the same as their respective rights and obligations relative to the Securities and Senior Debt of the Company pursuant to Article 10. "Senior Debt of the Guarantors" shall mean any Guarantee by such Guarantor of any Senior Debt of the Company, including all Indebtedness and other Obligations under the New Credit Agreement, and any other Indebtedness of such Guarantor that is permitted to be incurred under the terms of this Indenture by such Guarantor as Senior Debt of such Guarantor unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantee of such Guarantor. Notwithstanding anything to the contrary in the foregoing, Senior Debt of a Guarantor shall not include (x) any liability for federal, state, local or other taxes owed or owing by such Guarantor or (y) any Indebtedness of such Guarantor that is incurred in violation of this Indenture.

SECTION 11.08.   ADDITIONAL SUBSIDIARY GUARANTEES.

         In the event any Subsidiary is required to become a Guarantor by the provisions of Section 4.17 of this Indenture or in the event such Subsidiary's assets, liabilities, earnings or equity become more than "immaterial" or "inconsequential" to the Company and its Subsidiaries on a consolidated basis and the Company determines not to make such separate reporting of such Subsidiary activities as required by Commission interpretations under the Exchange Act and Regulation S-X, or if any Subsidiary is hereafter required to guarantee any Senior Debt or debt that ranks PARI PASSU with the obligations of the Company and the Subsidiary hereunder, then such Subsidiary shall guarantee payment of the Securities and the Obligations of the Company hereunder by executing a Subsidiary Guarantee having the same terms and conditions as those set forth in this Article 11. Such new Subsidiary Guarantee shall be evidenced by the Subsidiary executing and delivering to the Trustee a supplemental indenture and Subsidiary
Guarantee in form and substance reasonably satisfactory to the Trustee and which subjects such Subsidiary to the provisions of this Indenture, joint and severally, absolutely and unconditionally and fully as a Guarantor, and also delivers to the Trustee an opinion of counsel in form reasonably satisfactory to the Trustee that such Subsidiary Guarantee is valid, binding and enforceable obligation of such Subsidiary, subject to such customary exceptions for bankruptcy and applicable principles as may be reasonably acceptable to the Trustee.

                                  ARTICLE 12
                    REGISTRATION RIGHTS; LIQUIDATED DAMAGES

SECTION 12.01. REGISTRATION RIGHTS.

     The Company, the Guarantors and the Initial Purchaser, on behalf of itself and subsequent purchasers of the Securities, are parties to the Registration Rights Agreement dated as of June 17, 1994. Pursuant to the Registration Rights Agreement, the Company has filed with the Commission a registration statement on Form S-2 (the "Exchange Offer Registration Statement"), under the Securities Act with respect to the Registered Securities. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Registered Securities (the "Exchange Offer"). The Company will keep the Exchange Offer open for not less than 20 business days (longer if required by applicable law) after the date notice of the Exchange Offer is mailed to holders of the Securities. If, among other things, the Exchange Offer is not permitted by applicable law or Commission policy, or if any holders of Transfer Restricted Securities (as defined below) are not eligible under applicable laws or Commission policy from participating in the Exchange Offer for any reason, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") or other available registration statement form to cover resales of Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use all reasonable efforts to cause the applicable registration statement to be declared effective by the Commission as promptly as practicable after the date of filing. For purposes of the foregoing, "Transfer Restricted Securities" means each Security until the earliest of (i) the date on which such Security has been exchanged for a Registered Security in the Exchange Offer and may be resold to the public without delivery of a prospectus, (ii) the date on which such Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or other Registration Statement or (iii) the date on which Security is sold to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the "Plan of Offering" contemplated by the Exchange Offer Registration Statement. The Company will use its reasonable efforts to maintain the effectiveness of the appropriate Registration Statement continuously for a period of three years.

SECTION 12.02. LIQUIDATED DAMAGES.

     If (i) the applicable Registration Statement is not timely filed with the Commission, (ii) the applicable Registration Statement has not been declared effective by the Commission within 90 days after the Closing Date,
(iii) the Registered Exchange Offer (as defined in the Registration Rights Agreement) has not been held open for at least 30 business days after the Effectiveness Date (as defined in the Registration Rights Agreement) and any Series A Notes properly tendered for exchange have been accepted by the Company in exchange for Series B Notes, (iv) any required Registration Statement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being restored to effectiveness by amendment or otherwise within 10 business days or succeeded by an additional Registration Statement filed and declared effective within such 10 business days (each such event a "Registration Default"), the Company will pay liquidated damages to each holder of Transfer Restricted Securities that has complied with its obligations under such Registration Rights Agreements, during the first 90-day period immediately following the occurrence, and during the continuance, of such Registration Default in an amount equal to $0.05 per week per $1,000.00 principal amount of Securities constituting Transfer Restricted Securities held by such holder. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000.00 principal amount constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Statement is filed, the applicable Registration Statement is declared effective and the Exchange Offer is consummated, or the Registration Statement again becomes effective, as the case may be, up to a maximum amount of liquidated damages of $0.50 per week per $1,000.00 principal amount of the Securities constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to Record Holders by the Company on each Interest Payment Date in the same manner in which interest on the Securities is then payable. Following the cure of all Registration Defaults, the payment of liquidated damages will cease. For the purposes of this Section 12.02, the term "week" shall mean the seven day period following the occurrence of a particular event. In addition, for so long as the Securities are outstanding, the Company will continue to provide holders of the Securities and to prospective purchasers of the Securities the information required by Rule 144A(d)(4).

                                      ARTICLE 13
MISCELLANEOUS

SECTION 13.01. TRUST INDENTURE ACT CONTROLS.

     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

SECTION 13.02. NOTICES.

     Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight courier guaranteeing next day delivery, to the others' addresses:

     If to the Company or the Guarantor:

     Chattem, Inc.
     1715 West 38th Street
     Chattanooga, Tennessee 37409

     Telecopier No.: (615)821-0395
     Attention: Robert E. Bosworth

If to any Subsidiary who becomes a Guarantor after the date hereof:

     To the address listed in the supplemental indenture executed by such Subsidiary.

In each case, with a copy to:

     Miller & Martin
     1000 Volunteer Building
     832 Georgia Avenue
     Chattanooga, Tennessee 37402

     Telecopier No.: (615)785-8480
     Attention: A. Alexander Taylor, II

If to the Trustee:

     SouthTrust Bank of Alabama, National Association
     Post Office Box 2554          or                 100 Office Park Drive
     Birmingham, Alabama 35290                         Birmingham, AL 35223

     Telecopier No.: (205)254-4180
     Attention: Corporate Trust Department

     The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

     All notices and communications (other than those sent to Securityholders) shall be deemed to have been duly given: at the time delivered by hand, if Personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery.

     Any notice or communication to a Securityholder shall be deemed to have been given when mailed by first class mail, postage prepaid, to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders.

     If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

     If the Company or any Guarantor mails a notice or communication to Securityholders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 13.03. COMMUNICATION BY SECURITYHOLDERS WITH OTHER SECURITYHOLDERS.

     Securityholders may communicate pursuant to TIA Section 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities, the Company, the Guarantors, the Trustee, the Registrar and anyone else who shall have the protection of TIA Section 312(c).

SECTION 13.04. CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

     Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

          (1) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

          (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.05. STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall include:

          (1) a statement that the Person making such certificate or opinion has read such covenant or condition;

          (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

          (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 13.06. RULES BY TRUSTEE AND AGENTS.

     The Trustee may make reasonable rules for action by or at a meeting of Securityholders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07.  LEGAL HOLIDAYS.

     A "LEGAL HOLIDAY" is a Saturday, a Sunday or a day on which banking institutions in The City of New York, in the city in which the Corporate Trust Office of the Trustee is located or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed or the Federal Reserve System is not operational. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 13.08.  NO RECOURSE AGAINST OTHERS.

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any Obligations of the Company under the Securities or this Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

SECTION 13.09.  MULTIPLE ORIGINALS.

     The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 13.10.  GOVERNING LAW.

     The internal laws of the State of Tennessee shall govern and be used to construe this Indenture, the Guarantees and the Securities.

SECTION 13.11.  NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

     This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.12.  SUCCESSORS.

     All agreements of the Company and the Guarantor in this Indenture and the Securities shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 13.13.  SEVERABILITY.

     In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.14.  TABLE OF CONTENTS, HEADINGS, ETC.

     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

                                       SIGNATURES:

Dated as of August 3, 1994             CHATTEM, INC.

ATTEST:                                By: /s/ Robert E. Bosworth
                                          -----------------------------------
                                          Name: Robert E. Bosworth
                                          Title: EVP-CFO
By: /s/ Hugh F. Sherber
   ----------------------------------
   Secretary

[CORPORATE SEAL]


Dated as of August 3, 1994             SIGNAL INVESTMENT & MANAGEMENT CO.,
                                       a Guarantor

ATTEST:                                By: /s/ Robert E. Bosworth
                                          -----------------------------------
                                          Name: Robert E. Bosworth
                                          Title: President
By: /s/ Hugh F. Sherber
   ----------------------------------
   Secretary

[CORPORATE SEAL]


Dated as of August 3, 1994             SOUTHTRUST BANK OF ALABAMA, NATIONAL
                                       ASSOCIATION, as Trustee

ATTEST:                                By: /s/ Virginia H. Williams
                                          -----------------------------------
                                          Name: Virginia H. Williams
                                          Title: Senior Vice President-Corporate
                                                 Trust
By: /s/ Patricia Clannor
   ----------------------------------
   Vice President-Corporate Trust

[ASSOCIATION SEAL]

                                   EXHIBIT A

                               (Face of Security)

                    12.75% Series B Senior Subordinated Notes
                                    due 2004


Certificate No.                                             U.S.$
                -------                                           -------
                                                         CUSIP No. 162456
                                                                          ------

                                  CHATTEM, INC.

promises to pay to

--------------------------------------------------------------------------------
or its registered assigns
the principal sum of
                     -----------------------------------------------------------
in United States Dollars on June 15, 2004.

Interest Payment Dates: June 15 and December 15, commencing December 15, 1994.

Record Dates: May 31 and November 30 (whether or not a Business Day).

                                       Dated:            , 1994
                                              -----------

ATTEST:                                CHATTEM, INC.

By:                                    By:
   ----------------------------------     ------------------------------------
                            Secretary     Name:
                                          Title:

[CORPORATE SEAL]

Trustee's Certificate of Authentication:

This is one of the Securities
referred to in the within-
mentioned Indenture:

SOUTHTRUST BANK OF ALABAMA, NATIONAL ASSOCIATION, as Trustee

By:
   ----------------------------------
         Authorized Signature

[ASSOCIATION SEAL]

                              (Back of Security)

                  12.75% SERIES B SENIOR SUBORDINATED NOTE
                              DUE June 17, 2004

     [Unless and until it is exchanged in whole or in part for Securities in definitive form, this Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.(1)]

THIS SECURITY MAY NOT BE TRANSFERRED TO AN EMPLOYEE BENEFIT PLAN, TRUST OR ACCOUNT THAT IS EITHER SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR DESCRIBED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED ("CODE"), UNLESS SUCH TRANSFER SATISFIES THE REQUIREMENTS OF CERTAIN PROHIBITED TRANSACTION EXEMPTIONS. THE SECURITIES EVIDENCED HEREBY WILL NOT BE ACCEPTED FOR TRANSFER OR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE TRUSTEE THAT THESE RESTRICTIONS HAVE BEEN COMPLIED WITH.

     Capitalized terms used herein have the meanings assigned to them in the Indenture (as defined below) unless otherwise indicated.

          1. INTEREST. Chatten, Inc., a Tennessee corporation (the "Company"), promises to pay interest on the principal amount of this 12.75% Series B Senior Subordinated Note (the "Note") at the rate and in the manner specified below. The Company shall pay in cash interest on the principal amount of this Note at the rate per annum of 12.75% from the date of issuance of the Company's 12.75% Series A Senior Subordinated Notes for which this
Note is exchanged to maturity. The Company will pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 1994, or if any such day in not a Business Day on the next succeeding Business Day (each an "Interest Payment Date"). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes. To the extent lawful, the Company shall pay interest on overdue principal at the rate of 1% per annum in excess of the then applicable interest rate on the Notes; it shall pay interest on the overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful. Upon the occurrence of a Registration Default (as defined in Section 12.02 of the Indenture), the Company will pay certain liquidated damages as set forth in
Section 12.02 of the Indenture.

          2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on each May 31 and


---------------
(1) This paragraph should be included only if the Security is issued in global form.

November 30 next preceding the Interest Payment Date (each May 31 and November 30 being referred to herein as a "Record Date"), even if such Notes are canceled after such Record Date and on or before such Interest Payment Date. The Holder hereof must surrender this Note to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay principal, premium, if any, and interest by check payable in such money. It may mail an interest check to a Holder's registered address.

          3. PAYING AGENT AND REGISTRAR. Initially, the Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Securityholder. The Company, the Guarantors or any Subsidiary of the Company may act in any such capacity.

          4. INDENTURE. The Company issued the Notes under an Indenture, dated as of August 3, 1994 (the "Indenture"), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of the Indenture. The Notes are subject to all such terms, and Securityholders are referred to the Indenture and such act for a statement of such terms. The terms of the Indenture shall govern any inconsistencies between the Indenture and the Notes. The Notes are unsecured general obligations of the Company limited to $75,000,000 in aggregate principal amount.

          5. OPTIONAL REDEMPTION. The Company may redeem all or any of the Securities at any time at the redemption prices (expressed in percentages of principal amount) set forth below plus accrued interest to the redemption date, if redeemed during the 12-month period beginning June 15 of the years indicated below. The Notes may not be so redeemed before June 15, 2001.

              Year                          Percentage
              ----                          ----------

              2001.........................    101.594%

              2002 and thereafter..........        100%


          6. MANDATORY REDEMPTION. Except as set forth in paragraph 7 hereof, the Notes are not subject to mandatory redemption.

          7. REPURCHASE AT OPTION OF HOLDER. (a) If there is a Change of Control Triggering Event, the Company shall be required, subject to certain conditions set forth in the Indenture, to offer to purchase on the Change of Control Payment Date all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. Registered holders of these Notes at the time of any Change in Control Triggering Event will receive a Change of Control Offer from the Company prior to any related Change of Control Payment Date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" appearing below.

     (b) If the Company or a Subsidiary consummates any Asset Sale, and when the aggregate amount of Excess Proceeds from such an Asset Sale exceeds $5,000,000, the Company shall be required to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Notes to be redeemed shall be selected on a PRO RATA basis. Security holders that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" appearing below.

          8. SUBORDINATION. The Notes are subordinated to the Senior Debt, which is the Company's Indebtedness and other Obligations under the New Credit Agreement that are permitted to be incurred by the Company under the terms of the Indenture, any other Indebtedness that is permitted to be incurred by the Company under the terms of the Indenture as Senior Debt, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, and the Notes shall be PARI PASSU with, or senior to, in right of payment of principal of, premium, if any, and accrued and unpaid interest on, all existing and future subordinated Indebtedness of the Company. Indebtedness of any Person as of any date means and includes, without duplication, (i) all indebtedness, obligations and liabilities of such Person in respect of borrowed money including all interest, fees and expenses owned with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, if an to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, (ii) all Capitalized Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters of credit, bankers' acceptances, letter of credit reimbursement or similar agreement (whether or note such items would appear on the balance sheet of such Person), (iv) all net Obligations of such Person in respect of interest rate protection and foreign current hedging arrangements and (v) all Guarantees by such Person of items that would constitute Indebtedness under this definition (whether or not such items would appear on such balance sheet). The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum net liability of any contingent Obligations referred to in clauses (i) through
(v) above at such date. Interest rate swap, cap, collar or other hedging agreements shall not be deemed to be Indebtedness for purposes of the Indenture to the extent that they are entered into for the purpose (which may be definitively established by delivering an Officers Certificate to such effect to the Trustee) of reducing interest rate or currency exposure on any Indebtedness permitted to be outstanding by the terms of this Indenture. To the extent provided in the Indenture, Senior Debt must be paid before the Notes may be paid. The Company agrees, and each Securityholder by accepting a Note agrees, to the subordination and authorizes the Trustee to give it effect.

          9. NOTICE OF REDEMPTION. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes may be redeemed in part but only in whole multiples of $1,000 unless all of the Notes held by a Securityholder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

          10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Securityholder, among other things, to furnish appropriate endorsements and transfer documents to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

          11. PERSONS DEEMED OWNERS. Prior to due presentment to the Trustee for registration of the transfer of this Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name this Note is registered as its absolute owner for the purpose of receiving payment of principal of, premium, if any and interest on this Note and for all other purpose whatsoever, whether or not this Note is overdue, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary. The registered Securityholder shall be treated as its owner for all purposes.

          12. AMENDMENTS AND WAIVERS. Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing default (except a payment default or a default with respect to a covenant that cannot be amended without consent of the holder of each outstanding
Note) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Securityholder, the Indenture or the Notes may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of the Company Obligations to Securityholders or to make any change that does not adversely affect the rights of any Securityholder. Without the consent of at least 75% in principal amount of the then outstanding Notes, no waiver or amendment to the Indenture may make any change in the provisions of Section 4.14 of the Indenture (which relate to the Change of Control of provisions).

          13. DEFAULTS AND REMEDIES. Events of Default include: default in payment of interest or liquidated damages on the Notes for 30 days; default in payment of principal or premium, if any, on the Notes; failure by the Company to comply with Sections 3.09, 4.07, 4.09, 4.10, 4.14, 4.18 and 4.19 of the Indenture; failure by the Company for 60 days after notice to it by the Trustee or by Holders of 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements or covenants in the Indenture; defaults under and acceleration prior to express maturity of certain other Indebtedness; certain final judgments which remain undischarged; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of then outstanding Notes may declare all the Notes to be due and payable immediately; PROVIDED, that in the case of an Event of Default arising from certain events of bankruptcy or insolvency relating to the Company or any Significant Subsidiary, all outstanding Notes become due and payable immediately without further action or notice. Securityholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

          14. TRUSTEE DEALINGS WITH THE COMPANY. The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company including acting as warrant agent, the Guarantors or any Affiliate of the Company or the Guarantors, and may otherwise deal with the Company, the Guarantor or their Affiliates, as if it were not Trustee.

          15. REGISTRATION RIGHTS. The Company is required by the terms of the Indenture and the Registration Rights Agreement to file a certain Exchange Offer Registration Statement pursuant to which this Note may be exchanged for a registered note or a Shelf Registration Statement or other Registration Statement, if such Exchange Offer is not permitted by law or the Commission. In the event the Company fails to file the applicable Registration Statement, the holder of this Note will be entitled to liquidated damages as described in the Indenture.

          16. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any Obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Securityholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

          17. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

          18. GUARANTEE. The Guarantor has irrevocably and unconditionally guaranteed the payment of principal, premium, if any, and interest (including interest on overdue principal and overdue interest, if lawful) on the Notes. A Guarantor shall be released from its Guarantee of the foregoing obligations upon the terms and subject to the conditions set forth in the Indenture.

          19. ABBREVIATIONS. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= Tenants in common), TEN ENT (= Tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

          20. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     The Company and the Trustee will furnish to any Securityholder upon written request and without charge a copy of the Indenture. Requests may be made to:

               Company:    Chattem, Inc.
                           1715 West 38th Street
                           Chattanooga, Tennessee 37409

                           Telecopier No.: (615) 821-0395
                           Attention: Robert E. Bosworth

               Trustee:    SouthTrust Bank of Alabama, National Association,
                              as Trustee
                           100 Office Park Drive
                           Birmingham, Alabama 35223

                           Telecopier No. (205) 254-4180
                           Attention: Corporate Trust Department

                                         ASSIGNMENT FORM


     To assign this Note, fill in the form below: (I) or (we) have caused our undersigned duly authorized officer to assign and transfer this Note to:


------------------------------------------------------------------------------
                         (Insert Assignee's Tax I.D. no.)


------------------------------------------------------------------------------


------------------------------------------------------------------------------


------------------------------------------------------------------------------


------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)

and irrevocably appoint
                        ------------------------------------------------------
agent, with full power of substitution to transfer this Note on the books of the Company.


Date:                                              ---------------------------
     -----------------------                       Name of Holder



                                By:
                                   ---------------------------------------
                                       Authorized Signature of Holder:
                                       Name:
                                       Title:
                                       (Holder must sign exactly as its name
                                          appears on the face of this Note)

Signature Guarantee.*








-----------------------------
* Signature(s) must be guaranteed by an eligible guarantor institution which is a member of a recognized signature guarantee program, I.E., Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) or New York Stock Exchange Medallion Signature Program
   (MSP).

                          OPTION OF HOLDER TO ELECT PURCHASE

    If you want to elect to have all or any part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box.

                     / / Section 4.10      / / Section 4.14

    If you want to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$
 --------------------


Date                                           -------------------------------
    -------------------                                 Name of Holder


Authorized Signature of Holder:                By:
                                                  ----------------------------
                                               Name:
                                               Title:

                                              (Holder must sign exactly as
                                              its name appears on the face of
                                              this Note)


Signature Guarantee.*






-------------------------
* Signature(s) must be guaranteed by an eligible guarantor institution which is a member of a recognized signature guarantee program, I.E., Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion
   Program (SEMP) or New York Stock Exchange Medallion Signature Program (MSP).

                                       EXHIBIT B

                 FORM OF NOTATION ON SERIES B SENIOR SUBORDINATED NOTE
                            RELATING TO SUBSIDIARY GUARANTEE

                                 SUBSIDIARY GUARANTEE

    Signal Investment & Management Co. (hereinafter referred to as the "Guarantor," which term includes any successor or additional Guarantors under the Indenture (the "Indenture") referred to in the Note upon which this notation is endorsed), (i) has unconditionally, and jointly and severally, to the extent there are additional Guarantors, guaranteed (a) the due and punctual payment of the principal of, premium, if any, with respect to and interest on the Notes, whether at maturity or an interest payment date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of and, if lawful, interest on the Notes, (c) the due and punctual performance of all other obligations of the Company to the Securityholders or the Trustee, all in accordance with the terms set forth in the Indenture, and (d) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise and (ii) has agreed to pay any and all costs and expenses (including reasonable attorney's fees and charges) incurred by the Trustee or any Holder in enforcing any rights under this Subsidiary Guarantee (collectively, the "Obligations"); PROVIDED, HOWEVER, that the maximum liability of a Guarantor pursuant to this Subsidiary Guarantee shall be limited by the following paragraph. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

    Each Guarantor and by its acceptance hereof each Holder hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Subsidiary Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee, result in the obligations of such Guarantor under the Subsidiary Guarantee not constituting such fraudulent transfer or conveyance.

    No officer, director or incorporator, as such, past, present or future, of the Guarantors shall have any personal liability under this Subsidiary Guarantee by reason of his or its status as such stockholder, officer, director or incorporator.

    No set-off, counterclaim, reduction, or diminution of any obligation, or any dissent of any kind or any nature (other than payment and performance of the Obligations) which the Guarantor may have or assert against the Company, any other Guarantor or any Subsidiary of the Company. Securityholders and the Trustee or any other individual or entity of whatever nature (a "Person") shall be available hereunder to, or shall be asserted by, the Guarantor against any Person, including without limitation any Person who is a Securityholder or the Trustee or to who the Company is or may be liable for any obligations which are secured in whole or in part by the Obligations and the respective successors, endorsees, transferees and assigns of each such Person in any action arising out of the transactions contemplated hereby or out of any of the documents or instruments referred to herein. The Guarantor hereby irrevocably waives any rights that it may have by agreement or by operation of law to (i) offset any obligations of the Securityholders and the Trustee to it arising from any payments by it under this Guaranty against any obligations owing by it to the Securityholders and the Trustee, or (ii) offset any obligations of the Company or any Subsidiary of the Company owing to such Guarantor.

    This Subsidiary Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Securityholders and, in the event of any transfer or assignment of rights by any Securityholder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Any individual or entity who is a Securityholder shall be an express third party beneficiary of this Subsidiary Guarantee.

    This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

    The obligations of the Guarantor to the Securityholders and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly subordinated to the extent set forth in Article 11 of the Indenture and reference is hereby made to such Indenture for the precise terms of such subordination.

    No waiver of any provision of this Subsidiary Guarantee and no consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by the Trustee, and then such a waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    Concurrently with a sale or other disposition of all or substantially all of the assets of the Guarantor or all of the capital stock of the Guarantor in compliance with the terms and conditions set forth in the Indenture, including Section 4.10 and 11.04 thereof, then Guarantor (in the event of a sale or other disposition of all of the capital stock of Guarantor) or the purchaser of the property (in the event of a sale or other disposition of all or substantially all of the assets of Guarantor) shall automatically be released from and relieved of any obligations under the Subsidiary Guarantee without any action required on the part of the Trustee or any Securityholder.

    With respect to any Guarantor that is foreign-domiciled or organized under the laws of any jurisdiction outside the United States:

    Any and all payments made by the Guarantor hereunder shall be made in United States Dollars free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded items are hereinafter referred to as "FOREIGN TAXES"). If any law or regulation shall require that there be deducted any Foreign Taxes from or in respect of any such sum payable hereunder, then:

         (a) such sum shall be increased as may be necessary so that after making all such required deductions the Company receives an amount equal to the sum it would have received had no such deductions been made; and

         (b) the Guarantor shall make such deductions and pay such deducted amounts to the relevant tax or other authority.

    The Guarantor agrees to pay any present or future stamp, documentary, excise or property taxes, charges or similar levies which arise from any payment made hereunder, from the execution, delivery or registration hereof, or otherwise with respect hereto ("STAMP TAXES").

    The obligations contained in this Section shall survive the payment in full of all other obligations under the Notes and this Subsidiary Guarantee.

    If for the purpose of obtaining judgment in connection herewith in any court it is necessary to convert a sum due hereunder in United States Dollars into a sum due hereunder in another currency, the Guarantor agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Company could purchase U.S. Dollars with such other currency on the Business Day preceding that on which final judgment is given.

    The obligation of the Guarantor in respect of any sum due from it to the Company hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that, on the Business Day following receipt by the Company of any sum adjudged to be so due in such other currency, the Company may in accordance with normal banking procedures purchase United States Dollars with such other currency; and if the dollars so purchased are less than the sum originally due to the company in United States Dollars, then the Guarantor agrees, as a supreme obligation and notwithstanding any such judgment, to indemnify the Company against such loss.

    The Guarantor hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any such court in any action or proceeding arising out of or relating to this Subsidiary Guarantee. The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of the Company to serve legal process in any other manner permitted by law or affect the right of the Company to bring any action or proceeding against this Subsidiary Guarantee or its property in the courts of any other jurisdictions.

    To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction or any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment, in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Subsidiary Guarantee and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

                                     SIGNAL INVESTMENT &
                                     MANAGEMENT CO.

                                     By:
                                        ------------------------------------

                                     Name:
                                          ----------------------------------

                                     Title:
                                           ---------------------------------

                       AMENDMENT TO AND SUPPLEMENTAL INDENTURE

    THIS AMENDMENT is made this 23rd day of May, 1995, by and among Chattem, Inc., a Tennessee corporation (the "Company"), Signal Investment & Management Co., a Delaware corporation (the "Guarantor") and SouthTrust Bank of Alabama, National Association, a national banking association (the "Trustee"), under the following circumstances:

         A. The Company has issued its Series B Senior Subordinated Notes due 2004 in the aggregate principal amount of $75,000,000 (herein the "Notes").

         B. The Notes are secured by the Indenture dated August 3, 1994 among the Company, the Guarantor and the Trustee ("Indenture").

         C. The Company and the Guarantor, having received the written approval of the holders of at least a majority in interest in principal amount of the Notes pursuant to Section 9.02 of the Indenture, and the Trustee desire to amend the Indenture in order to amend the definition of Permitted Investment as provided hereinafter.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree:

         1.   The definition of "Permitted Investment" as set forth in Section
1.01 of the Indenture shall be deleted in its entirety and in lieu thereof shall be inserted the following:

              "Permitted Investments" means (i) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor;
         (ii) any Investments in Cash Equivalents; (iii) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary or the Company that is a Guarantor; (iv) any investment that would be a Cash Equivalent but for its maturity being greater than six months, provided such maturity is not greater than one year; (v) Investments consisting of consideration received by the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor in an Asset Sale which consideration is not and is not required to be in the form of cash or Cash Equivalents pursuant to
         Section 4.10 hereof; and (vi) shares of capital stock, notes, warrants or other securities received by the Company or a Wholly Owned Subsidiary that is a Guarantor in partial or total satisfaction of obligations created in the ordinary course of business pursuant to a plan of reorganization, liquidation, restructuring, decree or order by a court having jurisdiction under the Federal bankruptcy laws, as now or hereafter constituted, or under any other applicable Federal or state bankruptcy, insolvency, receivership or other similar laws or pursuant to an assignment for the benefit of creditors or voluntary settlement or restructuring.

         2. Except as expressly set forth herein, this Amendment to the Indenture shall not supersede or otherwise modify the terms and conditions of the Indenture.

         IN WITNESS WHEREOF, this Amendment to the Indenture has been executed by a duly authorized officer of the Company, the Guarantor and the Trustee.

Dated as of May 23, 1995.

ATTEST:                                     CHATTEM, INC.

By:/s/ Hugh F. Sherber                       By: /s/ Robert E. Bosworth
   --------------------------------             --------------------------------
   Secretary                                    Robert E. Bosworth,
                                                Executive Vice President

[CORPORATE SEAL]

Dated as of May 23, 1995.

ATTEST:                                     SIGNAL INVESTMENT & MANAGEMENT
                                            CO., a Guarantor


By:/s/ Hugh F. Sherber                       By: /s/ Robert E. Bosworth
   --------------------------------             --------------------------------
   Secretary                                    Robert E. Bosworth,
                                                President

[CORPORATE SEAL]

Dated as of May 23, 1995.

ATTEST:                                     SOUTHTRUST BANK OF ALABAMA,
                                            NATIONAL ASSOCIATION


By: /s/ [ILLEGIBLE]                          By: /s/ Judith B. Miller
   --------------------------------             --------------------------------
   Vice President                               Name:  Judith B. Miller
                                                Title: Vice President


[CORPORATE SEAL]

                                       CONSENT

         The undersigned hereby acknowledges that pursuant to the Security Agreement dated as of April 29, 1996 by and among Chattem, Inc. (the "Borrower"), the Domestic Subsidiaries of the Borrower and NationsBank, N.A., in its capacity as agent (together with its successors and assigns, the "Agent") (the "Security Agreement") the Borrower and Signal Investment & Management Co. ("Signal") have assigned their right, title and interest under the Manufacturing Agreement between Martin Himmel Inc. ("MHI") and the undersigned dated as of February 16, 1996 and to be assigned to the Borrower by MHI on or before April 30, 1996 (the "Agreement") as security for the financing provided to the Borrower by the Agent and the Lenders (as hereinafter defined) pursuant to the terms of two separate Credit Agreements by and among the Borrower, the Borrower's Domestic Subsidiaries, as guarantors, the Agent and the other lenders referred to therein (the "Lenders") (the "Credit Agreements").

         Notwithstanding any other provisions contained in the Agreement, the undersigned consents to the collateral assignment of the Agreement to the Agent, for the benefit of the Lenders. Unless and until the Agent gives notice to the undersigned of the Agent's intention to succeed to the rights of the Borrower and Signal under the Agreement, the Agent shall not be obligated to perform any of the obligations of the Borrower under the Agreement.

                                                 PHARMA TECH INDUSTRIES, INC.

                                                 By: /s/ [ILLEGIBLE]
                                                     ---------------------------

                                                 Title: President 4-26-96
                                                        ------------------------

                                       CONSENT

         The undersigned hereby acknowledges that pursuant to the Security Agreement dated as of April 29, 1996 by and among Chattem, Inc. (the "Borrower"), the Domestic Subsidiaries of the Borrower and NationsBank, N.A., in its capacity as agent (together with its successors and assigns, the "Agent") (the "Security Agreement") the Borrower and Signal Investment & Management Co. ("Signal") have assigned their right, title and interest under the Asset Sale and Purchase Agreement and the Inventory Purchase and Sale and Manufacturing Agreement among the Borrower, Signal and the undersigned dated as of April 24, 1996 (the "Agreement") as security for the financing provided to the Borrower by the Agent and the Lenders (as hereinafter defined) pursuant to the terms of two separate Credit Agreements by and among the Borrower, the Borrower's Domestic Subsidiaries, as guarantors, the Agent and the other lenders referred to therein (the "Lenders") (the "Credit Agreements"). The Agent's rights hereunder are subject to the terms and conditions of the Asset Sale and Purchase Agreement, the Promissory Note and the Inventory Purchase and Sale and Manufacturing Agreement.

         Notwithstanding any other provisions contained in the Agreement, the undersigned consents to the collateral assignment of these Agreements to the Agent, for the benefit of the Lenders. Unless and until the Agent gives notice to each of the undersigned of the Agent's intention to succeed to the rights of the Borrower and Signal under the Agreements, the Agent shall not be obligated to perform any of the obligations of the Borrower under the Agreements.


                                            THE WOOLFOAM CORPORATION

                                            By: /s/ [ILLEGIBLE]
                                                --------------------------------

                                            Title: President
                                                   -----------------------------

                                 ASSIGNMENT AGREEMENT


    Reference is made to that certain Credit Agreement dated as of April 29, 1996 (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement") among Chattem, Inc. (the "Borrower"), the Domestic Subsidiaries of the Borrower, the Lenders identified therein and NationsBank, N.A., as Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

    1. The Assignor (as defined below) hereby sells and assigns, without recourse, to the Assignee (as defined below), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of effective date of the assignment as designated below (the "Effective Date"), the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, (a) the interests set forth below in the Commitment Percentages of the Assignor on the Effective Date and (b) the Loans owing to the Assignor in connection with the Assigned Interest which are outstanding on the Effective Date. The purchase of the Assigned Interest shall be at par and periodic payments made with respect to the Assigned Interest which (i) accrued prior to the Effective Date shall be remitted to the Assignor and (ii) accrue from and after the Effective Date shall be remitted to the Assignee. From and after the Effective Date, the Assignee, if it is not already a Lender under the Credit Agreement, shall become a "Lender" for all purposes of the Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations under the Credit Agreement.

    2. The Assignor represents and warrants to the Assignee that it is the holder of the Assigned Interest, and the Loans and Participation Interests related thereto, and it has not previously transferred or encumbered such Assigned Interest, Loans or Participation Interests.

    3. The Assignee represents and warrants to the Assignor that it is an Eligible Assignee.

    4. This Assignment shall be effective only upon (a) the consent of the Borrower and the Agent to the extent required under Section 11.3(a) of the Credit Agreement and (b) delivery to the Agent of this Assignment Agreement together with the transfer fees, if applicable, set forth in Section 11.3(b) of the Credit Agreement.

    5. This Assignment shall be governed by and construed in accordance with the laws of the State of North Carolina.

    6.   Terms of Assignment

         (a)  Date of Assignment                                   May 1, 1996

         (b)  Legal Name of Assignor                         NationsBank, N.A.

         (c)  Legal Name of Assignee                        Ceres Finance Ltd.

         (d)  Effective Date of Assignment                         May 1, 1996

         (e)  Total Tranche B Term Loan
              Percentage Assigned                                28.571428571%

         (f)  Total Tranche B Term Loans
              outstanding as of Effective Date                     $17,500,000

          (g)  Principal Amount of Tranche B Term
               Loans assigned on Effective
               Date (the amount set forth
               in (f) multiplied by the
               percentage set forth in (e))                          $5,000,000

                     [remainder of page intentionally left blank]

The terms set forth above
are hereby agreed to:

NationsBank, N.A., as Assignor


By: /s/ NANCY B. CHASTAIN
   ------------------------------
Name: Nancy B. Chastain
     ----------------------------
Title: Senior Vice President
      ---------------------------


Ceres Finances Ltd., as Assignee


By: /s/ DARREN RILEY
   ------------------------------
Name: Darren Riley
     ----------------------------
Title: Director
      ---------------------------


                                        CONSENTED TO (if applicable):

                                        CHATTEM, INC.

                                        By: /s/ ROBERT E. BOSWORTH
                                           --------------------------
                                        Name: Robert E. Bosworth
                                             ------------------------
                                        Title: Executive Vice President
                                              -----------------------


                                        NATIONSBANK, N.A., as Agent

                                        By: /s/ NANCY B. CHASTAIN
                                           ---------------------------
                                        Name: Nancy B. Chastain
                                             -------------------------
                                        Title: Senior Vice President
                                              ------------------------

                                 TRANCHE B TERM NOTE


$5,000,000.00                                                        May 1, 1996



    FOR VALUE RECEIVED, Chattem, Inc., a Tennessee corporation (the
"BORROWER"), hereby promises to pay to the order of Ceres Finance Ltd. (the "LENDER") and its registered assigns, at the office of NationsBank, N.A. (the "AGENT") as set forth in that certain Credit Agreement dated as of April 29, 1996 between the Borrower, the Domestic Subsidiaries of the Borrower, the Lenders named therein (including the Lender) and NationsBank, N.A., as Agent (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), the principal sum of $5,000,000.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche B Term Loan until such Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

    This Note is one of the Tranche B Term Loan Notes referred to in the Credit Agreement and evidences the Tranche B Term Loan made by the Lender thereunder. Capitalized terms used in this Tranche B Term Loan Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

    The Credit Agreement provides for the acceleration of the maturity of the Tranche B Term Loan evidenced by this Tranche B Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Tranche B Term Loan upon the terms and conditions specified therein. In the event this Tranche B Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

    The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Tranche B Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Tranche B Term Loan Note in respect of the Tranche B Term Loan to be evidenced by this Tranche B Term Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

    This Note and the Tranche B Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in
Section 11.3(d) of the Credit Agreement.

    THIS TRANCHE B TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche B Term Loan Note to be executed as of the date first above written.


                              CHATTEM, INC.


                              By: /s/ Robert E. Bosworth
                                 ------------------------------------------
                                 Name: Robert E. Bosworth
                                       -------------------------------------
                                 Title: Executive Vice President
                                       -------------------------------------

                                       CONSENT

         The undersigned hereby acknowledges that pursuant to the Security Agreement dated as of April 29, 1996 by and among Chattem, Inc. (the "Borrower"), the Domestic Subsidiaries of the Borrower and NationsBank, N.A., in its capacity as agent (together with its successors and assigns, the "Agent") (the "Security Agreement") the Borrower and Signal Investment & Management Co. ("Signal") have assigned their right, title and interest under the Asset Purchase Agreement among the Borrower, Signal and the undersigned dated as of April 10, 1996 (the "Agreement") as security for the financing provided to the Borrower by the Agent and the Lenders (as hereinafter defined) pursuant to the terms of two separate Credit Agreements by and among the Borrower, the Borrower's Domestic Subsidiaries, as guarantors, the Agent and the other lenders referred to therein (the "Lenders") (the "Credit Agreements").

         Notwithstanding any other provisions contained in the Agreement, the undersigned consents to the collateral assignment of the Agreement to the Agent, for the benefit of the Lenders. Unless and until the Agent gives notice to each of the undersigned of the Agent's intention to succeed to the rights of the Borrower and Signal under the Agreement, the Agent shall not be obligated to perform any of the obligations of the Borrower under the Agreement.


                                            MARTIN HIMMEL INC.

                                            By:/s/ Jeffrey S. Himmel
                                                --------------------------------

                                            Title: Chairman and CEO
                                                   -----------------------------

                                            /s/ Jeffrey S. Himmel
                                             -----------------------------------
                                            Jeffrey S. Himmel